UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

AMERICAN MIDSTREAM PARTNERS, LP

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	1)	Title of each class of securities to which transaction applies: Common Units representing limited partner interests (“Common Units”)

	2)	Aggregate number of securities to which transaction applies: 39,002,819 Common Units

3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$5.25 per Common Unit

	4)	Proposed maximum aggregate value of transaction: $204,764,799.75

	5)	Total fee paid:

$24,817.49 determined in accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, by multiplying 0.0001212 by the proposed maximum aggregate value of the transaction of $204,764,799.75

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

PRELIMINARY COPY—SUBJECT TO COMPLETION

Dated                 , 2019

American Midstream Partners, LP

2103 CityWest Blvd.

Building #4, Suite 800

Houston, Texas 77042

NOTICE OF ACTION BY WRITTEN CONSENT

AND INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

Dear Unitholders of American Midstream Partners, LP:

We are sending this notice of action by written consent and the accompanying information statement to holders of common units representing limited partner interests (the “Common Units”) in American Midstream Partners, LP, a Delaware limited partnership (the “Partnership” or “we”). As previously announced, on March 17, 2019, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Anchor Midstream Acquisition, LLC, a Delaware limited liability company (“Parent”), Anchor Midstream Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), High Point Infrastructure Partners, LLC, a Delaware limited liability company (“HPIP”), and American Midstream GP, LLC, a Delaware limited liability company and the general partner of the Partnership (“Partnership GP”), providing for, among other things, the merger of Merger Sub with and into the Partnership (the “Merger”). In the Merger, the separate existence of Merger Sub will cease and the Partnership will survive and continue to exist as a Delaware limited partnership and direct subsidiary of Parent and Partnership GP, each of which is an indirect subsidiary of ArcLight Energy Partners Fund V, L.P. If the Merger is completed, each Common Unit outstanding immediately prior to the effective time of the Merger, other than Common Units held by Parent or any Common Unit designated by Parent as a “Sponsor Unit” with the written consent of the holder of such Common Unit, will be converted into the right to receive $5.25 in cash (the “Merger Consideration”), to be paid without interest and reduced by any applicable tax withholding. A copy of the Merger Agreement is attached to the accompanying information statement as Annex A.

The conflicts committee (the “Conflicts Committee”) of the board of directors of Partnership GP (the “GP Board”), consisting of three independent directors, has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of the Partnership and holders of Common Units other than Partnership GP, Parent, Merger Sub, HPIP and their respective affiliates (the “Unaffiliated Unitholders”), (ii) granted “Special Approval” as such term is defined in the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership (as amended, the “Partnership Agreement”) of the Merger Agreement and the transactions contemplated thereby, including the Merger, and (iii) recommended that the GP Board adopt and approve the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger. In determining whether to make its recommendation, the Conflicts Committee considered, among other things, the opinion of Evercore Group, L.L.C. (“Evercore”), the financial advisor to the Conflicts Committee, to the effect that, as of the date of its opinion, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken in rendering its opinion as set forth therein, the Merger Consideration is fair, from a financial point of view, to the Unaffiliated Unitholders. A copy of the written opinion of Evercore is attached to the accompanying information statement as Annex B.

The GP Board, acting in part based upon the recommendation of the Conflicts Committee (and after receiving the approval of Partnership GP’s Class A members), has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of the Partnership and Partnership GP, (ii) approved the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, (iii) directed that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to a vote of the limited partners of the Partnership, and (iv) authorized the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the limited partners of the Partnership without a meeting, without a vote and without prior notice, pursuant to and on the conditions set forth in the Partnership Agreement.

Under the applicable provisions of the Partnership Agreement, approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, requires the affirmative vote or consent of the holders of a majority of the outstanding Common Units and preferred units, voting together as a single class on an as-converted basis, and a majority of each series of the outstanding preferred units, voting separately as a class (collectively, a “Unit Majority” and, such approval, the “Partnership Unitholder Approval”). As permitted by the Delaware Revised Uniform Limited Partnership Act and the Partnership Agreement, immediately prior to the execution of the Merger Agreement, affiliates of Parent delivered to the Partnership a written consent of limited partners approving the Merger Agreement and the transactions contemplated thereby, including the Merger, by a Unit Majority, which consent constitutes the Partnership Unitholder Approval. As a result, the Partnership has not solicited and is not soliciting your approval of the Merger Agreement or the transactions contemplated thereby. Assuming the timely satisfaction or waiver of the conditions set forth in the Merger Agreement, the Partnership currently anticipates that the Merger will be completed in the second quarter of 2019.

The accompanying information statement provides you with detailed information about the Merger Agreement and the transactions contemplated thereby, including the Merger. We encourage you to carefully read the entire information statement and its annexes, including the Merger Agreement. Please read “Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the U.S. federal income tax consequences of the Merger. You may also obtain additional information about the Partnership from documents the Partnership has filed with the Securities and Exchange Commission.

We are mailing this notice of action by written consent and the accompanying information statement to our unitholders on or about                 , 2019. The information statement is being provided to you for your information to comply with the requirements of the Securities Exchange Act of 1934, as amended. You are urged to read the information statement carefully in its entirety. However, no action is requested or required on your part in connection with the accompanying information statement and no unitholder meeting will be held in connection with the accompanying information statement. If the Merger is consummated, you will receive instructions regarding the surrender of, and payment for, your Common Units. We are not asking you for a proxy and you are requested not to send us a proxy.

We thank you for your continued support.

Very truly yours,

Lynn L. Bourdon III

Chairman of the Board, President and Chief Executive Officer of American Midstream GP, LLC on behalf of American Midstream Partners, LP

The accompanying information statement is dated                 , 2019, and is first being mailed to our unitholders on or about                 , 2019.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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SUMMARY TERM SHEET

The following summary highlights selected information in this information statement and may not contain all of the information that may be important to you. Accordingly, American Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), encourages you to read carefully this entire information statement, its annexes and the documents referred to in this information statement.

Parties to the Merger Agreement

American Midstream Partners, LP

2103 CityWest Blvd.

Building #4, Suite 800

Houston, TX 77042

(346) 241-3400

The Partnership is a growth-oriented Delaware limited partnership formed in August 2009 to own, operate, develop and acquire a diversified portfolio of midstream energy assets. The Partnership provides critical midstream infrastructure that links producers of natural gas, crude oil, natural gas liquids (“NGLs”), condensate and specialty chemicals to numerous intermediate and end-use markets. Through the Partnership’s four reportable segments, (i) Gas Gathering and Processing Services, (ii) Liquid Pipelines and Services, (iii) Natural Gas Transportation Services, and (iv) Offshore Pipelines and Services, the Partnership engages in the business of gathering, treating, processing and transporting natural gas; gathering, transporting, storing, treating and fractionating NGLs; and gathering, storing and transporting crude oil and condensates.

The common units representing limited partner interest in the Partnership (“Common Units”) are listed on the New York Stock Exchange (the “NYSE”) under the symbol “AMID.”

American Midstream GP, LLC

2103 CityWest Blvd.

Building #4, Suite 800

Houston, TX 77042

(346) 241-3400

American Midstream GP, LLC, a Delaware limited liability company (“Partnership GP”), is the general partner of the Partnership. Its board of directors and executive officers manage the Partnership. Partnership GP is approximately 86% owned by High Point Infrastructure Partners, LLC, a Delaware limited liability company (“HPIP”), and approximately 14% owned by AMID GP Holdings, LLC, a Delaware limited liability company (“GP Holdings”), both of which are affiliates of ArcLight Capital Partners, LLC (“ArcLight Capital”). Through HPIP, ArcLight Capital controls Partnership GP. Partnership GP holds assets through a number of subsidiaries.

Anchor Midstream Acquisition, LLC

c/o ArcLight Capital Partners, LLC

200 Clarendon Street, 55th Floor

Boston, MA 02116

Anchor Midstream Acquisition, LLC, a Delaware limited liability company (“Parent”), is a direct wholly owned subsidiary of Partnership GP that is managed by HPIP. Parent has not carried on any activities or operations to date, except for those activities incidental to its formation on March 11, 2019 and undertaken in connection with the transactions contemplated by the Merger Agreement (as defined below).

Anchor Midstream Merger Sub, LLC

c/o ArcLight Capital Partners, LLC

200 Clarendon Street, 55th Floor

Boston, MA 02116

Anchor Midstream Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), is a direct wholly owned subsidiary of Parent formed solely for the purpose of facilitating the Merger (as defined below). Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation on March 11, 2019 and undertaken in connection with the transactions contemplated by the Merger Agreement. By operation of the Merger, Merger Sub will be merged with and into the Partnership, with the Partnership surviving the Merger as a direct subsidiary of Parent and Partnership GP.

High Point Infrastructure Partners, LLC

c/o ArcLight Capital Partners, LLC

200 Clarendon Street, 55th Floor

Boston, MA 02116

HPIP, a subsidiary of Magnolia Infrastructure Partners, LLC, a Delaware limited liability company (“Magnolia”), owns an approximate 86% ownership interest in Partnership GP and is the majority Class A member of Partnership GP. The principal business of HPIP is acquiring and developing midstream energy assets.

The Merger (see page 17)

Pursuant to the Agreement and Plan of Merger, dated as of March 17, 2019 (as may be amended from time to time, the “Merger Agreement”), by and among Parent, Merger Sub, HPIP, the Partnership and Partnership GP, Parent, an indirect controlled subsidiary of ArcLight Energy Partners Fund V, L.P. (“ArcLight”), has agreed to acquire all of the publicly held equity (other than Common Units held by Parent or any Common Unit designated by Parent as a “Sponsor Unit” with the written consent of the holder of such Common Unit (collectively, the “Sponsor Units”)) in the Partnership under the terms of the Merger Agreement, as described in this information statement. Under the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into the Partnership, with the Partnership surviving as a wholly owned subsidiary of Parent and Partnership GP (the “Merger”), both of which are indirect controlled subsidiaries of ArcLight. The Merger will become effective upon the filing of a properly executed certificate of merger with the Secretary of State of the State of Delaware or at such later date and time as may be agreed by the parties and set forth in the certificate of merger (the “Effective Time”). Prior to the Effective Time, the Merger Agreement provides that, at Parent’s election, Parent, HPIP, Merger Sub, the Partnership and Partnership GP will cause certain internal restructuring transactions to occur prior to the Effective Time as determined by the Sponsor Entities, including the potential conversion of the preferred units into Common Units (the “Pre-Closing Transactions”).

The Merger Agreement is attached as Annex A to this information statement. The Partnership encourages you to read the Merger Agreement because it is the legal document that governs the terms and conditions of the Merger. For more information regarding the terms of the Merger Agreement, see “The Merger Agreement.”

Merger Consideration (see page 80)

The Merger Agreement provides that, at the Effective Time, each Common Unit issued and outstanding as of immediately prior to the Effective Time, other than Sponsor Units, will be converted into the right to receive

$5.25 in cash (the “Merger Consideration”), to be paid without interest and reduced by any applicable tax withholding. As of the Effective Time, all of the Common Units converted into the right to receive the Merger Consideration will no longer be outstanding and will automatically be canceled and cease to exist.

For more information regarding the terms of the Merger Consideration, see “The Merger Agreement—Merger Consideration.”

Treatment of Sponsor Units and Series C Warrant (see page 80)

Prior to the Effective Time, the Partnership and Partnership GP will, and Parent will cause its affiliates to, amend the warrant (the “Series C Warrant”) held by Magnolia Infrastructure Holdings, LLC, a Delaware limited liability company (“MIH”), such that the Series C Warrant will remain outstanding through the Effective Time and be exercisable into the same number of Common Units after the Effective Time as of the date of the Merger Agreement. The Sponsor Units and the Series C Warrant (as amended in accordance with the Merger Agreement) will be unaffected by the Merger and will remain outstanding, and no consideration will be delivered in respect thereof.

Treatment of Partnership Phantom Units and Partnership Equity Plans (see page 80)

Each phantom unit of the Partnership (“Partnership Phantom Unit”) issued under the American Midstream Partners, LP Amended and Restated 2014 Long-Term Incentive Plan (as amended from time to time and including any successor or replacement plan or plans, the “Partnership Long-Term Incentive Plan”) or the Third Amended and Restated American Midstream GP, LLC Long-Term Incentive Plan (as amended from time to time and including any successor or replacement plan or plans, the “General Partner Long-Term Incentive Plan” and, together with the Partnership Long-Term Incentive Plan, the “Partnership Equity Plans”) that has not vested or been settled prior to the Effective Time will be converted into the right to receive a cash payment in an amount equal to the Merger Consideration with respect to each such Partnership Phantom Unit, which amount will be payable on the vesting dates set forth in, and in accordance with the terms of, the underlying award agreement.

Treatment of General Partner Interest and Incentive Distribution Rights (see page 81)

The general partner interest in the Partnership issued and outstanding immediately prior to the Effective Time will be unaffected by the Merger, will remain outstanding and no consideration will be delivered in respect thereof.

The Partnership’s Incentive Distribution Rights (“IDRs”) issued and outstanding immediately prior to the Effective Time will be automatically canceled and cease to exist, and no consideration shall be delivered in respect of the cancellation of the IDRs.

Effects of the Merger (see page 17)

If the Merger is completed, (i) the Partnership will become a wholly owned subsidiary of Parent and Partnership GP, and holders of Common Units other than Partnership GP, Parent, Merger Sub, HPIP and their respective affiliates (the “Unaffiliated Unitholders”) will no longer have an equity interest in the Partnership, (ii) the Common Units will no longer be listed on the NYSE and (iii) the registration of the Common Units with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated.

At the Effective Time, (a) all the property, rights, privileges, powers and franchises and all and every other interest of the Partnership shall continue in the Partnership as the surviving entity, (b) all the property, rights, privileges, powers and franchises and all and every other interest of Merger Sub shall vest in the Partnership as the surviving entity, (c) all claims, obligations, debts, liabilities and duties of the Partnership shall continue in the Partnership as the surviving entity, (d) all claims, obligations, debts, liabilities and duties of Merger Sub shall become the claims, obligations, debts, liabilities and duties of the Partnership as the surviving entity, (e) by virtue of the Merger, Parent will hold all limited partner interests in the Partnership, (f) Partnership GP shall continue as the sole general partner of the Partnership holding a non-economic general partner interest in the Partnership and (g) the Partnership shall continue without dissolution.

Action Approved by Written Consent of Unitholders Representing a Unit Majority (see page 79)

Under the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership (as amended, the “Partnership Agreement”), approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, requires the affirmative vote or consent of the holders of a majority of the outstanding Common Units and preferred units, voting together as a single class on an as-converted basis, and a majority of each series of the outstanding preferred units, voting separately as a class (collectively, a “Unit Majority” and, such approval, the “Partnership Unitholder Approval”). The Sponsor Entities beneficially own approximately 51% of the outstanding Common Units on an as-converted basis and 100% of the outstanding preferred units, a sufficient number to approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

On March 17, 2019, immediately prior to the execution of the Merger Agreement, affiliates of Parent delivered to the Partnership a written consent of limited partners approving the Merger Agreement and the transactions contemplated thereby, including the Merger, by a Unit Majority, which consent constitutes the Partnership Unitholder Approval. As a result, the Partnership is not soliciting your approval of the Merger Agreement or the transactions contemplated thereby, and the Partnership does not intend to call a meeting of unitholders for purposes of voting on the approval of the Merger Agreement or the transactions contemplated thereby.

The Conflicts Committee and GP Board Recommendations and Approval of the Merger (see pages 31 and 35)

On March 16, 2019, the conflicts committee (the “Conflicts Committee”) of the board of directors of Partnership GP (the “GP Board”), consisting of three independent directors, unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of the Partnership and the Unaffiliated Unitholders, (ii) granted “Special Approval” (as such term is defined in the Partnership Agreement) of the Merger Agreement and the transactions contemplated thereby, including the Merger, and (iii) recommended that the GP Board adopt and approve the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger.

Upon receipt of the recommendation of the Conflicts Committee (and the approval of Partnership GP’s Class A members), at a meeting duly called and held on March 16, 2019, the GP Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of the Partnership and Partnership GP, (ii) approved the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, (iii) directed that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to a vote of the limited partners of the Partnership, and (iv) authorized the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the limited partners of the Partnership without a meeting, without a vote and without prior notice, pursuant to and on the conditions set forth in the Partnership Agreement.

The Conflicts Committee retained Evercore Group, L.L.C. (“Evercore”) as its financial advisor, Thompson & Knight LLP (“TK”) as its legal counsel and Morris, Nichols, Arsht & Tunnell LLP (“Morris Nichols”) as its special Delaware counsel. In the course of reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, each of the Conflicts Committee and the GP Board considered a number of factors in their deliberations. For a more complete discussion of these items, see “The Merger—Recommendation of the Conflicts Committee and the GP Board; Reasons for Recommending Approval of the Merger.”

Opinion of Financial Advisor to the Conflicts Committee (see page 39)

In connection with the proposed Merger, Evercore delivered a written opinion, dated as of March 16, 2019, to the Conflicts Committee, as to the fairness, from a financial point of view and as of the date of the opinion, of the Merger Consideration to be received by the Unaffiliated Unitholders. The full text of the written opinion of Evercore, dated as of March 16, 2019, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached hereto as Annex B to this information statement. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Conflicts Committee in connection with its evaluation of the fairness of the Merger Consideration, from a financial point of view, to the Unaffiliated Unitholders, and did not address any other aspects or implications of the Merger. Evercore’s opinion should not be construed as creating any fiduciary duty on Evercore’s part to any party and such opinion was not intended to be, and does not constitute, a recommendation to the Conflicts Committee or to any other persons in respect of the Merger, including as to how any unitholder of the Partnership should act in respect of the Merger. The summary of the Evercore opinion set forth herein is qualified in its entirety by reference to the full text of the opinion included as Annex B to this information statement.

For a description of the opinion that the Conflicts Committee received from Evercore, see “The Merger—Opinion of Financial Advisor to the Conflicts Committee.”

Interests of the Directors and Executive Officers of Partnership GP in the Merger (see page 69)

Some of the directors and executive officers of Partnership GP have financial interests in the Merger that may be different from, or in addition to, those of the Unaffiliated Unitholders generally. The Conflicts Committee and the GP Board were aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby, including the Merger.

Certain of the directors and executive officers of Partnership GP hold Common Units and will be entitled to receive the Merger Consideration in connection with the Merger. Additionally, certain of the executive officers of Partnership GP hold Partnership Phantom Units under the Partnership Equity Plans, which will be converted into the right to receive a cash payment in an amount equal to the Merger Consideration with respect to each such Partnership Phantom Unit, which amount will be payable on the vesting dates set forth in, and in accordance with the terms of, the underlying award agreement.

In addition, Mr. Stephen W. Bergstrom, a director of Partnership GP, has elected to exchange his Common Units for equity interests in Partnership GP prior to the Effective Time. As a result of such exchange and the Pre-Closing Transactions, Mr. Bergstrom’s Common Units will become Sponsor Units immediately prior to the Effective Time. Certain other directors and named executive officers of Partnership GP could also elect to exchange their Common Units for equity interests in Partnership GP prior to the Effective Time. Pursuant to the Merger Agreement, each Sponsor Unit issued and outstanding immediately prior to the Effective Time will be unaffected by the Merger and will remain outstanding, and no consideration will be delivered in respect thereof.

Partnership GP’s directors and executive officers are also entitled to continued indemnification and directors’ and officers’ liability insurance coverage under the Merger Agreement. For a further discussion of the interests of directors and executive officers in the Merger, see “The Merger Agreement—Interests of the Directors and Executive Officers of Partnership GP in the Merger.”

Position of the ArcLight Filing Parties as to the Fairness of the Merger (see page 69)

The “Sponsor Entities” means (i) ArcLight, (ii) Parent, (iii) Merger Sub, (iv) HPIP, (v) MIH, (vi) Magnolia, (vii) JP Energy Development, L.P., a Delaware limited partnership (“JP Energy”), (viii) Busbar II, LLC, a Delaware limited liability company (“Busbar”), and (ix) each of their respective entity owners. The “ArcLight Filing Parties” means the Sponsor Entities and Daniel R. Revers (the “Controlling Affiliate”). The ArcLight Filing Parties believe that the proposed Merger is substantively and procedurally fair to the Unaffiliated Unitholders. However, none of the ArcLight Filing Parties nor any of their respective affiliates has performed, or engaged a financial advisor to perform, any valuation or other analysis for purposes of assessing the fairness of the Merger to the Partnership and the Unaffiliated Unitholders. The belief of the ArcLight Filing Parties as to the procedural and substantive fairness of the Merger is based on the factors discussed in “The Merger—Position of the ArcLight Filing Parties as to the Fairness of the Merger.”

Conditions to Consummation of the Merger (see page 77)

As more fully described in this information statement, each party’s obligation to complete the transactions contemplated by the Merger Agreement depends on a number of customary closing conditions being satisfied or, where legally permissible, waived, including the following:

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(i) no law, injunction, judgment or ruling (a “Restraint”) enacted, promulgated, pending, issued, entered, amended or enforced by or before any governmental authority shall be in effect and (ii) no governmental authority shall be seeking a Restraint, in each case, to enjoin, restrain, prevent or prohibit the consummation of the transactions contemplated by the Merger Agreement or make the consummation of such transactions illegal; and

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the waiting period applicable to the consummation of the Merger, if any, under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), must have been terminated or expired and any other required regulatory approvals must have been obtained and must be in full force and effect.

The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:

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the representations and warranties of the Partnership and Partnership GP in the Merger Agreement shall be true and correct both as of the date of the Merger Agreement and as of the date of the closing of the Merger (except to the extent expressly made as of an earlier date, in which case as of such date), subject to certain standards, including materiality and material adverse effect qualifications, as described under “The Merger Agreement—Conditions to Consummation of the Merger”;

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the Partnership and Partnership GP shall have performed or complied with, in all material respects, all covenants and obligations required to be performed by them under the Merger Agreement at or prior to the closing date;

•	there shall not have been a Partnership Material Adverse Effect, as described under and defined in “The Merger Agreement—Conditions to Consummation of the Merger”;

•	Parent and Merger Sub shall have received an officer’s certificate executed by an authorized executive officer of Partnership GP certifying that the three preceding conditions have been satisfied;

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the Partnership shall have received copies of an amendment to the Existing Partnership Credit Facility (as defined in the Merger Agreement) pursuant to which the required lenders thereunder consent to the consummation of the Merger and the other transactions contemplated by the Merger Agreement and a letter agreement relating to certain other actions by the lenders thereunder (collectively, the “Existing Partnership Credit Facility Modifications”), as described under “The Merger Agreement—Conditions to Consummation of the Merger”; the Partnership received the Existing Partnership Credit Facility Modifications on April 5, 2019, thereby satisfying this closing condition; and

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by April 30, 2019, the Partnership shall have delivered to the lenders under the Existing Partnership Credit Facility the audited financial statements required to be delivered to such lenders in accordance with the terms of the Existing Partnership Credit Facility, as described under “The Merger Agreement—Conditions to Consummation of the Merger”; the Partnership delivered such financial statements to the lenders on April 1, 2019, thereby satisfying this closing condition.

The obligations of the Partnership to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:

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the representations and warranties of Parent and Merger Sub in the Merger Agreement shall be true and correct both as of the date of the Merger Agreement and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date), subject to certain standards, including materiality and material adverse effect qualifications, as described under “The Merger Agreement—Conditions to Consummation of the Merger”;

•	HPIP, Parent and Merger Sub shall have performed or complied with, in all material respects, all covenants and obligations required to be performed by them under the Merger Agreement; and

•	the Partnership shall have received an officer’s certificate executed by an authorized executive officer of Parent certifying that the two preceding conditions have been satisfied.

Regulatory Approvals Required for the Merger (see page 73)

In connection with the Merger, the Partnership intends to make all required filings under the Exchange Act, as well as any required filings with the NYSE and the Secretary of State of the State of Delaware. None of the Partnership, Partnership GP or the Sponsor Entities is aware of any federal or state regulatory approval required in connection with the Merger, other than compliance with applicable federal securities laws and applicable Delaware law.

No Solicitation by Partnership GP or the Partnership of Alternative Proposals (see page 79)

Under the Merger Agreement, the Partnership and Partnership GP have agreed that they will not, and will exercise their reasonable best efforts to cause their and the Partnership’s subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) not to, directly or indirectly:

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initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing confidential information) or take any other action intended to lead to any inquiries or the making or submission of any proposals that constitute or could reasonably be expected to lead to any inquiry, proposal or offer from or by any person or entity, other than Parent, Merger Sub or their respective affiliates, relating to any:

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direct or indirect acquisition (whether in a single transaction or series of related transactions) of (i) more than 15% of the assets of the Partnership and its subsidiaries, taken as a whole, (ii) more than 15% of the outstanding equity securities of the Partnership or (iii) a business or businesses that constitute more than 15% of the cash flow, net revenues or net income of the Partnership and its subsidiaries, taken as a whole,

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tender offer or exchange offer, as defined under the Exchange Act, that, if consummated, would result in any person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning, directly or indirectly, more than 15% of the outstanding equity securities of the Partnership, or

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merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Partnership or any of its subsidiaries, other than the Merger and the Pre-Closing Transactions, which is structured to permit a person or “group” (as defined in Section 13(d) of the Exchange Act) to acquire beneficial ownership, directly or indirectly, of at least 15% of the Partnership’s consolidated assets, net income, net reserves or equity securities (collectively, an “Acquisition Proposal”);

•	participate in any discussions or negotiations regarding, or furnish to any person or entity any non-public information with respect to, any Acquisition Proposal; or

•

enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or similar agreement relating to an Acquisition Proposal.

The Merger Agreement also requires the Partnership and Partnership GP to immediately cease and cause to be terminated any discussions or negotiations with any person conducted prior to the execution of the Merger Agreement with respect to an Acquisition Proposal, requires the return or destruction of all confidential information previously provided to such parties by or on behalf of the Partnership or its subsidiaries and prohibits any access by any person (other than Parent and its representatives) to any physical or electronic data room relating to a possible Acquisition Proposal.

Change in the GP Board Recommendation (see page 79)

The Merger Agreement provides that the Partnership and Partnership GP will not, and will cause the Partnership’s subsidiaries and their respective Representatives not to, directly or indirectly, (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the recommendation of the GP Board that the limited partners of the Partnership approve the Merger Agreement and the Merger, or publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any Acquisition Proposal, or fail to recommend against acceptance of any tender offer or exchange offer for Common Units within 10 business days after commencement of such offer, or resolve or agree to take any of the foregoing actions or (ii) fail to include the recommendation of the GP Board that the limited partners of the Partnership approve the Merger Agreement recommendation in the information statement.

The Partnership or Partnership GP’s taking or failing to take, as applicable, any of the actions described above is referred to as a “Partnership Adverse Recommendation Change.”

As a result of the delivery of the written consent of limited partners approving the Merger Agreement and the transactions contemplated thereby, including the Merger, by a Unit Majority, which constitutes the Partnership Unitholder Approval, the Conflicts Committee no longer has the right to effect a Partnership Adverse Recommendation Change.

Termination of the Merger Agreement (see page 82)

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

•	by mutual written consent of the Partnership and Parent duly authorized by, in the case of the Partnership, the Conflicts Committee, and in the case of Parent, HPIP, the manager of Parent;

•

by either Parent or, following authorization by the Conflicts Committee, the Partnership, if the Merger has not occurred on or before July 31, 2019 (the “Outside Date”); provided, that the right to terminate is not available to a party if the failure to satisfy such condition was due to the failure of such party (or, in the case of Partnership, the Partnership or Partnership GP, and in the case of Parent, Parent, HPIP or Merger Sub) to perform any of its obligations under the Merger Agreement;

•	by Parent:

•	if a Partnership Adverse Recommendation Change by the GP Board has occurred;

•

if there is a breach or failure to perform by the Partnership or Partnership GP of any of its representations, warranties, covenants or agreements in the Merger Agreement such that certain closing conditions would not be satisfied, or if capable of being cured, such breach has not been cured within the earlier of the Outside Date or 30 days following delivery of written notice of such breach by Parent, subject to certain exceptions discussed in “The Merger Agreement—Termination of the Merger Agreement”; provided, however, that the right to terminate is not available to Parent if HPIP, Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement; or

•

if (i) a Restraint enacted, promulgated, pending, issued, entered, amended or enforced by or before any governmental authority is in effect or (ii) a governmental authority is seeking any Restraint, in each case, to enjoin, restrain, prevent or prohibit the consummation of the transactions contemplated by the Merger Agreement or make the consummation of the transactions contemplated illegal; provided, however, that the right to terminate is not available to Parent if such Restraint was due to the failure of Parent or Merger Sub to perform in all material respects any of their respective obligations under the Merger Agreement; or

•	by the Partnership (following authorization by the Conflicts Committee):

•

if there is a breach or failure to perform by HPIP, Parent or Merger Sub of any of their representations, warranties, covenants or agreements in the Merger Agreement such that certain closing conditions would not be satisfied, or if capable of being cured, such breach has not been cured within the earlier of the Outside Date or 30 days following delivery of written notice of such breach by the Partnership, subject to certain exceptions discussed in “The Merger Agreement—Termination of the Merger Agreement”; provided, however, that the right to terminate is not available to the Partnership if the Partnership or Partnership GP is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement;

•

if (i) a Restraint enacted, promulgated, pending, issued, entered, amended or enforced by or before any governmental authority is in effect or (ii) a governmental authority is seeking any Restraint, in each case, to enjoin, restrain, prevent or prohibit the transactions contemplated by the Merger Agreement or make the transactions contemplated by the Merger Agreement illegal; provided, however, that the right to terminate is not available to the Partnership if such Restraint was due to the failure of the Partnership or Partnership GP to perform in all material respects any of their respective obligations under the Merger Agreement; or

•	if (i) all conditions to closing have been met or waived, (ii) Partnership GP has delivered written notice to Parent of, among other things, its and the Partnership’s willingness and ability to close the Merger on the date of such notice and at all times during the five business days immediately after such notice, as more fully described in “The Merger Agreement—Termination of the Merger Agreement,” and (iii)  Parent fails to consummate the closing within those five business days.

Fees and Expenses (see page 74)

Generally, all fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be the obligation of the respective party incurring such fees and expenses. The filing fee, if any, under the HSR Act and any other applicable antitrust law will be paid 50% by Parent and 50% by the Partnership.

The Merger Agreement provides that, in the event of termination of the Merger Agreement in specified circumstances, then Parent will, within two business days after the date of such termination, pay a termination fee to the Partnership in the amount of $12 million (the “Termination Fee”) (it being understood that in no event will Parent be required to pay the Termination Fee on more than one occasion). Following payment of the Termination Fee, if any, Parent will not be obligated to pay any additional expenses incurred by the Partnership or Partnership GP. In addition, ArcLight entered into a limited guarantee (the “Limited Guarantee”) pursuant to which ArcLight has agreed to irrevocably and unconditionally guarantee to the Partnership the due and punctual payment, performance, observance and discharge of the Termination Fee payment obligations of Parent if, as and when such payment obligations become payable under the Merger Agreement.

The Merger Agreement also provides that the Partnership will pay Parent’s reasonable and documented out-of-pocket expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, including the Merger, up to a maximum amount of $3.5  million, in the event the Merger is terminated under certain circumstances.

Remedies; Specific Performance (see page 85)

The Merger Agreement provides that no termination of the Merger Agreement will relieve the Partnership from any liability for any failure to consummate the Merger and the other transactions contemplated thereby when required pursuant to the Merger Agreement, and that in the event of the Partnership’s or Partnership GP’s intentional and material breach of the Merger Agreement or intentional fraud, then Parent shall be entitled to pursue any and all legally available remedies, including equitable relief, and to seek recovery of all losses, liabilities, damages, costs and expenses of every kind and nature (including reasonable attorneys’ fees and time value of money).

The Merger Agreement also provides that the parties are entitled to obtain an injunction to prevent breaches of the Merger Agreement and to specifically enforce the Merger Agreement. The Termination Fee (together with certain specific performance rights) is the sole and exclusive remedy of the Partnership or Partnership GP or any of their respective affiliates against Parent, Merger Sub, HPIP or any of their respective affiliates, or any direct or indirect former, current or future equity holder or Representative of any of the foregoing, and under no circumstances shall Parent be obligated to both specifically perform the terms of the Merger Agreement and pay the Termination Fee.

Financing of the Merger (see page 74)

In order to provide financing for the Merger Consideration, ArcLight entered into an equity commitment letter (the “Equity Commitment Letter”) with Parent committing ArcLight to fund up to approximately $203.8 million in equity financing. The Equity Commitment Letter provides Parent with binding financial commitments that, when funded at closing (assuming the conditions to the Merger are satisfied), will provide

Parent with funds sufficient to pay the Merger Consideration and pay all of the fees and expenses of Parent and Merger Sub required to be paid at closing. For a discussion of the material terms of the Equity Commitment Letter, see “The Merger—Financing of the Merger.”

Material U.S. Federal Income Tax Consequences of the Merger (see page 89)

The receipt of cash in exchange for Common Units pursuant to the Merger will be a taxable transaction to U.S. Unitholders (as defined in the section titled “Material U.S. Federal Income Tax Consequences of the Merger”) for U.S. federal income tax purposes. In general, gain or loss recognized on the receipt of cash in exchange for Common Units will be taxable as capital gain or loss. However, a portion of this gain or loss, which portion could be substantial, will be separately computed and taxed as ordinary income or loss to the extent attributable to gains with respect to “unrealized receivables,” such as depreciation recapture, or to “inventory items” owned by the Partnership and its subsidiaries. Suspended passive losses that were not deductible by a holder of Common Units in prior taxable periods may become available to offset a portion of the gain recognized by such holder. Further, allocations of income resulting from the Pre-Closing Transactions, including the potential conversion of the preferred units into Common Units as part of the Pre-Closing Transactions, could increase the unitholder’s amount of ordinary income, but this income will increase such unitholder’s tax basis in its Common Units and reduce such unitholder’s gain, or increase such unitholder’s loss, in the Merger. However, the precise U.S. federal income tax consequences of the Merger will depend on the holder’s particular tax situation. Accordingly, each holder of Common Units should consult its tax advisor regarding the tax consequences of the exchange of Common Units for cash pursuant to the Merger in light of its particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

No Appraisal Rights (see page 75)

Appraisal rights are not available in connection with the Merger under the laws of the State of Delaware or under the Partnership Agreement.

Delisting and Deregistration of Common Units (see page 75)

The Common Units are currently listed on the NYSE under the ticker symbol “AMID.” If the Merger is completed, the Common Units will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

Accounting Treatment of the Merger (see page 75)

The Partnership, as the surviving entity in the Merger, is considered the acquiror for accounting purposes. Therefore, its net assets remain at historical cost.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: Why am I receiving this information statement?

A: This information statement describes the Merger and the approval of the Merger Agreement and the Merger by written consent of limited partners constituting a Unit Majority. The GP Board is providing this information statement to you pursuant to Section 14(c) of the Exchange Act solely to inform you of, and to provide you with information about, the Merger before the Merger is consummated.

Q: Why am I not being asked to vote on the Merger?

A: Consummation of the Merger requires the Partnership Unitholder Approval. The Sponsor Entities beneficially own approximately 51% of the outstanding Common Units on an as-converted basis and 100% of the outstanding preferred units, a sufficient number to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Immediately prior to the execution of the Merger Agreement, affiliates of Parent delivered to the Partnership a written consent of limited partners approving the Merger Agreement and the Merger by a Unit Majority, which consent constitutes the Partnership Unitholder Approval. As a result, the Partnership has not solicited and is not soliciting your approval of the Merger Agreement, and does not plan to call a meeting of the holders of Common Units to approve the Merger Agreement.

Q: What will happen in the Merger?

A: In the Merger, Merger Sub will merge with and into the Partnership. The Partnership will survive as a wholly owned subsidiary of Parent and Partnership GP. If the Merger is completed, the Common Units will cease to be listed on the NYSE, will be deregistered under the Exchange Act and will cease to be publicly traded.

Q: What will I receive in the Merger for my Common Units?

A: If the Merger is completed, each Common Unit, other than Sponsor Units, will be converted into the right to receive $5.25 in cash, to be paid without interest and reduced by any applicable tax withholding.

Q: Does the Partnership expect to pay distributions on my Common Units prior to the closing of the Merger?

A: Holders of Common Units will be entitled to any distributions declared by Partnership GP and paid by the Partnership with respect to the Common Units that have a record date occurring prior to the Effective Time. However, the Partnership will not be permitted to make any cash distribution for future quarters until its consolidated total leverage ratio is reduced to less than 5.00:1.00. The Partnership announced the suspension of distributions on its Common Units in December 2018 and that the Existing Partnership Credit Facility prohibited the Partnership from making any cash distribution on its Common Units with respect to the fourth quarter of 2018. The Partnership does not plan to make any distributions on the Common Units through the completion of the Merger.

Q: How does $5.25 per Common Unit base Merger Consideration compare to the market price of the Common Units prior to the execution of the Merger Agreement?

A: The Merger Consideration represents a 31.3% premium to the $4.00 closing price per Common Unit on March 15, 2019, the last trading day before the announcement of the Merger.

Q: How will I receive the Merger Consideration to which I am entitled?

A: Promptly after the Effective Time, the paying agent will mail or provide to each holder of record of Common Units certain transmittal materials and instructions for use in effecting the surrender of Common Units to the paying agent.

Q: What will happen to my Partnership Phantom Units in the Merger?

A: Immediately prior to the Effective Time, all outstanding Partnership Phantom Units will be converted into the right to receive $5.25 in cash with respect to each Partnership Phantom Unit. Any Partnership Phantom Unit that is outstanding as of the Effective Time will not vest and, following conversion to a cash-based award, will continue to be eligible to vest in accordance with the terms of the applicable award agreements governing the original award of such Partnership Phantom Unit.

Q: When do you expect to complete the Merger?

A: The parties to the Merger Agreement are working toward completing the Merger as soon as possible. Assuming the timely satisfaction or waiver of the conditions set forth in the Merger Agreement, the Partnership currently anticipates that the Merger will be completed in the second quarter of 2019. However, no assurance can be given as to when, or if, the Merger will occur.

Q: What happens if the Merger is not completed?

A: If the Merger is not completed for any reason, limited partners of the Partnership will not receive any form of consideration for their Common Units in connection with the Merger. Instead, the Partnership will remain a publicly traded limited partnership and the Common Units will continue to be listed and traded on the NYSE.

Q: When is this information statement being mailed?

A: This information statement is first being sent to holders of Common Units on or about                 , 2019.

Q: Am I entitled to appraisal or dissenters’ rights?

A: No. Appraisal rights are not available in connection with the Merger under the laws of the State of Delaware or under the Partnership Agreement.

Q: Is completion of the Merger subject to any conditions?

A: Yes. Completion of the Merger requires the receipt of any necessary governmental clearances and the satisfaction or, to the extent permitted by applicable law, waiver of the other conditions specified in the Merger Agreement. The Merger is not conditioned on the receipt of any financing. For further discussion of the conditions to the Merger, see “The Merger Agreement—Conditions to Consummation of the Merger.”

Q: What are the material U.S. federal income tax consequences of the Merger to the holders of Common Units?

A: If you are a U.S. Unitholder (as defined in the section titled “Material U.S. Federal Income Tax Consequences of the Merger”), the receipt of cash in exchange for Common Units pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and the resulting tax liability, if any, will depend on your particular situation. Accordingly, you should consult your tax advisors regarding the particular tax consequences to you of the exchange of Common Units for cash pursuant to the Merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Q: What do I need to do now?

A: No action by you is requested or required at this time. If the Merger is consummated, you will receive instructions regarding the surrender of your Common Units and payment for your Common Units.

Q: What is householding?

A: The SEC has adopted rules that permit companies and intermediaries (such as brokers or banks) to satisfy the delivery requirements for information statements with respect to two or more security holders sharing the same address by delivering a single notice or information statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for unitholders and cost savings for companies. Banks, brokers and other nominees with accountholders who hold Common Units may be “householding” the Partnership’s information statement materials. As indicated in the notice provided by these brokers to holders of Common Units, a single information statement will be delivered to multiple unitholders sharing an address unless contrary instructions have been received from an affected holder of Common Units. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.

If, at any time, you no longer wish to participate in “householding” and you prefer to receive a separate information statement, please notify your broker or write to the following address:

American Midstream Partners, LP

2103 CityWest Blvd.

Building #4, Suite 800

Houston, TX 77042

Attention: Investor Relations

Telephone: (346) 241-3497

Q: Whom should I call with questions?

A: If you have any questions about the Merger or need additional copies of this information statement, you should contact the Partnership at the above address and phone number.

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements. Statements identified by words such as “could,” “should,” “will,” “continue,” “predicts,” “scheduled,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects,” “forecast,” “creates,” “may” or words of similar meaning generally are intended to identify forward-looking statements. These statements are based upon the current beliefs and expectations of the Partnership and are inherently subject to significant business, economic and competitive risks and uncertainties, many of which are beyond their respective control. These forward-looking statements are subject to a number of factors, assumptions, risks and uncertainties which could cause the Partnership’s actual results and experience to differ from the anticipated results and expectations expressed in such forward-looking statements, and such differences may be material. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors, assumptions, risks and uncertainties include, but are not limited to:

•	the occurrence of any event, change or other circumstance that could give rise to termination of the Merger Agreement;

•

the inability to complete the Merger due to the failure to obtain the necessary approvals for the Merger or the failure to satisfy other conditions to completion of the Merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Merger;

•	risks related to disruption of management’s attention from the Partnership’s ongoing business operations due to the Merger;

•

the impact of the announcement of the proposed Merger on relationships with third parties, including commercial counterparties, employees and competitors and risks associated with the loss and ongoing replacement of key personnel;

•	risks relating to unanticipated costs of integration in connection with the proposed Merger, including operating costs, customer loss or business disruption being greater than expected;

•	the impact of the announcement of the proposed Merger on relationships with third parties, including commercial counterparties, employees and competitors;

•	changes in general economic conditions;

•

changes in the demand for, the supply of, forecast data for, and price trends related to natural gas, NGLs and crude oil, and the response by natural gas and crude oil producers to any of these factors;

•	shutdowns or cutbacks at the Partnership’s facilities or refineries, petrochemical plants, utilities or other businesses for which the Partnership transports products or to which it sells products;

•	operating hazards and other risks that may not be fully covered by insurance;

•

changes in laws or regulation to which the Partnership is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance;

•	the effects of existing and future laws and governmental regulations; and

•	the effects of future litigation, including litigation relating to the Merger.

All forward-looking statements speak only as of the date of this information statement. You should not place undue reliance on these forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions including, but not limited to, those discussed in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2018 (the “Form 10-K”), which is attached as Annex C to this information statement, and the Partnership’s other filings with the SEC. Moreover, the Partnership operates in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for the Partnership’s management to predict all risks, nor can its management assess the impact of all factors on the Partnership’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements the Partnership may make. Although the Partnership believes that its plans, intentions and expectations reflected in or suggested by the forward-looking statements the Partnership makes in this information statement are reasonable, it can give no assurance that these plans, intentions or expectations will be achieved or occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

THE MERGER

This section of the information statement describes the material aspects of the proposed Merger. This section may not contain all of the information that is important to you. You should carefully read this entire information statement, including the full text of the Merger Agreement, for a more complete understanding of the Merger. A copy of the Merger Agreement is attached as Annex A hereto and incorporated by reference herein. In addition, important business and financial information about the Partnership is included in the Form 10-K, which is attached as Annex C to this information statement.

Effects of the Merger

Upon the terms and subject to the conditions of the Merger Agreement and in accordance with the laws of the State of Delaware, the Merger Agreement provides for the merger of Merger Sub with and into the Partnership. The Partnership, which is sometimes referred to following the Merger as the surviving entity, will survive the Merger, and the separate limited liability company existence of Merger Sub will cease. As a result of the Merger, the Partnership will survive as a wholly owned subsidiary of Parent and Partnership GP. After the completion of the Merger, the certificate of limited partnership of the Partnership in effect immediately prior to the Effective Time will be the certificate of limited partnership of the surviving entity, until amended in accordance with its terms and applicable law, and the Partnership Agreement in effect immediately prior to the Effective Time will be amended and restated and, as so amended and restated, will be the agreement of limited partnership of the surviving entity from and after the Effective Time, until amended in accordance with its terms and applicable law.

The Merger Agreement provides that, at the Effective Time, each Common Unit issued and outstanding as of immediately prior to the Effective Time (other than the Sponsor Units) will be converted into the right to receive $5.25 in cash, to be paid without interest and reduced by any applicable tax withholding. As of the Effective Time, all of the Common Units converted into the right to receive the Merger Consideration will no longer be outstanding and will automatically be canceled and cease to exist.

Prior to the Effective Time, the Partnership and Partnership GP will, and Parent will cause its affiliates to, amend the Series C Warrant such that the Series C Warrant will remain outstanding through the Effective Time and be exercisable into the same number of Common Units after the Effective Time as of the date of the Merger Agreement. The Sponsor Units and the Series C Warrant (as amended in accordance with the Merger Agreement) will be unaffected by the Merger and will remain outstanding, and no consideration will be delivered in respect thereof.

Each Partnership Phantom Unit issued under the Partnership Equity Plans providing for the grant of awards of Common Units that has not vested or been settled prior to the Effective Time will be converted into a right to receive a cash payment in an amount equal to the Merger Consideration with respect to each such Partnership Phantom Unit, which amount will be payable in accordance with the terms of the underlying award agreement. Any Partnership Phantom Unit that is outstanding as of the Effective Time will not vest and, following conversion to a cash-based award, will continue to be eligible to vest in accordance with the terms of the applicable award agreements governing the original award of such Partnership Phantom Unit.

The general partner interest in the Partnership issued and outstanding immediately prior to the Effective Time will be unaffected by the Merger, will remain outstanding and no consideration will be delivered in respect thereof.

The IDRs issued and outstanding immediately prior to the Effective Time will be automatically canceled and cease to exist, and no consideration shall be delivered in respect of the IDRs.

The Partnership’s net book value (calculated as total assets minus total liabilities) as of December 31, 2018 was approximately $450 million, and the Partnership’s net loss for the fiscal year ended December 31, 2018 was approximately $7.8 million. As of December 31, 2018, the Sponsor Entities beneficially owned or controlled approximately 51% of the Partnership’s outstanding Common Units on an as converted basis, representing an effective beneficial ownership by the Sponsor Entities of 51% of the Partnership’s net book value attributable to such Common Units, which represented an effective beneficial ownership by the Sponsor Entities attributable to around 51% of the Partnership’s net loss for the fiscal year ended December 31, 2018 (approximately $4.0 million). If the Merger is consummated, the Sponsor Entities’ aggregate beneficial interest in the Partnership’s net book value will increase to 100% and net earnings will increase to 100%. Accordingly, if the Merger is consummated, the Sponsor Entities’ aggregate beneficial interest in the Partnership’s net book value will increase to approximately $450 million, and net loss will increase to approximately $7.8 million, (based on the Partnership’s December 31, 2018 financial data), and the Sponsor Entities will have an indirect beneficial interest in the Partnership’s net book value and net income attributable to owners in proportion to such person or entity’s beneficial ownership interest in the Partnership. Parent and its affiliates will also be entitled to any future increase in the Partnership’s value and all income generated by the Partnership’s operations going forward.

Background of the Merger

The Sponsor Entities and their affiliates currently own and control, in the aggregate, (i) 15,385,954 Common Units (representing approximately 19.7% of the total number of Common Units outstanding, on a fully converted basis), (ii) 7,940,322 Series A-1 Convertible Preferred Units convertible into 10,172,347 Common Units (representing approximately 13.0% of the total number of Common Units outstanding, on a fully converted basis), (iii) 3,401,875 Series A-2 Convertible Preferred Units convertible into 4,358,142 Common Units (representing approximately 5.6% of the total number of Common Units outstanding, on a fully converted basis), (iv) 9,514,330 Series C Convertible Preferred Units convertible into 9,527,650 Common Units (representing approximately 12.2% of the total number of Common Units outstanding, on a fully converted basis). Accordingly, the Sponsor Entities and their affiliates currently own and control, in the aggregate, Common Units representing approximately 51% of the total number of Common Units issued and outstanding, on a fully converted basis, and control approximately 51% of the voting power of the limited partner interests. The Sponsor Entities and their affiliates also currently own and control 100% of the Partnership’s general partner interest and 100% of the Partnership’s IDRs. The Sponsor Entities and their affiliates also currently beneficially own 1,291,869 Common Units issuable upon exercise of the Series C Warrant, which Series C Warrant provides no right to vote on matters subject to Common Unit vote prior to the exercise thereof.

The Sponsor Entities, the GP Board and the senior management team of Partnership GP (“Management”) regularly review operational and strategic opportunities. In connection with these reviews, the parties from time to time evaluate potential transactions that would further their respective strategic objectives.

The landscape for master limited partnerships (“MLPs”) has changed considerably since 2015. The Tax Cuts and Jobs Act enacted at the end of 2017 lowered the U.S. federal corporate income tax rate from 35% to 21%, reducing the benefit of an MLP pass-through structure. In addition, in 2018, the U.S. Federal Energy Regulatory Commission disallowed MLPs from receiving an income tax allowance on pipelines with tolling fees set under the “cost of service” framework. Although the Partnership was only partially impacted by the disallowance, many MLPs were significantly impacted, and the ruling either resulted in or coincided with negative investor interest in investments in MLPs in general. Between HPIP’s acquisition of a controlling interest in Partnership GP on April 15, 2013 and the last trading day before the Merger Agreement was announced on March 15, 2019, the Alerian MLP Index, a leading gauge of energy MLPs whose constituents represent approximately 85% of total energy MLP market capitalization, declined by approximately 44%.

In addition, in the past several years, the Partnership has been unable to access capital in the public equity markets in any material amount, or on terms reasonably acceptable to the Partnership, which has contributed to the Partnership’s elevated leverage levels and limited the sources of capital available to the Partnership to fund growth capital expenditures. The Partnership has accessed external capital through the issuance of debt securities and its secured credit agreement, although even those sources were limited in 2018. Furthermore, the Partnership determined that issuing common units or preferred equity at then-current market terms may negatively impact the market price of the common units and the Partnership’s distribution coverage ratio and create further limitations on financing options. As a result of these developments and market conditions, in spring 2018, ArcLight began to consider a potential strategic transaction involving the Partnership, including a potential take private transaction, and discussed such strategic alternatives internally with the ArcLight investment committee.

On July 27, 2018, as part of the Partnership’s revised capital allocation strategy to reduce leverage, the Partnership declared a quarterly cash distribution of $0.1031 per Common Unit for the second quarter of 2018, representing an approximate 75% reduction in the quarterly Common Unit distribution from the prior quarter and resulting in a significant decline in the trading price of the Partnership’s Common Units. On July 29, 2018, (i) Southcross Energy Partners, L.P. (“SXE”) provided the Partnership notice of termination of the Agreement and Plan of Merger, dated as of October 31, 2017, among SXE, Southcross Energy Partners GP, LLC, the Partnership, Partnership GP and Cherokee Merger Sub LLC (as amended, the “SXE Merger Agreement”), and (ii) Southcross Holdings LP (“Southcross Holdings”) provided the Partnership notice of termination of the Contribution Agreement, dated as of October 31, 2017, among Southcross Holdings, the Partnership and Partnership GP (as amended, the “SXE Contribution Agreement” and, together with the SXE Merger Agreement, the “SXE Agreements”), as a result of the transactions contemplated by the SXE Agreements not being completed by June 15, 2018, which was due to the Partnership’s inability to obtain financing on terms reasonably acceptable to the Partnership. As a result of the termination of the SXE Contribution Agreement, the Partnership was required to pay a $17.0 million termination fee to Southcross Holdings. Furthermore, despite reporting strong operational results for the second quarter of 2018, the trading price of the Partnership’s Common Units did not improve materially.

On August 15, 2018 and on August 16, 2018, Busbar purchased 595,228 Common Units and 2,500 Common Units, respectively, in the open market.

In light of the general MLP market landscape, the Partnership’s inability to obtain additional capital from either the public equity or debt markets on commercially reasonable terms and the recent events negatively impacting the Partnership specifically, in mid-September 2018, an affiliate of ArcLight engaged Kirkland & Ellis LLP (“Kirkland”) to provide advice regarding a potential strategic transaction involving the Sponsor Entities’ investment in the Partnership, including organic growth projects, related party or third party acquisitions and a sponsor take private transaction. Representatives of ArcLight also contacted Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”) and Potter Anderson & Corroon LLP to assist with the review and evaluation of such strategic alternatives.

On September 14, 2018, a representative of ArcLight contacted Gerald Tywoniuk, the Chairman of the Conflicts Committee, and informed him and Lynn L. Bourdon III, President and Chief Executive Officer of Partnership GP, that the Sponsor Entities were evaluating potential strategic transactions involving the Partnership, including a potential sponsor take private transaction.

On September 17, 2018, Mr. Tywoniuk contacted the other members of the Conflicts Committee, Peter Fasullo and Don Kendall, to inform them of the potential offer from ArcLight. Following such discussions, Mr. Tywoniuk contacted a representative of TK, which had previously served as legal counsel to the Conflicts Committee in connection with prior unrelated matters, and scheduled a call with the members of the Conflicts Committee and representatives of TK to discuss the potential offer to be received from ArcLight.

On September 26, 2018, the Conflicts Committee held a telephonic conference call with representatives of TK to discuss the potential offer by ArcLight. Representatives of TK reviewed with the Conflicts Committee the structure of other going private transactions involving MLPs, including the key terms of such going private transactions, the role of the Conflicts Committee in connection with reviewing, negotiating and determining whether to approve a going private or similar transaction, and certain Delaware law and SEC disclosure considerations that impact a going private or similar transaction. As part of this discussion, representatives of TK provided an overview of the Conflicts Committee’s duties under Delaware law and the Partnership Agreement in considering a potential offer from ArcLight. In addition, the Conflicts Committee discussed with TK the engagement of a financial advisor, and Mr. Tywoniuk updated the Conflicts Committee on discussions he had with representatives from potential financial advisors, including a discussion with a representative of Evercore, which had previously served as a financial advisor to the Conflicts Committee in connection with an unrelated matter. The Conflicts Committee asked questions of TK regarding its expertise and experience with respect to, among other types of transactions, going private or similar transactions. Later that day, the Conflicts Committee determined, based on TK’s prior experience with the Conflicts Committee and TK’s overall experience, including with respect to public mergers and acquisitions, complex transactions involving publicly traded partnerships and representations of conflicts transactions in general, that TK had the requisite expertise to provide high quality legal advice to the Conflicts Committee, and engaged TK as its legal counsel in connection with the evaluation of any potential strategic transaction involving the Sponsor Entities.

On September 27, 2018, MIH delivered a non-binding offer (the “September 27th Offer”) to the GP Board to acquire all of the issued and outstanding publicly held Common Units of the Partnership that were not directly owned by MIH and its affiliates in exchange for $6.10 in cash for each such Common Unit. The September 27th Offer stated that the transaction would be structured as a merger between the Partnership and a subsidiary of MIH. On September 28, 2018, MIH and its affiliates filed an amendment to their existing Schedule 13D and issued a press release announcing that MIH had made the September 27th Offer, and the Partnership issued a press release announcing receipt of the September 27th Offer.

On September 28, 2018, the GP Board met telephonically to review the September 27th Offer and to discuss with Gibson, Dunn & Crutcher LLP, counsel to the Partnership (“Gibson Dunn”), legal and other considerations related to the proposed take private transaction and conflicts related to the September 27th Offer. Also on September 28, 2018, the GP Board adopted resolutions formally affirming the appointment of the members of the Conflicts Committee and authorizing the Conflicts Committee to (i) review and evaluate the terms and conditions of, and to determine the advisability of, the Merger, (ii) negotiate, or delegate the ability to negotiate, the terms and conditions of the Merger, (iii) determine whether or not to approve the Merger, including by “Special Approval” (pursuant to Section 7.9(a) of the Partnership Agreement) and (iv) make a recommendation to the GP Board regarding whether or not to approve the Merger. Messrs. Tywoniuk, Fasullo and Kendall were selected to serve on the Conflicts Committee because, among other considerations, they are independent of the Sponsor Entities and their affiliates and had no material interest in any potential transaction with ArcLight different from the Unaffiliated Unitholders.

Later on September 28, 2018, the Conflicts Committee met telephonically with representatives of TK and Evercore in attendance to evaluate Evercore’s qualifications to act as the Conflicts Committee’s financial advisor in connection with a potential transaction. During the interview, the Conflicts Committee inquired as to Evercore’s experience with respect to, among other types of transactions, going private or similar transactions, the experience of potential team members of Evercore, and the availability of the potential team members of Evercore to assist the Conflicts Committee. Evercore confirmed to the Conflicts Committee that it had no relationship or conflicts of interest that would prevent it from serving as an independent advisor to the Conflicts Committee. There was a discussion among the Conflicts Committee and Evercore regarding Evercore’s capabilities, expertise, and compensation expectations. The Conflicts Committee asked Evercore to provide the Conflicts Committee with materials summarizing Evercore’s experience with respect to transactions that are similar to a sponsor take private transaction. Evercore provided such materials to the Conflicts Committee on September 29, 2018. The Conflicts Committee continued to meet on September 28, 2018 without Evercore, and the Conflicts Committee discussed with representatives of TK the terms of Evercore’s proposed fee and engagement letter in connection with its work as financial advisor to the Conflicts Committee. Following such discussion, the Conflicts Committee directed TK to contact members of Management to gather additional information regarding the Partnership and to review the engagement letter provided by Evercore. The Conflicts Committee also directed TK to recommend and engage separate Delaware counsel to assist TK in representing the Conflicts Committee.

On October 3, 2018, MIH engaged BofA Merrill Lynch as its financial advisor in connection with the Merger.

On October 8, 2018, the Conflicts Committee began to conduct legal, financial and other due diligence on the Partnership.

On October 9, 2018, the Conflicts Committee engaged Evercore as its financial advisor in connection with the Merger.

On October 10, 2018, an affiliate of the Sponsor Entities, AL Blackwater, LLC (“AL Blackwater”), sent a notice to the Partnership regarding payment of $5 million of additional merger consideration (the “Additional Blackwater Consideration”) that the Partnership contractually owed to AL Blackwater in connection with certain earnout provisions of the Partnership’s previously disclosed acquisition of Blackwater Midstream Holdings, LLC (“Blackwater”) from AL Blackwater pursuant to the Agreement and Plan of Merger, dated as of December 10, 2013, among AL Blackwater, Blackwater, the Partnership and Blackwater Merger Sub, LLC (the “Blackwater Merger Agreement”). The Blackwater Merger Agreement, including the payment by the Partnership of the Additional Blackwater Consideration either in cash, through the issuance of Common Units, or a combination thereof, was approved by a conflicts committee of the GP Board in 2013. Given the liquidity needs of the Partnership in the fourth quarter of 2018, including the impending default under the Existing Partnership Credit Facility, AL Blackwater requested that the Additional Blackwater Consideration be paid through the issuance of Common Units in lieu of cash, as contemplated by the Blackwater Merger Agreement.

On October 11, 2018, the Conflicts Committee held a telephonic meeting with representatives of Evercore, TK and members of Management. Management made a presentation to the Conflicts Committee and its advisors with respect to the business of the Partnership, including the Partnership’s recent performance, Management’s financial projections for the Partnership, potential divestitures and potential growth opportunities for the Partnership.

Between October 11, 2018 and January 25, 2019, representatives of the Sponsor Entities, BofA Merrill Lynch and Management, and from time to time, Kirkland, held weekly telephonic meetings to discuss the status of the proposed merger and related topics.

On October 12, 2018, Management held a telephonic meeting with representatives of ArcLight, Kirkland and Gibson Dunn to discuss the expected development of, and timeline for, the negotiations related to the September 27th Offer.

On October 17, 2018, the Conflicts Committee engaged Morris Nichols as special Delaware counsel to the Conflicts Committee.

On October 26, 2018, the Conflicts Committee held a telephonic meeting with representatives of TK, members of Management and Gibson Dunn to discuss letters and other communications received from certain unitholders to share their perspective on the September 27th Offer with the Conflicts Committee. Following this discussion, the Conflicts Committee requested that Management continue to provide the Conflicts Committee with copies of any communications from unitholders received by the Partnership or Partnership GP in order for their perspectives to be understood by the Conflicts Committee and its advisors. Throughout the process of considering the Merger, the Conflicts Committee received and considered feedback provided by various unitholders.

Throughout October and November 2018, the Conflicts Committee and its representatives continued to conduct legal, financial and other due diligence on the Partnership and representatives of Evercore held several discussions with members of Management regarding the diligence questions related to the September 27th Offer. During such time, the Conflicts Committee held telephonic meetings with representatives of Evercore and TK wherein Evercore provided the Conflicts Committee with updates regarding the Partnership’s financial condition and prospects based on information received from Management through the diligence process.

On November 2, 2018, Messrs. Tywoniuk, Fasullo and Kendall, in their capacities as independent directors of the GP Board (the “Independent Directors”), met telephonically with representatives of TK to discuss the potential issuance of Common Units to MIH as the Additional Blackwater Consideration. The Independent

Directors discussed with the representatives of TK the terms of the Blackwater Merger Agreement and the impact the issuance of the additional Common Units to MIH could have on the Sponsor Entities’ ability to approve the Merger without a unitholder meeting. The Independent Directors instructed TK to reach out to Management to confirm the Sponsor Entities’ beneficial ownership percentage of the Partnership.

On November 9, 2018, the GP Board held a previously scheduled quarterly board meeting to discuss, among other things, the Partnership’s quarterly results for the third fiscal quarter of 2018 and the Partnership’s preliminary 2019 capital budget.

On November 29, 2018, Management provided to the Conflicts Committee and its advisors financial information of the Partnership, including a copy of its current forecast model for the Partnership.

On November 30, 2018, the Independent Directors met telephonically with representatives of TK to discuss the Sponsor Entities’ current beneficial ownership percentage of the Partnership and the potential impact the issuance of additional Common Units to MIH as the Additional Blackwater Consideration would have on the Sponsor Entities’ ability to approve the Merger without a unitholder meeting. Prior to such meeting, Management confirmed that the Sponsor Entities beneficially owned more than 50% of the Common Units on a fully converted basis, including Common Units underlying the Series C Warrant, and, assuming exercise of the Series C Warrant, would have the power through such ownership interests to control the outcome of any matters requiring unitholder approval.

On December 4, 2018, the Conflicts Committee held a meeting with representatives of Evercore, TK, Management, the Sponsor Entities and BofA Merrill Lynch. At such meeting, Management presented its current forecast model for the Partnership. Following the presentation by Management, representatives of the Sponsor Entities and their advisors reviewed the September 27th Offer with the Conflicts Committee and representatives of Evercore and TK. Following discussion, the Conflicts Committee met separately with representatives of Evercore and TK to discuss the presentations received from Management and the Sponsor Entities.

On December 5, 2018, given the liquidity needs of the Partnership in the fourth quarter of 2018, including the impending default under the Existing Partnership Credit Facility, the Partnership elected to have the Additional Blackwater Consideration issued to MIH in the form of Common Units in lieu of cash, as contemplated by the Blackwater Merger Agreement and as requested by AL Blackwater. The issuance of Common Units was approved by written consent of a majority of the GP Board, which majority did not include the Independent Directors that serve on the Conflicts Committee of the GP Board. The $6.17 implied per unit valuation of the common units issued in connection with the Additional Blackwater Consideration, which was based on a 20 day VWAP as of October 10, 2018, was in excess of the September 27th Offer of $6.10 per Common Unit.

Prior to issuance of the Additional Blackwater Consideration in Common Units, the Sponsor Entities beneficially owned approximately 50.5% of the Partnership’s Common Units on a fully converted basis, including Common Units underlying the Series C Warrant, and, assuming the exercise of the Series C Warrant, would have had the power through such ownership interests to control the outcome of any matters requiring unitholder approval. The issuance of the Additional Blackwater Consideration increased the Sponsor Entities’ beneficial ownership from approximately 50.5% to approximately 51% of the Partnership’s Common Units on a fully converted basis, including Common Units underlying the Series C Warrant, and also increased the Sponsor Entities’ voting power, assuming the exercise of the Series C Warrant, from approximately 50.5% to approximately 51% on a fully converted basis.

On December 6, 2018, MIH and its affiliates amended their existing Schedule 13D to disclose ArcLight’s beneficial ownership of 50.5% of the Partnership resulting from the inclusion of Common Units underlying the previously issued Series C Warrant and updates to certain conversion ratios with respect to the convertible preferred units owned by MIH and its affiliates pursuant to certain anti-dilution provisions for such preferred units as set forth in the Partnership Agreement.

On December 11, 2018, the Partnership delivered to its transfer agent the necessary documentation to effect the issuance of the Common Units representing the Additional Blackwater Consideration, following which MIH and its affiliates amended their existing Schedule 13D to disclose the Partnership’s issuance of Common Units as the Additional Blackwater Consideration to MIH pursuant to the existing earnout provisions of the Blackwater Merger Agreement.

Throughout December 2018, the U.S. financial markets and the oil commodity markets continued to experience significant declines, negatively impacting the Partnership’s business and delaying non-core asset sales that the Partnership had expected to undertake to provide liquidity and reduce leverage. In addition, in light of the Partnership’s impending default under the Existing Partnership Credit Facility, the Partnership began discussing various alternatives with its lenders (including Bank of America, N.A., an affiliate of MIH’s financial advisor) in mid-December 2018.

On December 20, 2018, the Conflicts Committee held a telephonic meeting with representatives of Evercore and TK. During the meeting, Evercore reported on its diligence with Management regarding the financial projections for the Partnership and certain related sensitivities, and representatives of Evercore presented the Conflicts Committee with a preliminary analysis of the financial terms of the proposed merger based on the financial projections received from Management.

On December 21, 2018, the lenders under the Existing Partnership Credit Facility consented to an amendment, effective as of December 27, 2018, providing for leverage covenant relief sufficient to avoid default under the Existing Partnership Credit Facility. In order to induce the requisite lender consent for such amendment, the Partnership was required to pay an amendment fee and agree to an additional restricted payment test for distributions, resulting in the inability to declare or pay cash distributions to the Partnership’s unitholders, including the Sponsor Entities, until the Partnership’s consolidated total leverage ratio is reduced to less than 5.00:1.00.

Also on December 21, 2018, the Conflicts Committee held a telephonic meeting with representatives of Evercore and TK. During the meeting, the Conflicts Committee continued to discuss Evercore’s presentation relating to Evercore’s preliminary analysis of the financial terms of the proposed merger. The Conflicts Committee also discussed with representatives of Evercore and TK the viewpoints expressed by certain unitholders as evidenced by letters and other communications sent to the Conflicts Committee, the outlook for the Partnership as a standalone MLP, and potential counterproposals to the September 27th Offer. Following such discussion, Mr. Tywoniuk updated the Conflicts Committee and its advisors on the approval by the GP Board of the amendment to the Existing Partnership Credit Facility and the resulting inability of the Partnership to declare or pay cash distributions to the Partnership’s unitholders until the Partnership’s consolidated total leverage ratio is reduced to less than 5.00:1.00. The Conflicts Committee and representatives of Evercore and TK discussed the impact that such amendment and the cessation of distributions on Common Units could have on the September 27th Offer. Following such discussion, the Conflicts Committee approved Mr. Tywoniuk reaching out to the Sponsor Entities to accept the September 27th Offer of $6.10 per Common Unit held by Unaffiliated Unitholders subject to Evercore delivering a fairness opinion relating to the September 27th Offer and the successful negotiation by the Conflicts Committee and TK of a definitive merger agreement with the Sponsor Entities and their legal advisors.

Later on December 21, 2018, representatives of the Sponsor Entities notified the Conflicts Committee that the Sponsor Entities were re-evaluating the September 27th Offer in light of eroding market conditions and the Partnership’s recent financial performance, including the potential default under the Existing Partnership Credit Facility.

On December 23, 2018, the Partnership through BofA Merrill Lynch provided to the Conflicts Committee a revised Partnership forecast model, which included the cessation of distributions to common unitholders throughout the forecast.

On December 31, 2018, the Partnership filed a Current Report on Form 8-K announcing the entry into an amendment to the Existing Partnership Credit Facility and that as a result of such amendment, the Partnership did not expect to make any cash distributions on its Common Units or preferred units with respect to the fourth quarter of 2018 and continuing until its consolidated total leverage ratio is reduced to less than 5.00:1.00. On the trading day following this announcement, the trading price of the Partnership’s Common Units experienced significant further decline, closing at a price of $3.05 per Common Unit.

On January 2, 2019, MIH delivered a revised non-binding offer (the “January 2nd Offer”) to the Conflicts Committee to acquire all of the issued and outstanding publicly held Common Units of the Partnership that were not directly owned by MIH and its affiliates in exchange for $4.50 in cash for each such Common Unit. The other proposed terms of the potential transaction remained as set forth in the September 27th Offer.

On January 3, 2019, MIH and its affiliates filed an amendment to their existing Schedule 13D disclosing that MIH had made the January 2nd Offer and the Partnership issued a press release announcing receipt of the January 2nd Offer.

Also on January 3, 2019, the Conflicts Committee met telephonically with representatives of Evercore and TK to discuss the January 2nd Offer and the viability of other alternatives for the Partnership, including the ability of the Partnership to continue as a standalone MLP and execute on its current business plan assuming no continued financial support from ArcLight. TK also advised the Conflicts Committee of the Sponsor Entities’ rights under the Partnership Agreement to approve the Merger.

On January 5, 2019, Kirkland delivered an initial draft of the Merger Agreement to TK. The initial draft of the Merger Agreement provided, among other things, that (i) the Partnership could not solicit any proposal that could constitute an acquisition proposal (a “no-shop” provision), (ii) the Conflicts Committee could only change its recommendation with respect to the Merger if it determined in good faith (after consultation with its financial advisor and outside legal counsel) that an acquisition proposal constitutes a superior proposal and that the failure to take such action would constitute a breach of its duties under the Partnership Agreement or applicable law, (iii) the Sponsor Entities would deliver the Equity Commitment Letter to the Partnership upon execution of the Merger Agreement and that it would not be a condition to closing that the Sponsor Entities obtain financing, (iv) the Sponsor Entities could, subject to its obligations described in clause (iii), choose to obtain debt, debt-like, preferred equity or other equity-like financing to fund the merger consideration (“Alternative Financing”) and, should it so choose, the Partnership would cooperate in facilitating such Alternative Financing, (v) without the Sponsor Entities’ prior written consent, the closing could not occur prior to a to-be-agreed date sufficient to give the Sponsor Entities a reasonable amount of time to obtain any Alternative Financing (such date, the “Inside Date”) and (vi) if the Merger Agreement were terminated in certain circumstances, the Partnership would be required to pay to the Sponsor Entities the reasonable out-of-pocket expenses actually incurred by the Sponsor Entities in connection with the Merger Agreement and the transactions contemplated thereby. The initial draft of the Merger Agreement did not contemplate a reverse termination fee payable by the Sponsor Entities in the event the Merger Agreement is terminated under certain circumstances, the delivery of a fund guarantee from an affiliate of ArcLight guaranteeing payment of such reverse termination fee or the delivery of the written consent of the Limited Partners constituting a Unit Majority (as defined in the Partnership Agreement and which by the terms of the Partnership Agreement includes the Common Units, the Series A-1 Convertible Preferred Units, Series A-2 Convertible Preferred Units and the Series C Convertible Preferred Units, on an “as if” converted basis, voting together as a single class) approving the Merger Agreement and the Merger (the “Unit Majority Consent”) at the time of signing. Between the delivery of the initial draft of the Merger Agreement and the execution thereof on March 17, 2019, representatives of TK and Gibson Dunn communicated with each other on the proposed terms of the various drafts exchanged among the parties.

On January 8, 2019, the Conflicts Committee met telephonically with representatives of Evercore, TK, Management, the Sponsor Entities, Kirkland and BofA Merrill Lynch. Representatives of the Sponsor Entities and their advisors discussed the January 2nd Offer with the Conflicts Committee and its advisors and provided a summary of their views of the business and financial condition of the Partnership and the broader market forces that influenced their view of the Partnership that led to the lower January 2nd Offer. Following such discussion, the Conflicts Committee met separately with representatives of Evercore and TK to discuss the analysis and views provided by the Sponsor Entities. Following such discussion, representatives of Evercore updated the Conflicts Committee on its processes for completing its due diligence and financial analysis of the proposed merger.

On January 11, 2019, the Conflicts Committee met telephonically with representatives of Evercore, TK and Management. Management discussed its views on the broader market forces impacting the oil and gas industry, including the broader decline in equity markets and the significant decline in oil prices occurring in the fourth quarter of 2018. Management discussed with the Conflicts Committee and its advisors the impact such market forces were having on the Partnership’s business and projections and on certain assets and segments of the Partnership. Following such discussion, the Conflicts Committee met separately with representatives of Evercore and TK to discuss the analysis and views provided by Management.

On January 15, 2019, the Conflicts Committee held a telephonic meeting with representatives of Evercore and TK. Evercore provided the Conflicts Committee with Management’s updated financial projections for the Partnership and summarized key differences from earlier financial projections for the Partnership delivered by Management. Evercore also provided the Conflicts Committee an updated preliminary analysis of the financial terms of the proposed merger based on the revised financial projections received from Management.

On January 17, 2019, the Conflicts Committee held a telephonic meeting with representatives of Evercore and TK. The Conflicts Committee continued to discuss with Evercore its updated preliminary analysis of the financial terms of the proposed merger. At the request of the Conflicts Committee, representatives of Evercore provided the Conflicts Committee with a general overview of the current credit markets and then discussed the Partnership’s credit considerations, including the Partnership’s financial constraints under the Existing Partnership Credit Facility and the indenture governing the Partnership’s 8.50% Senior Notes due 2021 (the “Indenture”), the impact that potential de-leveraging transactions of the Partnership may have on the Partnership’s ability to refinance or extend its credit facility maturity date, and the limitations on extending any such maturity date beyond the December 15, 2021 maturity date of the Partnership’s 8.50% Senior Notes due 2021. At the request of the Conflicts Committee, representatives of Evercore also presented to the Conflicts Committee a summary of Evercore’s review of the financial analysis of the Partnership included in letters and other communications from certain unitholders to the Conflicts Committee. Representative of TK presented to the Conflicts Committee a summary of the impact that the January 2nd Offer would have on the vesting of certain phantom units and options held by members of Management.

On January 18, 2019, Management provided to the Conflicts Committee and Evercore a summary of Management’s preliminary analysis of the potential impact on the financial projections of the Partnership of BP’s January 8, 2019 public announcement of additional oil discoveries in the Gulf of Mexico.

On January 21, 2019, representatives of TK held a telephonic conference call with representatives of Morris Nichols to discuss the draft Merger Agreement and related issues.

On January 21, 2019, the Conflicts Committee held a telephonic meeting with representatives of Evercore and TK to continue reviewing and discussing Evercore’s updated preliminary analysis of the financial terms of the proposed merger. Evercore discussed the Partnership’s current debt capitalization including the limitations under the Existing Partnership Credit Facility and the Indenture with respect to incurring additional indebtedness and extending the maturity date of the Existing Partnership Credit Facility beyond the maturity date of the Partnership’s 8.50% Senior Notes due 2021. Evercore also discussed the preliminary analysis received from Management regarding the prior public announcement by BP of additional oil discoveries in the Gulf of Mexico and their potential impact on the Partnership’s offshore assets.

On January 22, 2019, the Conflicts Committee held a telephonic meeting with representatives of Evercore and TK to continue discussing Evercore’s updated preliminary analysis of the financial terms of the proposed merger. Following such discussion, the Conflicts Committee determined that, based on the diligence performed by the Conflicts Committee and its advisors, the valuation of the Partnership could support an amount per

Common Unit greater than the January 2nd Offer. The Conflicts Committee directed Evercore to deliver a message to BofA Merrill Lynch on behalf of the Conflicts Committee that the Conflicts Committee saw value in the Partnership that substantially exceeded the January 2nd Offer.

On January 23, 2019, at the direction of the Conflicts Committee, Evercore verbally communicated the Conflicts Committee’s message to BofA Merrill Lynch. BofA Merrill Lynch subsequently relayed the message to the Sponsor Entities.

Over the next week, representatives of the Sponsor Entities and their advisors discussed the Conflicts Committee’s message that the Conflicts Committee saw value in the Partnership that substantially exceeded the January 2nd Offer and potential alternatives to the proposed merger transaction, in light of the then-current trading price of the Partnership’s Common Units and Management’s projections. Based on these discussions, on February 1, 2019, at the direction of the Sponsor Entities, BofA Merrill Lynch verbally communicated the Sponsor Entities’ revised offer of $4.85 per Common Unit held by Unaffiliated Unitholders to Evercore.

On February 5, 2019, the Conflicts Committee held a telephonic meeting with representatives of Evercore and TK. Evercore reported the most recent offer made by the Sponsor Entities and provided an update regarding its diligence of Management’s financial projections for the Partnership. The Conflicts Committee discussed the Sponsor Entities’ most recent offer and potential counterproposals. Representatives of TK again reviewed with the Conflicts Committee its duties to the Partnership, including the Unaffiliated Unitholders, in considering and responding to the Sponsor Entities’ revised offer.

On February 6, 2019, the Conflicts Committee held a telephonic meeting with representatives of Evercore and TK to further discuss potential counterproposals to the Sponsor Entities’ most recent offer.

On February 7, 2019, the Conflicts Committee held a telephonic meeting with representatives of Evercore and TK to further discuss potential counterproposals to the Sponsor Entities’ most recent offer. Following discussion, the Conflicts Committee determined to make a counterproposal of $6.25 in cash for each Common Unit held by Unaffiliated Unitholders.

On February 8, 2019, the Conflicts Committee verbally communicated its revised offer to a representative of the Sponsor Entities.

On February 9, 2019, the Conflicts Committee held a telephonic meeting with Management to discuss Management’s views with respect to the Partnership, including as it relates to its financial condition, prospects and operations, in connection with points raised by the representative of the Sponsor Entities when the Conflicts Committee communicated its most recent counterproposal.

On February 10, 2019, the Conflicts Committee held a telephonic meeting with representatives of Evercore and TK to update its advisors on the Conflicts Committee’s conversation with the representative of the Sponsor Entities when it communicated its counterproposal and its conversation with Management.

On February 17, 2019, a representative of the Sponsor Entities verbally communicated to Mr. Tywoniuk that the Sponsor Entities were prepared to pay approximately $5.00 in cash per Common Unit held by Unaffiliated Unitholders.

On February 18, 2019, the Conflicts Committee held a telephonic meeting with representatives of Evercore and TK at which the Conflicts Committee discussed the Sponsor Entities’ most recent revised offer. The Conflicts Committee discussed the various alternatives available to the Partnership in proceeding as a stand alone business and the refinancing risks of the Existing Partnership Credit Facility and the Indenture, and the Partnership’s inability to reinstate cash distributions on Common Units in the upcoming fiscal quarters. Following discussion, the Conflicts Committee determined to make a counterproposal of $5.30 in cash per Common Unit held by Unaffiliated Unitholders.

Later on February 18, 2019, Mr. Tywoniuk verbally communicated the counteroffer of $5.30 to a representative of the Sponsor Entities. Following discussion, Mr. Tywoniuk and the representative of the Sponsor Entities each agreed that $5.25 in cash per Common Unit represented merger consideration that should be satisfactory to each side, subject to obtaining necessary internal approvals. Following their respective internal deliberations, the Sponsor Entities and the Conflicts Committee formally agreed on a price of $5.25 in cash per Common Unit held by Unaffiliated Unitholders, subject to the Conflicts Committee receiving a fairness opinion for such price from Evercore, and the parties reaching agreement on the Merger Agreement and ancillary documents.

On February 21, 2019, representatives of TK called representatives of Kirkland to discuss the draft Merger Agreement, which included a discussion on the Sponsor Entities’ approach to approving the Merger and obtaining consent of the lenders under the Existing Partnership Credit Facility. Kirkland confirmed that the Sponsor Entities intended to approve the Merger through delivery of the Unit Majority Consent and that the present intent of the Sponsor Entities was to obtain the consent of the lenders under the Existing Partnership Credit Facility on or prior to the signing of the Merger Agreement.

On the morning of February 23, 2019, the Conflicts Committee held a telephonic meeting with representatives of TK to review and discuss the revised draft of the Merger Agreement prepared by TK. Following such discussion, the Conflicts Committee instructed TK to deliver a revised draft of the Merger Agreement to Kirkland reflecting the revisions the Conflicts Committee discussed with TK, including, among others, (i) providing for a reverse termination fee payable to the Partnership by the Sponsor Entities if the Merger Agreement is terminated under certain circumstances, (ii) requiring the Limited Guarantee by an affiliate of ArcLight guaranteeing payment of the reverse termination fee and the Partnership’s indemnification obligations with respect to the directors, officers and employees of the Partnership, (iii) providing for a cap on the Sponsor Entities’ expenses that are subject to reimbursement by the Partnership if the Merger Agreement is terminated under certain circumstances, (iv) removing the closing condition requiring the absence of a Partnership Material Adverse Effect and (v) limiting the ability of the Sponsor Entities to obtain Alternative Financing to circumstances in which there has been a breach of the Equity Commitment Letter or any portion of the Equity Commitment Letter becomes unavailable, and removing the related Inside Date concept.

Between February 24, 2019 and March 1, 2019, representatives of the Sponsor Entities and Kirkland had several discussions regarding the terms included in TK’s revised draft of the Merger Agreement and proposed responses to such terms.

After discussion with the Sponsor Entities, on March 1, 2019, Kirkland delivered a revised draft of the Merger Agreement to TK. The draft (i) accepted the Conflicts Committee’s revisions requiring the Sponsor Entities to pay a reverse termination fee if the Merger Agreement is terminated under certain circumstances, (ii) accepted the Conflicts Committee’s revisions requiring the delivery of the Limited Guarantee guaranteeing payment of the reverse termination fee, (iii) accepted the Conflicts Committee’s revisions capping the amount of the Sponsor Entities’ expenses that are subject to reimbursement by the Partnership if the Merger Agreement is terminated under certain circumstances, (iv) reinserted the closing condition requiring the absence of a Partnership Material Adverse Effect and (v) generally rejected the Conflicts Committee’s revisions to the Alternative Financing provisions, including the Conflicts Committee’s deletion of the Inside Date concept. The draft proposed a reverse termination fee of $8.0 million and a cap on the Sponsor Entities’ reimbursable expenses of $5.0 million.

Also on March 1, 2019, Management through BofA Merrill Lynch provided an updated Partnership forecast model to the Conflicts Committee, which incorporated adjustments to certain assumptions including with respect to proceeds expected to be received in certain planned divestitures.

On March 4, 2019, the Conflicts Committee held a telephonic meeting with representatives of TK. TK presented the terms of Kirkland’s most recent draft of the Merger Agreement. The Conflicts Committee discussed the terms of the draft and directed TK to discuss the Merger Agreement with Kirkland consistent with the Conflicts Committee’s feedback and instruction.

On March 5, 2019, representatives of TK and Kirkland discussed the Merger Agreement and the process for reaching resolution on the outstanding issues. TK and Kirkland discussed the Sponsor Entities’ restructuring plans that were referenced in the draft Merger Agreement, the identity of the equity commitment provider, the guarantor of the Limited Guarantee and the status of obtaining the lender consent under the Existing Partnership Credit Facility. Later that day, Kirkland delivered an initial draft of the Equity Commitment Letter and the Limited Guarantee to TK.

Also on March 5, 2019, the Conflicts Committee met telephonically with representatives of Evercore, TK, Management, the Sponsor Entities and BofA Merrill Lynch. Management discussed the updated financial projections of the Partnership with the Conflicts Committee and representatives of Evercore.

On March 6, 2019, TK held a telephonic conference call with Morris Nichols to discuss various provisions in the draft Merger Agreement, including the delivery by the Sponsor Entities of the Unit Majority Consent.

Also on March 6, 2019, TK delivered a revised draft of the Merger Agreement to Kirkland reflecting the revisions the Conflicts Committee and Morris Nichols discussed with TK, including, among others, (i) requiring the Sponsor Entities to deliver the Unit Majority Consent immediately prior to signing the Merger Agreement, (ii) removing the closing condition requiring the absence of a Partnership Material Adverse Effect, (iii) limiting the scope of certain of the Partnership’s representations and warranties and proposing that certain representations and warranties be qualified by reference to the Partnership’s draft Form 10-K for the year ended December 31, 2018 (the “Draft 10-K”) regardless of whether the Draft 10-K is filed prior to execution of the Merger Agreement and (iv) limiting the ability of the Sponsor Entities to obtain Alternative Financing to circumstances in which there has been a breach of the Equity Commitment Letter or any portion of the Equity Commitment Letter becomes unavailable, and removing the related Inside Date concept. The revised draft also increased the reverse termination fee to $15.0 million and requested that the Sponsor Entities propose a lower cap with respect to the Sponsor Entities’ reimbursable expenses.

On March 7, 2019, representatives of the Sponsor Entities and Kirkland discussed the revisions included in TK’s most recent draft of the Merger Agreement and the Sponsor Entities’ proposed responses, including, among others, reducing the reverse termination fee to $9.5 million and reducing the cap on the Sponsor Entities’ reimbursable expenses to $3.5 million. In addition, the Sponsor Entities proposed that the Existing Partnership Credit Facility Modifications, which the parties had initially contemplated obtaining prior to executing the Merger Agreement, be made a closing condition.

On March 8, 2019, representatives of TK and Kirkland discussed the Merger Agreement, in which Kirkland conveyed certain commercial points to be settled between the Conflicts Committee and the Sponsor Entities. Among other matters, representatives of TK and Kirkland discussed that the Sponsor Entities will require flexibility to pursue alternative financing sources prior to closing and that the Partnership would not be able to obtain the Existing Partnership Credit Facility Modifications prior to signing of the Merger Agreement.

On March 9, 2019, Kirkland followed up with a written list of the outstanding commercial points, which included, among other things, (i) limiting the scope of the Limited Guarantee to only cover the reverse termination fee, (ii) including the closing condition requiring the absence of a Partnership Material Adverse Effect, (iii) including the Sponsor Entities’ Alternative Financing construct, (iv) reducing the reverse termination fee to $9.5 million, (v) reducing the cap on the Sponsor Entities’ reimbursable expenses to $3.5 million and (vi) providing for a closing condition requiring the Partnership to have obtained the Existing Partnership Credit Facility Modifications.

On the morning of March 10, 2019, the Conflicts Committee held a telephonic meeting with representatives of TK to review the outstanding commercial points in the Merger Agreement. The Conflicts Committee discussed with TK each commercial point provided by Kirkland and directed TK to deliver the Conflicts Committee’s responses on each commercial point to Kirkland. Later that same day, TK communicated to Kirkland the Conflicts Committee’s responses to the commercial points, which included accepting (i) the scope of the Limited Guarantee being limited to the reverse termination fee, (ii) the closing condition requiring the absence of a Partnership Material Adverse Effect, (iii) the Sponsor Entities’ Alternative Financing construct, including the Inside Date concept, with minor alterations, (iv) capping the Sponsor Entities’ reimbursable expenses at $3.5 million and (v) the closing condition requiring the Partnership to have obtained the Existing Partnership Credit Facility Modifications. The Conflicts Committee proposed a $13.0 million reverse termination fee payable by the Sponsor Entities in the event the Merger Agreement is terminated under certain circumstances.

On March 12, 2019, Kirkland delivered a revised draft of the Merger Agreement to TK along with an initial draft of a summary of pre-merger restructuring transactions. The draft reflected the commercial points previously resolved by the parties, and (i) accepted the Conflicts Committee’s revisions requiring the Sponsor Entities to deliver the Unit Majority Consent upon execution of the Merger Agreement, (ii) rejected the Conflicts Committee’s proposal that certain representations and warranties be qualified by reference to the Partnership’s Draft 10-K, (iii) added a mutual termination right in the event the Existing Partnership Credit Facility Modifications are not obtained within three weeks of signing the Merger Agreement and (iv) proposed that the reverse termination fee be decreased to $12.0 million.

Later in the day on March 12, 2019, TK delivered revised drafts of the Equity Commitment Letter and the Limited Guarantee to Kirkland.

On March 13, 2019, Management delivered a draft of the Partnership’s Draft 10-K to the Sponsor Entities and Kirkland.

Also on March 13, 2019, representatives of Kirkland and TK discussed the outstanding legal and commercial terms in the Merger Agreement, in particular (i) the proposal that certain of the Partnership’s representations and warranties be qualified by reference to the Draft 10-K and (ii) the closing condition requiring the Partnership to have obtained the Existing Partnership Credit Facility Modifications.

Later in the day on March 13, 2019, Kirkland delivered to TK revised drafts of the Equity Commitment Letter and the Limited Guarantee.

On March 14, 2019, TK delivered to Kirkland revised drafts of the Merger Agreement, the Equity Commitment Letter and the Draft 10-K, along with an initial draft of the disclosure schedules. The revised draft of the Merger Agreement (i) limited the scope of certain of the Partnership’s representations and warranties and qualified certain representations and warranties by reference to the Draft 10-K, (ii) accepted the addition of a mutual termination right in the event the Existing Partnership Credit Facility Modifications are not obtained within three weeks of signing the Merger Agreement and (iii) accepted the Sponsor Entities’ proposed reverse termination fee of $12.0 million.

Also on March 14, 2019, BofA Merrill Lynch provided materials to MIH regarding certain financial aspects of the proposed Merger.

On the morning of March 15, 2019, the Conflicts Committee held a telephonic meeting with representatives of TK to discuss the status of the Merger, including the process for finalizing the Merger Agreement. TK reviewed with the Conflicts Committee the draft Merger Agreement and the items that TK had discussed with Kirkland.

Later in the day on March 15, 2019, the ArcLight Capital Holdings, LLC investment committee approved the relevant Sponsor Entities’ entry into the Merger Agreement, the Equity Commitment Letter and the Limited Guarantee, subject to final negotiation of the relevant documents.

During the evening of March 15, 2019, representatives of the Sponsor Entities and Kirkland met telephonically to discuss TK’s most recent draft of the Merger Agreement and the draft disclosure schedules. Following discussion, Kirkland delivered a revised draft of the Merger Agreement to TK. The revised draft (i) generally accepted the Conflicts Committee’s modifications to the Partnership’s representations and warranties and the Conflicts Committee’s proposal that certain representations and warranties be qualified by reference to the Draft 10-K, subject to certain limitations, (ii) specified that the Sponsor Entities would not be obligated to incur any non-de minimis direct or indirect costs in connection with obtaining third party consents or waivers and (iii) added a closing condition requiring the Partnership to deliver the audited financial statements required under the Existing Partnership Credit Facility to the lenders thereunder by April 30, 2019. In addition, TK delivered an updated Draft 10-K to the Sponsor Entities and Kirkland.

Later that same evening, representatives of Kirkland and TK discussed the changes made to the Merger Agreement.

On the morning of March 16, 2019, the Conflicts Committee held a telephonic meeting with representatives of Evercore and TK. Representatives of TK provided the Conflicts Committee with a summary of the terms and conditions of the Merger Agreement, including the outstanding items that needed to be resolved in the Merger Agreement. Representatives of Evercore then presented its financial analysis of the Merger Consideration and, at the request of the Conflicts Committee, rendered an oral opinion to the Conflicts Committee, which was subsequently confirmed by delivery of a written opinion dated March 16, 2019, to the effect that, as of the date of its opinion, and based upon the assumptions made, matters considered, procedures followed, and qualifications and limitations of the review undertaken in rendering its opinion as set forth therein, the Merger Consideration was fair, from a financial point of view, to the Unaffiliated Unitholders. At this meeting, the Conflicts Committee (i) determined that the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, were in the best interests of the Partnership and the Unaffiliated Unitholders, (ii) granted “Special Approval” (as defined in the Partnership Agreement) of the Merger Agreement and the transactions contemplated thereby, including the Merger, and (iii) recommended that the GP Board adopt and approve the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger. The Conflicts Committee instructed TK to schedule a call with the Conflicts Committee, Kirkland, Management, Gibson Dunn and the Sponsor Entities prior to the GP Board meeting in order to discuss and resolve all outstanding issues under the Merger Agreement. Later that same morning, TK delivered a revised draft of the Merger Agreement to Kirkland containing minor changes discussed between the parties.

In the early afternoon of March 16, 2019, following the meeting of the Conflicts Committee, representatives of TK, Kirkland, the Conflicts Committee, Management, Gibson Dunn and the Sponsor Entities met telephonically to discuss the final revisions to the Merger Agreement. Following discussion and resolution of all outstanding issues in the Merger Agreement, Kirkland prepared final drafts of the Merger Agreement, Equity Commitment Letter and Limited Guarantee. In advance of the GP Board meeting later in the afternoon, a representative of the Partnership circulated certain materials to the GP Board, the Conflicts Committee and their respective advisors. Such materials included (i) an agenda, (ii) a presentation regarding legal duties under Delaware law and the Partnership Agreement, (iii) an executive summary of Evercore’s analysis, (iv) proposed resolutions, (v) a draft press release and (vi) a summary of the Merger Agreement. In addition, the substantially final draft of the Merger Agreement was posted electronically for the GP Board’s review.

In the late afternoon of March 16, 2019, at a meeting of the GP Board, following a presentation on legal and other matters from Gibson Dunn, TK and Evercore, the GP Board (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, were in the best interests of the Partnership and Partnership GP, (ii) approved the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, (iii) directed that the Merger Agreement, and the transactions contemplated thereby, including the Merger, be submitted to a vote of Limited Partners pursuant to the Partnership Agreement, and (iv) authorized the approval of the Merger Agreement, and the transactions contemplated thereby, including the Merger, by the Limited Partners without a meeting, without a vote and without prior notice, pursuant to and on the conditions set forth in the Partnership Agreement.

In the early evening of March 17, 2019, Kirkland provided final drafts of the Merger Agreement, Equity Commitment Letter and Limited Guarantee to TK. Representatives of TK and Kirkland discussed the final changes made to the Merger Agreement.

Later in the evening on March 17, 2019, the Sponsor Entities delivered the Unit Majority Consent and the parties executed the Merger Agreement, the Equity Commitment Letter and the Limited Guarantee.

On March 18, 2019, prior to market open, the Partnership issued a press release announcing the execution of the Merger Agreement and filed a copy of the Merger Agreement as an exhibit to a Current Report on Form 8-K.

Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties

Under Section 7.9(a) of the Partnership Agreement, whenever a potential conflict of interest exists or arises between Partnership GP or any of its affiliates, on the one hand, and the Partnership or any partner of the Partnership, on the other, such as the consideration of the Merger Agreement and the transactions contemplated thereby, any resolution or course of action by Partnership GP or its affiliates in respect of such conflict of interest is permitted and deemed approved by all partners of the Partnership, and does not constitute a breach of the Partnership Agreement, any organizational document of the Partnership’s subsidiaries, any agreement contemplated by the Partnership Agreement or any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is approved by “Special Approval.” For purposes of the Partnership Agreement, “Special Approval” means approval by a majority of the members of the Conflicts Committee.

Under Section 7.9(b) of the Partnership Agreement, whenever Partnership GP makes a determination or takes or declines to take any other action, or any of its affiliates causes it do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under the Partnership Agreement, any organizational documents of the Partnership’s subsidiaries or any other agreement contemplated by the Partnership Agreement, then, unless another express standard is provided for in the Partnership Agreement, Partnership GP, or such affiliate causing it do so, shall make such determination or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by the Partnership Agreement, any organizational document of the Partnership’s subsidiaries, any other agreement contemplated by the Partnership Agreement or under applicable law.

Pursuant to Section 7.9(b) of the Partnership Agreement, in order for a determination or other action to be in “good faith,” the person or persons making such determination or taking or declining to take such other action must subjectively believe that the determination or other action is in, or not opposed to, the best interests of the Partnership.

Under Section 7.10(b) of the Partnership Agreement, Partnership GP may consult with legal counsel, accountants, appraiser, management consultants, investment bankers and other consultants and advisors selected by it, and act any taken or omitted to be taken in reliance upon the opinion of such persons as to matters that Partnership GP reasonably believes to be within such person’s professional or expert competence is conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

Recommendation of the Conflicts Committee and the GP Board; Reasons for Recommending Approval of the Merger

The Conflicts Committee

The Conflicts Committee consists of three directors that meet the independence qualifications for membership on a conflicts committee set forth in the Partnership Agreement: Gerald A. Tywoniuk (Chairman), Peter A. Fasullo and Donald R. Kendall, Jr. On September 28, 2018, the GP Board resolved by unanimous written consent to delegate to the Conflicts Committee the power and authority to (i) review and evaluate the terms and conditions of, and to determine the advisability of, the Merger, (ii) negotiate, or delegate the ability to negotiate, the terms and conditions of the Merger, (iii) determine whether or not to approve the Merger, including by “Special Approval” (pursuant to Section 7.9(a) of the Partnership Agreement) and (iv) make a recommendation to the GP Board regarding whether or not to approve the Merger.

The Conflicts Committee retained Evercore as its financial advisor, TK as its legal counsel and Morris Nichols as special Delaware counsel. The Conflicts Committee conducted a review and evaluation of the Merger and the Merger Agreement and negotiated with the Sponsor Entities and their representatives with respect to the Merger and the Merger Agreement.

On March 16, 2019, the Conflicts Committee unanimously (i) determined that the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, were in the best interests of the Partnership and the Unaffiliated Unitholders, (ii) granted “Special Approval” (as defined in the Partnership Agreement) of the Merger Agreement and the transactions contemplated thereby, including the Merger, and (iii) recommended that the GP Board adopt and approve the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger.

Reasons for the Conflicts Committee’s Recommendation

The Conflicts Committee consulted with its financial and legal advisors and considered many factors in making its determination and approval, and the related recommendation to the GP Board. As part of its deliberative process, the Conflicts Committee considered the following factors to be generally positive or favorable in making its determination and approval, and the related recommendation to the GP Board:

•

The Merger Consideration is an all-cash amount, which the Conflicts Committee believes provides greater value to the Unaffiliated Unitholders than the long-term value of the Partnership as a publicly traded partnership, after taking into account the opportunities for, as well as the risks and challenges facing, the Partnership’s current business and financial prospects.

•

The financial analysis prepared by Evercore, as financial advisor to the Conflicts Committee, and the oral opinion of Evercore delivered to the Conflicts Committee on March 16, 2019, which was subsequently confirmed by delivery of a written opinion of Evercore, dated March 16, 2019, to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken in rendering its opinion as set forth therein, the Merger Consideration was fair, from a financial point of view, to the Unaffiliated Unitholders.

•

The Conflicts Committee’s belief that $5.25 per Common Unit was ArcLight’s final offer and the conclusion reached by the Conflicts Committee that $5.25 per Common Unit was likely the highest price per Common Unit that ArcLight would be willing to pay at the time of the Conflicts Committee’s determination and approval.

•

The Merger Consideration constitutes a 31.3% premium to the price per Common Unit on March 15, 2019 (the last trading day prior to the approval of the Merger) and a 73.3% premium to the price per Common Unit on December 31, 2018 (the last trading day prior to the time that ArcLight offered to acquire all of the Common Units held by the Unaffiliated Unitholders at $4.50 per Common Unit).

•

The Conflicts Committee’s understanding, based on information provided by PricewaterhouseCoopers LLC regarding the tax attributes of Unaffiliated Unitholders that acquired Common Units through January 2018, that the Merger Consideration should result in a tax benefit to such Unaffiliated Unitholders with respect to most Common Units acquired through January 2018.

•

The Merger Consideration provides liquidity to the Unaffiliated Unitholders at a time when the Partnership is prohibited from making distributions to unitholders as a result of the Partnership failing to meet certain financial covenant ratios under the Existing Partnership Credit Facility.

•

The Conflicts Committee’s belief that the state of the MLP equity capital markets will continue to make it difficult for the Partnership to obtain equity financing to fund acquisitions and growth capital expenditures.

•	The Conflicts Committee’s belief that the near-term maturity of the Existing Partnership Credit Facility, and the need for the Partnership to either refinance, replace or extend the maturity of the

Existing Partnership Credit Facility, would likely have required the Partnership to incur additional higher-cost indebtedness (which could potentially include equity features dilutive to the holders of Common Units) or make substantial dispositions of assets at sales prices that could be potentially dilutive to the holders of Common Units, absent any additional financial support from ArcLight.

•

ArcLight, pursuant to the Equity Commitment Letter delivered to Parent, has committed to purchase equity of Parent for an aggregate cash purchase price up to $203.8 million solely for the purpose of providing cash to Parent to fund the full amount of the Merger Consideration.

•	The Limited Guarantee provided by ArcLight in favor of the Partnership guarantying the timely payment of the full amount of the Termination Fee (if payable).

•

In connection with its consideration of the Merger, the Conflicts Committee retained and received advice from its own independent financial and legal advisors with knowledge and experience with respect to public merger and acquisition transactions, MLPs, the Partnership’s industry generally and the Partnership particularly, as well as substantial experience advising MLPs and other companies with respect to transactions similar to the Merger.

•

The financial terms and conditions of the Merger Agreement and the non-financial terms and conditions of the Merger Agreement were determined as a result of arm’s-length negotiations between the Sponsor Entities and the Conflicts Committee and their respective representatives and advisors that included multiple proposals and counterproposals.

•	Certain terms of the Merger Agreement, principally:

•

Provisions requiring Parent to pay to the Partnership the Termination Fee in the event the Merger Agreement is terminated under certain circumstances. See “The Merger Agreement—Remedies, Specific Performance.”

•	Provisions requiring Parent to take all actions and to do all things necessary, proper or advisable to consummate and obtain funding under the Equity Commitment Letter at the closing of the Merger.

•

The consummation of the Merger is not conditioned upon financing, and the Partnership and Partnership GP are entitled to specifically enforce Parent’s obligations to cause the full amount of the Merger Consideration to be funded in accordance with the Equity Commitment Letter.

•

The increased probability that the Merger will be completed as a result of the delivery of the written consent of limited partners approving the Merger Agreement and the transactions contemplated thereby by a Unit Majority immediately prior to the execution of the Merger Agreement, which constitutes the Partnership Unitholder Approval.

•	The limited nature of the operational representations and warranties given by the Partnership and Partnership GP.

•

Provisions requiring HPIP or any of its affiliates to promptly notify the GP Board and the Conflicts Committee in writing if any proposal or offer is received by HPIP or any of its affiliates in respect of an Acquisition Proposal.

•

Provisions restricting the ability of HPIP or any of its affiliates to eliminate, or revoke or diminish the authority of, the Conflicts Committee, or remove any member of the Conflicts Committee between signing of the Merger Agreement and closing of the Merger.

•	Provisions requiring the consent of the Conflicts Committee to amend the Merger Agreement.

As part of its deliberative process, the Conflicts Committee considered the following factors to be generally negative or unfavorable in making its determination and approvals, and the related recommendation to the GP Board:

•	The Conflicts Committee was not authorized and did not conduct an auction process or other solicitation of interest from third parties for the acquisition of the Partnership. Since affiliates of

ArcLight indirectly control the Partnership and Partnership GP, it was unlikely that the Conflicts Committee could conduct a meaningful process to solicit interest in the acquisition of assets or control of the Partnership and it was unlikely that the Partnership would receive an unsolicited third-party acquisition proposal. Further, on September 28, 2018, MIH and its affiliates filed an amendment to Schedule 13D and issued a press release announcing the September 27th Offer. The Conflicts Committee was not aware of the receipt of any third party offers with respect to a strategic transaction involving the Partnership or Partnership GP, even though ArcLight’s interest in pursuing a sponsor take private transaction was public.

•	Certain terms of the Merger Agreement, principally:

•

Provisions requiring the Partnership to reimburse Parent for out-of-pocket expenses up to $3.5 million in the event the Merger Agreement is terminated under certain circumstances. See “The Merger Agreement—Remedies, Specific Performance.”

•

Provisions permitting either party to terminate the Merger Agreement without any liability on the part of any party, if the lenders under the Existing Partnership Credit Facility had failed to deliver the Existing Partnership Credit Facility Modifications prior to April 8, 2019.

•

Provisions permitting Parent to terminate the Merger Agreement, without any liability on the part of Parent, Merger Sub, HPIP or any of their affiliates, in the event of a Partnership Material Adverse Effect.

•	Provisions limiting the Partnership’s available remedies to the Termination Fee in the event the Merger Agreement is terminated under certain circumstances.

•

The Unaffiliated Unitholders will not have any equity participation in the Partnership following the Merger, and the Unaffiliated Unitholders will accordingly cease to participate in the Partnership’s future earnings or growth, if any, or benefit from any increases, if any, in the value of the Common Units.

•

As a result of the delivery of the written consent of limited partners approving the Merger Agreement and the transactions contemplated thereby by a Unit Majority immediately prior to the execution of the Merger Agreement, which constitutes the Partnership Unitholder Approval, the affirmative vote of the Unaffiliated Unitholders is not required to approve the Merger, and the Conflicts Committee no longer has the right to effect a Partnership Adverse Recommendation Change.

•	The Merger will be a taxable transaction to the Unaffiliated Unitholders for U.S. federal income tax purposes, which may result in a cash tax liability for certain Unaffiliated Unitholders.

•	The Unaffiliated Unitholders are not entitled to dissenters’ or appraisal rights under the Merger Agreement, the Partnership Agreement or Delaware law.

•

The Sponsor Entities and certain of the executive officers and directors of Partnership GP have interests in the Merger that are different from, or in addition to, the interests of the Unaffiliated Unitholders generally.

•	The Partnership has incurred and will continue to incur transaction costs and expenses in connection with the Merger, whether or not the Merger is completed.

•	The Merger might not be completed in a timely manner, or at all, and a failure to complete the Merger could negatively affect the trading price of the Common Units.

The foregoing discussion of the information and factors considered by the Conflicts Committee is not intended to be exhaustive, but includes material factors the Conflicts Committee considered. In view of the variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Conflicts Committee did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors considered in making its determination and recommendation. In addition, each of the members of the Conflicts Committee may have given differing weights to different factors. Overall, the Conflicts Committee believed that the positive factors supporting the Merger outweighed the negative factors it considered. It should be noted that certain statements and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Note Concerning Forward-Looking Statements.”

The GP Board

The GP Board consists of nine directors, three of whom are independent. As such, some of the directors on the GP Board may have different interests in the Merger than the Unaffiliated Unitholders. For a complete discussion of these and other interest of the members of the GP Board in the Merger, see “—Interests of the Directors and Executive Officers of Partnership GP in the Merger.” Because of such possible and actual conflicts of interests, the GP Board, on September 28, 2018, resolved by unanimous written consent to delegate to the Conflicts Committee the power and authority to (i) review and evaluate the terms and conditions of, and to determine the advisability of, the Merger, (ii) negotiate, or delegate the ability to negotiate, the terms and conditions of the Merger, (iii) determine whether or not to approve the Merger, including by “Special Approval” (pursuant to Section 7.9(a) of the Partnership Agreement) and (iv) make a recommendation to the GP Board regarding whether or not to approve the Merger.

On March 16, 2019, the Conflicts Committee unanimously determined that each of the Merger Agreement and the Merger is in the best interests of the Partnership and the Unaffiliated Unitholders. Based upon such determination, the Conflicts Committee recommended to the GP Board that the GP Board approve the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger. Later on March 16, 2019, the GP Board, after considering the factors discussed below, including the unanimous determination and recommendation of the Conflicts Committee, (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of the Partnership and Partnership GP, (ii) approved the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, (iii) directed that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to a vote of the limited partners of the Partnership, and (iv) authorized the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the limited partners of the Partnership without a meeting, without a vote and without prior notice, pursuant to and on the conditions set forth in the Partnership Agreement.

In determining that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interest of the Partnership and its Unaffiliated Unitholders, the GP Board considered a number of factors, including the following material factors:

•	the unanimous determination and recommendation of the Conflicts Committee; and

•	the factors considered by the Conflicts Committee, including the material factors considered by the Conflicts Committee described under “—The Conflicts Committee” above.

In doing so, the GP Board expressly adopted the analysis of the Conflicts Committee, which is discussed above. In addition, under the SEC rules governing “going private” transactions, the Partnership and Partnership GP are engaged in a “going private” transaction and, therefore, are required to express their position as to the fairness of the proposed Merger to the Partnership’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act. The GP Board, on behalf of Partnership GP and the Partnership, and the Conflicts Committee are making the following statements solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The GP Board, on behalf of Partnership GP and the Partnership, on the basis of the factors described above, believes that the Merger (which is the Rule 13e-3 transaction for which a Schedule 13E-3 Transaction Statement was filed with the SEC) is both procedurally and substantively fair to the Unaffiliated Unitholders.

The foregoing discussion is not intended to be exhaustive, but is intended to address the material information and principal factors considered by the GP Board in considering the Merger. In view of the various factors and information considered, the GP Board did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, the GP Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was determinative of its ultimate determination, and individual members of the GP Board may have given different weights to different factors. The GP Board made its recommendation based on the totality of information presented to, and the investigation conducted by, the GP Board. It should be noted that certain statements and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Note Concerning Forward-Looking Statements.”

Unaudited Financial Projections of the Partnership

In connection with the Merger, Management prepared non-public, unaudited projections of future financial and operating performance of the Partnership for the fiscal years ending December 31, 2019 through 2023, except in the case of Delta House Offshore Production Platform (“Delta House”), for which projections of estimated cash flows were provided for the periods 2019 through 2025 (collectively, the “Partnership Financial Projections”). The Partnership Financial Projections summarized below were provided to the Conflicts Committee and the GP Board in connection with their consideration of the Merger Agreement and the transactions contemplated thereby, including the Merger. The Partnership Financial Projections also were provided to the Conflicts Committee’s financial advisor, Evercore, for its use and reliance in connection with Evercore’s financial analyses and opinion described under the heading “—Opinion of the Financial Advisor to the Conflicts Committee.” Set forth below is a summary of the Partnership Financial Projections, which is included in this information statement to give the Unaffiliated Unitholders access to certain non-public, unaudited prospective financial information that was made available to the Conflicts Committee, Evercore and the GP Board in connection with the Merger.

You should be aware that uncertainties are inherent in prospective financial information of any kind, and such uncertainties may increase with the passage of time. Neither the Partnership nor any of its affiliates, advisors, officers, directors, or representatives has made or makes any representation or can give any assurance to any Unaffiliated Unitholder, or any other person, regarding the ultimate performance of the Partnership compared to the information set forth in the Partnership Financial Projections, or that any such results will be achieved on the projected time horizon, or at all , or that any such results will not be exceeded.

The Partnership Financial Projections included in this information statement are not the only series of projections that were prepared by Management in connection with the Merger given the negotiation period. At the beginning of the negotiation process, the GP Board, the Conflicts Committee and Evercore each received an initial series of financial projections. Management continued to update these financial projections over the course of negotiations prior to execution of the Merger Agreement as new business facts evolved. As these new business facts evolved, Management informed the GP Board, the Conflicts Committee and Evercore of such facts.

The inclusion of the summary of the Partnership Financial Projections in this information statement should not be regarded as an indication that the Partnership or Management, or their respective advisors or other representatives, considered or consider the Partnership Financial Projections to be necessarily predictive of actual future performance or events, and the Partnership Financial Projections or summary thereof should not be relied upon as such.

The Partnership Financial Projections were prepared by Management. The Partnership Financial Projections were not prepared with a view toward public disclosure or toward compliance with GAAP, the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants. Neither PricewaterhouseCoopers LLP (“PwC”), nor any other independent registered public accounting firm, has compiled, examined or performed any procedures with respect to the prospective financial information contained in the Partnership Financial Projections, and accordingly, PwC does not express an opinion or any other form of assurance with respect thereto. The PwC reports included in the Form 10-K attached to this information statement as Annex C relate to historical financial information of the Partnership. Such reports do not extend to the Partnership Financial Projections and should not be read to do so. The GP Board did not prepare, and none of the Partnership, Management, Partnership GP, the GP Board or the Conflicts Committee gives any assurance regarding, the Partnership Financial Projections to any Unaffiliated Unitholder or any other person.

The Partnership Financial Projections are inherently subjective in nature, susceptible to interpretation and, accordingly, may not be achieved or may be exceeded. The Partnership Financial Projections also reflect numerous assumptions made by Management, including material assumptions that may not be realized and are subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of Management and the Partnership. Management also prepares financial projections that include prospective projects, including prospective mergers and material acquisitions. The Partnership Financial Projections presented to the Conflicts Committee and the GP Board included the effects of certain prospective projects, an acquisition of an interest in the Pascagoula Gas Plant in 2019 and prospective divestitures; however, such prospective divestitures have been excluded from the summary below. Accordingly, there can be no assurance that the assumptions made in preparing the Partnership Financial Projections, upon which the following summary is based, will be realized. There may be differences between actual and projected results, and the differences may be material. The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased by the length of time over which these assumptions apply. The failure to achieve assumptions and projections in early periods could have a compounding effect on the projections shown for the later periods. Thus, any such failure of an assumption or projection to be reflective of actual results in an early period could have a greater effect on the projected results failing to be reflective of actual events in later periods.

All of these assumptions involve variables making them difficult to predict, and some are beyond the control of the Partnership. Any assumptions for near-term projected cases remain uncertain, and such uncertainty increases with the length of the projected period. The Partnership Financial Projections and the summary thereof included herein are forward-looking statements and are subject to risks and uncertainties. See the factors discussed under the heading “Special Note Concerning Forward-Looking Statements.”

In developing the Partnership Financial Projections provided to the Conflicts Committee, Evercore and the GP Board, Management made numerous material assumptions with respect to (i) the Partnership for the fiscal years ending December 31, 2019 through 2023, and (ii) Delta House for the fiscal years ending December 31, 2019 through 2025, including:

•	capital expenditures and operating cash flows, including the related amounts and timing thereof;

•	outstanding debt during applicable periods, and the availability and cost of capital;

•	the cash flows from existing assets and business activities;

•	the prices and production of, and demand for, crude oil, natural gas, NGLs and other hydrocarbon products, which could impact volumes and margins;

•	the amount and timing of distributions, if any, to the unitholders by the Partnership; and

•	other general business, market and financial assumptions.

The summarized projected financial information set forth below was based on the Partnership’s projected results for the fiscal years ending December 31, 2019 through 2023 included in the Partnership Financial Projections (may reflect rounding).

	Year Ended December 31,
	2019	2020	2021	2022	2023
	(in millions)
Offshore Pipelines (Distributions from Destin and Okeanos)	$75.5	$74.5	$66.1	$60.9	$53.9
Distributions from Delta House	$86.7	$63.5	$47.7	$44.3	$34.4
Natural Gas Gathering and Processing	$38.6	$59.7	$68.6	$71.8	$73.1
Natural Gas Transportation	$22.3	$23.5	$25.2	$26.0	$26.0
Silver Dollar Pipeline	$10.0	$19.3	$22.0	$22.1	$22.7
Bakken Crude Oil Gathering	$3.6	$4.4	$3.8	$2.9	$2.1
NGL Pipeline JV Distributions	$15.2	$15.7	$15.5	$14.4	$13.4
Terminals	$(1.1)	$4.5	$4.5	$4.5	$4.5
Trucking	$(1.1)	$(1.0)	$(1.0)	$(1.0)	$(1.0)
Asset EBITDA (1)	$249.8	$264.0	$252.4	$245.8	$229.1
Less: Corporate G&A	$(55.0)	$(49.8)	$(49.8)	$(49.8)	$(49.8)
Less: Other	$(0.1)	$(0.1)	$(0.1)	$(0.1)	$(0.1)
Adjusted EBITDA (2)	$194.7	$214.1	$202.5	$195.8	$179.1
Less: Interest Expense	$(76.4)	$(73.3)	$(67.2)	$(62.4)	$(59.3)
Less: Maintenance Capital Expenditures	$(19.9)	$(11.3)	$(11.2)	$(11.5)	$(11.5)
Distributable Cash Flow (3)	$98.3	$129.5	$124.1	$121.9	$108.2

The Delta House summary projections below include (i) Delta House adjusted asset EBITDA on a 100% ownership basis and (ii) the cash distributions associated with the Partnership’s 35.65% interest in Delta House’s Class A units. Set forth in the table below is a summary of the projections for Delta House presented to the Conflicts Committee, based on input received from Management, and GP Board as modified at the direction of the Conflicts Committee to include an assumption that the rate charged by Delta House in connection with a certain new well expected to come online in 2022 will be $1.50 per BOE.

	Year Ended December 31,
	2019	2020	2021	2022	2023	2024	2025 (6)
	(in millions)
Adjusted Asset EBITDA (100.0%) (4)	$250.0	$158.1	$138.9	$121.9	$97.8	$76.7	$71.5
Class A Distributions (35.65%) (5)	$86.7	$63.5	$47.7	$44.3	$34.4	$27.9	$24.3

The Delta House summary projections below include (i) Delta House adjusted asset EBITDA on a 100% ownership basis and (ii) the cash distributions associated with the Partnership’s 35.65% interest in Delta House’s Class A units. The below summary of projections reflects Management’s assumption that the rate charged by Delta House in connection with a certain new well expected to come online in 2022 will be $4.50 per BOE (and reflects certain timing differences with respect to Delta House cash flows).

	Year Ended December 31,
	2019	2020	2021	2022	2023	2024	2025
	(in millions)
Adjusted Asset EBITDA (100.0%) (4)	$250.0	$158.0	$138.9	$123.4	$111.5	$86.5	$88.0
Class A Distributions (35.65%) (5)(6)	$86.7	$63.5	$47.7	$44.2	$38.9	$31.3	$29.1

The above measures are not measures of financial performance under GAAP, and should not be considered as alternatives to net income (loss), operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with GAAP. The Partnership’s computations of these measures may differ from similarly titled measures used by others.

(1)	EBITDA is a non-GAAP measure of financial performance. EBITDA represents earnings before interest, taxes, depreciation and amortization (“EBITDA”).

(2)	Adjusted EBITDA is a non-GAAP measure of financial performance. Adjusted EBITDA represents EBITDA, adjusted for non-recurring items and excluding the impact of transaction costs related to the Merger.

(3)

Distributable Cash Flow is a non-GAAP measure of financial performance and is defined as Adjusted EBITDA, computed as described above, less net cash paid for interest expense, ongoing capital expenditures and accruals for replacement capital expenditures.

(4)	Adjusted Asset EBITDA represents EBITDA adjusted for changes in deferred revenue.

(5)

As disclosed in the Form 10-K attached to this information statement as Annex C, under the terms of the operating agreement for Delta House, the portion of Delta House’s total distributions that the Partnership is entitled to receive declines once cumulative production processed by the platform exceeds a specific cumulative production hurdle. Once this threshold is reached, the rate charged by Delta House drops from $4.50 per BOE to $1.50 per BOE.

(6)

The projected Delta House Class A Distributions resulting from Management’s assumption and the timing differences were also presented in the “Distributions from Delta House” line item of the Management’s presentation of the Partnership’s projected results for the fiscal years ending December 31, 2019 through 2023, and such differences flowed through the other line items of the projections.

THE PARTNERSHIP DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE SUCH PROSPECTIVE FINANCIAL INFORMATION WAS PREPARED OR TO REFLECT THE OCCURRENCE OF SUBSEQUENT EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

Opinion of Financial Advisor to the Conflicts Committee

The Conflicts Committee retained Evercore to act as financial advisor to the Conflicts Committee in connection with evaluating the Merger. On March 16, 2019, at a meeting of the Conflicts Committee and at the request of the Conflicts Committee, Evercore rendered its oral opinion to the Conflicts Committee that, as of March 16, 2019, and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the Merger Consideration is fair, from a financial point of view, to the Unaffiliated Unitholders. Evercore subsequently confirmed its oral opinion in a written opinion on the same date.

The full text of the written opinion of Evercore, dated as of March 16, 2019, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached hereto as Annex B to this information statement. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Conflicts Committee in connection with its evaluation of the fairness of the Merger Consideration, from a financial point of view, to the Unaffiliated Unitholders, and did not address any other aspects or implications of the Merger. Evercore’s opinion should not be construed as creating any fiduciary duty on Evercore’s part to any party and such opinion was not intended to be, and does not constitute, a recommendation to the Conflicts Committee or to any other persons in respect of the Merger, including as to how any unitholder should act in respect of the Merger. The summary of the Evercore opinion set forth herein is qualified in its entirety by reference to the full text of the opinion included as Annex B to this information statement.

In connection with rendering its opinion and performing its related financial analysis, Evercore, among other things:

•

reviewed certain publicly available historical operating and financial information relating to the Partnership that Evercore deemed relevant, including as set forth in the Partnership’s draft Annual Report on Form 10-K for the year ended December 31, 2018 dated March 15, 2019, furnished to Evercore by management of the Partnership and including as set forth in the Partnership’s Annual Reports on Form 10-K for the year ended December 31, 2017, the Partnership’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018, and certain of the Partnership’s Current Reports on Form 8-K, in each case as filed with or furnished to the SEC by the Partnership since January 1, 2018;

•	reviewed certain non-public historical and projected financial and operating data and assumptions relating to the Partnership, as prepared and furnished to Evercore by management of the Partnership;

•

discussed the past and current operations and current financial condition of the Partnership, and the historical and projected financial and operating data and assumptions relating to the Partnership, with management of the Partnership (including management’s views of the risks and uncertainties of achieving such projections);

•	reviewed publicly available research analyst estimates for the Partnership’s future financial performance on a standalone basis;

•	performed discounted cash flow analyses for the Partnership based on projected financial data and other data provided by management of the Partnership;

•	compared the financial performance of the Partnership and its stock market trading multiples with those of certain other publicly traded partnerships and companies that Evercore deemed relevant;

•

compared the financial performance of the Partnership and the transaction multiples implied by the Merger with the financial terms and transaction multiples of certain historical transactions that Evercore deemed relevant;

•	reviewed a draft of the Merger Agreement dated March 15, 2019; and

•

performed such other analyses and examinations, held such other discussions, reviewed such other information and considered such other factors that Evercore deemed appropriate for the purposes of providing its opinion.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumes no liability therefor. With respect to the projected financial and operating data relating to the Partnership referred to above, Evercore assumed that such data was reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Partnership as to the future financial performance of the Partnership under the assumptions reflected therein. Evercore did not express a view as to the future financial performance of the Partnership under the assumptions reflected therein or the assumptions on which they are based.

For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without material waiver or modification thereof. Evercore has further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Partnership or the consummation of the Merger or materially reduce the benefits of the Merger to the Unaffiliated Unitholders.

Evercore did not make, nor assume any responsibility for making, any independent valuation or appraisal of the assets or liabilities of the Partnership, nor was Evercore furnished with any such appraisals, nor did Evercore evaluate the solvency or fair value of the Partnership under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to Evercore as of the date of its opinion and financial, economic, monetary, market, regulatory and other conditions and circumstances as they existed and as could be evaluated by Evercore on the date of its opinion. It is understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than whether, as of the date of its opinion, the Merger Consideration is fair, from a financial point of view, to the Unaffiliated Unitholders. Evercore did not express any view on, and its opinion does not address, the fairness of the Merger to, or any consideration received in connection therewith by any other person, including the holders of any securities, creditors or other constituencies of the Partnership, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Partnership or Partnership GP, or any class of such persons, whether relative to the Merger Consideration or otherwise. Evercore’s opinion did not address the relative merits of the Merger as compared to other business or financial strategies that might have been available to the Partnership, nor did it address the underlying business decision of the Partnership to engage in the Merger. In arriving at its opinion, Evercore was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Common Units or any business combination or other extraordinary transaction involving the Partnership. Evercore’s opinion did not constitute a recommendation to the Conflicts Committee or to any other persons in respect of the Merger, including as to how any holder of units of the Partnership should act in respect of the Merger. Evercore expressed no opinion as to the price at which the units of the Partnership would trade at any time. Evercore is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by the Partnership and its advisors with respect to legal, regulatory, accounting and tax matters.

Set forth below is a summary of the material financial analyses performed by Evercore and reviewed with the Conflicts Committee on March 16, 2019, in connection with rendering Evercore’s opinion to the Conflicts Committee. Each analysis was provided to the Conflicts Committee. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. In connection with arriving at its opinion, Evercore considered all of its analyses as a whole, and the order of the analyses described and the results of these analyses do not represent any relative importance or particular weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on March 15, 2019, and is not necessarily indicative of current market conditions.

Analysis of the Partnership

Assumptions with Respect to the Partnership

Evercore performed a series of analyses to derive indicative valuation ranges for the Common Units. Evercore performed its analyses utilizing the unaudited, non-public Partnership Financial Projections. For a summary of the Partnership Financial Projections, see “The Merger—Unaudited Financial Projections of the Partnership.” The Partnership Financial Projections were not adjusted by Evercore.

Total Partnership—Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis of the Partnership by valuing the cash flows to be received by the Partnership based on the Partnership Financial Projections. The Partnership Financial Projections included projections of estimated cash flows for each of the Partnership’s distinct operating segments for the periods 2019 through 2023, except in the case of Delta House, for which projections of estimated cash flows were provided for the periods 2019 through 2025. Evercore calculated the per unit value range for the Common Units by utilizing a range of discount rates based on the Partnership’s Weighted Average Cost of Capital (“WACC”), as estimated by Evercore based on the Capital Asset Pricing Model (“CAPM”), and the Partnership’s natural gas gathering and processing corporate and MLP peers and offshore pipeline MLP peers, and terminal values based on a range of estimated EBITDA exit multiples and perpetuity growth rates. Evercore assumed a range of discount rates of 8.5% to 9.5%, a range of EBITDA exit multiples of 9.0x to 11.0x and a range of perpetuity growth rates of 1.75% to 2.25% to derive a range of enterprise values and adjusted such enterprise values for debt, preferred equity and cash projected as of June 30, 2019 and divided the resulting equity values by the number of Common Units projected to be outstanding as of June 30, 2019, which resulted in an implied equity value per Common Unit range of ($1.11) to $7.08.

Total Partnership—Peer Group Trading Analysis

Evercore performed a peer group trading analysis of the Partnership (the “Partnership Peer Group Trading Analysis”) by reviewing and comparing the market values and trading multiples of the following 11 publicly traded corporations and MLPs that Evercore deemed to have certain characteristics that are similar to those of the Partnership, including size and asset base, divided into natural gas gathering and processing corporations and MLPs and offshore pipeline MLPs:

Natural Gas Gathering and Processing Corporations / MLPs:

•	CNX Midstream Partners LP

•	Crestwood Equity Partners LP

•	DCP Midstream Partners, LP

•	Enable Midstream Partners, LP

•	Hess Midstream Partners LP

•	Noble Midstream Partners LP

•	Summit Midstream Partners, LP

•	Targa Resources Corp.

Offshore Pipeline MLPs:

•	Plains All American Pipeline, L.P.

•	Genesis Energy, L.P.

•	Shell Midstream Partners, L.P.

Although the peer groups were utilized to value the Common Units for purposes of this analysis, no corporation or MLP used in the Partnership Peer Group Trading Analysis is identical or directly comparable to the Partnership. In order to calculate peer group trading multiples, Evercore relied on publicly available filings with the SEC and equity research analyst estimates.

For each of the peer group corporations and MLPs, Evercore calculated the following trading multiples:

•

Enterprise Value/2019 EBITDA, which is defined as market value of equity, plus debt and preferred equity, less cash (“Enterprise Value”), divided by estimated EBITDA for the calendar year 2019 and, in this case of the Partnership, less Class A Distributions from Delta House for the calendar year 2019; and

•

Enterprise Value/2020 EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year of 2020 and, in this case of the Partnership, less Class A Distributions from Delta House for the calendar year 2020.

The mean and median Enterprise Value to EBITDA trading multiples of the natural gas gathering and processing corporations and MLPs and offshore pipeline MLPs are set forth below.

Benchmark (Natural Gas Gathering and Processing Corporations / MLPs)	Mean	Median
Enterprise Value/2019 EBITDA	9.8x	10.0x
Enterprise Value/2020 EBITDA	8.4x	8.6x

Benchmark (Offshore Pipeline MLPs)	Mean	Median
Enterprise Value/2019 EBITDA	9.7x	10.0x
Enterprise Value/2020 EBITDA	9.1x	9.5x

Given the decline profile of Delta House’s revenues from 2019 to 2025 and the estimated cash flows to be received by the Partnership with respect to its 35.65% interest in Delta House (the “Delta House Interest”), each of which are reflected in the Partnership Financial Projections, Evercore valued the Delta house Interest by applying the multiple ranges selected by Evercore for the Offshore Pipeline MLPs to the estimated adjusted EBITDA attributable to the Partnership with respect to the Delta House Interest for the calendar year 2025 and adding it to the present value of the estimated cash flows to be received by the Partnership with respect to the Delta House Interest from June 30, 2019 to December 31, 2024 in excess of 2025 cash flows (“Delta House Interest Excess Cash Flows”) assuming a discount rate of 8.5% based on the midpoint of the WACC range selected by Evercore for Delta House (as described further herein), which resulted in a value for the Delta House Interest Excess Cash Flows of $110.3 million.

The table below includes relevant multiple ranges selected by Evercore based on the resulting range of Enterprise Value to EBITDA multiples and certain other considerations related to the specific characteristics of the Partnership noted by Evercore.

Benchmark	Reference Range—Natural Gas Gathering and Processing Corporations and MLPs	Reference Range— Offshore Pipeline MLPs (applicable to Delta House EBITDA)	Implied Enterprise Value Range ($ in millions)
Enterprise Value/2019 EBITDA	9.0x – 11.0x	8.5x – 10.5x	$1,188 – $1,455
Enterprise Value/2020 EBITDA	7.5x – 9.5x	7.5x – 10.5x	$1,321 – $1,698

After adjusting for the present value of the Delta House Interest Excess Cash Flows and debt, preferred equity and cash projected as of June 30, 2019, and dividing by number of Common Units projected to be outstanding as of June 30, 2019, Evercore determined an implied equity value per Common Unit range of (i) ($3.15) to $1.67 based on 2019 adjusted EBITDA and (ii) ($0.75) to $6.06 based on 2020 adjusted EBITDA.

Sum of the Parts—Discounted Cash Flow Analysis

Evercore also performed a series of discounted cash flow analyses to derive indicative valuation ranges for the Common Units based on a sum-of-the-parts approach (the “Sum-of-the-Parts Discounted Cash Flow Analyses”) aggregating the enterprise values of the following distinct segments of the Partnership:

•	Natural gas gathering and processing assets (“Natural Gas Gathering and Processing”)

•	Natural gas transportation assets (“Natural Gas Transportation”)

•	Offshore pipeline assets (excluding Delta House) (“Offshore Pipelines”)

•	Delta House Interest

•	Bakken crude oil gathering assets (“Bakken Crude Oil Gathering”)

•	Silver Dollar pipeline & West Texas trucking assets (“Silver Dollar Pipeline”)

•	Cushing Terminal assets (“Cushing Terminal”)

•	NGL JV interests (“NGL JV Interests”)

•	South Texas trucking assets (“South Texas Trucking”)

•	Corporate G&A expenses (“Corporate G&A”)

Evercore estimated the enterprise value range of the Partnership by aggregating the implied enterprise value ranges of the segments and subtracting the range of enterprise values for Corporate G&A as described further herein. The sum of the implied enterprise values from the Sum-of-the-Parts Discounted Cash Flow Analyses after adjusting for debt, preferred equity and cash projected as of June 30, 2019, and dividing by the number of Common Units projected to be outstanding as of June 30, 2019, resulted in an implied equity value per Common

Unit range of ($4.15) to $5.52. Evercore relied on the Partnership Financial Projections to perform the Sum-of-the-Parts Discounted Cash Flow Analysis. The Partnership Financial Projections included projections of estimated cash flows for each of the Partnership’s distinct operating segments for the periods 2019 through 2023, except in the case of Delta House, for which projections of estimated cash flows were provided for periods 2019 through 2025.

a.	Natural Gas Gathering and Processing

For the discounted cash flow analysis of Natural Gas Gathering and Processing, Evercore calculated ranges of implied enterprise value utilizing a range of discount rates based on natural gas gathering and processing peers and Evercore’s professional judgment, and terminal values based on a range of estimated EBITDA exit multiples based on the Partnership’s natural gas gathering and processing peer trading multiples as well as perpetuity growth rates. Evercore assumed a range of discount rates of 7.5% to 8.5%, a range of EBITDA exit multiples of 9.0x to 11.0x and a range of perpetuity growth rates of 0.75% to 1.25%.

The Discounted Cash Flow Analysis resulted in a range of implied enterprise value for Natural Gas Gathering and Processing of $471.3 million to $656.9 million.

b.	Natural Gas Transportation

For the discounted cash flow analysis of Natural Gas Transportation, Evercore calculated ranges of implied enterprise value utilizing a range of discount rates based on natural gas transportation peers and Evercore’s professional judgment, and terminal values based on a range of estimated EBITDA exit multiples based on natural gas transportation peer trading multiples as well as perpetuity growth rates. Evercore assumed a range of discount rates of 10.0% to 11.0%, a range of EBITDA exit multiples of 10.0x to 11.0x and a range of perpetuity growth rates of 1.75% to 2.25%.

The Discounted Cash Flow Analysis resulted in a range of implied enterprise value for Natural Gas Transportation of $165.5 million to $255.7 million.

c.	Offshore Pipelines

For the discounted cash flow analysis of Offshore Pipelines, Evercore calculated ranges of implied enterprise value utilizing a range of discount rates based on offshore pipeline peers and Evercore’s professional judgment, and terminal values based on a range of estimated EBITDA exit multiples based on offshore pipeline peer trading multiples as well as perpetuity growth rates. Evercore assumed a range of discount rates of 8.0% to 9.0%, a range of EBITDA exit multiples of 8.5x to 10.5x for Okeanos and Destin and 7.5x to 9.5x for other Offshore Pipelines and a range of perpetuity growth rates of (1.00%) to 1.00%.

The Discounted Cash Flow Analysis resulted in a range of implied enterprise value for Offshore Pipelines of $441.8 million to $628.1 million.

d.	Delta House Interest

For the discounted cash flow analysis of the Delta House Interest, Evercore calculated ranges of implied enterprise value utilizing a range of discount rates based on offshore pipeline peers and Evercore’s professional judgment. Given the declining nature of the Delta House Interest’s cash flows, Evercore selected terminal values based on a range of estimated EBITDA exit multiples as well as perpetuity growth rates based on Evercore’s professional judgment. Evercore assumed a range of discount rates of 8.0% to 9.0%, a range of EBITDA exit multiples of 2.0x to 4.0x and a range of perpetuity growth rates of (11.00%) to (9.00%).

The Discounted Cash Flow Analysis resulted in a range of implied enterprise value for the Delta House Interest of $258.6 million to $315.6 million.

e.	Bakken Crude Oil Gathering

For the discounted cash flow analysis of Bakken Crude Oil Gathering, Evercore calculated ranges of implied enterprise value utilizing a range of discount rates based on crude oil gathering peers and Evercore’s professional judgment, and terminal values based on a range of estimated EBITDA exit multiples based on crude oil gathering peer trading multiples as well as perpetuity growth rates. Evercore assumed a range of discount rates of 12.0% to 13.0%, a range of EBITDA exit multiples of 8.5x to 10.5x and a range of perpetuity growth rates of 1.75% to 2.25%.

The Discounted Cash Flow Analysis resulted in a range of implied enterprise value for Bakken Crude Oil Gathering of $17.9 million to $24.5 million.

f.	Silver Dollar Pipeline

For the discounted cash flow analysis of Silver Dollar Pipeline, Evercore calculated ranges of implied enterprise value utilizing a range of discount rates based on crude oil gathering peers and Evercore’s professional judgment, and terminal values based on a range of estimated EBITDA exit multiples based on crude oil gathering peer trading multiples as well as perpetuity growth rates. Evercore assumed a range of discount rates of 9.5% to 10.5%, a range of EBITDA exit multiples of 8.5x to 10.5x and a range of perpetuity growth rates of 1.75% to 2.25%.

The Discounted Cash Flow Analysis resulted in a range of implied enterprise value for Silver Dollar Pipeline of $150.1 million to $205.7 million.

g.	Cushing Terminal

For the discounted cash flow analysis of Cushing Terminal, Evercore calculated ranges of implied enterprise value utilizing a range of discount rates based on crude oil storage peers and Evercore’s professional judgment, and terminal values based on a range of estimated EBITDA exit multiples based on crude oil storage peer trading multiples as well as perpetuity growth rates. Evercore assumed a range of discount rates of 10.0% to 11.0%, a range of EBITDA exit multiples of 7.5x to 8.5x and a range of perpetuity growth rates of 1.75% to 2.25%.

The Discounted Cash Flow Analysis resulted in a range of implied enterprise value for Cushing Terminal of $31.7 million to $38.3 million.

h.	NGL JV Interests

For the discounted cash flow analysis of NGL JV Interests, Evercore calculated ranges of implied enterprise value utilizing a range of discount rates based on NGL pipeline peers and Evercore’s professional judgment, and terminal values based on a range of estimated EBITDA exit multiples based on NGL pipeline peer trading multiples as well as perpetuity growth rates. Evercore assumed a range of discount rates of 8.0% to 9.0%, a range of EBITDA exit multiples of 12.0x to 13.0x and a range of perpetuity growth rates of 1.75% to 2.25%.

The Discounted Cash Flow Analysis resulted in a range of implied enterprise value for NGL JV Interests of $130.1 million to $173.3 million.

i.	South Texas Trucking

South Texas Trucking was assumed to have a liquidation value range of $0 to $5 million based on 28 crude oil trucks and 28 liquids trucks in South Texas generating EBITDA losses of $1.0 million to $1.1 million per year over the projection period.

j.	Corporate G&A

Evercore valued Corporate G&A for the Partnership using a WACC range of 8.3% to 9.3% based on the enterprise value weighted average WACC of each of Natural Gas Gathering and Processing, Natural Gas Transportation, Offshore Pipelines, Bakken Crude Oil Gathering, Silver Dollar Pipeline, Cushing Terminal and NGL JV Interests and an EBITDA exit multiple range of 9.2x to 10.9x based on the enterprise value weighted average EBITDA exit multiple of each of Natural Gas Gathering and Processing, Natural Gas Transportation, Offshore Pipelines, Bakken Crude Oil Gathering, Silver Dollar Pipeline, Cushing Terminal and NGL JV Interests and a perpetuity growth rate of 1.75% to 2.25%. The Discounted Cash Flow Analysis resulted in a range of implied enterprise value for Corporate G&A of $424.1 million to $524.5 million.

Sum of the Parts—Precedent M&A Transaction Analysis

Evercore also performed a series of precedent M&A transaction analyses to derive an indicative valuation range for the Common Units based on a sum-of-the-parts approach (the “Sum-of-the-Parts Precedent Transaction Analyses”) aggregating the enterprise values of the distinct segments of the Partnership.

Evercore estimated the enterprise value range of the Partnership by aggregating the implied enterprise value ranges of the segments and subtracting the range of enterprise values for Corporate G&A. The sum of the implied enterprise values from the Sum-of-the-Parts Precedent Transaction Analyses after adjusting for debt, preferred equity and cash projected as of June 30, 2019, and dividing by the number of Common Units projected to be outstanding as of June 30, 2019, resulted in an implied equity value per Common Unit of ($8.20) to ($0.07).

a.	Natural Gas Gathering and Processing

Evercore reviewed selected transactions that Evercore deemed to have certain characteristics similar to those of Natural Gas Gathering and Processing, including transactions involving low-growth natural gas gathering and processing assets.

Evercore reviewed transactions involving low-growth natural gas gathering and processing assets announced since August 2012 and selected ten transactions involving assets that Evercore deemed to have certain characteristics that are similar to those of Natural Gas Gathering and Processing, although Evercore noted that none of the selected transactions or the entities that participated in the selected transactions were directly comparable to Natural Gas Gathering and Processing:

Date Announced	Acquiror / Target (Seller)
11/2018	Elevate Midstream Partners / Orion Pipeline
11/2016	Tesoro Logistics LP / Williston G&P Assets (Whiting Oil and Gas Corp.)
11/2016	CONE Midstream Partners LP / 25% Additional Interest in Anchor Systems (CONSOL Energy Inc. and Noble Energy, Inc.)
07/2016	Sanchez Production Partners LP / 50% Interest in Carnero Gathering, LLC (Sanchez Energy Corporation)
09/2015	Sanchez Production Partners LP / Pipeline, gathering and compression assets in Western Catarina (Sanchez Energy Corp.)
08/2015	Azure Midstream Partners, LP / Azure ETG, LLC gathering and processing system (Azure Midstream Energy, LLC)
03/2014	Summit Midstream Partners, LP / Red Rock Gathering Company, LLC (Summit Midstream Partners, LLC)
05/2013	MarkWest Energy Partners, L.P. / Granite Wash Gathering and Processing Assets (Chesapeake Energy Corporation)
02/2013	Western Gas Partners, LP / 33.75% Interest in Liberty and Rome Gas Gathering Systems (Anadarko Petroleum Corp.)
08/2012	Eagle Rock Energy Partners / Sunray and Hemphill Processing Plants and associated gathering system (BP America Production Co.)

Evercore noted that the mean and median of the implied Enterprise Value to EBITDA multiples for the selected low-growth natural gas gathering and processing transactions were equal to 7.7x and 7.6x, respectively.

Based on Evercore’s review of the above precedent transactions, Evercore selected a range of relevant implied multiples of Enterprise Value to EBITDA of 7.0x to 9.0x. Evercore then applied these ranges of selected multiples to 2019 and 2020 adjusted EBITDA for Natural Gas Gathering and Processing. To derive the enterprise value range implied by 2019 adjusted EBITDA, Evercore discounted the enterprise value range from December 31, 2019 to June 30, 2019 at an 8.0% discount rate and subtracted the present value of projected growth capital expenditures for the period of June 30, 2019 to December 31, 2019 at an 8.0% discount rate. To derive the enterprise value range implied by the 2020 adjusted EBITDA, Evercore discounted the enterprise value range from December 31, 2020 to June 30, 2019 at an 8.0% discount rate and subtracted the present value of projected growth capital expenditures for the period of June 30, 2019 to December 31, 2020 at an 8.0% discount rate. This analysis resulted in a range of enterprise value for Natural Gas Gathering and Processing of $234.3 million to $313.2 million utilizing 2019 adjusted EBITDA and a range of $328.1 million to $447.7 million utilizing 2020 adjusted EBITDA. Evercore used a reference range for the Natural Gas Gathering and Processing Sum-of-the-Parts Precedent Transaction Analysis of $234.3 million to $447.7 million.

b.	Natural Gas Transportation

Evercore reviewed selected transactions that Evercore deemed to have certain characteristics similar to those of Natural Gas Transportation, including transactions involving FERC-regulated and non-FERC-regulated natural gas transportation assets.

Evercore reviewed transactions involving FERC-regulated and non-FERC-regulated natural gas transportation assets announced since November 2009 and selected 28 transactions involving assets that Evercore deemed to have certain characteristics that are similar to those of Natural Gas Transportation, although Evercore noted that none of the selected transactions or the entities that participated in the selected transactions were directly comparable to Natural Gas Transportation:

Date Announced	Acquiror / Target (Seller)
1/2019	NEXUS Gas Transmission, LLC (Enbridge Inc.; DTE Energy Company) / Generation Pipeline LLC
8/2015	NextEra Energy Partners, LP / NET Midstream (ArcLight Capital Partners)
3/2014	Southcross Energy Partners LP / 50 miles of natural gas pipelines near Corpus Christi, Texas (Onyx Midstream LP)
4/2010	Regency Energy Partners / 7.0% of Haynesville Joint Venture (GE Energy Financial Services)
11/2009	American Midstream Partners, LP / Enbridge Pipelines (Midla) LLC and Enbridge Pipelines (AlaTenn) LLC

Evercore noted that the mean and median of the implied Enterprise Value to EBITDA multiples for the selected FERC-regulated natural gas transportation transactions were equal to 10.4x and 10.6x, respectively.

Date Announced	Acquiror / Target (Seller)
2/2018	Tallgrass Energy GP / 25.01% interest in Rockies Express Pipeline LLC (Tallgrass Development LP)
6/2017	TC PipeLines / 49.3% interest in Iroquois Gas Transmission System, LP and 11.8% interest in Portland Natural Gas Transmission (TransCanada Corp.)
4/2017	Tallgrass Energy Partners, LP / 24.99% interest in Rockies Express Pipeline LLC (Tallgrass Development, LP)
10/2016	Dominion Midstream Partners / Questar Pipeline LLC (Dominion Resources)
7/2016	Southern Company / 50% Interest in Southern Natural Gas Pipeline System (Kinder Morgan)

Date Announced	Acquiror / Target (Seller)
5/2016	Tallgrass Energy Partners, LP / 25% interest in Rockies Express Pipeline LLC (Sempra U.S. Gas and Power)
11/2015	Kinder Morgan, Inc. and Brookfield Infrastructure Partners LP / Natural Gas Pipeline Company of America LLC (Myria Holdings, Inc.)
8/2015	Dominion Midstream Partners, LP / 26% interest in Iroquois Gas Transmission System, LP (National Grid and New Jersey Resources Corp.)
5/2015	GE Energy Financial Services and Caisse de dépôt et placement du Québec / Southern Star Central Corp (Morgan Stanley Infrastructure)
4/2015	Dominion Midstream Partners, LP / Dominion Carolina Gas Transmission, LLC (Dominion Resources, Inc.)
2/2015	TC PipeLines, LP / 30% interest in Gas Transmission Northwest LLC (TransCanada Corporation)
12/2014	Dominion Resources, Inc. / Carolina Gas Transmission (SCANA Corporation)
10/2014	TC PipeLines, LP / 49.9% interest in Portland Natural Gas Transmission System (TransCanada Corp.)
10/2014	TC PipeLines, LP / 30% interest in Bison Pipeline LLC (TransCanada Corporation)
4/2014	El Paso Pipeline Partners, LP / 50% interest in Ruby Pipeline and Gulf LNG and 47.5% interest in Young Gas Storage (Kinder Morgan, Inc.)
7/2013	EQT Midstream Partners, LP / Sunrise Pipeline, LLC (EQT Corporation)
5/2013	TC PipeLines, LP / 45% interest in Gas Transmission Northwest LLC and Bison Pipeline LLC (TransCanada Corporation)
8/2012	Morgan Stanley Infrastructure Partners / Remaining 60% interest in Southern Star Central Corp (General Electric)
8/2012	Tallgrass Energy Partners, LP / Interstate Gas Transmission, Trailblazer Pipeline Co., Casper-Douglas, West Frenchie Draw & 50% interest in REX (Kinder Morgan, Inc.)
8/2012	Kinder Morgan Energy Partners, LP / Tennessee Gas Pipeline & 50% interest in El Paso Natural Gas (Kinder Morgan, Inc.)
7/2011	Energy Transfer Partners, LP / 50% interest in Citrus Corp. (Energy Transfer Equity, LP)
4/2011	TC PipeLines / 25% interest in Gas Transmission Northwest LLC (TransCanada Corporation)
4/2011	TC PipeLines / 25% interest in Bison Pipeline LLC (TransCanada Corporation)

Evercore noted that the mean and median of the implied Enterprise Value to EBITDA multiples for the selected non-FERC-regulated natural gas transportation transactions were equal to 9.9x and 10.1x, respectively.

Based on Evercore’s review of the above precedent transactions, Evercore selected a range of relevant implied multiples of Enterprise Value to EBITDA of 9.0x to 11.0x. Evercore then applied these ranges of selected multiples to 2019 and 2020 adjusted EBITDA for Natural Gas Transportation. To derive the enterprise value range implied by 2019 adjusted EBITDA, Evercore discounted the enterprise value range from December 31, 2019 to June 30, 2019 at a 10.5% discount rate and subtracted the present value of projected growth capital expenditures for the period of June 30, 2019 to December 31, 2019 at a 10.5% discount rate. To derive the enterprise value range implied by the 2020 adjusted EBITDA, Evercore discounted the enterprise value range from December 31, 2020 to June 30, 2019 at a 10.5% discount rate and subtracted the present value of projected growth capital expenditures for the period of June 30, 2019 to December 31, 2020 at a 10.5% discount rate. This analysis resulted in a range of enterprise value for Natural Gas Transportation of $192.4 million to $236.0 million utilizing 2019 adjusted EBITDA and a range of $186.8 million to $229.3 million utilizing 2020 adjusted EBITDA. Evercore used a reference range for the Natural Gas Transportation Sum-of-the-Parts Precedent Transaction Analysis of $186.8 million to $236.0 million.

c.	Offshore Pipelines

Evercore reviewed selected transactions that Evercore deemed to have certain characteristics similar to those of Offshore Pipelines, including transactions involving offshore pipeline assets.

Evercore reviewed transactions involving offshore pipeline assets announced since June 2007 and selected 15 transactions involving assets that Evercore deemed to have certain characteristics that are similar to those of Offshore Pipelines, although Evercore noted that none of the selected transactions or the entities that participated in the selected transactions were directly comparable to Offshore Pipelines:

Date Announced	Acquiror / Target (Seller)
10/2018	BP Midstream Partners LP / Interest in Mardi Gras Transportation System Company LLC, URSA Oil Pipeline Company LLC and KM-Phoenix Holdings LLC (BP p.l.c.)
05/2018	Shell Midstream Partners, L.P. / Amberjack Pipeline Company LLC (Shell)
10/2017	American Midstream Partners, LP / 17% Interest in Destin Pipeline (ArcLight Capital Partners, LLC)
10/2017	American Midstream Partners, LP / 15.5% interest in Delta House (ArcLight Capital Partners, LLC)
08/2017	American Midstream Partners, LP / Remaining Interest in MPOG and AmPan (ArcLight Capital Partners, LLC)
06/2017	American Midstream Partners, LP / Vioska Knoll gathering system (Genesis Energy, L.P.)
05/2017	Shell Midstream Partners, LP / The Delta, Na Kika and Refinery Gas pipelines (Shell Pipeline Company)
11/2016	American Midstream Partners, LP / 6.2% in Delta House (ArcLight Capital Partners, LLC)
09/2016	Shell Midstream Partners, L.P. / 20.0% interest in Mars Oil Pipeline Company and 49.0% interest in Odyssey Pipeline L.L.C. (Shell Pipeline Company LP)
04/2016	American Midstream Partners, LP / Gulf of Mexico offshore pipeline assets (ArcLight Capital Partners, LLC)
11/2015	Shell Midstream Partners, L.P. / 100.0% Interest in Auger Pipeline System and Lockport Crude Terminal (Shell Pipeline Company LP)
07/2015	Shell Midstream Partners, L.P. / 36.0% interest in Poseidon Oil Pipeline Company, LLC (Shell Oil Products US)
08/2015	American Midstream Partners, LP / 12.9% Interest in Delta House (ArcLight Capital Partners, LLC)
10/2011	Genesis Energy, L.P. / 28% interest in Poseidon Oil Pipeline Company, LLC, 29% interest in Odyssey Pipeline LLC and 23% interest in the Eugene Island Pipeline System (Marathon Oil Corporation)
06/2007	Williams Partners L.P. / 20.0% interest in Discovery Producer Services LLC (Williams)

Evercore noted that the mean and median of the implied Enterprise Value to EBITDA multiples for the selected offshore pipeline transactions were equal to 7.5x and 7.1x, respectively.

Based on Evercore’s review of the above precedent transactions, Evercore selected a range of relevant implied multiples of Enterprise Value to EBITDA of 6.0x to 8.0x. Evercore then applied these ranges of selected multiples to 2019 and 2020 adjusted EBITDA for Offshore Pipelines adjusted for deferred revenue. To derive the enterprise value range implied by 2019 adjusted EBITDA, Evercore discounted the enterprise value range from December 31, 2019 to June 30, 2019 at an 8.5% discount rate and subtracted the present value of projected growth capital expenditures for the period of June 30, 2019 to December 31, 2019 at an 8.5% discount rate. To derive the enterprise value range implied by the 2020 adjusted EBITDA, Evercore discounted the enterprise value range from December 31, 2020 to June 30, 2019 at an 8.5% discount rate and subtracted the present value of projected growth capital expenditures for the period of June 30, 2019 to December 31, 2020 at an 8.5% discount rate. This analysis resulted in a range of enterprise value for Offshore Pipelines of $429.6 million to $572.7 million utilizing 2019 adjusted EBITDA and a range of $422.2 million to $562.9 million utilizing 2020 adjusted EBITDA. Evercore used a reference range for the Offshore Pipelines Sum-of-the-Parts Precedent Transaction Analysis of $421.9 million to $573.1 million representing the minimum and maximum of the aggregate enterprise values of the two distinct Offshore Pipeline sub-segments: Destin/Okeanos and Other Offshore Pipelines.

d.	Delta House Interest

Evercore utilized the enterprise value derived in the Sum-of-the-Parts Discounted Cash Flow Analysis as the enterprise value range for Sum-of-the-Parts Precedent Transaction Analysis given the distinct nature of the Delta House Interest cash flows.

e.	Bakken Crude Oil Gathering

Evercore reviewed selected transactions that Evercore deemed to have certain characteristics similar to those of Bakken Crude Oil Gathering, including transactions involving crude oil gathering and trucking assets.

Evercore reviewed transactions involving crude oil gathering and trucking assets announced since May 2010 and selected 23 transactions involving assets that Evercore deemed to have certain characteristics that are similar to those of Bakken Crude Oil Gathering, although Evercore noted that none of the selected transactions or the entities that participated in the selected transactions were directly comparable to Bakken Crude Oil Gathering:

Date Announced	Acquiror / Target (Seller)
06/2017	Noble Midstream Partners LP / Additional interest in gathering assets in Delaware and DJ Basins (Noble Energy)
06/2017	Howard Energy Partners / Delaware Basin crude oil gathering and natural gas assets (WPX Energy Inc.)
08/2016	PBF Logistics / San Joaquin Valley Pipeline (PBF Energy)
05/2015	Summit Midstream Partners, LP / Crude oil and produced water gathering systems and transmission pipelines in the Bakken (Summit Midstream Partners, LLC)
01/2015	Kinder Morgan, Inc. / Hiland Partners
01/2015	EnLink Midstream Partners, LP and EnLink Midstream, LLC / LPC Crude Oil Marketing LLC
11/2013	Tesoro Logistics LP / Remaining portion of logistics assets related to Tesoro’s acquisition of BP’s Carson City assets (Tesoro Corporation)
09/2013	JP Energy Development / Wildcat Permian Services LLC
11/2012	Targa Resources Partners LP / Williston Basin crude oil pipeline and terminal system and natural gas gathering and processing operations (Saddle Butte Pipeline, LLC)

Evercore noted that the mean and median of the implied Enterprise Value to EBITDA multiples for the selected crude oil gathering transactions were equal to 10.1x and 10.4x, respectively.

Date Announced	Acquiror / Target (Seller)
10/2018	Martin Midstream Partners L.P. / Martin Transport, Inc. (Martin Resource Management Corporation)
04/2018	PBF Logistics / Terminal, rail and trucking assets (Undisclosed and PBF Energy, Inc.)
06/2015	Ferrellgas Partners LP / Bridger Logistics, LLC
01/2015	EnLink Midstream Partners, LP / LPC Crude Oil Marketing LLC
12/2014	Delek Logistics Partners LP / FRANK Thompson Transport
06/2014	Rose Rock Midstream, LP / Crude oil trucking assets (Chesapeake Energy)
08/2013	Rose Rock Midstream, LP / Crude oil trucking assets (Barcas Field Services LLC)
02/2013	Global Partners LP / 60% membership interest in Basin Transload LLC
12/2012	NGL Energy Partners LP / Crude oil purchasing and logistics operations (Pecos Gathering & Marketing)
11/2012	Inergy Midstream, LP / Rangeland Energy, LLC
10/2012	Gibson Energy Inc. / OMNI Energy Services Corp.
06/2012	Quality Distribution, Inc. / Wylie Bice Trucking and RM Resources
05/2012	NGL Energy Partners LP / High Sierra Energy LP and High Sierra Energy GP, LLC
05/2010	Gibson Energy / Crude oil transportation and logistics operation (Taylor)

Evercore noted that the mean and median of the implied Enterprise Value to EBITDA multiples for the selected crude oil trucking transactions were equal to 6.4x and 6.0x, respectively.

Based on Evercore’s review of the above precedent transactions, Evercore selected a range of relevant implied multiples of Enterprise Value to EBITDA of 7.0x to 9.0x. Evercore then applied these ranges of selected multiples to 2019 and 2020 adjusted EBITDA for Bakken Crude Oil Gathering. To derive the enterprise value range implied by 2019 adjusted EBITDA, Evercore discounted the enterprise value range from December 31, 2019 to June 30, 2019 at a 12.5% discount rate and subtracted the present value of projected growth capital expenditures for the period of June 30, 2019 to December 31, 2019 at a 12.5% discount rate. To derive the enterprise value range implied by the 2020 adjusted EBITDA, Evercore discounted the enterprise value range from December 31, 2020 to June 30, 2019 at a 12.5% discount rate and subtracted the present value of projected growth capital expenditures for the period of June 30, 2019 to December 31, 2020 at a 12.5% discount rate. This analysis resulted in a range of enterprise value for Bakken Crude Oil Gathering of $19.2 million to $24.6 million utilizing 2019 adjusted EBITDA and a range of $27.1 million to $34.9 million utilizing 2020 adjusted EBITDA. Evercore used a reference range for the Bakken Crude Oil Gathering Sum-of-the-Parts Precedent Transaction Analysis of $19.2 million to $34.9 million.

f.	Silver Dollar Pipeline

Evercore reviewed selected transactions that Evercore deemed to have certain characteristics similar to those of Silver Dollar Pipeline, including transactions involving crude oil gathering and trucking assets.

Evercore reviewed transactions involving crude oil gathering and trucking assets announced since May 2010 and selected 23 transactions involving assets that Evercore deemed to have certain characteristics that are similar to those of Silver Dollar Pipeline, although Evercore noted that none of the selected transactions or the entities that participated in the selected transactions were directly comparable to Silver Dollar Pipeline:

Date Announced	Acquiror / Target (Seller)
06/2017	Noble Midstream Partners LP / Additional interest in gathering assets in Delaware and DJ Basins (Noble Energy)
06/2017	Howard Energy Partners / Delaware Basin crude oil gathering and natural gas assets (WPX Energy Inc.)
08/2016	PBF Logistics / San Joaquin Valley Pipeline (PBF Energy)
05/2015	Summit Midstream Partners, LP / Crude oil and produced water gathering systems and transmission pipelines in the Bakken (Summit Midstream Partners, LLC)
01/2015	Kinder Morgan, Inc. / Hiland Partners
01/2015	EnLink Midstream Partners, LP and EnLink Midstream, LLC / LPC Crude Oil Marketing LLC
11/2013	Tesoro Logistics LP / Remaining portion of logistics assets related to Tesoro’s acquisition of BP’s Carson City assets (Tesoro Corporation)
09/2013	JP Energy Development / Wildcat Permian Services LLC
11/2012	Targa Resources Partners LP / Williston Basin crude oil pipeline and terminal system and natural gas gathering and processing operations (Saddle Butte Pipeline, LLC)

Evercore noted that the mean and median of the implied Enterprise Value to EBITDA multiples for the selected crude oil gathering transactions were equal to 10.1x and 10.4x, respectively.

Date Announced	Acquiror / Target (Seller)
10/2018	Martin Midstream Partners L.P. / Martin Transport, Inc. (Martin Resource Management Corporation)
04/2018	PBF Logistics / Terminal, rail and trucking assets (Undisclosed and PBF Energy, Inc.)
06/2015	Ferrellgas Partners LP / Bridger Logistics, LLC
01/2015	EnLink Midstream Partners, LP / LPC Crude Oil Marketing LLC
12/2014	Delek Logistics Partners LP / FRANK Thompson Transport
06/2014	Rose Rock Midstream, LP / Crude oil trucking assets (Chesapeake Energy)
08/2013	Rose Rock Midstream, LP / Crude oil trucking assets (Barcas Field Services LLC)
02/2013	Global Partners LP / 60% membership interest in Basin Transload LLC
12/2012	NGL Energy Partners LP / Crude oil purchasing and logistics operations (Pecos Gathering & Marketing)
11/2012	Inergy Midstream, LP / Rangeland Energy, LLC
10/2012	Gibson Energy Inc. / OMNI Energy Services Corp.
06/2012	Quality Distribution, Inc. / Wylie Bice Trucking and RM Resources
05/2012	NGL Energy Partners LP / High Sierra Energy LP and High Sierra Energy GP, LLC
05/2010	Gibson Energy / Crude oil transportation and logistics operation (Taylor)

Evercore noted that the mean and median of the implied Enterprise Value to EBITDA multiples for the selected crude oil trucking transactions were equal to 6.4x and 6.0x, respectively.

Based on Evercore’s review of the above precedent transactions, Evercore selected a range of relevant implied multiples of Enterprise Value to EBITDA of 7.0x to 9.0x. Evercore then applied these ranges of selected multiples to 2019 and 2020 adjusted EBITDA for Silver Dollar Pipeline. To derive the enterprise value range implied by 2019 adjusted EBITDA, Evercore discounted the enterprise value range from December 31, 2019 to June 30, 2019 at a 10.0% discount rate and subtracted the present value of projected growth capital expenditures for the period of June 30, 2019 to December 31, 2019 at a 10.0% discount rate. To derive the enterprise value range implied by the 2020 adjusted EBITDA, Evercore discounted the enterprise value range from December 31, 2020 to June 30, 2019 at a 10.0% discount rate and subtracted the present value of projected growth capital expenditures for the period of June 30, 2019 to December 31, 2020 at a 10.0% discount rate. This analysis resulted in a range of enterprise value for Silver Dollar Pipeline of $56.3 million to $75.8 million utilizing 2019 adjusted EBITDA and a range of $100.4 million to $135.5 million utilizing 2020 adjusted EBITDA. Evercore used a reference range for the Silver Dollar Pipeline Sum-of-the-Parts Precedent Transaction Analysis of $56.3 million to $135.5 million.

g.	Cushing Terminal

Evercore reviewed selected transactions that Evercore deemed to have certain characteristics similar to those of Cushing Terminal, including transactions involving crude oil and refined products terminal assets.

Evercore reviewed transactions involving crude oil and refined products terminal assets announced since February 2016 and selected 22 transactions involving assets that Evercore deemed to have certain characteristics that are similar to those of Cushing Terminal, although Evercore noted that none of the selected transactions or the entities that participated in the selected transactions were directly comparable to Cushing Terminal:

Date Announced	Acquiror / Target (Seller)
09/2018	ArcLight Capital Partners, LLC / Two refined products and crude oil terminals located in Tacoma, WA and Baltimore, MD (Targa Resources Corp.)
02/2018	Delek Logistics Partners, LP / Big Spring Logistics assets including 15 storage tanks, salt wells, 4 light products terminals and certain other logistics assets (Delek US)
11/2017	TransMontaigne Partners / Martinez and Richmond Terminals (Plains All American)
11/2017	Andeavor Logistics LP / Anacortes Logistics Assets (Andeavor)
08/2017	International-Matex Tank Terminals / Epic Midstream, which operates a portfolio of seven terminals in the U.S. Southeast and Southwest with 3.1 MMBbls of refined petroleum, asphalt, biofuels and chemical storage capacity (White Deer Energy and Blue Water)
06/2017	SemGroup Corporation / Houston Fuel Oil Terminal Company (Alinda Capital Partners)
04/2017	PBF Logistics LP / Toledo, Ohio, refined products terminal assets (Sunoco Logistics LP)
03/2017	Sprague Resources LP / Inwood and Lawrence, New York, terminal assets (Carbo Industries, Inc. and Carbo Realty, L.L.C.)
02/2017	Sprague Resources LP / Refined product terminal assets in Springfield, Massachusetts (Leonard E. Belcher, Inc.)
01/2017	Sprague Resources LP / Storage terminal and Wilkesbarre Pier in East Providence, Rhode Island (Capital Terminal Company)
01/2017	Tallgrass Energy Partners, LP / Tallgrass Terminals, LLC and Tallgrass NatGas Operator, LLC
12/2016	NGL Energy Partners LP / Port Hudson Terminal and Kingfisher Facility (Murphy Energy Corporation)
11/2016	Tesoro Logistics L.P. / Northern California terminalling and storage assets (Tesoro Corporation)
10/2016	NuStar Energy L.P. / Crude oil and refined products storage terminal in the Port of Corpus Christi, Texas (Martin Midstream Partners LP)
10/2016	Phillips 66 Partners / 30 crude oil, refined products and natural gas liquids logistics assets (Phillips 66)
09/2016	Western Refining Logistics / Certain terminalling, storage and other logistics assets (Western Refining Inc. / St. Paul Park Refining Co.)
08/2016	Valero Energy Partners / Meraux and Three Rivers Terminal services business (Valero Energy Corp.)
08/2016	VTTI Energy Partners LP / Additional 8.4% equity interest in VTTI MLP B.V. and associated pro-rata net debt (VTTI MLP Partners B.V.)
07/2016	Tesoro Logistics LP / Alaska crude oil, feedstock and refined product storage tanks and refined product terminals (Tesoro Corporation)
03/2016	Valero Energy Partners LP / McKee Terminal Services Business (Valero Energy Corporation)
02/2016	Phillips 66 Partners LP / 25% Controlling Interest in Phillips 66 Sweeny Frac LLC (Phillips 66)
02/2016	PBF Logistics LP / Four refined products terminals located near Philadelphia, Pennsylvania (Plains All American Pipeline, L.P.)

Evercore noted that the mean and median of the implied Enterprise Value to EBITDA multiples for the selected crude oil and refined products terminal transactions were equal to 8.2x and 8.4x, respectively.

Based on Evercore’s review of the above precedent transactions, Evercore selected a range of relevant implied multiples of Enterprise Value to EBITDA of 8.0x to 10.0x. Evercore then applied these ranges of selected multiples to 2020 adjusted EBITDA for Cushing Terminal. To derive the enterprise value range implied by the 2020 adjusted EBITDA, Evercore discounted the enterprise value range from December 31, 2020 to

June 30, 2019 at a 10.5% discount rate and subtracted the present value of projected growth capital expenditures for the period of June 30, 2019 to December 31, 2020 at a 10.5% discount rate. This analysis resulted in a range of enterprise value for Cushing Terminal of $32.5 million to $40.7 million utilizing 2020 adjusted EBITDA. Evercore used this range as its reference range for the Cushing Terminal Sum-of-the-Parts Precedent Transaction Analysis.

h.	NGL JV Interests

Evercore reviewed selected transactions that Evercore deemed to have certain characteristics similar to those of NGL JV Interests, including transactions involving NGL transportation assets.

Evercore reviewed transactions involving NGL transportation assets announced since March 2011 and selected 16 transactions involving assets that Evercore deemed to have certain characteristics that are similar to those of NGL JV Interests, although Evercore noted that none of the selected transactions or the entities that participated in the selected transactions were directly comparable to NGL JV Interests:

Date Announced	Acquiror / Target (Seller)
10/2017	Blackstone Energy Partners / 25% interest in Grand Prix Pipeline (Targa Resources Corp)
10/2016	Phillips 66 Partners LP / 30 Crude, Products, and NGL Logistics Assets (Phillips 66)
6/2016	Riverstone Investment Group LLC / 50% Partner Interest in Utopia Pipeline Project (Kinder Morgan, Inc.)
5/2016	Phillips 66 Partners LP / Standish Pipeline and remaining 75% in Phillips 66 Sweeny Frac LLC (Phillips 66)
2/2015	Phillips 66 Partners LP / Interests in LLCs owning Sand Hills NGL pipelines and Explorer refined products pipeline (Phillips 66)
2/2015	NGL Energy Partners LP / NGL Storage Facility (Magnum NGLs LLC)
10/2014	ONEOK Partners, LP / 80% interest in WTLPG and 100% interest in Mesquite Pipeline (Chevron Corporation)
9/2014	Boardwalk Pipeline Partners, LP / Evangeline ethylene pipeline system (Chevron Petrochemical Pipeline LLC)
9/2014	Pembina Pipeline Corporation / Vantage Pipeline System and Mistral Midstream Inc.’s interest in the Saskatchewan Ethane Extraction Plant (Riverstone Holdings LLC)
5/2014	Martin Midstream Partners LP / 20% interest in West Texas LPG Pipeline LP (Atlas Pipeline NGL Holdings, LLC)
2/2014	DCP Midstream Partners, LP / 33.3% interest in each of Sand Hills and Southern Hills pipelines, remaining 20% interest in Eagle Ford system and the Lucerne 1 gas processing plant (DCP Midstream, LP)
2/2014	Western Gas Partners, LP / 20% interest in Texas Express Pipeline LLC and Texas Express Gathering LLC and a 33.3% interest in Front Range Pipeline LLC (Anadarko)
2/2014	Phillips 66 Partners LP / Gold Product Pipeline System and Medford Spheres (Phillips 66)
8/2013	DCP Midstream Partners, LP / 33.3% interest in Front Range Pipeline LLC (DCP Midstream, LP)
4/2011	Atlas Pipeline Partners LP / 20% interest in West Texas LPG Limited Partnership (Buckeye Partners, LP)
3/2011	Energy Transfer Partners, LP and Regency Energy Partners LP / Louis Dreyfus Highbridge Energy LLC

Evercore noted that the mean and median of the implied Enterprise Value to EBITDA multiples for the selected NGL transportation transactions were equal to 12.0x and 11.8x, respectively.

Based on Evercore’s review of the above precedent transactions, Evercore selected a range of relevant implied multiples of Enterprise Value to EBITDA of 10.0x to 12.0x. Evercore then applied these ranges of selected multiples to 2019 and 2020 adjusted EBITDA for NGL JV Interests. To derive the enterprise value range implied by 2019 adjusted EBITDA, Evercore discounted the enterprise value range from December 31, 2019 to June 30, 2019 at an 8.5% discount rate and subtracted the present value of projected growth capital expenditures for the period of June 30, 2019 to December 31, 2019 at an 8.5% discount rate. To derive the enterprise value range implied by the 2020 adjusted EBITDA, Evercore discounted the enterprise value range from December 31, 2020 to June 30, 2019 at an 8.5% discount rate and subtracted the present value of projected growth capital expenditures for the period of June 30, 2019 to December 31, 2020 at an 8.5% discount rate. This analysis resulted in a range of enterprise value for NGL JV Interests of $149.8 million to $179.7 million utilizing 2019 adjusted EBITDA and a range of $145.8 million to $174.9 million utilizing 2020 adjusted EBITDA. Evercore used a reference range for the NGL JV Interests Sum-of-the-Parts Precedent Transaction Analysis of $145.8 million to $179.7 million.

i.	South Texas Trucking

South Texas Trucking was assumed to have a liquidation value range of $0 to $5 million based on 28 crude oil trucks and 28 liquids trucks in South Texas generating EBITDA losses of $1.0 million to $1.1 million per year over the projection period.

j.	Corporate G&A

Evercore valued Corporate G&A for the Partnership using a weighted average 2019 and 2020 adjusted EBITDA multiple range of 7.4x to 9.3x based on the enterprise value weighted average EBITDA multiple of each of Natural Gas Gathering and Processing, Natural Gas Transportation, Offshore Pipelines, Bakken Crude Oil Gathering, Silver Dollar Pipeline, Cushing Terminal and NGL JV Interests. The Precedent M&A Transaction analysis resulted in a range of implied enterprise value for Corporate G&A of $337.1 million to $498.9 million.

Sum of the Parts—Peer Group Trading Analysis

Evercore performed a series of peer group trading analyses to derive an indicative valuation range for Common Units based on a sum-of-the-parts approach (the “Sum-of-the-Parts Peer Group Trading Analyses”) aggregating the enterprise values of the distinct segments of the Partnership.

Evercore estimated the enterprise value range of the Partnership by aggregating the implied enterprise value ranges of the segments and subtracting the range of enterprise values for Corporate G&A. The sum of the implied enterprise values from the Sum-of-the-Parts Peer Group Trading Analyses based on 2019 adjusted EBITDA after adjusting for debt, preferred equity and cash projected as of June 30, 2019, and dividing by the number of Common Units projected to be outstanding as of June 30, 2019, resulted in an implied equity value range per Common Unit of ($3.70) to $1.00. The sum of the implied enterprise values from the Sum-of-the-Parts Peer Group Trading Analyses based on 2020 adjusted EBITDA after adjusting for debt, preferred equity and cash as of June 30, 2019, and dividing by the number of Common Units projected to be outstanding as of June 30, 2019, resulted in an implied equity value range per Common Unit of $0.42 to $8.09.

a.	Natural Gas Gathering and Processing

Evercore performed a peer group trading analysis of Natural Gas Gathering and Processing by reviewing and comparing the market values and trading multiples of the following eight natural gas gathering and processing corporations and MLPs that Evercore deemed to have certain characteristics that are similar to those of Natural Gas Gathering and Processing:

Natural Gas Gathering and Processing Corporations / Partnerships

•	CNX Midstream Partners LP

•	Crestwood Equity Partners LP

•	DCP Midstream Partners, LP

•	Enable Midstream Partners, LP

•	Hess Midstream Partners LP

•	Noble Midstream Partners LP

•	Summit Midstream Partners, LP

•	Targa Resources Corp.

Although the peer group was compared to Natural Gas Gathering and Processing for purposes of this analysis, no corporation or MLP used in the peer group analysis is identical or directly comparable to Natural Gas Gathering and Processing. In order to calculate peer group trading multiples, Evercore relied on publicly available filings with the SEC and equity research analyst estimates.

For each of the peer group corporations and MLPs, Evercore calculated the following trading multiples:

•	Enterprise Value/2019 EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2019; and

•	Enterprise Value/2020 EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2020.

The mean and median trading multiples are set forth below. The table also includes relevant multiple ranges selected by Evercore based on the resulting range of multiples and certain other considerations related to the specific characteristics of the assets noted by Evercore.

Benchmark	Mean	Median
Enterprise Value/2019 EBITDA	9.8x	10.0x
Enterprise Value/2020 EBITDA	8.4x	8.6x

Benchmark	Reference Range
Enterprise Value/2019 EBITDA	9.0x – 11.0x
Enterprise Value/2020 EBITDA	8.0x – 10.0x

Evercore derived a range of implied enterprise values for Natural Gas Gathering and Processing of (i) $347.1 million to $424.3 million based on 2019 adjusted EBITDA for Natural Gas Gathering and Processing and (ii) $477.7 million to $597.1 million based on 2020 adjusted EBITDA for Natural Gas Gathering and Processing.

b.	Natural Gas Transportation

Evercore performed a peer group trading analysis of Natural Gas Transportation by reviewing and comparing the market values and trading multiples of the following five natural gas transportation corporations and MLPs that Evercore deemed to have certain characteristics that are similar to those of Natural Gas Transportation:

Natural Gas Transportation Corporations / Partnerships

•	EQM Midstream Partners, LP (formerly EQT Midstream Partners, LP)

•	Enable Midstream Partners, LP

•	TC PipeLines, LP

•	Tallgrass Energy, LP

•	The Williams Companies, Inc.

Although the peer group was compared to Natural Gas Transportation for purposes of this analysis, no corporation or MLP used in the peer group analysis is identical or directly comparable to Natural Gas Transportation. In order to calculate peer group trading multiples, Evercore relied on publicly available filings with the SEC and equity research analyst estimates.

For each of the peer group corporations and MLPs, Evercore calculated the following trading multiples:

•	Enterprise Value/2019 EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2019; and

•	Enterprise Value/2020 EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2020.

The mean and median trading multiples are set forth below. The table also includes relevant multiple ranges selected by Evercore based on the resulting range of multiples and certain other considerations related to the specific characteristics of the assets noted by Evercore.

Benchmark	Mean	Median
Enterprise Value/2019 EBITDA	10.4x	10.2x
Enterprise Value/2020 EBITDA	10.0x	10.4x

Benchmark	Reference Range
Enterprise Value/2019 EBITDA	10.0x – 11.0x
Enterprise Value/2020 EBITDA	9.0x – 11.0x

Evercore derived a range of implied enterprise values for Natural Gas Transportation of (i) $223.4 million to $245.8 million based on 2019 adjusted EBITDA for Natural Gas Transportation and (ii) $211.4 million to $258.3 million based on 2020 adjusted EBITDA for Natural Gas Transportation.

c.	Offshore Pipelines

Evercore performed a peer group trading analysis of Offshore Pipelines by reviewing and comparing the market values and trading multiples of the following three offshore pipeline MLPs that Evercore deemed to have certain characteristics that are similar to those of Offshore Pipelines:

Offshore Pipeline Partnerships

•	Plains All American Pipeline, L.P.

•	Genesis Energy, L.P.

•	Shell Midstream Partners, L.P.

Although the peer group was compared to Offshore Pipelines for purposes of this analysis, no MLP used in the peer group analysis is identical or directly comparable to Offshore Pipelines. In order to calculate peer group trading multiples, Evercore relied on publicly available filings with the SEC and equity research analyst estimates.

For each of the peer group MLPs, Evercore calculated the following trading multiples:

•	Enterprise Value/2019 EBITDA which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2019 adjusted for deferred revenue, as applicable; and

•	Enterprise Value/2020 EBITDA which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2020 adjusted for deferred revenue, as applicable.

The mean and median trading multiples are set forth below. The table also includes relevant multiple ranges selected by Evercore based on the resulting range of multiples and certain other considerations related to the specific characteristics of the assets noted by Evercore.

Benchmark	Mean	Median
Enterprise Value/2019 EBITDA	9.7x	10.0x
Enterprise Value/2020 EBITDA	9.1x	9.5x

Benchmark	Reference Range
Enterprise Value/2019 EBITDA	8.5x – 10.5x
Enterprise Value/2020 EBITDA	7.5x – 10.5x

Evercore derived a range of implied enterprise values for Offshore Pipeline of (i) $621.1 million to $767.2 million based on 2019 adjusted EBITDA for Offshore Pipelines adjusted for deferred revenue and (ii) $572.6 million to $801.6 million based on 2020 adjusted EBITDA for Offshore Pipelines adjusted for deferred revenue.

d.	Delta House Interest

Evercore utilized the enterprise value derived in the Sum-of-the-Parts Discounted Cash Flow Analysis as the enterprise value range for Sum-of-the-Parts Peer Group Trading Analysis given the distinct nature of the Delta House Interest cash flows.

e.	Bakken Crude Oil Gathering

Evercore performed a peer group trading analysis of Bakken Crude Oil Gathering by reviewing and comparing the market values and trading multiples of the following four crude oil gathering MLPs that Evercore deemed to have certain characteristics that are similar to those of Bakken Crude Oil Gathering:

Crude Oil Gathering Partnerships

•	Delek Logistics Partners, LP

•	Genesis Energy, L.P.

•	NGL Energy Partners LP

•	Plains All American Pipeline, L.P.

Although the peer group was compared to Bakken Crude Oil Gathering for purposes of this analysis, no MLP used in the peer group analysis is identical or directly comparable to Bakken Crude Oil Gathering. In order to calculate peer group trading multiples, Evercore relied on publicly available filings with the SEC and equity research analyst estimates.

For each of the peer group MLPs, Evercore calculated the following trading multiples:

•	Enterprise Value/2019 EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2019; and

•	Enterprise Value/2020 EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2020.

The mean and median trading multiples are set forth below. The table also includes relevant multiple ranges selected by Evercore based on the resulting range of multiples and certain other considerations related to the specific characteristics of the assets noted by Evercore.

Benchmark	Mean	Median
Enterprise Value/2019 EBITDA	9.3x	9.4x
Enterprise Value/2020 EBITDA	8.7x	8.7x

Benchmark	Reference Range
Enterprise Value/2019 EBITDA	8.5x – 10.5x
Enterprise Value/2020 EBITDA	8.0x – 10.0x

Evercore derived a range of implied enterprise values for Bakken Crude Oil Gathering of (i) $24.0 million to $29.6 million based on 2019 adjusted EBITDA for Bakken Crude Oil Gathering and (ii) $34.9 million to $43.6 million based on 2020 adjusted EBITDA for Bakken Crude Oil Gathering.

f.	Silver Dollar Pipeline

Evercore performed a peer group trading analysis of Silver Dollar Pipeline by reviewing and comparing the market values and trading multiples of the following four crude oil gathering MLPs that Evercore deemed to have certain characteristics that are similar to those of Silver Dollar Pipeline:

Crude Oil Gathering Partnerships

•	Delek Logistics Partners, LP

•	Genesis Energy, L.P.

•	NGL Energy Partners LP

•	Plains All American Pipeline, L.P.

Although the peer group was compared to Silver Dollar Pipeline for purposes of this analysis, no MLP used in the peer group analysis is identical or directly comparable to Silver Dollar Pipeline. In order to calculate peer group trading multiples, Evercore relied on publicly available filings with the SEC and equity research analyst estimates.

For each of the peer group MLPs, Evercore calculated the following trading multiples:

•	Enterprise Value/2019 EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2019; and

•	Enterprise Value/2020 EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2020.

The mean and median trading multiples are set forth below. The table also includes relevant multiple ranges selected by Evercore based on the resulting range of multiples and certain other considerations related to the specific characteristics of the assets noted by Evercore.

Benchmark	Mean	Median
Enterprise Value/2019 EBITDA	9.3x	9.4x
Enterprise Value/2020 EBITDA	8.7x	8.7x

Benchmark	Reference Range
Enterprise Value/2019 EBITDA	8.5x – 10.5x
Enterprise Value/2020 EBITDA	8.0x – 10.0x

Evercore derived a range of implied enterprise values for Silver Dollar Pipeline of (i) $84.7 million to $104.6 million based on 2019 adjusted EBITDA for Silver Dollar Pipeline and (ii) $154.3 million to $192.9 million based on 2020 adjusted EBITDA for Silver Dollar Pipeline.

g.	Cushing Terminal

Evercore performed a peer group trading analysis of Cushing Terminal by reviewing and comparing the market values and trading multiples of the following four crude oil storage MLPs that Evercore deemed to have certain characteristics that are similar to those of Cushing Terminal:

Crude Oil Storage Partnerships

•	Blueknight Energy Partners, L.P.

•	Global Partners LP

•	Sprague Resources LP

•	USD Partners LP

Although the peer group was compared to Cushing Terminal for purposes of this analysis, no MLP used in the peer group analysis is identical or directly comparable to Cushing Terminal. In order to calculate peer group trading multiples, Evercore relied on publicly available filings with the SEC and equity research analyst estimates.

For each of the peer group MLPs, Evercore calculated the Enterprise Value/2020 EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2020.

The mean and median trading multiples are set forth below. The table also includes relevant multiple ranges selected by Evercore based on the resulting range of multiples and certain other considerations related to the specific characteristics of the assets noted by Evercore.

Benchmark	Mean	Median
Enterprise Value/2020 EBITDA	8.0x	7.9x

Benchmark	Reference Range
Enterprise Value/2020 EBITDA	7.5x – 8.5x

Evercore derived a range of implied enterprise values for Cushing Terminal of $33.7 million to $38.2 million based on 2020 adjusted EBITDA for Cushing Terminal.

h.	NGL JV Interests

Evercore performed a peer group trading analysis of NGL JV Interests by reviewing and comparing the market values and trading multiples of the following four NGL Transportation corporations and MLPs that Evercore deemed to have certain characteristics that are similar to those of NGL JV Interests:

NGL Transportation Corporations / Partnerships

•	Enterprise Products Partners L.P.

•	ONEOK, Inc.

•	Phillips 66 Partners LP

•	Targa Resources Corp.

Although the peer group was compared to NGL JV Interests for purposes of this analysis, no corporation or MLP used in the peer group analysis is identical or directly comparable to NGL JV Interests. In order to calculate peer group trading multiples, Evercore relied on publicly available filings with the SEC and equity research analyst estimates.

For each of the peer group corporations and MLPs, Evercore calculated the following trading multiples:

•	Enterprise Value/2019 EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2019; and

•	Enterprise Value/2020 EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2020.

The mean and median trading multiples are set forth below. The table also includes relevant multiple ranges selected by Evercore based on the resulting range of multiples and certain other considerations related to the specific characteristics of the assets noted by Evercore.

Benchmark	Mean	Median
Enterprise Value/2019 EBITDA	11.8x	12.4x
Enterprise Value/2020 EBITDA	10.1x	10.7x

Benchmark	Reference Range
Enterprise Value/2019 EBITDA	12.0x – 13.0x
Enterprise Value/2020 EBITDA	10.0x – 12.0x

Evercore derived a range of implied enterprise values for the NGL JV Interests of (i) $183.4 million to $198.7 million based on 2019 adjusted EBITDA for NGL JV Interests and (ii) $158.1 million to $189.8 million based on 2020 adjusted EBITDA for NGL JV Interests.

i.	South Texas Trucking

South Texas Trucking was assumed to have a liquidation value range of $0 to $5 million based on 28 crude oil trucks and 28 liquids trucks in South Texas generating EBITDA losses of $1.0 million to $1.1 million per year over the projection period.

j.	Corporate G&A

Evercore valued Corporate G&A for the Partnership using a weighted average 2019 and 2020 adjusted EBITDA multiple range of 9.2x to 10.9x and 8.1x to 10.5x, respectively, based on the enterprise value weighted average EBITDA multiple of each of Natural Gas Gathering and Processing, Natural Gas Transportation, Offshore Pipelines, Bakken Crude Oil Gathering, Silver Dollar Pipeline, Cushing Terminal and NGL JV Interests. The Sum-of-the-Parts Peer Group Trading Analysis utilizing the 2019 adjusted EBITDA multiple methodology resulted in a range of implied enterprise value for Corporate G&A of $508.2 million to $600.4 million. The Sum-of-the-Parts Peer Group Trading Analysis utilizing the 2020 adjusted EBITDA multiple methodology resulted in a range of implied enterprise value for Corporate G&A of $405.2 million to $521.2 million.

Other Presentations by Evercore

In addition to the presentation made to the Conflicts Committee on March 16, 2019, the date on which Evercore delivered its opinion, as described above, Evercore made other written and oral presentations to the Conflicts Committee on September 28 and December 20, 2018 and on January 15, January 17, January 21, January 22, February 5, March 11 and March 13, 2019, which are referred to as the preliminary Evercore presentations. Copies of the preliminary Evercore presentations provided to the Conflicts Committee by Evercore have been attached as exhibits to the Schedule 13E-3 related to the Merger. These written presentations and the written opinion will be available for any interested unitholder of the Partnership to inspect and copy at the Partnership’s executive offices during regular business hours.

None of the preliminary Evercore presentations, alone or together, constitutes an opinion of Evercore with respect to the Merger Consideration. The information contained in the written and oral presentation made to the Conflicts Committee on December 20, 2018 and January 15, February 5, March 11 and March 13, 2019 is substantially similar to the information provided in Evercore’s written presentation to the Conflicts Committee on March 16, 2019, as described above, with most substantive changes reflecting (1) the most recent offer from representatives of the Sponsor Entities as of the date of such preliminary Evercore presentation, (2) any changes to the projected financial and operating performance of the Partnership that had been delivered by management of the Partnership to the Conflicts Committee prior to the date of such preliminary Evercore presentation and (3) updates to the WACC and trading multiple ranges utilized by Evercore in its valuation analyses to reflect changes in market data between preliminary Evercore presentations.

The September 28, 2018 materials provided a comparison of the capitalization, enterprise values and insider ownership of the Partnership and TransMontaigne Partners L.P., another MLP that was considering a buyout offer from an affiliate of HPIP.

On January 17, 2019, Evercore delivered two sets of materials to the Conflicts Committee. The first set of materials presented information regarding the state of the United States’ debt markets as of January 16, 2019 and the second set of materials evaluated letters from two owners of Common Units and provided a comparison of the financial analyses presented by such owners in the letters to Evercore’s valuation of the Partnership.

The January 21, 2019 materials summarized (1) the Partnership’s current debt capitalization and (2) various 2019 debt refinancing and asset sale alternatives for the Partnership that were proposed by Partnership GP in the projected financial and operating performance of the Partnership delivered by management of the Partnership to the Conflicts Committee.

The January 22, 2019 materials included (1) an illustrative present value of future unit values analysis assuming various distribution coverage levels and discount rates, (2) an analysis of various sensitivities to the discounted cash flow analyses presented by Evercore in its January 15, 2019 presentation, including the impact of certain refinancing and asset sale alternatives proposed by Partnership GP and Corporate G&A cost savings on the preliminary valuation of the Common Unit and (3) a sensitivity analysis demonstrating how the producer identity for incremental Delta House volumes and different volumes projected by Partnership GP would impact Evercore’s preliminary discounted cash flow valuation of the Delta House Interest.

The February 7, 2019 materials presented a sensitivity analysis that demonstrated the impact of 2018 Delta House operational issues on the Partnership’s 2018 financial performance.

Each of the analyses performed in these preliminary Evercore presentations was subject to further updating and subject to the final analyses presented to the Conflicts Committee on March 16, 2019, by Evercore. Each of these analyses was necessarily based on financial, economic, monetary, market, regulatory and other conditions and circumstances as they existed and as could be evaluated by Evercore as of the dates on which Evercore performed such analyses. Accordingly, the results of the financial analyses may have differed due to changes in those conditions and other information, and not all of the written and oral presentations contained all of the financial analyses included in the March 16, 2019, presentation.

General

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Evercore. In connection with the review of the transaction, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion to the Conflicts Committee. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken as the view of Evercore with respect to the Merger Consideration. No company used in the above analyses as a comparison is directly comparable to the Partnership and no precedent transaction used is directly comparable to the assets of the Partnership. Furthermore, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the corporations, MLPs or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Partnership and its advisors.

Evercore prepared these analyses solely for the information and benefit of the Conflicts Committee and for the purpose of providing an opinion to the Conflicts Committee as to whether the Merger Consideration is fair, from a financial point of view, to the Unaffiliated Unitholders. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities may actually be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates. The issuance of the opinion was approved by an opinion committee of Evercore.

Except as described above, the Conflicts Committee imposed no other instruction or limitation on Evercore with respect to the investigations made or the procedures followed by Evercore in rendering its opinion. The terms and conditions of the Merger Agreement and the related terms and conditions of the transaction were determined through arm’s-length negotiations between the Conflicts Committee and representatives of the Sponsor Entities. Evercore did not recommend any specific consideration to the Conflicts Committee or recommend that any specific consideration constituted the only appropriate consideration in the Merger. Evercore’s opinion was only one of many factors considered by the Conflicts Committee in its evaluation of the Merger and should not be viewed as determinative of the views of the Conflicts Committee with respect to the Merger or the Merger Consideration.

Under the terms of Evercore’s engagement letter with the Partnership and the Conflicts Committee, the Partnership has agreed to pay Evercore a fee of $1,125,000 upon rendering its opinion and a transaction fee of $875,000 upon consummation of the Merger. Evercore also received a fee of $250,000 upon execution of its engagement letter with the Partnership and the Conflicts Committee. In addition, the Partnership has agreed to reimburse Evercore for its reasonable out-of-pocket expenses (including legal fees, expenses and disbursements) incurred in connection with its engagement and to indemnify Evercore and any of its members, officers, advisors, representatives, employees, agents, affiliates or controlling persons, if any, against certain liabilities and expenses arising out of its engagement, or to contribute to payments which any of such persons might be required to make with respect to such liabilities.

During the two-year period prior to the date hereof and except as described herein, no material relationship existed between Evercore and the Partnership, Partnership GP or any other party to the Merger Agreement pursuant to which compensation was received by Evercore or its affiliates as a result of such a relationship.

Evercore and its affiliates engage in a wide range of activities for their own accounts and the accounts of customers. In connection with these businesses or otherwise, Evercore and its affiliates and/or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products relating to the Partnership and its affiliates.

BofA Merrill Lynch Financial Advisor Materials

MIH retained BofA Merrill Lynch to act as its financial advisor in connection with the Merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. MIH selected BofA Merrill Lynch to act as its financial advisor in connection with the Merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the Merger, its reputation in the investment community and its familiarity with the Sponsor Entities and their businesses.

BofA Merrill Lynch provided certain materials to MIH on March 14, 2019 (the “Presentation”), and answered related questions.

The following summary of the Presentation is qualified in its entirety by reference to the full text of the Presentation. BofA Merrill Lynch was not asked to deliver and did not deliver an opinion to MIH, any of the ArcLight Filing Parties or any other person as to the fairness, from a financial point of view or otherwise, of the consideration to be paid or received, as the case may be, in connection with the Merger. BofA Merrill Lynch did not prepare the Presentation for the benefit of any party (including any of the Unaffiliated Unitholders, the Conflicts Committee or the GP Board) other than MIH. BofA Merrill Lynch did not determine or recommend the consideration of $5.25 in cash per Common Unit held by Unaffiliated Unitholders to be paid in the Merger, which was determined by negotiation between the Sponsor Entities and the Conflicts Committee. The Presentation does not constitute a recommendation or support a recommendation to the Unaffiliated Unitholders with respect to any particular offer price for the Common Units held by such Unaffiliated Unitholders. BofA Merrill Lynch also did not prepare the Presentation to support a determination that the offer price is fair, from a financial point of view or otherwise, to the Unaffiliated Unitholders, any other unitholders of the Partnership or any other person. The Presentation does not express any opinion or view as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to the Sponsor Entities or in which the Sponsor Entities might engage or as to the underlying business decision of the Sponsor Entities to proceed with or effect the Merger.

THE FULL TEXT OF THE PRESENTATION, WHICH DESCRIBES, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, FACTORS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, HAS BEEN FILED AS AN EXHIBIT TO ITEM 16 TO THE SCHEDULE 13E-3 FILED WITH THE SEC IN CONNECTION WITH THE MERGER AND IS INCORPORATED BY REFERENCE HEREIN IN ITS ENTIRETY. COPIES OF THE PRESENTATION MAY BE OBTAINED FROM THE SEC, SEE “WHERE YOU CAN FIND MORE INFORMATION”, AND WILL BE MADE AVAILABLE FOR INSPECTION AND COPYING AT THE PRINCIPAL EXECUTIVE OFFICES OF THE PARTNERSHIP DURING ITS REGULAR BUSINESS HOURS UPON THE REQUEST OF ANY UNITHOLDER. YOU ARE URGED TO, AND SHOULD, READ THE PRESENTATION IN ITS ENTIRETY. THE PRESENTATION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY UNITHOLDER AS TO HOW TO ACT IN CONNECTION WITH THE PROPOSED MERGER OR ANY OTHER MATTER.

In providing financial advice and preparing the Presentation, BofA Merrill Lynch has, among other things:

•	reviewed certain publicly available business and financial information relating to the Partnership;

•

reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Partnership furnished to or discussed with BofA Merrill Lynch by Management, including certain financial forecasts relating to the Partnership prepared by Management, referred to herein as the “Partnership management projections”;

•	compared certain financial and stock market information of the Partnership with similar information of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant; and

•	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

The discussion set forth below in the section entitled “Summary of Financial Analyses” represents a brief summary of the financial analyses presented by BofA Merrill Lynch to MIH on March 14, 2019. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

Summary of Financial Analyses

Selected Publicly Traded Companies Analysis

BofA Merrill Lynch reviewed publicly available financial and stock market information for the Partnership and the following eight publicly traded companies organized as MLPs with leverage and capital market characteristics considered by BofA Merrill Lynch to be similar to the Partnership:

•	NGL Energy Partners LP

•	Summit Midstream Partners, LP

•	Ferrellgas Partners, L.P.

•	CrossAmerica Partners LP

•	Sprague Resources LP

•	Martin Midstream Partners L.P.

•	Blueknight Energy Partners, L.P.

•	Sanchez Midstream Partners LP

BofA Merrill Lynch reviewed, among other things, enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on March 8, 2019, plus estimated general partner value, debt and preferred equity, less cash, as a multiple of calendar year 2020 estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. The overall low to high calendar year 2020 EBITDA multiples observed for the selected publicly traded companies were 6.8x to 9.9x (with a mean of 7.9x and a median of 7.8x).

BofA Merrill Lynch then applied calendar year 2020 EBITDA multiples of 7.0x to 8.5x derived from the selected publicly traded companies, based on its professional judgment and experience, to the Partnership’s calendar year 2020 estimated EBITDA (assuming that the Partnership completes planned asset divestitures, growth projects and acquisitions). Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of the Partnership were based on the Partnership management projections. This analysis indicated the following approximate implied per unit equity value reference range for the Partnership as compared to the Merger Consideration:

Implied Per Unit Equity Value Reference Range for the Partnership	Merger Consideration
2020E EV/EBITDA
$2.83 – $6.63	$5.25

No company used in this analysis is identical or directly comparable to the Partnership. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which the Partnership was compared.

Selected Precedent Transactions Analysis

BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following nine selected transactions involving companies in the offshore infrastructure and pipeline industry:

Date	Acquiror	Target
October 2018	BP Midstream Partners LP	BP plc (Gulf of Mexico pipelines and other assets)
May 2018	Shell Midstream Partners, L.P.	Royal Dutch Shell plc (Amberjack pipeline)
November 2017	Shell Midstream Partners, L.P.	Royal Dutch Shell plc (US storage and pipeline assets)
October 2017	American Midstream Partners LP	ArcLight Capital Partners, LLC (additional interest in Delta House)
December 2016	Shell Midstream Partners, L.P.	BP plc (interests in Proteus and Endymion oil pipelines and Cleopatra gathering system)
September 2016	Shell Midstream Partners, L.P.	Royal Dutch Shell plc (additional interest in Mars pipeline and interest in Odyssey pipeline)
April 2016	American Midstream Partners LP	ArcLight Capital Partners LLC / Chevron (interests in natural gas liquids pipelines, natural gas gathering and transport capacity, interest in crude, natural gas and salt water onshore and offshore pipelines and additional interest in Delta House)
November 2015	Shell Midstream Partners, L.P.	Royal Dutch Shell plc; Shell Pipeline Corp. (Auger pipeline system and Lockport crude terminal facility)
July 2015	Genesis Energy, L.P.	Enterprise Products Partners, L.P. (crude oil pipeline systems, natural gas pipeline systems and ownership interests in offshore hub platforms)

BofA Merrill Lynch reviewed transaction values, calculated as the enterprise value implied for the target company or assets based on the consideration payable in the selected transaction, as a multiple of the target company’s or asset’s one-year forward estimated EBITDA. The overall low to high multiples of the target companies’ or assets’ one-year forward estimated EBITDA for the selected transactions were 7.7x to 9.4x (with a mean of 8.3x and a median of 8.1x). BofA Merrill Lynch then applied the one-year forward EBITDA multiples of 6.0x to 8.5x derived from the selected transactions, based on its professional judgment and experience, to the Partnership’s calendar year 2020 estimated EBITDA (assuming that the Partnership completes planned asset divestitures, growth projects and acquisitions). Estimated financial data of the selected transactions were based on publicly available information. Estimated financial data of the Partnership were based on the Partnership management projections. This analysis indicated the following approximate implied per unit equity value reference range for the Partnership, as compared to the Merger Consideration:

Implied Per Unit Equity Value Reference Range for the Partnership	Merger Consideration
$4.10 – $6.63	$5.25

No company, business or transaction used in this analysis is identical or directly comparable to the Partnership or the Merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which the Partnership and the Merger were compared.

Discounted Cash Flow Analysis

BofA Merrill Lynch performed a discounted cash flow analysis of the Partnership to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that the Partnership was forecasted to generate during the Partnership’s fiscal years 2019 through 2023 based on the Adjusted Partnership projections (as defined below). At MIH’s direction, the Partnership management projections were adjusted to exclude the conversion of the Partnership’s preferred units into Common Units during the forecast period (such projections, the “Adjusted Partnership projections”). BofA Merrill Lynch calculated terminal values for the Partnership by applying terminal forward multiples of 7.0x to 8.5x, based on its professional judgment and experience, to the Partnership’s calendar year 2023 estimated EBITDA (assuming that the Partnership completes planned asset divestitures, growth projects and acquisitions). The cash flows and terminal values were then discounted to present value as of January 1, 2019, assuming a mid-year convention, using discount rates ranging from 8.55% to 9.30%, which were based on an estimate of the Partnership’s weighted average cost of capital (rounded to the nearest 0.05%). From the resulting enterprise values, BofA Merrill Lynch added estimated proceeds from planned asset divestitures and deducted material planned capital expenditures, net debt, preferred equity and minority interest as of December 31, 2018 to derive equity values. This analysis indicated the following approximate implied per unit equity value reference range for the Partnership as compared to the Merger Consideration:

Implied Per Unit Equity Value Reference Range for the Partnership	Merger Consideration
$0.64 – $2.79	$5.25

Miscellaneous.

As noted above, the discussion set forth above in the section entitled “Summary of Financial Analyses” is a summary of the financial analyses presented by BofA Merrill Lynch to MIH in the Presentation and is not a comprehensive description of all analyses undertaken or factors considered by BofA Merrill Lynch in connection with its financial advisory services, including the preparation and delivery of the Presentation. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses.

BofA Merrill Lynch’s advice was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of the Presentation. It should be understood that subsequent developments may affect the Presentation, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm the Presentation. Except as described in this summary, the Sponsor Entities imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in preparing and delivering the Presentation.

In connection with its financial advisory services, including the preparation of the Presentation, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of Management and the Sponsor Entities that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Partnership management projections, BofA Merrill Lynch was advised by the Partnership, and assumed, with the consent of MIH, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of Management as to the future financial performance of the Partnership. BofA Merrill Lynch relied, at MIH’s direction, upon the assessments of Management as to the potential impact of market, governmental and regulatory trends and developments relating to or affecting the Partnership and its business.

BofA Merrill Lynch did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Partnership, nor did it make any physical inspection of the properties or assets of the Partnership. BofA Merrill Lynch did not evaluate the solvency or fair value of the Partnership under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Partnership. The estimates of the future performance of the Partnership, including the Partnership management projections and the Adjusted Partnership projections, in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. BofA Merrill Lynch’s analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of the Partnership.

The type and amount of consideration payable in the Merger was determined through negotiations between the Conflicts Committee and the Sponsor Entities, rather than by any financial advisor. The decision to enter into the Merger Agreement was solely that of HPIP, Parent and Merger Sub.

MIH has agreed to pay BofA Merrill Lynch for its services in connection with the Merger an aggregate fee of $4.0 million, all of which is contingent upon consummation of the Merger. MIH also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of the Partnership, the Sponsor Entities and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to ArcLight and certain of its affiliates, including the Partnership, and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as financial advisor to the Partnership on its merger with JP Energy Partners LP and on the sale of its marine products terminalling business, (ii) having acted as financial advisor to affiliates of ArcLight (other than the Partnership) on certain acquisition and divestiture transactions, (iii) having acted as a joint bookrunner on certain debt and equity offerings by certain affiliates of ArcLight, including the Partnership, including having acted or acting as a selling agent for the Partnership on its $100 million at-the-market equity offering, (iv) acting as administrative agent, co-lead arranger and bookrunner for, and as a lender (including letter of credit lender) under the Partnership’s Existing Partnership Credit Facility, and (v) having provided or providing certain treasury management products and services to ArcLight and certain of its affiliates. From February 1, 2017 through January 31, 2019, BofA Merrill Lynch and its affiliates derived aggregate revenues for investment and corporate banking services from ArcLight and its affiliates (excluding the Partnership) of approximately $20 million and aggregate revenues from the Partnership of approximately $15 million.

Interests of the Directors and Executive Officers of Partnership GP in the Merger

Some of the directors and executive officers of Partnership GP have financial interests in the Merger that may be different from, or in addition to, those of the Unaffiliated Unitholders generally. The Conflicts Committee and the GP Board were aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby, including the Merger.

Certain of the directors and executive officers of Partnership GP hold Common Units and will be entitled to receive the Merger Consideration in connection with the Merger. Additionally, certain of the executive officers of Partnership GP hold Partnership Phantom Units under the Partnership Equity Plans, which will be converted into the right to receive a cash payment in an amount equal to the Merger Consideration with respect to each such Partnership Phantom Unit, which amount will be payable in accordance with the terms of the underlying award agreement. Any Partnership Phantom Unit that is outstanding as of the Effective Time will not vest and, following conversion to cash-based award, will continue to be eligible to vest in accordance with the terms of the applicable award agreements governing the original award of such Partnership Phantom Unit.

In addition, Mr. Stephen W. Bergstrom, a director of Partnership GP, has elected to exchange his Common Units for equity interests in Partnership GP prior to the Effective Time. As a result of such exchange and the Pre-Closing Transactions, Mr. Bergstrom’s Common Units will become Sponsor Units immediately prior to the Effective Time. Certain other directors and named executive officers of Partnership GP could also elect to exchange their Common Units for equity interests in Partnership GP prior to the Effective Time. Pursuant to the Merger Agreement, each Sponsor Unit issued and outstanding immediately prior to the Effective Time will be unaffected by the Merger and will remain outstanding, and no consideration will be delivered in respect thereof.

Partnership GP’s directors and executive officers are also entitled to continued indemnification and directors’ and officers’ liability insurance coverage under the Merger Agreement.

Position of the ArcLight Filing Parties as to the Fairness of the Merger

Under the SEC rules governing “going private” transactions, each of the ArcLight Filing Parties is an affiliate of the Partnership that is engaged in the “going private” transaction and, therefore, is required to express its position as to the fairness of the Merger to the Partnership’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act. The ArcLight Filing Parties are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

The ArcLight Filing Parties believe that the Merger (which is the Rule 13e-3 transaction for which a Schedule 13E-3 Transaction Statement will be filed with the SEC) is fair to the Unaffiliated Unitholders on the basis of the factors described in “—Purpose and Reasons of the ArcLight Filing Parties for the Merger” of this information statement and the additional factors described below.

ArcLight controls Partnership GP, as discussed in “Information Concerning the ArcLight Filing Parties” of this information statement.

The ArcLight Filing Parties did not participate in the deliberations of the Conflicts Committee regarding, or receive advice from either the Partnership’s or the Conflicts Committee’s respective legal or financial advisors as to, the fairness of the Merger. None of the ArcLight Filing Parties nor any of their respective affiliates has performed, or engaged a financial advisor to perform, any valuation or other analysis for the purpose of assessing the fairness of the Merger to the Unaffiliated Unitholders.

MIH retained BofA Merrill Lynch to act as its financial advisor in connection with the Merger. BofA Merrill Lynch was not asked to deliver and did not deliver an opinion to MIH, any of the ArcLight Filing Parties or any other person as to the fairness, from a financial point of view or otherwise, of the consideration to be paid or received, as the case may be, in connection with the Merger. BofA Merrill Lynch’s presentation dated March 14, 2019 does not constitute a recommendation to any unitholder with respect to the Merger Consideration or as to how to act in connection with the proposed Merger or any other matter.

The ArcLight Filing Parties believe that the Merger is substantively and procedurally fair to the Unaffiliated Unitholders based on information available regarding the Partnership and the ArcLight Filing Parties’ analysis of such information, discussions with members of Partnership GP’s senior management regarding the Partnership and its business and the factors considered by, and the analysis and resulting conclusions of, the GP Board. In particular, the ArcLight Filing Parties believe that the Merger is both procedurally and substantively fair to the Unaffiliated Unitholders of the Partnership based on their consideration of the following factors:

•	the Merger Consideration represents a 58.61% premium to the $3.31 closing price per Common Unit on January 2, 2019, the date that MIH delivered the January 2nd Offer to the Conflicts Committee;

•	the Merger Consideration is all cash, which provides certainty of value and liquidity to the Unaffiliated Unitholders;

•	the Merger Consideration resulted from active negotiations between the Conflicts Committee and the ArcLight Filing Parties;

•

the Merger Agreement and the transactions contemplated thereby were negotiated and unanimously approved by members of the Conflicts Committee, who have no economic interest or expectancy of an economic interest in the Sponsor Entities following the Merger;

•

the requirement that, in the event of a failure of the Merger to be consummated under certain circumstances, Parent must pay the Partnership a termination fee of $12 million without the Partnership being required to establish any damages, which payment is guaranteed by ArcLight;

•

consummation of the Merger will allow the Unaffiliated Unitholders to avoid exposure to risks and uncertainties relating to the prospects of the Partnership, including the costs and dilution associated with the external capital raising necessary to address the Partnership’s leverage, following completion of the Merger;

•

notwithstanding that the opinion of Evercore was provided solely for the benefit of the Conflicts Committee and that the ArcLight Filing Parties are not entitled to, nor did they, rely on such opinion,

the fact that the Conflicts Committee received an opinion of Evercore, dated March 16, 2019, to the effect that, as of the date of Evercore’s opinion, and based upon the assumptions made, matters considered, procedures followed, and qualifications and limitations of the review undertaken in rendering Evercore’s opinion as set forth therein, the Merger Consideration is fair, from a financial point of view, to the Unaffiliated Unitholders (as more fully described in “—Opinion of Financial Advisor to the Conflicts Committee” of this information statement); and

•

the Merger and the Merger Agreement were unanimously approved by the Conflicts Committee and the GP Board and the Conflicts Committee and the GP Board each unanimously determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement were in the best interests of the Partnership and its Unaffiliated Unitholders.

The ArcLight Filing Parties did not find it practicable to assign, nor did they assign, specific relative weights to the individual factors that they considered in reaching their conclusion as to fairness.

Because the ArcLight Filing Parties consider the Partnership to be a viable going concern, the ArcLight Filing Parties believe that the liquidation value of the Common Units is irrelevant to a determination as to whether the Merger is fair to the Unaffiliated Unitholders. Accordingly, the ArcLight Filing Parties did not consider the liquidation value of the Partnerships’ assets and did not perform a liquidation analysis.

The ArcLight Filing Parties did not consider net book value, which is an accounting concept, for purposes of determining the fairness of the Merger Consideration to the Unaffiliated Unitholders because, in the ArcLight Filing Parties’ view, net book value is indicative of neither the Partnership’s market value nor its value as a going concern, but rather is an indicator of historical costs.

While the ArcLight Filing Parties considered the trading history of the Common Units and noted that at various times, this trading history reflected prices above the $5.25 to be paid for each Common Unit held by the Partnership’s unitholders as part of the Merger Consideration, the ArcLight Filing Parties concluded that these factors were not important in determining present value. In the ArcLight Filing Parties’ judgment, the historical trading prices for the Common Units are not indicative of the value of the Common Units as of the date of the Merger in light of the Partnership’s current business operations and future prospects.

The ArcLight Filing Parties are not aware of any firm offers made by third parties to acquire the Partnership during the past two years and did not solicit any such offers. In any event, the ArcLight Filing Parties have no intention of selling the Common Units beneficially owned by them and therefore, in reaching their conclusion as to fairness, did not consider the possibility that any such offers might be made.

The ArcLight Filing Parties’ consideration of the factors described above reflects their assessment of the fairness of the Merger. The ArcLight Filing Parties implicitly considered the value of the Partnership in a sale as a going concern by taking into account the Partnership’s current and anticipated business, financial conditions, results and operations, prospects and other forward-looking matters. The ArcLight Filing Parties did not, however, explicitly calculate a stand-alone going concern value of the Partnership because the ArcLight Filing Parties believe that going concern value is not an appropriate method of determining the value of the Common Units for purposes of the Merger. In light of the fact that the ArcLight Filing Parties already have, and will continue to have, control of the Partnership, and that the ArcLight Filing Parties remain unwilling to sell their Common Units, the ArcLight Filing Parties do not believe that it would be appropriate for the Common Units held by the Unaffiliated Unitholders to be valued on a basis that includes a control premium.

Purpose and Reasons of the ArcLight Filing Parties for the Merger

Under the SEC rules governing “going private” transactions, each of the ArcLight Filing Parties is an affiliate of the Partnership that is engaged in the “going private” transaction and, therefore, each is required to express its purposes and reasons for the Merger to the Partnership’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act. The ArcLight Filing Parties are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

If the Merger is completed, the Partnership will become a subsidiary of the Sponsor Entities. For the ArcLight Filing Parties, the purpose of the Merger is to effectuate the transactions contemplated by the Merger Agreement and to bear the rewards and risks of such ownership after the Common Units cease to be publicly traded. The ArcLight Filing Parties did not consider any alternatives for achieving these purposes.

The ArcLight Filing Parties believe that the Partnership requires substantial capital infusions in order to execute its business plan and manage its leverage. Based on the trading price of the Common Units and the Partnership’s leverage ratios and pending debt maturities, the ArcLight Filing Parties believe that the terms of raising such capital as a public entity would result in significant dilution of the Unaffiliated Unitholders, further pressuring unit price trading levels. The ArcLight Filing Parties believe that they could better provide and arrange for such funding if the Partnership is a private company. In addition, the ArcLight Filing Parties believe that, without the reporting and other substantial burdens placed on public entities, which are exacerbated for small companies like the Partnership, the management and employees of the Partnership will be better focused on executing on the strategic initiatives required to justify such additional capital investment. The ArcLight Filing Parties also believe that improvements to the Partnership’s cost structure and strategic direction, which might include a significant dismantling of the Partnership’s existing asset base, could be achieved free of the pressures imposed on publicly traded partnerships with regard to reporting operating results and delivering ratable long-term, enterprise growth.

The ArcLight Filing Parties have undertaken to pursue the Merger at this time for the reasons described above.

Although the ArcLight Filing Parties believe that there will be certain opportunities associated with their investment in the Partnership if the Merger is completed, the ArcLight Filing Parties realize that there are also substantial risks (including the risks and uncertainties relating to the prospects of the Partnership) and that such opportunities may never be fully realized.

The ArcLight Filing Parties believe that a merger transaction is preferable to other transaction structures because the Merger (i) will enable the Sponsor Entities to acquire all of the outstanding Common Units at the same time and (ii) represents an opportunity for the Unaffiliated Unitholders to receive a premium for their Common Units in the form of the Merger Consideration based on the Merger Consideration representing a 58.61% premium to the $3.31 closing price per Common Unit on January 2, 2019, the date that MIH delivered the January 2nd Offer to the Conflicts Committee. Furthermore, the ArcLight Filing Parties believe that structuring the transaction as a merger transaction provides a prompt and orderly transfer of ownership of the Partnership in a single step, without the necessity of financing separate purchases of the Common Units in a tender offer and implementing a second-step merger to acquire any Common Units not tendered into any such tender offer, and without incurring any additional transaction costs associated with such activities.

Primary Benefits and Detriments of the Merger

Benefits and Detriments to Holders of Common Units

The primary benefits of the Merger to Unaffiliated Unitholders, who will not have a continuing interest in the Partnership following the Merger, include the following:

•	the receipt by such unitholders of $5.25 per Common Unit in cash, without interest and reduced by any applicable tax withholding; and

•

the avoidance of all downside risk associated with the continued ownership of Common Units, including any possible decrease in the future revenues and free cash flow, growth or value of the Partnership following the Merger.

The primary detriments of the Merger to Unaffiliated Unitholders, who will not have a continuing interest in the Partnership following the Merger, include the following:

•

such unitholders will cease to have an interest in the Partnership and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Partnership or payment of distributions on Common Units, if any; and

•	the receipt of cash in exchange for Common Units pursuant to the Merger will generally be a taxable transaction to unitholders.

Benefits and Detriments to the Partnership and Parent

The primary benefits of the Merger to the Partnership and Parent include the following:

•

if the Partnership successfully executes its business strategy, the value of Parent’s equity investments could increase because of possible increases in future revenues and cash flow, increases in the underlying value of the Partnership or the payment of distributions, if any, that would accrue to the Partnership;

•

the Partnership will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded partnership, the Partnership currently faces public unitholder and investment analyst pressure to make decisions that may produce better short-term results, but which may not over the long-term lead to a maximization of their equity value;

•	the Partnership will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations; and

•

Parent and Partnership GP, as the owners of the Partnership, will become the beneficiaries of the savings associated with the reduced burden of complying with the substantive requirements that federal securities laws impose on public companies.

The primary detriments of the Merger to the Partnership and Parent include the following:

•	following the Merger, there will be no trading market for the equity securities of the Partnership, as the surviving entity; and

•	the risk that potential benefits sought in the Merger may not be realized.

Ownership of the Partnership After the Merger

After the Merger, the Partnership will survive as a direct subsidiary of Parent and Partnership GP, both of which are indirect controlled subsidiaries of ArcLight.

Regulatory Approvals and Clearances Required for the Merger

In connection with the Merger, the Partnership intends to make all required filings under the Exchange Act, as well as any required filings with the NYSE and the Secretary of State of the State of Delaware. None of the Partnership, Partnership GP or the Sponsor Entities is aware of any federal or state regulatory approval required in connection with the Merger, other than compliance with applicable federal securities laws and applicable Delaware law.

Parent, Merger Sub and HPIP, on the one hand, and each of the Partnership and Partnership GP, on the other hand, have agreed to (including to cause their respective subsidiaries to) use commercially reasonable efforts to obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any governmental authority necessary to consummate the transactions contemplated by the Merger Agreement.

Financing of the Merger

The total amount of funds necessary to consummate the Merger and the related transactions is anticipated to be approximately $203.8 million. The Merger Consideration will be funded by equity capital through a series of capital contributions from ArcLight to Parent. The Merger Consideration will be provided by Parent in accordance with the Equity Commitment Letter described below.

Equity Commitment Letter

Concurrently with the execution of the Merger Agreement, ArcLight entered into the Equity Commitment Letter with Parent, pursuant to which ArcLight committed to provide equity financing for the transactions contemplated by the Merger Agreement, which will be used by Parent to fund the aggregate Merger Consideration pursuant to and in accordance with the Merger Agreement and to pay the related expenses of Parent. ArcLight may effect the purchase of the equity interest of Parent directly or indirectly through one or more affiliated entities designated by it.

Fees and Expenses

Generally, all fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be the obligation of the respective party incurring such fees and expenses. The filing fee, if any, under the HSR Act and any other applicable antitrust law will be paid 50% by Parent and 50% by the Partnership.

Total fees and expenses incurred or to be incurred by the Partnership and Parent in connection with the Merger are estimated at this time to be as follows:

Amount to be Paid (in thousands)
Financial advisory fee and expenses	$2,250
Legal, accounting and other professional fees	$900
Information statement, printing and mailing costs and filing fees	$100
Transfer agent and paying agent fees and expenses	$20
Total	$3,120

Certain Legal Matters

General

In the Merger Agreement, the parties have agreed to cooperate with each other to make all filings with governmental authorities and to obtain all governmental approvals and consents necessary to consummate the Merger, subject to certain exceptions and limitations. It is a condition to the consummation of the Merger that any applicable waiting period for required governmental consents and approvals has terminated or expired before the consummation of the Merger.

Pending Litigation

Currently, the Partnership is not aware of any complaints filed or pending litigation related to the Merger.

Provisions for Unaffiliated Unitholders

No provision has been made to grant Unaffiliated Unitholders access to the files of the Partnership, Partnership GP, Parent or Merger Sub or to obtain counsel or appraisal services at the expense of the foregoing parties.

Delisting and Deregistration of Common Units

The Common Units are currently listed on the NYSE under the ticker symbol “AMID.” If the Merger is completed, the Common Units will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

No Appraisal Rights

Holders of Common Units are not entitled to dissenters’ rights of appraisal under the Partnership Agreement, the Merger Agreement or applicable Delaware law. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by references to Delaware law, other applicable law, the Partnership Agreement and the Merger Agreement.

Accounting Treatment of the Merger

The Partnership, as the surviving entity in the Merger, is considered the acquiror for accounting purposes. Therefore, its net assets remain at historical cost.

Ownership of the Partnership after the Merger

After the Merger, the Partnership will survive as a direct subsidiary of Parent and Partnership GP, both of which are indirect controlled subsidiaries of ArcLight.

THE MERGER AGREEMENT

The following describes the material provisions of the Merger Agreement, a copy of which is attached as Annex A to this information statement and incorporated by reference herein. The description in this section and elsewhere in this information statement is qualified in its entirety by reference to the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. Parent and the Partnership encourage you to read carefully the Merger Agreement in its entirety before making any decisions regarding the Merger as it is the legal document governing the Merger.

The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about Parent, the Partnership or any of their respective subsidiaries or affiliates contained in this information statement or the Partnership’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Parent, the Partnership or their respective subsidiaries or affiliates contained in the Merger Agreement and described in this summary. The representations, warranties and covenants made in the Merger Agreement by the Partnership, Partnership GP, Parent, Merger Sub and HPIP were qualified and subject to important limitations agreed to by Parent, the Partnership and their respective subsidiaries in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to Unitholders and reports and documents filed with the SEC and in some cases were qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the Merger Agreement or otherwise publicly disclosed. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this information statement. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone.

The Merger

Subject to the terms and conditions of the Merger Agreement and in accordance with the laws of the State of Delaware, the Merger Agreement provides for the merger of Merger Sub with and into the Partnership. The Partnership, which is sometimes referred to following the Merger as the surviving entity, will survive the Merger, and the separate limited liability company existence of Merger Sub will cease. As a result of the Merger, the Partnership will survive as a wholly owned subsidiary of Parent and Partnership GP, both of which are indirect controlled subsidiaries of ArcLight. After the completion of the Merger, the certificate of limited partnership of the Partnership in effect immediately prior to the Effective Time will be the certificate of limited partnership of the surviving entity, until amended in accordance with its terms and applicable law, and the Partnership Agreement in effect immediately prior to the Effective Time will be amended and restated and as so amended and restated, shall be the agreement of limited partnership of the surviving entity from and after the Effective Time, until amended in accordance with its terms and applicable law.

Effective Time; Closing

The Effective Time will be at such time that a certificate of merger effecting the Merger is duly filed with the Secretary of State of the State of Delaware by the Partnership and Parent, executed in accordance with the relevant provisions of the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act, or at such later date or time as is agreed to by the Partnership and Parent in writing and specified in the certificate of merger.

Unless the parties agree otherwise, the closing of the Merger will occur at 10:00 a.m. (Central Time), on the third business day after the satisfaction or waiver of the conditions to the Merger provided in the Merger Agreement (other than conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of those conditions), or at such other date or time as the Partnership and Parent agree; provided, however, that without Parent’s written consent, the closing of the Merger may not occur prior to May 17, 2019. For further discussion of the conditions to the Merger, see “—Conditions to Consummation of the Merger.”

The Partnership and Parent currently expect to complete the Merger in the second quarter of 2019, subject to any required regulatory approvals and the satisfaction or waiver of the other conditions to the transactions contemplated by the Merger Agreement described below.

Conditions to Consummation of the Merger

The Partnership and Parent may not complete the Merger unless each of the following conditions is satisfied or waived, if waiver is permitted by applicable law:

•

the waiting period applicable to the consummation of the Merger, if any, under the HSR Act must have been terminated or expired and any other required regulatory approvals must have been obtained and must be in full force and effect; and

•

(i) no Restraint enacted, promulgated, pending, issued, entered, amended or enforced by or before any governmental authority shall be in effect and (ii) no governmental authority shall be seeking a Restraint, in each case, to enjoin, restrain, prevent or prohibit the consummation of the transactions contemplated by the Merger Agreement or make the consummation of such transactions illegal.

The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:

•

(i) the representations and warranties of the Partnership and Partnership GP in Sections 4.1 (Organization, Standing and Power), 4.2 (Authority), 4.3 (Capitalization; Subsidiaries) and 4.4 (No Conflicts; Consents) of the Merger Agreement shall be true and correct, except for any de minimis inaccuracies, both as of the date of the Merger Agreement and as of the closing date, except to the extent expressly made as of an earlier date, in which case as of such date, and (ii) the other representations and warranties of the Partnership and Partnership GP contained in Article IV of the Merger Agreement shall be true and correct, both as of the date of the Merger Agreement and as of the closing of the Merger, except to the extent expressly made as of an earlier date, in which case as of such date, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to material adverse effect or materiality contained in any individual representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect;

•

the Partnership and Partnership GP shall have performed or complied with, in all material respects, all covenants and obligations required to be performed by them under the Merger Agreement at or prior to the closing date;

•	there shall not have been a Partnership Material Adverse Effect;

•	Parent and Merger Sub shall have received an officer’s certificate executed by an authorized executive officer of Partnership GP certifying that the three preceding conditions have been satisfied;

•

the Partnership shall have received the Existing Partnership Credit Facility Modifications, duly executed by the required lenders in accordance with the Existing Partnership Credit Facility; the Partnership received such Existing Partnership Credit Facility Modifications on April 5, 2019, thereby satisfying this closing condition; and

•

by April 30, 2019, the Partnership shall have delivered to the lenders under the Existing Partnership Credit Facility the audited financial statements required under Section 6.01(a) of the Existing Partnership Credit Facility; the Partnership delivered such financial statements to the lenders on April 1, 2019, thereby satisfying this closing condition.

The obligations of the Partnership to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:

•

(i) the representations and warranties of Parent and Merger Sub contained in Sections 5.1 (Organization, Standing and Power) and 5.4 (Authority, Noncontravention) of the Merger Agreement shall be true and correct, except for any de minimis inaccuracies, both as of the date of the Merger Agreement and at and as of the closing date, except to the extent expressly made as of an earlier date, in which case as of such date, and (ii) the other representations and warranties of Parent and Merger Sub in Article V of the Merger Agreement shall be true and correct, both as of the date of the Merger Agreement and as of the closing date, except to the extent expressly made as of an earlier date, in which case as of such date, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to material adverse effect or materiality set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated by the Merger Agreement;

•

HPIP, Parent and Merger Sub shall have performed or complied with, in all material respects, all covenants and obligations required to be performed by them under the Merger Agreement at or prior to the closing date; and

•	the Partnership shall have received an officer’s certificate executed by an executive officer of Parent certifying that the two preceding conditions have been satisfied.

For purposes of the Merger Agreement, the term “Partnership Material Adverse Effect” means any change, event, effect or occurrence (each, an “Effect”) that (a) has, or would reasonably be expected to have, a material adverse effect on the business, assets, financial condition or results of operations of the Partnership and its subsidiaries, taken as a whole, or (b) prevents or would reasonably be expected to prevent the consummation of the Merger, provided that, for purposes of clause (a), none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been a Partnership Material Adverse Effect: any Effect that results from or arises in connection with (A) conditions in the industries and regions in which the Partnership operates, (B) general economic or regulatory, legislative or political conditions (or changes therein) or securities, credit, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, commodity prices, credit markets and price levels or trading volumes), (C) any change or prospective change in law or GAAP (or interpretation or enforcement thereof) (1) applicable to the Partnership or any of its properties, operations or assets or (2) generally affecting the industries or markets in which the Partnership and its subsidiaries operate, (D) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage, terrorism or any epidemics, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism or any epidemics, (E) any hurricane, tornado, flood, volcano, earthquake or other natural or man-made disaster or any other national or international calamity or crises, (F) the failure, in and of itself, of the Partnership or its subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of the Merger Agreement, or changes or prospective changes in the market price or trading volume of any securities or indebtedness of the Partnership or any of its subsidiaries or the credit rating of the Partnership (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Partnership Material Adverse Effect if such facts are not otherwise excluded under this definition), (G) the announcement, pendency and consummation of any of the transactions contemplated hereby or any Proceeding (as defined in the Merger

Agreement) in respect of the Merger Agreement or any of the transactions contemplated thereby, (H) the compliance with the terms of the Merger Agreement (other than with respect to any obligation of the Partnership or any of its subsidiaries in accordance with Section 6.2 of the Merger Agreement) and any loss of or change in relationship with any customer, supplier, vendor or other business partner, or departure of any employee or officer, of the Partnership or of any of its subsidiaries as a result of the execution of the Merger Agreement, the announcement of any of the transactions contemplated thereby or compliance with the terms thereof, and (I) any action taken by the Partnership or any of its subsidiaries at Parent’s written request or with Parent’s, HPIP’s or any of their respective affiliates’ written consent, except in the case of clauses (A), (B), (C), (D) or (E), to the extent that the Partnership and its subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries or markets in which the Partnership and its subsidiaries operate.

Unitholder Approval

Consummation of the Merger requires the Partnership Unitholder Approval. The GP Board has approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and authorized that the Merger Agreement be submitted to the limited partners for a vote by written consent. The Sponsor Entities beneficially own approximately 51% of the outstanding Common Units on an as-converted basis and 100% of the outstanding preferred units, a sufficient number to approve the Merger Agreement and the transactions contemplated thereby. Immediately prior to execution of the Merger Agreement, certain affiliates of Parent delivered to the Partnership a written consent approving the Merger Agreement and the transactions contemplated thereby, including the Merger, by a Unit Majority, which consent constitutes the Partnership Unitholder Approval. As a result, the Partnership has not solicited and is not soliciting your approval of the Merger Agreement, and does not plan to call a meeting of the holders of Common Units to approve the Merger Agreement.

No Solicitation by Partnership GP or the Partnership of Acquisition Proposals

Under the Merger Agreement, the Partnership and Partnership GP have agreed that they will not, and will use reasonable best efforts to cause their and the Partnership’s subsidiaries’ respective Representatives not to, directly or indirectly (i) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing confidential information) or take any other action intended to lead to any inquiries or the making or submission of any proposals that constitute or could reasonably be expected to lead to any inquiry, proposal or offer from or by any person or entity, other than Parent, Merger Sub or their respective affiliates, relating to any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person or entity any non-public information with respect to, any Acquisition Proposal or (iii) enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or similar agreement relating to an Acquisition Proposal.

Change in the GP Board Recommendation

The Merger Agreement provides that the Partnership and Partnership GP will not, and will use reasonable best efforts to cause the Partnership’s subsidiaries and their respective Representatives not to, directly or indirectly, (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the recommendation of the GP Board and the Conflicts Committee that the Unitholders approve the Merger Agreement and the Merger, or publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any Acquisition Proposal, or fail to recommend against acceptance of any tender offer or exchange offer for Common Units within ten business days after commencement of such offer, or resolve or agree to take any of the foregoing actions or (ii) fail to include the recommendation of the GP Board and the Conflicts Committee that the Unitholders approve the Merger Agreement in this information statement.

As a result of the delivery of the written consent of limited partners approving the Merger Agreement and the transactions contemplated thereby, including the Merger, by a Unit Majority, which constitutes the Partnership Unitholder Approval, the Conflicts Committee no longer has the right to effect a Partnership Adverse Recommendation Change.

In addition to the other obligations of the Partnership set forth above, the Partnership must promptly advise Parent and the GP Board, orally and in writing, and in no event later than 48 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Partnership in respect of any Acquisition Proposal. Any such notice must indicate the identity of the person or entity making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and must include with such notice copies of any written materials received from or on behalf of such person or entity relating to such propose, offer, inquiry or request). The Partnership must promptly keep Parent and the GP Board promptly informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Partnership must promptly provide Parent and the GP Board with copies of any additional written materials received by the Partnership or that the Partnership has delivered to any third party making an Acquisition Proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations. HPIP or any of its affiliates must promptly inform the GP Board and the Conflicts Committee in writing, and in no event later than 48 hours after receipt, if any proposal or offer is received by HPIP or any of its affiliates in respect of an Acquisition Proposal and shall in such notice indicate the terms and conditions of such Acquisition Proposal.

Merger Consideration

The Merger Agreement provides that, at the Effective Time, each Common Unit issued and outstanding or deemed issued and outstanding as of immediately prior to the Effective Time, other than the Sponsor Units, will be converted into the right to receive $5.25 in cash, to be paid without interest and reduced by any applicable tax withholding. As of the Effective Time, all of the Common Units converted into the right to receive the Merger Consideration will no longer be outstanding and will automatically be canceled and cease to exist.

Treatment of Sponsor Units and Series C Warrant

Prior to the Effective Time, the Partnership and Partnership GP will, and Parent will cause its affiliates to, amend the Series C Warrant such that the Series C Warrant will remain outstanding through the Effective Time and be exercisable into the same number of Common Units after the Effective Time as of the date of the Merger Agreement. The Sponsor Units and the Series C Warrant (as amended in accordance with the Merger Agreement) will be unaffected by the Merger and will remain outstanding, and no consideration will be delivered in respect thereof.

Treatment of Partnership Phantom Units and Partnership Equity Plans

Each Partnership Phantom Unit issued under the Partnership Equity Plans providing for the grant of awards of Common Units that has not vested or been settled prior to the Effective Time will be converted into a right to receive a cash payment in an amount equal to the Merger Consideration with respect to each such Partnership Phantom Unit, which amount will be payable in accordance with the terms of the underlying award agreement. Any Partnership Phantom Unit that is outstanding as of the Effective Time will not vest and, following conversion to cash-based award, will continue to be eligible to vest in accordance with the terms of the applicable award agreements governing the original award of such Partnership Phantom Unit.

Prior to the Effective Time, the Partnership and Partnership GP will terminate the Partnership Equity Plans, such termination to be effective at the Effective Time. In addition, as soon as reasonably practicable following the Effective Time, the Partnership will file post-effective amendments to the Form S-8 registration statements filed by the Partnership on August 23, 2011, August 13, 2012, February 19, 2016 and March 9, 2017, respectively, deregistering all Common Units thereunder.

Treatment of General Partner Interest and Incentive Distribution Rights

The general partner interest in the Partnership issued and outstanding immediately prior to the Effective Time will be unaffected by the Merger, will remain outstanding and no consideration will be delivered in respect thereof.

The IDRs issued and outstanding immediately prior to the Effective Time will be automatically canceled and cease to exist, and no consideration shall be delivered in respect thereof.

Surrender of Common Units

Before the closing date, Parent will appoint a paying agent reasonably acceptable to the Partnership for the purpose of exchanging the Common Units, whether represented by certificates or in book-entry form only, for the Merger Consideration. As promptly as practicable after the Effective Time, Parent will send, or will cause the paying agent to send, to each record holder of Common Units, other than The Depository Trust Company (“DTC”), as of the Effective Time whose Common Units were converted into the right to receive the Merger Consideration, a letter of transmittal in a form as the Partnership and Parent may reasonably agree, including instructions for use in effecting the surrender of the Common Units in exchange for the Merger Consideration.

On or before the closing date, Parent will deposit or cause to be deposited with the paying agent in trust for the benefit of the holders of Common Units which are converting into the right to receive the Merger Consideration at the Effective Time, an amount of cash in U.S. dollars equal to the amount of the aggregate Merger Consideration payable pursuant to the Merger Agreement, such cash deposited with the paying agent referred to as the “Exchange Fund.” The paying agent will deliver the Merger Consideration contemplated to be paid pursuant to the Merger Agreement out of the Exchange Fund. Each holder of Common Units, other than DTC, that have been converted into the right to receive the Merger Consideration, upon delivery to the paying agent of a properly completed letter of transmittal and surrender of such Common Units, will be entitled to receive a check in an amount equal to the aggregate amount of cash that such holder has a right to receive under the Merger Agreement.

Adjustments to Prevent Dilution

Prior to the Effective Time, the Merger Consideration will be appropriately adjusted to reflect fully the effect of any unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or similar transaction with respect to Common Units to provide the Unitholders the same economic effect as contemplated by the Merger Agreement prior to such event.

Withholding

Each of Parent, Merger Sub, the surviving entity and the paying agent will be entitled to deduct and withhold from the consideration otherwise payable to a holder of Common Units such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of applicable state, local or foreign tax law. To the extent that deduction and withholding is required, such withheld amounts will be treated for purposes of the Merger Agreement as having been paid to the former holder of Common Units in respect of whom such withholding was made.

Regulatory and Consent Matters

See “The Merger—Regulatory Approvals and Clearances Required for the Merger” for a description of the material regulatory requirements for the completion of the Merger.

Parent, Merger Sub and HPIP, on the one hand, and each of the Partnership and Partnership GP, on the other hand, have agreed to, and to cause their respective subsidiaries to, use commercially reasonable efforts to obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any governmental authority necessary to consummate the transactions contemplated by the Merger Agreement and to obtain the Existing Partnership Credit Facility Modifications within 20 business days after the date of the Merger Agreement. Notwithstanding the foregoing, none of Parent, Merger Sub, the Partnership, Partnership GP or any of their respective affiliates is under any obligation to offer, accept, agree to or commit to agree to a Divestiture Condition (as defined in the Merger Agreement) with respect to any businesses or assets owned as of the date of the Merger Agreement in order to obtain any approval or consent under applicable antitrust laws. In addition, notwithstanding the foregoing, in no event will the Partnership, Partnership GP, Parent, HPIP or any of their respective affiliates be obligated to incur any non-de minimis costs to lenders under the Existing Partnership Credit Facility in connection with obtaining the Existing Partnership Credit Facility Modifications.

Termination of the Merger Agreement

The Partnership or Parent may terminate the Merger Agreement at any time prior to the Effective Time, by mutual written consent duly authorized by each of the Conflicts Committee (in the case of Partnership) and HPIP, the manager of Parent (in the case of Parent).

In addition, either Parent or, following authorization by the Conflicts Committee, the Partnership, may terminate the Merger Agreement if the Merger has not occurred on or before the Outside Date; provided, that the right to terminate is not available to a party if the inability to satisfy such condition was due to the failure of such party (or, in the case of Partnership, Partnership GP, and in the case of Parent, HPIP or Merger Sub) to perform any of its obligations under the Merger Agreement or if any other party has filed and is pursuing an action seeking specific performance pursuant to the terms of the Merger Agreement.

In addition, Parent may terminate the Merger Agreement:

•	if a Partnership Adverse Recommendation Change has occurred;

•

if there is a breach or failure to perform by the Partnership or Partnership GP of any of its representations, warranties, covenants or agreements in the Merger Agreement (or if any of the representations or warranties of the Partnership or Partnership GP set forth in the Merger Agreement fail to be true), which breach or failure (if it occurs or is continuing as of the closing date) gives rise to a failure by the Partnership or Partnership GP to adhere to its representations and warranties, or a failure by the Partnership or Partnership GP to perform in all material respects all covenants and obligations required to be performed by it under the Merger Agreement, and is incapable of being cured, or is not cured, by the Partnership or Partnership GP within the earlier of 30 days following receipt of written notice from Parent of such breach or failure or the Outside Date; provided that Parent does not have the right to terminate if HPIP, Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement; or

•

if (i) a Restraint enacted, promulgated, pending, issued, entered, amended or enforced by or before any governmental authority is in effect or (ii) a governmental authority is seeking a Restraint, in each case, to enjoin, restrain, prevent or prohibit the consummation of the transactions contemplated by the Merger Agreement or make the consummation of such transactions illegal; provided, however, that the right to terminate is not available to Parent if such Restraint was due to the failure of Parent or Merger Sub to perform in all material respects any of their respective obligations under the Merger Agreement.

In addition, the Partnership may terminate the Merger Agreement:

•	if there is a breach or failure to perform by HPIP, Parent or Merger Sub of any of their representations, warranties, covenants or agreements in the Merger Agreement (or if any such representations or warranties of HPIP, Parent or Merger Sub set forth in the Merger Agreement fail to be true), which breach or failure (if it occurs or is continuing as of the closing date) gives rise to the failure by HPIP, Parent or Merger Sub to adhere to its representations and warranties, or a failure by HPIP, Parent or Merger Sub to perform in all material respects all covenants and obligations required to be performed by it under the Merger Agreement, and is incapable of being cured, or is not cured, by HPIP, Parent or Merger Sub within the earlier of 30 days following receipt of written notice from the Partnership of such breach or failure or the Outside Date; provided that the Partnership does not have the right to terminate if the Partnership or Partnership GP is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement;

•

if (i) a Restraint enacted, promulgated, pending, issued, entered, amended or enforced by or before any governmental authority is in effect or (ii) a governmental authority is seeking a Restraint, in each case, to enjoin, restrain, prevent or prohibit the consummation of the transactions contemplated by the Merger Agreement or make the consummation of such transactions illegal; provided, however, that the right to terminate is not available to the Partnership if such Restraint was due to the failure of the Partnership or Partnership GP to perform in all material respects any of their respective obligations under the Merger Agreement; or

•

if (i) all conditions to closing have been met or waived (other than such conditions that by their nature are to be satisfied by the delivery of documents or the taking of any other action at the closing, but subject to the satisfaction (or waiver) of such conditions at the closing) and the closing has not occurred by the closing date, (ii) Partnership GP has confirmed by irrevocable written notice delivered to Parent that (a) all of the Partnership’s closing conditions have been and remain satisfied (other than such conditions as, by their nature, are to be satisfied by the delivery of documents or the taking of any other action at the closing, but subject to the satisfaction (or waiver) of such conditions at the closing) or that the Partnership has irrevocably waived any unsatisfied conditions, and (b) each of the Partnership and Partnership GP is ready, willing and able to consummate the transactions contemplated by the Merger Agreement on the date of such notice and at all times during the five business day period thereafter, and (iii) Parent fails to consummate the closing within those five business days.

Expenses

Generally, all fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be the obligation of the respective party incurring such fees and expenses. The filing fee, if any, under the HSR Act and any other applicable antitrust law will be paid 50% by Parent and 50% by the Partnership.

Conduct of Business Pending the Consummation of the Merger

Under the Merger Agreement, the Partnership and Partnership GP have undertaken certain covenants that place restrictions on them and their subsidiaries from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement in accordance with its terms and the Effective Time. In general, the Partnership and Partnership GP have agreed to, and to cause each of their subsidiaries to, among other things, (i) conduct their respective businesses in the ordinary course of business and (ii) use commercially reasonable efforts to preserve intact their respective business organizations, goodwill and assets and maintain their respective rights, franchises and existing relations with customers, suppliers, employees and business associates.

Subject to certain exceptions set forth in the Merger Agreement, the Partnership and Partnership GP will not, and will use reasonable best efforts to cause their and the Partnership’s subsidiaries’ directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives not to, directly or indirectly, take any of the solicitation actions relating to an Acquisition Proposal described above in “—No Solicitation by Partnership GP or the Partnership of Acquisition Proposals.”

Indemnification; Directors’ and Officers’ Insurance

The Merger Agreement provides that, from and after the Effective Time, Parent and the surviving entity jointly and severally will honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the organizational documents of the Partnership and Partnership GP and their applicable subsidiaries immediately prior to the Effective Time and ensure that the organizational documents of the Partnership and Partnership GP or any of their respective successors or assigns, if applicable, shall, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Partnership, Partnership GP and their subsidiaries than are presently set forth in such organizational documents.

Under the Merger Agreement, the Partnership has agreed, prior to the Effective Time, to purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by any officer, director or employee of the Partnership or any of its subsidiaries, or Partnership GP, and also with respect to any such person in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with the Partnership) serving at the request of or on behalf of the Partnership or Partnership GP or any of the Partnership’s subsidiaries and together with such person’s heirs, executors or administrators. Such “tail policy” will provide coverage for six years.

Amendment and Waiver

At any time prior to the Effective Time, whether before or after Unitholder Approval, the parties may, by written agreement, amend the Merger Agreement; provided, however, that:

•	the Merger Agreement may not be amended, modified or supplemented unless such amendment, modification or supplement is approved by the Conflicts Committee; and

•

following approval by the Unitholders of the Merger and the other transactions contemplated by the Merger Agreement, no amendment or change to the provisions of the Merger Agreement will be made which by law or stock exchange rule would require further approval by Unitholders, as applicable, without such approval.

Unless otherwise expressly set forth in the Merger Agreement, whenever a determination, decision, approval, consent, waiver or agreement of the Partnership or Partnership GP is required pursuant to the Merger Agreement, such determination, decision, approval, consent, waiver or agreement must be authorized by the Conflicts Committee and, unless otherwise required by the Partnership Agreement or applicable law, such action shall not require approval of the Unitholders.

At any time prior to the Effective Time, any party to the Merger Agreement may, to the extent legally allowed:

•	waive any inaccuracies in the representations and warranties of any other party contained in the Merger Agreement;

•	extend the time for the performance of any of the obligations or acts of any other party provided for in the Merger Agreement;

•	waive compliance by any other party with any of the agreements or conditions contained in the Merger Agreement, as permitted under the Merger Agreement; or

•	make or grant any consent under the Merger Agreement;

provided, however, that neither the Partnership nor Partnership GP shall take any such action without the prior approval of the Conflicts Committee.

Remedies; Specific Performance

The Merger Agreement provides that no termination of the Merger Agreement will relieve the Partnership from any liability for any failure to consummate the Merger and the other transactions contemplated thereby when required pursuant to the Merger Agreement, and that in the event of the Partnership’s or Partnership GP’s intentional and material breach of the Merger Agreement or intentional fraud, then Parent shall be entitled to pursue any and all legally available remedies, including equitable relief, and to seek recovery of all losses, liabilities, damages, costs and expenses of every kind and nature (including reasonable attorneys’ fees and time value of money). Notwithstanding anything to the contrary therein, the Merger Agreement also provides that the Partnership will pay Parent’s reasonable and documented out-of-pocket expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, including the Merger, up to an amount equal to $3.5 million, in the event the Merger Agreement is terminated by the Partnership or Parent pursuant to Sections 8.1(c)(i) (Partnership Adverse Recommendation Change) or 8.1(c)(ii) (Partnership or Partnership GP breach) of the Merger Agreement.

Notwithstanding anything to the contrary therein, the Merger Agreement also provides that in the event of termination of the Merger Agreement by the Partnership pursuant to Sections 8.1(d) (HPIP, Parent or Merger Sub breach), 8.1(e) (Parent failure to close) or 8.1(b) (reaching the Outside Date) (if the Partnership could have terminated pursuant to Section 8.1(d) (HPIP, Parent or Merger Sub breach)) of the Merger Agreement, then Parent shall, within two business days after the date of such termination, deliver the Termination Fee to the Partnership or its designated subsidiary assignee (it being understood that in no event shall Parent be required to pay the Termination Fee on more than one occasion).

The Merger Agreement also provides that the parties are entitled to obtain an injunction to prevent breaches of the Merger Agreement and to specifically enforce the Merger Agreement. The Termination Fee (together with the specific performance rights described in Section 9.8 of the Merger Agreement) is the sole and exclusive remedy of the Partnership or Partnership GP or any of their respective affiliates against Parent, HPIP, Merger Sub or any of their respective affiliates, or any direct or indirect former, current or future equity holder or Representative of any of the foregoing, and under no circumstances shall Parent be obligated to both specifically perform the terms of the Merger Agreement and pay the Termination Fee and under no circumstances shall Parent be obligated to both specifically perform the terms of the Merger Agreement and pay the Termination Fee.

Representations and Warranties

The Merger Agreement contains representations and warranties made by the Partnership and Partnership GP, on the one hand, and Parent and Merger Sub on the other hand. These representations and warranties have been made solely for the benefit of the other parties to the Merger Agreement and:

•

may be intended not as statements of fact or of the condition of the parties to the Merger Agreement or their respective subsidiaries, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the Merger Agreement, which disclosures may not be reflected in the Merger Agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement and are subject to more recent developments.

The representations and warranties made by the Partnership and Partnership GP to Parent and Merger Sub relate to, among other things:

•	organization, standing and power;

•	approval and authorization of the Merger Agreement and the transactions contemplated by the Merger Agreement and any conflicts created by such transactions;

•	capitalization and subsidiaries;

•	required consents and approvals of governmental authorities in connection with the transactions contemplated by the Merger Agreement;

•	documents filed with the SEC and undisclosed liabilities;

•	opinion of financial advisor to the Conflicts Committee;

•	information supplied in connection with this information statement and the Schedule 13E-3 filed with the SEC in connection with the Merger;

•	legal proceedings;

•	brokers and other advisors; and

•	absence of additional representations and warranties.

The representations and warranties made by Parent and Merger Sub to the Partnership relate to, among other things:

•	organization, standing and power;

•	operations and ownership of Merger Sub;

•	ownership of Partnership interests;

•	approval and authorization of the Merger Agreement and the transactions contemplated by the Merger Agreement and any conflicts created by such transactions;

•	required consents and approvals of governmental authorities in connection with the transactions contemplated by the Merger Agreement;

•	legal proceedings;

•	access to information;

•	information supplied in connection with this information statement and the Schedule 13E-3 filed with the SEC in connection with the Merger;

•	brokers and other advisors;

•	the equity commitment; and

•	absence of additional representations and warranties.

Distributions for Periods Prior to the Merger

Until the Effective Time or the earlier termination of the Merger Agreement, Partnership GP will, upon resolution of the GP Board in accordance with the Partnership Agreement, and subject to compliance with applicable law and the Existing Partnership Credit Facility, declare, and cause the Partnership to pay, quarterly cash distributions to unitholders at a quarterly per unit distribution rate as determined by the GP Board.

Additional Agreements

The Merger Agreement also contains covenants relating to cooperation in the preparation of this information statement and additional agreements relating to, among other things, access to information, notice of specified matters and public announcements.

ArcLight Limited Guarantee

In connection with the transactions contemplated by the Merger Agreement, ArcLight entered into the Limited Guarantee. Pursuant to the Limited Guarantee, ArcLight has agreed to irrevocably and unconditionally guarantee to the Partnership the due and punctual payment, performance, observance and discharge of the Termination Fee payment obligations of Parent under Section 8.2 of the Merger Agreement, if, as and when such payment obligations become payable under the Merger Agreement. The Limited Guarantee will terminate as of the earliest of: (i) the consummation of the closing of the Merger; (ii) the termination of the Merger Agreement by mutual consent of the parties thereto pursuant to Section 8.1(a) of the Merger Agreement; (iii) the date that obligations of ArcLight under the Limited Guarantee have been indefeasibly paid in full; (iv) three months after the date on which the Merger Agreement is terminated pursuant to Section 8.1 of the Merger Agreement (unless, in the case of this clause (iv), the Partnership has provided written notice to ArcLight asserting a claim under and pursuant to the Limited Guarantee prior to the time at which the Limited Guarantee would otherwise terminate, in which case the Limited Guarantee will terminate upon the final, non-appealable resolution of such claim or litigation and satisfaction by ArcLight of any obligations finally determined or agreed to be owed by ArcLight, consistent with the terms of the Limited Guarantee) and (v) the date that is one year from the date of the Limited Guarantee.

CERTAIN PURCHASES AND SALES OF COMMON UNITS

Other than issuances pursuant to the Partnership Equity Plans (or transactions as a result thereof by any independent directors), during the past 60 days, there have been no transactions in the Common Units by the Partnership, Partnership GP, HPIP, or Parent or any executive officer, director, associate or majority-owned subsidiary of the foregoing parties or by any pension, profit-sharing or similar plan of the foregoing parties.

DELISTING AND DEREGISTRATION

If the Merger is completed, Common Units will be delisted from the NYSE and deregistered under the Exchange Act (via termination of registration pursuant to Section 12(g) of the Exchange Act). After the closing of the Merger, the Partnership will also file a Form 15 to suspend its reporting obligations under Section 15(d) of the Exchange Act. As a result, the Partnership will no longer be obligated to file any periodic reports or other reports with the SEC on account of the Common Units. The Partnership may continue to be obligated to file certain periodic reports or other reports with the SEC on account of reasons other than the Common Units following the Merger, including as a result of certain contractual obligations under its credit agreements and indenture immediately following the Merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a discussion of the material U.S. federal income tax consequences of the Merger that may be relevant to U.S. Unitholders (as defined below). This discussion is based upon current provisions of the Code and the administrative rulings, court decisions and regulations promulgated thereunder, all as in effect on the date of this information statement, all of which are subject to change, possibly with retroactive effect, or are subject to differing interpretations. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

This discussion does not purport to be a complete discussion of all U.S. federal income tax consequences of the Merger and does not describe any tax consequences arising under the net investment income tax, the alternative minimum tax, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws, tax treaties, or under any U.S. federal laws other than those pertaining to income taxes.

Further, the discussion focuses on the Partnership’s unitholders who are individual citizens or residents of the United States (for U.S. federal income tax purposes) and has only limited application to corporations, estates, trusts, nonresident aliens, certain former citizens, or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, employee benefit plans, foreign persons, banks and other financial institutions, insurance companies, real estate investment trusts (“REITs”), individual retirement accounts (“IRAs”), mutual funds, traders in securities that elect mark-to-market, controlled foreign corporations, passive foreign investment companies, and corporations that accumulate earnings to avoid U.S. federal income tax, persons who do not hold their Common Units as “capital assets” (generally, property held for investment), persons who hold Common Units as part of a hedge, straddle or conversion transaction, persons who acquired Common Units by gift, or directors and employees of the Partnership that received (or are deemed to receive) Common Units as compensation or through the exercise (or deemed exercise) of options, unit appreciation rights, phantom units or restricted units granted under a Partnership equity incentive plan. If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Common Units, the tax treatment of a partner in such partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. A partner in a partnership (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) holding Common Units should consult its own tax advisor regarding the U.S. federal income tax consequences of the Merger.

For purposes of this discussion, the term “U.S. Unitholder” means a beneficial owner of Common Units of the Partnership that is for U.S. federal income purposes (1) an individual citizen or resident of the United States; (2) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (3) a trust if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more United States persons (as defined in the Code) are authorized to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable regulations to be treated as a United States person for U.S. federal income tax purposes; or (4) an estate, the income of which is subject to U.S. federal income tax regardless of its source.

The Partnership has not sought a ruling from the Internal Revenue Service (“IRS”) with respect to any of the tax consequences discussed below, and the IRS would not be precluded from taking positions contrary to those described herein. As a result, no assurance can be given that the IRS will agree with all of the tax characterizations and the tax consequences described below. Moreover, no assurance can be given that the tax characterizations and the tax consequences contained herein with respect to tax matters would be sustained by a court if contested by the IRS. Furthermore, the tax treatment of the Merger may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

Accordingly, the Partnership strongly urges each unitholder to consult with, and depend upon, such unitholder’s own tax advisor in analyzing the Merger’s U.S. federal, state, local and foreign tax consequences particular to the unitholder.

Tax Consequences to U.S. Unitholders

Tax Characterization of the Merger

The Merger will cause each exchanging holder of Common Units to be treated as selling the unitholder’s Common Units for cash.

Amount and Character of Gain or Loss Recognized

Generally, a U.S. Unitholder who receives cash in exchange for Common Units pursuant to the Merger will recognize gain or loss in an amount equal to the difference, if any, between the amount realized and the unitholder’s adjusted tax basis for the Common Units exchanged. The amount realized equals the sum of (i) the amount of any cash received by the unitholder and (ii) such unitholder’s share of the Partnership’s nonrecourse liabilities immediately prior to the Merger. Such unitholder’s adjusted tax basis for Common Units depends on many factors, including the amount the unitholder paid for the Common Units, the unitholder’s share of the Partnership’s nonrecourse liabilities immediately prior to the Merger, distributions from the Partnership to the unitholder, the unitholder’s share of the Partnership’s income and losses, and other considerations.

Except as noted below, gain or loss recognized by a U.S. Unitholder on the exchange of Common Units in the Merger will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which portion could be substantial, will be separately computed and taxed as ordinary income or loss to the extent attributable to gains with respect to “unrealized receivables,” such as depreciation recapture, or to “inventory items” owned by the Partnership and its subsidiaries. Ordinary income attributable to “unrealized receivables” and “inventory items” may exceed net taxable gain realized upon the exchange of a Common Unit pursuant to the Merger and may be recognized even if there is a net taxable loss realized on the exchange. Thus, a U.S. Unitholder may recognize both ordinary income and a capital loss upon the exchange of Common Units in the Merger.

Capital gain recognized by an individual on the sale of Common Units held for more than twelve months as of the Effective Time of the Merger will generally be taxed at the U.S. federal income tax rate applicable to long-term capital gains. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains, in the case of corporations.

The amount of gain or loss recognized by each U.S. Unitholder in the Merger will vary depending on each such unitholder’s particular situation, including the adjusted tax basis of the Common Units exchanged by each unitholder in the Merger, and the amount of any suspended passive losses that may be available to a particular unitholder to offset a portion of the gain recognized by each unitholder. Suspended passive losses that were not deductible by a holder of Common Units in prior taxable periods may become available to offset a portion of the gain recognized by such holder.

Each holder of Common Units is strongly urged to consult such unitholder’s own tax advisor with respect to the specific tax consequences of the Merger, taking into account such unitholder’s own particular circumstances.

Partnership Items of Income, Gain, Loss and Deduction for the Taxable Period Ending on the Date of the Merger

U.S. Unitholders will be allocated their share of the Partnership’s items of income, gain, loss and deduction for the taxable period of the Partnership ending on the date of the Merger. These allocations will be made in accordance with the terms of the Partnership Agreement and may include allocations of income resulting from the Pre-Closing Transactions, including the potential conversion of the preferred units into Common Units as part of the Pre-Closing Transactions, that would not have been made if such Pre-Closing Transactions occurred after the Effective Time of the Merger. A U.S. Unitholder will be subject to U.S. federal income tax on any such allocated income and gain, even if such unitholder does not receive a cash distribution from the Partnership attributable to such allocated income and gain. Any income and gain allocated to a unitholder will increase the unitholder’s tax basis in the Common Units held and, therefore, will reduce the gain, or increase the loss, recognized by such unitholder resulting from the Merger. Any losses or deductions allocated to a unitholder will decrease the unitholder’s tax basis in the Common Units held and, therefore, will increase the gain, or reduce the loss, recognized by such unitholder resulting from the Merger.

INFORMATION CONCERNING THE PARTNERSHIP

About the Partnership

The Partnership is a growth-oriented Delaware limited partnership formed in August 2009 to own, operate, develop and acquire a diversified portfolio of midstream energy assets. The Partnership provides critical midstream infrastructure that links producers of natural gas, crude oil, NGLs, condensate and specialty chemicals to numerous intermediate and end-use markets. Through the Partnership’s four reportable segments, (i) Gas Gathering and Processing Services, (ii) Liquid Pipelines and Services, (iii) Natural Gas Transportation Services, and (iv) Offshore Pipelines and Services, the Partnership engages in the business of gathering, treating, processing and transporting natural gas; gathering, transporting, storing, treating and fractionating NGLs; and gathering, storing and transporting crude oil and condensates.

The Common Units trade on the NYSE under the symbol “AMID.” The Partnership’s and Partnership GP’s mailing address is 2103 CityWest Blvd., Building 4, Suite 800, Houston, TX 77042 and their telephone number is (346) 241-3400. A detailed description of the Partnership’s business is contained in the Form 10-K, which is attached as Annex C to this information statement.

During the past five years, neither the Partnership nor Partnership GP has been (1) convicted in a criminal proceeding or (2) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the entity from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Recent Developments

On April 5, 2019, the Partnership entered into the Third Amendment (the “Amendment”) to the Existing Partnership Credit Facility. The Amendment amends the Existing Partnership Credit Facility to, among other things, satisfy the Existing Partnership Credit Facility Modifications set forth in the Merger Agreement, including to: (i) modify certain defined terms in connection with the completion of the transactions contemplated by the Merger Agreement, including the Merger; (ii) remove certain defined terms, and provisions related to, convertible preferred units; and (iii) modify certain negative covenants in the Existing Partnership Credit Facility that restrict the Partnership’s ability to take certain actions or engage in certain business such that, once the Amendment is effective, the occurrence of such actions or business in connection with the Merger Agreement or completion of the transactions contemplated thereby, including the Merger, will not be so restricted.

The Existing Partnership Credit Facility Modifications contemplated by the Amendment become effective on the closing date of the Merger; provided that immediately prior to or substantially simultaneously with the closing under the Merger Agreement, the administrative agent under the Existing Partnership Credit Facility shall have received a certificate from an officer of the Partnership attaching certain documents related to the completion of the transactions contemplated by the Merger Agreement, including the Merger.

Prior Public Offerings

In October 2015, the Partnership and certain of its affiliates entered into an agreement with a group of investment banks under which the Partnership may issue up to $100.0 million of Common Units in at the market offerings. During 2016, the Partnership issued 248,561 Common Units under this program resulting in net proceeds of $2.9 million after deducting related offering costs of $0.3 million.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth the Partnership’s selected historical consolidated financial data for the periods ended and as of the dates indicated. The consolidated statements of operations for the years ended December 31, 2018, 2017 and 2016 and the consolidated balance sheet data as of December 31, 2018 and 2017 have been derived from the Partnership’s audited consolidated financial statements included in the Form 10-K. The consolidated balance sheet data presented below as of December 31, 2014 are unaudited; however, they have been derived from the Partnership’s audited consolidated financial statements that are not included with this information statement. The data presented below should be read in conjunction with the consolidated financial statements and the related notes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Qualitative and Quantitative Disclosures About Market Risk” contained in the Form 10-K.

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	Years ended December 31, (in thousands, except per unit data)
	2018 (1)	2017 (2)	2016 (4)	2015 (4)	2014 (4)
Statements of Operations Data:
Revenue	$805,354	$651,435	$589,026	$750,304	$838,949

Operating expenses:
Cost of sales	592,040	457,371	393,351	567,682	672,948
Direct operating expenses	87,677	82,256	71,544	71,729	58,048
Corporate expenses	89,706	112,058	89,438	65,327	60,465
Termination fee	17,000	—	—	—	—
Depreciation, amortization and accretion	87,171	103,448	90,882	81,335	57,818
(Gain) loss on sale of assets, net	(95,118)	(4,063)	688	2,860	4,087
Impairment of long-lived assets and intangible assets	1,610	116,609	697	—	21,344
Impairment of goodwill	—	77,961	2,654	148,488	—

Total operating expenses	780,086	945,640	649,254	937,421	874,710

Operating income (loss)	25,268	(294,205)	(60,228)	(187,117)	(35,761)
Other income (expense), net:
Interest expense, net of capitalized interest	(82,410)	(66,465)	(21,433)	(20,077)	(16,497)
Other income (expense), net	560	36,254	254	1,460	(1,096)
Loss on extinguishment of debt	—	—	—	—	(1,634)
Earnings in unconsolidated affiliates	81,929	63,050	40,158	8,201	348

Income (loss) from continuing operations before income taxes	25,347	(261,366)	(41,249)	(197,533)	(54,640)
Income tax expense	(32,995)	(1,235)	(2,580)	(1,885)	(856)

Loss from continuing operations	(7,648)	(262,601)	(43,829)	(199,418)	(55,496)
Discontinued operations (3):
Income (loss) from discontinued operations, including gain on sale	—	44,095	(4,715)	(423)	(24,071)

Net loss	(7,648)	(218,506)	(48,544)	(199,841)	(79,567)
Net (income) loss attributable to noncontrolling interests	(116)	(4,473)	(2,766)	13	(3,993)

Net loss attributable to the Partnership	$(7,764)	$(222,979)	$(51,310)	$(199,828)	$(83,560)

General Partner’s interest in net loss	$(101)	$(2,981)	$(233)	$(1,823)	$(398)

Limited Partners’ interest in net loss	$(7,663)	$(219,998)	$(51,077)	$(198,005)	$(83,162)

Limited Partners’ net loss per common unit:
Basic and diluted:
Loss from continuing operations	$(0.75)	$(5.70)	$(1.51)	$(4.91)	$(2.77)
Income (loss) from discontinued operations, including gain on sale	—	0.85	(0.09)	(0.01)	(0.52)

Net loss per common unit	$(0.75)	$(4.85)	$(1.60)	$(4.92)	$(3.29)

Weighted average number of common units outstanding:
Basic and diluted	53,136	52,043	51,176	45,050	27,524

	As of December 31,
	2018 (1)	2017 (1)	2016 (1)	2015 (1)	2014 (1) (unaudited)
	(in thousands)
Balance Sheet Data (at period end):
Cash and cash equivalents	$9,069	$8,782	$5,666	$1,987	$3,824
Restricted cash	35,951	25,397	323,564	5,037	11,511
Accounts receivable, net	76,632	98,132	67,625	61,016	116,676
Property, plant and equipment, net	997,708	1,095,585	1,066,608	981,321	887,045
Total assets	1,687,696	1,923,466	2,349,321	1,751,889	1,865,210
Current portion of long-term debt	522,966	7,551	5,438	2,758	3,141
Long-term debt	500,739	1,201,456	1,235,538	687,100	456,965

The following transactions affect comparability between years:

(1)	In July 2018, the Partnership completed the sale of certain assets as disclosed in the Form 10-K.
(2)

i) In June 2017, the Partnership acquired a 100% interest in VKGS which was accounted for as a business combination and was included in its Offshore Pipelines and Services segment; ii) in August 2017, the Partnership acquired a 100% interest in POGS; the outstanding interests in one of its equity investments, MPOG, which was accounted for as a change in control and has been consolidated from the acquisition date; and the remaining equity interest in the Partnership’s consolidated subsidiary, AmPan, each of which were included in the Partnership’s Offshore Pipelines and Services segment; iii) in September 2017, the Partnership acquired an additional 15.5% equity interest in Delta House Class A units, which the Partnership accounted for as an equity method investment and was included in the Partnership’s Offshore Pipelines and Services segment; iv) in October 2017, the Partnership acquired an additional 17.0% membership interest in Destin which the Partnership accounted for as an equity method investment and was included in the Partnership’s Liquid Pipelines and Services segment and v) in November 2017, the Partnership acquired 100% of the equity interest in Trans-Union which represented an asset acquisition among entities under common control and was included in the Partnership’s Natural Gas Transportation Services segment.

(3)	On September 1, 2017, the Partnership completed the disposition of certain propane assets and have classified the results of operations as discontinued operations for all periods.
(4)

i) In October 2016 and April 2016, the Partnership acquired 6.2% and a 1% non-operated interests in Delta House Class A units, which the Partnership accounted for as equity method investments and were included in the Partnership’s Offshore Pipelines and Services segment; ii) in April 2016, the Partnership acquired membership interests in Destin ( 49.7% ), Tri-States ( 16.7% ), Okeanos ( 66.7% ), and Wilprise ( 25.3% ), which the Partnership accounted for as equity method investments and were included in the Partnership’s Liquid Pipelines and Services and Offshore Pipelines and Services segments; iii) in April 2016 the Partnership acquired a 60% interest in AmPan which the Partnership consolidated for financial reporting purposes and was included in the Partnership’s Offshore Pipelines and Services segment; iv) in September 2015, the Partnership acquired a non-operated 12.9% indirect interest in Delta House Class A units, which the Partnership accounted for as an equity method investment and was included in the Partnership’s Offshore Pipelines and Services segment; v) in February 2016, the Partnership completed the sale of the Partnership’s crude oil supply and logistics operations which was included in the Partnership’s Liquid Pipelines and Services segment; vi) in October 2014 and January 2014, the Partnership acquired the Costar and Lavaca systems, respectively, both of which were reported in the Partnership’s Gas Gathering and Processing Services segment; vii) in December 2013, the Partnership acquired Blackwater, which was reported in the Partnership’s Terminalling Services segment; and viii) in April 2013, the Partnership acquired the High Point System, which was included in the Partnership’s Natural Gas Transportation Services segment.

UNIT OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of Common Units as of March 28, 2019 and the related transactions by:

•	each person to be known by us to be the beneficial owner of more than 5% of Common Units;

•	Partnership GP;

•	each of the directors and named executive officers of Partnership GP; and

•	all of the current executive officers and directors of Partnership GP as a group.

All information with respect to beneficial ownership has been furnished by the respective directors, officers or 5% or more unitholders as the case may be.

As of March 28, 2019, Partnership GP is approximately 86% owned by HPIP and approximately 14% owned by GP Holdings, both of which are controlled by ArcLight.

The amounts and percentage of units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. In computing the number of Common Units beneficially owned by a person and the percentage ownership of that person, Common Units subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 28, 2019, if any, are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all units shown as beneficially owned by them, subject to community property laws where applicable.

As of March 28, 2019, there were approximately 54,212,212 Common Units, 7,940,322 Series A-l Convertible Preferred Units (the “Series A-1 Units”), 3,401,875 Series A-2 Convertible Preferred Units (the “Series A-2 Units” and together with the Series A-1 Units, the “Series A Units”) and 9,514,330 Series C Convertible Preferred Units (the “Series C Units”) of the Partnership outstanding.

Name of Beneficial Owner	Common Units Beneficially Owned (6)	Percentage of Common Units Beneficially Owned	Series A Units Beneficially Owned	Series C Units Beneficially Owned	Percentage of Total Common Units Beneficially Owned on a Fully Converted Basis (6)
ArcLight Capital Partners, LLC (1)	15,385,954	28.5%	11,342,197	9,514,330	51.5%
Oppenheimer Funds, Inc. (2)	6,319,108	11.7%	—	—	8.0%
Lynn L. Bourdon III (3)	495,781	*	—	—	*
Eric T. Kalamaras (3)	5,228	*	—	—	*
Christopher B. Dial (3)	7,000	*	—	—	*
Louis J. Dorey (3)	57,306	*	—	—	*
Rene L. Casadaban (3)	8,319	*	—	—	*
Daniel R. Revers (1)(3)	15,385,954	28.5%	11,342,197	9,514,330	51.5%
John F. Erhard (3)	—	*	—	—	*
Stephen W. Bergstrom (3)	59,135	*	—	—	*
Donald R. Kendall Jr. (3)	43,206	*	—	—	*
Peter A. Fasullo (3)(4)	21,589	*	—	—	*
Joseph W. Sutton (3)	—	*	—	—	*
Lucius H. Taylor (3)	—	*	—	—	*
Gerald A. Tywoniuk (3)(5)	37,609	*	—	—	*
All directors and executive officers as a group (consisting of 17 persons)	16,176,111	29.9%	11,342,197	9,514,330	52.3%

*	An asterisk indicates that the person or entity owns less than one percent.
(1)

Includes: (i) 7,940,322 Series A-1 Units held by Partnership GP, which is approximately 86% owned by HPIP and approximately 14% owned by GP Holdings, convertible into 10,172,347 Common Units; (ii) 3,401,875 Series A-2 Units held by Magnolia, convertible into 4,358,142 Common Units; (iii) 9,514,330 Series C Units held by MIH, convertible into 9,527,650 Common Units; (iv) 1,291,869 Common Units issuable upon exercise of the warrant issued to MIH by the Partnership dated April 25, 2016; (v) 10,141,137 Common Units held by MIH; (vi) 422,805 Common Units held by JP Energy; (vii) 1,349,609 Common Units held by Partnership GP; (viii) 618,921 Common Units held by Magnolia; and (ix) 2,853,482 Common Units held by Busbar. This information is based in part on information included in Amendment 28 to the Schedule 13D/A filed by the beneficial owners on March 29, 2019.

ArcLight Capital Holdings, LLC (“ArcLight Holdings”) is the sole manager and member of ArcLight Capital. ArcLight Holdings is the investment adviser to ArcLight, and ArcLight PEF GP V, LLC (“Fund GP”) is the general partner of ArcLight. HPIP is controlled by Magnolia, which is in turn controlled by ArcLight. Busbar is a wholly owned, direct subsidiary of ArcLight. GP Holdings is controlled by MIH, which is in turn controlled by ArcLight (collectively, Partnership GP, Busbar, HPIP, Magnolia, JP Energy, MIH, ArcLight, Fund GP, ArcLight Holdings, ArcLight Capital and GP Holdings are the “ArcLight Entities”). ArcLight Holdings is the manager of Fund GP. Mr. Daniel R. Revers is a manager of ArcLight Holdings and a managing partner of ArcLight Capital and has certain voting and dispositive rights as a member of ArcLight Capital’s investment committee. ArcLight, through indirectly controlled subsidiaries, owns approximately 90% of the ownership interest in HPIP. As a result, the ArcLight Entities and Mr. Revers may be deemed to indirectly beneficially own the securities of the Partnership held by HPIP and Partnership GP, but disclaim beneficial ownership except to the extent of their respective pecuniary interests therein. The address for this person or entity is 200 Clarendon Street, 55th Floor, Boston, MA 02117. This information is based solely on information included in the Schedule 13D/A filed by the beneficial owner on March 29, 2019.

(2)

The Oppenheimer Funds, Inc. (“Oppenheimer”) is an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E). Oppenheimer shares voting and dispositive power over 6,319,108 Common Units with Oppenheimer SteelPath MLP Income Fund, which is an investment company registered under Section 8 of the Investment Company Act of 1940. The address for these entities is Two World Financial Center, 225 Liberty Street, New York, NY 10281. This information is based solely on information included in the Schedule 13G/A filed by the beneficial owner on February 15, 2019.

(3)	The address for this person or entity is c/o American Midstream Partners, LP, 2103 CityWest Blvd, Building 4, Suite 800, Houston, TX 77042.
(4)	Includes 21,589 Common Units held in Fasullo Family Revocable Trust, for which Mr. Fasullo is the trustee.
(5)	Includes 20,357 Common Units held in The Gerald Allen Tywoniuk Trust dated June 25, 2010, for which Mr. Tywoniuk is the trustee.
(6)	The percentage of units beneficially owned is based on a total of 54,212,212 Common Units and 11,342,197 Series A Units and 9,514,330 Series C Units, as applicable, outstanding at March 28, 2019.

INFORMATION CONCERNING THE ARCLIGHT FILING PARTIES

Identity and Background of the ArcLight Filing Parties

Each of Parent, Merger Sub, MIH, JP Energy, Magnolia, HPIP, Busbar, Partnership GP and the Controlling Affiliate are affiliates of ArcLight. ArcLight is a private equity firm focused on North American and Western European energy assets. Since its establishment in 2001, ArcLight has invested over $21 billion across multiple energy cycles in more than 100 investments. ArcLight controls Partnership GP and has a proven track record of investments across the energy industry value chain. ArcLight bases its investments on fundamental asset values and execution of defined growth strategies with a focus on cash flow generating assets and service companies with conservative capital structures. ArcLight’s investment team brings extensive energy expertise, industry relationships and specialized value creation capabilities to its portfolio companies.

This section contains certain details regarding the identity and background of the ArcLight Filing Parties as of the date of this information statement and prior to the Effective Time. Certain of the Common Units beneficially owned by the ArcLight Filing Parties, as described below, are calculated on an as-converted basis. See “Unit Ownership of Certain Beneficial Owners and Management” for more information.

ArcLight Energy Partners Fund V, L.P. ArcLight is a Delaware limited partnership and indirectly owns 40,735,962 Common Units, representing approximately 51.5% of the Partnership’s outstanding Common Units. ArcLight controls, through its control of HPIP and MIH, Partnership GP. The principal business of ArcLight is energy-related investments.

Anchor Midstream Acquisition, LLC. Parent is a Delaware limited liability company. Parent is a wholly owned subsidiary of Partnership GP and is controlled by ArcLight. Parent was formed under the laws of the State of Delaware on March 11, 2019. Parent has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the Merger Agreement. See “Parties to the Merger Agreement.”

Anchor Midstream Merger Sub, LLC. Merger Sub is a Delaware limited liability company. Merger Sub is a wholly owned subsidiary of Parent, formed solely for the purpose of facilitating the Merger under the laws of the State of Delaware on March 11, 2019. Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the Merger Agreement. See “Parties to the Merger Agreement.”

High Point Infrastructure Partners, LLC. HPIP is a Delaware limited liability company and a subsidiary of Magnolia. HPIP directly and indirectly owns 11,521,956 Common Units, representing approximately 18.0% of the Partnership’s Common Units. HPIP owns an approximately 86% interest in Partnership GP. The principal business of HPIP is acquiring and developing midstream energy assets.

Magnolia Infrastructure Holdings, LLC. MIH is a Delaware limited liability company and a wholly owned subsidiary of ArcLight. MIH directly and indirectly owns 37,882,480 Common Units, representing approximately 47.9% of the Partnership’s outstanding Common Units. HPIP owns an approximately 86% interest in Partnership GP. The principal business of MIH is to own a controlling interest in HPIP and to make other related investments.

Magnolia Infrastructure Partners, LLC. Magnolia is a Delaware limited liability company and a subsidiary of MIH. Magnolia directly and indirectly owns 16,499,019 Common Units, representing approximately 24.1% of the Partnership’s outstanding Common Units. The principal business of Magnolia is to own a controlling interest in HPIP.

JP Energy Development, L.P. JP Energy is a Delaware limited partnership and a wholly owned subsidiary of MIH. JP Energy Development, L.P. directly owns 422,805 Common Units, representing approximately 0.5% of the Partnership’s outstanding Common Units. The principal business of JP Energy is to own a minority interest in the Partnership.

Busbar II, LLC. Busbar is a Delaware limited liability company. Busbar is a wholly owned subsidiary of ArcLight. Busbar directly owns 2,853,482 Common Units, representing approximately 3.6% of the Partnership’s outstanding Common Units. The principal business of Busbar is to invest in debt securities.

Daniel R. Revers. Mr. Revers is currently employed as the co-founder and Managing Partner of ArcLight Capital and has 27 years of energy finance and private equity experience. Mr. Revers was elected as a director of Partnership GP on April 15, 2013. Mr. Revers was appointed to the GP Board by ArcLight, in part, based on his position with ArcLight and his energy finance and industry experience. Mr. Revers is responsible for overall investment, asset management, strategic planning, and operations of ArcLight and its funds. Prior to forming ArcLight in 2000, Mr. Revers was a Managing Director in the Corporate Finance Group at John Hancock Financial Services, where he was responsible for the origination, execution, and management of a $6 billion portfolio consisting of debt, equity, and mezzanine investments in the energy industry. Prior to joining John Hancock in 1995, Mr. Revers held various financial positions at Wheelabrator Technologies, where he specialized in the development, acquisition, and financing of domestic and international power and energy projects. Mr. Revers serves as a director of the general partner of American Midstream Partners, LP and served as a director of the general partner of JP Energy Partners LP prior to American Midstream Partners, LP’s acquisition of JP Energy Partners LP in March 2017. Mr. Revers earned a Bachelor of Arts in Economics from Lafayette College and a Master of Business Administration from the Amos Tuck School of Business Administration at Dartmouth College. Mr. Revers is a United States citizen.

During the past five years, none of the ArcLight Filing Parties has been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The principal place of business and telephone number for each member of the ArcLight Filing Parties is:

c/o ArcLight Capital Holdings, LLC

200 Clarendon Street, 55th Floor

Boston, Massachusetts 02116

Telephone: (617) 531-6300

PAST CONTACTS, TRANSACTIONS AND NEGOTIATIONS

Significant Corporate Events Involving the ArcLight Filing Parties

The following describes certain significant corporate events during the past two years between the Partnership and the ArcLight Filing Parties.

On May 12, 2017, the Partnership paid quarterly in-kind distributions on (i) the Series A-1 Units held by HPIP in the amount of 93,509 Series A-1 Units and (ii) the Series A-2 Units held by Magnolia in the amount of 40,062 Series A-2 Units in accordance with the terms and conditions of the Partnership Agreement.

On August 14, 2017, the Partnership paid quarterly in-kind distributions on (i) the Series A-1 Units held by HPIP in the amount of 95,701 Series A-1 Units (ii) the Series A-2 Units held by Magnolia in the amount of 41,001 Series A-2 Units in accordance with the terms and conditions of the Partnership Agreement.

On October 2, 2017, the Partnership exercised its call right to repurchase all of its 2,333,333 outstanding Series D Convertible Preferred Units representing limited partner interests in the Partnership (“Series D Units”) from MIH for approximately $37.0 million in cash. After the closing date of such redemption, which occurred on October 2, 2017, no Series D Units remain outstanding.

On February 14, 2018, the Partnership paid quarterly in-kind distributions on (i) the Series A-1 Units held by HPIP in the amount of 203,252 Series A-1 Units, (ii) the Series A-2 Units held by Magnolia in the amount of 87,079 Series A-2 Units and (iii) the Series C Units held by MIH in the amount of 276,195 in accordance with the terms and conditions of the Partnership Agreement.

On August 15, 2018 and on August 16, 2018, Busbar purchased 595,228 Common Units and 2,500 Common Units, respectively, in the open market.

On December 11, 2018, in connection with certain earnout provisions of the Blackwater Merger Agreement, the Partnership paid the Additional Blackwater Consideration to MIH, consisting of 810,517 Common Units.

On February 15, 2019, the Partnership paid quarterly in-kind distributions on (i) the Series A-1 Units held by HPIP in the amount of 232,751 Series A-1 Units, (ii) the Series A-2 Units held by Magnolia in the amount of 99,717 Series A-2 Units and (iii) the Series C Units held by MIH in the amount of 272,688 Series C Units in accordance with the terms and conditions of the Partnership Agreement.

Additional Information

Mr. Stephen W. Bergstrom, a director of Partnership GP, has elected to exchange his Common Units for equity interests in Partnership GP prior to the Effective Time. As a result of such exchange and the Pre-Closing Transactions, Mr. Bergstrom’s Common Units will become Sponsor Units immediately prior to the Effective Time. Certain other directors and named executive officers of Partnership GP could also elect to exchange their Common Units for equity interests in Partnership GP prior to the Effective Time. Pursuant to the Merger Agreement, each Sponsor Unit issued and outstanding immediately prior to the Effective Time will be unaffected by the Merger and will remain outstanding, and no consideration will be delivered in respect thereof.

COMMON UNIT MARKET PRICE AND DISTRIBUTION INFORMATION

Common Unit Market Price Information

Common Units trade on the NYSE under the symbol “AMID.” On March 15, 2019, the last trading day prior to the public announcement of the execution of the Merger Agreement, the reported closing price of Common Units on the NYSE was $4.00 per unit. On                 , 2019 the most recent practicable date before the printing of this information statement, there were approximately                  holders of Common Units, including beneficial owners of Common Units held in “street name.”

The following table shows the high and low sales prices per Common Unit, as reported by the NYSE, for the periods indicated.

	Common Unit Price Ranges
	High	Low
Year Ending December 31, 2019
Quarter Ending June 30 (through April 23)	$5.22	$5.14
Quarter Ended March 31	$5.17	$2.91
Year Ended December 31, 2018
Quarter Ended December 31	$6.39	$2.75
Quarter Ended September 30	$11.75	$5.30
Quarter Ended June 30	$11.88	$9.42
Quarter Ended March 31	$15.25	$9.65
Year Ended December 31, 2017
Quarter Ended December 31	$14.75	$11.65
Quarter Ended September 30	$15.00	$12.35
Quarter Ended June 30	$15.25	$11.10
Quarter Ended March 31	$18.45	$14.20

Distribution Information

The Partnership considers cash distributions to holders of Common Units on a quarterly basis, although there is no assurance as to the future cash distributions since they are dependent upon future earnings, cash flows, capital requirements, financial condition and other factors.

Under the terms of the Existing Partnership Credit Facility, the Partnership is not permitted to declare or make any cash distributions to unitholders until its consolidated total leverage ratio is reduced to less than 5.00:1.00, as shown in the compliance certificate required to be delivered together with audited consolidated financial statements for the most recently completed fiscal year and consolidated unaudited financial statements for the most recently completed quarter. The Partnership does not expect to make any distributions on the Common Units prior to the completion of the Merger.

The following table shows the cash distributions paid during each quarter for the previous eight completed quarters. Cash distributions shown below were paid within 50 days after the end of each applicable quarter.

Cash Distribution Paid Per Unit
Year Ending December 31, 2019
Quarter Ended March 31	—
Year Ended December 31, 2018
Quarter Ended December 31	—
Quarter Ended September 30	$0.1031
Quarter Ended June 30	$0.1031
Quarter Ended March 31	$0.4125
Year Ended December 31, 2017
Quarter Ended December 31	$0.4125
Quarter Ended September 30	$0.4125
Quarter Ended June 30	$0.4125
Quarter Ended March 31	$0.4125

WHERE YOU CAN FIND MORE INFORMATION

The Partnership files periodic reports, proxy and information statements and other information with the SEC in accordance with the requirements of the Exchange Act. These reports and other information contain additional information about the Partnership. The Partnership will make these materials available for inspection and copying by any unitholder, or a representative of any unitholder who is so designated in writing, at the Partnership’s executive offices during regular business hours. The Partnership’s SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. Common Units are listed and traded on the NYSE under the trading symbol “AMID.”

Because the Merger is a “going private” transaction, the Partnership, Partnership GP and the ArcLight Filing Parties are concurrently filing with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC with respect to the Merger and any such information contained in a document filed with the SEC after the date of this information statement will not automatically be incorporated into the Schedule 13E-3.

The opinion of Evercore and the presentations Evercore made to the Conflicts Committee will be made available for inspection and copying at the principal executive offices of the Partnership during regular business hours by any interested unitholder of the Partnership or such unitholder’s representative who has been so designated in writing.

The SEC maintains an Internet website that contains reports, proxy and information statements and other material that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This system can be accessed at www.sec.gov. You can find information that the Partnership files with the SEC by reference to its name or to its SEC file number. You also may read and copy any document the Partnership files with the SEC at the SEC’s public reference room located at: 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room and its copy charges. The Partnership’s SEC filings are also available to the public through the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

This information statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this information statement should not create an implication that there has been no change in the affairs of the Partnership since the date of this information statement or that the information herein is correct as of any later date regardless of the time of delivery of this information statement.

You may request a copy of the Partnership’s filings with the SEC at no cost, by making written or telephone requests for such copies to:

American Midstream Partners, LP

2103 CityWest Blvd.

Building #4, Suite 800

Houston, Texas 77042

(346) 241-3400

You should rely only on the information provided in this filing. You should not assume that the information in this information statement is accurate as of any date other than the date of this document. The Partnership has not authorized anyone else to provide you with any information.

UNITHOLDERS SHARING AN ADDRESS

The Partnership will deliver only one information statement to multiple unitholders sharing an address unless it has received contrary instructions from one or more of the unitholders. The Partnership undertakes to deliver promptly, upon written or oral request, a separate copy of this information statement to a unitholder at a shared address to which a single copy of the information statement is delivered. A unitholder can notify us that the unitholder wishes to receive a separate copy of the information statement by contacting us at the address or phone number set forth above. Conversely, if multiple unitholders sharing an address receive multiple information statements and wish to receive only one, such unitholders can notify us at the address or phone number set forth above.

ANNEX A

Merger Agreement

Execution Version

AGREEMENT AND PLAN OF MERGER

DATED AS OF MARCH 17, 2019

BY AND AMONG

ANCHOR MIDSTREAM ACQUISITION, LLC,

ANCHOR MIDSTREAM MERGER SUB, LLC,

HIGH POINT INFRASTRUCTURE PARTNERS, LLC,

AMERICAN MIDSTREAM PARTNERS, LP

AND

AMERICAN MIDSTREAM GP, LLC

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of March 17, 2019 (this “Agreement”), is by and among Anchor Midstream Acquisition, LLC, a Delaware limited liability company (“Parent”), Anchor Midstream Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), High Point Infrastructure Partners, LLC, a Delaware limited liability company and Affiliate of Parent (“HPIP”), American Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), and American Midstream GP, LLC, a Delaware limited liability company that is the general partner of the Partnership and sole member of Parent (the “Partnership GP”). Each of Parent, Merger Sub, HPIP, the Partnership and the Partnership GP are referred to herein as a “Party” and together as “Parties.” Certain capitalized terms used in this Agreement are defined in Article I.

WITNESSETH:

WHEREAS, the Conflicts Committee of the Board of Directors of the Partnership GP (the “GP Conflicts Committee”) has (i) determined that this Agreement and the consummation of the transactions contemplated hereby, including the Merger, is in the best interests of the Partnership and the Partnership Unaffiliated Unitholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, which action constituted “Special Approval” as defined in the Partnership Agreement, and (iii) recommended that the Board of Directors (the “GP Board”) of the Partnership GP approve this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the GP Board (acting based upon the recommendation of the GP Conflicts Committee) has (i) determined that this Agreement and the consummation of the transactions contemplated hereby, including the Merger, are in the best interests of the Partnership and the Partnership Unaffiliated Unitholders, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to submit this Agreement to a vote of the Limited Partners by written consent;

WHEREAS, HPIP, as the controlling member of the Partnership GP, has approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, Parent owns 100% of the issued and outstanding limited liability company interests in Merger Sub;

WHEREAS, HPIP, in its capacity as sole manager of Parent (the “Parent Manager”) has (i) determined that this Agreement and the consummation of the transactions contemplated hereby, including the Merger, are in the best interests of Parent, and declared it advisable, to enter into this Agreement and (ii) approved the adoption of this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, Parent, in its capacities as the sole member and managing member of Merger Sub, has (i) determined that this Agreement and the consummation of the transactions contemplated hereby, including the Merger, are in the best interests of Merger Sub, and declared it advisable, to enter into this Agreement and (ii) approved the adoption of this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, immediately prior to execution of this Agreement, Parent has delivered to the Partnership a written consent adopting this Agreement and approving the transactions contemplated hereby, including the Merger, by a Unit Majority of the Limited Partners constituting Partnership Unitholder Approval, certified as correct and complete by an executive officer of Parent; and

WHEREAS, concurrently with the execution of this Agreement, Parent has delivered to the Partnership a duly executed guaranty (the “Limited Guarantee”) of ArcLight Energy Partners Fund V, L.P., a Delaware limited partnership and Affiliate of Parent (the “Guarantor”), in favor of the Partnership, which, subject to the terms and conditions therein, guarantees the obligations of Parent under Section 8.2(b).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

ARTICLE I

Defined Terms; Construction

Section 1.1    Definitions.

(a)    As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Acquisition Proposal” means any inquiry, proposal or offer from or by any Person other than Parent, Merger Sub or their respective Affiliates relating to: (a) any direct or indirect acquisition (whether in a single transaction or series of related transactions) of (i) more than 15% of the assets of the Partnership and its Subsidiaries, taken as a whole, (ii) more than 15% of the outstanding equity securities of the Partnership or (iii) a business or businesses that constitute more than 15% of the cash flow, net revenues or net income of the Partnership and its Subsidiaries, taken as a whole; (b) any tender offer or exchange offer, as defined under the Exchange Act, that, if consummated, would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning, directly or indirectly, more than 15% of the outstanding equity securities of the Partnership; or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Partnership or any of its Subsidiaries, other than the Merger and the Pre-Closing Transactions, which is structured to permit a Person or “group” (as defined in Section 13(d) of the Exchange Act) to acquire beneficial ownership, directly or indirectly, of at least 15% of the Partnership’s consolidated assets, net income, net reserves or equity securities.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, (a) the Partnership, the Partnership GP and the Partnership’s Subsidiaries shall not be considered Affiliates of HPIP, Parent, Merger Sub or any of their respective direct or indirect equityholders and (b) HPIP shall be deemed to be an Affiliate of Parent, Merger Sub and their respective Subsidiaries and shall not be considered an Affiliate of the Partnership, the Partnership GP or the Partnership’s Subsidiaries.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Commitment Letter” has the meaning set forth in Section 6.4(c).

“Alternative Financing” has the meaning set forth in Section 6.4(c).

“Alternative Financing Sources” means each lender, agent, arranger, investor, potential lender, potential agent, potential arranger, potential investor, underwriter, initial purchaser and placement agent providing, or potentially providing or acting in connection with any Alternative Financing and the parties to any joinder agreements, indentures or credit agreements entered into pursuant thereto or related thereto, together with their respective Affiliates and their and their respective Affiliates’ Representatives and their respective successors and assigns, but excluding Parent, Merger Sub, HPIP and the Equity Financing Sources.

“Antitrust Laws” means the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, in each case including the rules and regulations promulgated thereunder, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Available Cash” has the meaning set forth in the Partnership Agreement.

“Balance Sheet Date” has the meaning set forth in Section 4.5(c).

“Book-Entry Units” has the meaning set forth in Section 3.1(a).

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the cities of Houston, Texas or New York, New York are authorized or required by applicable Law to be closed.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Certificated Units” has the meaning set forth in Section 3.1(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Failure Notice” has the meaning set forth in Section 8.1(e).

“Common Unit” has the meaning set forth in the Partnership Agreement.

“Confidentiality Agreement” means a confidentiality agreement of the nature generally used in circumstances similar to those contemplated in Section 6.3, as determined by the Partnership in its reasonable business judgment; provided, however, that such Confidentiality Agreement shall (a) have a term of not less than one (1) year, (b) provide that all non-public information pertaining to the Partnership and/or Parent be protected as confidential information thereunder, subject to customary exceptions, and (c) provide that Parent is a third-party beneficiary with respect to any breach thereof relating to information relating to Parent.

“Consent” has the meaning set forth in Section 4.4(b).

“Contract” means, whether written or unwritten, any contract, purchase order, license, sublicense, lease, sublease, franchise, warranty, option, warrant, guaranty, indenture, note, bond, mortgage or other legally binding agreement, instrument or obligation.

“Divestiture Condition” means (a) any restriction, prohibition or limitation of ownership or operation by Parent or any of its Affiliates of all or any portion of the businesses or assets of the Partnership, the Partnership GP or the Partnership’s Subsidiaries in any manner in any part of the world, (b) any requirement that Parent or any of its Affiliates or any of the Partnership, the Partnership GP or the Partnership’s Subsidiaries sell, divest, hold separate or otherwise dispose of, or enter into a voting trust, proxy or “hold separate” Contract or similar Contract with respect to, all or any portion of their respective businesses or assets or (c) any restriction, prohibition or limitation on the ability of Parent or any of its Affiliates or any of the Partnership, the Partnership GP or the Partnership’s Subsidiaries to conduct their respective businesses, enter into any new line of business or own or operate any of their respective assets, in each case, in any manner in any part of the world.

“DLLCA” means the Delaware Limited Liability Company Act.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“DTC” has the meaning set forth in Section 3.2(a).

“Effect” has the meaning set forth in the definition of Partnership Material Adverse Effect.

“Effective Time” has the meaning set forth in Section 2.3.

“Equity Commitment Letter” has the meaning set forth in Section 5.10(a).

“Equity Financing” has the meaning set forth in Section 5.10(a).

“Equity Financing Sources” has the meaning set forth in Section 5.10(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 3.2(b).

“Existing Partnership Credit Facility” means that certain Second Amended and Restated Credit Agreement of the Partnership dated as of March 8, 2017, as modified by that certain Letter Agreement (Consent) dated as of July 21, 2017, that certain Letter Agreement (Consent) dated as of September 29, 2017, that certain Letter Agreement (Consent) dated as of February 20, 2018, that certain Letter Agreement (Consent) dated as of March 29, 2018, that certain Letter Agreement (Consent) dated as of June 22, 2018, that certain First Amendment to Second Amended and Restated Credit Agreement dated as of June 29, 2018, that certain Second Amendment to Second Amended and Restated Credit Agreement dated as of December 27, 2018, and, in each case, as may be further amended, restated, supplemented or modified from time to time.

“Existing Partnership Credit Facility Amendment” means an amendment to the Existing Partnership Credit Facility pursuant to which the required lenders thereunder consent to the consummation of the Merger and the other transactions contemplated by this Agreement to the extent required by the Existing Partnership Credit Facility.

“Existing Partnership Credit Facility Letter Agreement” means a letter agreement related to the Existing Partnership Credit Facility pursuant to which the required lenders thereunder take the actions set forth on Schedule 1.1(a).

“Existing Partnership Credit Facility Modifications” means, collectively, the Existing Partnership Credit Facility Amendment and the Existing Partnership Credit Facility Letter Agreement.

“Financing” means, collectively, the Equity Financing and the Alternative Financing.

“Financing Sources” means, collectively, the Equity Financing Sources and the Alternative Financing Sources.

“GAAP” means generally accepted accounting principles in the United States.

“General Partner Interest” has the meaning set forth in the Partnership Agreement.

“General Partner Long-Term Incentive Plan” means the Third Amended and Restated American Midstream GP, LLC Long-Term Incentive Plan, as amended from time to time and including any successor or replacement plan or plans.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, whether federal, state, local, tribal, domestic, foreign or multinational.

“GP Board” has the meaning set forth in the Recitals.

“GP Conflicts Committee” has the meaning set forth in the Recitals.

“Guarantor” has the meaning set forth in the Recitals.

“HPIP” has the meaning set forth in the Recitals.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Distribution Right” has the meaning set forth in the Partnership Agreement.

“Indemnified Person” means any Person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of the Partnership or any of its Subsidiaries or the Partnership GP and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with the Partnership) serving at the request of or on behalf of the Partnership, the Partnership GP or any of the Partnership’s Subsidiaries and together with such Person’s heirs, executors or administrators.

“Knowledge” means, in the case of the Partnership and its Subsidiaries, the actual knowledge of the individuals listed in Section 1.1 of the Partnership Disclosure Schedule.

“Laws” means any law, statute, constitution, act, fundamental principle of common law, ordinance, rule, regulation, injunction, order, judgment, settlement, ruling, decree, directive, code, writ, binding case law, governmental guideline or interpretation having the force of law or legally enforceable requirement issued, enacted, adopted, promulgated, implemented or otherwise put in effect by or under the authority of any Governmental Authority.

“Liens” means any pledge, lien, charge, mortgage, encumbrance, option, right of first refusal or other preferential purchase right, adverse claim and interest, or security interest of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act, the “blue sky” Laws of the various states of the United States or similar Law of other applicable jurisdictions).

“Limited Guarantee” has the meaning set forth in the Recitals.

“Limited Partner” has the meaning set forth in the Partnership Agreement.

“Limited Partner Interest” has the meaning set forth in the Partnership Agreement.

“Material Contract” means any Contract that would be required to be filed by the Partnership as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.

“Measurement Date” has the meaning set forth in Section 4.3(a).

“Merger” has the meaning set forth in Section 2.1(b).

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Notional General Partner Unit” has the meaning set forth in the Partnership Agreement.

“NYSE” means the New York Stock Exchange.

“Offering Documents” means prospectuses, private placement memoranda, offering memoranda, syndication memoranda, information memoranda and packages and rating agency, lender and investor presentations, in each case to the extent the same are customary in connection with the Financing.

“Organizational Documents” means any charter, certificate of incorporation, articles of association, bylaws, partnership agreement, operating agreement or similar formation or governing documents and instruments.

“Outside Date” has the meaning set forth in Section 8.1(b).

“Parent” has the meaning set forth in the Preamble.

“Parent Expenses” means an amount in cash equal to the reasonable and documented out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants) actually incurred by Parent, Merger Sub and their respective Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $3,500,000.

“Parent Manager” has the meaning set forth in the Recitals.

“Parent Organizational Documents” has the meaning set forth in Section 5.1.

“Parent Related Party” has the meaning set forth in Section 8.2(b).

“Parent Termination Fee” has the meaning set forth in Section 8.2(b).

“Partnership” has the meaning set forth in the Preamble.

“Partnership Adverse Recommendation Change” has the meaning set forth in Section 6.3(b).

“Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of April 25, 2016, as amended, modified or supplemented from time to time.

“Partnership Board Recommendation” has the meaning set forth in Section 6.1(b).

“Partnership Disclosure Schedule” has the meaning set forth in Article IV.

“Partnership Equity Plans” means, collectively, the Partnership Long-Term Incentive Plan and the General Partner Long-Term Incentive Plan.

“Partnership Fairness Opinion” has the meaning set forth in Section 4.6.

“Partnership Financial Advisor” has the meaning set forth in Section 4.6.

“Partnership GP” has the meaning set forth in the Preamble.

“Partnership GP LLC Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of the Partnership GP, dated as of August 10, 2017, as amended, modified or supplemented from time to time.

“Partnership Information Statement” means the information statement of the type contemplated by Rule 14c-2 promulgated under the Exchange Act to be filed by the Partnership in connection with the Merger.

“Partnership Interest” means an interest in the Partnership, which shall include the General Partner Interest and Limited Partner Interests.

“Partnership Long-Term Incentive Plan” means the American Midstream Partners, LP Amended and Restated 2014 Long-Term Incentive Plan, as amended from time to time and including any successor or replacement plan or plans.

“Partnership Material Adverse Effect” means any change, event, effect or occurrence (each, an “Effect”) that (a) has, or would reasonably be expected to have, a material adverse effect on the business, assets, financial condition or results of operations of the Partnership and its Subsidiaries, taken as a whole, or (b) prevents or would reasonably be expected to prevent the consummation of the Merger, provided that, for purposes of clause (a), none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been a Partnership Material Adverse Effect: any Effect that results from or arises in connection with (A) conditions in the industries and regions in which the Partnership operates, (B) general economic or regulatory, legislative or political conditions (or changes therein) or securities, credit, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, commodity prices, credit markets and price levels or trading volumes), (C) any change or prospective change in Law or GAAP (or interpretation or enforcement thereof) (1) applicable to the Partnership or any of its properties, operations or assets or (2) generally affecting the industries or markets in which the Partnership and its Subsidiaries operate, (D) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage, terrorism or any epidemics, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism or any epidemics, (E) any hurricane, tornado, flood, volcano, earthquake or other natural or man-made disaster or any other national or international calamity or crises, (F) the failure, in and of itself, of the Partnership or its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of this Agreement, or changes or prospective changes in the market price or trading volume of any securities or indebtedness of the Partnership or any of its Subsidiaries or the credit rating of the Partnership (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Partnership Material Adverse Effect if such facts are not otherwise excluded under this definition), (G) the announcement, pendency and consummation of any of the transactions contemplated hereby or any Proceeding in respect of this Agreement or any of the transactions contemplated hereby, (H) the compliance with the terms of this Agreement (other than with respect to any obligation of the Partnership or any of its Subsidiaries in accordance with Section 6.2) and any loss of or change in relationship with any customer, supplier, vendor or other business partner, or departure of any employee or officer, of the Partnership or of any of its Subsidiaries as a result of the execution of this Agreement, the announcement of any of the transactions contemplated hereby or compliance with the terms hereof, and (I) any action taken by the Partnership or any of its Subsidiaries at Parent’s written request or with Parent’s, HPIP’s or any of their respective Affiliates’ written consent, except in the case of clauses (A), (B), (C), (D) or (E), to the extent that the Partnership and its Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries or markets in which the Partnership and its Subsidiaries operate.

“Partnership Notice Period” has the meaning set forth in Section 6.3(c)(i).

“Partnership Organizational Documents” has the meaning set forth in Section 4.1(b).

“Partnership Phantom Units” means the phantom units issued under any of the Partnership Equity Plans that have not been vested and settled prior to the Effective Time.

“Partnership SEC Documents” means, collectively, the Partnership SEC Filed Documents and the most current draft Annual Report on Form 10-K for the year ended December 31, 2018, dated as of March 15, 2019 and made available to Parent at least 24 hours prior to the date of this Agreement; provided, however, that “Partnership SEC Documents” shall not include those matters set forth on Schedule 1.1(b).

“Partnership SEC Filed Documents” means all forms, registration statements, reports, schedules and statements required to be filed or furnished under the Exchange Act or the Securities Act and filed with the SEC on or after January 1, 2017 and publicly available at least 24 hours prior to the date of this Agreement.

“Partnership Subsidiary Documents” means the certificates of limited partnership and partnership agreements (or comparable Organizational Documents) of each of the Partnership’s Subsidiaries.

“Partnership Unaffiliated Unitholders” means Unitholders other than the Partnership GP, HPIP, Parent, Merger Sub and their respective Affiliates.

“Partnership Unitholder Approval” has the meaning set forth in Section 5.3(b).

“Party” has the meaning set forth in the Preamble.

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Pre-Closing Transactions” has the meaning set forth in Section 2.1(a).

“Proceeding” means any actual or threatened claim (including a claim of a violation of Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Receiving Party” has the meaning set forth in Section 6.3(a).

“Related Party” means the Parties and each of their respective Affiliates and their and their respective Affiliates’ stockholders, partners, members, officers, directors, employees, controlling Persons, agents and representatives.

“Representatives” has the meaning set forth in Section 6.3(a).

“Required Regulatory Approvals” has the meaning set forth in Section 6.4(a).

“Restraints” has the meaning set forth in Section 7.1(b).

“Rights” means, with respect to any Person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character, including the Partnership Phantom Units, obligating such Person (or the general partner of such Person) to issue, transfer or sell any partnership interest or other equity interest of such Person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or (b) contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.5(a).

“Schedule 13E-3” has the meaning set forth in Section 5.5.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Series A PIK Preferred Units” has the meaning set forth in the Partnership Agreement.

“Series A-1 Convertible Preferred Units” has the meaning set forth in the Partnership Agreement.

“Series A-2 Convertible Preferred Units” has the meaning set forth in the Partnership Agreement.

“Series B Units” has the meaning set forth in the Partnership Agreement.

“Series C PIK Preferred Units” has the meaning set forth in the Partnership Agreement.

“Series C Preferred Units” has the meaning set forth in the Partnership Agreement.

“Series C Warrant” has the meaning set forth in the Partnership Agreement.

“Series D Preferred Units” has the meaning set forth in the Partnership Agreement.

“Sponsor Units” means each Common Unit that is, as of the Closing, either (a) held by Parent or (b) designated by Parent as a “Sponsor Unit” with the written consent of the holder of such Common Unit.

“Subsidiary” when used with respect to any Person, means any Person of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partner interests or, in the case of a limited liability company, the managing member) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such party; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, (a) the Partnership, the Partnership GP and the Partnership’s Subsidiaries shall not be considered Subsidiaries of Parent, HPIP, Merger Sub or any of their respective Affiliates (for the avoidance of doubt, other than the Partnership and the Partnership GP) and (b) Parent and Merger Sub shall not be considered Subsidiaries of the Partnership GP.

“Surviving Entity” has the meaning set forth in Section 2.1(b).

“Takeover Statutes” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal Law and any similar provision incorporated into an Organizational Document.

“Tax” or “Taxes” means all forms of taxation or duties imposed by any Governmental Authority, or required by any Governmental Authority to be collected or withheld, including charges, together with any related interest, penalties and other additional amounts.

“Tax Return” means any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Unit” has the meaning set forth in the Partnership Agreement.

“Unit Majority” has the meaning set forth in the Partnership Agreement.

“Unitholder” means the holders of Units.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.

Section 1.2    Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:

(a)    the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b)    examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c)    the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(d)    all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

(e)    the word “or” is not exclusive and has the inclusive meaning represented by the phrase “and/or”;

(f)    a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(g)    all references to prices, values or monetary amounts refer to United States dollars;

(h)    wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;

(i)    this Agreement has been jointly prepared by the Parties, and this Agreement will not be construed against any Person as the principal draftsperson of this Agreement and no consideration may be given to any fact or presumption that any Party had a greater or lesser hand in drafting this Agreement;

(j)    each covenant, term and provision of this Agreement will be construed simply according to its fair meaning; prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement will not be used as an aid of construction or otherwise constitute evidence of the intent of the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party hereto by virtue of such prior drafts;

(k)    the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(l)    any references herein to a particular Section, Article or Schedule means a Section or Article of, or Schedule to, this Agreement unless otherwise expressly stated herein;

(m)    the Schedules attached hereto are incorporated herein by reference and will be considered part of this Agreement;

(n)    unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;

(o)    all references to days mean calendar days unless otherwise provided; and

(p)    all references to time mean Houston, Texas time.

ARTICLE II

The Merger

Section 2.1    Pre-Closing Transactions; Merger.

(a)    Pre-Closing Transactions. Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at Parent’s election, Parent, HPIP, Merger Sub, the Partnership and the Partnership GP shall, and shall cause their respective Affiliates to, as applicable, cause the transactions set forth on Exhibit A (collectively, the “Pre-Closing Transactions”) to occur prior to the Effective Time, with such Pre-Closing Transactions to take effect as set forth on Exhibit A.

(b)    The Merger and Surviving Entity. Following the completion of the Pre-Closing Transactions, if applicable, upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, Merger Sub shall merge with and into the Partnership (the “Merger”), the separate existence of Merger Sub will cease and the Partnership shall survive and continue to exist as a Delaware limited partnership and direct Subsidiary of Parent and the Partnership GP (the Partnership as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 2.2    Closing. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 609 Main Street, Houston, Texas 77002 at 10:00 A.M., Houston, Texas time, on the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the Partnership and Parent shall agree; provided, however, that in no event will the Closing occur prior to May 17, 2019 without Parent’s prior written consent. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 2.3    Effective Time. Subject to the provisions of this Agreement, at the Closing, the Partnership and Parent will cause a certificate of merger, executed in accordance with the relevant provisions of the Partnership Agreement, the DRULPA and the DLLCA (the “Certificate of Merger”), to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Partnership and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.4    Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Partnership Agreement and the applicable provisions of the DRULPA and the DLLCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, (a) all the property, rights, privileges, powers and franchises and all and every other interest of the Partnership shall continue in the Partnership as the Surviving Entity, (b) all the property, rights, privileges, powers and franchises and all and every other interest of Merger Sub shall vest in the Partnership as the Surviving Entity, (c) all claims, obligations, debts, liabilities and duties of the Partnership shall continue in the Partnership as the Surviving Entity, (d) all claims, obligations, debts, liabilities and duties of Merger Sub shall become the claims, obligations, debts, liabilities and duties of the Partnership as the Surviving Entity, (e) by virtue of the Merger, Parent will hold all Limited Partner Interests in the Partnership, (f) the Partnership GP shall continue as the sole general partner of the Partnership holding a non-economic general partner interest in the Partnership and (g) the Partnership shall continue without dissolution.

Section 2.5    Organizational Documents of the Surviving Entity. At the Effective Time, (a) the certificate of limited partnership of the Partnership as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with applicable Law and (b) the Partnership Agreement as in effect immediately prior to the Effective Time shall be amended and restated in the form provided by Parent prior to Closing and, as so amended and restated, shall be the agreement of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with the terms thereof and applicable Law.

ARTICLE III

Merger Consideration; Exchange Procedures

Section 3.1    Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of HPIP, Parent, Merger Sub, the Partnership, the Partnership GP or any holder of Parent equity or voting securities or Partnership equity or voting securities:

(a)    Conversion of Common Units (other than Sponsor Units). Subject to Section 3.1(e) and Section 3.4, each Common Unit (other than the Sponsor Units) issued and outstanding as of immediately prior to the Effective Time shall be converted into the right to receive $5.25 per Common Unit in cash without any interest thereon (the “Merger Consideration”). As of the Effective Time, all Common Units converted into the right to receive the Merger Consideration pursuant to this Section 3.1(a) shall no longer be outstanding and shall automatically be canceled and cease to exist. As of the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented any such Common Units (“Certificated Units”) or non-certificated Common Units represented in book-entry form immediately prior to the Effective Time (“Book-Entry Units”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificated Unit or Book-Entry Unit in accordance with Section 3.2(c) without interest.

(b)    Cancellation of Incentive Distribution Rights. As of the Effective Time, all Incentive Distribution Rights issued and outstanding immediately prior to the Effective Time shall automatically be canceled and cease to exist, and no consideration shall be delivered in respect thereof.

(c)    Sponsor Units, Units Issued at the Effective Time, General Partner Interest and Series C Warrant Unaffected.

(i)    Each Sponsor Unit issued and outstanding as of immediately prior to the Effective Time, the General Partner Interest, and the Series C Warrant (as amended in accordance with Section 3.1(c)(ii)) will be unaffected by the Merger and shall be unchanged and remain outstanding, and no consideration shall be delivered in respect thereof.

(ii)    Prior to the Effective Time, the Partnership and the Partnership GP shall, and Parent shall cause its Affiliates to, take all actions necessary to amend the Series C Warrant such that the Series C Warrant will remain outstanding through the Effective Time and be exercisable into the same number of Common Units of the Partnership (or securities of its successor) after the Effective Time as of the date of this Agreement (with such number of securities subject to adjustment as provided in the Series C Warrant); provided that the Series C Warrant, as amended, will have the same Exercise Price and Exercise Period (each as defined in the Series C Warrant) as the Series C Warrant prior to amendment.

(d)    Equity of Merger Sub. The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted automatically into a number of Common Units equal to the Common Units cancelled pursuant to Section 3.1(a). At the Effective Time, the books and records of the Partnership shall be revised to reflect that all Limited Partners of the Partnership immediately prior to the Effective Time (other than Parent) cease to be Limited Partners of the Partnership pursuant to this Agreement and that Parent is the only Limited Partner of the Partnership and Parent will hold all of the Common Units of the Surviving Entity.

(e)    Treatment of Partnership Owned Units. Any Partnership Interests that are owned immediately prior to the Effective Time by the Partnership or any Subsidiary of the Partnership will be automatically cancelled and will cease to exist. No consideration will be delivered in exchange for such cancelled Partnership Interests.

(f)    Distributions. To the extent applicable, Unitholders immediately prior to the Effective Time shall have continued rights to receive any distribution, without interest, with respect to such Units with a record date occurring prior to the Effective Time that may have been declared by the Partnership GP or made by the Partnership with respect to such Units in accordance with the terms of this Agreement and that remain unpaid as of the Effective Time. Such distributions by the Partnership, if any, are not part of the Merger Consideration and shall be paid on the payment date set therefor to such Unitholders or former Unitholders, as applicable. To the extent applicable, Unitholders prior to the Effective Time shall have no rights to any distribution with respect to such Units with a record date occurring on or after the Effective Time that may have been declared by the Partnership GP or made by the Partnership with respect to such Units prior to the Effective Time and that remains unpaid as of the Effective Time.

Section 3.2    Surrender of Common Units.

(a)    Paying Agent. Prior to the Closing Date, Parent shall appoint a paying agent reasonably acceptable to the Partnership (the “Paying Agent”) for the purpose of exchanging Certificated Units and Book-Entry Units for the Merger Consideration. As promptly as practicable after the Effective Time, Parent will send, or will cause the Paying Agent to send, to each holder of record of Common Units other than The Depository Trust Company (“DTC”) as of the Effective Time whose Common Units were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that, with respect to Certificated Units, the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificated Unit or affidavits of loss in lieu thereof pursuant to Section 3.2(g) to the Paying Agent) in such customary forms as the Partnership and Parent may reasonably agree, including, as applicable, instructions for use in effecting the surrender of Certificated Units (or effective affidavits of loss in lieu thereof pursuant to Section 3.2(g)) and Book-Entry Units to the Paying Agent in exchange for the Merger Consideration.

(b)    Deposit. On or prior to the Closing Date, Parent shall deposit or cause to be deposited with the Paying Agent, in trust for the benefit of the holders of Common Units as of the Effective Time whose Common Units are converting into the right to receive the Merger Consideration at the Effective Time, an amount of cash in U.S. dollars equal to the amount of the aggregate Merger Consideration payable pursuant to Section 3.1(a) and upon the due surrender of the Certificated Units (or affidavits of loss in lieu thereof pursuant to Section 3.2(g) with respect to Certificated Units) or Book-Entry Units pursuant to the provisions of this Article III. All such cash deposited with the Paying Agent shall be referred to in this Agreement as the “Exchange Fund.” The Paying Agent shall, pursuant to irrevocable instructions delivered by Parent at or prior to the Effective Time, deliver the Merger Consideration contemplated to be paid pursuant to this Article III out of the Exchange Fund. Subject to Sections 3.2(h) and 3.2(i), the Exchange Fund shall not be used for any purpose other than to pay such Merger Consideration.

(c)    Exchange. Each holder of Common Units, other than DTC, that have been converted into the right to receive the Merger Consideration, upon delivery to the Paying Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and surrender of Certificated Units (or affidavit of loss in lieu thereof pursuant to Section 3.2(g) with respect to Certificated Units) or Book-Entry Units and such other documents as may reasonably be required by the Paying Agent (including with respect to Book-Entry Units), will be entitled to receive in exchange therefor a check in an amount equal to the aggregate amount of cash that such holder has a right to receive pursuant to Section 3.1(a). DTC, upon surrender of its Book-Entry Units to the Paying Agent in accordance with the customary surrender procedures of DTC and the Paying Agent, will be entitled to receive in exchange for each surrendered Book-Entry Unit a cash amount equal to the Merger Consideration. The Merger Consideration shall be paid as promptly as practicable by mail after receipt by the Paying Agent of the Certificated Units (or affidavit of loss in lieu thereof pursuant to Section 3.2(g) with respect to Certificated Units) or any applicable documentation with respect to the surrender of Book-Entry Units, and letter of transmittal in accordance with the foregoing; provided that (i) no Person beneficially owning Common Units through DTC will be required to deliver a letter of transmittal to receive the Merger Consideration that such holder is entitled to receive through DTC and (ii) any such Person will receive its Merger Consideration in accordance with the customary payment procedures of DTC and its participants following the Effective Time. No interest shall be paid or accrued on any Merger Consideration. Until so surrendered, each such Certificated Unit and Book-Entry Unit shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

(d)    Other Payees. If any payment of the Merger Consideration is to be made to a Person other than the Person in whose name the applicable surrendered Certificated Unit or Book-Entry Unit is registered (other than DTC), it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificated Unit or Book-Entry Unit or shall establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(e)    No Further Transfers. From and after the Effective Time, there shall be no further registration on the books of the Partnership of transfers of Common Units converted into the right to receive the Merger Consideration. From and after the Effective Time, the holders of Certificated Units or Book-Entry Units representing Common Units converted into the right to receive the Merger Consideration and that were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Units, except as otherwise provided in this Agreement or by applicable Law, and the Merger Consideration paid upon such conversion shall be deemed to have been paid in full satisfaction of all rights pertaining to such Common Unit. If, after the Effective Time, Certificated Units or Book-Entry Units are presented to the Paying Agent or Parent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article III.

(f)    Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Common Units converted into the right to receive the Merger Consideration twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his, her or its Common Units for the Merger Consideration in accordance with this Section 3.2 prior to that time shall thereafter look only to Parent or the Surviving Entity for delivery of the Merger Consideration. Notwithstanding the foregoing, HPIP, Parent, Merger Sub, the Partnership and the Partnership GP shall not be liable to any holder of Common Units for any Merger Consideration duly delivered to a public official pursuant to applicable abandoned property escheat or similar Laws. Any Merger Consideration remaining unclaimed by holders of Common Units immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto.

(g)    Lost, Stolen or Destroyed Certificated Units. If any Certificated Unit shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificated Unit to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificated Unit, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificated Unit the Merger Consideration to be paid in respect of the Common Units represented by such Certificated Unit as contemplated by this Article III.

(h)    Withholding Taxes. Each of Parent, Merger Sub, the Surviving Entity and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this

Agreement such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder and the treasury regulations promulgated thereunder, or under any provision of applicable state, local or foreign Tax Law. To the extent amounts are so withheld and timely paid over to the appropriate Tax authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the Person in respect of which such withholding was made.

(i)    Investment of the Exchange Fund. Parent may cause the Paying Agent to invest any cash included in the Exchange Fund solely in cash or cash equivalent investments, as directed by Parent, on a daily basis, in Parent’s sole discretion; provided, however, that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to the Partnership Unaffiliated Unitholders pursuant to this Article III. Any interest and other income resulting from such investments shall be paid promptly to Parent.

Section 3.3    Treatment of Partnership Phantom Units; Termination of Partnership Equity Plans.

(a)    As promptly as practicable following the date of this Agreement, and in any event prior to the Effective Time, the GP Board (or, if appropriate, any committee administering the Partnership Equity Plans) will adopt resolutions, and the Partnership will take or cause to be taken all other actions as may be necessary or required in accordance with applicable Law and the Partnership Equity Plans (including the award agreements in respect of awards granted thereunder) to give effect to this Section 3.3. Immediately prior to the Effective Time, all awards of the Partnership Phantom Units then outstanding shall be adjusted as necessary to provide that, at the Effective Time, each Partnership Phantom Unit will be converted into a right to receive a cash payment in an amount equal to the Merger Consideration with respect to each Partnership Phantom Unit, which will be payable to the holder of such right in accordance with the terms of the underlying Partnership Phantom Unit award agreement. For the avoidance of doubt, each Partnership Phantom Unit that is outstanding as of the Effective Time shall not vest as of the Effective Time, and will continue to be eligible to vest in accordance with the terms of the applicable award agreements governing the underlying Partnership Phantom Units. Upon vesting, Parent shall, or shall cause its Affiliates to, promptly, but in no event later than seven (7) calendar days, make the cash payment pursuant to this Section 3.3(a) to the holder of such vested Partnership Phantom Units.

(b)    Prior to the Effective Time, the Partnership and the Partnership GP shall take all actions necessary to terminate the Partnership Equity Plans, such termination to be effective at the Effective Time, and from and after the Effective Time, the Partnership Equity Plans shall be terminated and no cash or equity awards or other rights with respect to Common Units or other Partnership Interests shall be granted or be outstanding thereunder.

(c)    As soon as practicable following the Effective Time, the Partnership shall file post-effective amendments to the Form S-8 registration statements filed by the Partnership on August 23, 2011, August 13, 2012, February 19, 2016 and March 9, 2017, respectively, deregistering all Common Units thereunder.

Section 3.4    Adjustments. Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the Effective Time the number of outstanding Common Units shall have been changed into a different number of Units or a different class or series by reason of the occurrence or record date of any Unit dividend, subdivision, reclassification, recapitalization, split, split-up, Unit distribution, combination, exchange of Units or similar transaction, the Merger Consideration and any other similar dependent item, as the case may be, shall be appropriately adjusted to reflect fully the effect of such Unit dividend, subdivision, reclassification, recapitalization, split, split-up, Unit distribution, combination, exchange of Units or similar transaction and to provide the holders of Common Units the same economic effect as contemplated hereby prior to such event.

Section 3.5    No Dissenters’ or Appraisal Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated hereby.

ARTICLE IV

Representations and Warranties of the Partnership and the Partnership GP

Except as disclosed in (a) the Partnership SEC Documents (but excluding any disclosure contained in any such Partnership SEC Documents under the heading “Risk Factors” or “Cautionary Statement About Forward-Looking Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by the Partnership to Parent and Merger Sub (the “Partnership Disclosure Schedule”) prior to the execution of this Agreement; provided that disclosure in any section of such Partnership Disclosure Schedule will be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section, the Partnership and the Partnership GP each represent and warrant, jointly and severally, to Parent and Merger Sub as follows:

Section 4.1    Organization, Standing and Power.

(a)    Each of the Partnership, the Partnership GP and the Partnership’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate, partnership or limited liability company power and authority necessary to own or lease all of its properties and assets and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties and assets makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(b)    The Partnership has made available to Parent prior to the execution of this Agreement a true and complete copy of the Organizational Documents of the Partnership and the Partnership GP (the “Partnership Organizational Documents”), in each case, as in effect as of the date of this Agreement.

Section 4.2    Authority.

(a)    Each of the Partnership and the Partnership GP has all necessary limited partnership or limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to obtaining the Partnership Unitholder Approval in the case of the Partnership. The execution, delivery and performance by each of the Partnership and the Partnership GP of this Agreement, and the consummation by the Partnership and the Partnership GP of the transactions contemplated hereby, have been duly authorized by the GP Board and approved by each of the GP Conflicts Committee and the GP Board and, except for obtaining the Partnership Unitholder Approval, no other entity action on the part of the Partnership or the Partnership GP (other than approval of HPIP) is necessary to authorize the execution, delivery and performance by the Partnership and the Partnership GP of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Partnership and the Partnership GP and, assuming due authorization, execution and delivery of this Agreement by the other Parties hereto, constitutes a legal, valid and binding obligation of the Partnership and the Partnership GP, enforceable against each of the Partnership and the Partnership GP in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)    The GP Conflicts Committee, at a meeting duly called and held, has (i) determined that each of the Merger, this Agreement and the transactions contemplated hereby is in the best interests of the Partnership and the Partnership Unaffiliated Unitholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) recommended that the GP Board approve this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger. Such action by the GP Conflicts Committee described in clause (ii) above constituted “Special Approval” (as defined in the Partnership Agreement) of this Agreement and the transactions contemplated hereby, including the Merger, under the Partnership Agreement.

(c)    The GP Board (acting in part based upon the recommendation of the GP Conflicts Committee), at a meeting duly called and held, has (i) determined that each of the Merger, this Agreement and the transactions contemplated hereby is in the best interests of the Partnership and the Partnership Unaffiliated Unitholders, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to submit this Agreement to a vote of the Limited Partners by written consent.

Section 4.3    Capitalization; Subsidiaries.

(a)    As of the close of business on March 8, 2019 (the “Measurement Date”), the Partnership has no Partnership Interests or other equity interests issued and outstanding other than (i) 54,050,814 Common Units, (ii) 7,940,322 Series A-1 Convertible Preferred Units, (iii) 3,401,875 Series A-2 Convertible Preferred Units, (iv) 9,514,330 Series C Preferred Units, (v) the Incentive Distribution Rights and (vi) the Notional General Partner Units representing the General Partner Interest. There are no issued and outstanding Series B Units or Series D Preferred Units. Section 4.3(a) of the Partnership Disclosure Schedule sets forth, as of the Measurement Date, (i) the aggregate number of outstanding rights to purchase or receive Common Units or other Partnership Interests granted under the Partnership Equity Plans or otherwise by the Partnership (including outstanding Partnership Phantom Units), organized by type of award and exercise or conversion price related thereto and (ii) with respect to each outstanding Partnership Phantom Unit, as applicable, the maximum number of Common Units issuable thereunder, the maximum number of Common Units used as a reference for payment thereunder, the exercise or conversion pricing related thereto, the settlement date, whether or not it is subject to performance-based vesting, the amount vested and the outstanding Partnership Equity Plan pursuant to which the award was granted. Except as set forth above in this Section 4.3(a) or in Section 4.3(a) of the Partnership Disclosure Schedule, as of the date of this Agreement, there are not any Partnership Interests, voting securities or other equity interests of the Partnership issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any Partnership Interests, voting securities or other equity or equity-based interests of the Partnership, including any representing the right to purchase or otherwise receive any of the foregoing. All of the outstanding Partnership Interests of the Partnership have been, or upon issuance will be, duly authorized, validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as set forth in the Partnership Agreement or as such non-assessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and, to the Knowledge of the Partnership, not subject to any Liens (other than as set forth in the Partnership Agreement).

(b)    Since the Balance Sheet Date to the date of this Agreement, the Partnership has not issued any Partnership Interests, voting securities or other equity interests or any securities convertible or exchangeable or exercisable for any Partnership Interests, voting securities or other equity interests, other than as set forth above in Section 4.3(a), including in Section 4.3(a) of the Partnership Disclosure Schedule. Except as set forth in this Agreement (including in connection with the Pre-Closing Transactions), the Partnership Organizational Documents or the Partnership Subsidiary Documents, none of the Partnership or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, restricted units, equity appreciation rights, profits interests, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any partnership interests, limited liability company interests, shares of capital stock, voting securities or other equity interests of any Subsidiary of the Partnership. Except (i) as set forth in the Partnership Agreement, as in effect as of the date of this Agreement, (ii) as contemplated by this Agreement (including in connection with the Pre-Closing Transactions), or (iii) in connection with the vesting, settlement or forfeiture of, or Tax withholding with respect to, any equity or equity-based awards granted under Partnership Equity Plans disclosed in Section 4.3(a) and outstanding as of the date of this Agreement, there are no outstanding obligations of the Partnership or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Partnership Interests or other partnership interests, shares of capital stock, voting securities or equity or equity-based interests (or any options, restricted units, equity appreciation rights, profits interests, warrants or other rights to acquire any Partnership Interests or other partnership interests, shares of capital stock, voting securities or equity or equity-based interests) of the Partnership or any of its Subsidiaries.

(c)    Other than ownership of its Subsidiaries, or as described in Section 4.3(c) of the Partnership Disclosure Schedule or the Partnership SEC Documents, the Partnership does not own, beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind. Except as set forth in the Partnership SEC Documents (including, without limitation, the Existing Partnership Credit Facility), the Partnership owns such interests in its Subsidiaries free and clear of all Liens, except those existing or arising pursuant to the applicable governing documents of such entities.

Section 4.4    No Conflicts; Consents.

(a)    The execution and delivery by the Partnership and the Partnership GP of this Agreement do not, and the consummation of the Merger and the other transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Partnership, the Partnership GP or the Partnership’s Subsidiaries under, any provision of (i) assuming the Partnership Unitholder Approval is obtained, the Partnership Organizational Documents or the Partnership Subsidiary Documents, (ii) except with respect to the Existing Partnership Credit Facility, any Contract to which the Partnership or any Subsidiary of the Partnership is a party or by which they or any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.4(b), any Law applicable to the Partnership or the Partnership’s Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected to, individually or in the aggregate, have a Partnership Material Adverse Effect (it being agreed that for purposes of this Section 4.4(a), clause (G) of the definition of the term “Partnership Material Adverse Effect” (solely with respect to Proceedings) shall not be excluded in determining whether a Partnership Material Adverse Effect has occurred or would reasonably be expected to occur).

(b)    No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Governmental Authority is required to be obtained or made by or with respect to the Partnership or any Subsidiary thereof in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) compliance with and filings under the HSR Act, if any, (ii) (A) the filing with the SEC of such registrations, reports or other actions under the Exchange Act and Securities Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, including the filing of the Partnership Information Statement, and (B) any filing in respect of the Merger applicable under state “blue sky” or similar securities Laws, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Partnership is qualified to do business, (iv) such filings as may be required under the rules and regulations of the NYSE and (v) such other items the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Partnership Material Adverse Effect (it being agreed that for purposes of this Section 4.4(b), clause (G) of the definition of the term “Partnership Material Adverse Effect” (solely with respect to Proceedings) shall not be excluded in determining whether a Partnership Material Adverse Effect has occurred or would reasonably be expected to occur).

Section 4.5    SEC Filed Documents; Undisclosed Liabilities.

(a)    Since January 1, 2017, the Partnership has filed or furnished with the SEC all Partnership SEC Filed Documents. At the time filed (or, in the case of registration statements, solely on the dates of effectiveness)

(except to the extent amended by a subsequently filed Partnership SEC Filed Document prior to the date of this Agreement, in which case as of the date of such amendment), each Partnership SEC Filed Document complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), as the case may be, and did not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. None of the Partnership’s Subsidiaries or the Partnership GP is required to file periodic reports with the SEC pursuant to the Exchange Act. As of the date of this Agreement, there are no outstanding or unresolved comments from the SEC staff with respect to the Partnership SEC Filed Documents. To the Knowledge of the Partnership, none of the Partnership SEC Filed Documents are the subject of ongoing SEC review or investigation.

(b)    The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the Partnership included in the Partnership SEC Filed Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied in all material respects on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly present in all material respects the consolidated financial position of the Partnership and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in partners’ equity for the periods covered thereby (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).

(c)    Except as reflected or reserved against in the unaudited consolidated balance sheet of the Partnership, as of December 31, 2018 (the “Balance Sheet Date”), or the notes thereto, included in the Partnership SEC Documents made available to Parent prior to the date of this Agreement, the Partnership and its Subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities or obligations incurred in the ordinary course of business since the Balance Sheet Date, (ii) liabilities or obligations not required to be disclosed in a consolidated balance sheet of the Partnership or in the notes thereto prepared in accordance with GAAP and the rules and regulations of the SEC applicable thereto, (iii) liabilities reflected or reserved against in the unaudited quarterly financial statements (including, the notes thereto) of the Partnership included in the Partnership SEC Documents, (iv) liabilities or obligations incurred in connection with the transactions contemplated hereby and (v) liabilities or obligations that would not reasonably be expected to, individually or in the aggregate, have a Partnership Material Adverse Effect. Set forth in Section 4.3(c) of the Partnership Disclosure Schedule is a true and complete list of all indebtedness for borrowed money in excess of $5,000,000 of the Partnership and each of its Subsidiaries as of December 31, 2018.

(d)    The Partnership has established and maintains disclosure controls and procedures and a system of internal control over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by the Exchange Act. Except as set forth in Section 4.5(d) of the Partnership Disclosure Schedule, from the date of the filing of the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 to the date of this Agreement, the Partnership’s auditors and the GP Board have not been advised of (i) any material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Partnership’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Partnership’s internal control over financial reporting. The principal executive officer and the principal financial officer of the Partnership have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Partnership SEC Filed Documents, and the statements contained in such certifications were complete and correct when made. The management of the Partnership has completed its assessment of the effectiveness of the Partnership’s disclosure controls and procedures in compliance with the requirements of

Section 302 of the Sarbanes-Oxley Act for the year ended December 31, 2017, and such assessment concluded that such disclosure controls and procedures were not effective as of December 31, 2017 as a result of a material weakness in the Partnership’s internal control over financial reporting described in the Partnership SEC Filed Documents. To the Knowledge of the Partnership, such assessment as of December 31, 2018 will conclude that such disclosure controls and procedures remain ineffective as of such date as a result of material weaknesses in the Partnership’s internal control over financial reporting.

(e)    Neither the Partnership nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Partnership and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Partnership in the Partnership’s published financial statements or any Partnership SEC Filed Documents.

Section 4.6    Opinion of Financial Advisor. The GP Conflicts Committee has received the opinion of Evercore Group L.L.C. (the “Partnership Financial Advisor”), dated as of March 16, 2019, to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken in rendering its opinion as set forth therein, the Merger Consideration described in Section 3.1(a) to be received by the Partnership Unaffiliated Unitholders pursuant to this Agreement is fair from a financial point of view to the Partnership Unaffiliated Unitholders (such opinion, the “Partnership Fairness Opinion”). The Partnership shall forward to Parent, solely for informational purposes, a copy of such written opinion promptly following the execution of this Agreement. The Partnership has been authorized by the Partnership Financial Advisor to permit the inclusion of the Partnership Fairness Opinion in the Partnership Information Statement and the Schedule 13E-3.

Section 4.7    Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of the Partnership or the Partnership GP specifically for inclusion or incorporation by reference in (a) the Partnership Information Statement will, on the date it is first mailed to the Limited Partners, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or (b) the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Partnership and the Partnership GP make no representation or warranty with respect to information supplied by or on behalf of Parent or HPIP for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.8    Legal Proceedings. Except (a) as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect or (b) as has not prevented, materially delayed or impaired, and would not reasonably be expected to prevent, materially delay or impair, the ability of the Partnership or the Partnership GP to consummate the Merger or comply with their respective obligations under this Agreement, as of the date hereof, (i) there is no Proceeding pending or, to the Knowledge of the Partnership, threatened against, or, to the Knowledge of the Partnership, any pending or threatened material governmental or regulatory investigation of the Partnership, the Partnership GP or any of the Partnership’s Subsidiaries and (ii) there is no injunction, order, judgment, ruling, decree or writ of any Governmental Authority outstanding or, to the Knowledge of the Partnership, threatened to be imposed, against the Partnership, the Partnership GP or any of the Partnership’s Subsidiaries.

Section 4.9    Brokers and Other Advisors. Except for the Partnership Financial Advisor, the fees and expenses of which will be paid by the Partnership, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the transactions contemplated hereby based on arrangements made by or on behalf of the GP Conflicts Committee, the Partnership or any of the Partnership’s Subsidiaries. The Partnership has heretofore made available to Parent a correct and complete copy of the GP Conflicts Committee’s engagement letter with the Partnership Financial Advisor, which letter describes all fees payable to the Partnership Financial Advisor in connection with the transactions contemplated hereby and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the Partnership Financial Advisor entered into in connection with the transactions contemplated hereby.

Section 4.10    No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, none of the Partnership, the Partnership GP, or any other Person makes or has made any express or implied representation or warranty with respect to the Partnership, the Partnership GP or with respect to any other information provided to Parent or Merger Sub in connection with the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, none of the Partnership, the Partnership GP or any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub (including their respective Representatives) of, or Parent’s or Merger Sub’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to Parent or Merger Sub in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article IV. The Partnership and the Partnership GP acknowledge and agree that, except for the representations and warranties contained in Article V, the Partnership and the Partnership GP have not relied on, and none of Parent, Merger Sub or any of their respective Affiliates or Representatives has made, any representation or warranty, either express or implied, whether written or oral, concerning Parent, Merger Sub or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, the transactions contemplated by this Agreement or otherwise with respect to information provided by or on behalf of Parent, Merger Sub or any of their respective Affiliates or Representatives.

ARTICLE V

Representations and Warranties of Parent and Merger Sub

As an inducement for the Partnership and the Partnership GP to enter into this Agreement, Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Partnership as follows:

Section 5.1    Organization, Standing and Power. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or limited liability company, as applicable, power and authority to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent or Merger Sub to consummate the Merger or comply with their respective obligations under this Agreement. Parent has made available to the Partnership prior to the execution of this Agreement a true and complete copy of the Organizational Documents of Parent (the “Parent Organizational Documents”) and the comparable Organizational Documents of Merger Sub, in each case, as in effect as of the date of this Agreement.

Section 5.2    Operations and Ownership of Merger Sub. Parent beneficially owns all of the issued and outstanding limited liability company interests of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby. Except for obligations and liabilities incurred in connection with its formation and the transactions contemplated hereby, Merger Sub and Parent have not and will not have incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.3    Ownership of Partnership Units.

(a)    As of the date of this Agreement, Parent and its Affiliates, taken together, are the beneficial owners of (i) 15,385,954 Common Units, (ii) 7,940,322 Series A-1 Convertible Preferred Units, (iii) 3,401,875 Series A-2 Convertible Preferred Units, (iv) 9,514,330 Series C Preferred Units, (v) the Notional General Partner Units representing the General Partner Interest, (vi) the Series C Warrant and (vii) the Incentive Distribution Rights.

(b)    The adoption of this Agreement by Parent and its Affiliates, taken together, constitutes an affirmative vote and approval by the Unit Majority and is the only vote or approval of the holders of any Partnership Interests or other equity interests of the Partnership necessary to adopt this Agreement and approve and consummate the transactions contemplated hereby, including the Merger (the “Partnership Unitholder Approval”).

Section 5.4    Authority; Noncontravention.

(a)    Each of Parent and Merger Sub has all requisite corporate, limited liability company or other applicable entity power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action on the part of each of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Partnership and the Partnership GP, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Parent Manager has duly and validly adopted resolutions approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, and Parent, as the holder of all of the equity interests of Merger Sub, has duly and validly adopted resolutions (i) declaring that it is in the best interests of Merger Sub that Merger Sub enter into this Agreement and consummate the Merger and the other transactions contemplated hereby on the terms and subject to the conditions set forth in this Agreement and (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, which resolutions of Parent and Merger Sub, in each case, have not been rescinded, modified or withdrawn in any way.

(b)    The execution, delivery and performance by Parent and Merger Sub of this Agreement do not, and the consummation of the Merger and the other transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to any right (including a right of termination, cancellation or acceleration of any obligation or any right of first refusal, participation or similar right) under, or cause the loss of any benefit under, or give rise to any right of notice, acceleration or termination under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub or any of their respective Subsidiaries under, any provision of (i) the Parent Organizational Documents or the comparable Organizational Documents of any of Parent’s Subsidiaries, including Merger Sub, or (ii) subject to the filings and other matters referred to in Section 5.5, (A) any Contract to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which any of their respective properties or assets are bound or (B) any Law applicable to Parent or Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) above, any such items that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent or Merger Sub to consummate the Merger or comply with their respective obligations under this Agreement.

Section 5.5    Governmental Approvals. No Consent of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent or Merger Sub or any of their respective Subsidiaries in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger, except for (a) any filings required or advisable under any applicable Antitrust Law, (b) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (d) the filing of a Rule 13e-3 transaction statement on Schedule 13E-3 relating to the Partnership Unitholder Approval and the transactions contemplated hereby (as amended or supplemented, the “Schedule 13E-3”), (e) any filings required under the rules and regulations of the NYSE, (f) any consents, approvals, orders, authorizations, registrations, declarations, filings and notices required for Parent or Merger Sub to perform their respective obligations under Section 6.3 and (g) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent or Merger Sub to consummate the Merger or comply with their respective obligations under this Agreement.

Section 5.6    Legal Proceedings. Except as has not prevented, materially delayed or impaired, and would not reasonably be expected to prevent, materially delay or impair, the ability of Parent or Merger Sub to consummate the Merger or comply with their respective obligations under this Agreement, as of the date hereof, (a) there is no Proceeding pending or, to the knowledge of either Parent or Merger Sub, threatened against, or, to the knowledge of either Parent or Merger Sub, any pending or threatened material governmental or regulatory investigation of, any of Parent, Merger Sub or any of their respective Subsidiaries and (b) there is no injunction, order, judgment, ruling, decree or writ of any Governmental Authority outstanding or, to the knowledge of either Parent or Merger Sub, threatened to be imposed, against either of Parent or Merger Sub or any of their respective Subsidiaries.

Section 5.7    Access to Information. Each of Parent and Merger Sub acknowledges that it has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition and prospects of the Partnership and its Subsidiaries and that it and its Representatives have received access to such books, records and facilities, equipment, Contracts and other assets of the Partnership and its Subsidiaries that it and its Representatives have requested for such purposes and that it and its Representatives have had the opportunity to meet with management of the Partnership to discuss the foregoing, and that it and its Representatives have not relied on any representation, warranty or other statement by any Person on behalf of the Partnership or any of its Subsidiaries, other than the representations and warranties expressly set forth in Article IV.

Section 5.8    Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of Parent specifically for inclusion or incorporation by reference in (a) the Partnership Information Statement will, on the date it is first mailed to the Limited Partners, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or (b) the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of the Partnership for inclusion or incorporation by reference in any of the foregoing documents.

Section 5.9    Brokers and Other Advisors. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, the fees and expenses of which will be paid by Parent or an Affiliate thereof, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the transactions contemplated hereby based on arrangements made by or on behalf of Parent, Merger Sub or any of their respective Affiliates.

Section 5.10    Equity Commitment.

(a)    Each of Parent and Merger Sub acknowledges and agrees that it is not a condition to the Closing or to any of its other obligations under this Agreement that Parent obtain Financing. Parent has delivered to the Partnership a true, correct and complete fully executed copy of that certain equity commitment letter, dated as of the date of this Agreement (as amended or replaced, the “Equity Commitment Letter”), providing for the full amount of equity financing for the transactions contemplated hereby (the “Equity Financing”) by the counterparties named therein (the “Equity Financing Sources”), including all exhibits, schedules, annexes and amendment to the Equity Commitment Letter in effect as of the date of this Agreement.

(b)    Assuming (i) the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that by their terms are to be satisfied simultaneously with the Closing Date), and (ii) the Equity Financing is funded in accordance with the Equity Commitment Letter on the Closing Date, at the Effective Time, Parent and Merger Sub will have available to them sources of immediately available funds to consummate the transactions contemplated hereby, to pay the Merger Consideration that is required to be paid at Closing, and to pay all of the fees and expenses of Parent and Merger Sub required to be paid at the Closing.

(c)    As of the date of this Agreement, the Equity Commitment Letter is in full force and effect and has not been withdrawn, rescinded or terminated or otherwise amended, supplemented or modified in any respect (including by any reduction of the commitments of the Equity Financing Sources thereunder). The Equity Commitment Letter, in the form delivered to the Partnership prior to the execution of this Agreement, is a valid and binding obligation of Parent and enforceable against Parent in accordance with its terms (assuming the due authorization, execution and delivery by the other parties thereto). As of the date of this Agreement, there are no conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing immediately prior to the Closing, other than as expressly set forth in the Equity Commitment Letter. There are no other agreements, side letters or arrangements that would permit the parties to the Equity Commitment Letter to reduce the amount of the Equity Financing, impose additional conditions precedent or that would otherwise materially affect the availability of the Equity Financing on the Closing Date.

Section 5.11    No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, the Partnership acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes or has made any other express or implied representation or warranty with respect to, Parent or Merger Sub or with respect to any other information provided to the Partnership, the Partnership GP, the GP Board, the GP Conflicts Committee or their respective Representatives. Without limiting the generality of the foregoing, except to the extent required otherwise by applicable Law, neither Parent nor any other Person will have or be subject to any liability or other obligation to the Partnership or the Partnership GP or any other Person resulting from the distribution to the Partnership, the Partnership GP, the GP Board or the GP Conflicts Committee (including their respective Representatives) of, or the Partnership’s or the Partnership GP’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to the Partnership, the Partnership GP, the GP Board, the GP Conflicts Committee or their respective Representatives in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article V. Parent and Merger Sub acknowledge and agree that, except for the representations and warranties contained in Article IV, Parent and Merger Sub have not relied on and none of the Partnership, the Partnership GP or any of their respective Affiliates or Representatives has made any representation or warranty, either express or implied, whether written or oral, concerning the Partnership, the Partnership GP or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, the transactions contemplated by this Agreement or otherwise with respect to information provided by or on behalf of the Partnership, the Partnership GP or any of their respective Affiliates or Representatives.

ARTICLE VI

Additional Covenants and Agreements

Section 6.1    Preparation of the Partnership Information Statement and Schedule 13E-3.

(a)    As promptly as practicable following the date of this Agreement, the Partnership, the Partnership GP, Parent and Merger Sub shall jointly prepare and file with the SEC the Schedule 13E-3 and any amendments thereto as required by Rule 13e-3 under the Exchange Act, and the Partnership and Parent shall prepare and the Partnership shall file with the SEC the Partnership Information Statement. Each of the Partnership and Parent shall use its commercially reasonable efforts to cause the Partnership Information Statement to be mailed to the Limited Partners as promptly as practicable after the date of this Agreement. Each of Parent, Merger Sub, the Partnership and the Partnership GP shall cooperate and consult with each other in connection with the preparation and filing of the Partnership Information Statement and the Schedule 13E-3, as applicable, including promptly furnishing to each other in writing upon request any and all information relating to a Party or its Affiliates as may be required to be set forth in the Partnership Information Statement or the Schedule 13E-3, as applicable, under applicable Law. If at any time prior to the Effective Time any information relating to the Partnership or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Partnership or Parent that should be set forth in an amendment or supplement to the Partnership Information Statement or the Schedule 13E-3, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Limited Partners. The Parties shall notify each other promptly of the receipt of any comments, written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Partnership Information Statement, the Schedule 13E-3 or for additional information and each Party shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Partnership Information Statement, the Schedule 13E-3 or the transactions contemplated hereby. The Partnership, with Parent’s and Merger Sub’s cooperation, shall use commercially reasonable efforts to respond as promptly as reasonably practicable to and use commercially reasonable efforts to resolve all comments received from the SEC or the staff of the SEC concerning the Partnership Information Statement as promptly as reasonably practicable and shall respond (with the cooperation of, and after consultation with, each other as provided by this Section 6.1) as promptly as reasonably practicable to and use commercially reasonable efforts to resolve all comments received from the SEC or the staff of the SEC concerning the Schedule 13E-3 as promptly as reasonably practicable. No filing of, or amendment or supplement to, including by incorporation by reference, or correspondence with the SEC with respect to the Partnership Information Statement or the Schedule 13E-3 will be made by the Partnership or Parent and Merger Sub, as applicable, without providing the Partnership or Parent and Merger Sub, as applicable, a reasonable opportunity to review and comment thereon, which comments the Partnership or Parent and Merger Sub, as applicable, shall consider and implement in good faith.

(b)    Subject to Section 6.3 and unless the GP Conflicts Committee has made a Partnership Adverse Recommendation Change, the Partnership shall, through the GP Board, recommend to the Limited Partners approval of this Agreement and the Merger (collectively, the “Partnership Board Recommendation”). The Partnership Information Statement shall include a copy of the Partnership Fairness Opinion and, subject to Section 6.3, the Partnership Board Recommendation.

Section 6.2    Conduct of Business. Except (i) as provided in this Agreement (including, for the avoidance of doubt, the consummation of the Pre-Closing Transactions), (ii) as required by applicable Law, (iii) as provided in any Material Contract in effect as of the date of this Agreement (including the Partnership Agreement) or (iv) as requested or consented to in writing by Parent or any of its Affiliates (which consent shall not be unreasonably withheld, delayed or conditioned (it being understood that this parenthetical will have no effect on any rights of

Parent or its Affiliates have to consent to any of the actions in this Section 6.2 in any other Contract or agreement) and for purposes of applying this subclause (iv), any action validly approved by the GP Board shall be deemed consented to by Parent), during the period from the date of this Agreement until the Effective Time, each of the Partnership GP and the Partnership shall not, and shall cause each of the Partnership’s Subsidiaries not to, and HPIP and its Affiliates shall cause their respective Subsidiaries to not cause the Partnership or the Partnership GP to:

(a)     (i) (A) conduct its business and the business of its Subsidiaries other than in the ordinary course, or (B) fail to use commercially reasonable efforts to preserve intact its business organization, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, except in either case of clause (A) or (B) that could not reasonably be expected to have a Partnership Material Adverse Effect or (ii) take any action that could reasonably be expected to have a Partnership Material Adverse Effect, or materially delay any approvals required for, or the consummation of, the transactions contemplated hereby;

(b)    other than (x) annual compensatory equity awards granted to non-employee directors of the GP Board in the ordinary course and (y) any rights to purchase or receive Common Units, Partnership Phantom Units or other rights pursuant to the existing terms of awards previously granted under the Partnership Equity Plans that are outstanding as of the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity securities or any additional Rights or (ii) enter into any agreement with respect to the foregoing;

(c)    (i) split, combine or reclassify any of its equity interests or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, (ii) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any partnership or other equity interests or Rights, except as required by the terms of its securities outstanding on the date hereof by the Partnership Equity Plans or (iii) enter into any Contract with respect to the voting of its Partnership Interests;

(d)    unless consideration does not exceed $10 million (whether in a single transaction or series of related transactions), (i) sell, lease or dispose of any portion of its assets, business or properties other than in the ordinary course of business (including distributions permitted under Section 6.2(f)) or (ii) acquire, by merger or otherwise, or lease any assets or all or any portion of the business or property of any other entity other than in the ordinary course of business consistent with past practice;

(e)    convert from a limited partnership or limited liability company (as applicable), as the case may be, to any other business entity;

(f)    make or declare dividends or distributions to Unitholders or holders of any other equity interests in the Partnership, in each case other than as provided pursuant to Section 6.18;

(g)    amend the Partnership Agreement or the Partnership GP LLC Agreement, as in effect on the date of this Agreement;

(h)    enter into any Material Contract, except as would not have a Partnership Material Adverse Effect and as would not be materially adverse to Parent, Merger Sub and their respective Subsidiaries, taken as a whole;

(i)    enter into, adopt, or agree to any collective bargaining agreement or other Contract with any labor organization;

(j)    hire, engage or otherwise enter into any employment, independent contractor or similar consulting Contract, agreement or arrangement with any individual in which the base compensation for such individual would reasonably be expected to exceed $150,000 on an annualized basis;

(k)    implement any employee layoffs or plant closings that could implicate the WARN Act;

(l)    modify, amend, terminate or assign, or waive or assign any rights under, any Material Contract in a manner that is materially adverse to Parent, Merger Sub and their respective Subsidiaries, taken as a whole, or which would have a Partnership Material Adverse Effect;

(m)    waive, release, assign, settle or compromise any Proceeding, including any state or federal regulatory Proceeding, seeking damages or injunction or other equitable relief, that (i) is material to the Partnership and its Subsidiaries, taken as a whole, or (ii) is a claim, action or Proceeding relating to the transactions contemplated hereby;

(n)    implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any applicable regulatory authorities;

(o)    (i) change in any material respect any of its express or deemed elections relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election, (ii) settle or compromise any material Proceeding relating to Taxes or (iii) change in any material respect any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of its federal income Tax Return for the most recent taxable year for which a return has been filed, except as may be required by applicable Law;

(p)    other than in the ordinary course of business consistent with past practice, (i) incur, assume, guarantee or otherwise become liable for any indebtedness (directly, contingently or otherwise), other than any borrowings or draws or letters of credit under the Existing Partnership Credit Facility in the ordinary course of business consistent with past practice, (ii) create any Lien on its property or the property of its Subsidiaries to secure indebtedness or (iii) enter into any Contract having the economic effect of any of the foregoing;

(q)    authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

(r)    knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at the Closing Date, (ii) any of the conditions to the Closing set forth in Article VII not being satisfied, (iii) any material delay or prevention of the consummation of the Merger or (iv) a material violation of any provision of this Agreement; or

(s)    agree or commit to do anything prohibited by clauses (a) through (q) of this Section 6.2.

Section 6.3    No Solicitation; Partnership Adverse Recommendation Change.

(a)    The Partnership and the Partnership GP shall, and each shall exercise their reasonable best efforts to cause its and the Partnership’s Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to an Acquisition Proposal, require the return or destruction of all confidential information previously provided to such parties by or on behalf of the Partnership or its Subsidiaries and immediately prohibit any access by any Person (other than Parent and its Representatives) to any physical or electronic data room relating to a possible Acquisition Proposal. Neither the Partnership nor the Partnership GP shall, and the Partnership shall exercise its reasonable best efforts to cause its Subsidiaries and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing confidential information) or take any other action intended to lead to any inquiries or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, any Acquisition Proposal, (iii) enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or similar agreement relating to an Acquisition Proposal, or (iv) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Partnership Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any Acquisition Proposal, or fail to recommend against acceptance of any tender offer or exchange offer for Common Units within ten (10) Business Days after commencement of such offer, or resolve or agree to take any of the foregoing actions. Without limiting the foregoing, it is understood and agreed that (a) any violation of the foregoing restrictions by the Partnership’s Subsidiaries or Representatives acting by or on behalf of the Partnership (other than any violation caused by or at the written direction of Parent, HPIP, Merger Sub or their respective Affiliates) will be deemed to be a breach of this Section 6.3 by the Partnership and (b) no act or failure to act by any of Parent, HPIP, Merger Sub or any of their respective Affiliates or Representatives shall be a violation or breach of this Section 6.3 by the Partnership or the Partnership GP. Notwithstanding the foregoing, but subject to the limitations in Section 6.3(c) and Section 6.3(d), at any time prior to obtaining the Partnership Unitholder Approval, nothing contained in this Agreement shall prohibit the Partnership, the Partnership GP or any of their Representatives from furnishing or making available any information or data pertaining to the Partnership, or entering into or participating in discussions or negotiations with, any Person that makes an unsolicited written Acquisition Proposal that did not result from a breach of this Section 6.3 (a “Receiving Party”), if, and only to the extent that, (A) the GP Conflicts Committee after consultation with its outside legal counsel and financial advisor, determines in its good faith judgment that failure to take such action would constitute a breach of, or be otherwise inconsistent with, the GP Conflicts Committee’s duties under the Partnership Agreement or applicable Law and (B) prior to furnishing or making available any such non-public information to such Receiving Party, the Partnership receives from such Receiving Party an executed Confidentiality Agreement (and Parent, HPIP and Merger Sub agree to, and shall cause their respective Affiliates to, comply with the confidentiality obligations of the Partnership therein, if any).

(b)    Except as expressly permitted by this Section 6.3, the Partnership and the Partnership GP shall not, and shall cause the Partnership’s Subsidiaries and their respective Representatives not to, directly or indirectly (i) take any action set forth in clause (iv) of Section 6.3(a) of this Agreement or (ii) fail to include the Partnership Board Recommendation in the Partnership Information Statement (the taking of any action described in clauses (i) or (ii) being referred to as a “Partnership Adverse Recommendation Change”). Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Partnership’s Subsidiaries, or the Partnership’s or the Partnership GP’s Representatives other than any violation caused by or at the written direction of Parent, HPIP, Merger Sub or their respective Affiliates shall be deemed to be a breach of this Section 6.3 by the Partnership and the Partnership GP.

(c)    Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Partnership Unitholder Approval, and subject to compliance in all material respects with this Section 6.3(c), the GP Conflicts Committee may make a Partnership Adverse Recommendation Change if the GP Conflicts Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to effect such Partnership Adverse Recommendation Change would constitute a breach of, or be otherwise inconsistent with, the GP Conflicts Committee’s duties under the Partnership Agreement or applicable Law; provided, however, that the GP Conflicts Committee may not effect a Partnership Adverse Recommendation Change pursuant to the foregoing unless:

(i)    the GP Conflicts Committee has provided prior written notice to Parent specifying in reasonable detail the reasons for such action at least three (3) days in advance of its intention to make a Partnership Adverse Recommendation Change, unless at the time such notice is otherwise required to be given there are fewer than three (3) days prior to the expected date of the Partnership Unitholder Approval, in which case such notice shall be provided as far in advance as practicable (the period inclusive of all such days, the “Partnership Notice Period”); and

(ii)    during the Partnership Notice Period, the GP Conflicts Committee has negotiated, and has used its reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with Parent in good faith (to the extent Parent desires to negotiate in its sole discretion) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Partnership Adverse Recommendation Change would not constitute a breach of, or be otherwise inconsistent with, the GP Conflicts Committee’s duties under the Partnership Agreement or applicable Law; provided, however, that the GP Conflicts Committee shall take into account all changes to the terms of this Agreement proposed by Parent in determining whether to make a Partnership Adverse Recommendation Change.

(d)    In addition to the other obligations of the Partnership set forth in this Section 6.3, the Partnership shall promptly advise Parent and the GP Board, orally and in writing, and in no event later than forty-eight (48) hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Partnership in respect of any Acquisition Proposal, and shall, in any such notice to Parent and the GP Board, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent and the GP Board promptly informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Partnership shall promptly provide Parent and the GP Board with copies of any additional written materials received by the Partnership or that the Partnership has delivered to any third party making an Acquisition Proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations. HPIP or any of its Affiliates shall promptly inform the GP Board and the GP Conflicts Committee in writing, and in no event later than forty-eight (48) hours after receipt, if any proposal or offer is received by HPIP or any of its Affiliates in respect of an Acquisition Proposal and shall in such notice indicate the terms and conditions of such Acquisition Proposal.

Section 6.4    Consummation of the Merger; Financing.

(a)    Subject to the terms and conditions of this Agreement, Parent, HPIP and Merger Sub, on the one hand, and each of the Partnership and the Partnership GP, on the other hand, shall cooperate with the other and use and shall cause their respective Subsidiaries to use their commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including (A) preparing and filing as promptly as practicable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including making any required filings under the HSR Act within ten (10) Business Days after the date of this Agreement and (B) obtaining the Existing Partnership Credit Facility Modifications within twenty (20) Business Days after the date of this Agreement, but excluding any actions relating to obtaining the Financing, which such actions shall only be subject to Section 6.4(c), Section 6.4(d) and Section 6.4(e) below), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority necessary to consummate the transactions contemplated hereby (the “Required Regulatory Approvals”) and (iii) defend any Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby; provided, that nothing in this Agreement will require any of Parent, Merger Sub, the Partnership, the Partnership GP or any of their respective Affiliates to offer, accept, agree to or commit to agree to a Divestiture Condition with respect to any of their businesses or assets owned as of the date hereof in order to obtain any approval or consent under applicable Antitrust Laws. Notwithstanding anything to the contrary herein, in no event shall the Partnership, the Partnership GP, Parent, HPIP or any of their respective Affiliates be obligated to incur any non-de minimis costs to lenders under the Existing Partnership Credit Facility in connection with obtaining the Existing Partnership Credit Facility Modifications.

(b)    Each of the Parties shall use (and shall cause its respective Subsidiaries to use) its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby, including by providing the other Parties a reasonable opportunity to review and comment thereon, and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated hereby, including any proceeding initiated by a private Person, (ii) promptly inform the other Parties of (and supply to the other Parties) any communication received by such Party from, or given by such Party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated hereby, (iii) permit the other Parties to review in advance and incorporate the other Parties’ reasonable comments in any communication to be given by it to any Governmental Authority with respect to obtaining any clearances required under any Antitrust Law in connection with the transactions contemplated hereby and (iv) consult with the other Parties in advance of any meeting or teleconference with any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and, to the extent not prohibited by the Governmental Authority or other Person, give the other Parties the opportunity to attend and participate in such meetings and teleconferences.

(c)    Each of the Partnership and the Partnership GP acknowledges and agrees that certain Affiliates of HPIP control the GP Board, and the Partnership and the Partnership GP shall not (and shall cause the Partnership’s Subsidiaries not to), prior to the Closing Date, willfully fail to follow all reasonable requests of the GP Board to provide Parent, in all cases at Parent’s sole expense (and in the case of reimbursement by Parent, limited to actual out-of-pocket costs relating thereto), all customary cooperation reasonably requested by Parent in connection with any debt, debt-like, preferred equity or other equity-like financing in connection with the transactions contemplated by this Agreement (the “Alternative Financing”), including following all reasonable requests of the GP Board to (i) participate in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, in each case on reasonable advance notice, (ii) cooperate with the marketing efforts of Parent and the Alternative Financing Sources, including reasonably assisting with the preparation of Offering Documents, (iii) furnish Parent and the Alternative Financing Sources with all available pertinent information and disclosures (including, without limitation, (A) any financial statements required to be delivered in order to satisfy the conditions of any commitment letter or similar letter agreement entered into in connection with the Alternative Financing (an “Alternative Commitment Letter”), (B) such other financial, business and other pertinent information regarding the Partnership, the Partnership GP and the Partnership’s Subsidiaries as Parent shall reasonably request from the Partnership or the Partnership GP to the extent necessary to allow Parent to prepare pro forma financial statements of Parent or the Partnership that are necessary to satisfy any conditions set forth in any Alternative Commitment Letter and (C) customary authorization letters (including customary representations with respect to accuracy of information) for inclusion in any information materials that authorize the distribution of information provided under clauses (A) and (B) above to prospective lenders) relating to the Partnership (including its operations, financial projections and prospects) as may be reasonably requested by Parent and customary to assist in preparation of the Offering Documents, (iv) designate members of senior management of the Partnership or the Partnership GP to execute customary authorization letters with respect to Offering Documents, (v) assist Parent in obtaining any corporate credit and family ratings from any ratings agencies contemplated by the Alternative Financing, (vi) assist in and facilitate the preparation of, and execute and deliver, definitive financing documents, including guarantee and collateral documents and taking reasonable actions necessary to permit the Alternative Financing Sources to evaluate the Partnership’s assets for the purposes of establishing collateral arrangements and customary closing certificates as may be required by the Alternative Financing (including a certificate of an appropriate officer of the Partnership or the Partnership GP with respect to solvency of the Partnership on a consolidated basis) and other customary documents as may be reasonably requested by Parent, (vii) if applicable, request from the Partnership’s existing lenders and facilitate the preparation of such customary documents in connection with amendments and/or refinancings as requested by Parent in connection with the Alternative Financing and collateral arrangements, including, if applicable, customary payoff letters, lien releases, instruments of termination or discharge in order to release all Liens over the properties and assets of the Partnership securing obligations under the indebtedness of the Partnership and (viii) furnish Parent and the Alternative Financing Sources at least five (5) Business Days prior to the Closing Date with all documentation and other information required by Governmental Authorities with respect to the Alternative Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, and the beneficial ownership rules and regulations of the Financial Crimes Enforcement Network of the U.S. Department of the Treasury; provided, however, that (x) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Partnership, Partnership GP or any of the Partnership’s Subsidiaries, encumber any of the assets of the Partnership, Partnership GP or any of the Partnership’s Subsidiaries prior to Closing, or require the Partnership, Partnership GP or any of the Partnership’s Subsidiaries to pay any commitment or other fee or make any other payment in connection with the Financing prior to the Closing Date, (y) no obligation of the Partnership, Partnership GP or any of the Partnership’s Subsidiaries under any agreement, certificate, document or instrument executed pursuant to the foregoing shall be effective until the Closing; and (z) none of the boards of directors (or equivalent bodies) of the Partnership GP, the Partnership or any of the Partnership’s Subsidiaries shall be required to enter into any resolutions or take similar action approving the Alternative Financing prior to the Effective Time.

(d)    Parent shall take, and shall cause its Affiliates to take, all actions necessary, proper or advisable to consummate and obtain the proceeds of the Equity Financing on the Closing Date on the terms and conditions described in the Equity Commitment Letter, including to (i) satisfy (or, if deemed advisable by Parent, obtain the waiver of) on a timely basis, all conditions applicable to Parent and its Affiliates in the Equity Commitment Letter and comply with its obligations thereunder, (ii) maintain in effect the Equity Commitment Letter in accordance with its terms, (iii) cause the Equity Financing to be consummated upon satisfaction of the conditions contained in the Equity Commitment Letter, (iv) cause the Equity Financing to be consummated at or prior to the Closing Date, and (v) enforce its rights under the Equity Commitment Letter in the event of any breach or purported breach thereof. Parent shall not, and shall cause its Affiliates to not, take, directly or indirectly, any action that could reasonably be expected to result in a default under or failure of any of the conditions contained in the Equity Commitment Letter related to the Equity Financing, other than actions expressly permitted by this Agreement.

(e)    Parent shall not, without the prior written consent of the Partnership, permit any amendment or modification to, any transfer or assignment of any rights or obligation under, or any waiver of any material provision or remedy under, the Equity Commitment Letter if such amendment, modification, transfer, assignment, waiver or remedy (i) would materially delay the occurrence of the Closing, (ii) reduces the aggregate amount of the Equity Financing (except as contemplated by the Equity Commitment Letter) below the amount required, together with any Alternative Financing obtained by Parent prior to Closing, to consummate the transactions contemplated by this Agreement or (iii) adds new conditions or contingencies or amends the existing conditions or contingencies to the drawdown of the Equity Financing, unless Parent has available cash (including cash from any Alternative Financing) sufficient to consummate the Closing on or prior to the Outside Date.

(f)    Except in connection with the Pre-Closing Transactions or in connection with the issuance of Series A PIK Preferred Units or Series C PIK Preferred Units issued in the ordinary course of business, until the Effective Time or the earlier termination of this Agreement, HPIP, Parent and their respective Affiliates will not, and will not recommend or direct any of their respective Subsidiaries to, acquire record or beneficial ownership of any additional Units.

Section 6.5    Public Announcements. The initial press release or releases with respect to the execution of this Agreement shall be reasonably agreed upon by Parent and the Partnership. Thereafter, neither the Partnership nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or by any applicable listing agreement with the NYSE or other national securities exchange as determined in the good faith judgment of the Party proposing to make such release (in which case such Party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other Party); provided, however, that the Partnership shall not be required by this Section 6.5 to consult with any other Party with respect to a public announcement in connection with a Partnership Adverse Recommendation Change but nothing in this proviso shall limit the obligations of the Partnership, the Partnership GP, the GP Board or the GP Conflicts Committee under Section 6.3; provided, further, that each Party and their respective controlled Affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Parent, the Partnership or the Partnership GP in compliance with this Section 6.5.

Section 6.6    Access to Information. Upon reasonable advance notice and subject to applicable Laws relating to the exchange of information, each Party shall, and shall cause each of its Subsidiaries to afford to the other Party and its Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives.

Section 6.7    Indemnification and Insurance.

(a)    From and after the Effective Time, Parent and the Surviving Entity jointly and severally agree to (i) indemnify, defend and hold harmless against any cost or expenses (including attorneys’ fees), judgments, settlements, fines and other sanctions, losses, claims, damages or liabilities and amounts paid in settlement in connection with any actual or threatened Proceeding, and provide advancement of expenses with respect to each of the foregoing to, all Indemnified Persons to the fullest extent permitted under applicable Law and (ii) honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the Organizational Documents of the Partnership and the Partnership GP and any applicable Subsidiary of the Partnership immediately prior to the Effective Time and ensure that the Organizational Documents of the Partnership and the Partnership GP or any of their respective successors or assigns, if applicable, shall, for a period of six (6) years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Partnership, the Partnership GP and the Partnership’s Subsidiaries than are presently set forth in such Organizational Documents. Any right of an Indemnified Person pursuant to this Section 6.7(a) shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein, and shall be enforceable by such Indemnified Person and their respective heirs and Representatives against the Surviving Entity and the Partnership GP and their respective successors and assigns.

(b)    The Partnership shall, prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred at or prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such, which policy shall provide coverage for six (6) years.

(c)    The rights of any Indemnified Person under this Section 6.7 shall be in addition to any other rights such Indemnified Person may have under the Organizational Documents of the Partnership or the Partnership GP, any indemnification agreements, the DLLCA or the DRULPA. The provisions of this Section 6.7 shall survive the consummation of the transactions contemplated hereby for a period of six (6) years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and Representatives; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 6.7 are asserted or made within such six (6) year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. If the Surviving Entity and/or the Partnership GP, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent or the Partnership GP shall assume the obligations of Parent and the Partnership GP set forth in this Section 6.7.

Section 6.8    Fees and Expenses. Except as otherwise provided in Section 8.2 and Section 8.3, all fees and expenses incurred in connection with the transactions contemplated hereby including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective Party incurring such fees and expenses, except Parent and the Partnership shall each bear and pay one half of any filing fee under the HSR Act and any other applicable Antitrust Law.

Section 6.9    Section 16 Matters. Prior to the Effective Time, the Partnership and the Partnership GP shall, with Parent’s and Merger Sub’s cooperation, take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Units (including derivative securities with respect to Units) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.10    Termination of Trading and Deregistration. The Partnership will cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions and all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable (a) the delisting of the Common Units from the NYSE and the termination of trading of the Common Units on the Closing Date and prior to the Effective Time and (b) the deregistration of the Common Units under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.

Section 6.11    GP Conflicts Committee. Prior to the earlier of the Effective Time and the termination of this Agreement, HPIP shall not, and it shall not permit any of its Affiliates or Subsidiaries to, take any action intended to cause the Partnership GP to, without the consent of a majority of the then-existing members of the GP Conflicts Committee, eliminate the GP Conflicts Committee, add members to the GP Conflicts Committee, revoke or diminish the authority of the GP Conflicts Committee or remove or cause the removal of any director of the Partnership GP that is a member of the GP Conflicts Committee either as a director or as a member of such committee. For the avoidance of doubt, this Section 6.11 shall not apply to the filling, in accordance with the provisions of the Partnership GP LLC Agreement, of any vacancies caused by the resignation, death or incapacity of any such director.

Section 6.12    Performance by the Partnership GP. HPIP shall, through its Subsidiaries and Affiliates, cause the Partnership GP to cause the Partnership and its Subsidiaries to comply with the provisions of this Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by the Partnership, the Partnership GP and the Partnership’s Subsidiaries shall not be deemed to be breaches or violations or failures to perform by the Partnership, the Partnership GP or any of the Partnership’s Subsidiaries of any of the provisions of this Agreement if such action or inaction was or was not taken, as applicable, at the written direction or with the written consent of HPIP, Parent or any of their respective Affiliates or Representatives.

Section 6.13    Tax Matters. For U.S. federal income Tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the U.S. federal income tax treatment), the Parties intend that the Merger shall be treated (i) with respect to each holder of Common Units (other than Parent), as a sale by such holder of a Partnership Interest and (ii) with respect to Parent, as an acquisition of assets deemed to have been distributed to each holder of Common Units (other than Parent) in liquidation of such holder’s Partnership Interest, in each case, in accordance with Rev. Rul. 99-6, 1991-1 CB 432, Situation 1. The Parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any Proceeding with respect to Taxes, except as otherwise required by applicable Law or a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Authority.

Section 6.14    Takeover Statutes. The Partnership, the Partnership GP and Parent shall each use reasonable best efforts to (a) take all action necessary to ensure that no Takeover Statute is or becomes applicable to any of the transactions contemplated hereby and (b) if any Takeover Statute becomes applicable to any of the transactions contemplated hereby, take all action necessary to ensure that such transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise minimize the effect of such Takeover Statute or Law on the transaction.

Section 6.15    No Rights Triggered. The Partnership and the Partnership GP shall take all steps necessary to ensure that the entering into of this Agreement, the Merger and the other transactions contemplated hereby or related thereto and any other action or combination of actions do not and will not result in the grant of any Rights to any Person under the Partnership Agreement or under any material agreement to which the Partnership or any of its Subsidiaries is a party.

Section 6.16    Notification of Certain Matters. Each of the Partnership, the Partnership GP, HPIP and Parent shall give prompt notice to the other of (a) any fact, event or circumstance known to it that (i) could reasonably be expected to, individually or taken together with all other facts, events and circumstances known to it, result in any Partnership Material Adverse Effect or prevent, materially delay or impair the ability of such Party to consummate the Merger or comply with its respective obligations under this Agreement or (ii) could cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, (b) (i) any change in the Partnership’s financial condition or business that results in, or could reasonably be expected to result in, a Partnership Material Adverse Effect or (ii) any Proceedings, to the extent such Proceedings relate to this Agreement or the Merger or result in a Partnership Material Adverse Effect, or (c) any notice or other communication received from any Governmental Authority or other Person related to this Agreement or the transactions contemplated hereby alleging that the consent of such Person is or may be required in connection with this Agreement or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to cause any of the conditions to the Closing set forth in Article VII not to be satisfied or to cause the satisfaction thereof to be materially delayed.

Section 6.17    Transaction Litigation. The Partnership shall give HPIP and Parent prompt notice and the opportunity to lead the joint defense or settlement of any security holder litigation against the Partnership, the Partnership GP or their respective directors relating to the Merger and the other transactions contemplated hereby, and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.18    Distributions. Until the Effective Time or the earlier termination of this Agreement, the Partnership GP shall, upon resolution of the GP Board in accordance with the relevant provisions of the Partnership Agreement, and subject to compliance with applicable law and the Existing Partnership Credit Facility, declare, and cause the Partnership to pay, quarterly cash distributions of Available Cash to Unitholders at a quarterly per unit distribution rate as determined by the GP Board.

ARTICLE VII

Conditions Precedent

Section 7.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)    Regulatory Approvals. (i) The waiting period applicable to the consummation of the Merger, if any, under the HSR Act (or any extension thereof) shall have expired or early termination thereof shall have been granted and (ii) the Required Regulatory Approvals shall have been obtained and shall be in full force and effect.

(b)    No Injunctions or Restraints. (i) No Law, injunction, judgment or ruling (collectively, “Restraints”) enacted, promulgated, pending, issued, entered, amended or enforced by or before any Governmental Authority shall be in effect to, and (ii) no Governmental Authority shall be seeking any Restraint to, in each case, enjoin, restrain, prevent or prohibit the consummation of the transactions contemplated hereby or make the consummation of the transactions contemplated hereby illegal.

Section 7.2    Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of the Partnership and the Partnership GP contained in Sections 4.1, 4.2, 4.3 and 4.4 are true and correct, except for any de minimis inaccuracies, and (ii) the other representations and warranties of the Partnership and the Partnership GP contained in Article IV of this Agreement are true and correct, in each of clauses (i) and (ii), as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Partnership Material Adverse Effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b)    Performance of Obligations of the Partnership and the Partnership GP. The Partnership and the Partnership GP shall have performed or complied with in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)    No Partnership Material Adverse Effect. There has not been a Partnership Material Adverse Effect.

(d)    Certificate. Parent and Merger Sub shall have received a certificate of an authorized executive officer of the Partnership GP, dated as of the Closing Date, certifying that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been fulfilled.

(e)    Existing Partnership Credit Facility Modifications. The Partnership shall have received copies of the Existing Partnership Credit Facility Modifications, duly executed by the required lenders in accordance with the Existing Partnership Credit Facility.

(f)    Audited Financial Statements. By April 30, 2019, the Partnership shall have delivered to the lenders under the Existing Partnership Credit Facility the audited financial statements required under Section 6.01(a) of the Existing Partnership Credit Facility.

Section 7.3    Conditions to Obligation of the Partnership to Effect the Merger. The obligation of the Partnership to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in Sections 5.1 and 5.4 are true and correct, except for any de minimis inaccuracies, and (ii) the other representations and warranties of Parent and Merger Sub contained in Article V of this Agreement are true and correct, in each of clauses (i) and (ii), as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

(b)    Performance of Obligations of Parent, HPIP and Merger Sub. Each of Parent, HPIP and Merger Sub shall have performed or complied with in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date. The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(c)    Certificate. The Partnership shall have received a certificate of an authorized executive officer of Parent, dated as of the Closing Date, certifying that the conditions specified in Section 7.3(a) and Section 7.3(b) have been fulfilled.

Section 7.4    Frustration of Closing Conditions.

(a)    Neither the Partnership nor the Partnership GP may rely on the failure of any condition set forth in Section 7.1 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of either such Party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing.

(b)    Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 7.1 or Section 7.2, as the case may be, to be satisfied if such failure was due to the failure of either such Party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing.

ARTICLE VIII

Termination

Section 8.1    Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time:

(a)    by the mutual written consent of the Partnership and Parent duly authorized by the GP Conflicts Committee and the Parent Manager, respectively.

(b)    by either of the Partnership (acting in accordance with the last sentence of Section 9.2) or Parent if the Closing shall not have been consummated on or before July 31, 2019 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to (i) the Partnership or Parent, as applicable, if the failure to satisfy such condition was due to the failure of, (x) in the case of the Partnership, the Partnership or the Partnership GP, and (y) in the case of Parent, Parent, HPIP or Merger Sub, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing or (ii) the Partnership or Parent, as applicable, if, (x) in the case of Parent, the Partnership or the Partnership GP, and (y) in the case of the Partnership, HPIP, Parent or Merger Sub, has filed (and is then pursuing) an action seeking specific performance as permitted by Section 9.8).

(c)    by Parent:

(i)    if a Partnership Adverse Recommendation Change shall have occurred;

(ii)    if the Partnership or the Partnership GP shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Partnership or the Partnership GP set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (B) is incapable of being cured, or is not cured, by the Partnership or the Partnership GP within the earlier of (x) thirty (30) days following receipt of written notice from Parent of such breach or failure or (y) the Outside Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(ii) if HPIP, Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(iii)    if at any time prior to Closing there is a Restraint (A) in effect having the effect set forth in Section 7.1(b) or (B) being sought by a Governmental Authority to have the effect set forth in Section 7.1(b); provided, however, that the right to terminate this Agreement under this Section 8.1(c)(iii) shall not be available to Parent if such Restraint was due to the failure of Parent or Merger Sub to perform in all material respects any of their respective obligations under this Agreement.

(d)    by the Partnership (acting in accordance with the last sentence of Section 9.2):

(i)    if HPIP, Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any such representations or warranties of Parent or Merger Sub set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (B) is incapable of being cured, or is not cured, by HPIP, Parent or Merger Sub within the earlier of (x) thirty (30) days following receipt of written notice from the Partnership of such breach or failure or (y) the Outside Date; provided, however, that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Partnership or the Partnership GP is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(ii)    if at any time prior to Closing there is a Restraint (A) in effect having the effect set forth in Section 7.1(b) or (B) being sought by a Governmental Authority to have the effect set forth in Section 7.1(b); provided, however, that the right to terminate this Agreement under this Section 8.1(d)(ii) shall not be available to the Partnership if such Restraint was due to the failure of the Partnership or the Partnership GP to perform in all material respects any of their respective obligations under this Agreement.

(e)    by the Partnership, if (A) all of the closing conditions set forth in Section 7.1 and Section 7.2 were and continue to be satisfied (other than such conditions that by their nature are to be satisfied by the delivery of documents or the taking of any other action at the Closing, but subject to the satisfaction (or waiver) of such conditions at the Closing) and the Closing has not occurred by the time required under Section 2.2, (B) the Partnership GP has confirmed by irrevocable written notice delivered to Parent that (x) all conditions set forth in Section 7.3 have been and remain satisfied (other than such conditions as, by their nature, are to be satisfied by the delivery of documents or the taking of any other action at the Closing, but subject to the satisfaction (or waiver) of such conditions at the Closing) or that the Partnership has irrevocably waived any unsatisfied conditions in Section 7.3 and (y) each of the Partnership and the Partnership GP stands ready, willing and able to consummate the transactions contemplated hereby (including the Closing) on the date of such notice and at all times during the five (5) Business Day period immediately thereafter (such notice, a “Closing Failure Notice”), and (C) Parent fails to consummate the transactions contemplated hereby (including the Closing) within such five (5) Business Day period after the date of the delivery of a Closing Failure Notice.

(f)    by either of the Partnership (acting in accordance with the last sentence of Section 9.2) or Parent if the closing condition set forth in Section 7.2(e) has not been satisfied on or before April 8, 2019.

Section 8.2    Effect of Termination.

(a)    In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other Party or Parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in Section 6.8, Section 6.17, this Section 8.2, Section 8.3 and Article IX, all of which shall survive termination of this Agreement), and, except as otherwise provided in this Section 8.2, there shall be no liability on the part of any of HPIP, Parent, Merger Sub, the Partnership, the Partnership GP, any Financing Source (other than the Equity Financing Sources) or any of their respective directors, officers or Affiliates; provided, however, that no such termination shall relieve the Partnership from its obligation to pay the Parent Expenses as and when required pursuant to Section 8.3 or from any liability for any failure to consummate the Merger and the other transactions contemplated hereby when required pursuant to this Agreement; provided further, however, that, in the event of the Partnership’s or the Partnership GP’s intentional and material breach of this Agreement or intentional fraud, then Parent shall be entitled to pursue any and all legally available remedies, including equitable relief, and to seek recovery of all losses, liabilities, damages, costs and expenses of every kind and nature (including reasonable attorneys’ fees and time value of money). For the avoidance of doubt, there shall be no liability on the part of the Partnership GP or the Partnership if this Agreement is terminated by Parent pursuant to Section 8.1(c)(i) other than the payment of Parent Expenses pursuant to Section 8.3. Notwithstanding the foregoing, in no event shall the Partnership GP or the Partnership have any liability for any matter set forth in the proviso of the first sentence of this Section 8.2(a) for any action taken or omitted to be taken by the Partnership GP, the Partnership, any of the Partnership’s Subsidiaries or any of their respective Representatives at the direction or with the written consent of Parent, any of its Subsidiaries or any of their respective Affiliates or Representatives.

(b)    Notwithstanding Section 8.2(a) or anything else to the contrary in this Agreement, in the event of termination of this Agreement pursuant to Section 8.1(d), Section 8.1(e) or Section 8.1(b) if the Partnership could have terminated pursuant to Section 8.1(d), then Parent shall, within two (2) Business Days after the date of such termination, deliver an amount equal to the “Parent Termination Fee,” defined as $12,000,000, to the Partnership (or its designated Subsidiary assignee) by wire transfer of immediately available funds (it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion). Solely for purposes of establishing the basis for the amount of the Parent Termination Fee, and without in any way increasing the amount of the Parent Termination Fee or expanding the circumstances in which the Parent Termination Fee is to be paid, it is agreed that the Parent Termination Fee is a liquidated damage and not a penalty. Each Party acknowledges that the agreements contained in this Section 8.2(b) are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the parties hereto would not have entered into this Agreement; accordingly, if Parent fails to timely pay the Parent Termination Fee when due pursuant to this Section 8.2(b) and, in order to obtain the payment, the Partnership commences a Proceeding which results in a judgment against Parent for any payment set forth in this Section 8.2(b), Parent shall pay the Partnership its reasonable and documented out-of-pocket costs and expenses (including outside attorney’s fees and disbursements) in connection with such Proceeding. For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, the Parent Termination Fee (together with the specific performance rights in accordance with Section 9.8) shall be the sole and exclusive remedy (whether at law, in equity, in contract, tort or otherwise, and whether by or through attempted piercing of the corporate, limited liability company or partnership veil or directly or indirectly through any other Person) of the Partnership or the Partnership GP or any of their respective Affiliates or any other Person against HPIP, Parent, Merger Sub or any of their respective Affiliates, or any direct or indirect, former, current or future, equity holder or Representative of any of the foregoing (each a “Parent Related Party”), for any damages, liabilities or other adverse consequence incurred by the Partnership, the Partnership GP or any of their respective Affiliates or any of its or their respective Representatives or any other Person for any failure by Parent and Merger Sub to effect the Closing for any or no reason or any other breach by HPIP, Parent or Merger Sub of this Agreement, and the Partnership, Partnership GP and their respective Affiliates shall not otherwise be entitled to make any claim against any Parent Related Parties, and Parent Related Parties shall have no further liability to the Partnership, the Partnership GP or any of their receptive Affiliates or any other Person therefor, except that the Partnership may seek specific performance of Parent’s and Merger Sub’s obligations hereunder as and only to the extent permitted under Section 9.8; provided, however, that in no event shall the Partnership, the Partnership GP or any of their respective Affiliates be entitled to a grant of both specific performance pursuant to Section 9.8 and the Parent Termination Fee. The Parent Related Parties are intended third-party beneficiaries of this Section 8.2.

Section 8.3    Parent Expenses. If this Agreement is validly terminated by Parent pursuant to Section 8.1(c)(i) (Partnership Adverse Recommendation Change) or Section 8.1(c)(ii) (Partnership Terminable Breach), the Partnership shall pay to Parent the Parent Expenses concurrently with such termination. Any payment of Parent Expenses shall be made by wire transfer of immediately available funds to an account designated by Parent.

ARTICLE IX

Miscellaneous

Section 9.1    No Survival, Etc. The representations, warranties and agreements in this Agreement (including, for the avoidance of doubt, any schedule, instrument or other document delivered pursuant to this Agreement) shall terminate at the Effective Time or, except as otherwise provided in Section 8.2 upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Article I, Article II, Article III, Section 6.7, Section 6.8 and Section 6.17 and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time.

Section 9.2    Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Partnership Unitholder Approval, by written agreement of the Parties hereto, by action taken or authorized by the Parent Manager and the GP Board; provided, however, that this Agreement may not be amended, modified or supplemented unless such amendment, modification or supplement is approved by the GP Conflicts Committee; provided further, that following receipt of the Partnership Unitholder Approval, there shall be no amendment or change to the provisions of this Agreement which by applicable Law or stock exchange rule would require further approval by the Limited Partners, as applicable, without such approval; provided, further, that this Section 9.2, Section 9.6, Section 9.7, Section 9.11 and Section 9.12 will not be amended in a manner adverse to any Financing Source without the prior written consent of such Financing Source. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval, consent, waiver or agreement of the Partnership or the Partnership GP is required pursuant to this Agreement (including any determination to exercise or refrain from exercising any rights under Article VIII or to enforce the terms of this Agreement (including Section 9.8)), such determination, decision, approval, consent, waiver or agreement must be authorized by the GP Conflicts Committee and, unless otherwise required by the Partnership Agreement or applicable Law, such action shall not require approval of the holders of Common Units.

Section 9.3    Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any Party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other Party hereto, (b) extend the time for the performance of any of the obligations or acts of any other Party hereto,

(c) waive compliance by the other Party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such Party’s conditions or (d) make or grant any consent under this Agreement; provided, however, that neither the Partnership nor the Partnership GP shall take or authorize any such action without the prior approval of the GP Conflicts Committee. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party; provided, that Section 9.1, Section 9.2, Section 9.6, Section 9.7, Section 9.11 and Section 9.12 may not be waived in a manner that is materially adverse to the Financing Sources without the prior written consent of such Financing Sources. Notwithstanding the foregoing, no failure or delay by the Partnership, the Partnership GP, HPIP, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Section 9.4    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties, except that (a) Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any Affiliate of Parent or to any of its or such Affiliates’ Financing Sources as collateral security, but no such assignment shall relieve HPIP, Parent or Merger Sub of any of its obligations hereunder, and (b) the Partnership may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any Subsidiary of the Partnership, but no such assignment shall relieve the Partnership of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.4 shall be null and void.

Section 9.5    Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.6    Entire Understanding; No Third-Party Beneficiaries. This Agreement and any certificates delivered by any Party pursuant to this Agreement (a) constitute the entire agreement and understanding, and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the Parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), (i) the provisions of Section 6.7 and Section 9.12 and (ii) the right of the holders of Common Units to receive the Merger Consideration after the Closing (a claim by the holders of Common Units with respect to which may not be made unless and until the Closing shall have occurred) or to receive amounts to which they are entitled to receive pursuant to Section 3.1(f) and (iii) the Parent Related Parties as set forth in Section 8.2(b). Notwithstanding anything to the contrary in this Agreement, Section 9.1, Section 9.2, Section 9.6, Section 9.7, Section 9.11 and Section 9.12 shall expressly inure to the benefit of the Financing Sources and the Financing Sources shall be entitled to rely on and enforce the provisions of such Sections. Any inaccuracies in the representations and warranties set forth in this Agreement are subject to waiver by the Parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto. Consequently, Persons other than the Parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.7    Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to Contracts executed in and to be performed entirely within that State, regardless of the Law that might otherwise govern under applicable principles of conflicts of Law thereof. Each of the Parties hereto irrevocably agrees that any legal action or Proceeding with respect to this Agreement and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto consents to service of process being made upon it through the notice procedures set forth in Section 9.9, irrevocably submits with regard to any such action or Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the Parties hereto irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or Proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of Delaware and of the United States of America; provided, however, that each such Party’s consent to jurisdiction and service contained in this Section 9.7(a) is solely for the purposes referred to in this Section 9.7(a) and shall not be deemed to be a general submission to such courts or in the State of Delaware other than for such purpose.

(b)    Notwithstanding anything herein to the contrary, each Related Party (a) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement, the Merger or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (b) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (c) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 9.9 shall be effective service of process against it for any such action brought in any such court, (d) waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (e) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)    Notwithstanding anything herein to the contrary, the Related Parties agree that any claim, controversy or dispute any kind or nature (whether based upon contract, tort or otherwise) involving a Financing Source that is in any way related to this Agreement, the Merger or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Financing shall be governed by, and construed in accordance with, the Laws of the State of New York without regard to conflict of law principles (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

(d)    EACH RELATED PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY OR ARISING OUT OF OR RELATING TO THE FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE.

Section 9.8    Specific Performance.

(a)    The Parties each agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed (including failing to take such actions as are required of it hereunder in order to consummate the Merger) in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.8 (including, with respect to the Partnership or the Partnership GP, the conditions in Section 9.8(b)) in the Delaware Court of Chancery (or, if the Delaware Court of Chancery declines to accept personal jurisdiction, any federal court sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) either Party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity (it being understood that nothing in this sentence shall prohibit the Parties hereto from raising other defenses to a claim for specific performance or other equitable relief under this Agreement). Each Party further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.8, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(b)    Notwithstanding anything in this Agreement to the contrary, it is acknowledged and agreed that the Partnership and the Partnership GP shall be entitled to specific performance of Parent’s and Merger Sub’s obligations, as applicable, to cause the Equity Financing to be funded in accordance with the Equity Commitment Letter and to consummate the Closing if, and only if, each of the following conditions has been satisfied: (i) all of the closing conditions set forth in Section 7.1 and Section 7.2 were and continue to be satisfied (other than conditions that by their nature are to be satisfied at the Closing, which shall be capable of being satisfied on the date the Closing should have occurred pursuant to Section 2.2) at the time when the Closing would have been required to occur but for the failure of the Equity Financing to be funded; (ii) Parent fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.2; and (iii) the Partnership and the Partnership GP have confirmed in a written notice delivered to Parent that if specific performance is granted and the Equity Financing is funded, then the Partnership and the Partnership GP will take all actions that are within their control to cause the Closing to occur.

(c)    For the avoidance of doubt, while the Partnership or Partnership GP may pursue both a grant of specific performance as and only to the extent expressly permitted by this Section 9.8 and the payment of the Parent Termination Fee, under no circumstances shall Parent be obligated to both specifically perform the terms of this Agreement and pay the Parent Termination Fee.

Section 9.9    Notices. All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or by facsimile transmission, or mailed through a nationally recognized overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the

Parties at the following addresses (or at such other address for a party as specified by like notice; provided, however, that notices of a change of address will be effective only upon receipt thereof):

If to Parent, HPIP or Merger Sub, to:

c/o ArcLight Capital Partners, LLC

200 Clarendon Street, 55th Floor

Boston, MA 02116

Attention: Ted Burke

Fax: (617) 867-4698

Email: tburke@arclightcapital.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street, 47th Floor

Houston, Texas 77002

Attention: Douglas Bacon

E-mail: douglas.bacon@kirkland.com

Attention: Kim Hicks

E-mail: kim.hicks@kirkland.com

If to the Partnership or the Partnership GP, to:

American Midstream Partners, LP

c/o American Midstream GP, LLC

2103 CityWest Blvd., Bldg. 4, Suite 800

Houston, Texas 77042

Attention: General Counsel

Email: legal@americanmidstream.com

with copies (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

1221 McKinney Street

Houston, Texas 77010

Fax: (346) 718-6901

Attention: Tull R. Florey;

E-mail: tflorey@gibsondunn.com

Attention: Hillary H. Holmes

E-mail: hholmes@gibsondunn.com

If to the GP Conflicts Committee, to:

c/o American Midstream GP, LLC

2103 CityWest Blvd., Bldg. 4, Suite 800

Houston, Texas 77042

Attention: General Counsel

Email: legal@americanmidstream.com

with copies (which shall not constitute notice) to:

Thompson & Knight LLP

1722 Routh Street, Suite 1500

Dallas, Texas 75201

Attention: Jeremiah Mayfield

Fax: (214) 880-3379

E-mail: Jeremiah.Mayfield@tklaw.com

Notices will be deemed to have been received (x) on the date of receipt if (i) delivered by hand or nationally recognized overnight courier service or (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by fax (to such number specified above or another number or numbers as such Person may subsequently designate by notice given hereunder only if followed by overnight or hand delivery) or (y) on the date five (5) Business Days after dispatch by certified or registered mail.

Section 9.10    Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. Notwithstanding the foregoing, the Parties (a) intend and agree that Section 8.2(b), Section 9.8 Section 9.8(b) and Section Section 9.12 be construed as integral provisions of this Agreement and (b) agree that in no event shall the provisions of Section 8.2(b), Section 9.8 Section 9.8(b) and Section Section 9.12 that limit the damages that may be recovered or the remedies that may be exercised by the Partnership or the Partnership GP be deemed severable from the remainder of this Agreement, and if all or any portion of such provisions are deemed unenforceable, this Agreement shall be void and of no effect.

Section 9.11    Exculpation of Financing Sources. Notwithstanding anything to the contrary contained herein, no Related Party shall have any rights or claims against any Financing Source in connection with this Agreement, the Merger, the Financing or the transactions contemplated hereby or thereby, and no Financing Source shall have any rights or claims against any Related Party in connection with this Agreement, the Merger, the Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, following consummation of the Merger, the foregoing will not limit the rights of the parties to the Financing under any credit document related thereto. In addition, in no event will any Financing Source be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature.

Section 9.12    Non-Recourse. Except for any claim or cause of action arising under or related to any letter of transmittal or documentation delivered in connection with payment of Merger Consideration through DTC, and any remedy against the Guarantor with respect to its obligations and liabilities expressly provided for under the Limited Guarantee and any remedy against the Equity Financing Sources with respect to their obligations and liabilities expressly provided for under the Equity Commitment Letter, any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against Persons that are expressly named as Parties, and then only with respect to the specific obligations set forth herein. Except for any liability or obligation arising under or related to any letter of transmittal or documentation delivered in connection with payment of Merger Consideration through DTC, and any remedy against the Guarantor with respect to its respective obligations and liabilities expressly provided for under the Limited Guarantee and any remedy against the Equity Financing Sources with respect to their obligations and liabilities expressly provided for under the Equity Commitment Letter, no former, current or future direct or indirect equityholders, controlling Persons, stockholders, directors, officers, employees, members, managers, agents, trustees, Affiliates, general or limited partners or assignees of the Parties (except permitted assignees under Section 9.4) or of any former, current or future direct or indirect equityholder, controlling Person, stockholder, director, officer, employee, member, manager, agent, trustee, Affiliate, general or limited partner or assignee of any of the foregoing (collectively, but for the avoidance of doubt excluding the Parties) will have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of any Party under this Agreement or for any Proceeding based on, in respect of, or by reason of, the transactions contemplated by this Agreement, including the Merger (including the breach, termination or failure to consummate any of the transactions contemplated by this Agreement, including the Merger), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable Proceeding, by virtue of any statute, regulation or applicable Law or otherwise and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of a Party hereto or another Person or otherwise. Notwithstanding any other provision herein, no Financing Source (other than the Equity Financing Sources in accordance with the Equity Commitment Letter and Limited Guarantee) nor any Affiliate of any Financing Source (other than Parent, Merger Sub and Guarantor in accordance with the Equity Commitment Letter and Limited Guarantee), nor any officer, director, employee, agent, controlling person, advisor or other representative of the foregoing or any successor or permitted assign of any of the foregoing, shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with the Financing, the transactions contemplated hereby, or with respect to any activities related to the Financing. In addition, notwithstanding anything to the contrary in this Agreement, in no event will HPIP be subject to or liable for (whether at law, in equity, in contract, tort or otherwise, and whether by or through attempted piercing of the corporate, limited liability company or partnership veil or directly or indirectly through any other Person) any monetary damages to the Partnership, the Partnership GP or any of their respective Affiliates or any other Person, for any damages, liabilities or other adverse consequences incurred by the Partnership, the Partnership GP or any of their respective Affiliates or any of its or their respective Representatives or any other Person for any breach by HPIP of this Agreement, and the Partnership, the Partnership GP and their respective Affiliates shall not otherwise be entitled to make any claim against HPIP, and HPIP shall have no further liability to the Partnership, the Partnership GP or any of their respective Affiliates or any other Person therefor, except that the Partnership and the Partnership GP shall be entitled to seek specific performance of this Agreement, the Limited Guarantee and the Equity Commitment Letter, in each case, as and only to the extent permitted hereunder and thereunder.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT

ANCHOR MIDSTREAM ACQUISITION, LLC

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

MERGER SUB

ANCHOR MIDSTREAM MERGER SUB, LLC

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

HPIP

HIGH POINT INFRASTRUCTURE PARTNERS, LLC

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

PARTNERSHIP

AMERICAN MIDSTREAM PARTNERS, LP

By:	American Midstream GP, LLC, its general partner

By:	/s/ Lynn L. Bourdon III
Name:	Lynn L. Bourdon III
Title:	President and Chief Executive Officer

PARTNERSHIP GP

AMERICAN MIDSTREAM GP, LLC, in its capacity as the general partner of the Partnership

By:	/s/ Lynn L. Bourdon III
Name:	Lynn L. Bourdon III
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX B

Written Opinion of Evercore to the Conflicts Committee

March 16, 2019

Conflicts Committee of the Board of Directors of

American Midstream GP, LLC, the general partner of

American Midstream Partners, LP

2103 CityWest Blvd.

Houston, Texas

Members of the Conflicts Committee of the Board of Directors:

We understand that American Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Partnership, American Midstream GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), Anchor Midstream Acquisition, LLC, a Delaware limited liability company (“Parent”), Anchor Midstream Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), and High Point Infrastructure Partners, LLC, a Delaware limited liability company (“HPIP”), pursuant to which Merger Sub will merge with and into the Partnership (the “Merger”), with the Partnership surviving the Merger. As a result of the Merger, each common unit representing limited partnership interests in the Partnership (each, a “Common Unit”), other than Common Units held by the General Partner, HPIP, Parent, Merger Sub or their respective affiliates, outstanding immediately prior to the effective time of the Merger will be converted into the right to receive $5.25 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement and capitalized terms used herein and not defined shall have the meanings ascribed thereto in the Merger Agreement.

The Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of the General Partner has asked us whether, in our opinion, as of the date hereof, the Consideration is fair, from a financial point of view, to the Unaffiliated Unitholders. For purposes of this opinion, “Unaffiliated Unitholders” means the holders of Common Units other than the General Partner, HPIP, Parent, Merger Sub and their respective affiliates.

In connection with rendering our opinion, we have, among other things:

i.

reviewed certain publicly available historical operating and financial information relating to the Partnership that we deemed relevant, including as set forth in the Partnership’s draft Annual Report on Form 10-K for the year ended December 31, 2018 dated March 15, 2019, furnished to us by management of the Partnership and including as set forth in the Partnership’s Annual Reports on Form 10-K for the year ended December 31, 2017, the Partnership’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018, and certain of the Partnership’s Current Reports on Form 8-K, in each case as filed with or furnished to the U.S. Securities and Exchange Commission by the Partnership since January 1, 2018;

ii.	reviewed certain non-public historical and projected financial and operating data and assumptions relating to the Partnership, as prepared and furnished to us by management of the Partnership;

iii.

discussed the past and current operations and current financial condition of the Partnership, and the historical and projected financial and operating data and assumptions relating to the Partnership, with management of the Partnership (including management’s views of the risks and uncertainties of achieving such projections);

iv.	reviewed publicly available research analyst estimates for the Partnership’s future financial performance on a standalone basis;

v.	performed discounted cash flow analyses for the Partnership based on projected financial data and other data provided by management of the Partnership;

vi.	compared the financial performance of the Partnership and its stock market trading multiples with those of certain other publicly traded partnerships and companies that we deemed relevant;

Conflicts Committee of the Board of Directors of

American Midstream GP, LLC, the general partner of

American Midstream Partners, LP

March 16, 2019

vii.

compared the financial performance of the Partnership and the transaction multiples implied by the Merger with the financial terms and transaction multiples of certain historical transactions that we deemed relevant;

viii.	reviewed a draft of the Merger Agreement dated March 15, 2019; and

ix.

performed such other analyses and examinations, held such other discussions, reviewed such other information and considered such other factors that we deemed appropriate for the purposes of providing the opinion contained herein.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the projected financial and operating data relating to the Partnership referred to above, we have assumed that such data has been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Partnership as to the future financial performance of the Partnership under the assumptions reflected therein. We express no view as to any projected financial or operating data relating to the Partnership, or any judgments, estimates or assumptions on which they are based.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the Merger Agreement will be executed and delivered (in the draft form reviewed by us), that the representations and warranties of each party contained in the Merger Agreement (in the draft form reviewed by us) are, and when executed will be, true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without material waiver or modification thereof. We have assumed that any modification to the structure of the Merger will not vary in any respect material to our analysis. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Partnership or the consummation of the Merger or materially reduce the benefits of the Merger to the Unaffiliated Unitholders.

We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Partnership, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of the Partnership under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, monetary, market, regulatory and other conditions and circumstances as they exist and as can be evaluated by us on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than whether, as of the date hereof, the Consideration is fair, from a financial point of view, to the Unaffiliated Unitholders. We do not express any view on, and our opinion does not address, the fairness of the Merger to, or any consideration received in connection therewith by, any other person, including the holders of any other securities, creditors or other constituencies of the Partnership, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Partnership or General Partner, or any class of such persons, whether relative to the Consideration or otherwise. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might

Conflicts Committee of the Board of Directors of

American Midstream GP, LLC, the general partner of

American Midstream Partners, LP

March 16, 2019

be available to the Partnership, nor does it address the underlying business decision of the Partnership to engage in the Merger. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Common Units or any business combination or other extraordinary transaction involving the Partnership. This letter, and our opinion, does not constitute a recommendation to the Conflicts Committee or any other persons in respect of the Merger, including as to how any holder of Common Units should vote or act in respect of the Merger. We express no opinion herein as to the price at which the Common Units will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Partnership and its advisors with respect to legal, regulatory, accounting and tax matters.

We received an initial fee for our services and will receive additional fees upon the rendering of our opinion (which is not contingent on the consummation of the Merger) and upon the closing of the Merger. The Partnership has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. Except as disclosed herein, during the two year period prior to the date hereof, no material relationship existed between Evercore Group L.L.C. or its affiliates, on the one hand, and the Partnership, the General Partner or any other party to the Merger Agreement, on the other hand, pursuant to which compensation was or is intended to be received by Evercore Group L.L.C. or its affiliates as a result of such relationship. We may provide financial or other services to the Partnership, the General Partner or their respective affiliates in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Partnership, the General Partner and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein, is addressed to, and is for the information and benefit of, the Conflicts Committee (in its capacity as such) in connection with its evaluation of the proposed Merger, and is not rendered to or for the benefit of, and shall not confer rights or remedies upon, any other person. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

This letter, and the opinion expressed herein, may not be disclosed, quoted, referred, made available or communicated (in whole or in part) to, or relied upon by, any third party, nor shall any public reference to us be made, for any purpose whatsoever, except as set forth in our engagement letter with the Conflicts Committee and the Partnership dated October 9, 2018 or otherwise with our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the Unaffiliated Unitholders.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Robert A. Pacha
Robert A. Pacha
Senior Managing Director

ANNEX C

The Partnership’s Annual Report on Form 10-K

for the Year Ended December 31, 2018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2018

Or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission File Number: 001-35257

AMERICAN MIDSTREAM PARTNERS, LP

(Exact name of registrant as specified in its charter)

Delaware	27-0855785
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2103 CityWest Boulevard Building #4, Suite 800 Houston, Texas	77042
(Address of principal executive offices)	(Zip code)

(346) 241-3400

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which Registered
Common Units Representing Limited Partnership Interests	New York Stock Exchange

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes  ☐    No  ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.    Yes  ☐    No  ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).    Yes  ☒    No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§229.405 of this chapter) is not contained herein, and will not be contained, to the best of the registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act:    ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act):    Yes  ☐    No  ☒

The aggregate market value of common units held by non-affiliates of the registrant on June 30, 2018, was $387,019,464. The aggregate market value was computed by reference to the closing price of the registrant’s common units on the New York Stock Exchange on June 29, 2018.

There were 54,212,212 common units, 11,342,197 Series A preferred units and 9,514,330 Series C preferred units of American Midstream Partners, LP outstanding as of March 18, 2019. Our common units trade on the New York Stock Exchange under the ticker symbol “AMID.”

Documents Incorporated by Reference: None.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

Our reports, filings and other public announcements may from time to time contain statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “ Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You can typically identify forward-looking statements by the use of words, such as “may,” “could,” “intend,” “will,” “would,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “potential,” “plan,” “forecast” and other similar words.

All statements that are not statements of historical facts, including statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements.

These forward-looking statements reflect our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside our control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. These risks and uncertainties, many of which are beyond our control, include, but are not limited to, the risks set forth in Item 1A. Risk Factors of this Annual Report on Form 10-K for the year ended December 31, 2018 (the “2018 Form 10-K”) as well as the following risks and uncertainties:

•	our ability to complete the Pending Merger (as defined herein) in a timely manner, or at all;

•	greater than expected operating costs, customer loss, business disruption and employee attrition as a result of the Pending Merger;

•	diversion of management time on the Pending Merger;

•	our ability to refinance our credit facility before its scheduled maturity in September 2019 on terms acceptable to us, or at all, and the associated costs;

•	our ability to maintain compliance with covenants and ratios in our Credit Agreement (as defined herein) and other debt instruments or obtain necessary waivers or amendments from lenders;

•

the impact of our suspension of distributions and contractual restrictions on our ability to declare and make cash distributions on our common units, including under our Partnership Agreement (as defined herein) and Credit Agreement;

•	our ability to execute on our capital allocation strategy, including sales of non-core assets, receipt of expected proceeds and reduction in leverage;

•	our ability to timely and successfully identify, consummate and integrate acquisitions and organic growth projects, including the realization of all anticipated benefits of any such transactions;

•	any adverse impact of our doubt as to our ability to continue as a going concern;

•

our ability to generate sufficient cash from operations to pay distributions to unitholders and the board of directors of our General Partner (the “Board”) discretionary determination as to the level of cash distributions to unitholders;

•	the demand for natural gas, refined products, condensate or crude oil and NGL products by the petrochemical, refining or other industries;

•

the performance of certain of our current and future projects and unconsolidated affiliates that we do not control and disruptions to cash flows from our joint ventures due to contractual, operational or other issues;

•	severe weather and other natural phenomena, including their potential impact on demand for the commodities we sell and the operation of company-owned and third party-owned infrastructure;

•	security threats such as terrorist attacks and cybersecurity breaches, against, or otherwise impacting, our facilities and systems;

•	general economic, market and business conditions, including industry changes and the impact of consolidations and changes in competition;

•	the level of creditworthiness of counterparties to transactions;

•	the amount of collateral required to be posted from time to time in our transactions;

•	the level and success of natural gas and crude oil drilling around our assets and our success in connecting natural gas and crude oil supplies to our gathering and processing systems;

•	the timing and extent of changes in natural gas, crude oil, NGLs and other commodity prices, interest rates and demand for our services;

•	our success in risk management activities, including the use of derivative financial instruments to hedge commodity, interest rate and weather risks;

•	our dependence on a relatively small number of customers for a significant portion of our gross margin;

•	our ability to renew our gathering, processing, transportation and terminal contracts;

•	our ability to successfully balance our purchases and sales of natural gas;

•	our ability to grow through contributions from affiliates, acquisitions and internal growth projects;

•	the impact or outcome of any legal proceedings, including any related to the Pending Merger;

•	adverse actions by third parties beyond our control, including ArcLight and joint venture partners;

•	costs associated with compliance with environmental, health and safety, and pipeline regulations; and

•	the cost and effectiveness of our remediation efforts with respect to the material weaknesses discussed in Part II. Item 9A. Controls and Procedures of this 2018 Form 10-K.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of the assumptions could be inaccurate, and, therefore, we cannot assure you that the forward-looking statements included in this 2018 Form 10-K will prove to be accurate. Some of these, and other risks and uncertainties that could cause actual results to differ materially from such forward-looking statements, are more fully described herein in Item 1A. Risk Factors. Statements in this 2018 Form 10-K speak as of the date of this report. Except as may be required by applicable securities laws, we undertake no obligation to publicly update or advise investors of any change in any forward-looking statement, whether as a result of new information, future events or otherwise.

GLOSSARY OF TERMS

As generally used in the energy industry and in this 2018 Form 10-K, the identified terms have the following meanings:

Bbl	Barrels: 42 U.S. gallons measured at 60 degrees Fahrenheit.

Bbl/d	Barrels per day.

Bcf	Billion cubic feet.

Btu	British thermal unit; a measurement of energy.

Condensate	Liquid hydrocarbons present in casing head gas that condense within the gathering system and are removed prior to delivery to the natural gas plant. This product is generally sold on terms more closely tied to crude oil pricing.

/d	Per day.

FERC	Federal Energy Regulatory Commission.

Fractionation	Process by which natural gas liquids are separated into individual components.

GAAP	Accounting principles generally accepted in the United States of America.

Gal	Gallons.

Mgal	Thousand gallons.

MBbl	Thousand barrels.

Mboe	Thousand barrels of oil equivalents.

MMgal	Million gallons.

MMBbl	Million barrels.

MMBtu	Million British thermal units.

Mcf	Thousand cubic feet.

MMcf	Million cubic feet.

NGL or NGLs	Natural gas liquid(s): The combination of ethane, propane, normal butane, isobutane and natural gasoline that, when removed from natural gas, become liquid under various levels of higher pressure and lower temperature.

Throughput	The volume transported or passing through a pipeline, plant, terminal or other facility during a particular period.

As used in this 2018 Form 10-K, unless the context otherwise requires, “we,” “us,” “our,” the “Partnership” and similar terms refer to American Midstream Partners, LP, together with its consolidated subsidiaries. References in this 2018 Form 10-K to our “General Partner” refer to American Midstream GP, LLC.

PART I

Item 1. Business

Overview

American Midstream Partners, LP is a Delaware limited partnership that was formed in August 2009 to own, operate, develop and acquire a diversified portfolio of midstream energy assets. We provide critical midstream infrastructure that links producers of natural gas, crude oil, NGLs and condensate to numerous intermediate and end-use markets. We engage in the business of gathering, treating, processing and transporting natural gas; gathering, transporting, treating and fractionating NGLs; and gathering, storing and transporting crude oil and condensates.

Our primary assets are strategically located in some of the most prolific onshore and offshore producing regions and key demand markets in the United States. Our liquids and natural gas gathering and natural gas processing assets are primarily located in the Permian Basin of West Texas, the Cotton Valley/Haynesville Shale of East Texas, the Eagle Ford Shale of South Texas, the Bakken Shale of North Dakota and offshore in the Gulf of Mexico. Our liquid pipelines and natural gas transportation assets are located in Alabama, Arkansas, Louisiana, Mississippi, North Dakota, Texas and Tennessee and offshore in the Gulf of Mexico. Additionally, we operate a fleet of NGL gathering and transportation trucks in the Eagle Ford Shale and the Permian Basin.

A significant portion of our cash flow is derived from our investments in unconsolidated affiliates, which includes:

•	a 66.7% operated interest in Destin Pipeline Company, L.L.C. (“Destin”), a natural gas pipeline;

•	a 66.7% operated interest in Okeanos Gas Gathering Company, LLC (“Okeanos”), a natural gas gathering system;

•	a 50.0% non-operated interest in Cayenne Pipeline, LLC (“Cayenne”), a NGL pipeline;

•

a 35.7% non-operated interest in the Class A units of Delta House Floating Production Systems LLC (“FPS”) and of Delta House Oil and Gas Lateral LLC (“OGL”) (collectively referred to herein as “Delta House”), which is a floating production system platform and related pipeline infrastructure;

•	a 25.3% non-operated interest in Wilprise Pipeline Company, L.L.C. (“Wilprise”), a NGL pipeline; and

•	a 16.7% non-operated interest in Tri-States NGL Pipeline, L.L.C. (“Tri-States”), a NGL pipeline.

During 2018, we operated our business through the following five reportable segments. For further information regarding the assets included in each segment, please see Our Segments.

Gas Gathering and Processing Services. Our Gas Gathering and Processing Services segment provides “wellhead-to-market” services to producers of natural gas and NGLs, which include transporting raw natural gas from various receipt points through gathering systems, treating the raw natural gas, processing raw natural gas to separate the NGLs from the natural gas, fractionating NGLs and selling or delivering pipeline quality natural gas and NGLs to various markets and pipeline systems.

Liquid Pipelines and Services. Our Liquid Pipelines and Services segment purchases and sells crude oil and provides crude oil gathering and transportation services from various receipt points including those with lease automatic custody transfer (“LACT”) facilities to delivery points in various markets.

Natural Gas Transportation Services. Our Natural Gas Transportation Services segment transports and delivers natural gas from producing wells, pipeline interconnects, and other receipt points for shippers and other customers, which include local distribution companies (“LDCs”), utilities, industrial, commercial and power generation customers.

Offshore Pipelines and Services. Our Offshore Pipelines and Services segment gathers and transports natural gas and crude oil from various receipt points to other pipeline interconnects, onshore facilities and other delivery points.

Terminalling Services. Our Terminalling Services segment provided above-ground leasable storage services at our marine terminals that supported various commercial customers, including commodity brokers, refiners and chemical manufacturers to store a range of products, including petroleum products, distillates, chemicals and agricultural products.

During 2018, in order to improve operational alignment, we reorganized our reporting structure such that the operations of the following assets have been transferred between segments as follows:

•

our Cushing, Oklahoma assets have been moved from our Terminalling Services segment to our Liquid Pipelines and Services segment as a result of the dispositions of our refined products terminals (“Refined Products”) and our marine liquids terminals (“Marine Products”);

•

our AMID NGL Trucking asset (formerly part of Crude Oil Supply and Logistics (“COSL”)) has been moved from our Liquid Pipelines and Services segment to our Gas Gathering and Processing Services segment;

•	our Cayenne asset has been moved from our Offshore Pipelines and Services segment to our Liquid Pipelines and Services segment; and

•	our Chalmette System assets have been moved from our Natural Gas Transportation Services segment to our Offshore Pipelines and Services segment.

These reporting changes do not impact our previously reported consolidated financial results, but our prior period segment results have been recast to reflect the changes.

During 2018, we entered into, and completed, the following definitive agreements for the sale of certain of our assets:

•

On June 18, 2018, we entered into a definitive agreement for the sale of Marine Products to institutional investors for approximately $210 million in cash, subject to working capital adjustments. On July 31, 2018, we completed the sale of Marine Products. Net proceeds from this disposition were $208.6 million, exclusive of $5.7 million in advisory fees and other costs, and were used to repay borrowings outstanding under our Credit Agreement.

•

On November 15, 2018, we entered into a definitive agreement for the sale of Refined Products to Sunoco LLC for approximately $125 million in cash, subject to working capital adjustments. On December 20, 2018, we completed the sale of Refined Products. Net proceeds from this disposition were $125 million, exclusive of $3.7 million in advisory fees and other costs, and were used to repay borrowings outstanding under our Credit Agreement.

Subsequent to the dispositions of Refined Products and Marine Products, we eliminated the Terminalling Services segment and we currently operate our business through the remaining four reportable segments. Additionally, as a result of the disposition of the Propane Marketing Services business (“Propane Business”) in 2017, we eliminated the Propane Marketing Services segment, which is included in Discontinued Operations. For more information on our dispositions, see Part II. Item 8. Note 5. Dispositions of this 2018 Form 10-K.

Pending Merger

On September 27, 2018, the Board received an unsolicited non-binding proposal from Magnolia Infrastructure Holdings, LLC (“Magnolia”), an affiliate of ArcLight Capital Partners, LLC (“ArcLight”), pursuant to which Magnolia or one of its affiliates would acquire all common units of the Partnership that Magnolia and its affiliates do not already own in exchange for $6.10 per common unit. The Board delegated authority to review and approve the proposal to the independent Conflicts Committee of the Board.

On January 2, 2019, the Board received a revised unsolicited non-binding proposal from Magnolia, pursuant to which Magnolia, or one of its affiliates, would acquire all common units of the Partnership that Magnolia and its affiliates do not already own in exchange for $4.50 per common unit. The other proposed terms of the potential transaction remained as set forth in the original non-binding proposal received on September 27, 2018. Consistent with its prior delegation of authority, the Board referred the revised offer to the Conflicts Committee of the Board.

On March 17, 2019, as recommended by the Conflicts Committee of the Board and after receiving the opinion of the financial advisor of the Conflicts Committee, Evercore, the Partnership and our General Partner entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Anchor Midstream Acquisition, LLC, a Delaware limited liability company (“Proposed Parent”), Anchor Midstream Merger Sub, LLC, a Delaware limited liability company (“Proposed Merger Sub”), and High Point Infrastructure Partners, LLC, a Delaware limited liability company (“HPIP”), pursuant to which Proposed Merger Sub will merge with and into the Partnership, with the Partnership surviving as a direct wholly owned subsidiary of our General Partner and Proposed Parent (the “Pending Merger”).

If the Pending Merger is completed, at the effective time of the Merger, each issued and outstanding common unit of the Partnership, other than those held by Proposed Parent and its affiliates, will be converted into the right to receive $5.25 per common unit in cash without any interest thereon (the “Merger Consideration”). The Incentive Distribution Rights (as defined in the Fifth Amended and Restated Agreement of Limited Partnership (as amended, the “Partnership Agreement”)) in the Partnership issued and outstanding immediately prior to the effective time of the Pending Merger shall, as a result of the merger, automatically be canceled and cease to exist, with no consideration delivered in respect thereof. The common units held by Proposed Parent and its affiliates and the General Partner Interest (as defined in our Partnership Agreement) issued and outstanding immediately prior to the effective time of the Pending Merger shall be unaffected by the Pending Merger and shall remain outstanding.

The Pending Merger is expected to close in the second quarter of 2019, pending the satisfaction of certain customary conditions. Upon completion of the transactions contemplated by the Merger Agreement, we will no longer have publicly listed or registered common units, although we may still be required to file reports with the SEC pursuant to the indenture governing our outstanding senior notes.

If the Pending Merger is consummated, it will be a taxable event to our unaffiliated unitholders with recognition of gain or loss in the same manner as if they had sold their units in us for the amount specified in the Merger Agreement.

Under the Partnership Agreement, the Pending Merger is required to be approved by a majority of the outstanding common units and preferred units, voting as a class, and each class of preferred units. Affiliates of ArcLight own approximately 51% of such voting power and prior to the execution of the Merger Agreement, affiliates of ArcLight delivered to the Partnership a written consent approving the Pending Merger. As such, the Pending Merger has been approved by the limited partners of the Partnership, and the Partnership will not hold a meeting of its unitholders to approve the merger. Accordingly, as permitted by the Delaware Revised Uniform Partnership Act and our Partnership Agreement, by resolutions adopted by written consent dated March 17, 2019, affiliates of ArcLight holding a majority of the outstanding units on such date approved the Pending Merger pursuant to the terms of the Merger Agreement.

The closing of the Pending Merger is subject to conditions described more completely in the Merger Agreement, including (i) certain regulatory approvals, (ii) effecting modifications to our Credit Agreement, including entrance into the Waiver (as defined below), and (iii) other customary closing conditions. The Merger Agreement includes customary representations and warranties. It also includes customary covenants and agreements, including interim operating covenants and non-solicitation provisions and includes customary termination provisions, including if the Pending Merger has not been completed by July 31, 2019.

Our Segments

During 2018, we operated our business through five reportable segments as follows:

Gas Gathering and Processing Services Segment

In our Gas Gathering and Processing Services segment, we have the following assets:

Lavaca System

The Lavaca System consists of 226 miles of high and low-pressure pipelines ranging from two to 12 inches in diameter with 24,000 horsepower of leased compression,14,000 horsepower of owned compression and associated facilities located in the Eagle Ford Shale in Gonzales and Lavaca Counties, Texas. The Lavaca System currently has a design capacity of approximately 195 MMcf/d. Natural gas production gathered by the system is compressed and delivered to a third-party for processing or redelivered to producers for gas lift.

Longview System

The Longview gathering and processing system consists of approximately 620 miles of high and low pressure gathering lines with diameters ranging from two to twenty inches with a combined compression capacity of 19,980 horsepower. Our Longview System also contains two cryogenic processing plants with a design capacity of approximately 50 MMcf/d, one fractionation unit with 8,500 Bbl/d of capacity, product storage tanks, and truck racks to receive off-spec NGLs and condensate. The Longview System is located near Longview in Gregg County, Texas. Located adjacent to the Longview System is a rail facility designed to receive and deliver NGLs and condensate which commenced operations in the first quarter of 2016.

Chapel Hill System

The Chapel Hill gathering and processing system consists of approximately 90 miles of gathering lines with a combined compression capacity of 2,540 horsepower. Our Chapel Hill System also contains a cryogenic processing plant with a design capacity of approximately 20 MMcf/d, one fractionation unit with 1,250 Bbl/d of capacity, product storage tanks, and truck racks to deliver propane, butane, and natural gasoline. The Chapel Hill System is located near Tyler in Smith County, Texas.

Yellow Rose System

The Yellow Rose gathering and processing system consists of approximately 90 miles of high and low-pressure pipelines, a rich-gas gathering system and a 40 MMcf/d cryogenic processing plant, with pipeline takeaway for residue gas and liquids. The Yellow Rose System is located in the Permian Basin in Martin, Andrews and Dawson counties, Texas.

Chatom System

The Chatom System consists of a 20 MMcf/d refrigeration processing plant, a 1,600 Bbl/d fractionation unit, a 160 long-ton per day sulfur recovery unit and a 24-mile gas gathering system and compression capacity of 7,496 horsepower. The system is located in Washington County, Alabama, approximately 15 miles from our Bazor Ridge processing plant in Wayne County, Mississippi. The Chatom System gathers natural gas from onshore crude oil and natural gas wells in the Norphlet and Smackover formations in Alabama and Mississippi. Chatom also has a truck rack and the capability to receive and fractionate NGLs.

Bazor Ridge System

The Bazor Ridge gathering and processing system consists of approximately 169 miles of pipeline, with diameters ranging from three to eight inches, and three compressor stations with a combined compression capacity of 4,040 horsepower. Our Bazor Ridge System is located in Jasper, Clarke, Wayne and Greene counties of Mississippi. The Bazor Ridge System also contains an idled sour natural gas treating and cryogenic processing plant located in Wayne County, Mississippi, with four inlets and one discharge compressor with approximately 22.5MMcf/d of design capacity. The natural gas supply for our Bazor Ridge System is derived primarily from rich natural gas produced from crude oil wells targeting the mature Upper Smackover formation. Since 2016, the Bazor Ridge facility has been exclusively used as a central gathering and compression facility and processing has been re-routed to the Chatom System.

Glade Crossing

The Glade Crossing processing facility consists of a refrigeration unit, amine plant and dehydration equipment with a design capacity of 10 MMcf/d. The facility is located near Laurel in Jones County, Mississippi.

Mesquite

We own 94.8% of American Midstream EnerTrade, LLC which owns an approximate 50% interest in the assets at the Mesquite NGL processing facility located near Midland, Texas. American Midstream EnerTrade’s assets include a 5,000 Bbl/d fractionation unit with truck and rail capabilities that facilitate the receipt and treatment of off-spec NGLs and condensate. The resulting products are sold via pipeline, truck, and rail.

AMID NGL Trucking (Formerly part of COSL)

We operate a fleet of 23 trucks in East Texas that assist in our NGL gathering and product delivery efforts.

Burns Point

Burns Point Plant is a cryogenic processing plant that is jointly owned by us and the plant operator, Enterprise Gas Processing, LLC (“Enterprise”). We hold a 50% undivided, non-operated interest in the Burns Point Plant. We acquired an interest in the asset group and not in a legal entity. We and Enterprise are proportionately liable for the liabilities. Outside of the rights and responsibilities of the operator, we and Enterprise have equal rights and obligations to the assets. Significant non-capital and maintenance capital expenditures, plant expansions and significant plant dispositions require the approval of both owners. The plant has been shut down since December 2017 due to maintenance issues and is expected to remain shut down. We are in the process of working with Enterprise to wind down operations.

Offshore Texas System

The Offshore Texas System consists of the GIGS and Brazos systems, which have approximately 56 miles of pipeline with diameters ranging from six to sixteen inches and a design capacity of approximately 100 MMcf/d. The Offshore Texas System is in a position to provide gathering and dehydration services to natural gas producers in the shallow waters of the Gulf of Mexico offshore Texas. Since 2016, the offshore pipe on both systems was abandoned, and the onshore pipe was out of service. Although we have no ongoing operations, we continue to hold the pipeline asset as we believe it may have potential future value.

Results of operations from the Gas Gathering and Processing Services segment are determined primarily by the volumes of natural gas we gather, process and fractionate, the commercial terms in our current contract portfolio and natural gas, crude oil, NGL and condensate prices. We gather and process natural gas primarily pursuant to the following arrangements:

Fee-Based Arrangements. Under these arrangements, we generally are paid a fixed fee for gathering, processing and transporting natural gas.

Fixed-Margin Arrangements. Under these arrangements, we purchase natural gas liquids and condensate from producers or suppliers at receipt points on our systems at an index price and sell that volume of natural gas liquids or condensate at delivery points on our systems at a higher price versus a comparable price. By entering into purchases and sales of natural gas liquids or condensate on comparable indices, we are able to lock in a fixed margin on these transactions. We view the segment gross margin earned under our fixed-margin arrangements to be economically equivalent to the fee earned in our fee-based arrangements.

Percent-of-Proceeds Arrangements (“POP”). Under these arrangements, we generally gather raw natural gas from producers at the wellhead or other supply points, transport it through our gathering system, process it and sell the residue natural gas, NGLs and condensate at market prices. Where we provide processing services at the processing plants that we own, or obtain processing services for our own account in connection with our elective processing arrangements, we generally retain and sell a percentage of the residue natural gas and resulting NGLs. However, we also have contracts under which we retain a percentage of the resulting NGLs and do not retain a percentage of residue natural gas. Our POP arrangements also often contain a fee-based component.

Our Gas Gathering and Processing Services assets are located in Alabama, Louisiana, Mississippi and Texas and in shallow state and federal waters in the Gulf of Mexico off the coast of Louisiana and are positioned in areas with opportunities for organic growth. We continually seek new sources of raw natural gas and crude oil supply to maintain and increase the throughput volume on our gathering systems and through our processing plants.

Gross margin earned under fee-based and fixed-margin arrangements is directly related to the volume of natural gas, natural gas liquids and condensate that flow through our systems and is not directly dependent on commodity prices. However, a sustained decline in commodity prices could result in a decline in throughput from producers and, thus, a decrease in our fee-based and fixed-margin gross margin. These arrangements provide stable cash flows, but upside in higher commodity-price environments is limited to an increase in throughput from producers. Under our typical POP arrangement, our gross margin is directly impacted by the commodity prices we realize on our share of natural gas and NGLs received as compensation for processing raw natural gas. However, our POP arrangements often contain a fee-based component, which helps to mitigate the degree of commodity-price volatility we could experience under these arrangements. We further seek to mitigate our exposure to commodity price risk through our hedging program. For more information see Part II. Item 7A. Quantitative and Qualitative Disclosures About Market Risk — Commodity Price Risk of this 2018 Form 10-K.

Liquid Pipelines and Services Segment

In our Liquid Pipelines and Services segment, we have the following assets:

Bakken System

The Bakken system is a FERC-regulated crude oil gathering pipeline system that consists of a 47-mile pipeline and related facilities with capacity to transport up to approximately 81,600 Bbl/d of crude oil to the Tesoro Logistics pipeline located Northeast of Watford City, North Dakota and the Energy Transfer Dakota Access Pipeline. The system, which commenced operations in October 2015, provides producers in the area with access to refinery, rail and pipeline markets. The system also has the capability to receive volumes through its truck rack, which also commenced operations in November 2015.

Silver Dollar Pipeline

The Silver Dollar Pipeline located in the Permian Basin and consists of an approximately 186-mile pipeline and related facilities with capacity to transport approximately 125,000 Bbl/d of crude oil. The pipeline was constructed in 2013.

Crude Oil Supply and Logistics (COSL)

Our Marketing business operates around both crude pipeline assets and trucking hubs. We buy and sell crude in North Dakota and Texas to facilitate movements on our pipelines. We have a fleet of 65 crude oil trucks which support West Texas and South Texas.

Cushing

Our crude oil storage facility in Cushing, Oklahoma has an aggregate shell capacity of approximately 3.0 million barrels. We generate crude oil storage revenues by charging customers a fixed monthly fee per barrel of shell capacity that is not contingent on the customer’s actual usage of our storage tanks, i.e., take-or-pay firm storage contracts.

Other Systems

Tri-States, Cayenne and Wilprise are also part of the Liquid Pipelines and Services segment and are listed under Investment in Unconsolidated Affiliates below.

Results of operations from the Liquid Pipelines and Services segment are determined by the volumes of crude oil transported on pipelines and related facilities that we own. Our transportation arrangements are further described below:

Committed Shipper Arrangements. Our obligation to provide transportation service to committed shippers means that, pursuant to agreements with the shippers, and subject to applicable tariff provisions, we transport crude oil nominated by shippers in quantities specified in the applicable agreements. In exchange for that obligation on our part, the shipper pays a specified committed shipper rate for quantities of crude actually transported, whether or not the shipper utilizes the capacity.

Uncommitted Shipper Arrangements. Our obligation to provide uncommitted shipper service means that we are only obligated to transport crude oil nominated by shippers to the extent that we have available capacity. For this service the shippers pay an uncommitted shipper rate for quantities actually shipped.

Fee-Based Arrangements. Under these arrangements our operations are underpinned by long-term, fee-based contracts with leading producers in the Midland Basin. Some of these contracts also have minimum volume commitments as well as some have acreage dedications.

Crude Oil Purchase Arrangements. We enter into outright purchase and sales contracts with counterparties, under which contracts we gather and transport different types of crude oil and eventually sell the crude oil to different counterparties. We account for such revenue arrangements on a gross basis.

Natural Gas Transportation Services Segment

In our Natural Gas Transportation Services segment, we have the following assets:

Midla and MLGT Systems

Our Midla system is a FERC-regulated interstate natural gas pipeline comprised of a 52-mile, high pressure 12-inch pipeline (the Midla-Natchez Line) to serve long-standing residential, commercial and industrial customers.

The Mid Louisiana Gas Transmission LLC (“MLGT”) system is an intrastate transmission system that sources natural gas from interconnects with the Florida Gas Transmission (FGT) Pipeline system, the TETCO Pipeline system, the Transco Pipeline system and the Gulf South Pipeline and delivers to various markets including the city of Baton Rouge gas utility, and Louisiana refinery owned and operated by ExxonMobil Corporation and several other industrial customers. Our MLGT-Baton Rouge System is comprised of approximately 65 miles of pipeline with diameters ranging from three to 16 inches.

The northern portion of the MLGT system consists of approximately ten miles of high-pressure pipeline with diameters ranging from six to 16 inches. Natural gas on this system is sourced from Tennessee Gas Pipeline and delivered to multiple power plants operated by Entergy. In addition, the ANGUS Chemical facility was connected in the first half of 2017, increasing the load by approximately 7,000 Mcf/d. The entire MLGT System is connected to six receipt and 28 delivery points.

AlaTenn System

The AlaTenn system is a FERC-regulated interstate natural gas pipeline that interconnects with four major interstate pipelines and travels west to east delivering natural gas to industrial customers in northwestern Alabama. In addition, the AlaTenn System serves numerous loads via North Alabama Gas District, as well as Alabama municipalities such as the cities of Athens, Hartselle, Sheffield and Huntsville. Our AlaTenn System has a design capacity of approximately 200 MMcf/d and is comprised of approximately 294 miles of pipeline with diameters ranging from three to 16 inches and includes two compressor stations with combined capacity of 3,665 horsepower. The AlaTenn System is connected to 59 active delivery and six receipt points, including two interconnects with the Tennessee Gas Pipeline (TGP) system, Texas Eastern Pipeline (TETCO) and the Columbia Gulf Pipeline (CGP). In mid-2017, AlaTenn was connected with the Southern Natural Gas (SONAT) system which provides access to new markets.

Bamagas System

Our Bamagas system is a Hinshaw intrastate natural gas pipeline that travels west to east from an interconnection point with TGP in Colbert County, Alabama, to two power plants in Morgan County, Alabama. The Bamagas System consists of 52 miles of high-pressure, 30-inch pipeline with a design capacity of approximately 450 MMcf/d. Bamagas is connected to two receipt points. Currently, 100% of the throughput on this system is contracted under long-term firm transportation agreements.

Trigas System

Our Trigas system is located in three counties in northwestern Alabama and has design capacity of approximately 60 MMcf/d and is comprised of approximately 39 miles of pipeline. Our Trigas System has five receipt connections and four delivery connections and currently serves primarily industrial loads.

Magnolia System

The Magnolia system is a Section 311 intrastate pipeline that transports coal-bed methane and receives natural gas from other sources. It is located in Tuscaloosa, Greene, Bibb, Chilton and Hale counties of Alabama and delivers this natural gas to an interconnect with the Transcontinental Gas Pipe Line Co. pipeline system (Transco), an interstate pipeline owned by The Williams Companies, Inc. The Magnolia system consists of approximately 118 miles of pipeline and trunk lines ranging from six to 24 inches in diameter and four compressor stations with 4,413 horsepower.

Trans-Union

Trans-Union is a 42-mile, 30-inch diameter high-pressure FERC-regulated natural gas interstate pipeline with 546,000 MMbtu/day of maximum capacity. Trans-Union delivers natural gas from Sharon, Louisiana to customers in El Dorado, Arkansas.

Results of operations from the Natural Gas Transportation Services segment are determined by a capacity reservation charge from firm transportation contracts, a variable-use or commodity charge for firm and interruptible transportation contracts, and the volumes of natural gas transported on the interstate and intrastate pipelines we own pursuant to interruptible transportation or fixed-margin contracts. Our transportation arrangements are further described below:

Firm Transportation Arrangements. Our obligation to provide firm transportation service means that, pursuant to the agreement with the shipper, we transport natural gas nominated by the shipper up to the maximum daily quantity specified in the contract. In exchange for that obligation on our part, the shipper pays a specified reservation charge, whether or not the shipper utilizes the capacity. In most cases, the shipper also pays a variable-use or commodity charge with respect to quantities actually transported by us.

Interruptible Transportation Arrangements. Our obligation to provide interruptible transportation service means that, pursuant to the agreement with the shipper, we only transport natural gas nominated by the shipper to the extent that we have available capacity. For this service the shipper pays no reservation charge but pays a variable-use or commodity charge for quantities actually shipped.

Fixed-Margin Arrangements. Under these arrangements, we purchase natural gas from producers or suppliers at receipt points on our systems at an index price less a fixed transportation fee and simultaneously sell an identical volume of natural gas at delivery points on our systems at the same undiscounted index price. We view fixed-margin arrangements to be economically equivalent to our interruptible transportation arrangements.

Offshore Pipelines and Services Segment

In our Offshore Pipelines and Services segment, we have the following assets:

High Point System

The High Point system consists of natural gas and liquids pipeline assets located in southeast Louisiana and the shallow water and deep shelf Gulf of Mexico. The High Point System gathers natural gas from both onshore and offshore producing regions around southeast Louisiana. The onshore footprint is in Plaquemines and St. Bernard Parish, Louisiana. The offshore footprint consists of the following federal Gulf of Mexico zones: Mississippi Canyon, Viosca Knoll, West Delta, Main Pass, South Pass and Breton Sound. Natural gas is collected at more than 63 receipt points that connect to hundreds of wells targeting various geological zones in water depths up to 1,000 feet, with an emphasis on crude oil and liquids-rich reservoirs. The High Point System is comprised of FERC-regulated transmission assets and non-jurisdictional gathering assets, both of which accept natural gas from well production and interconnected pipeline systems. The High Point System delivers the natural gas to various onshore processing plants. The system also includes VKGS, which was purchased from Genesis Energy in June 2017. VKGS consists of natural gas gathering and crude oil gathering lines of various diameter sizes as well as the platform at VK817.

American Panther System (AmPan)

AmPan is comprised of approximately 200 miles of crude oil, natural gas and salt water onshore Texas and offshore Gulf of Mexico pipelines. The system is located in Southern Louisiana and the Gulf of Mexico and has a natural gas design capacity of 475 MMcf/d and crude oil and saltwater capacity of 27 MBbl/d.

Main Pass Oil Gathering System (MPOG)

MPOG is a crude oil gathering system located offshore the Southeast coast of Louisiana in the Gulf of Mexico. The approximately 100-mile system has a total design capacity of approximately 160,000 Bbl/d.

Gloria and Lafitte Systems

The Gloria system is located in Lafourche, Jefferson, Plaquemines, St. Charles and St. Bernard parishes of Louisiana and consists of approximately 138 miles of pipeline, with diameters ranging from three to 16 inches, and two compressors with a combined size of 1,498 horsepower. The Lafitte system consists of approximately 40 miles of gathering pipeline, with diameters ranging from four to 12 inches and a design capacity of approximately 71 MMcf/d. The Lafitte system originates onshore in southern Louisiana and terminates in Plaquemines Parish, Louisiana, at the Alliance Refinery owned by Phillips 66. We are the sole supplier of natural gas to the Alliance Refinery through our Lafitte and Gloria systems. We supply natural gas to the Alliance Refinery pursuant to a long-term contract that expires in 2026.

Quivira System

The Quivira gathering system consists of approximately 47 miles of pipeline, with a 12-inch diameter mainline and several laterals ranging in diameter from six to twenty inches. The system originates offshore of Iberia and St. Mary parishes of Louisiana in Eugene Island Block 24 and can deliver onshore in St. Mary Parish, Louisiana.

Chalmette System

The Chalmette system is located in St. Bernard Parish, Louisiana. The approximate design capacity for the Chalmette System is 125 MMcf/d.

Other Systems

Delta House, Destin and Okeanos are also part of the Offshore Pipelines and Services segment and are discussed under Investments in Unconsolidated Affiliates below.

Results of operations from the Offshore Pipelines and Services segment are determined by capacity reservation fees from firm and interruptible transportation contracts and the volumes of natural gas transported on the interstate and intrastate pipelines we own pursuant to interruptible transportation or fixed-margin contracts. Our transportation arrangements are further described below:

Firm Transportation Arrangements. Our obligation to provide firm transportation service means that, pursuant to the agreement with the shipper, we transport natural gas nominated by the shipper up to the maximum daily quantity specified in the contract. In exchange for that obligation on our part, the shipper pays a specified reservation charge, whether or not the shipper utilizes the capacity. In most cases, the shipper also pays a variable-use charge with respect to quantities actually transported by us.

Interruptible Transportation Arrangements. Our obligation to provide interruptible transportation service means that, pursuant to the agreement with the shipper, we only transport natural gas nominated by the shipper to the extent that we have available capacity. For this service the shipper pays no reservation charge but pays a variable-use charge for quantities actually shipped.

Fixed-Margin Arrangements. Under these arrangements, we purchase natural gas from producers or suppliers at receipt points on our systems at an index price less a fixed transportation fee and simultaneously sell an identical volume of natural gas at delivery points on our systems at the same undiscounted index price. We view fixed-margin arrangements to be economically equivalent to our interruptible transportation arrangements.

Terminalling Services Segment

Our Terminalling Services segment consisted of:

Marine Products

Our Marine Products terminals provided storage capacity across three marine terminal sites. The Westwego Terminal site consisted of 48 above-ground storage tanks with a combined capacity of 1,044,600 barrels. The Brunswick Terminal site consisted of one 60,000-barrel above-ground storage tank, two 80,000-barrel above-ground storage tanks and two 500-barrel above-ground storage tanks with a combined capacity of 221,000 barrels. The Harvey Terminal site consisted of 34 above-ground storage tanks with a combined capacity of approximately 1,135,200 barrels. Our Marine Products were sold in the third quarter of 2018.

Refined Products

Our Refined Products terminals provided butane blending capabilities and had aggregate storage capacity of approximately 1.3 million barrels at two refined products terminals located in North Little Rock, Arkansas and Caddo Mills, Texas. Our Refined Products were sold in the fourth quarter of 2018.

Investments in Unconsolidated Affiliates

Delta House

Delta House is a semi-submersible floating production system with associated crude oil and natural gas export pipelines located in the Mississippi Canyon region of the deepwater Gulf of Mexico. The semi-submersible floating production system receives raw production from deepwater wells, which includes a mixture of crude oil, natural gas and produced water, and separates the production into its components. The separated crude oil and natural gas pressures are increased, creating pipeline quality crude oil and natural gas that flows into the respective crude oil and natural gas export pipelines. Delta House is operated by LLOG Exploration Offshore, LLC and has nameplate processing capacity of 80,000 Bbl/d and 200 MMcf/d and peak processing capacity of 100,000 Bbl/d and 240 MMcf/d. Currently, we and ArcLight indirectly own a 35.7% and 23.3% interest, respectively, in Delta House.

Cayenne

On August 8, 2017, we entered into a joint venture agreement with Targa Midstream Services, LLC (“Targa”) through our previously wholly owned subsidiary Cayenne. We received $5.0 million in cash in exchange for the sale of 50% ownership interest in Cayenne to Targa. The sole asset of the joint venture is a natural gas pipeline, which has been converted into a natural gas liquids pipeline. Both parties have 50% economic interests and 50% voting rights, with Targa serving as the operator of the pipeline and the joint venture. The additional costs of conversion and associated construction are shared equally by us and Targa. The pipeline became operational on December 28, 2017.

Okeanos

We own a 66.7% operated interest in Okeanos, a 100-mile natural gas gathering system located in the Gulf of Mexico with a total capacity of 1.0 Bcf/d. The Okeanos pipeline connects two platforms and one lateral, terminating at the Destin Main Pass 260 platform in the Mississippi Canyon region of the Gulf of Mexico. Contracted volumes on the Okeanos pipeline are based on life-of-field dedication.

Destin

We own a 66.7% operated interest in Destin, a FERC-regulated, 255-mile natural gas transport system with total capacity of 1.2 Bcf/d. The system originates offshore in the Gulf of Mexico and includes connections with four producing platforms and six producer-operated laterals, including Delta House. The 120-mile offshore portion of the Destin system terminates at the Pascagoula processing plant, owned by Enterprise Products Partners, LP, and is the single source of raw natural gas to the plant. The onshore portion of Destin is the sole delivery point for merchant-quality gas from the Pascagoula processing plant and extends 135 miles north in Mississippi. Destin currently serves as the primary transfer of gas flows from the Barnett and Haynesville Shale plays to Florida markets through interconnections with major interstate pipelines. Contracted volumes on the Destin pipeline are based on life-of-field dedication, dedicated volumes over a given period or interruptible volumes as capacity permits.

Wilprise

We own a 25.3% non-operated interest in Wilprise, a FERC-regulated, approximately 30-mile NGL pipeline that originates at the Kenner Junction and terminates in Sorrento, Louisiana, where volumes flow via pipeline to a Baton Rouge fractionator.

Tri-States

We own a 16.7% non-operated interest in Tri-States, a FERC-regulated, 161-mile NGL pipeline and sole form of transport to Louisiana-based fractionators for NGLs produced at the Pascagoula plant served by Destin and other facilities.

Competition

The midstream business is very competitive, with a number of publicly traded and private equity backed entities servicing the space based on reputation, commercial terms, reliability, service levels, location, available capacity, capital expenditures and efficiencies. Competition is often the greatest in geographic areas experiencing robust drilling by producers and during periods of high commodity prices for natural gas, crude oil and/or NGLs. Competition is also increased in those geographic areas where our commercial contracts with our customers are shorter term and therefore must be renegotiated on a more frequent basis. An increase in competition could result from new pipeline, processing facility, or storage installations or expansions of existing facilities. Major competitors in various aspects of our business include: DCP Midstream LLC; Energy Transfer Partners, L.P.; EnLink NGL Marketing, L.P.; Kinder Morgan Energy Partners LP; Enbridge Inc; Columbia Gulf Transmission Company; Enterprise Gas Processing, LLC; Plains All American Pipeline, L.P.; Medallion Pipeline Company, LLC; Gulf South Pipeline Company, LP; Southern Natural Gas Company; Tennessee Gas Pipeline Company, LLC; Texas Eastern Pipeline; and The Williams Companies, Inc, among others.

Major Customers

See Part II. Item 8. Note 6. Concentration of Credit Risk of this 2018 Form 10-K for a discussion on our significant customers.

Seasonality

See Part II. Item 7. MD&A – Impact of Seasonality of this 2018 Form 10-K for a discussion on seasonality.

Other Segment Information

For additional information on our segments, including revenues from customers, profit or loss and total assets, see Part II. Item 7. MD&A and Part II. Item 8. Note 23. Reportable Segments, of this 2018 Form 10-K.

Regulation of our Operations

Safety and Maintenance

We are subject to regulation by the Pipeline and Hazardous Materials Safety Administration (“PHMSA”) pursuant to the Natural Gas Pipeline Safety Act of 1968 (“NGPSA”), and by the Pipeline Safety Improvement Act of 2002 (“PSIA”), which was reauthorized and amended by the Pipeline Inspection, Protection, Enforcement and Safety Act of 2006. PHMSA has developed regulations implementing the PSIA that require transportation pipeline operators to implement integrity management programs, including more frequent inspections and other measures to ensure pipeline safety in “high-consequence areas,” such as high population areas. The Pipeline Safety, Regulatory Certainty, and Job Creation Act of 2011, which became law in January 2012, increases the penalties for safety violations, establishes additional safety requirements for newly constructed pipelines and requires studies of safety issues that could result in the adoption of new regulatory requirements for existing pipelines. PHMSA also issued its final rule for hazardous liquids pipelines on January 23, 2017. That rule extends regulatory reporting requirements to all liquid gathering lines, requires additional event-driven and periodic inspections, requires use of leak detection systems on all hazardous liquid pipelines, modifies repair criteria and requires certain pipelines to eventually accommodate inline inspection tools. This rule went into effect on March 24, 2017. In March 2016, PHMSA published a notice of proposed rulemaking regarding natural gas pipelines that would amend existing integrity management requirements, expand assessment and repair requirements to pipelines in areas with medium population densities and extend regulatory requirements to onshore gas gathering lines that are currently exempt. While we cannot predict the outcome of these legislative or regulatory initiatives, such legislative and regulatory changes could have a material effect on our operations, particularly by extending more stringent and comprehensive safety regulations (such as integrity management requirements) to pipelines not previously subject to such requirements. Costs associated with compliance may have a material effect on our operations. We cannot predict with any certainty at this time the terms of any new laws or rules or the costs of compliance associated with such requirements.

In addition, we are subject to a number of federal and state laws and regulations, including the federal Occupational Safety and Health Act (“OSHA”), and comparable state statutes, the purposes of which are to protect the health and safety of workers, both generally and within the pipeline industry. In addition, the OSHA hazard communication standard, the Environmental Protection Agency (“EPA”), community right-to-know regulations under Title III of the federal Superfund Amendment and Reauthorization Act (“Superfund”) and

comparable state statutes require that information be maintained concerning hazardous materials used or produced in our operations and that such information be provided to employees, state and local government authorities and citizens. We believe that we are in material compliance with all applicable laws and regulations relating to worker health and safety and Superfund

We and the entities in which we own an interest are subject to:

•

EPA Chemical Accident Prevention Provisions, also known as the Risk Management Plan requirements, which are designed to prevent the accidental release of toxic, reactive, flammable or explosive materials; and

•	Department of Homeland Security Chemical Facility Anti-Terrorism Standards, which are designed to regulate the security of high-risk chemical facilities.

Interstate Natural Gas Pipeline Regulation

Our interstate natural gas transportation systems are subject to the jurisdiction of FERC pursuant to the Natural Gas Act (“NGA”). Under the NGA, FERC has authority to regulate natural gas companies that provide natural gas pipeline transportation services in interstate commerce. Additionally, costs associated with compliance with these and other FERC regulations and policies could be severe and adversely affect our financial condition, results of operations or cash flow. Federal regulation of our interstate pipelines extends to such matters as:

•	rates, services and terms and conditions of service;

•	the types of services offered to customers;

•	the certification and construction of new facilities;

•	the acquisition, extension, disposition or abandonment of facilities;

•	the maintenance of accounts and records;

•	relationships between affiliated companies involved in certain aspects of the natural gas business;

•	the initiation and discontinuation of services;

•	market manipulation in connection with interstate sales, purchases or transportation of natural gas; and

•	participation by interstate pipelines in cash management arrangements.

Under the NGA, the rates for service on these interstate facilities must be just and reasonable and not unduly discriminatory.

The rates and terms and conditions for our interstate pipeline services are set forth in FERC-approved tariffs. Pursuant to FERC’s jurisdiction over rates, existing rates may be challenged by complaint and proposed rate increases may be challenged by protest. Any successful complaint or protest against our rates could have an adverse impact on our revenue associated with providing transportation service.

Section 311 Pipelines

Intrastate transportation of natural gas is largely regulated by the state in which such transportation takes place. To the extent that our intrastate natural gas transportation systems transport natural gas in interstate commerce without an exemption under the NGA, the rates, terms and conditions of such services are subject to FERC jurisdiction under Section 311 of the Natural Gas Policy Act, or NGPA, and Part 284 of the FERC’s regulations. Pipelines providing transportation service under Section 311 are required to provide services on an open and nondiscriminatory basis. The NGPA regulates, among other things, the provision of transportation services by an intrastate natural gas pipeline on behalf of a local distribution company or an interstate natural gas pipeline.

Under Section 311, rates charged for intrastate transportation must be fair and equitable, and amounts collected in excess of fair and equitable rates are subject to refund with interest. The terms and conditions of service set forth in the intrastate facility’s statement of operating conditions are also subject to FERC’s review and approval. Should the FERC determine not to authorize rates equal to or greater than our currently approved Section 311 rates, our business may be adversely affected. Failure to comply with applicable FERC regulations for Section 311 service or a FERC-approved statement of operating conditions could result in alteration of jurisdictional status and/or the imposition of administrative, civil and criminal remedies.

Hinshaw Pipelines

Intrastate natural gas pipelines are defined as pipelines that operate entirely within a single state, and generally are not subject to FERC’s jurisdiction under the NGA. Hinshaw pipelines, by definition, also operate within a single state, but can receive gas from outside their state without becoming subject to FERC’s NGA jurisdiction if (1) they receive natural gas at or within the boundary of a state, (2) all the gas is consumed within that state and (3) the pipeline is regulated by a state commission. Following the enactment of the NGPA, the FERC issued Order No. 63 authorizing Hinshaw pipelines to apply for authorization to transport natural gas in interstate commerce in the same manner as intrastate pipelines operating pursuant to Section 311 of the NGPA. Hinshaw pipelines frequently operate pursuant to blanket certificates to provide transportation and sales service under the FERC’s regulations.

Gathering Pipeline Regulation

Our natural gas gathering operations are subject to ratable take and common purchaser statutes in most of the states in which we operate. These statutes generally require our gathering pipelines to take natural gas without undue discrimination as to source of supply or producer. These statutes are designed to prohibit discrimination in favor of one producer over another producer or one source of supply over another source of supply. The regulations under these statutes can have the effect of imposing some restrictions on our ability as an owner of gathering facilities to decide with whom we contract to gather natural gas. The states in which we operate have adopted a complaint-based regulation of natural gas gathering activities, which allows natural gas producers and shippers to file complaints with state regulators in an effort to resolve grievances relating to gathering access and rate discrimination. We cannot predict whether such a complaint will be filed against us in the future. Failure to comply with state regulations can result in the imposition of administrative, civil and criminal remedies. To date, there has been no material adverse effect to our system due to these regulations.

Market Behavior Rules

On August 8, 2005, Congress enacted the Energy Policy Act of 2005, (“EP Act 2005”). Among other matters, the EP Act 2005 amended the NGA to add an anti-manipulation provision that makes it unlawful for any entity to engage in prohibited behavior in contravention of rules and regulations to be prescribed by FERC and, furthermore, provides FERC with additional civil penalty authority. On January 19, 2006, FERC issued Order No. 670, a rule implementing the anti-manipulation provision of the EP Act 2005. The rules make it unlawful for any entity, directly or indirectly in connection with the purchase or sale of natural gas subject to the jurisdiction of FERC or the purchase or sale of transportation services subject to the jurisdiction of FERC to (1) use or employ any device, scheme or artifice to defraud; (2) to make any untrue statement of material fact or omit to make any such statement necessary to make the statements made not misleading; or (3) to engage in any act or practice that operates as a fraud or deceit upon any person. The new anti-manipulation rules apply to interstate gas pipelines and storage companies and intrastate gas pipelines and storage companies that provide interstate services, such as Section 311 service, as well as otherwise non-jurisdictional entities to the extent the activities are conducted “in connection with” gas sales, purchases or transportation subject to FERC jurisdiction. The anti-manipulation rules do not apply to activities that relate only to intrastate or other non-jurisdictional sales or gathering, but only to the extent such transactions do not have a “nexus” to jurisdictional transactions. The EP Act 2005 also amends the NGA and the NGPA to give FERC authority to impose civil penalties for violations of these statutes, up to $1,000,000 per day per violation which is adjusted periodically for inflation. In connection with this enhanced civil penalty authority, FERC issued a policy statement on enforcement to provide guidance regarding the enforcement of the statutes, orders, rules and regulations it administers, including factors to be considered in determining the appropriate enforcement action to be taken. Should we fail to comply with all applicable FERC-administered statutes, rule, regulations and orders, we could be subject to substantial penalties and fines.

Interstate Oil and Liquids Pipeline Regulation

Our Bakken crude oil gathering system, FERC-regulated American Panther, LLC offshore liquids pipelines (known as the Tiger Shoals and MP 77 offshore pipeline systems) and the Tri-States and Wilprise NGL pipelines, in which we have equity investments, are regulated as common carrier interstate pipelines by the FERC under the Interstate Commerce Act (“ICA”), the Energy Policy Act of 1992 (“EP Act 1992”) and the rules and regulations promulgated under those laws. Under the ICA, FERC has authority regarding the rates and terms and conditions of service for the transportation of oil and natural gas liquids in interstate commerce. The ICA and FERC’s regulations require that rates and terms and conditions of service for interstate service on common carrier pipelines be just and reasonable and must not be unduly discriminatory or confer any undue preference upon any shipper. FERC’s regulations also require interstate common carrier pipelines to file with FERC and publicly post tariffs stating their interstate transportation rates and terms and conditions of service.

In general, interstate common carrier pipeline rates are initially set through negotiations with non-affiliated shippers or via cost of service ratemaking. In addition, rates can be set via settlement agreed to by all shippers and market-based rates may be permitted in certain circumstances.

Under the ICA, FERC or interested persons may challenge existing or proposed new or changed rates, services or terms and conditions of service. FERC is authorized to investigate such charges and may suspend the effectiveness of a new rate for up to seven months. FERC could require a common carrier pipeline to collect rates subject to refund until completion of an investigation during which FERC could find that the new or changed rate is unlawful. In contrast, FERC has clarified that initial rates and terms of service agreed upon with committed shippers in a transportation services agreement are not subject to protest or a cost-of-service analysis where the pipeline held an open season offering all potential shippers service on the same terms.

A successful rate challenge could result in a common carrier pipeline paying refunds of revenue collected in excess of the just and reasonable rate, together with interest for the period the rate was in effect, if any. FERC may also order a pipeline to reduce its rates prospectively, and may require a common carrier pipeline to pay shippers reparations retroactively for rate overages for a period of up to two years prior to the filing of a complaint. FERC also has the authority to change terms and conditions of service if it determines that they are unjust or unreasonable or unduly discriminatory or preferential.

Offshore Pipelines

The Bureau of Ocean Energy Management (“BOEM”) manages the exploration and development of the nation’s offshore resources. BOEM seeks to appropriately balance economic development, energy independence and environmental protection through crude oil and gas leases, renewable energy development and environmental reviews and studies. The Bureau of Safety and Environmental Enforcement works to promote safety, protect the environment and conserve resources offshore through vigorous regulatory oversight and enforcement.

Sales of Natural Gas and NGLs

The price at which we sell natural gas is not currently subject to federal rate regulation and, for the most part, is not subject to state regulation. However, with regard to our physical sales of these energy commodities, we are required to observe anti-market manipulation laws and related regulations enforced by the FERC and/or the

Commodity Futures Trading Commission (“CFTC”), and the Federal Trade Commission (“FTC”). Should we violate the anti-market manipulation laws and regulations, we could also be subject to related third-party damage claims by, among others, sellers, royalty owners and taxing authorities.

Sales of NGLs are not currently regulated and are made at negotiated prices. Nevertheless, Congress could enact price controls in the future.

As discussed above, the price and terms of access to pipeline transportation are subject to extensive federal and state regulation. The FERC is continually proposing and implementing new rules and regulations affecting interstate natural gas pipelines and those initiatives may also affect the intrastate transportation of natural gas both directly and indirectly.

Environmental Matters

General

Our operation of pipelines, plants and other facilities for the gathering, compressing, treating and transporting of natural gas and other products is subject to stringent and complex federal, state and local laws and regulations relating to the protection of the environment. As an owner or operator of these facilities, we must comply with these laws and regulations at the federal, state and local levels. These laws and regulations can restrict or impact our business activities in many ways, such as:

•	requiring the installation of pollution-control equipment or otherwise restricting the way we operate;

•	limiting or prohibiting construction activities in sensitive areas, such as wetlands, coastal regions or areas inhabited by endangered or threatened species;

•	delaying system modification or upgrades during permit reviews;

•	requiring investigatory and remedial actions to mitigate pollution conditions caused by our operations or attributable to former operations; and

•	enjoining the operations of facilities deemed to be in non-compliance with permits issued pursuant to such environmental laws and regulations.

Failure to comply with these laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties. Certain environmental statutes impose strict joint and several liability for costs required to clean up and restore sites where substances, hydrocarbons or wastes have been disposed or otherwise released. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances, hydrocarbons or other waste products into the environment.

There can be no assurance as to the amount or timing of future expenditures for environmental compliance or remediation and actual future expenditures may be different from the amounts we currently anticipate. We try to anticipate future regulatory requirements that might be imposed and plan accordingly to remain in compliance with changing environmental laws and regulations and to minimize the costs of such compliance.

We do not believe that compliance with federal, state or local environmental laws and regulations will have a material adverse effect on our business, financial position, results of operations or cash flows. In addition, we believe that the various environmental activities in which we are presently engaged are not expected to materially interrupt or diminish our operational ability to gather, compress, treat and transport natural gas. We cannot assure, however, that future events, such as changes in existing laws or enforcement policies, the promulgation of new laws or regulations or the development or discovery of new facts or conditions will not cause us to incur significant costs, and future events may impose costs on our business in excess of our expectations, and may adversely affect our financial condition, results of operations or cash flow. Below is a discussion of the material environmental laws and regulations that relate to our business. We believe that we are in substantial compliance with all of these environmental laws and regulations.

Hazardous Substances and Waste

Our operations are subject to environmental laws and regulations relating to the management and release of hazardous substances, solid and hazardous wastes and petroleum hydrocarbons. These laws generally regulate the generation, storage, treatment, transportation and disposal of solid and hazardous waste and may impose strict joint and several liability for the investigation and remediation of affected areas where hazardous substances may have been released or disposed. For instance, the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), and comparable state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons that contributed to the release of a hazardous substance into the environment. These persons include the current or former owner or operator of the site where the release occurred, and anyone who disposed or arranged for the disposal of a hazardous substance released at the site. We may handle hazardous substances within the meaning of CERCLA, or similar state statutes, in the course of our ordinary operations and, as a result, may be jointly and severally liable under CERCLA for all or part of the costs required to clean up sites at which these hazardous substances have been released into the environment.

We also generate industrial wastes that are subject to the requirements of the Resource Conservation and Recovery Act (“RCRA”), and comparable state statutes. While RCRA regulates both solid and hazardous wastes, it imposes strict requirements on the generation, storage, treatment, transportation and disposal of hazardous wastes. We generate little hazardous waste; however, it is possible that these wastes, which could include wastes currently generated during our operations, will in the future be designated as “hazardous wastes” and, therefore, be subject to more rigorous and costly disposal requirements.

We currently own or lease properties where hydrocarbons are being or have been handled for many years. Although previous operators have utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been disposed of or released on or under the properties owned or leased by us or on or under the other locations where these hydrocarbons and wastes have been transported for treatment or disposal. These properties and the wastes disposed thereon may be subject to CERCLA, RCRA and analogous state laws. Under these laws, we could be required to remove or remediate previously disposed wastes (including wastes disposed of or released by prior owners or operators), to clean up contaminated property (including contaminated soil and groundwater) or to perform remedial operations to prevent future contamination. We are not currently aware of any facts, events or conditions relating to such requirements that could materially impact our operations or financial condition. Future contamination may expose us to costs in excess of our expectation, and may adversely affect our financial condition, results of operations or cash flow.

Air Quality and Climate Change

Our operations are subject to the federal Clean Air Act and comparable state and local laws and regulations. These laws and regulations regulate emissions of air pollutants from various industrial sources, including our compressor stations and processing plants, and also impose various monitoring and reporting requirements. Such laws and regulations may require that we obtain pre-approval for the construction or modification of certain projects or facilities expected to produce or significantly increase air emissions, obtain and strictly comply with air permits containing various emissions and operational limitations and utilize specific emission control technologies to limit emissions. Failure to comply with applicable air statutes or regulations may lead to the assessment of administrative, civil or criminal penalties and may result in the limitation or cessation of construction or operation of certain air emission sources. Although we can give no assurances, we believe such requirements will not have a material adverse effect on our financial condition or operating results, and the requirements are not expected to be more burdensome to us than to any similarly situated company.

A number of states have adopted or considered programs to reduce “greenhouse gases,” or GHGs, and the EPA has declared that GHGs “endanger” public health and welfare and is regulating GHG emissions from mobile sources such as cars and trucks. The EPA has also published various rules relating to the mandatory reporting of GHG emissions, including mandatory reporting of requirements of GHGs from petroleum and natural gas systems.

The permitting, regulatory compliance and reporting programs taken as a whole increase the costs and complexity of operating oil and gas operations. This may adversely affect our cost of doing business and demand for the oil and gas we transport. We may also be required to incur certain capital expenditures in the future for air pollution control equipment in connection with obtaining and maintaining operating permits and approvals for air emissions.

Water Discharges

The Federal Water Pollution Control Act (“Clean Water Act”), and analogous state laws impose restrictions and strict controls regarding the discharge of pollutants into state waters as well as waters of the U.S. and to conduct construction activities in waters and wetlands. Certain state regulations and the general permits issued under the Federal National Pollutant Discharge Elimination System program prohibit the discharge of pollutants and chemicals. Spill Prevention Control and Countermeasure (“SPCC”) requirements of federal laws require appropriate containment berms and similar structures to help prevent the contamination of regulated waters in the event of a hydrocarbon tank spill, rupture or leak. In addition, the Clean Water Act and analogous state laws require individual permits or coverage under general permits for discharges of storm water runoff from certain types of facilities. These permits may require us to monitor and sample the storm water runoff from certain of our facilities. Some states also maintain groundwater protection programs that require permits for discharges or operations that may impact groundwater conditions. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with discharge permits or other requirements of the Clean Water Act and analogous state laws and regulations. We believe that compliance with existing permits and compliance with foreseeable new permit requirements will not have a material adverse effect on our financial condition, results of operations or cash flow.

Safe Drinking Water Act

The underground injection of crude oil and natural gas wastes are regulated by the Underground Injection Control program authorized by the Safe Drinking Water Act. The primary objective of injection well operating requirements is to ensure the mechanical integrity of the injection apparatus and to prevent migration of fluids from the injection zone into underground sources of drinking water. As of December 31, 2018, the Partnership is in compliance with the requirements.

Anti-terrorism Measures

The federal Department of Homeland Security regulates the security of chemical and industrial facilities pursuant to regulations known as the Chemical Facility Anti-Terrorism Standards. These regulations apply to oil and gas facilities, among others, that are deemed to present “high levels of security risk.” Pursuant to these regulations, certain of our facilities are required to comply with certain regulatory provisions, including requirements regarding inspections, audits, recordkeeping and protection of chemical-terrorism vulnerability information.

Title to Properties and Rights-of-Way

Our real property falls into two categories: i) parcels that we own in fee and ii) parcels in which our interest derives from leases, easements, rights-of-way, permits or licenses from landowners or governmental authorities, permitting the use of such land for our operations. Portions of the land on which our plants and other major facilities are located are owned by us in fee title, and we believe that we have satisfactory title to these lands. The remaining land on which our plant sites and major facilities are located, are held by us pursuant to surface leases. easements, rights of way, permits or licenses between us and the fee owner of the lands. Our predecessors leased or owned these lands for many years without any material challenge known to us relating to the title to the land upon which the assets are located, and we believe that we have satisfactory leasehold estates or fee ownership in such lands. We have no knowledge of any challenge to the underlying fee title of any material lease, easement, right-of-way, permit or license held by us or to our title to any material lease, easement, right-of-way, permit or lease and we believe that we have satisfactory title to all of our material leases, easements, rights-of-way, permits and licenses.

Employees

The Partnership does not have any employees. All of the employees required to conduct and support our operations are employed by our General Partner, and the officers of our General Partner manage our operations and activities. As of December 31, 2018, our General Partner employed approximately 480 people who provide direct, full-time support to our operations. None of these employees are covered by collective bargaining agreements, and our General Partner considers its employee relations to be positive.

General

We make certain filings, and amendments thereto, with the Securities and Exchange Commission (the “SEC”), including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports. All of these filings are available as soon as reasonably practicable after the electronic filing with the SEC free of charge on our website, www.americanmidstream.com. Additionally, the filings are available on the Internet at www.sec.gov. We intend to use our website as a means for disseminating information in accordance with Regulation FD under the Exchange Act. The information contained on our website is not part of, nor is it incorporated by reference into, this 2018 Form 10-K.

Item 1A. Risk Factors

Limited partner interests are inherently different from capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in similar businesses. We urge you to carefully consider the following risk factors together with all of the other information included in this 2018 Form 10-K, including Part I. Item 1. Business – Regulation of Business, in evaluating an investment in our common units. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial individually or in the aggregate may also impair our business operations.

If any of these risks were to occur, our business, financial condition, results of operations or cash flows could be materially adversely affected. We may not be able to achieve some or all of our stated business strategies or realize our stated strengths. In that case, the trading price of our common units could decline and you could lose all or part of your investment in us.

This 2018 Form 10-K also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks and uncertainties faced by us described below. Please read our “Cautionary Statement About Forward Looking Statements” in this 2018 Form 10-K.

Risks Related to our Business

Our current and future indebtedness levels may limit our flexibility in obtaining additional financing and in pursuing other business opportunities.

As of December 31, 2018, we had approximately $ 1.0 billion in principal amount of debt outstanding and $39.8 million of borrowing commitment available to us under our revolving credit facility. Our level of indebtedness could have important consequences to us, including the following:

•

our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•

covenants contained in our existing and future credit and debt arrangements will require us to meet financial tests that may affect our flexibility in planning for, and reacting to, changes in our business, including possible acquisition opportunities and prohibit us from declaring and making cash distributions to our unitholders;

•

our funds available for operations, future business opportunities and distributions to unitholders will be reduced by that portion of our cash flow required to make principal and interest payments on our indebtedness;

•	our indebtedness level may make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our business or the economy generally; and

•	our flexibility in responding to changing business and economic conditions may be limited.

Any of these factors could result in a material adverse effect on our business, financial condition, results of operations, business prospects and ability to make cash distributions to our unitholders.

Our ability to service our indebtedness will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing distributions to our unitholders, reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing our indebtedness, or seeking additional equity capital or bankruptcy protection. We may not be able to effect any of these remedies on satisfactory terms, or at all.

We have identified material weaknesses in our internal controls at December 31, 2018, and we have been unable to remediate the material weaknesses identified in 2016 and 2017. If we fail to remediate these material weaknesses or otherwise fail to develop, implement and maintain appropriate internal controls in future periods, our ability to report our financial condition and results of operations accurately and on a timely basis could be adversely affected.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

We did not maintain an effective control environment as we lacked sufficient oversight of activities related to our internal control over financial reporting and had an insufficient complement of resources with an appropriate level of accounting knowledge, expertise and training commensurate with our financial reporting requirements. This material weakness contributed to additional material weaknesses, as the Partnership did not design and maintain effective controls over: verifying that complex, non-routine transactions were recorded appropriately; all financial statement assertions of revenues and receivables, specifically the review of the accounting for certain contracts, the review that price, volume and other key contractual terms used to record revenue are consistent with the terms of the arrangement and the review that revenue is recorded in the proper period; all financial statement assertions related to acquisitions and divestitures, specifically verifying the existence, rights and obligations associated with assets acquired and liabilities assumed, reviewing the valuation of the purchase price allocation and reviewing the completeness and accuracy of related disclosures; the period-end financial reporting process, specifically verifying the review of journal entries are performed by individuals separate from the preparer and that the journal entries are complete, accurate and property supported, and the review of account reconciliations and financial statement analysis to support all financial statement assertions of the consolidated financial statements and disclosures; and the accuracy and valuation of asset retirement obligations, goodwill, other intangible assets and finite-lived assets, specifically the review of the model, data, assumptions and calculations used in determining the estimated asset retirement obligation and in impairment tests, and the related identification of changes in events and circumstances that indicate it is more likely than not that an impairment indicator has occurred. Additionally, we did not maintain effective controls over certain information technology (“IT”) general controls for applications used in the preparation of our consolidated financial statements. Specifically, we did not maintain user access controls to ensure appropriate segregation of duties and adequate restriction of user and privileged access to the financial application, programs, and data to appropriate Partnership personnel. These IT deficiencies did not result in a material misstatement to the consolidated financial statements, however, the deficiencies, when aggregated, could impact our ability to maintain effective segregation of duties, as well as maintain effective IT-dependent controls which could result in misstatements of substantially all of the financial statement accounts and disclosures resulting in a material misstatement to the annual or interim consolidated financial statements that otherwise would not be prevented or detected. Accordingly, our management determined that, as of December 31, 2018, our disclosure controls and procedures and our internal control over financial reporting were not effective. The specific material weaknesses and our remediation efforts are described in Part II, Item 9A - ” Controls and Procedures” of this 2018 Form 10-K.

We are in the process of remediating the identified material weaknesses in our internal controls, but we are unable at this time to estimate when, or if, the remediation effort will be completed. During the course of implementing additional processes and controls, as well as controls operating effectiveness testing, we may identify additional control deficiencies, which could give rise to other material weaknesses, in addition to the material weaknesses described above. As we continue to evaluate and work to improve our internal control over financial reporting, we may determine to take additional measures to address these material weaknesses or modify certain of the remediation measures. Further and continued determinations that there are material weaknesses in the effectiveness of our internal controls could reduce our ability to obtain financing or could increase the cost of any financing we obtain and require additional expenditures of resources to comply with applicable requirements.

Prior to our entry into the Waiver, the existence of a qualification in our audited financial statements may have constituted an event of default under the Credit Agreement. Pursuant to the Waiver, the administrative agent and certain lenders (as required by the Credit Agreement) have waived the Financial Statements Audit Requirement for the fiscal year ended December 31, 2018. Although we entered into the Waiver to address the event of default possibly arising pursuant to the existence of a going concern note and material weakness exception in our audited financial statements contained in this Form 10- K, there is no guarantee that our lenders will agree to waive events of default or potential events of default in the future. For additional discussion of the Waiver, see Part II. Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations. Overview - Amendment to Credit Agreement.

The indenture governing our senior notes and our credit facility contain certain financial covenants and ratios and other restrictions. We have had, and may continue to have, difficulty maintaining compliance with such financial covenants and ratios and other restrictions, which could adversely affect our business, financial condition, results of operations and ability to pay distributions to our unitholders.

We are dependent upon certain earnings and cash flow generated by our operations in order to meet our debt service obligations. We also depend on our Credit Agreement (as defined below) for working capital and future expansion capital needs and, as necessary, to fund a portion of cash distributions to unitholders. The indenture governing the notes and our revolving credit facility contain, and any future financing agreements may contain, operating and financial restrictions and covenants that could restrict our ability to finance future operations or capital needs, or to expand or pursue our business activities, which may, in turn, limit our ability to pay distributions to our unitholders. For example, our revolving credit facility limits our ability to, among other things:

•	declare or make cash distributions on our common units and preferred units;

•	incur or guarantee additional indebtedness;

•	make certain investments and acquisitions;

•	redeem or repay other debt or make other restricted payments, including cash distributions to our unitholders;

•	enter into certain types of transactions with affiliates;

•	enter into agreements that restrict distributions or other payments from our restricted subsidiaries to us;

•	enter into sale and leaseback transactions;

•	merge or consolidate with another company;

•	transfer, sell or otherwise dispose of assets, including equity interests in our subsidiaries;

•	use proceeds from certain asset sales for any purpose other than repaying indebtedness under the credit facility; and

•	cancel or modify material contracts.

On March 8, 2017, we along with certain of our subsidiaries (collectively, the “Borrowers”), entered into the Second Amended and Restated Credit Agreement, with Bank of America N.A., as Administrative Agent, Collateral Agent and L/C Issuer, Wells Fargo Bank, National Association, as Syndication Agent, and other lenders (the “Original Credit Agreement”).

During 2018, we amended the Original Credit Agreement by entering into the First Amendment on June 29, 2018 and by entering into the Second Amendment on December 27, 2018 with a syndicate of lenders and Bank of America, N.A., as administrative agent.

We entered into the Amendments to, among other things, revise certain financial covenants to remain in compliance with the terms of the Credit Agreement. Absent the Amendments, we would not have been in compliance. As amended, we are in compliance with the Credit Agreement but may not be able to remain compliant with the Credit Agreement and may not be able to obtain necessary waivers or amendments from lenders to maintain compliance in the future.

As amended, the Credit Agreement contains certain terms and financial covenants, including:

	Minimum Consolidated Interest Coverage Ratio	Maximum Consolidated Total Leverage Ratio	Maximum Consolidated Secured Leverage Ratio
December 31, 2018	1.75:1.00	6.25:1.00	3.75:1.00
March 31, 2019	1.75:1.00	6.50:1.00	3.75:1.00
June 30, 2019 and thereafter	1.50:1.00	5.75:1.00	3.50:1.00

Our ability to comply with these covenants and ratios in the future is uncertain and will be affected by the levels of cash flow from our operations and events or circumstances beyond our control, including events and circumstances that may stem from the condition of the financial markets, commodity price levels, disruptions in operations of our or our joint ventures’ assets and our ability to sell assets for adequate proceeds.

Our Credit Agreement currently prohibits us from declaring or making cash distributions to our unitholders until our consolidated total leverage ratio is reduced to less than 5.00:1:00.

As a result of the Second Amendment, we are not permitted to declare or make any cash distributions to our unitholders until our consolidated total leverage ratio is reduced to less than 5.00:1.00, as shown in the compliance certificate required to be delivered together with audited consolidated financial statements for the most recently completed fiscal year and consolidated unaudited financial statements for the most recently completed quarter. Therefore, the Credit Agreement prohibited us from making any cash distributions on our common units with respect to the fourth quarter of 2018, and we do not expect to make any distributions on our common units with respect to the first quarter of 2019. We will not be permitted to make any cash distributions for future quarters until our consolidated total leverage ratio is reduced to less than 5.00:1.00.

We do not plan to pay distributions on our common units through the completion of the Pending Merger. We may not have sufficient cash from operations to enable us to pay distributions to holders of our common units.

Even if we planned to pay distributions and we were not prohibited contractually from paying cash distributions to our unitholders, we may not have sufficient available cash from operations each quarter to enable us to pay the minimum quarterly distribution on our common units or at all. These distributions may only be made from cash available for distribution after the quarterly distribution to which our convertible preferred units are entitled, the establishment of cash reserves, and payment of our fees and expenses. The amount of cash we can distribute on our units principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on a variety of factors, including any of the business risks and uncertainties described or referenced in this Item 1A.

While ArcLight has provided certain cash contributions to us in the past, it was and is under no contractual obligation to do so. Such support is not expected to be provided in the future.

There is no guarantee that unitholders will receive quarterly distributions from us. Our distributions are determined each quarter by the Board based on their consideration of the foregoing factors, our financial position, earnings, cash flow, current and future business needs and other relevant factors at that time. For example, in July 2018, as part of a revised capital allocation strategy, we reduced our quarterly distribution per common unit to 25% of the minimum quarterly distribution. For the fourth quarter of 2018, we did not pay any quarterly distribution on our common units, and through the completion of the Pending Merger, we do not expect to pay a quarterly distribution on our common units.

The amount of cash we have available for distribution depends primarily upon our cash flow and not solely on profitability, which will be affected by non-cash items. As a result, we may make cash distributions during periods when we record net losses for financial reporting purposes and may not make cash distributions during periods when we record net income for financial reporting purposes.

Any decrease in the volumes of natural gas, NGLs or crude oil that we or our joint ventures gather, process or transport could adversely affect our business and operating results.

The volumes that support our business are dependent on the level of production from natural gas and crude oil wells connected to our systems, including volumes from significant customers, the production of which will naturally decline over time. As a result, our cash flows associated with these wells will also decline over time. In order to maintain or increase throughput levels on our systems, we must obtain new sources of natural gas and crude oil. The primary factors affecting our ability to obtain non-dedicated sources of natural gas and crude oil include (i) the level of successful drilling activity in our areas of operation and (ii) our ability to compete for volumes from successful new wells.

We have no control over the level of drilling activity in our areas of operation, the amount of reserves associated with wells connected to our systems or the rate at which production from a well declines. In addition, we have no control over producers or their drilling or production.

Sustained reductions in exploration or production activity in our areas of operation would lead to reduced utilization of our assets. We are unable to predict future potential movements in the market price for natural gas, crude oil and NGLs and thus, cannot predict the ultimate impact of prices on our operations. Certain of our operating costs and expenses are fixed and do not vary with the volumes we transport or redeliver. These costs and expenses may not decrease ratably or at all should we experience a reduction in the volumes we sell, transport or redeliver. If commodity prices decreased or if producers experienced sustained curtailment of production, this could lead to reduced profitability and may impact our liquidity and compliance with financial covenants in our revolving credit facility. Reduced profitability may also result in future non-cash impairments of long-lived assets, goodwill, or intangible assets.

Because of these and other factors, even if new natural gas, NGL and crude oil reserves are known to exist in areas served by our assets, producers may choose not to develop those reserves. If reductions in drilling activity result in our inability to maintain the current levels of throughput on our systems, it could reduce our revenue and cash flow and adversely affect our ability to make cash distributions to our unitholders.

Natural gas, crude oil, NGL and other commodity prices are volatile, and a reduction in these prices in absolute terms, or an adverse change in the prices of natural gas and NGLs relative to one another, could affect the demand for natural gas, NGLs or condensate and could adversely affect our net income and cash flow.

We are subject to risks due to frequent and often substantial fluctuations in commodity prices. In the past, the prices of natural gas and crude oil have been extremely volatile, and we expect this volatility to continue. Volatility in commodity prices could affect the demand for our services.

Natural gas and crude oil prices declined dramatically in late 2015 and have fluctuated since 2016. In the second half of 2018, crude oil prices declined dramatically. For instance, the NYMEX-WTI oil price declined from $60.37 per Bbl on January 2, 2018 to $45.41 per Bbl on December 31, 2018. The prices of natural gas and crude oil may continue to be volatile as a result of various factors, such as, the supply of and demand for these commodities, which fluctuate with changes in market and economic conditions and other factors, including:

•	worldwide economic conditions and political events, including actions taken by foreign oil and gas producing nations;

•	worldwide weather events and conditions, including natural disasters and seasonal changes;

•	the levels of world-wide and domestic production and consumer demand;

•	the availability of imported, or market for exported, crude oil and liquefied natural gas, or LNG;

•	the availability of transportation systems with adequate capacity;

•	the volatility and uncertainty of regional pricing differentials;

•	the nature and extent of governmental regulation and taxation; and

•	the current and anticipated future prices of natural gas, crude oil, NGLs and other commodities.

These economic conditions, in addition to extended periods of ethane rejection, increased competition from petroleum-based products due to pricing differences, adverse weather conditions, availability of natural gas processing and transportation capacity and government regulations could affect prices and production levels of natural gas, NGLs and condensate. A decrease in demand for natural gas, NGLs or condensate could decrease volumes and adversely affect the margin and profitability of our midstream business.

Our growth strategy, and ability to fund expansion capital projects, requires access to new capital. Our ability to access the capital markets, tightened capital markets or other factors that increase our cost of capital, or limit our access to capital, could impair our ability to grow.

We continuously consider potential acquisitions and opportunities for expansion capital projects. Acquisition opportunities arise quickly and unexpectedly, may occur at any time and may be significant in size relative to our existing assets and operations. Our ability to fund our capital projects and make acquisitions depends on whether we can access the necessary financing to fund these activities. Limitations on our access to capital or increase in the cost of that capital has impaired, and could continue to significantly impair, our growth strategy. Our ability to maintain our targeted credit profile, including our target debt-to-equity ratio, has affected, and could continue to affect, our cost of capital as well as our ability to execute our growth strategy. In addition, a variety of factors beyond our control could impact the availability or cost of capital, including domestic or international economic conditions, increases in key benchmark interest rates or credit spreads, the adoption of new or amended banking or capital market laws or regulations, the re-pricing of market risks and volatility in capital and financial markets.

Market demand for securities issued by master limited partnerships, especially common units, has been significantly lower in recent years than it has been historically, which may make it more challenging for us to finance our expansion capital expenditures and acquisition capital expenditures with the issuance of new securities. Furthermore, because we filed our 2017 Form 10-K after the applicable deadline, we have not been eligible to use Form S-3 for the last eleven months and will not be eligible again until at least May 1, 2019. This may limit or delay our access to the public capital markets.

Due to these factors, we cannot be certain that funding for our capital needs will be available from bank credit arrangements, our revolving credit facility or capital markets on acceptable terms, or at all. If funding is not available when needed, or is available only on unfavorable terms, we may be unable to implement our development plans, enhance our existing business, complete acquisitions and construction projects, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our revenues and results of operations.

Our business is subject to a number of weather related risks, including severe weather in the U.S. Gulf of Mexico, which can cause significant damage and disruption to our business interests located in that region.

The U.S. Gulf of Mexico experiences hurricanes and other extreme weather conditions on a frequent basis, the frequency of which may increase with climate change. Our High Point system, our Offshore Texas system, our Destin system, our Okeanos system, our MPOG system and non-operated interests Delta House and any future systems that we acquire in the U.S. Gulf of Mexico, are susceptible to adverse weather conditions in the U.S. Gulf of Mexico, including hurricanes and other extreme weather conditions. Our insurance and weather derivatives may not cover all associated loss. High winds, storm surge, and turbulent seas can cause significant damage and curtail these operations for extended periods during and after such weather conditions, which may result in decreased revenues from our interests in these operations. In addition, these adverse weather conditions in the U.S. Gulf of Mexico can affect producers connected to our facilities even if our facilities are not damaged, which may result in decreased revenues from our interests in these operations. As we execute our revised capital allocation strategy, we intend to divest non-core onshore assets, which will increase the significance of weather-related disruptions to our operations in the Gulf of Mexico.

To the extent weather conditions are affected by climate change, customers’ energy use could increase or decrease depending on the duration and magnitude of the changes, leading either to increased investment or decreased revenues.

We are subject to the risk of loss resulting from nonpayment or nonperformance by our customers and counterparties in the ordinary course of our business.

We are subject to the risk of loss resulting from nonpayment or nonperformance by our customers and counterparties in the ordinary course of our business. Additionally, this risk may increase as a result of our revised capital allocation strategy as we divest certain non-core assets, which may concentrate our customer base. Generally, we either consider our customers creditworthy or require those who are not creditworthy to make prepayments or provide security to satisfy credit concerns. However, our credit procedures and policies will not completely eliminate customer and counterparty credit risk. Our customers and counterparties include entities whose creditworthiness may be suddenly and disparately impacted by, among other factors, commodity price volatility, deteriorating energy market conditions, and public and regulatory opposition to energy producing activities.

In addition, in connection with the acquisition of certain of our assets, we have entered into agreements pursuant to which various counterparties have agreed to indemnify us, subject to certain limitations, for certain matters arising from the pre-closing ownership and operation of assets.

The low commodity price environment in prior years negatively impacted many oil and gas companies causing them significant economic stress including, in some cases, to file for bankruptcy protection or to renegotiate contracts, and this could recur. To the extent one or more of our key customers or counterparties commences bankruptcy proceedings, our contracts with such customers or counterparties may be subject to rejection under applicable provisions of the United States Bankruptcy Code or may be renegotiated. Further, during any such bankruptcy proceeding, prior to assumption, rejection or renegotiation of such contracts, the bankruptcy court may temporarily authorize the payment of value for our services less than contractually required, which could have a material adverse effect on our business, results of operations, cash flows and financial conditions. If we fail to adequately assess the creditworthiness of existing or future customers and counterparties or otherwise do not take or are unable to take sufficient mitigating actions, including obtaining sufficient collateral, deterioration in their creditworthiness and any resulting increase in nonpayment or nonperformance by them could cause us to write down or write off accounts receivable. Such write-downs or write-offs could negatively affect our operating results in the periods in which they occur, and, if significant, could have a material adverse effect on our business, results of operations, cash flows and financial condition.

If third-party pipelines or other midstream facilities interconnected to our gathering or transportation systems become partially or fully unavailable, or if the volumes we gather or transport do not meet the natural gas quality requirements of such pipelines or facilities, our revenue and cash available for distribution could be adversely affected.

Our natural gas gathering and processing and transportation systems connect to other pipelines or facilities, the majority of which are owned and operated by third parties. The continuing operation of such third-party pipelines and other midstream facilities is not within our control. These pipelines and other midstream facilities and others upon which we rely may become unavailable because of testing, turnarounds, line repair, reduced operating pressure, lack of operating capacity, regulatory requirements, curtailments of receipt or deliveries due to insufficient capacity or because of damage from hurricanes or other operational hazards. For example, the explosion and fire at the Pascagoula Gas plant in June of 2016 suspended operations from that facility for over eight months. Additionally, infrastructure remediation work on Delta House during 2018 resulted in a temporary curtailment of production flow, causing a reduction in earnings from unconsolidated affiliates. If any of these pipelines or other midstream facilities becomes unable to receive or transport natural gas, or if the volumes we gather or transport do not meet the natural gas quality requirements of such pipelines or facilities, our revenue and cash available for distribution may be adversely affected.

Our operations are subject to laws and regulations, including environmental laws and regulations relating to climate change and greenhouse gas emissions, which may restrict our operations or expose us to significant costs, liabilities, and expenditures that could exceed our expectations.

The natural gas sales, transportation, and storage operations of our gas pipelines are subject to regulation by the FERC and other federal, state, and local regulatory authorities. Regulatory or administrative actions by these regulatory authorities can affect our business in many ways, including decreasing revenues, decreasing volumes in our pipelines, increasing our costs, and otherwise altering the profitability of our business. The operation of our businesses might also be adversely affected by regulatory proceedings, changes in government regulations or in their interpretation or implementation, or the introduction of new laws or regulations applicable to our businesses or our customers.

Public and regulatory scrutiny of the energy industry has resulted in the proposal and/or implementation of increased regulations. Such scrutiny has also resulted in various inquiries, investigations, and court proceedings, including litigation of energy industry matters. Additionally, certain inquiries, investigations, and court proceedings are ongoing. We cannot predict the outcome of any of these inquiries or whether these inquiries will lead to additional legal proceedings against us, civil or criminal fines and/or penalties, or other regulatory action, including legislation, which might be materially adverse to the operation of our business and our results of operations or increase our operating costs in other ways.

In addition, climate change regulations and the costs associated with the regulation of emissions of greenhouse gases (“GHGs”) have the potential to affect our business. Regulatory actions by the Environmental Protection Agency or the passage of new climate change laws or regulations could result in increased costs to operate and maintain our facilities, install new emission controls on our facilities, or administer and manage our GHG compliance program. New climate change regulation could have a material adverse effect on our results of operations and financial condition.

The result of the laws and regulations affecting our business, or the imposition or proposal of new laws and regulations affecting our business, either individually or in the aggregate, could be material and could adversely affect our results of operations. For a detailed discussion of these matters as they may impact the regulations affecting our business, see Item 1. Business. Regulation of Operations.

A significant portion of our cash flows come from our joint ventures in which we often hold a non-controlling minority ownership position. We may experience reductions in cash flows from our joint ventures due to contractual step-downs in cash distributions, operational or other issues that are beyond our control. We may acquire similar non-controlling minority ownership positions in joint ventures in the future.

We own a 50% membership interest in Cayenne and minority interests in Delta House, Wilprise and Tri-States. We do not control these projects or joint ventures or their governing boards. As a result, our ability to pay cash distributions to our unitholders will depend in part on factors beyond our control, such as the performance of these projects or joint ventures and their distributions of cash to us. Cash distributions to us may be reduced or suspended if the assets comprising the businesses of these projects or joint ventures, or the assets of their customers, are adversely impacted by operational hazards.

For example, in 2018, due to an unplanned operational disruption beyond our control, we experienced a substantial reduction in cash distributions from Delta House. Curtailment of operations at Delta House, including the unplanned operational disruption, negatively impacted distributions from Delta House by approximately $34.0 million in 2018. Although ArcLight has offset some of these reduced distributions in the past, it may not offset reductions from Delta House, or other joint ventures, in the future.

Distributions from Delta House are directly correlated to production volumes, such that a 10% change in production volumes would impact expected distributions by approximately 9%. However, under the terms of the operating agreement for Delta House, the portion of Delta House’s total distributions that we are entitled to receive declines once cumulative production processed by the platform exceeds a specific cumulative production hurdle. Once this threshold is reached, the rate charged by Delta House FPS drops from $4.50 per BOE to $1.50 per BOE, or a 67% decrease. Assuming no operational disruptions that significantly impact production volumes in 2019, we expect this rate reduction, which could reduce our net income, to take effect as early as 2020. There are no cumulative rate changes associated with the portion of distributions associated with the Delta House OGL, however a fixed component totaling $21.6 million annually, of which, approximately $7.7 million represents our prorated interest, will expire in July 2022.

Further, additional projects we may acquire may be subject to a similar structure where we do not own a majority of the project or project entity and we may invest in joint ventures in which we share control or in which we are a minority investor. In these instances, the majority investor or controlling investor may not have the level of experience, technical expertise, human resources management and other attributes necessary to operate these assets optimally.

This risk may be magnified as we execute our revised capital allocation strategy and divest certain non-core assets, which may increase the proportion of cash provided by entities we do not control.

We depend on a relatively small number of customers for a significant portion of our gross margin. The loss of any one of these customers could adversely affect our ability to make distributions.

A significant percentage of the gross margin in each of our segments is attributable to a relatively small number of customers. Additionally, a number of customers upon which our business depends are small companies that may have limited access to capital or that may, as a result of operational incidents or other events, be disproportionately affected as compared to larger, better capitalized companies. Although we have gathering, processing and transmission contracts with significant customers of varying duration and commercial terms, if one or more of these customers were to default on their contract or if we were unable to renew our contract with one or more of these customers on favorable terms, we may not be able to replace these customers in a timely fashion, on favorable terms or at all. In any of these situations, our gross margin and cash flows and our ability to make cash distributions to our unitholders may be adversely affected. We expect our exposure to concentrated risk of non-payment or non-performance to continue as long as we remain substantially dependent on a relatively small number of customers for a substantial portion of our gross margin.

Our industry is highly competitive and increased competitive pressure could adversely affect our business and operating results.

We compete with other midstream companies in our areas of operation. In addition, some of our competitors are large companies that have greater financial, managerial and other resources than we do. Our competitors may expand or construct gathering, compression, treating, processing or transportation systems that would create additional competition for the services we provide to our customers. In addition, our customers may develop their own gathering, compression, treating, processing or transportation systems in lieu of using ours. Our ability to renew or replace existing contracts with our customers at rates sufficient to maintain current revenue and cash flow could be adversely affected by the activities of our competitors and our customers. All of these competitive pressures could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to our unitholders.

Our gathering, processing, transportation and terminal contracts subject us to renewal risks.

We gather, purchase, process, transport and sell most of the commodities on our systems under contracts with terms of various durations, including contracts that have terms as short as one month or which are cancellable on as little as 30 days’ notice, and which may be difficult to extend or replace. We provide NGL sales and distribution services, refined products terminals, crude oil pipeline services and above-ground storage services that support various commercial customers. As these contracts expire, we may have to negotiate extensions or renewals with existing suppliers and customers or enter into new contracts with other suppliers and customers. We may be unable to obtain new contracts on favorable commercial terms, if at all. We also may be unable to maintain the economic structure of a particular contract with an existing customer or the overall mix of our contract portfolio. For example, depending on prevailing market conditions at the time of a contract renewal, gathering and processing customers with percent-of-proceeds contracts may choose to switch to fee-based gathering and transportation contracts, or a producer with whom we have a natural gas purchase contract may choose to enter into a transportation contract with us and retain title to its natural gas. To the extent we are unable to renew our existing contracts on terms that are favorable to us or successfully manage our overall contract mix over time, our revenue, gross margin and cash flows could decline and our ability to make distributions to our unitholders could be materially and adversely affected.

The value of our interests in operations located in the U.S. Gulf of Mexico could be adversely impacted by increased regulation and continuing regulatory uncertainty.

Operations in the U.S. Gulf of Mexico have been subject to an increasingly stringent regulatory environment including government regulations focused on offshore operating requirements, spill cleanup, and enforcement matters. These regulations also implement additional safety and certification requirements applicable to offshore activities in the U.S. Gulf of Mexico. Certain operating assets such as our High Point system, Destin system, Okeanos system and our Offshore Texas system, and certain non-operated interests in operations located in the U.S. Gulf of Mexico that we currently hold or may hold in the future, are subject to such increased regulations, including our non-operated interests in Delta House. In addition, the Bureau of Safety and Environmental Enforcement and the Bureau of Ocean Energy Management has increased regulatory activity including shortening the time period a line may be inactive before it must be removed or abandoned and requiring additional supplemental bonding or other forms of providing abandonment security for offshore facilities on the Outer Continental Shelf. These new regulations have increased our operating costs, and the operating costs of our producer customers. As a result, the value of our interests in these operations may be adversely affected by these regulations. Future regulatory requirements could delay activities from these operations and reduce our revenues, resulting in reduced cash flows and profitability. Moreover, any failure to satisfy these regulatory requirements by our producing customers could result in the commencement of enforcement proceedings or the taking of other remedial action, including assessing civil penalties, ordering suspension of operations or production, or initiating procedures to cancel leases, which, if upheld, could materially reduce the demand for our services. This risk may be magnified as we divest certain non-core assets as part of our capital reallocation strategy, which may increase the impact of regulation in the U.S. Gulf of Mexico on our total business.

Significant portions of our pipeline systems have been in service for several decades and we have a limited ownership history with respect to all of our assets. There could be unknown events or conditions or increased maintenance or repair expenses and downtime associated with our pipelines that could have a material adverse effect on our business and results of operations.

Significant portions of the pipeline systems that we have purchased had been in service for many decades prior to our purchase. Consequently, our executive management team has a limited history of operating such assets. There may be historical occurrences or latent issues regarding our pipeline systems that our executive management may be unaware of and that may have a material adverse effect on our business and results of operations. The age and condition of our pipeline systems could also result in increased maintenance or repair expenditures, and any downtime associated with increased maintenance and repair activities could materially reduce our revenue. Any significant increase in maintenance and repair expenditures or loss of revenue due to the age or condition of our pipeline systems could adversely affect our business and results of operations and our ability to make cash distributions to our unitholders.

A downgrade in our credit ratings could impact our access to capital and costs of doing business, and maintaining credit ratings is under the control of independent third parties.

Rating agencies may reevaluate our ratings, and any additional actual or anticipated downgrades in such credit ratings could limit our ability to access credit and capital markets, including to refinance our existing revolving credit facility, or to restructure or refinance our other indebtedness. On November 1, 2017, S&P and Moody’s both announced that our long term credit rating had been placed on watch as a result of the announcement of the SXE Transactions. On May 7, 2018, Moody’s downgraded our liquidity rating from SGL-3 to SGL-4. On July 31, 2018, Moody’s announced that it had concluded its previously announced review and changed its outlook for us to negative and concurrently upgraded our liquidity rating from SGL-4 to SGL-3. As a result of these actions, future financing or refinancing, may result in higher borrowing costs and require more restrictive terms and covenants, including obligations to post collateral with third parties, which may further restrict our operations and negatively impact liquidity.

Credit rating agencies perform independent analysis when assigning credit ratings. The analysis includes a number of criteria including, but not limited to, business composition, market and operational risks, as well as various financial tests. Credit rating agencies continue to review the criteria for industry sectors and various debt ratings and may make changes to those criteria from time to time. Credit ratings are not recommendations to buy, sell or hold investments in the rated entity. Ratings are subject to revision or withdrawal at any time by the rating agencies, and we cannot assure you that we will maintain our current credit ratings.

If we are unable to repay, extend or refinance our existing and future debt as it becomes due on terms reasonably acceptable to us, or at all, we may be unable to continue as a going concern.

Absent any action with respect to the repayment or refinancing of our existing indebtedness or any waivers or amendments to the agreements governing our existing indebtedness, our Credit Agreement is scheduled to mature on September 5, 2019. Although we are actively engaged with the Credit Agreement lender group, we may not be able to extend, replace or refinance our existing Credit Agreement on terms reasonably acceptable to us, or at all, with our current lender group or with replacement lenders. If we are able to obtain replacement financing, it may be more costly or on terms more burdensome than our current Credit Agreement. In addition, we may not be able to access other external financial resources sufficient to enable us to repay the debt outstanding under our Credit Agreement upon its maturity. As renewal or refinance of the Credit Agreement remains uncertain, the audited financial statements contained in this Form 10-K include a note regarding our ability to continue as a going concern. Although we entered into the Waiver to address the existence of a going concern note and material weakness exception in the audited financial statements contained in this Form 10-K and to extend the Financial Statements Delivery Deadline to April 30, 2019, the Waiver does not waive any default or event of default other than in connection with the Financial Statements Audit Requirement and Financial Statements Delivery Deadline. There is no guarantee that our lenders will agree to waive events of default or potential events of default in the future. Moreover, such issues and waivers divert the attention of management from our operations and require the Partnership to incur certain fees and expenses. If we fail to satisfy our obligations with respect to our indebtedness or fail to comply with the financial and other restrictive covenants contained in the Credit Facility or other agreements governing our indebtedness, an event of default could result, which could permit acceleration of such debt and acceleration of our other debt. Any accelerated debt would become immediately due and payable, and we may be unable to continue as a going concern. For additional discussion of the Waiver, see Part II. Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations. Overview - Amendment to the Credit Agreement.

In connection with our expansion capital programs, we have agreed, and may in the future agree, to construct oil and gas gathering pipelines to service existing and future oil and gas properties, which involves potential risks.

In connection with our expansion capital programs, we have agreed, and may in the future agree, at our cost and expense, to design, acquire right-of-way for, obtain all permits from governmental authorities for, procure materials for, construct, operate, and maintain additional gathering pipelines for connection to certain current and future producing crude oil and natural gas properties. There are risks involved with such obligations, including:

•	general construction cost overruns and delays resulting from numerous factors, many of which may be out of our control;

•	the inability to obtain required permits for the pipelines;

•	the inability to obtain rights-of-way for the gathering pipelines, which may result in pipelines being re-routed, which itself could result in cost overruns and delays;

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the risk associated with producer’s exploration and production activities and the associated potential failure of the gathering pipelines to generate attractive cash flows given our obligation to construct and operate them; and

•	title issues or environmental or regulatory compliance matters or liabilities or accidents associated with the construction or operation of the pipelines.

We currently expect to fund these costs with borrowings under our revolving credit facility or by accessing the capital markets. If we are unable to finance the expansion costs with existing liquidity, we could be required to seek alternative sources of liquidity, which could be costly or may not be available. In the event expansion and extension of the crude oil and natural gas properties is significantly more expensive than we expect, or we are unable to obtain financing for such construction, it could have a material adverse effect on our financial condition, including our results of operations and cash flows.

Our business involves many hazards, operational risks and litigation risks, some of which may not be fully covered by insurance. If a significant accident, event or judgment occurs for which we are not adequately insured, our operations and financial results could be adversely affected.

Our operations are subject to all of the risks and hazards inherent in the gathering, compressing, treating, processing and transportation of natural gas, including:

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damage to pipelines, plants, storage facilities, related equipment and surrounding properties caused by hurricanes, tornadoes, floods, fires, earthquakes and other natural disasters and acts of terrorism;

•	inadvertent damage from construction, vehicles, farm and utility equipment;

•	leaks of natural gas and other hydrocarbons or losses of natural gas as a result of the malfunction of equipment or facilities;

•	ruptures, fires and explosions; and

•	other hazards that could also result in personal injury and loss of life, pollution and suspension of operations.

These risks could result in substantial losses due to personal injury or loss of life, severe damage to and destruction of property and equipment and pollution, hurricanes or other environmental damage. These risks may also result in curtailment or suspension of our operations. For example, in 2017, Hurricane Harvey hit the Texas Gulf Coast, disrupting our operations and negatively impacting our financial results. In addition, we have been, and are likely to continue to be, a defendant in various legal proceedings and litigation arising in the ordinary course of business, both as a result of these operating hazards and risks and as a result of other aspects of our business. For example, we have been the subject of a number of land-related litigation matters in Louisiana, which are immaterial in amount but still involve expenses and attention of personnel. A natural disaster or other hazard affecting the areas in which we operate could have a material adverse effect on our operations.

We are not fully insured against all risks inherent in our business. For example, we do not have any casualty insurance on our underground pipeline systems that would cover damage to the pipelines. We are self-insured for general and product, workers’ compensation and automobile liabilities up to predetermined amounts above which third-party insurance applies. Additionally, we do not have business interruption/ loss of income insurance that would provide coverage in the event of damage to any of our underground facilities. In addition, coverage for hurricane damage is very limited, and although we are insured for environmental pollution resulting from environmental accidents that occur on a sudden and accidental basis, we may not be insured against all environmental accidents that might occur, some of which may result in toxic tort claims. We cannot guarantee that our insurance will be adequate to protect us from all material expenses related to potential future claims for personal injury and property damage. If a significant accident or event occurs for which we are not fully insured, it could have a material adverse effect on our operations and financial condition. Furthermore, we may not be able to maintain or obtain insurance of the type and amount we desire at reasonable rates. As a result of market conditions, premiums and deductibles for certain of our insurance policies may substantially increase. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage. Additionally, we may be unable to recover from prior owners of our assets, pursuant to our contractual indemnification rights for potential environmental liabilities.

We may be unable to obtain or renew permits necessary for our operations or the operations we may acquire in future acquisitions.

Our facilities operate under a number of required federal and state permits, licenses and approvals with terms and conditions containing a significant number of prescriptive limits and performance standards in order to operate. All of these permits, licenses, approvals, limits and standards require a significant amount of monitoring, record keeping and reporting in order to demonstrate compliance with the underlying permit, license, approval, limit or standard. Noncompliance or incomplete documentation of our compliance status may result in the imposition of fines, penalties and injunctive relief. A decision by a government agency to deny or delay issuing a new or renewed material permit, license or approval, or to revoke or substantially modify an existing permit, license or approval, could have a material adverse effect on our financial condition, including our results of operations and cash flows.

We do not own all of the land on which our pipelines and facilities are located, which could result in disruptions to our operations.

We do not own all of the land on which our pipelines and facilities have been constructed, and we are, therefore, subject to the possibility of more onerous terms or increased costs to retain necessary land use if we do not have valid rights-of-way or if such rights-of-way lapse or terminate or do not allow us to change our operations, or we may not be able to renew our contract leases on commercially reasonable terms or at all. We obtain the rights to construct and operate our pipelines on land owned by third parties and governmental agencies for a specific period of time for specific types of operations. Our loss of these rights, through our inability to renew right-of-way contracts or otherwise or our inability to amend these rights for new operations, could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to our unitholders.

A failure in our operational systems or cybersecurity attacks on any of our facilities, or those of third parties, may adversely affect our financial results.

Our business is dependent upon our operational systems to process a large amount of data and complex transactions. If any of our financial, operational, or other data processing systems fail or have other significant shortcomings or downtime, our financial results could be adversely affected. Our financial results could also be adversely affected if an employee causes our operational systems to fail, either as a result of inadvertent error or by deliberately tampering with or manipulating our operational systems. In addition, dependence upon automated systems may further increase the risk that operational system flaws, employee tampering or manipulation of those systems will result in losses that are difficult to detect.

Due to increased technology advances, we have become more reliant on technology to help increase efficiency in our business. We use computer programs to help run our financial and operational departments, and these systems may subject our business to increased risks. As of December 31, 2018, we did not maintain effective controls over certain information technology general controls for a significant application used in the preparation of our consolidated financial statements. Any future cybersecurity attacks that affect our facilities, our customers and any financial data, including as a result of our inability to adequately restrict user and privileged access to our financial application, programs and data, could have a material adverse effect on our business. In addition, cyber-attacks on our financial, customer and employee data may result in financial loss and may negatively impact our reputation. We may experience increased capital and operating costs to implement increased security for our facilities and pipelines, such as additional physical facility and pipeline security, and additional security personnel. Third-party systems on which we rely could also suffer operational system failure. Any of these occurrences could disrupt our business, result in potential liability or reputational damage or otherwise have an adverse effect on our financial results. Moreover, the costs associated with addressing or preventing cyber breaches or complying with new regulations may be substantial.

Terrorist attacks and the threat of terrorist attacks may adversely impact our results of operations.

Increased security measures taken by us as a precaution against possible terrorist attacks have resulted in increased costs to our business. Uncertainty surrounding terrorist attacks in the U.S. may affect our operations in unpredictable ways, including disruptions of crude oil supplies or storage facilities, and markets for refined products, and the possibility that infrastructure facilities could be direct targets of, or indirect casualties of, an act of terror.

Risks Related to the Pending Merger

We may be unable to obtain the regulatory clearances required to complete the Pending Merger or, in order to do so, we may be required to comply with material restrictions or satisfy material conditions.

Even though approval under the HSR Act is not required, the Pending Merger may still be reviewed under antitrust statutes of other governmental authorities, including by state regulatory authorities such as the MPSC. The closing of the Pending Merger is subject to the condition that there is no law, injunction or other legal restraint in effect prohibiting, and no governmental authority is seeking a restraint to prohibit, consummation of the transaction contemplated under the Merger Agreement. We can provide no assurance that all required regulatory clearances will be obtained. If a governmental authority asserts objections to the Pending Merger, we may be required to divest assets in order to obtain antitrust clearance. There can be no assurance as to the cost, scope or impact of the actions that may be required to obtain antitrust or other regulatory approval. If we take such actions, it could be detrimental to it or to the combined organization following the consummation of the Pending Merger. Furthermore, these actions could have the effect of delaying or preventing the closing of the Pending Merger or imposing additional costs on our business during the pendency of the Pending Merger.

State attorneys general could seek to block or challenge the Pending Merger as they deem necessary or desirable in the public interest at any time, including after completion of the transaction. In addition, in some circumstances, a third party could initiate a private action under antitrust laws challenging or seeking to enjoin the Pending Merger, before or after it is completed. We may not prevail and may incur significant costs in defending or settling any action under the antitrust laws.

We may have difficulty attracting, motivating and retaining employees in light of the Pending Merger.

Uncertainty about the effect of the Pending Merger on our employees may have an adverse effect on the combined organization, particularly given we will no longer be part of a publicly traded entity. This uncertainty may impair our ability to attract, retain and motivate personnel until the Pending Merger is completed. Employee retention may be particularly challenging during the pendency of the Pending Merger, as employees may feel uncertain about their future roles with the combined organization. In addition, we may have to provide additional compensation in order to retain employees, which will increase our administrative expenses even if the Pending Merger does not close. If our employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to become employees of the combined organization, we could experience adverse disruption in our business.

We are subject to business uncertainties and contractual restrictions relating to the Pending Merger, which could adversely affect our business and operations.

In connection with the Pending Merger, it is possible that some customers, suppliers and other persons with whom we have business relationships may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationship with us, which could negatively affect our revenues, earnings and cash available for distribution, as well as the market price of our common units, regardless of whether the Pending Merger is completed.

Under the terms of the Merger Agreement, we are subject to certain restrictions on the conduct of our business prior to completing the Pending Merger, which may adversely affect our ability to execute certain of our business strategies. Such limitations could negatively affect our business and operations prior to the completion of the Pending Merger. For a discussion of the Pending Merger and the Merger Agreement, see Item 1. Business. Pending Merger.

The Pending Merger is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all. Failure to complete the Pending Merger, or significant delays in completing the Pending Merger, could negatively affect the trading price of our common units and our future business and financial results.

The completion of the Pending Merger is subject to a number of conditions. The completion of the Pending Merger is not assured and is subject to risks, including the risk that approval by governmental agencies is not obtained or that other closing conditions are not satisfied. If the Pending Merger is not completed, or if there are significant delays in completing the Pending Merger, the trading price of AMID common units and our future business and financial results could be negatively affected, and we will be subject to several risks, including the following:

•	we may be liable for damages to Proposed Parent under the terms and conditions of the Merger Agreement;

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negative reactions from the financial markets, including declines in the price of AMID common units due to the fact that current prices may reflect a market assumption that the Pending Merger will be completed; and

•	the attention of our management will have been diverted to the Pending Merger rather than our own operations and pursuit of other opportunities that could have been beneficial to us.

We will incur substantial transaction-related costs in connection with the Pending Merger.

We expect to incur a number of non-recurring transaction-related costs associated with evaluating and completing the Pending Merger. These fees and costs will be substantial regardless of whether the Pending Merger is completed. Non-recurring transaction costs include, but are not limited to, fees paid to financial, legal and accounting advisors, filing fees and printing costs. Additional unanticipated costs may be incurred in preparation for the integration of our business with the business of the Proposed Parent. We will not recover these costs if the conditions to closing the Pending Merger are not satisfied, which would have an adverse impact on our financial condition as a stand alone business.

The Pending Merger involves a conflict of interest between ArcLight and the Partnership.

ArcLight has no duty under the Partnership Agreement to the Partnership or its unitholders and may act in its own best interest or the interest of its partners in connection with the Pending Merger, including making the proposal, negotiating the Pending Merger and voting its affiliates’ units in favor of the Pending Merger. Under the Partnership Agreement, the Pending Merger is required to be approved by a majority of the outstanding common units and preferred units, voting as a class, and each class of preferred units. Affiliates of ArcLight own approximately 51% of such voting power and prior to the execution of the Merger Agreement, affiliates of ArcLight delivered to the Partnership a written consent approving the Pending Merger. As such, the Pending Merger has been approved by the limited partners of the Partnership, and the Partnership will not hold a meeting of its unitholders to approve the merger.

Risks Related to Our Units, Partnership Structure and Ownership

Affiliates of ArcLight directly own our General Partner, which has sole responsibility for conducting our business and managing our operations. These affiliates elect all of the members of the Board. These affiliates and our General Partner have conflicts of interest with us and limited fiduciary duties, and they may favor their own interests to the detriment of us and our unitholders, including in connection with the Pending Merger.

Affiliates of ArcLight and our General Partner have the power to appoint all of the officers and directors of our General Partner. The directors and officers of our General Partner have a fiduciary duty to manage our General Partner in a manner that is beneficial to it, and have no duty to us or our common unitholders. Conflicts of interest may arise, including in connection with the Pending Merger, between these affiliates and our General Partner, on the one hand, and us and our noteholders, on the other hand. In resolving these conflicts of interest, our General Partner may favor its own interests and the interests of these affiliates over our interests and the interests of our noteholders.

In addition, these conflicts between the General Partner and its affiliates and the Partnership include the following situations, among others:

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neither the Partnership Agreement nor any other agreement requires these affiliates of ArcLight to pursue a business strategy that favors us, and the officers and directors of these affiliates may have a fiduciary duty to make these decisions in the best interests of these affiliates of ArcLight and their respective direct and indirect owners, respectively, which may be contrary to our interests. These affiliates of ArcLight may choose to shift the focus of their investment and growth to areas not served by our assets;

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these affiliates of ArcLight, their respective direct and indirect owners and their respective affiliates are not limited in their ability to compete with us and may offer business opportunities or sell midstream assets to third parties without first offering us the right to bid for them;

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our General Partner is allowed to take into account the interests of parties other than us in resolving conflicts of interest and exercising certain rights under our Partnership Agreement, which has the effect of limiting its duty to our unitholders;

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our Partnership Agreement replaces the fiduciary duties that would otherwise be owed by our General Partner with contractual standards governing its duties, limits our General Partner’s liabilities, and also restricts the remedies available to our noteholders for actions that, without the limitations, might constitute breaches of such fiduciary duties;

•	except in limited circumstances, our General Partner has the power and authority to conduct our business without unitholder approval;

•	disputes may arise under our commercial agreements or acquisition agreements with these affiliates of ArcLight;

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our General Partner determines the amount and timing of asset purchases and sales, borrowings, issuance of additional partnership securities and the creation, reduction or increase of reserves, each of which can affect the amount of cash that is distributed to our unitholders;

•	our General Partner determines the amount and timing of any capital expenditures and whether a capital expenditure is classified as a maintenance capital expenditure, which reduces operating surplus, or an expansion capital expenditure, which does not reduce operating surplus. This determination can affect the amount of cash that is distributed to our unitholders and to our General Partner as well as the conversion of the Convertible Preferred Units into common units;

•	our General Partner determines which costs incurred by it are reimbursable by us;

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our General Partner may cause us to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make a distribution on the Convertible Preferred Units, to make incentive distributions or to accelerate the expiration of a subordination period;

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our Partnership Agreement permits us to classify up to $11.5 million as operating surplus, even if it is generated from asset sales, nonworking capital borrowings or other sources that would otherwise constitute capital surplus. This cash may be used to fund distributions on our Convertible Preferred Units or to our General Partner in respect of the General Partner interest or the incentive distribution rights;

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our Partnership Agreement does not restrict our General Partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with any of these entities on our behalf;

•	our General Partner intends to limit its liability regarding our contractual and other obligations;

•	our General Partner may exercise its right to call and purchase all of the common units not owned by it and its affiliates if they own more than 80% of the common units;

•	our General Partner controls the enforcement of the obligations that it and its affiliates owe to us;

•	our General Partner decides whether to retain separate counsel, accountants or others to perform services for us;

•	our General Partner may transfer its IDRs without unitholder approval;

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our General Partner may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to our General Partner’s incentive distribution rights without the approval of the Conflicts Committee (the “Conflicts Committee”) of the Board or our unitholders. This election may result in lower distributions to our common unitholders in certain situations; and

•	although ArcLight has provided cash and other support for our liquidity in the past, it is under no obligation to do so in the future.

The affiliates of ArcLight that own our General Partner are not limited in their ability to compete with us and are not obligated to offer us the opportunity to acquire additional assets or businesses, which could limit our ability to grow and could adversely affect our results of operations and cash available for distribution to our unitholders.

The affiliates of ArcLight that own our General Partner are not prohibited from owning assets or engaging in businesses that compete directly or indirectly with us. In addition, in the future, affiliates of our General Partner and the entities owned or controlled by affiliates of our General Partner, including these affiliates of ArcLight have acquired, constructed or disposed of, and may continue to acquire, construct or dispose of additional midstream or other assets and may be presented with new business opportunities, without any obligation to offer us the opportunity to purchase or construct such assets or to engage in such business opportunities. Moreover, while these affiliates of ArcLight may offer us the opportunity to buy additional assets from them, they are under no contractual obligation to do so and we are unable to predict whether or when such acquisitions might be completed. Although ArcLight has provided us with financial support in the past, it is no longer doing so and under no obligation to do so in the future. This may create actual and potential conflicts of interest between us and affiliates of our General Partner and result in less than favorable treatment of us and our unitholders.

The New York Stock Exchange (“NYSE”) does not require a publicly traded partnership like us to comply with certain of its corporate governance requirements.

Our common units are listed on the NYSE. Because we are a publicly traded partnership, the NYSE does not require us to have a majority of independent directors on our General Partner’s board of directors or to establish a compensation committee or a nominating and corporate governance committee. Additionally, any future issuance of additional common units or other securities, including to affiliates, will not be subject to the NYSE’s shareholder approval rules. Accordingly, unitholders will not have the same protections afforded to certain corporations that are subject to all of the NYSE corporate governance requirements.

If you are not an eligible holder, you may not receive distributions or allocations of income or loss on your common units and your common units will be subject to redemption.

We have adopted certain requirements regarding those investors who may own our units. Eligible holders are U.S. individuals or entities subject to U.S. federal income taxation on the income generated by us or entities not subject to U.S. federal income taxation on the income generated by us, so long as all of the entity’s owners are U.S. individuals or entities subject to such taxation. If you are not an eligible holder, our General Partner may elect not to make distributions or allocate net income or loss on your units, and you run the risk of having your units redeemed by us at the lower of your purchase price for the units and the then-current market price. The redemption price may be paid in cash or by delivery of a promissory note, as determined by our General Partner.

Common units held by persons who are non-taxpaying assignees will be subject to the possibility of redemption.

Our Partnership Agreement gives our General Partner the power to amend the agreement to avoid any adverse effect on the maximum applicable rates chargeable to customers by us under FERC regulations or to reverse an adverse determination that has occurred regarding such maximum rate. If our General Partner determines that our not being treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of our limited partners, has, or is reasonably likely to have, a material adverse effect on the maximum applicable rates chargeable to customers by us, then our General Partner may adopt such amendments to our Partnership Agreement as it determines are necessary or advisable to obtain proof of the U.S. federal income tax status of our limited partners (and their owners, to the extent relevant) and permit us to redeem the units held by any person whose tax status has or is reasonably likely to have a material adverse effect on the maximum applicable rates or who fails to comply with the procedures instituted by our General Partner to obtain proof of the U.S. federal income tax status.

Our Partnership Agreement requires that we pay a distribution to holders of Series C Units in cash before we are permitted to make any distribution in respect of our common units for the quarter ending March 31, 2019 and each quarter thereafter.

Our Partnership Agreement requires us to pay a quarterly distribution to holders of Series A Units and Series C Units. Distributions paid to holders of Series C Units for the quarter ending March 31, 2019 and each quarter thereafter must be paid in cash. If we fail to pay the required distribution to holders of Series C Units in cash, our Partnership Agreement prohibits us from making a distribution on account of securities junior to or in parity with the Series C Units, including cash distribution on our common units and in-kind distributions to holders of Series A Units. Failure to timely pay a distribution required in respect of preferred units may result in the accrual of interest on such untimely payment of a distribution, as described in our Partnership Agreement. This accrual and arrearage on our preferred units may further delay or prevent payment of any distribution on our common units.

Our Partnership Agreement replaces our General Partner’s duties to us with limited contractual duties and the holders of our common units and restricts the remedies available to holders of our common units for actions taken by our General Partner that might otherwise constitute breaches of fiduciary duty.

Our Partnership Agreement contains provisions that eliminate and replace the fiduciary duties to which our General Partner would otherwise be held by state fiduciary duty law. For example, our Partnership Agreement:

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provides that whenever our General Partner makes a determination or takes, or declines to take, any other action in its capacity as our General Partner, as defined in our Partnership Agreement, our General Partner is required to make such determination, or take or decline to take such other action, in good faith, and will not be subject to any other or different standard imposed by our Partnership Agreement, Delaware law, or any other law, rule or regulation, or at equity;

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provides that our General Partner will not have any liability to us or our unitholders for decisions made in its capacity as a General Partner so long as such decisions are made in good faith, meaning that it believed that the decision was in, or not opposed to, the best interest of our partnership;

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provides that our General Partner and its officers and directors will not be liable for monetary damages to us, our limited partners or their assignees resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our General Partner or its officers and directors, as the case may be, acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was criminal; and

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provides that our General Partner will not be in breach of its obligations under the Partnership Agreement or its fiduciary duties to us or our unitholders if a transaction with an affiliate or the resolution of a conflict of interest is:

a.	approved by the Conflicts Committee, although our General Partner is not obligated to seek such approval;

b.	approved by the vote of a majority of the outstanding common units, excluding any common units owned by our General Partner and its affiliates;

c.	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

d.	fair and reasonable to us, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us.

If an affiliate transaction or the resolution of a conflict of interest is approved as described above, then it will be presumed that, in making its decision, the Conflicts Committee and Board acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the Partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

Holders of our common units have limited voting rights and are not entitled to elect our General Partner or its directors.

Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s decisions regarding our business. Unitholders will have no right on an annual or ongoing basis to elect our General Partner or its board of directors. The Board will be chosen by HPIP and AMID GP Holdings, LLC (“AMID GP Holdings”). Furthermore, if the unitholders are dissatisfied with the performance of our General Partner, they will have little ability to remove our General Partner. As a result of these limitations, the price at which the common units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price. Our Partnership Agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

Even if holders of our common units are dissatisfied, it will be difficult to remove our General Partner without its consent.

Our unitholders will find it difficult to remove our General Partner without its consent because our General Partner and its affiliates own more than a majority of our units. The vote of the holders of at least 66 2/3% of all outstanding limited partner interests voting together as a single class is required to remove our General Partner. As of March 18, 2019, ArcLight indirectly held common units or convertible preferred units representing 51.0% of the voting power of our then-outstanding common and preferred units which vote together as a class. In addition, our Partnership Agreement contains other provisions that make removal of our General Partner without its consent difficult or costly, such as redemption of a non-consenting General Partner’s interest.

Our Partnership Agreement restricts the voting rights of unitholders owning 20% or more of our common units.

Unitholders’ voting rights are further restricted by a provision of our Partnership Agreement providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than our General Partner, its affiliates, their transferees and persons who acquired such units with the prior approval of the Board, cannot vote on any matter.

Our General Partner interest or the control of our General Partner may be transferred to a third party without unitholder consent.

Our General Partner may transfer its General Partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Furthermore, our Partnership Agreement does not restrict the ability of HPIP or AMID GP Holdings to transfer all or a portion of their ownership interests in our General Partner to a third party. The new owner of our General Partner would then be in a position to replace the board of directors and officers of our General Partner with its own designees and thereby exert significant control over the decisions made by the board of directors and officers.

We may issue additional units, including units that are senior to the common units and pari passu with our existing convertible preferred units, without your approval, which would dilute your existing ownership interests.

Our Partnership Agreement does not limit the number of additional limited partner interests that we may issue at any time without the approval of our unitholders. The issuance by us of additional common units or other equity securities of equal or senior rank will have the following effects:

•	our existing unitholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available for distribution on each unit may decrease;

•	because of the convertible preferred units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

•	the ratio of taxable income to distributions may increase;

•	the relative voting strength of each previously outstanding unit may be diminished; and

•	the market price of the common units may decline.

In the event that the Pending Merger is not consummated, ArcLight may sell units in the public or private markets, and such sales could have an adverse impact on the trading price of the common units.

As of March 18, 2019, ArcLight and its affiliates beneficially owned 51% of our outstanding common units on a fully converted basis, including all of our Series A Units and Series C Units and Series C Warrants. The Series A

Units, Series C Units and Series C Warrants are convertible into common units at the election of ArcLight at any time. The sale of these units and the common units owned directly and indirectly by ArcLight and its affiliates could have an adverse impact on the price of the common units or on any trading market that may develop.

As our common units are designed to be yield-oriented securities, suspension of distributions and increases in interest rates could adversely impact our unit price, our ability to issue equity or incur debt for acquisitions or other purposes and our ability to make cash distributions at our intended levels.

Until the second quarter 2018, we had paid at least the minimum quarterly distribution on our common units. Beginning with the second quarter of 2018, we reduced our quarterly distribution per common unit to 25% of the minimum quarterly distribution. For the fourth quarter of 2018, we did not pay any quarterly distribution on our common units and do not expect to pay a quarterly distribution on our common units for the first quarter of 2019. These reductions have had an adverse impact on the trading price of our common units. Similar future announcements may continue to reduce or maintain a lower trading price of our common units.

When we are paying distributions on our common units, as with other yield-oriented securities, our unit price is impacted by our level of our cash distributions and distribution yield. The distribution yield is often used by investors to compare and rank yield-oriented securities for investment decision-making purposes. Therefore, changes in interest rates, either positive or negative, may affect the yield requirements of investors who invest in our units while we are making distributions, and a rising interest rate environment could have an adverse impact on our unit price, our ability to issue equity or incur debt for acquisitions or other purposes and our ability to make cash distributions at our intended levels.

In the event that the Pending Merger is not consummated, our General Partner has a limited call right that may require you to sell your units at an undesirable time or price.

In the event that the Pending Merger is not consummated and our General Partner and its affiliates own more than 80% of our common units, our General Partner will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price that is not less than their then-current market price, as calculated pursuant to the terms of our Partnership Agreement. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your units.

Your liability may not be limited if a court finds that unitholder action constitutes control of our business.

A General Partner of a partnership generally has unlimited liability for the obligations of the Partnership, except for those contractual obligations of the Partnership that are expressly made without recourse to the General Partner. Our partnership is organized under Delaware law, and we conduct business in a number of other states. The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some of the other states in which we do business. You could be liable for any and all of our obligations as if you were a General Partner if a court or government agency were to determine that:

•	we were conducting business in a state but had not complied with that particular state’s partnership statute; or

•

your right to act with other unitholders to remove or replace our General Partner, to approve some amendments to our Partnership Agreement or to take other actions under our Partnership Agreement constitute “control” of our business.

Unitholders may have liability to repay distributions that were wrongfully distributed to them.

Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of an impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. Substituted limited partners are liable both for the obligations of the assignor to make contributions to the Partnership that were known to the substituted limited partner at the time it became a limited partner and for those obligations that were unknown if the liabilities could have been determined from the Partnership Agreement. Neither liabilities to partners on account of their partnership interest nor liabilities that are non-recourse to the Partnership are counted for purposes of determining whether a distribution is permitted.

If we are deemed an “investment company” under the Investment Company Act of 1940, it would adversely affect the price of our common units and could have a material adverse effect on our business.

Our assets include 35.7% non-operated interest in Delta House Class A Units, a 16.7% non-operated interest in Tri- States, a 25.3% non-operated interest in Wilprise, a non-operated interest in Mesquite and a 26.3% non-operated interest in Pinto, any of which may be deemed to be an “investment security” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”). In the future, we may acquire additional minority owned interests that could be deemed “investment securities.” If a sufficient amount of our assets are deemed to be “investment securities” within the meaning of the Investment Company Act, we would either have to register as an investment company under the Investment Company Act, obtain exemptive relief from the SEC or modify our organizational structure or our contract rights to fall outside the definition of an investment company. Registering as an investment company could, among other things, materially limit our ability to engage transactions with affiliates, including the purchase and sale of certain securities or other property to or from our affiliates, restrict our ability to borrow funds or engage in other transactions involving leverage and require us to add additional directors who are independent of us or our affiliates. The occurrence of some or all of these events may have a material adverse effect on our business. Moreover, treatment of us as an investment company would prevent our qualification as a partnership for U.S. federal income tax purposes in which case we would be treated as a corporation for U.S. federal income tax purposes and be subject to U.S. federal income tax at the corporate tax rate, significantly reducing the cash available for distributions.

Additionally, distributions to our unitholders would be taxed again as corporate distributions and none of our income, gains, losses or deductions would flow through to our unitholders.

Additionally, as a result of our desire to avoid having to register as an investment company under the Investment Company Act, we may have to forego potential future acquisitions of interests in companies that may be deemed to be investment securities within the meaning of the Investment Company Act or dispose of our current interests in any of our assets that are deemed to be “investment securities.”

Tax Risks to Common Unitholders

Our tax treatment depends on our status as a partnership for U.S. federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by individual states. If the Internal Revenue Service (“IRS”) were to treat us as a corporation for U.S. federal income tax purposes or we become subject to material additional amounts of entity-level taxation for state tax purposes, then our cash available for distribution to the unitholders would be substantially reduced.

The anticipated after-tax economic benefit of an investment in the common units depends largely on our being treated as a partnership for U.S. federal income tax purposes.

Despite the fact that we are a limited partnership under Delaware law, it is possible in certain circumstances for a publicly traded partnership such as ours to be treated as a corporation for U.S. federal income tax purposes. Although we do not believe based upon our current operations that we are so treated, the IRS could disagree with the positions we take or a change in our business (or a change in current law) could cause us to be treated as a corporation for U.S. federal income tax purposes or otherwise subject us to taxation as an entity.

If we were treated as a corporation for U.S. federal income tax purposes, we would pay U.S. federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 21%, and would likely pay state income tax at varying rates. Distributions to a unitholder would generally be taxed again as corporate dividends (to the extent of our current and accumulated earnings and profits), and no income, gains, losses, deductions, or credits would flow through to the unitholder. Because a tax would be imposed upon us as a corporation, our cash available for distribution to unitholders would be substantially reduced. Therefore, treatment of us as a corporation for U.S. federal income tax purposes would result in a material reduction in the anticipated cash flow and after-tax return to the unitholders, likely causing a substantial reduction in the value of our common units.

Our Partnership Agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, the minimum quarterly distribution amount and the target distribution amounts may be adjusted to reflect the impact of that law on us.

The tax treatment of publicly traded partnerships or an investment in our common units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. From time to time, members of the U.S. Congress propose and consider such substantive changes to the existing U.S. federal income tax laws that affect publicly traded partnerships. If successful, such proposals or other similar proposals could eliminate the qualifying income exception to the treatment of all publicly traded partnerships as corporations upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. We are unable to predict whether any of these changes or other proposals will ultimately be enacted, but it is possible that a change in law could affect us and may, if enacted, be applied retroactively. Any such changes could negatively impact the value of an investment in our common units.

We believe the income that we treat as qualifying satisfies the requirements under these regulations. However, there are no assurances that recent regulations will not be revised to take a position that is contrary to our interpretation of current law.

Because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. For example, we are required to pay the State of Texas a margin tax that is assessed at 0.75% of taxable margin apportioned to Texas. Imposition of such a tax on us by any state will reduce the cash available for distribution to unitholders. The Partnership Agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, the minimum quarterly distribution amount and the target distribution levels will be adjusted to reflect the impact of that law on us.

Compliance with and changes in tax laws could adversely affect our performance.

We are subject to extensive tax laws and regulations, including federal and state income tax laws and transactional tax laws such as excise, sales/use, payroll, franchise and ad valorem tax laws. New tax laws and regulations and changes in existing tax laws and regulations are continuously being enacted that could result in increased tax expenditures in the future. Further, taxing authorities may change their application of existing taxes, so that additional entities or transactions may become subject to an existing tax. Many of these tax liabilities are subject to audits by the respective taxing authority. These audits may result in additional tax payments, as well as interest and penalties. The costs of these audits are borne indirectly by the unitholders and our General Partner because such costs reduce our cash available for distribution.

If the IRS contests the U.S. federal income tax positions we take, the market for our common units may be adversely impacted, and the cost of any IRS contest will reduce our cash available for distribution to the unitholders.

We have not requested a ruling from the IRS with respect to our treatment as a partnership for U.S. federal income tax purposes. The IRS may adopt positions that differ from the conclusions of our counsel expressed in a prospectus or from the positions we take, and the IRS’s positions may ultimately be sustained. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel’s conclusions or the positions we take. A court may not agree with some or all of our counsel’s conclusions or positions we take. Any contest with the IRS, and the outcome of any such contest, may increase a unitholder’s tax liability and result in adjustment to items unrelated to us and could materially and adversely impact the market for our common units and the price at which they trade. In addition, our costs of any contest with the IRS will be borne indirectly by the unitholders and our General Partner because such costs will reduce our cash available for distribution.

If the IRS makes audit adjustments to our income tax returns for tax years beginning after December 31, 2017, it may collect any resulting taxes (including any applicable penalties and interest) directly from us, in which case our cash available for distribution to our unitholders might be substantially reduced.

If the IRS makes audit adjustments to our income tax returns for tax years beginning after December 31, 2017, it may collect any resulting taxes (including any applicable penalties and interest) directly from us. Although our General Partner may elect to have our unitholders and former unitholders take such audit adjustments into account and pay any resulting taxes (including applicable penalties or interest) in accordance with their interests in us during the tax year under audit, there can be no assurance that such election will be practical, permissible or effective in all circumstances. If we are unable to have the unitholders take such audit adjustment into account in accordance with their interests during the taxable year under audit, the current unitholders may bear some or all of the tax liability resulting from such audit adjustment, even if such unitholders did not own units during the taxable year under audit. If we are required to make payments of taxes, penalties and interest resulting from audit adjustments, our cash available for distribution to our unitholders might be substantially reduced.

The unitholders’ share of our income will be taxable to them for U.S. federal income tax purposes even if the unitholders do not receive any cash distributions from us.

Because a unitholder will be treated as a partner to whom we will allocate taxable income, which could be different in amount than the cash we distribute, a unitholder’s allocable share of our taxable income will be taxable to it, which may require the payment of U.S. federal income taxes and, in some cases, state and local income taxes on its share of our taxable income even if it receives no cash distributions from us. The unitholders may not receive cash distributions from us equal to their share of our taxable income or even equal to the tax liability that results from that income.

Certain actions that we may take, such as issuing additional units, may increase the U.S. federal income tax liability of unitholders.

In the event we issue additional units or engage in certain other transactions in the future, the allocable share of nonrecourse liabilities allocated to the unitholders will be recalculated to take into account our issuance of any additional units. Any reduction in a unitholder’s share of our nonrecourse liabilities will be treated as a distribution of cash to that unitholder and will result in a corresponding tax basis reduction in a unitholder’s units. A deemed cash distribution may, under certain circumstances, result in the recognition of taxable gain by a unitholder, to the extent that the deemed cash distribution exceeds such unitholder’s tax basis in its units.

In addition, the U.S. federal income tax liability of a unitholder could be increased if we take advantage of debt reduction opportunities (e.g., debt exchanges, debt repurchases or modifications of existing debt), dispose of assets or make a future offering of units and use the proceeds in a manner that does not produce substantial additional deductions, such as (i) to repay indebtedness currently outstanding or (ii) to acquire property that is not eligible for depreciation or amortization for U.S. federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate currently applicable to our existing assets.

Unitholders may be subject to limitations on their ability to deduct interest expense we incur.

Our ability to deduct business interest expense will be limited for U.S. federal income tax purposes to an amount equal to the sum of (i) our business interest income during the taxable year and (ii) 30% of our adjusted taxable income for such taxable year. For the purposes of this limitation, adjusted taxable income is computed without regard to any business interest expense or business interest income, and in the case of taxable years beginning before January 1, 2022, any deduction allowable for depreciation, amortization, or depletion. If we are not entitled to fully deduct our business interest in any taxable year, such excess business interest expense will be allocated to each unitholder as excess business interest and can be carried forward by the unitholder to successive taxable years and used to offset any excess taxable income allocated by us to such unitholder. Any excess business interest expense allocated to a unitholder will reduce such unitholder’s tax basis in its partnership interest in the year of the allocation even if the expense does not give rise to a deduction to the unitholder in that year. Immediately prior to a disposition of its shares, a unitholder’s tax basis will be increased by the amount by which such basis reduction exceeds the excess interest expense that has been deducted by such unitholder.

There are limits on the deductibility of losses that may adversely affect unitholders.

In the case of taxpayers subject to the passive loss rules (generally, individuals, closely-held corporations and regulated investment companies), any losses generated by us will only be available to offset our future income and cannot be used to offset income from other activities, including other passive activities or investments. Unused losses may be deducted when the unitholder disposes of the unitholder’s entire investment in us in a fully taxable transaction with an unrelated party. A unitholder’s share of our net passive income may be offset by unused losses from us carried over from prior years, but not by losses from other passive activities, including losses from other publicly traded partnerships.

Further, in addition to the other limitations described above, non-corporate taxpayers may only deduct business losses up the gross income or gain attributable to such trade or business plus $250,000 ($500,000 for unitholders filing jointly). Amounts that may not be deducted in a taxable year may be carried forward into the following taxable year. This limitation shall be applied after the passive loss limitations and, unless amended, applies only to taxable years beginning prior to December 31, 2025.

Tax gain or loss on the disposition of our common units could be more or less than expected.

If a unitholder sells its common units, the unitholder will recognize a gain or loss equal to the difference between the amount realized and the unitholder’s tax basis in those common units. Because distributions to a unitholder in excess of the total net taxable income allocated to the unitholder decrease the unitholder’s tax basis in the unitholder’s common units, the amount, if any, of such prior excess distributions with respect to the units sold will, in effect, become taxable income to the unitholder if the unitholder sells the common units at a price greater than the unitholder’s tax basis in those common units, even if the price received by the unitholder is less than the original cost. Furthermore, a substantial portion of the amount realized on any sale of a unitholder’s common units, whether or not representing gain, may be taxed as ordinary income due to potential recapture items, including depreciation recapture. In addition, because the amount realized includes a unitholder’s share of our nonrecourse liabilities, if the unitholder sells its common units, the unitholder may incur a tax liability in excess of the amount of cash the unitholder receives from the sale. Further, net capital loss, if any, recognized by a unitholder may only offset unitholder’s capital gains for the taxable year and, in the case of individuals, up to $3,000 of ordinary income per year.

Tax-exempt entities and non-U.S. persons face unique tax issues from owning our common units that may result in adverse tax consequences to them.

Investment in common units by tax-exempt entities, such as individual retirement accounts, or IRAs, other retirement plans and non-U.S. persons raises issues unique to them. For example, virtually all of our operating income allocated to organizations that are exempt from U.S. federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income, which may be taxable to them. Further, a tax-exempt entity with more than one unrelated trade or business (including by attribution from investment in a partnership such as ours that is engaged in one or more unrelated trade or business) is required to compute the unrelated business taxable income of such tax-exempt entity separately with respect to each such trade or business (including for purposes of determining any net operating loss deduction). As a result, it may not be possible for tax-exempt entities to utilize losses from an investment in our partnership to offset unrelated business taxable income from another unrelated trade or business and vice versa. Tax-exempt entities should consult a tax advisor before investing in our common units.

Non-U.S. persons are generally taxed and subject to U.S. federal income tax filing requirements on income effectively connected with a U.S. trade or business. Income allocated to our unitholders and any gain from the sale of our units will generally be considered to be “effectively connected” with a U.S. trade or business. As a result, distributions to a non-U.S. unitholder will be subject to withholding at the highest applicable effective tax rate, and a non-U.S. unitholder who sells or otherwise disposes of its interest will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the non-U.S. unitholder.

The tax law also imposes a federal income tax withholding obligation of 10% of the amount realized upon a non-U.S. person’s sale or exchange of an interest in a partnership that is engaged in a U.S. trade or business. However, due to challenges of administering a withholding obligation applicable to open market trading and other complications, the application of this withholding rule to dispositions of publicly traded partnership interests has been temporarily suspended by the IRS until regulations or other guidance that resolves the challenges have been issued. It is not clear if or when such regulations or guidance will be issued. Non-U.S. persons should consult a tax advisor before investing in our common units.

We treat each purchaser of our common units as having the same tax benefits without regard to the actual common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

Because we cannot match transferors and transferees of common units and because of other reasons, we have adopted depreciation and amortization positions that may not conform to all aspects of existing Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to the unitholders. It also could affect the timing of these tax benefits or the amount of gain from the sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to the unitholders’ tax returns.

We prorate our items of income, gain, loss and deduction for U.S. federal income tax purposes between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among the unitholders.

We prorate our items of income, gain, loss and deduction for U.S. federal income tax purposes between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. Treasury recently adopted final regulations that provide a safe harbor pursuant to which publicly traded partnerships may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders to ours. These regulations apply to certain publicly-traded partnerships, including us, for taxable years beginning on or after August 3, 2015. However, these regulations do not specifically authorize the use of the proration method we have adopted. If the IRS were to challenge our proration method, we may be required to change the allocation of items of income, gain, loss and deduction among the unitholders.

A unitholder whose units are the subject of a securities loan (e.g., a loan to a “short seller” to cover a short sale of units) may be considered to have disposed of those units. If so, the unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and could recognize gain or loss from the disposition.

Because there are no specific rules governing the U.S. federal income tax consequence of loaning a partnership interest, a unitholder whose units are the subject of a securities loan may be considered to have disposed of the loaned units. In that case, the unitholder may no longer be treated for tax purposes as a partner with respect to those units during the period of the loan to the short seller and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan, any of our income, gain, loss or deduction with respect to those units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those units could be fully taxable as ordinary income. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a securities loan are urged to consult a tax advisor to determine whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units.

We have adopted certain valuation methodologies for tax purposes that may result in a shift of income, gain, loss and deduction between our General Partner and the unitholders. The IRS may challenge this treatment, which could adversely affect the value of the common units.

When we issue additional units or engage in certain other transactions, we determine the fair market value of our assets and allocate any unrealized gain or loss attributable to our assets to the capital accounts of our unitholders and the General Partner. Our methodology may be viewed as understating the value of our assets. In that case, there may be a shift of income, gain, loss and deduction between certain unitholders and our General Partner, which may be unfavorable to such unitholders. Moreover, subsequent purchasers of common units may have a greater portion of the Code Section 743(b) adjustment allocated to our tangible assets and a lesser portion allocated to our intangible assets. The IRS may challenge our valuation methods, or our allocation of the Code Section 743(b) adjustment attributable to our tangible and intangible assets, and allocations of income, gain, loss and deduction between our General Partner and certain of the unitholders.

A successful IRS challenge to these methods or allocations could adversely affect the amount of taxable income or loss being allocated to the unitholders. It also could affect the amount of gain from the unitholders’ sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to the unitholders’ tax returns without the benefit of additional deductions.

Unitholders may be subject to state and local taxes and return filing requirements in states and jurisdictions where they do not reside as a result of investing in our units.

In addition to U.S. federal income taxes, unitholders may be subject to other taxes, including foreign, state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property, even if the unitholders do not live in any of those jurisdictions. Unitholders may be required to file foreign, state and local income tax returns and pay state and local income taxes in some or all of these jurisdictions. Further, unitholders may be subject to penalties for failure to comply with those requirements. As we make acquisitions or expand our business, we may own assets or do business in additional states that impose a personal income tax or an entity level tax. It is each unitholder’s responsibility to file all U.S. federal, foreign, state, local and non-U.S. tax returns.

Some of the states in which we do business or own property may require us to, or we may elect to, withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unit holder’s income tax liability to the state, generally does not relieve the nonresident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us.

Item 1B. Unresolved Staff Comments

None

Item 2. Properties

A description of our properties is contained in Item 1. Business – Our Segments of this 2018 Form 10-K and is incorporated into this Item 2. by reference.

We lease our principal executive offices located at 2103 CityWest Blvd., Bldg. 4, Suite 800, Houston, Texas 77042. Our telephone number is 346-241-3400. We believe that our existing facilities are adequate to meet our needs for the immediate future and that additional facilities will be available on commercially reasonable terms as needed.

Item  3. Legal Proceedings

We are not currently party to any pending litigation or governmental proceedings, other than ordinary routine litigation incidental to our business. While the ultimate impact of any proceedings cannot be predicted with certainty, our management believes that the resolution of any of our pending proceedings will not have a material adverse effect on our financial condition or results of operations.

Item 4. Mine Safety Disclosures

Not applicable.

PART II

Item 5. Market for Registrant’s Common Equity, Related Unitholder Matters and Issuer Purchases of Equity Securities

Market Information

Our common units have been listed on the New York Stock Exchange (“NYSE”) since July 27, 2011, under the symbol “AMID.”

Unitholder Matters

As of March 18, 2019, there were 111 unitholders of record of our common units. This number does not include unitholders whose units are held in trust by other entities. The actual number of unitholders is greater than the number of holders of record. As of March 18, 2019, we have approximately 11,342,197 Series A Units, 9,514,330 Series C Units and 980,889 General Partner units.

Our Distribution Policy

Our Partnership Agreement requires us to distribute all of our available cash quarterly. Generally, our available cash is (a) the sum of our i) cash on hand at the end of a quarter after the payment of our expenses and the establishment of cash reserves and ii) cash on hand resulting from working capital borrowings made after the end of the quarter, (b) less the amount of any cash reserves established to i) provide for the proper conduct of the business and ii) comply with applicable law or loan or other contractual agreement to which we are part, including our Credit Agreement. When we pay a quarterly cash dividend, we pay it to those unitholders of record on the applicable record date, as determined by the General Partner.

Our cash distribution policy, as expressed in our Partnership Agreement, may not be modified or repealed without amending our Partnership Agreement. The actual amount of our cash distributions for any quarter is subject to fluctuations based on the amount of cash we generate from our business, the amount of reserves our General Partner establishes in accordance with our Partnership Agreement as described above and contractual agreements, such as our Credit Agreement, which may restrict our ability to declare or make a distribution from time to time. We may not be permitted to make distributions and may not have any available cash from time to time. We will pay any distributions on or about the 15th of each February, May, August and November to holders of record on or about the 5th of each such month. If the distribution date does not fall on a business day, we will make any distribution on the business day immediately preceding the indicated distribution date.

As a result of the Second Amendment, we are not permitted to declare or make any cash distributions to our unitholders until our consolidated total leverage ratio is reduced to less than 5.00:1.00, as shown in the compliance certificate required to be delivered together with audited consolidated financial statements for the most recently completed fiscal year and unaudited consolidated financial statements for the most recently completed quarter. Therefore, the Credit Agreement prohibited us from making any cash distributions on our common units and preferred units with respect to the fourth quarter of 2018, and we do not expect to make any cash distributions on our common units and preferred units with respect to the first quarter of 2019. Under our Partnership Agreement, we are required to make all distributions and any arrearages on all preferred units before making any distribution on common units.

The following table sets forth the number of units outstanding at December 31, 2018 and 2017 (in thousands):

	December 31,
	2018	2017
Series A convertible preferred units	11,010	10,719
Series C convertible preferred units	9,242	8,965
Limited partner common units	54,017	52,711
General Partner units	981	965

General Partner Units

Our General Partner’s initial 2.0% interest in distributions has been reduced to 1.3% as of December 31, 2018 due to the issuance of additional units and the General Partner’s failure to contribute a proportionate amount of capital to us to maintain its initial 2.0% General Partner notional interest in connection with such issuance.

Series A Units

Distributions on Series A Units can be made with paid-in-kind Series A Units, cash or a combination thereof, at the discretion of the Board, which began since the distribution for the three months ended June 30, 2014. At December 31, 2018, we accrued $4.0 million of contractual paid-in-kind distributions on the Series A Units. Our Partnership Agreement prohibits us from declaring or making any distributions in respect of the Series A Units if we fail to pay in full or part a required distribution on the Series C Units until such untimely payment is paid in full in accordance with our Partnership Agreement. As a result, we will accrue arrearages on the Series A Units with respect to any quarters for which we accrue arrearages on the Series C Units. For information concerning our ability to make distributions in respect of the Series C Units, see Series C Units below.

Series C Units

Distributions on Series C Units can be made with paid-in-kind Series C Units, cash or a combination thereof, at the discretion of the Board and upon the consent of the holders of the Series C Units for the quarters through and including the quarter ended December 31, 2018. At December 31, 2018, we accrued $3.5 million of contractual paid-in-kind distributions on the Series C Units.

With respect to quarters ending March 31, 2019 and all quarters thereafter, distributions on Series C Units must be made in cash. As a result of the Second Amendment, the Series C Units will accrue arrearages with respect to unpaid distributions starting with the quarter ending March 31, 2019. We do not plan to pay a cash distribution on the Series C Units with respect to the quarter ending March 31, 2019.

Securities Authorized for Issuance Under Equity Compensation Plans

Information on our equity compensation plans can be found in Part II. Item 8. Note 18. Incentive Compensation of this 2018 Form 10-K.

Item 6. Selected Financial Data

The following table presents selected historical consolidated financial and operating data for the periods and as of the dates indicated. We derived this information from our historical consolidated financial statements and accompanying notes. This information should be read together with, and is qualified in its entirety, by reference to those consolidated financial statements and notes, which for the years 2018, 2017, and 2016 begin on page F-1 to this 2018 Form 10-K.

For a detailed discussion of the following table, see Item 7. MD&A of this 2018 Form 10-K (in thousands, except per unit and operating data).

	Years ended December 31,
	2018 (1)	2017 (2)	2016 (4)	2015 (4)	2014 (4)
Statements of Operations Data:
Revenue	$805,354	$651,435	$589,026	$750,304	$838,949

Operating expenses:
Cost of sales	592,040	457,371	393,351	567,682	672,948
Direct operating expenses	87,677	82,256	71,544	71,729	58,048
Corporate expenses	89,706	112,058	89,438	65,327	60,465
Termination fee	17,000	—	—	—	—
Depreciation, amortization and accretion	87,171	103,448	90,882	81,335	57,818
(Gain) loss on sale of assets, net	(95,118)	(4,063)	688	2,860	4,087
Impairment of long-lived assets and intangible assets	1,610	116,609	697	—	21,344
Impairment of goodwill	—	77,961	2,654	148,488	—

Total operating expenses	780,086	945,640	649,254	937,421	874,710

Operating income (loss)	25,268	(294,205)	(60,228)	(187,117)	(35,761)
Other income (expense), net:
Interest expense, net of capitalized interest	(82,410)	(66,465)	(21,433)	(20,077)	(16,497)
Other income (expense), net	560	36,254	254	1,460	(1,096)
Loss on extinguishment of debt	—	—	—	—	(1,634)
Earnings in unconsolidated affiliates	81,929	63,050	40,158	8,201	348

Income (loss) from continuing operations before income taxes	25,347	(261,366)	(41,249)	(197,533)	(54,640)
Income tax expense	(32,995)	(1,235)	(2,580)	(1,885)	(856)

Loss from continuing operations	(7,648)	(262,601)	(43,829)	(199,418)	(55,496)
Discontinued operations (3):
Income (loss) from discontinued operations, including gain on sale	—	44,095	(4,715)	(423)	(24,071)

Net loss	(7,648)	(218,506)	(48,544)	(199,841)	(79,567)
Net (income) loss attributable to noncontrolling interests	(116)	(4,473)	(2,766)	13	(3,993)

Net loss attributable to the Partnership	$(7,764)	$(222,979)	$(51,310)	$(199,828)	$(83,560)

General Partner’s interest in net loss	$(101)	$(2,981)	$(233)	$(1,823)	$(398)

Limited Partners’ interest in net loss	$(7,663)	$(219,998)	$(51,077)	$(198,005)	$(83,162)

	Years ended December 31,
	2018 (1)	2017 (2)	2016 (4)	2015 (4)	2014 (4)
Limited Partners’ net loss per common unit:
Basic and diluted:
Loss from continuing operations	$(0.75)	$(5.70)	$(1.51)	$(4.91)	$(2.77)
Income (loss) from discontinued operations, including gain on sale	—	0.85	(0.09)	(0.01)	(0.52)

Net loss per common unit	$(0.75)	$(4.85)	$(1.60)	$(4.92)	$(3.29)

Weighted average number of common units outstanding:
Basic and diluted	53,136	52,043	51,176	45,050	27,524
Other Financial Data:
Adjusted EBITDA (5)	$184,614	$176,394	$177,565	$100,721	$74,286
Total segment gross margin (6)	285,480	244,854	226,213	179,856	153,524
Distribution declared per common unit	$0.62	$1.65	$1.99	$2.14	$1.85
Balance Sheet Data (at period end):
Cash and cash equivalents	$9,069	$8,782	$5,666	$1,987	$3,824
Restricted cash	35,951	25,397	323,564	5,037	11,511
Accounts receivable, net	76,632	98,132	67,625	61,016	116,676
Property, plant and equipment, net	997,708	1,095,585	1,066,608	981,321	887,045
Total assets	1,687,696	1,923,466	2,349,321	1,751,889	1,865,210
Current portion of long-term debt	522,966	7,551	5,438	2,758	3,141
Long-term debt	500,739	1,201,456	1,235,538	687,100	456,965

The following transactions affect comparability between years:

(1)	In July 2018, we completed the sale of Marine Products and in December 2018, we completed the sale of Refined Products.
(2)

i) In June 2017, we acquired a 100% interest in VKGS which was accounted for as a business combination and was included in our Offshore Pipelines and Services segment; ii) in August 2017, we acquired a 100% interest in POGS; the outstanding interests in one of our equity investments, MPOG, which was accounted for as a change in control and has been consolidated from the acquisition date; and the remaining equity interest in our consolidated subsidiary, AmPan, each of which were included in our Offshore Pipelines and Services segment; iii) in September 2017, we acquired an additional 15.5% equity interest in Delta House Class A units, which we accounted for as an equity method investment and was included in our Offshore Pipelines and Services segment; iv) in October 2017, we acquired an additional 17.0% membership interest in Destin which we accounted for as an equity method investment and was included in our Liquid Pipelines and Services segment and v) in November 2017, we acquired 100% of the equity interest in Trans-Union which represented an asset acquisition among entities under common control and was included in our Natural Gas Transportation Services segment.

(3)	On September 1, 2017, the Partnership completed the disposition of its Propane Business and has classified the results of operations as discontinued operations for all periods.
(4)

i) In October 2016 and April 2016, we acquired 6.2% and a 1% non-operated interests in Delta House Class A units, which we accounted for as equity method investments and were included in our Offshore Pipelines and Services segment; ii) in April 2016, we acquired membership interests in Destin ( 49.7% ), Tri-States ( 16.7% ), Okeanos ( 66.7% ), and Wilprise ( 25.3% ), which we accounted for as equity method investments and were included in our Liquid Pipelines and Services and Offshore Pipelines and Services segments; iii) in April 2016 we acquired a 60% interest in AmPan which we consolidated for financial reporting purposes and was included in our Offshore Pipelines and Services segment; iv) in September

2015, we acquired a non-operated 12.9% indirect interest in Delta House Class A units, which we accounted for as an equity method investment and was included in our Offshore Pipelines and Services segment; v) in February 2016, we completed the sale of our crude oil supply and logistics operations which was included in our Liquid Pipelines and Services segment; vi) in October 2014 and January 2014, we acquired the Costar and Lavaca systems, respectively, both of which were reported in our Gas Gathering and Processing Services segment; vii) in December 2013, we acquired Blackwater, which was reported in our Terminalling Services segment; and viii) in April 2013, we acquired the High Point System, which was included in our Natural Gas Transportation Services segment.
(5)

For a definition of Adjusted EBITDA and Total segment gross margin and a reconciliation to their most directly comparable financial measure calculated and presented in accordance with GAAP and a discussion of how we use these metrics to evaluate our operating performance, see Item 7. MD&A – How We Evaluate Our Operations of this 2018 Form 10-K.

(6)

Total segment gross margin for years ended December 31, 2015 and 2014 have not been recast to reflect the reorganization of our segments as discussed in Part I. Item 1. Business of this 2018 Form 10-K.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the audited consolidated financial statements and the related notes thereto included elsewhere in this 2018 Form 10-K. This discussion contains forward-looking statements that reflect management’s current views with respect to future events and financial performance. Our actual results may differ materially from those anticipated in these forward-looking statements or as a result of certain factors such as those set forth below under the caption “Cautionary Statement About Forward-Looking Statements.”

Overview

Please read Part I. Item 1. Business of this 2018 Form 10-K for a description of our assets, operations and segments, including the changes in our segments, as of December 31, 2018.

Financial Highlights

Financial highlights during the year ended December 31, 2018, include the following:

•	Net loss attributable to the Partnership was $7.8 million for the year ended December 31, 2018, compared to $223.0 million for the prior year, a decrease of 97% compared to the prior year.

•	Adjusted EBITDA was $184.6 million for the year ended December 31, 2018, an increase of 5% compared to the prior year.

•	Distributable cash flow (“DCF”) was $69.8 million for the year ended December 31, 2018, compared to $91.1 million for the prior year, a decrease of 24% compared to the prior year.

•	Total segment gross margin was $285.5 million for the year ended December 31, 2018, an increase of 17% compared to the prior year.

•	We distributed $54.5 million to our Limited Partners during the year ended December 31, 2018, which represents our distribution for the fourth quarter of 2017 and the first three quarters of 2018.

Adjusted EBITDA, DCF and Total segment gross margin are each non-GAAP measures. The GAAP measure most comparable to Adjusted EBITDA, DCF and Total segment gross margin is Net income (loss) attributable to the Partnership. Please see “Non-GAAP Financial Measures” for a definition and reconciliation to the most comparable GAAP measure.

On October 31, 2017, we, our General Partner, our wholly owned subsidiary, Cherokee Merger Sub LLC, Southcross Energy Partners, L.P. (“SXE”) and Southcross Energy Partners GP, LLC, entered into an Agreement and Plan of Merger (the “SXE Merger Agreement”), and we, our General Partner and Southcross Holdings LP (“Holdings LP”) entered in to a Contribution Agreement (“Contribution Agreement”). The SXE Merger Agreement and the Contribution Agreement originally provided for an outside closing date of June 1, 2018. On June 1, 2018, the parties to the SXE Merger Agreement and the Contribution Agreement agreed to extend such outside closing date to June 15, 2018 (the “Outside Closing Date”).

On July 29, 2018, following the expiration of the Outside Closing Date, we received notice of termination of the SXE Merger Agreement from SXE and notice of termination of the Contribution Agreement from Holdings LP. Pursuant to the terms of the Contribution Agreement, we were required to pay Holdings LP a $17 million termination fee. The termination fee was paid in August 2018 and is presented as Termination fee in the Consolidated Statement of Operations.

On July 27, 2018, we announced a revised capital allocation strategy that was intended to reduce leverage and provide additional capital for strategic growth. We determined to retain operating cash flow through a reduction in the amount of our quarterly distribution on our common units, and to pursue increased non-core asset sales and use the proceeds from both to reduce leverage.

Amendment to Credit Agreement

During 2018, we amended the Original Credit Agreement by entering into the First Amendment to the Second Amended and Restated Credit Agreement on June 29, 2018 (the “First Amendment”) and by entering into the Second Amendment to the Second Amended and Restated Credit Agreement on December 27, 2018 (the “Second Amendment”, and collectively, the “Amendments” and, the Original Credit Agreement as amended by the Amendments, the “Credit Agreement”) with a syndicate of lenders and Bank of America, N.A., as administrative agent.

The Amendments, among other things, amend certain financial covenants and create certain obligations for repayment of borrowings and related reduction of commitments. Under the Amendments, the Partnership is not permitted to declare or make any cash distributions until its Consolidated Total Leverage Ratio is reduced to less than 5.00:1.00, as shown in the Compliance Certificate required to be delivered together with audited consolidated financial statements for the most recently completed fiscal year and unaudited consolidated financial statements for the most recently completed quarter.

We entered into a Letter Agreement (the “Waiver”), effective as of March 26, 2019, with a syndicate of lenders and Bank of America, N.A., as administrative agent, to waive certain covenants contained in the Credit Agreement that (i) require us to provide audited financial statements that are not subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and (ii) limit our ability to report the existence of a material weakness in the Partnership’s internal control over financial reporting (the “Financial Statements Audit Requirement”). Additionally, the Waiver extends the deadline under the Credit Agreement by which we are required to deliver to the administrative agent certain financial statements (the “Financial Statements Delivery Deadline”). Under the terms and conditions set forth in the Waiver, certain lenders (as required in our Credit Agreement) agreed to extend the Financial Statements Delivery Deadline to April 30, 2019.

As previously disclosed, the Partnership’s Credit Agreement matures on September 5, 2019 and has not been renewed. Until such time as the Partnership has executed an agreement to refinance or extend the maturity of the Credit Agreement, the Partnership cannot conclude that it is probable that it will do so, and accordingly, this raises substantial doubt about the Partnership’s ability to continue as a going concern. For more information regarding the Partnership’s going concern qualification, see Part II. Item 8. Note 14. Debt Obligations of our 2018 Form 10-K.

As the renewal or refinance of the Credit Agreement remains uncertain, the audited financial statements contained in this Form 10-K include a note regarding our ability to continue as a going concern. Prior to our entry into the Waiver, the existence of this going concern qualification in our audited financial statements would have constituted an event of default under the Credit Agreement. Pursuant to the Waiver, the administrative agent and certain lenders (as required by the Credit Agreement) have waived the Financial Statements Audit Requirement for the fiscal year ended December 31, 2018. Although we entered into the Waiver to address the event of default otherwise arising pursuant to the existence of a going concern note and material weakness exception in our audited financial statements contained in this Form 10- K, there is no guarantee that our lenders will agree to waive events of default or potential events of default in the future. Additionally, the existence of a material weakness in the Partnership’s internal control over financial reporting may constitute an event of default under the Credit Agreement.

Going Concern Assessment and Management’s Plans

Pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) No. 205-40, Presentation of Financial Statement – Going Concern (Subtopic 205-40): Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern, we are required to assess our ability to continue as a going concern for a period of one year from the date of the issuance of these consolidated financial statements. Substantial doubt about an entity’s ability to continue as a going concern exists when relevant conditions and events, considered in the aggregate, indicate that it is probable that the entity will be unable to meet its obligations as they become due within one year from the financial statement issuance date. Our Credit Agreement matures on September 5, 2019 and has not been renewed as of the date of the issuance of these consolidated financial statements.

As discussed in Item 8. Note 21. Related Party Transactions, of this 2018 Form 10-K, on September 27, 2018, the Board received a non-binding proposal from Magnolia, an affiliate of ArcLight to acquire the common units that it does not already own. On March 17, 2019, we entered into the Merger Agreement and expect the Pending Merger to close in the second quarter of 2019. As a result of this ongoing process, management has deferred finalization of a renewal of the Credit Agreement. As the Merger Agreement is subject to customary closing conditions and because the Pending Merger may affect how, or if, the Partnership elects to obtain a maturity extension, management has purposefully delayed maturity extensions and other balance sheet modifications due to unreasonable costs and burdens to the Partnership.

While the Partnership intends to renew or extend the terms of its Credit Agreement, until such time as we have executed an agreement to refinance or extend the maturity of our Credit Agreement, we cannot conclude that it is probable we will do so, and accordingly, this raises substantial doubt about our ability to continue as a going concern. The accompanying financial statements have been prepared assuming we will continue to operate as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The accompanying financial statements do not include adjustments that might result from the outcome of the uncertainty, including any adjustments to reflect the possible future effects of the recoverability and classification of recorded asset amounts or other amounts and classifications of liabilities that might be necessary should we be unable to continue as a going concern.

As the renewal or refinance of the Credit Agreement remains uncertain, the audited financial statements contained in this Form 10-K include a note regarding our ability to continue as a going concern. Prior to our entry into the Waiver, the existence of this going concern qualification in our audited financial statements would have constituted an event of default under the Credit Agreement. Pursuant to the Waiver, the administrative agent and certain lenders (as required by the Credit Agreement) have waived the Financial Statements Audit Requirement for the fiscal year ended December 31, 2018. Although we entered into the Waiver to address the event of default otherwise arising pursuant to the existence of a going concern and material weakness note in our audited financial statements contained in this Form 10-K, there is no guarantee that our lenders will agree to waive events of default or potential events of default in the future.

How We Evaluate Our Operations

To supplement our financial information presented in accordance with GAAP, our management uses additional measures known as “non-GAAP financial measures,” to evaluate past performance and prospects for the future. Management views these metrics as important factors in evaluating our profitability and reviews these measurements at least monthly for consistency and trend analysis. These metrics include throughput, Total segment gross margin, Operating margin and Direct operating expenses on a segment basis, and Adjusted EBITDA and DCF on a company-wide basis.

Throughput

In our Gas Gathering and Processing Services segment, we must continually obtain new supplies of natural gas, NGLs and condensate to maintain or increase throughput on our systems. Our ability to maintain or increase existing volumes of natural gas, NGLs and condensate is impacted by i) the level of work-overs or recompletions of existing connected wells and successful drilling activity of our significant producers in areas currently dedicated to or near our gathering systems, ii) our ability to compete for volumes from successful new wells in the areas in which we operate, iii) our ability to obtain natural gas, NGLs and condensate that has been released from other commitments and iv) the volume of natural gas, NGLs and condensate that we purchase from connected systems. We actively monitor producer activity in the areas served by our gathering and processing systems to maintain current throughput and pursue new supply opportunities.

In our Liquid Pipelines and Services segment, t he amount of revenue we generate from our crude oil pipelines business depends primarily on throughput. We generate a portion of our crude oil pipeline revenues through long-term contracts containing acreage dedications or minimum volume commitments. Throughput on our pipeline system are affected primarily by the supply of crude oil in the market served by our assets. The revenue generated from our crude oil supply and logistics business depends on the volume of crude oil we purchase from producers, aggregators and traders and then sell to producers, traders and refiners as well as the volumes of crude oil that we gather and transport. Accordingly, we actively monitor producer activity in the areas served by our crude oil supply and logistics business and other producing areas in the United States to compete for volumes from crude oil producers. Revenues in this business are also impacted by changes in the market price of commodities that we pass through to our customers. The volume of crude oil stored at our crude oil storage facility in Cushing, Oklahoma has no impact on the revenue generated by our crude oil storage business because we receive a fixed monthly fee per barrel of shell capacity contracted that is not contingent on the usage of our storage tanks.

In our Natural Gas Transportation Services and Offshore Pipelines and Services segments, the majority of our segment gross margin is generated by firm capacity reservation charges and interruptible transportation services from throughput on our interstate and intrastate pipelines. Substantially all of the segment gross margin is generated under contracts with shippers, including producers, industrial companies, LDCs and marketers. We routinely monitor natural gas market activities in the areas served by our transmission systems to maintain current throughput and pursue new shipper opportunities.

In our Terminalling Services segment, we generally received fee-based compensation on guaranteed firm storage contracts, throughput fees charged to our customers when their products were either received or disbursed, and other operational charges associated with ancillary services provided to our customers, such as excess throughput, steam heating and truck weighing at our marine terminals. The amount of revenue we generated from our refined products terminals depended primarily on the volume of refined products that we handled. These volumes were affected primarily by the supply of and demand for refined products in the markets served directly or indirectly by our refined products terminals. Our refined products had butane blending capabilities.

Non-GAAP Financial Measures

Total segment gross margin, operating margin, Adjusted EBITDA and DCF are performance measures that are non-GAAP financial measures. Each has important limitations as an analytical tool because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. Management compensates for the limitations of these non-GAAP measures as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these data points into management’s decision-making process.

You should not consider Total segment gross margin, Operating margin, Adjusted EBITDA or DCF in isolation or as a substitute for, or more meaningful than analysis of, our results as reported under GAAP. Total segment gross margin, Operating margin, Adjusted EBITDA and DCF may be defined differently by other companies in our industry. Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Adjusted EBITDA

Adjusted EBITDA is a supplemental non-GAAP financial measure used by our management and external users of our consolidated financial statements, such as investors, commercial banks, research analysts and others, to assess: the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash flow to make cash distributions to our unitholders and our General Partner; our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.

We define Adjusted EBITDA as net income (loss) attributable to the Partnership, plus depreciation, amortization and accretion expense, excluding noncontrolling interest share of depreciation, amortization and accretion, interest expense, net of capitalized interest excluding amortization of deferred financing costs, debt issuance costs paid during the period, unrealized gains (losses) on commodity derivatives, non-cash charges such as non-cash equity compensation expense and charges that are unusual such as transaction expenses primarily associated with our acquisitions, income tax expense, distributions from unconsolidated affiliates and General Partner’s contribution, less earnings in unconsolidated affiliates, discontinued operations, gains (losses) that are unusual, such as gain on revaluation of equity interest and gain (loss) on sale of assets, net and other non-recurring items that impact our business, such as construction and operating management agreement income (“COMA”) and other post-employment benefits plan net periodic benefit.

The GAAP measure most directly comparable to our performance measure Adjusted EBITDA is Net income (loss) attributable to the Partnership.

Distributable Cash Flow

DCF is a significant performance metric used by our management and by external users of our consolidated financial statements, such as investors, commercial banks and research analysts, to compare basic cash flows generated by us to the cash distributions we expect to pay our unitholders. Using this metric, management and external users of our consolidated financial statements can compute the coverage ratio of estimated cash flows to planned cash distributions. DCF is also an important financial measure for our unitholders since it serves as an indicator of our success in providing a cash return on investment. Specifically, this financial measure may indicate to investors whether we are generating cash flow at a level that can sustain our quarterly distribution rates. DCF is also a quantitative standard used throughout the investment community with respect to publicly traded partnerships and limited liability companies because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). DCF will not reflect changes in working capital balances.

We define DCF as Adjusted EBITDA less interest expense net of capitalized interest excluding unrealized gain (loss) on interest rate swaps and letter of credit fees, maintenance capital expenditures and distributions related to the Series A and Series C convertible preferred units. The GAAP financial measure most comparable to DCF is Net income (loss) attributable to the Partnership.

Total Segment Gross Margin and Operating Margin

Total segment gross margin and Operating margin are non-GAAP supplemental measures that we use to evaluate our performance.

For segments other than Terminalling Services, we define segment gross margin as total revenue plus unconsolidated affiliate earnings less unrealized gains (losses) on commodity derivatives, construction and operating management agreement income and the cost of sales. Gross margin for Terminalling Services also deducted direct operating expense which includes direct labor, general materials and supplies, and direct overhead. We define Total segment gross margin as the sum of the segment gross margins for each of our segments. We define Operating margin as Total segment gross margin less other direct operating expenses. The GAAP measure most directly comparable to Total segment gross margin and Operating margin is Net income (loss) attributable to the Partnership. For a reconciliation of Total segment gross margin and Operating margin to Net income (loss) attributable to the Partnership, see Note About Non-GAAP Financial Measures below.

Total segment gross margin is useful to investors and the Partnership’s management in understanding our operating performance because it measures the operating results of our segments before certain non-cash items, such as depreciation and amortization, and certain expenses that are generally not controllable by our business segment development managers (who are responsible for revenue generation at the segment level), such as certain operating costs, general and administrative expenses, interest expense and income taxes. Operating margin is useful to investors and the Partnership’s management for similar reasons except that operating margin includes all direct operating expenses, which allows the Partnership’s management to assess the performance of our consolidated operating managers (who are responsible for cost management at the segment level). In addition, because these operating measures exclude interest expense and income taxes, they are useful for investors because they remove potential distortions between periods caused by factors such as financing and capital structures and changes in tax laws and positions.

Reconciliations

The following tables reconcile the non-GAAP financial measures of Total segment gross margin, Operating margin, Adjusted EBITDA and DCF to their nearest GAAP measure, Net income (loss) attributable to the Partnership, for the years ended December 31, 2018, 2017, and 2016 (in thousands):

	Years Ended December 31,
	2018 (1)	2017 (2)	2016 (3)
Reconciliation of Total Segment Gross Margin and Operating Margin to Net loss attributable to the Partnership
Gas Gathering and Processing Services	$51,888	$48,053	$50,040
Liquid Pipelines and Services	40,542	39,870	44,161
Natural Gas Transportation Services	36,130	23,005	18,616
Offshore Pipelines and Services	134,106	103,970	82,346
Terminalling Services	22,814	29,956	31,050

Total segment gross margin	285,480	244,854	226,213
Direct operating expenses (4)	(78,012)	(70,385)	(63,339)

	Years Ended December 31,
	2018 (1)	2017 (2)	2016 (3)
Operating margin	$207,468	$174,469	$162,874
Gains (losses) on commodity derivatives, net	2,036	(119)	(1,617)
Corporate expenses	(89,706)	(112,058)	(89,438)
Termination fee	(17,000)	—	—
Depreciation, amortization and accretion	(87,171)	(103,448)	(90,882)
Gain (loss) on sale of assets, net	95,118	4,063	(688)
Impairment of long-lived assets and intangible assets	(1,610)	(116,609)	(697)
Impairment of goodwill	—	(77,961)	(2,654)
Interest expense, net of capitalized interest	(82,410)	(66,465)	(21,433)
Other income, net	560	36,254	254
Other, net (5)	(1,938)	508	3,032
Income tax expense	(32,995)	(1,235)	(2,580)
Income (loss) from discontinued operations, including gain on sale	—	44,095	(4,715)
Net income attributable to noncontrolling interest	(116)	(4,473)	(2,766)

Net loss attributable to the Partnership	$(7,764)	$(222,979)	$(51,310)

During these years, we had the following transactions that affect comparability:

(1)	Our Terminalling Services segment included Marine Products, which was divested in July 2018, and Refined Products, which was divested in December 2018.
(2)

i) In June 2017, we acquired a 100% interest in VKGS which is accounted for as a business combination and is included in our Offshore Pipelines and Services segment; ii) in August 2017, we acquired a 100% interest in POGS, the outstanding interests in one of our equity investments MPOG, which is accounted for as a change in control and has been consolidated from the acquisition date; and the remaining equity interest in our consolidated subsidiary, AmPan, each of which are included in our Offshore Pipelines and Services segment; iii) in September 2017, we acquired an additional 15.5% equity interest in Delta House Class A units, which we account for as an equity method investment and is included in our Offshore Pipelines and Services segment; iv) in October 2017, we acquired an additional 17.0% membership interest in Destin which we account for as an equity method investment and is included in our Liquid Pipelines and Services segment and v) in November 2017, we acquired 100% of the equity interest in Trans-Union which represents an asset acquisition among entities under common control and is included in our Natural Gas Transportation Services segment.

(3)

i) In October 2016 and April 2016, we acquired 6.2% and 1% non-operated interests in Delta House Class A units which we account for as equity method investments and are included in our Offshore Pipelines and Services segment; ii) in April 2016, we acquired membership interests in Destin ( 66.7% ), Tri-States ( 16.7% ), Okeanos ( 66.7% ), and Wilprise ( 25.3% ), which we account for as equity method investments and are included in our Liquid Pipelines and Services and Offshore Pipelines and Services segments; and iii) in April 2016 we acquired a 60% interest in American Panther which we consolidate for financial reporting purposes and is included in our Offshore Pipelines and Services segment.

(4)

Direct operating expenses exclude amounts related to the Terminalling Services segment as those costs are included in segment gross margin for the Terminalling Services segment. Direct operating expenses by segment includes (in thousands):

	Years ended December 31,
	2018	2017	2016
Gas Gathering and Processing Services	$28,000	$34,040	$35,276
Liquid Pipelines and Services	11,162	13,061	11,195
Natural Gas Transportation Services	8,272	6,244	5,923
Offshore Pipelines and Services	30,578	17,040	10,945

Total direct operating expenses	$78,012	$70,385	$63,339

(5)	Other, net includes realized (gain) loss on commodity derivatives and COMA loss (income).

	Years Ended December 31,
	2018	2017	2016
Reconciliation of Net loss attributable to the Partnership to Adjusted EBITDA and DCF:
Net loss attributable to the Partnership	$(7,764)	$(222,979)	$(51,310)

Depreciation, amortization and accretion (1)	87,171	102,766	90,112
Interest expense, net of capitalized interest	82,410	66,465	21,433
Amortization of deferred financing costs	(7,485)	(5,117)	(3,236)
Gain on extinguishment of debt	—	(1,870)	—
Debt issuance costs paid	6,977	5,705	5,328
Unrealized loss (gain) on commodity derivatives, net	2	—	48
Non-cash equity compensation expense	4,641	8,032	5,658
Corporate office relocation	—	—	9,096
Transaction expenses	28,791	42,860	14,084
Termination fee	17,000	—	—
Income tax expense	32,995	1,235	2,580
Impairment of long-lived assets and intangible assets	1,610	116,609	697
Impairment of goodwill	—	77,961	2,654
Discontinued operations (2)	—	(37,212)	30,058
Distributions from unconsolidated affiliates	97,713	90,846	83,046
General Partner contribution	17,732	34,614	7,500
Earnings in unconsolidated affiliates	(81,929)	(63,050)	(40,158)
COMA	(100)	(389)	(696)
Other post-employment benefits plan net periodic benefit	(32)	(20)	(17)
(Gain) loss on sale of assets, net	(95,118)	(4,063)	688
Gain on revaluation of equity interest	—	(35,999)	—

Adjusted EBITDA	$184,614	$176,394	$177,565

	Years Ended December 31,
	2018	2017	2016
Interest expense, net of capitalized interest	$(82,410)	$(66,465)	$(21,433)
Amortization of deferred financing costs	7,485	5,117	3,236
Unrealized (loss) gain on interest rate swaps	1,154	(1,109)	(10,375)
Gain on extinguishment of debt	—	1,870	—
Letter of credit fees	21	517	—
Maintenance capital	(15,970)	(8,892)	(6,751)
Preferred unit distributions	(25,061)	(16,311)	(15,142)

Distributable cash flow	$69,833	$91,121	$127,100

(1)	Excludes Noncontrolling interest share of depreciation, amortization and accretion expense of $0.7 million and $0.7 million for the years ended December 31, 2017 and 2016, respectively.
(2)

Represents aggregate adjustments related to our Propane Business for i) depreciation, amortization and accretion, (ii) unrealized (gain) loss on derivatives, (iii) (gain) loss on asset sales, (iv) goodwill impairment, (v) transaction expenses and (vi) the gain on sale.

General Trends and Outlook

We expect our business to continue to be affected by the Pending Merger and matters discussed above and the trends discussed below. Our expectations are based on assumptions made by us and information currently available to us. Following the completion of the Pending Merger, our strategy and outlook may change materially. To the extent our underlying assumptions prove to be incorrect, our actual results may vary materially from our expected results.

Gas Gathering and Processing Services Segment. Except for our fee-based contracts, which may be impacted by throughput, the profitability of our Gas Gathering and Processing Services segment is dependent upon commodity prices, natural gas supply, and demand for natural gas, NGLs and condensate.

Liquid Pipelines and Services Segment. The profitability of our Liquid Pipelines and Services segment is dependent upon the price of crude oil. Throughput could decline should crude oil prices remain low resulting in decreased production in our areas of operation.

Natural Gas Transportation Services and Offshore Pipelines and Services Segments. Profitability of our Natural Gas Transportation Services and Offshore Pipelines and Services segments are dependent upon the demand to transport natural gas pursuant under our firm and interruptible transportation contracts. Throughput could decline should natural gas prices and drilling levels decline.

Capital Expenditures. We anticipate maintenance capital expenditures between $16.6 million and $20.3 million, and approved expenditures for expansion capital between $32.3 million and $39.5 million, for the year ending December 31, 2019. Forecast growth capital expenditures include pipeline and compression additions associated with the continued development of the Lavaca system, pipeline and truck stations on the Silver Dollar system and the installation of interconnects and compression on our Natural Gas Transportation Services assets to increase capacity.

Commodity Prices. Average daily prices for NYMEX West Texas Intermediate crude oil ranged from a high of $ 76.41 per barrel to a low of $42.53 per barrel from January 1, 2018 through March 18, 2019. Average daily prices for NYMEX Henry Hub natural gas ranged from a high of $6.24 per MMBtu to a low of $2.49 per MMBtu from January 1, 2017 through March 18, 2019. We are unable to predict future potential movements in the market price for natural gas, crude oil and NGLs and thus, cannot predict the ultimate impact of prices on our operations. If commodity prices decline, this could lead to reduced profitability and may impact our liquidity, compliance with financial covenants in our revolving credit facility, and our ability to maintain our current distribution levels. Our long-term view is that as economic conditions improve and regulation burden is reduced, which has been the case under the current administration, commodity prices should reach levels that will support continued natural gas and crude oil production in the United States. Reduced profitability, if any, may result in future potential non-cash impairments of long-lived assets, goodwill or intangible assets.

Capital Markets. We have experienced limited ability to access the capital markets and this limitation may continue in the future. Volatility in the capital markets may impact our operations in multiple ways, including limiting our producers’ ability to finance their drilling and workover programs and limiting our ability to fund drop downs, organic growth projects and acquisitions.

Results of Operations – Consolidated

Year ended December 31, 2018 , compared to year ended December 31, 2017 (in thousands, except percentages)

	Years Ended December 31,
	2018	2017	Change	%
Revenue	$805,354	$651,435	$153,919	24%

Operating expenses:
Cost of sales	592,040	457,371	134,669	29%
Direct operating expenses	87,677	82,256	5,421	7%
Corporate expenses	89,706	112,058	(22,352)	(20)%
Termination fee	17,000	—	17,000	*
Depreciation, amortization and accretion	87,171	103,448	(16,277)	(16)%
(Gain) loss on sale of assets, net	(95,118)	(4,063)	(91,055)	*
Impairment of long-lived assets and intangible assets	1,610	116,609	(114,999)	(99)%
Impairment of goodwill	—	77,961	(77,961)	(100)%

Total operating expenses	780,086	945,640	(165,554)	(18)%

Operating income (loss)	25,268	(294,205)	319,473	109%
Other income (expense), net:
Interest expense, net of capitalized interest	(82,410)	(66,465)	(15,945)	24%
Other income, net	560	36,254	(35,694)	*
Earnings in unconsolidated affiliates	81,929	63,050	18,879	30%

Income (loss) from continuing operations before income taxes	25,347	(261,366)	286,713	110%
Income tax expense	(32,995)	(1,235)	(31,760)	*

Loss from continuing operations	(7,648)	(262,601)	254,953	(97)%
Income from discontinued operations, including gain on sale	—	44,095	(44,095)	*

Net loss	(7,648)	(218,506)	210,858	(96)%
Net income attributable to noncontrolling interests	(116)	(4,473)	4,357	97%

Net loss attributable to the Partnership	$(7,764)	$(222,979)	$215,215	(97)%

Non-GAAP Financial Measures
Total Segment gross margin (1)	$285,480	$244,854	$40,626	17%
Adjusted EBITDA (2)	$184,614	$176,394	$8,220	5%

*	Not a meaningful percentage
(1)	For reconciliation of Total Segment gross margin to its nearest GAAP measure, Income from continuing operations before income taxes, see the table in Non-GAAP Financial Measures.
(2)	See the table in Non-GAAP Financial Measures for a reconciliation of Adjusted EBITDA to its nearest GAAP measure.

Net loss attributable to the Partnership for the year ended December 31, 2018 was $7.8 million, a decrease of $215.2 million, or 97% from December 31, 2017, primarily due to:

•	increased revenues from both commodity sales and services, partially offset by higher cost of sales associated with higher revenues and increased operating expenses;

•	benefit of $115.0 million from reduced long-lived assets and intangible assets impairment charges during the current year;

•	benefit of $78.0 million from goodwill impairment charges taken in the prior year; and

•

the net gain of $95.1 million primarily from the sale of Marine Products and Refined Products during 2018 offset by a $29.8 million increase in income tax expense related to the gain from the sale of Marine Products.

The above items, which decreased the Net loss attributable to the Partnership between periods, were partially offset by:

•	a $17.0 million termination fee from the termination of the SXE Merger Agreement in 2018;

•	a $35.7 million reduction in other income primarily due to the fair value adjustment recorded in 2017 from the acquisition of the remaining interests of MPOG; and

•	a $44.1 million reduction in income from discontinued operations, including gain on sale, which related to our Propane Business that was sold in the third quarter of 2017.

Total Segment gross margin for the year ended December 31, 2018 was $285.5 million, an increase of $40.6 million, or 17%, compared to the year ended December 31, 2017. The increase was primarily due to higher segment gross margin in our Gas Gathering and Processing Services, Natural Gas Transportation Services and Offshore Pipelines and Services segments offset by declines in our Terminalling Services segment.

Adjusted EBITDA for the year ended December 31, 2018 was $184.6 million, an increase of $8.2 million, or 5%, compared to the year ended December 31, 2017. The increase in Adjusted EBITDA was primarily due to improvements in Net Income attributable to the Partnership as discussed above.

We distributed $54.5 million to our Limited Partners during the year ended December 31, 2018 which represents the distribution for the fourth quarter of 2017 and the first three quarters of 2018.

Please see Results of Operations – Segment Results for a discussion of revenues, cost of sales, direct operating expenses and earning in unconsolidated affiliates.

Corporate expenses. Corporate expenses for the year ended December 31, 2018 were $89.7 million, a decrease of $22.4 million, or 20%, compared to the year ended December 31, 2017. This decrease was primarily due to lower transaction related costs associated with the Destin-Okeanos integration and JPE merger for $10.8 million, increased capitalized labor allocation of $3.9 million, reduced legal and regulatory compliance fees of $2.8 million, reduced office expenses of $1.4 million, reduced travel expenses of $1.2 million, reduced audit and tax fees of $1.0 million, reduced Environmental & Safety costs of $0.7 million and reduced IT Costs of $0.5 million.

Termination fee. The termination fee for the year ended December 31, 2018 was $17.0 million due to the termination of the SXE Merger Agreement.

Depreciation, amortization and accretion. Depreciation, amortization and accretion for the year ended December 31, 2018 was $87.2 million, a decrease of $16.3 million, or 16%, compared to the year ended December 31, 2017, primarily due to the acceleration of the accumulated amortization of a JPE customer relationship carried out in the beginning of the first quarter of 2017 through August 2017 of $10.0 million. The remaining difference is primarily due to Marine Products and Refined Products being classified as assets held for sale and subsequently sold in 2018, reduced depreciation and amortization due to the 2017 year-end impairments and decreased depreciation due to assets reaching the end of their depreciable lives in 2018.

Impairment of long-lived assets and intangible assets. Impairment of long-lived assets and intangible assets expense for the year ended December 31, 2018 was $1.6 million, a decrease of $115.0 million, compared to the year ended December 31, 2017. During the fourth quarter of 2018, we determined assets within our Liquid Pipelines Services segment and Offshore Pipelines and Services segment were impaired and recorded a $1.6 million impairment, compared to impairment charges of $116.6 million in 2017.

Interest expense, net of capitalized interest. Interest expense for the year ended December 31, 2018 was $82.4 million, an increase of $15.9 million, or 24%, compared to the year ended December 31, 2017, primarily due to the higher interest charges of $12.9 million on the 8.50% Senior Notes, as a result of the $125.0 million bond offering in the fourth quarter of 2017, higher interest expense on our revolving credit facility of $6.1 million due to higher interest rates in 2018 compared to 2017, higher interest charges of $0.9 million on the 3.97% Senior Secured Notes due to the acquisition of Trans-Union in November 2017, offset by the favorable position of our interest rate swaps in the amount of $5.1 million.

Other income (expense), net. Other income, net for the year ended December 31, 2018 was $0.6 million, a decrease of $35.7 million, compared to the year ended December 31, 2017, primarily due to the fair value adjustment recorded on the 2017 acquisition of the remaining interests of MPOG.

Income tax expense. Income tax expense for the year ended December 31, 2018 was $33.0 million, an increase of $31.8 million, compared to the year ended December 31, 2017, primarily due to the sale of Marine Products during 2018. With the exception of our Marine Products, the Partnership is not subject to U.S. federal or state income taxes as such income taxes are generally borne by our unitholders. Se further discussion in Note 19. Income Taxes of this 2018 Form 10-K.

Income from discontinued operations, including gain on sale. Income from discontinued operations represents the Partnership’s income from the discontinued operations, including gain or loss on sales. Income from discontinued operations, net of tax for the year ended December 31, 2017 of $44.1 million was associated with the sale of the Propane Business on September 1, 2017.

Year ended December 31, 2017 compared to year ended December 31, 2016 (in thousands, except percentages)

	Years Ended December 31,
	2017	2016	Change	%
Revenue	$651,435	$589,026	$62,409	11%

Operating expenses:
Cost of sales	457,371	393,351	64,020	16%
Direct operating expenses	82,256	71,544	10,712	15%
Corporate expenses	112,058	89,438	22,620	25%
Depreciation, amortization and accretion expense	103,448	90,882	12,566	14%
(Gain) loss on sale of assets, net	(4,063)	688	(4,751)	*
Impairment of long-lived assets and intangible assets	116,609	697	115,912	*
Impairment of goodwill	77,961	2,654	75,307	*

Total operating expenses	945,640	649,254	296,386	46%

	Years Ended December 31,
	2017	2016	Change	%
Operating loss	$(294,205)	$(60,228)	$(233,977)	(388)%
Other income (expense), net:
Interest expense, net of capitalized interest	(66,465)	(21,433)	(45,032)	210%
Other income, net	36,254	254	36,000	*
Earnings in unconsolidated affiliates	63,050	40,158	22,892	57%

Loss from continuing operations before income taxes	(261,366)	(41,249)	(220,117)	(534)%
Income tax expense	(1,235)	(2,580)	1,345	52%

Loss from continuing operations	(262,601)	(43,829)	(218,772)	499%
Income (loss) from discontinued operations, including gain on sale	44,095	(4,715)	48,810	*

Net loss	(218,506)	(48,544)	(169,962)	350%
Net income attributable to noncontrolling interests	(4,473)	(2,766)	(1,707)	(62)%

Net loss attributable to the Partnership	$(222,979)	$(51,310)	$(171,669)	335%

Non-GAAP Financial Measures
Total Segment gross margin (1)	$244,854	$226,213	$18,641	8%
Adjusted EBITDA (2)	$176,394	$177,565	$(1,171)	(1)%

*	Not a meaningful percentage
(1)	For reconciliation of Total Segment gross margin to its nearest GAAP measure, Income from continuing operations before income taxes, see the table in Non-GAAP Financial Measures.
(2)	See the table in Non-GAAP Financial Measures for a reconciliation of Adjusted EBITDA to its nearest GAAP measure.

Net loss attributable to the Partnership for the year ended December 31, 2017 was $223.0 million, an increase of $171.7 million, or 335%, from December 31, 2016, primarily due to the following:

•	Impairment charges of long-lived assets and intangible assets of $116.6 million;

•	goodwill impairment charges of $78.0 million; and

•

a $45.0 million increase in interest expense, net of capital interest, primarily due to higher outstanding borrowings under our revolving credit facilities and an increase in our weighted-average interest rate.

The above items, which increased the Net loss attributable to the Partnership between periods, were partially offset by:

•	an increase of $36.0 million in other income related to the fair value adjustment recorded in 2017 from the acquisition of the remaining interests of MPOG;

•	an increase of $48.8 million in income from discontinued operations, including gain on sale, primarily due to the gain on the sale of our Propane Business in 2017; and

•	an increase of $22.9 million in earnings from unconsolidated affiliates.

Total Segment gross margin for the year ended December 31, 2017 was $244.9 million, an increase of $18.6 million, or 8%, compared to the year ended December 31, 2016, primarily due to increases in our Offshore Pipelines and Services and Natural Gas Transportation Services segments offset by decreases in our Gas Gathering and Processing Services, Liquid Pipeline Services and Terminalling Services segments.

Adjusted EBITDA for the year ended December 31, 2017 was $176.4 million, a decrease of $1.2 million, or 1%, compared to the year ended December 31, 2016.

We distributed $89.4 million, or $1.65, per common unit during the year ended December 31, 2017, which represents the distribution for the fourth quarter of 2016 and the first three quarters of 2017, compared to a distribution of $101.6 million during the year ended December 31, 2016.

Please see Results of Operations – Segment Results for a discussion of revenues, cost of sales, direct operating expenses and earning in unconsolidated affiliates.

Corporate expenses. Corporate expenses for the year ended December 31, 2017 were $112.1 million, an increase of $22.6 million, or 25%, compared to the year ended December 31, 2016. This increase was primarily due to transaction related costs associated with the JPE Merger and the SXE Transactions of $14.8 million, $4.0 million in audit and tax fees, $2.7 million in legal and regulatory compliance fees in support of corporate activities, and $1.1 million due to information and technology costs related to systems and licenses that were either implemented or initiated during 2017.

Depreciation, amortization and accretion. Depreciation, amortization and accretion for the year ended December 31, 2017 was $103.4 million, an increase of $12.6 million, or 14%, compared to the year ended December 31, 2016. This increase was primarily due to the acceleration of the accumulated amortization of a JPE customer relationship carried out in the beginning of the first quarter of 2017 through August 2017 for $10.0 million. The remaining difference is primarily related to our Panther acquisition in the third quarter of 2017 and the Trans-Union acquisition in the fourth quarter of 2017.

Impairment of long-lived assets and intangible assets. Impairment of long-lived assets and intangible assets expense for the year ended December 31, 2017 was $116.6 million, an increase of $115.9 million, compared to the year ended December 31, 2016. During the fourth quarter of 2017, we identified certain assets where events or circumstances indicated we may not recover their carrying value. Due to plant shut downs in the quarter and changes in our forecast volumes on certain assets, as part of our annual budget process, we have made operational decisions that impact our ability to recover the carrying value of assets. As a result, asset impairment charges of $116.6 million were recorded in the fourth quarter of 2017, of which $103.9 million was related to our property, plant and equipment and $12.7 million was related to intangible assets. Of the $103.9 million impairment charge to our property, plant and equipment, $97.8 million related to our Gas Gathering and Processing Services segment, $3.9 million related to our Natural Gas Transportation Services segment and $2.2 million related to our Liquid Pipelines and Services segment. Additionally, of the $12.7 million impairment charge to our intangible assets, $10.8 million related to our Gas Gathering and Services segment and $1.9 million related to our Liquid Pipelines and Services segment.

Impairment of goodwill. Goodwill impairment expense for the year ended December 31, 2017 was $78.0 million, an increase of $75.3 million compared to the year ended December 31, 2016. In 2017, we recognized goodwill impairment charges totaling $78.0 million to our Liquid Pipelines and Services segment. In 2016, we recognized goodwill impairment charges totaling $2.7 million related to our JP Liquids business.

Interest expense, net of capitalized interest. Interest expense, net of capitalized interest for the year ended December 31, 2017 was $66.5 million, an increase of $45.0 million, or 210%, compared to the year ended December 31, 2016. This increase was primarily due to higher outstanding borrowings under our revolving credit facilities and an increase in our weighted average interest rate.

Income (loss) from discontinued operations. Income (loss) from discontinued operations represents the Partnership’s income (loss) from the discontinued operations, including gain or loss on sales. Income from discontinued operations, net of tax for the year ended December 31, 2017 of $44.1 million was associated with the sale of the Propane Business on September 1, 2017, whereas loss from discontinued operations, net of tax for the year ended December 31, 2016, of $4.7 million was associated primarily with the sale of the Mid-Continent Business on February 1, 2016. For more information see Item 8. Note 5. Dispositions of this 2018 Form 10-K.

Results of Operations — Segment Results

Gas Gathering and Processing Services Segment

Year Ended December 31, 2018 Compared to Year Ended December 31, 2017

The table below contains key segment performance indicators for the years ended December 31, 2018 and 2017 related to our Gas Gathering and Processing Services segment (in thousands, except operating data and percentages).

	For the Years Ended December 31,
	2018	2017	Change	%
Segment Financial and Operating Data:
Financial data:
Commodity sales	$131,475	$124,853	$6,622	5%
Services	44,122	25,399	18,723	74%
Gains (losses) on commodity derivatives, net	311	(340)	651	(191)%
Cost of sales	124,379	101,981	22,398	22%
Direct operating expenses	28,000	34,040	(6,040)	(18)%
Other financial data:
Segment gross margin (1)	$51,888	$48,053	$3,835	8%
Operating data:
Average throughput (MMcf/d)	173.9	202.0	(28.1)	(14)%
Average plant inlet volume (MMcf/d) (2)	43.6	95.7	(52.1)	(54)%
Average gross NGL production (Mgal/d) (2)	315.9	325.5	(9.6)	(3)%
Average gross condensate production (Mgal/d) (2)	81.6	64.0	17.6	28%

(1)	See Item 8. Note 23. Reportable Segments of this 2018 Form 10-K for a reconciliation of Segment Gross Margin to Income from continuing operations before income taxes.
(2)	Excludes volumes and gross production under our elective processing arrangements.

Commodity sales. Commodity sales for the year ended December 31, 2018 were $131.5 million, an increase of $6.6 million, or 5%, compared to the year ended December 31, 2017, primarily due to the following:

•	increased sales of NGLs, natural gas and condensate at the Longview Plant of $5.7 million primarily due to an increase in residue volumes;

•	increased marketing activity of $20.9 million due to new contracts and higher prices entered into in 2018;

•	increase in sales at the Chatom-Bazor Ridge facility of approximately $6.2 million due to additional condensate deliveries and increased pricing;

•	increased sales of NGLs, natural gas and condensate at the Yellow Rose facility in the amount of $7.6 million primarily as a result of increased higher quality throughput and improved recoveries;

•	increased sales at our Mesquite facility of $4.8 million; and

•

the increases noted above were partially offset by a $36.3 million reduction in Commodity Sales due to our adoption of Topic 606, in which we determined that certain percentage of proceeds (“POP”) contracts should be recorded on a net basis instead of a gross basis. For more information on our adoption of Topic 606, see Part II. Item 8. Note 2. New Accounting Pronouncements of this 2018 Form 10-K and a reduction of volumes across several other assets of $2.0 million.

Services. Services for the year ended December 31, 2018 were $44.1 million, an increase of $18.7 million, or 74%, compared to the year ended December 31, 2017, due to increased fee revenue primarily on Yellow Rose, Chapel Hill and Lavaca of $5.5 million. Additionally, as a result of our adoption of Topic 606, we have determined that certain POP contracts should be recorded on a net basis, resulting in a $15.3 million increase in Services revenue. Offsetting these increases is a decrease in revenue for AMID NGL Trucking of $2.3 million, primarily due to expired contracts during the year.

Cost of sales. Cost of sales for the year ended December 31, 2018 were $124.4 million, an increase of $22.4 million, or 22%, compared to the year ended December 31, 2017, primarily due to increased sales of NGLs, natural gas and condensate sales at the Longview, Yellow Rose and Chatom-Bazor Ridge facilities of $42.5 million. These increases were partially offset by $20.5 million due to Topic 606 implementation as discussed above.

Direct operating expenses. Direct operating expenses for the year ended December 31, 2018 were $28.0 million, a decrease of $6.0 million, or 18%, compared to the year ended December 31, 2017, primarily due to $4.3 million in lower operating expenses at East Texas and Burns Point, a decrease of $1.0 million in labor expenses primarily due to an increase in capitalized labor allocation and reductions of $0.4 million in lease and rent expenses and $0.3 million in vehicle expenses.

Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

The table below contains key segment performance indicators for the years ended December 31, 2017 and 2016 related to our Gas Gathering and Processing Services segment (in thousands, except operating data and percentages).

	For the Years Ended December 31,
	2017	2016	Change	%
Segment Financial and Operating Data:
Financial data:
Commodity sales	$124,853	$91,444	$33,409	37%
Services	25,399	29,476	(4,077)	(14)%
Losses on commodity derivatives, net	(340)	(833)	493	(59)%
Cost of sales	101,981	68,955	33,026	48%
Direct operating expenses	34,040	35,276	(1,236)	(4)%
Other financial data:
Segment gross margin (1)	$48,053	$50,040	$(1,987)	(4)%
Operating data:
Average throughput (MMcf/d)	202.0	220.6	(18.6)	(8)%
Average plant inlet volume (MMcf/d) (2)	95.7	102.1	(6.4)	(6)%
Average gross NGL production (Mgal/d) (2)	325.5	192.9	132.6	69%
Average gross condensate production (Mgal/d) (2)	64.0	82.9	(18.9)	(23)%

(1)	See Item 8. Note 23. Reportable Segments of this 2018 Form 10-K for a reconciliation of Segment Gross Margin to Income from continuing operations before income taxes.
(2)	Excludes volumes and gross production under our elective processing arrangements.

Commodity sales. Commodity sales for the year ended December 31, 2017 were $124.9 million, an increase of $33.4 million, or 37%, compared to the year ended December 31, 2016. This increase was primarily due to the following:

•	increased revenue from sales of NGLs and condensate at the Longview plant of $44.4 million due to three new contracts, two of which started in the first quarter of 2017 and one ongoing contract; and

•

offsetting this was reduced NGL and condensate volumes at our Chatom/Bazor Ridge plants of $11.5 million due to lower system volumes from production declines and the loss of Y-grade product and plant downtime in the fourth quarter of 2017.

Services. Services for the year ended December 31, 2017 were $25.4 million, a decrease of $4.1 million, or 14%, compared to the year ended December 31, 2016, primarily driven by reduction in third party trucking revenue of $3.4 million and lower drilling activity resulting in a decline in compression and gathering charges of $1.7 million on Lavaca, offset by an increase from a pipeline recovery fee of $1.3 million at Chatom/Bazor Ridge.

Cost of sales. Cost of sales for the year ended December 31, 2017 were $102.0 million, an increase of $33.0 million, or 48%, compared to the year ended December 31, 2016, primarily due to increase of NGL, natural gas and condensate sales at the Longview plant, as mentioned above in Commodity sales, offset by reduced NGL and condensate volumes at Chatom/Bazor Ridge.

Direct operating expenses. Direct operating expenses for the year ended December 31, 2017 were $34.0 million, a decrease of $1.2 million, or 4%, compared to the year ended December 31, 2016, primarily due to lower compressor rentals for $0.8 million due to our ongoing cost cutting efforts and a $0.7 million decrease in outside services at our Longview facility, offset by an increase in vehicle diesel and lubricants costs associated with our NGL Trucking asset.

Liquid Pipelines and Services Segment

Year Ended December 31, 2018 Compared to Year Ended December 31, 2017

The table below contains key segment performance indicators for the years ended December 31, 2018 and 2017 related to our Liquid Pipelines and Services segment (in thousands, except operating data and percentages).

	For the Year Ended December 31,
	2018	2017	Change	%
Segment Financial and Operating Data:
Financial data:
Commodity sales	$428,977	$319,870	$109,107	34%
Services	21,538	23,854	(2,316)	(10)%
Gains on commodity derivatives, net	1,725	221	1,504	681%
Earnings in unconsolidated affiliates	11,954	5,226	6,728	129%
Cost of sales	423,519	309,166	114,353	37%
Direct operating expenses	11,162	13,061	(1,899)	(15)%
Other financial data:
Segment gross margin (1)	$40,542	$39,870	$672	2%
Operating data (2):
Average throughput Pipeline (Bbl/d)	36,408	34,248	2,160	6%
Average throughput Truck (Bbl/d)	3,545	2,910	635	22%

(1)	See Item 8. Note 23. Reportable Segments of this 2018 Form 10-K for a reconciliation of Segment Gross Margin to Income from continuing operations before income taxes.
(2)	Excludes volumes from our equity investments.

Commodity sales. Commodity sales for the year ended December 31, 2018 were $429.0 million, an increase of $109.1 million, or 34%, compared to the year ended December 31, 2017, primarily due to a $48.0 million increase on COSL as a result of increased volumes and $68.9 million due to a higher favorable average price increase of $9.33/Bbl during 2018 compared to 2017. Offsetting the overall increase in commodity sales is a reduction in Marketing contracts of $6.2 million and reduction in volumes of $1.4 million on Bakken.

Services. Services for the year ended December 31, 2018 were $21.5 million, a decrease of $2.3 million, or 10%, compared to the year ended December 31, 2017, primarily due to a $7.6 million decrease at our Cushing facility as a result of declining tank utilization and the termination of a contract offset by an increase of $3.5 million due to a new trucking contract in 2018 and an increase in COSL volumes of $1.6 million.

Earnings in unconsolidated affiliates. Earnings in unconsolidated affiliates for the year ended December 31, 2018 were $12.0 million, an increase of $6.7 million, or 129%, compared to the year ended December 31, 2017, primarily due to our 50% interest in Cayenne which began operating in December 2017.

Cost of sales. Cost of sales for the year ended December 31, 2018 were $423.5 million, an increase of $114.4 million, or 37%, compared to the year ended December 31, 2017, primarily resulting from higher volumes and higher prices achieved on the Marketing and COSL assets of $115.9 million and increased trucking volumes and related expenses of $5.2 million. Offsetting these increases is a decrease of $6.9 million related to Marketing contracts.

Direct operating expenses. Direct operating expenses for the year ended December 31, 2018 were $11.2 million, a decrease of $1.9 million, or 15%, compared to the year ended December 31, 2017, primarily due to decreases of $0.7 million associated with our Crude Trucking bulk purchases of vehicle diesel and lubricants, $0.7 million of repair and maintenance expenses and $0.5 million of insurance expenses.

Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

The table below contains key segment performance indicators for the years ended December 31, 2017 and 2016 related to our Liquid Pipelines and Services segment (in thousands, except operating data and percentages).

	For the Year Ended December 31,
	2017	2016	Change	%
Segment Financial and Operating Data:
Financial data:
Commodity sales	$319,870	$304,502	$15,368	5%
Services	23,854	26,785	(2,931)	(11)%
Gains (losses) on commodity derivatives, net	221	(341)	562	(165)%
Earnings in unconsolidated affiliates	5,226	2,070	3,156	152%
Cost of sales	309,166	288,735	20,431	7%
Direct operating expenses	13,061	11,195	1,866	17%
Other financial data:
Segment gross margin (1)	$39,870	$44,161	$(4,291)	(10)%
Operating data (2):
Average throughput Pipeline (Bbl/d)	34,248	32,257	1,991	6%
Average throughput Truck (Bbl/d)	2,910	1,628	1,282	79%

(1)	See Item 8. Note 23. Reportable Segments of this 2018 Form 10-K for a reconciliation of Segment Gross Margin to Income from continuing operations before income taxes.
(2)	Excludes volumes from our equity investments.

Commodity sales. Commodity sales for the year ended December 31, 2017 were $319.9 million, an increase of $15.4 million, or 5%, compared to the year ended December 31, 2016, primarily due to a net increase in marketing contracts.

Services. Services for the year ended December 31, 2017 were $23.9 million, a decrease of $2.9 million, or 11%, compared to the year ended December 31, 2016. This decrease was primarily due to a $3.6 million reduction in storage and utilization at our Cushing terminal from a new contract with lower storage and rate terms offset by a $0.7 million increase due to new exploration and production wells coming on-line in 2017 and associated capital recovery fees.

Cost of sales. Cost of sales for the year ended December 31, 2017 were $309.2 million, an increase of $20.4 million, or 7%, compared to the year ended December 31, 2016, primarily due to the net increase in marketing contracts.

Earnings in unconsolidated affiliates. Earnings in unconsolidated affiliates for the year ended December 31, 2017 were $5.2 million, an increase of $3.2 million, or 152% compared to the year ended December 31, 2016, primarily driven by increasing volumes on Tri-States and Wilprise due to the new wells (production) from the Thunderhorse platform.

Direct operating expenses. Direct operating expenses for the year ended December 31, 2017 were $13.1 million, an increase of $1.9 million, or 17%, compared to the year ended December 31, 2016, primarily attributable to an increase in employee headcount and contract services at Silver Dollar.

Natural Gas Transportation Services Segment

Year Ended December 31, 2018 Compared to Year Ended December 31, 2017

The table below contains key segment performance indicators for the years ended December 31, 2018 and 2017 related to our Natural Gas Transportation Services segment (in thousands, except operating data and percentages).

	For the Years Ended December 31,
	2018	2017	Change	%
Segment Financial and Operating Data:
Financial data:
Commodity sales	$25,617	$25,376	$241	1%
Services	34,046	22,523	11,523	51%
Cost of sales	23,207	24,516	(1,309)	(5)%
Direct operating expenses	8,272	6,244	2,028	32%
Other financial data:
Segment gross margin (1)	$36,130	$23,005	$13,125	57%
Operating data:
Average throughput (MMcf/d)	678.9	420.4	258.5	61%

(1)	See Item 8. Note 23. Reportable Segments of this 2018 Form 10-K for a reconciliation of Segment Gross Margin to Income from continuing operations before income taxes.

Commodity sales. Commodity sales for the year ended December 31, 2018 were $25.6 million, an increase of $0.2 million, or 1%, compared to the year ended December 31, 2017, primarily due to increased volumes.

Services. Services for the year ended December 31, 2018 were $34.0 million, an increase of $11.5 million, or 51%, compared to the year ended December 31, 2017, primarily due to an increase of $7.6 million resulting from our Trans-Union acquisition in the fourth quarter of 2017, an increase of $2.2 million due to our adoption of Topic 606, an increase in imbalance activity of $1.5 million, and a $1.0 million increase in management fees, offset by a $0.9 million decrease in firm transportation contracts.

Cost of sales. Cost of sales for the year ended December 31, 2018 were $23.2 million, a decrease of $1.3 million, or 5%, compared to the year ended December 31, 2017, primarily due to lower volumes related to the Magnolia system.

Direct operating expenses. Direct operating expenses for the year ended December 31, 2018 were $8.3 million, an increase of $2.0 million, or 32%, compared to the year ended December 31, 2017, primarily attributable to a $1.2 million lost and unaccounted for line pack recovery recognized in 2017 for AlaTenn and Bamagas, $0.6 million in litigation fees for Magnolia in 2018 and a $0.2 million increase in repairs and maintenance.

Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

The table below contains key segment performance indicators for the years ended December 31, 2017 and 2016 related to our Natural Gas Transportation Services segment (in thousands, except operating data and percentages).

	For the Year Ended December 31,
	2017	2016	Change	%
Segment Financial and Operating Data:
Financial data:
Commodity sales	$25,376	$21,999	$3,377	15%
Services	22,523	18,109	4,414	24%
Cost of sales	24,516	21,288	3,228	15%
Direct operating expenses	6,244	5,923	321	5%
Other financial data:
Segment gross margin (1)	$23,005	$18,616	$4,389	24%
Operating data:
Average throughput (MMcf/d)	420.4	389.9	30.5	8%

(1)	See Item 8. Note 23. Reportable Segments of this 2018 Form 10-K for a reconciliation of Segment Gross Margin to Income from continuing operations before income taxes.

Commodity sales. Commodity sales for the year ended December 31, 2017 were $25.4 million, an increase of $3.4 million, or 15%, compared to the year ended December 31, 2016, primarily due to higher average index prices on Magnolia.

Services. Services for the year ended December 31, 2017 were $22.5 million, an increase of $4.4 million, or 24%, compared to the year ended December 31, 2016. This increase was primarily due to new firm transportation contracts of 150 MMcf/d on our MLGT pipeline for $1.6 million, $1.0 million on our new Midla Natchez line from contracts with higher rates, $1.0 million as a result of the Trans-Union acquisition in November 2017 and $0.7 million from additional contracts on AlaTenn.

Cost of sales. Cost of sales for the year ended December 31, 2017 were $24.5 million, an increase of $3.2 million, or 15%, compared to the year ended December 31, 2016, primarily due to higher average index prices on Magnolia.

Direct operating expenses. Direct operating expenses for the year ended December 31, 2017 were $6.2 million, an increase of $0.3 million, or 5%, compared to the year ended December 31, 2016, primarily due to employee and contractor costs.

Offshore Pipelines and Services Segment

Year Ended December 31, 2018 Compared to Year Ended December 31, 2017

The table below contains key segment performance indicators for the years ended December 31, 2018 and 2017 related to our Offshore Pipelines and Services segment (in thousands, except operating data and percentages).

	For the Year Ended December 31,
	2018	2017	Change	%
Segment Financial and Operating Data:
Financial data:
Commodity sales	$10,886	$11,508	$(622)	(5)%
Services	61,294	43,630	17,664	40%
Earnings in unconsolidated affiliates	69,975	57,825	12,150	21%
Cost of sales	8,050	8,993	(943)	(10)%
Direct operating expenses	30,578	17,040	13,538	79%

	For the Year Ended December 31,
	2018	2017	Change	%
Other financial data:
Segment gross margin (1)	$134,106	$103,970	$30,136	29%
Operating data (2):
Average throughput (MMcf/d)	310.7	309.6	1.1	—%

(1)	See Item 8. Note 23. Reportable Segments of this Form 10-K for a reconciliation of Segment Gross Margin to Income from continuing operations before income taxes.
(2)	Excludes volumes from our unconsolidated affiliates.

Commodity sales. Commodity sales for the year ended December 31, 2018 were $10.9 million, a decrease of $0.6 million, or 5%, compared to the year ended December 31, 2017, primarily due to lower volumes at our Gloria-Lafitte system partially offset by an increase in sales from the acquisition of Panther in the third quarter of 2017.

Services. Services for the year ended December 31, 2018 were $61.3 million, an increase of $17.7 million, or 40%, compared to the year ended December 31, 2017, primarily due to the impact of acquisitions in the third quarter of 2017 of $15.0 million and additional volumes due to product rerouted from the Williams system at High Point Gas Gathering of $4.3 million. These increases were partially offset by shipper imbalances on our Gloria-Lafitte system which reduced revenues by $1.0 million.

Earnings in unconsolidated affiliates. Earnings in unconsolidated affiliates for the year ended December 31, 2018 were $70.0 million, an increase of $12.2 million, or 21%, compared to the year ended December 31, 2017, primarily due to increases in equity interest of Delta House in September 2017 and Destin in October 2017 and increased production between periods from Destin and Okeanos, offset by temporary curtailment of production flows on Delta House as certain third-party owned upstream infrastructure required remediation work.

Cost of sales. Cost of sales for the year ended December 31, 2018 were $8.1 million, a decrease of $0.9 million, or 10%, compared to the year ended December 31, 2017, primarily due to reductions from decreased production on our Gloria-Lafitte system of $3.8 million, partially offset by increased costs from Panther, which was acquired in the third quarter of 2017, of $3.2 million.

Direct operating expenses. Direct operating expenses for the year ended December 31, 2018 were $30.6 million, an increase of $13.5 million, or 79%, compared to the year ended December 31, 2017, primarily due to increased operating expenses associated with the acquisition of Panther Pipelines.

Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

The table below contains key segment performance indicators for the years ended December 31, 2017 and 2016 related to our Offshore Pipelines and Services segment (in thousands, except operating data and percentages).

	For the Year Ended December 31,
	2017	2016	Change	%
Segment Financial and Operating Data:
Financial data:
Commodity sales	$11,508	$6,812	$4,696	69%
Services	43,630	40,502	3,128	8%
Loss on commodity derivatives, net	—	(7)	7	*
Earnings in unconsolidated affiliates	57,825	38,088	19,737	52%
Cost of sales	8,993	3,049	5,944	195%
Direct operating expenses	17,040	10,945	6,095	56%

	For the Year Ended December 31,
	2017	2016	Change	%
Other financial data:
Segment gross margin (1)	$103,970	$82,346	$21,624	26%
Operating data (2):
Average throughput (MMcf/d)	309.6	466.4	(156.8)	(34)%

(1)	See Item 8. Note 23. Reportable Segments of this 2018 Form 10-K for a reconciliation of Segment Gross Margin to Income from continuing operations before income taxes.
(2)	Excludes volumes from our unconsolidated affiliates.

Commodity sales. Commodity sales for the year ended December 31, 2017 were $11.5 million, an increase of $4.7 million, or 69%, compared to the year ended December 31, 2016, primarily due to a new well in December 2016 at Mud Lake, Louisiana on our Gloria system.

Services. Services for the year ended December 31, 2017 were $43.6 million, an increase of $3.1 million, or 8%, compared to the year ended December 31, 2016, primarily due to $7.0 million of higher management fees on AmPan, and $5.3 million due to the acquisition of VKGS in June 2017, offset by a $10.0 million reduction on HPGT resulting from the shut-in of the dry line, firm transportation contract expiration, Hurricane Nate impacts, and compressor maintenance.

Cost of sales. Cost of sales for the year ended December 31, 2017 were $9.0 million, an increase of $5.9 million, or 195%, compared to the year ended December 31, 2016, primarily due to the addition of a new well in December 2016 at Mud Lake, Louisiana on our Gloria system for $3.6 million, $1.2 million due to imbalances on HPGT, $0.6 million of additional cost on Quivira as a result of a new condensate contract in November 2017, and $0.5 million due to the acquisition of VKGS in June 2017.

Earnings in unconsolidated affiliates. Earnings in unconsolidated affiliates for the year ended December 31, 2017 were $57.8 million, an increase of $19.7 million, or 52%, compared to the year ended December 31, 2016, primarily due to the incremental ownership in Delta House in the fourth quarter of 2016 and our subsequent increases in ownership in November 2017 for $11.2 million, $5.4 million on Destin as a result of twelve months of ownership reflected in 2017 versus eight months in 2016, as well as higher volumes on our Okeanos system for $4.0 million.

In the fourth quarter of 2017, a temporary delay of production volumes flowing into Delta House occurred, requiring remedial work which was completed during the third quarter of 2018. This resulted in a reduction in cash distributions from Delta House. On March 11, 2018, the Partnership and Magnolia, an affiliate of ArcLight, entered into a Capital Contribution Agreement by which Magnolia will provide additional capital and corporate overhead support to the Partnership for the first three quarters of 2018 in an amount up to the difference between the actual cash distribution received by the Partnership on account of its interest in Delta House and the quarterly cash distribution expected to be received if production flows to Delta House had not been not curtailed.

Direct operating expenses. Direct operating expenses for the year ended December 31, 2017 were $17.0 million, an increase of $6.1 million, or 56%, compared to the year ended December 31, 2016, primarily due to $3.9 million incremental expenses associated with our recent acquisitions (VKGS, $2.3 million, and Panther, $1.6 million), $1.5 million in environmental regulatory and compliance costs, and $0.7 million due to rental equipment costs.

Terminalling Services Segment

Year Ended December 31, 2018 Compared to Year Ended December 31, 2017

The table below contains key segment performance indicators for the years ended December 31, 2018 and 2017 related to our Terminalling Services segment (in thousands, except operating data and percentages).

	For the Year Ended December 31,
	2018	2017	Change	%
Segment Financial and Operating Data:
Financial data:
Commodity sales	$13,087	$15,295	$(2,208)	(14)%
Services	32,276	39,246	(6,970)	(18)%
Cost of sales	12,885	12,715	170	1%
Direct operating expenses	9,664	11,870	(2,206)	(19)%
Other financial data:
Segment gross margin (1)	$22,814	$29,956	$(7,142)	(24)%

(1)	See Item 8. Note 23. Reportable Segments of this 2018 Form 10-K for a reconciliation of Segment Gross Margin to Income from continuing operations before income taxes.

Commodity sales. Commodity sales for the year ended December 31, 2018 were $13.1 million, a decrease of $2.2 million, or 14%, compared to the year ended December 31, 2017, primarily due to lower volumes at the Caddo Mills and North Little Rock terminals.

Services. Services for the year ended December 31, 2018 were $32.3 million, a decrease of $7.0 million, or 18%, compared to the year ended December 31, 2017, primarily driven by a $10.5 million reduction in service revenue related to the disposition of our Marine Products and Refined Products assets during 2018 offset by an increase of $3.5 million due to the adoption of Topic 606.

Cost of sales. Cost of sales for the year ended December 31, 2018 were $12.9 million, an increase of $0.2 million, or 1%, compared to the year ended December 31, 2017, primarily due to the adoption of Topic 606 which increased costs by approximately $2.1 million offset by reductions due to the disposition of Marine Products and Refined Products assets during 2018.

Direct operating expenses. Direct operating expenses for the year ended December 31, 2018 were $9.7 million, a decrease of $2.2 million, or 19%, compared to the year ended December 31, 2017, primarily due to lower operating costs as a result of the 2018 divestiture of Harvey, Brunswick and Westwego terminals.

Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

The table below contains key segment performance indicators for the years ended December 31, 2017 and 2016 related to our Terminalling Services segment (in thousands, except operating data and percentages).

	For the Year Ended December 31,
	2017	2016	Change	%
Segment Financial and Operating Data:
Financial data:
Commodity sales	$15,295	$14,655	$640	4%
Services	39,246	36,359	2,887	8%
Loss on commodity derivatives, net	—	(436)	436	*
Cost of sales	12,715	11,324	1,391	12%
Direct operating expenses	11,870	8,205	3,665	45%
Other financial data:
Segment gross margin (1)	$29,956	$31,050	$(1,094)	(4)%

(1)	See Item 8. Note 23. Reportable Segments of this 2018 Form 10-K for a reconciliation of Segment Gross Margin to Income from continuing operations before income taxes.

Commodity sales. Commodity sales for the year ended December 31, 2017 were $15.3 million, an increase of $0.6 million, or 4%, compared to the year ended December 31, 2016. The increase relates to our refined products and was primarily driven by an increase in butane blending sales pricing at our Caddo Mills for $1.2 million offset by a decrease in butane blending volumes sold at our North Little Rock terminal facility for $0.6 million.

Services. Services for the year ended December 31, 2017 were $39.2 million, an increase of $2.9 million, or 8%, compared to the year ended December 31, 2016, primarily attributable to a $1.8 million increase in throughput revenues from Caddo Mills facility enhancements and a $1.7 million increase in contracted capacity and related ancillary services as a result of the Harvey terminal expansion offset by a $0.5 million decrease in throughput revenue at our North Little Rock terminal due to the loss of a customer in July 2016.

Cost of sales. Cost of sales for the year ended December 31, 2017 were $12.7 million, an increase of $1.4 million, or 12%, compared to the year ended December 31, 2016, primarily due to higher butane costs.

Direct operating expenses. Direct operating expenses for the year ended December 31, 2017 were $11.9 million, an increase of $3.7 million, or 45%, compared to the year ended December 31, 2016. The increase was primarily due to a $2.5 million increase in operating costs at our Harvey terminal and driven by $1.1 million increase in repairs and maintenance, contractor services, environmental and related costs directly attributable to the Harvey facility expansion.

Liquidity and Capital Resources

Overview

Our business is capital intensive and requires significant investment for the maintenance of existing assets and the acquisition and development of new systems and facilities.

Our sources of liquidity are:

•	cash flows from operating activities;

•	cash distributions from our unconsolidated affiliates;

•	borrowings under our Credit Agreement;

•	proceeds from asset sales;

•	proceeds from private and public offerings of debt;

•	issuances of letters of credit in lieu of prepayments; and

•	issuances of additional common units, preferred units or other securities.

Not all of these sources will be available to us at all times, or on terms acceptable to us. However, we believe cash generated from these sources will be sufficient to meet our short-term working capital requirements and medium-term maintenance capital expenditure requirements. However, if we are unable to extend, replace or refinance our Credit Agreement, there is substantial doubt about our ability to continue as a going concern. In the event these sources are not sufficient, we would pursue other sources of cash funding, including, but not limited to, additional forms of secured or unsecured debt or preferred equity financing, if available. In addition, we would reduce non-essential capital expenditures, controllable direct operating expenses and corporate expenses, as necessary. We plan to finance our growth capital expenditures primarily from the sale of non-core assets and through additional forms of debt or equity financing, if possible. Availability and terms of any financing or asset sales depend on market and other conditions, many of which are beyond our control. We may not be able to access financing or complete asset sales as, and when, desired.

Changes in natural gas, crude oil, NGL and condensate prices and the terms of our contracts may have a direct impact on our generation and use of cash from operations due to their impact on net income (loss), along with the resulting changes in working capital. In the past, we mitigated a portion of our anticipated commodity price risk associated with the volumes from our gathering and processing activities with fixed price commodity swaps. For additional information regarding our derivative activities, see the information provided under Item 7A. Quantitative and Qualitative Disclosures about Market Risk of this 2018 Form 10-K. Our cash flow may also be adversely impacted by disruptions to operations, reduced distributions from equity investments and actions of third parties we cannot control.

The counterparties to certain of our commodity swap contracts are investment-grade rated financial institutions. Under these contracts, we may be required to provide collateral to the counterparties in the event that our potential payment exposure exceeds a predetermined collateral threshold. Collateral thresholds are set by us and each counterparty, as applicable, in the master contract that governs our financial transactions based on our and the counterparty’s assessment of creditworthiness. The assessment of our position with respect to the collateral thresholds is determined on a counterparty by counterparty basis and is impacted by the representative forward price curves and notional quantities under our swap contracts. Due to the interrelation between the representative natural gas and crude oil forward price curves, it is not practical to determine a single pricing point at which our swap contracts will meet the collateral thresholds as we may transact multiple commodities with the same counterparty. Depending on daily commodity prices, the amount of collateral posted can go up or down on a daily basis.

Going Concern Assessment

Our Credit Agreement matures on September 5, 2019 and has not been renewed as of the date of the issuance of these consolidated financial statements. While the Partnership intends to renew or extend the terms of its Credit Agreement, until such time as we have executed an agreement to refinance or extend the maturity of our Credit Agreement, we cannot conclude that it is probable we will do so, and accordingly, this raises substantial doubt about our ability to continue as a going concern. See Going Concern Assessment and Management’s Plans above for more information.

AMID Revolving Credit Agreement

On March 8, 2017, we entered into the Original Credit Agreement, with Bank of America N.A., as Administrative Agent, Collateral Agent and L/C Issuer, Wells Fargo Bank, National Association, as Syndication Agent, and other lenders, which had an initial borrowing commitment of $900 million and provided for an accordion feature that would permit, subject to customary conditions, the borrowing commitment under the facility to be increased to a maximum of $1.1 billion. As a result of the Amendments, discussed below, the borrowing commitment under the Credit Agreement was $620 million at December 31, 2018.

The Credit Agreement matures on September 5, 2019, and therefore, is being presented as a current liability in our Consolidated Balance Sheet as of December 31, 2018.

During 2018, we amended the Original Credit Agreement by entering into the Amendments with a syndicate of lenders and Bank of America, N.A., as administrative agent. The Amendments add a required prepayment in the amount equal to 100% of the net cash proceeds received from the Marine Products and Refined Products asset sales and any other disposition greater than $5 million.

The Amendments also amend our borrowing commitment as follows:

•	upon consummation of the Marine Products sale, the aggregate commitment under the Credit Agreement was automatically reduced by $200.0 million;

•	upon consummation of the Refined Products sale, the aggregate commitment under the Credit Agreement was automatically reduced by $80.0 million; and

•	upon consummation of any disposition greater than $7.5 million, the aggregate commitment under the Credit Agreement shall be automatically reduced by 50% of the net cash proceeds of such disposition.

The Amendments add new pricing tiers of LIBOR + 3.50% when Consolidated Total Leverage Ratio equals or exceeds 5.0:1.0 and LIBOR + 4.00% when Consolidated Total Leverage Ratio equals or exceeds 5.5:1.0. The Credit Agreement includes the following financial covenants, as amended by the Amendments and defined in the Credit Agreement, which financial covenants will be tested on a quarterly basis, for the fiscal quarter then ending:

	Minimum Consolidated Interest Coverage Ratio	Maximum Consolidated Total Leverage Ratio	Maximum Consolidated Secured Leverage Ratio
December 31, 2018	1.75:1.00	6.25:1.00	3.75:1.00
March 31, 2019	1.75:1.00	6.50:1.00	3.75:1.00
June 30, 2019 and thereafter	1.50:1.00	5.75:1.00	3.50:1.00

As of December 31, 2018, we were in compliance with our Credit Agreement financial covenants, including those shown below:

Ratio	Actual
Consolidated Interest Coverage Ratio	2.12
Consolidated Total Leverage Ratio	5.79
Consolidated Secured Leverage Ratio	3.17

Our ability to maintain compliance with the leverage and interest coverage ratios included in the Credit Agreement may be subject to, among other things, the timing and success of initiatives we are pursuing, which may include expansion capital projects, acquisitions or drop down transactions, as well as the associated financing for such initiatives. The terms of the Credit Agreement also include covenants that restrict our ability to make cash distributions and acquisitions in some circumstances. If required, ArcLight, which controls the General Partner of the Partnership, has confirmed its intent to provide financial support for the Partnership to maintain compliance with the covenants contained in the Credit Agreement through April 10, 2019.

As of December 31, 2018, we had $514.8 million of borrowings, $ 39.3 million of letters of credit outstanding and $ 65.9 million of remaining borrowing commitment under the Credit Agreement, of which $ 39.8 million was available as of December 31, 2018. For the years ended December 31, 2018, 2017 and 2016, the weighted average interest rate, excluding the impact of interest rate swaps, on borrowings under this facility was 6.47%, 4.96% and 4.29%, respectively.

On July 31, 2018, we completed the sale of Marine Products. Net proceeds from this disposition were approximately $208.6 million, exclusive of $5.7 million in advisory fees and other costs, and were used to pay down the Credit Agreement.

On December 20, 2018, we completed the sale of Refined Products. Net proceeds from this disposition were $125 million, exclusive of $3.7 million in advisory fees and other costs, and were used to pay down the Credit Agreement. For additional information see Item 8. Note 5. Dispositions of this 2018 Form 10-K.

For additional information relating to our outstanding debt see Item 8. Note 14. Debt Obligations of this 2018 Form 10-K.

JPE Revolver

JPE had a $275.0 million revolving loan, which included a sub-limit of up to $100.0 million for letters of credit with Bank of America, N.A. (the “JPE Revolver”). The JPE Revolver was scheduled to mature on February 12, 2019, but on March 8, 2017, in connection with the closing of the JPE Merger, the $199.5 million outstanding balance of the JPE Revolver was paid off in full and terminated. For the year ended December 31, 2017, the weighted average interest rate on borrowings under the JPE Revolver was approximately 2.85%.

8.50% Senior Unsecured Notes

On December 28, 2016, the Partnership and American Midstream Finance Corporation, our wholly-owned subsidiary (the “Co-Issuer” and together with the Partnership, the “Issuers”), completed the issuance and sale of the $300 million aggregate principal amount of their 8.50% Senior Notes due 2021 (the “8.50% Senior Notes”). The 8.50% Senior Notes rank equal in right of payment with all existing and future senior indebtedness of the Issuers, and senior in right of payment to any future subordinated indebtedness of the Issuers. The 8.50% Senior Notes were issued at par and provided approximately $291.3 million in proceeds, after deducting the initial purchasers’ discount of $6.0 million and $2.7 million of debt issuance costs.

The 8.50% Senior Notes were offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act, and to persons, other than U.S. persons, outside the United States pursuant to Regulation S under the Securities Act. Upon the closing of the JPE Merger and the satisfaction of other conditions related thereto, the proceeds were used to repay and terminate the JPE Revolver and reduce borrowings under our Credit Agreement.

On December 19, 2017, the Issuers completed the issuance and sale of an additional $125 million in aggregate principal amount of 8.50% Senior Notes (the “Additional Issuance”), net of issuance cost of approximately $3.0 million. The Additional Issuance was offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act, and to persons, other than U.S. persons, outside the United States pursuant to Regulation S under the Securities Act.

The 8.50% Senior Notes will mature on December 15, 2021 and interest on the Additional Issuance will accrue from December 15, 2017. Interest on the 8.50% Senior Notes is payable in cash semiannually in arrears on each June 15 and December 15, with interest payable on the Additional Issuance commencing June 15, 2018. Interest will be payable to holders of record on June 1 st and December 1 st immediately preceding the related interest payment date and will be computed on the basis of a 360-day year consisting of twelve 30-day months. Pursuant to the registration rights agreements entered into in connection with the issuances of the 8.50% Senior Notes, additional interest on the 8.50% Senior Notes accrues at 0.25% per annum for the first 90-day period following December 23, 2017 and by an additional 0.25% per annum with respect to each subsequent 90-day period, up to a maximum additional rate of 1.00% per annum over 8.50%, until we complete an exchange offer for the 8.50% Senior Notes. For further discussion of the 8.50% Senior Notes, see Item 8. Note 14. Debt Obligations of this 2018 Form 10-K.

3.77% Senior Secured Notes

On September 30, 2016, Midla Financing (“Midla Financing”) American Midstream (Midla) LLC (“Midla”), and MLGT (together with Midla, the “Note Guarantors”) entered into the 3.77% Senior Note Purchase and Guaranty Agreement (the “Note Purchase Agreement”) with the purchasers party thereto (the “Purchasers”). Pursuant to the Note Purchase Agreement, Midla Financing issued and sold $60.0 million in aggregate principal amount of 3.77% Senior Notes (non-recourse) due June 30, 2031 (the “3.77% Senior Notes”) to the Purchasers, which bear interest at an annual rate of 3.77% to be paid quarterly. The average quarterly principal payment is approximately $1.1 million. Principal on the 3.77% Senior Notes will be paid on the last business day of each fiscal quarter end which began June 30, 2017. The 3.77% Senior Notes are payable in full on June 30, 2031. The 3.77% Senior

Notes were issued at par and provided net proceeds of approximately $57.7 million after deducting related issuance costs of $2.3 million. The 3.77% Senior Notes are non-recourse to the Partnership.

In connection with the Note Purchase Agreement, the Note Guarantors guaranteed the payment in full of all Midla Financing’s obligations under the Note Purchase Agreement. Also, Midla Financing and the Note Guarantors granted a security interest in substantially all of their tangible and intangible personal property, including the membership interests in each Note Guarantor held by Midla Financing, and Financing Holdings pledged the membership interests in Midla Financing to the Collateral Agent.

Net proceeds from the 3.77% Senior Notes are restricted and have been be used (1) to fund project costs incurred in connection with (a) the construction of the Midla-Natchez Line (b) the retirement of Midla’s existing 1920’s vintage pipeline (c) the move of our Baton Rouge operations to the MLGT system, and (d) the reconfiguration of the DeSiard compression system and all related ancillary facilities, (2) to pay transaction fees and expenses in connection with the issuance of the 3.77% Senior Notes, and (3) for other general corporate purposes of Midla Financing. In addition, revenue is required to be deposited into restricted cash accounts and disbursements must be approved by the lender. As of December 31, 2018 and December 31, 2017, Restricted cash included $23.4 million and $14.9 million related to the 3.77% Senior Notes. For further discussion of the 3.77% Senior Notes see Item 8. Note 14. Debt Obligations of this 2018 Form 10-K.

3.97% Trans-Union Senior Secured Notes

On May 10, 2016, Trans-Union Interstate Pipeline, LP (“Trans-Union”) entered into an agreement with certain institutional investors in the insurance business represented by Babson Capital Management LLC (the “lender”) whereby Trans-Union issued $35.0 million in aggregate principal amount of 3.97% Senior Secured Notes (“Trans-Union Senior Notes”) due December 31, 2032. Principal and interest on the Trans-Union Senior Notes were payable in installments on the last business day of each quarter beginning June 30, 2016 with the remaining balance payable in full on December 31, 2032. The average quarterly principal payment is approximately $0.5 million. The Trans-Union Senior Notes were issued at par and provided net proceeds of approximately $34.6 million after deducting related issuance cost of approximately $0.4 million. The Partnership assumed the Trans-Union Senior Notes following the Trans-Union acquisition on November 3, 2017. See Note 4. Acquisitions.

The Trans-Union Senior Notes also required pledged accounts in which revenue is required to be deposited into these accounts and disbursements must be approved by the lender. As of December 31, 2018 and 2017, we had $6.8 million and $1.7 million , respectively in Restricted cash in our Consolidated Balance Sheets. For further discussion of the 3.97% Senior Notes see Item 8. Note 14. Debt Obligations of this 2018 Form 10-K.

ArcLight and Affiliates Support

During 2017, affiliates of ArcLight agreed and provided distribution support of $25.0 million pursuant to the support agreement that was executed in conjunction with the JPE Merger. Independent of this agreement, affiliates of ArcLight agreed to provide an additional $9.6 million in support related to the JPE Merger. For further information related to the JPE Merger and distribution support agreement see Item 8. Note 4. Acquisitions of this 2018 Form 10-K. In addition, our General Partner also agreed to absorb $17.6 million corporate overhead expenses. During 2017, ArcLight and its affiliates contributed $15.2 million of the $25.0 million support agreement, $9.6 million related to additional JPE support and $17.6 million related to corporate overhead expense support, which provided $42.4 million to Financing activities in our Consolidated Statements of Cash Flows for 2017. In the first quarter of 2018, we received the remaining $9.8 million of the $25.0 million pledged support.

On March 11, 2018, the Partnership and Magnolia, an affiliate of ArcLight, entered into a Capital Contribution Agreement (the “Capital Contribution Agreement”) pursuant to which Magnolia could elect to provide additional capital and overhead support to us during the first three quarters of 2018 in connection with temporary curtailment of production flows at Delta House. During 2018, we received $21.9 million in accordance with this agreement. We expect distributions from Delta House to improve in 2019, as compared to 2018, assuming normal production flows and from the satisfaction of debt service obligations at Delta House. Debt service payments of Delta House totaled approximately $39.8 million in 2018, of which, approximately $14.2 million represents our prorated interest. See Item 1A. Risk Factors. Risks Related to Our Business-A significant portion of our cash flows come from our joint ventures in which we often hold a non-controlling minority ownership position. We may experience reductions in cash flows from our joint ventures due to contractual step-downs in cash distributions, operational or other issues that are beyond our control. We may acquire similar non-controlling minority ownership positions in joint ventures in the future.

Working Capital

We had a working capital deficit of $505.9 million as of December 31, 2018 due to the presentation of our revolving credit facility, which matures on September 5, 2019, as a short term liability. As discussed in Going Concern and Management’s Plans, we expect to execute a new revolving credit facility prior to the maturity of our current agreement. For a discussion of risks associated with executing a new revolving credit facility, see Part I. Item 1A. Risk Factors of this 2018 Form 10-K. As of December 31, 2017, we had working capital of $16.2 million.

Our working capital requirements are primarily driven by changes in accounts receivable and accounts payable. These changes are impacted to a certain extent by changes in the prices of commodities that we buy and sell. In general, our working capital requirements increase in periods of rising commodity prices and decrease in periods of declining commodity prices. However, our working capital needs do not necessarily change at the same rate as commodity prices as both accounts receivable and accounts payable are impacted by the same commodity prices. In addition, the timing of payments received from our customers or paid to our suppliers can also cause fluctuations in working capital as we settle with most of our larger suppliers and customers on a monthly basis and often near the end of the month. We expect that our future working capital requirements will be impacted by these same factors. Please see Going Concern Assessment and Management’s Plans above for a discussion on our ability to continue as a going concern.

Cash Flows

The following table reflects cash flows for the applicable periods (in thousands):

	For the Years Ended December 31, 2017
	2018	2017	2016
Net cash provided by (used in):
Operating activities	$5,175	$9,620	$90,351
Investing activities	248,800	(40,491)	(245,689)
Financing activities	(243,134)	(264,180)	477,544

Year Ended December 31, 2018 Compared to Year Ended December 31, 2017

Operating Activities. For the year ended December 31, 2018, net cash provided by operating activities was $5.2 million, a decrease of $4.4 million compared to the year ended December 31, 2017, primarily due to an increase in net loss of $22.0 million, excluding the effects of noncash adjustments including impairment charges and gains. Offsetting the decrease is an increase of $17.5 million due the changes in operating assets and liabilities.

Investing Activities. For the year ended December 31, 2018, net cash provided by investing activities was $248.8 million, an increase of $289.3 million compared to the year ended December 31, 2017. The increase of cash flows from investing activities resulted primarily from an increase in the proceeds from the sale of assets and business related to the sale of our Marine Products and Refined Products assets of $161.7 million and a reduction in acquisition activity of $76.2 million during 2018. In addition, we both contributed less to and received less from our unconsolidated affiliates which provided an increase in cash flows of $63.3 million. These increases were partially offset by additional cash outflows for the purchase of property, plant and equipment of $11.6 million.

Financing Activities. For the year ended December 31, 2018, net cash used by financing activities was $243.1 million, a decrease of $21.0 million compared to the year ended December 31, 2017. The decline in cash used in financing activities was primarily driven the benefit of a $120.8 million absence in the current year of unitholder distributions for common control transactions associated with Delta House and Series D preferred unit redemptions. In addition, a $36.0 million reduction in cash distributed to our General Partner and $7.3 million net reduction in our cash outflows for our Credit Agreement positively contributed to our overall reduction in cash used by financing activities. Offsetting these positive changes in our cash outflow was the absence in the current year of $128.0 million in proceeds from our 8.50% Senior Notes and a reduction in contributions of $14.5 million.

Year Ended December 31, 2017, Compared to Year Ended December 31, 2016

Operating Activities. For the year ended December 31, 2017, net cash provided by operating activities was $9.6 million, a decrease of $80.7 million compared to the year ended December 31, 2016. The decrease in cash flows from operating activities resulted primarily from an increase in net loss of $62.8 million, excluding the $194.6 million of impairment charges, the $36.0 million MPOG acquisition gain and $51.4 million gains on sale of assets and business recorded in 2017; as well as an increase in the change in operating assets and liabilities of $18.0 million.

Investing Activities. For the year ended December 31, 2017, net cash used by investing activities was $40.5 million, a decrease of $205.2 million compared to the year ended December 31, 2016. The decrease of cash flows used by investing activities resulted primarily from the sale of our Propane Business of $160.0 million and lower net acquisitions/investments and additions of $57.6 million in 2017, partially offset by lower distributions from unconsolidated affiliates return of capital for $12.3 million.

Financing Activities. For the year ended December 31, 2017, net cash used by financing activities was $264.2 million, a decrease of $741.7 million compared to the year ended December 31, 2016. The decrease in cash flows from financing activities was due primarily to additional net pay downs on our Credit Agreement of $391.5, lower proceeds from our senior notes of $228.0 million, distributions to our General Partner due to our common control transactions for $86.3 million and the redemption of our Series D Units of $34.5 million, including distributed accrued PIK, partially offset by an increase of $44.3 million related to our General Partner’s contributions.

Distribution to our unitholders

In accordance with our Partnership Agreement, after making distributions to holders of our outstanding preferred units, we make distributions to our common unitholders of record within 45 days following the end of each quarter provided that there is available cash for distribution. Generally, our available cash is (a) the sum of our i) cash on hand at the end of a quarter after the payment of our expenses and the establishment of cash reserves and ii) cash on hand resulting from working capital borrowings made after the end of the quarter, (b) less the amount of any cash reserves established to i) provide for the proper conduct of the business and ii) comply with applicable law or loan or other contractual agreement to which we are part, including our Credit Agreement. Provided that there is available cash for distributions, such distributions are determined each quarter by the Board based on their consideration of our financial position, earnings, cash flow, current and future business needs, contractual restrictions and other relevant factors at that time. The amount of cash we have available for distribution depends primarily upon our cash flow and not solely on profitability, which will be affected by non-cash items. As a result, we may make cash distributions during periods when we record net losses for financial reporting purposes and may not make cash distributions during periods when we record net income for financial reporting purposes.

The minimum quarterly distribution, as defined in our partnership agreement, is $0.4125 per common unit per quarter, or $1.65 on an annualized basis. If, in any quarter, we distribute less than the minimum quarterly distribution on each common unit, then our common unitholders accumulate arrearages based on the number of initial public offering (“IPO”) common units. We have 3.8 million IPO common units outstanding. The accumulated arrearages are equal to (a) the sum of the deficit between the quarterly distribution paid and the minimum quarterly distribution on all common units issued in our IPO (b) divided by the number of common units outstanding as of the end of such quarter. As we have more common units outstanding than were issued in the initial public offering, the arrearages associated with each common unit will be less than the deficit between the quarterly distribution paid on such common unit and the minimum quarterly distribution. Accumulated arrearages must be paid before any distribution will be made on our incentive distribution rights. As such, they give common unitholders a priority right to distributions, but, unlike arrearages on a debt instrument, do not create a liquidated payment obligation. At December 31, 2018, we had accumulated arrearages totaling $2.3 million.

As a result of the Second Amendment, we are not permitted to declare or make any cash distributions to our unitholders until our consolidated total leverage ratio is reduced to less than 5.00:1.00, as shown in the compliance certificate required to be delivered together with audited consolidated financial statements for the most recently completed fiscal year and unaudited consolidated financial statements for the most recently completed quarter. Therefore, the Credit Agreement prohibited us from making any cash distributions on our common units with respect to the fourth quarter of 2018, and we do not expect to make any distributions to on our common units with respect to the first quarter of 2019. We will not be permitted to make any cash distributions for future quarters until our consolidated total leverage ratio is reduced to less than 5.00:1.00.

We do not plan to pay distributions on any of our units through the completion of the Pending Merger.

If we were to pay distributions, DCF is an important non-GAAP supplemental measure used to compare basic cash flows generated by us in each period to the cash distributions paid to unitholders with respect to such period. The following displays our distribution coverage for the distributions paid with respect to the periods presented (in thousands):

	Years Ended December 31,
	2018		2017		2016
Adjusted EBITDA	$184,614		$176,394		$177,565

Interest expense, net of capitalized interest	(82,410)		(66,465)		(21,433)
Amortization of deferred financing costs	7,485		5,117		3,236
Unrealized (loss) gain on interest rate swaps	1,154		(1,109)		(10,375)
Gain on extinguishment of debt	—		1,870		—
Letter of credit fees	21		517		—
Maintenance capital	(15,970)		(8,892)		(6,751)
Preferred unit distributions	(25,061)		(16,311)		(15,142)

Distributable cash flow	$69,833		$91,121		$127,100

Limited Partner distributions	$54,525		$89,378		$101,561
Distribution coverage	1.3	x	1.0	x	1.3	x

Adjusted EBITDA and Distributable cash flow are non-GAAP measures. Please read Non-GAAP Financial Measures for more information and reconciliations to the most comparable GAAP measure.

During the year ended December 31, 2018, we paid a total of $54.5 million of distributions to our unitholders associated with the fourth quarter of 2017 and the first three quarters of 2018. This was made possible primarily by cash on hand plus distributions received relating to our unconsolidated affiliates and distribution support pursuant to our sponsor’s agreement to offset the shortfall in distributions from Delta House.

Off-Balance Sheet Arrangements

We may enter into off-balance sheet arrangements and transactions that can give rise to material off-balance sheet obligations. At December 31, 2018, our material off-balance sheet arrangements and transactions included operating lease arrangements and service contracts. There are no other transactions, arrangements or other relationships associated with our investments in unconsolidated affiliates or related parties that are reasonably likely to materially affect our liquidity or availability of, or requirements for, capital resources. At December 31, 2018, our off-balance sheet arrangements totaled $160.4 million.

With respect to the quarters ended June 30, 2018 and September 30, 2018, pursuant to the terms of our Partnership Agreement, we have accumulated arrearages on our IPO common units of $2.3 million.

Capital Requirements

The energy business is capital intensive, requiring significant investment for the maintenance of existing assets and the acquisition and development of new systems and facilities. We categorize our capital expenditures as either:

•

maintenance capital expenditures, which are cash expenditures (including expenditures for the addition or improvement to, or the replacement of, our capital assets) made to maintain our operating income or operating capacity; or

•	expansion capital expenditures, incurred for acquisitions of capital assets or capital improvements that we expect will increase our operating income or operating capacity over the long term.

Historically, our maintenance capital expenditures have not included all capital expenditures required to maintain volumes on our systems. It is customary in the regions in which we operate for producers to bear the cost of well connections, but we cannot be assured that this will be the case in the future. Although we classified our capital expenditures as expansion and maintenance, we believe those classifications approximate, but do not necessarily correspond to, the definitions of estimated maintenance capital expenditures and expansion capital expenditures under our Partnership Agreement.

For the year ended December 31, 2018, capital expenditures totaled $96.6 million , including expansion capital expenditures of $79.2 million , maintenance capital expenditures of $16.0 million and reimbursable project expenditures (capital expenditures for which we expect to be reimbursed for all or part of the expenditures by a third party) of $1.4 million. For the year ended December 31, 2017, capital expenditures totaled $117.1 million , including expansion capital expenditures of $105.5 million , maintenance capital expenditures of $8.9 million and reimbursable project expenditures (capital expenditures for which we expect to be reimbursed for all or part of the expenditures by a third party) of $2.8 million. Of these capital expenditures amount for the year ended December 31, 2017, $3.1 million was incurred for the Propane Business that we disposed on September 1, 2017, as discussed in Item 8. Note 5. Dispositions of this 2018 Form 10-K.

Impact of Inflation on Operations

Inflation in the United States has been relatively low in recent years and did not have a material impact on our results of operations for the years ended December 31, 2018, 2017 and 2016. Although the impact of inflation has been insignificant in recent years, it is still a factor in the U.S. economy, and we tend to experience inflationary pressure on the cost of our equipment, materials and supplies as increasing oil and natural gas prices also increase activity in our areas of operations.

Integrity Management

Certain operating assets require an ongoing integrity management program which is associated with high consequence areas (“HCA”) that require on-going testing pursuant to the U.S. Department of Transportation regulations. These regulations require transportation pipeline operators to implement continuous integrity management programs over a seven-year cycle, which varies from asset to asset and different segments within those asset areas and is date-stamped from the day the energized baseline is established for each operating asset. Our total program addresses approximately 112 HCA as of December 31, 2018. We expect to incur approximately $7.5 million in integrity management testing expenses during 2019. The amount may increase as our HCA mileage may increase through future acquisitions.

Contractual Obligations

The Partnership had the following non-cancelable contractual commitments as of December 31, 2018 (in thousands):

	Payments due by period
Contractual Obligations	Total	Within Year 1	Year 2	Year 3	Year 4	Year 5	Thereafter
3.77% Senior Notes	$57,516	$2,233	$2,299	$4,430	$4,579	$4,733	$39,242
8.50% Senior Notes (1)	425,000	—	—	425,000	—	—	—
3.97% Secured Senior Notes	30,270	1,805	1,852	1,900	1,952	2,005	20,756
Revolving Credit Agreement	514,800	514,800	—	—	—	—	—
Interest payments on debt (2)	144,003	43,746	43,600	41,703	2,718	2,465	9,771
Operating lease obligations (3)	34,938	8,161	5,067	3,429	2,536	1,545	14,200
Asset retirement obligation (4)	71,297	3,846	—	—	—	—	67,451
Other (5)	125,495	2,795	2,828	2,686	2,404	2,441	112,341

Total	$1,403,319	$577,386	$55,646	$479,148	$14,189	$13,189	$263,761

(1)

Upon closing of the JPE Merger, the proceeds from the 8.50% Senior Notes were used to repay the JPE Credit Agreement. On December 28, 2017, the Partnership issued an additional $125 million 8.50% Senior Notes, as discussed in Note 14. Debt Obligations.

(2)	Excludes interest on our revolving credit agreement which had an outstanding balance of $514.8 million as of December 31, 2018 with a weighted average interest rate of 6.47%.
(3)	Not including sublease income of $4.6 million.
(4)

In certain cases, there is insufficient information to reasonably determine the timing and/or method of settlement for purposes of estimating the fair value of the ARO. In such cases, the ARO cost is considered indeterminate because there is no data or information that can be derived from past practice, industry practice, management’s experience or the asset’s estimated economic life.

(5)	Represents our commitment to certain long-term services contracts.

Impact of Seasonality

Results of operations in our Natural Gas Transportation Services segment are directly affected by seasonality due to higher demand for natural gas during the winter months, primarily driven by our LDC customers. On our AlaTenn system, we offer some customers seasonally-adjusted firm transportation rates that require customers to reserve capacity at rates that are higher in the period from October to March compared to other times of the year.

On our Midla system, we offer customers seasonally-adjusted firm transportation reservation volumes that allow customers to reserve more capacity during the period from October to March compared to other times of the year. The combination of seasonally-adjusted rates and reservation volumes, as well as higher volumes overall, result in higher revenue and segment gross margin in our Natural Gas Transportation Services segment during the period from October to March compared to other times of the year. We generally do not experience seasonality in our Gas Gathering and Processing Services and Terminalling Servicing segments.

The volume of product that is handled, transported, throughput or stored in our refined products terminals is directly affected by the level of supply and demand in the wholesale markets served by our terminals. Overall supply of refined products in the wholesale markets is influenced by the absolute prices of the products, the availability of capacity on delivering pipelines and vessels, fluctuating refinery margins and the market’s perception of future product prices. Although demand for gasoline typically peaks during the summer driving season, which extends from April to September, and declines during the fall and winter months, most of the revenues generated at our refined products terminals do not experience any effects from such seasonality. However, the butane blending operations at our refined products terminals are affected by seasonality because of federal regulations governing seasonal gasoline vapor pressure specifications. Accordingly, we expect that the revenues we generate from butane blending will be highest in the winter months and lowest in the summer months.

Critical Accounting Policies and Estimates

The preparation of consolidated financial statements in accordance with GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities as well as the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the period. Actual results could differ from these estimates. The policies and estimates discussed below are considered by our management to be critical to an understanding of the consolidated financial statements because their application requires the most significant judgments from management in estimating matters for financial reporting that are inherently uncertain. See the description of our accounting policies in the notes to the consolidated financial statements for additional information about our critical accounting policies and estimates.

Use of Estimates. When preparing consolidated financial statements in conformity with GAAP, management must make estimates and assumptions based on information available at the time. These estimates and assumptions affect the reported amounts of assets, liabilities, revenues and expenses, as well as the disclosures of contingent assets and liabilities as of the date of the consolidated financial statements. Estimates and assumptions are based on information available at the time such estimates and assumptions are made. Adjustments made with respect to the use of these estimates and assumptions often relate to information not previously available. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of consolidated financial statements. Estimates and assumptions are used in, among other things, i) estimating unbilled revenues, product purchases and operating and general and administrative costs, ii) developing fair value assumptions, including estimates of future cash flows and discount rates, iii) analyzing long-lived assets, goodwill and intangible assets for possible impairment, iv) estimating the useful lives of assets and v) determining amounts to accrue for contingencies, guarantees and indemnifications. Actual results, therefore, could differ materially from estimated amounts.

Property, Plant and Equipment. We capitalize expenditures related to property, plant and equipment that have a useful life greater than one year. We also capitalize expenditures that improve or extend the useful life of an asset. Maintenance and repair costs, including any planned major maintenance activities, are expensed as incurred.

We record property, plant, and equipment at cost and recognize depreciation expense on a straight-line basis over the related estimated useful lives of the assets which range from 3 to 40 years. Our determination of the useful lives of property, plant and equipment requires us to make various assumptions, including the supply of and demand for hydrocarbons in the markets served by our assets, normal wear and tear of the facilities, and the extent and frequency of maintenance programs.

We classify long-lived assets to be disposed of through sales that meet specific criteria as held for sale. We cease depreciating those assets effective on the date the asset is classified as held for sale. We record those assets at the lower of their carrying value or the estimated fair value less the cost to sell. Until the assets are disposed of, our estimate of fair value is re-determined when related events or circumstances change.

Impairment of Long Lived Assets. We evaluate the recoverability of our property, plant and equipment and intangible assets with definite lives when events or circumstances indicate we may not recover the carrying amount of the assets. We continually monitor our operations, business environment and the market to identify indicators that could suggest an asset or asset group may not be recoverable. We evaluate the asset or asset group for recoverability by estimating the undiscounted future cash flows expected to be derived from their use and disposition. These cash flow estimates require us to make projections and assumptions for many years into the future for pricing, demand, competition, operating cost, contract renewals and other factors. An asset or asset group is considered impaired when the estimated undiscounted cash flows are less than the carrying amount. In that event, an impairment loss is recognized to the extent that the carrying amount of the asset or asset group exceeds its fair value as determined by quoted market prices in active markets or present value techniques. The determination of fair values using present value techniques requires us to make projections and assumptions regarding future cash flows and weighted average cost of capital. Any changes we make to these projections and assumptions could result in significant revisions to our evaluation of the recoverability of our property, plant and equipment and the recognition of an impairment loss in our Consolidated Statements of Operations.

Goodwill and Intangible Assets. We record goodwill for the excess of the cost of an acquisition over the fair value of the net assets of the acquired business. Goodwill is reviewed for impairment at least annually or more frequently if an event or change in circumstance indicates that an impairment may have occurred. We first assess qualitative factors to evaluate whether it is more likely than not that an impairment has occurred, and it is therefore necessary to perform the one-step goodwill impairment test. If the one-step goodwill impairment test indicates that the goodwill is impaired, an impairment loss is recorded, which is the difference between carrying value and fair value, with the impairment loss not to exceed the amount of goodwill recorded.

When performing a quantitative impairment test, we generally determine the fair value of our reporting units using a discounted cash flow method. In the event we enter into an agreement to sell all or substantially all of a reporting unit, we will utilize such information. While using the discounted cash flow method, we must make estimates of projected cash flows related to assets, which include, but are not limited to, assumptions about revenue growth rates, operating margins, weighted average costs of capital and future market conditions, the use or disposition of assets, estimated remaining life of assets, and future expenditures necessary to maintain current operations. We also must make certain estimates and assumptions, including, among other things, changes in general economic conditions in regions in which our markets are located, the availability and prices of energy commodities (such as natural gas, crude oil and refined products), our ability to negotiate favorable sales agreements, the risks that natural gas exploration and production activities will not occur or be successful, our dependence on certain significant customers and producers of natural gas, and competition from other companies.

Under the discounted cash flow method, we determine fair value based on estimated future cash flows and EBITDA of each reporting unit including estimates for capital expenditures, discounted to present value using the risk-adjusted industry rate, which reflects the overall level of inherent risk of the reporting unit. Cash flow projections are derived from one-year budgeted amounts and five-year operating forecasts plus an estimate of later period cash flows, all of which are evaluated by management. Subsequent period cash flows are developed for each reporting unit using growth rates that management believes are reasonably likely to occur.

Cash flow estimates are based on the annual budget for the upcoming year and forecasted amounts for multiple subsequent years. The annual budget process is typically completed near the annual goodwill impairment testing date, and management uses the most recent information for the annual impairment tests. The forecast is also subjected to a comprehensive update annually in conjunction with the annual budget process and is revised periodically to reflect new information and revised expectations.

The estimates of future cash flows and EBITDA are subjective in nature and are subject to impacts from the business risks described in Part I. Item 1A. Risk Factors of this 2018 Form 10-K. While we believe we have made reasonable estimates and assumptions based on available information to calculate the fair value, if future results are not consistent with our estimates, changes in fair value estimates could result in additional impairments in future periods that could be material to our results of operations.

We record the estimated fair value of acquired customer contracts, relationships and dedicated acreage agreements as intangible assets. These intangible assets have definite lives and are subject to amortization on a straight-line basis over their economic lives, currently ranging between 5 years and 30 years. We assess intangible assets for impairment together with related underlying long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

As of December 31, 2018, we had approximately $51.7 million of goodwill in our Consolidated Balance Sheet within three reporting units. Of this amount, approximately $35.7 million of goodwill in our Silver Dollar reporting unit in the Liquid Pipelines and Services segment was at risk of failing the one-step quantitative test. Our quantitative analysis of Silver Dollar resulted in the fair value exceeding the carrying value by approximately $23.8 million, or 13%, and therefore no impairment was recorded.

Investment in Unconsolidated Affiliates. We hold membership interests in entities that own and operate natural gas pipeline systems and NGL and crude oil pipelines in and around Louisiana, Alabama, Mississippi and the Gulf of Mexico. While we have significant influence over these entities, we do not control them and therefore, they are accounted for using the equity method and are reported in Investment in unconsolidated affiliates in the Consolidated Balance Sheets. We evaluate the recoverability of these investments on a regular basis and recognize impairment write downs if we determine a loss in value represents an other than temporary decline.

Asset Retirement Obligations. AROs are legal obligations associated with the retirement of tangible long-lived assets that result from the asset’s acquisition, construction, development and operation. An ARO is initially measured at its estimated fair value. Upon initial recognition, we also record an increase to the carrying amount of the related long-lived asset. We depreciate the asset using the straight-line method over the period during which it is expected to provide benefits. After initial recognition, we revise the ARO to reflect the passage of time and for changes in the estimated amount or timing of cash flows.

We have legal obligations requiring us to decommission our offshore pipeline systems at retirement. In certain rate jurisdictions, we are permitted to include annual charges for removal costs in the regulated cost of service rates we charge our customers. Additionally, legal obligations exist for certain of our onshore right-of-way agreements due to requirements or landowner options to compel us to remove the pipe at final abandonment. Sufficient data exists with certain onshore pipeline systems to reasonably estimate the cost of abandoning or retiring a pipeline system. However, in some cases, there is insufficient information to reasonably determine the timing and/or method of settlement for purposes of estimating the fair value of the ARO. In these cases, the ARO cost is considered indeterminate because there is no data or information that can be derived from past practice, industry practice, management’s experience or the asset’s estimated economic life. The useful lives of most pipeline systems are primarily derived from available supply resources and ultimate consumption of those resources by end users. Variables can affect the remaining lives of the assets which preclude us from making a reasonable estimate of the ARO. Indeterminate ARO costs will be recognized in the period in which sufficient information exists to reasonably estimate potential settlement dates and methods.

Revenue Recognition. Our revenue is derived from the provision of gathering, processing, transportation, terminalling and storage services and the sale of commodities primarily to marketers and brokers, refiners and chemical manufacturers, utilities and power generation customers, industrial users and local distribution companies. Beginning on January 1, 2018, we account for revenue from contracts with customers in accordance with Topic 606. The unit of account in Topic 606 is a performance obligation, which is a promise in a contract to transfer to a customer either a distinct good or service (or bundle of goods or services) or a series of distinct goods or services provided at a point in time or over a period of time. Topic 606 requires that a contract’s transaction price, which is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer, is to be allocated to each performance obligation in the contract based on relative standalone selling prices and recognized as revenue when (point in time) or as (over time) the performance obligation is satisfied. See Item 8. Note 2. Recent Accounting Pronouncements of the 2018 Form 10-K for further discussion regarding our January 1, 2018 implementation of the new Revenue Recognition guidance.

Price Risk Management Activities. We have structured our hedging activities in order to minimize our commodity pricing and interest rate risks and to help maintain compliance with certain financial covenants in our credit agreement. These hedging activities rely upon forecasts of our expected operations and financial structure. If our operations or financial structure are significantly different from these forecasts, we could be subject to adverse financial results as a result of these hedging activities. We mitigate this potential exposure by retaining an operational cushion between our forecast transactions and the level of hedging activity executed.

We use mark-to-market accounting for our commodity hedges and interest rate swaps. We record monthly realized gains and losses on hedge instruments based upon cash settlements information. The settlement amounts vary due to the volatility in the commodity market prices throughout each month. We also record unrealized gains and losses for the net change in the mark-to-market valuation of the hedges.

Recent Accounting Pronouncements.

For information regarding new accounting policies or updates to existing accounting policies as a result of new accounting pronouncements, refer to Item 8. Note 2. Recent Accounting Pronouncements of this 2018 Form 10-K.

Item  7A. Quantitative and Qualitative Disclosures About Market Risk

We are exposed to certain market risks that are inherent in our financial instruments and arise from changes in commodity prices and interest rates. A discussion of our market risk exposure in financial instruments is presented below.

Commodity Price Risk

Overview

We are exposed to the impact of market fluctuations in the prices of natural gas, crude oil, NGLs and condensate. Both our profitability and our cash flow are affected by volatility in the prices of these commodities. Natural gas, crude oil and NGL prices are impacted by changes in the supply and demand for these energy commodities, as well as market uncertainty. For a discussion of the volatility of natural gas, crude oil, and NGL prices, see Part I. Item 1A. Risk Factors of this 2018 Form 10-K. Adverse effects on our cash flow from reductions in natural gas, crude oil and NGL prices could adversely affect our operating cash flows and our ability to make distributions to unitholders. We manage this commodity price exposure through an integrated strategy that includes management of our contract portfolio, optimization of our assets and the use of derivative contracts. Our overall direct exposure to movements in natural gas prices is minimal as a result of natural hedges inherent in our current contract portfolio. Natural gas prices, however, can also affect our profitability indirectly by influencing the level of drilling activity in our areas of operation. We are a net seller of NGLs, and as such our financial results are exposed to fluctuations in NGLs pricing.

To minimize the effect of commodity prices and maintain our cash flow and the economics of our development plans, we enter into commodity hedge contracts from time to time. The terms of the contracts depend on various factors, including management’s view of future commodity prices, acquisition economics on purchased assets and future financial commitments. This hedging program is designed to mitigate the effect of commodity price downturns while allowing us to participate in some commodity price upside. Management regularly monitors the commodity markets and financial commitments to determine if, when, and at what level commodity hedging is appropriate in accordance with policies that are established by the Board. Historically, the commodity derivatives are in the form of swaps and collars.

We enter into commodity contracts with counterparties. We may be required to post collateral with our counterparties in connection with our derivative positions.

Commodity Price Risk per Segment

Gas Gathering and Processing segment. We purchase and take title to a portion of the NGLs that we sell, which may expose us to changes in the price of NGLs in our sales markets. We manage this commodity price risk by limiting our net open positions and through the concurrent purchase and sale of like quantities of NGLs that are intended to lock in positive margins based on the timing, location or quality of the crude oil purchased and delivered.

Liquid Pipelines and Services segment. We purchase and take title to a portion of the crude oil that we sell, which may expose us to changes in the price of crude oil in our sales markets. We manage this commodity price risk by limiting our net open positions and through the concurrent purchase and sale of like quantities of crude oil that are intended to lock in positive margins based on the timing, location or quality of the crude oil purchased and delivered.

Natural Gas Transportation Services and Offshore Pipelines and Services segments. We do not take title to the products we transport and therefore have no direct commodity price exposure.

During 2018, we entered into several commodity contracts with financial counterparties to hedge our 2018 exposure to commodity prices, which were settled in December 2018 and were set to expire in January 2019. Due to our overall low commodity exposure relative to fee-based and fixed-margin contract portfolio, management seeks to opportunistically enter into commodity contracts to hedge our natural gas, NGL and crude oil exposure.

We entered into short term contracts in 2018 to hedge crude oil and NGL exposure, of which most had settled as of December 31, 2018. We also have entered into contracts to hedge a portion of our NGL and crude oil exposure in 2019.

As of December 31, 2018, we have not been required to post collateral with our counterparties. The counterparties are not required to post collateral with us in connection with their derivative positions. Netting agreements are in place with our counterparties that permit us to offset our commodity derivative asset and liability positions.

Sensitivity analysis - The table below summarizes our commodity-related financial derivative instruments and fair values, as well as the effect on fair value of an assumed hypothetical 10% change in the underlying price of the commodity (in thousands).

Commodity Swaps	Fair Value Asset (Liability)	Effect of 10% Price Increase	Effect of 10% Price Decrease
NGLs Fixed Price (gallons)	$(2)	$(259)	$26

Interest Rate Risk

Overview

Our revolving credit facility bears interest at a variable rate and exposes us to interest rate risk. From time to time, we may use certain derivative instruments to hedge our exposure to variable interest rates. For the year ended December 31, 2018, we had exposure to changes in interest rates on our indebtedness associated with our Credit Agreement. To manage the impact of the interest rate risk associated with our Credit Agreement, we enter into interest rate swaps from time to time, effectively converting a portion of the cash flows related to our long-term variable rate debt into fixed rate cash flows. We do not hold or purchase financial instruments or derivative financial instruments for trading purposes.

As of December 31, 2018, we had a combined notional principal amount of $550.0 million of variable to fixed interest rate swap agreements. As of December 31, 2018, the maximum length of time over which we have hedged a portion of our exposure due to interest rate risk is through December 31, 2022.

Item 8. Financial Statements and Supplementary Data

Our consolidated financial statements, together with the report of our independent registered public accounting firm, begin on page F-1 of this 2018 Form 10-K.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 9A. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

We maintain disclosure controls and procedures that are designed to provide reasonable assurance that information required to be disclosed by us in the reports that we file, or submit, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms, and that such information is accumulated and communicated to the management of our General Partner, including our General Partner’s principal executive and principal financial officers as appropriate to allow timely decisions regarding required disclosure.

As of the end of the period covered by this report, we carried out an evaluation, under the supervision of the principal executive officer and principal financial officer of our General Partner, of the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act). Based on our evaluation, our principal executive officer and principal financial officer concluded that the Partnership’s disclosure controls and procedures were not effective as of December 31, 2018 as a result of the material weaknesses in our internal control over financial reporting described below.

Despite the material weaknesses, our principal executive officer and principal financial officer have concluded that the consolidated financial statements included in this report fairly present in all material respects our financial condition, results of operations and cash flows for the periods presented.

Inherent Limitations of Internal Controls

Our management does not expect that our disclosure controls and procedures will prevent or detect all errors and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the Partnership have been prevented or detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple errors or mistakes. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by management override of the controls. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Management monitors the Partnership’s disclosure controls and procedures and makes modifications, as necessary, with the intent that the disclosure controls and procedures will be adequately designed and operating effectively to prevent or detect material misstatements to its consolidated financial statements and to deter fraud.

Management’s Annual Report on Internal Control over Financial Reporting

Management of our General Partner is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)). The Partnership’s internal control over financial reporting was designed to provide reasonable assurance regarding the reliability of financial reporting and preparation of consolidated financial statements for external purposes in accordance with generally accepted accounting principles.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

Management, under the supervision of the principal executive officer and principal financial officer of our General Partner, assessed the effectiveness of the Partnership’s internal control over financial reporting as of December 31, 2018, based on criteria set forth in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. This assessment identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Partnership’s annual or interim consolidated financial statements will not be prevented or detected on a timely basis. As a result of these material weaknesses, management concluded that our internal control over financial reporting was not effective as of December 31, 2018.

Management identified the following control deficiencies that constituted material weaknesses in our internal control over financial reporting as of December 31, 2018:

We did not maintain an effective control environment as we lacked sufficient oversight of activities related to our internal control over financial reporting and had an insufficient complement of resources with an appropriate level of accounting knowledge, expertise and training commensurate with our financial reporting requirements. This material weakness contributed to additional material weaknesses, as the Partnership did not design and maintain effective controls over: verifying that complex, non-routine transactions were recorded appropriately, which such control deficiency resulted in out-of-period adjustments recorded to the income statement in the fourth quarter of 2016 and a revision to the 2015 balance sheet and cash flows; all financial statement assertions of revenue and receivables, specifically the review of the accounting for certain contracts, the review that price, volume and other key contractual terms used to record revenue are consistent with the terms of arrangement and the review that revenue is recorded in the proper period, which such control deficiency resulted in immaterial adjustments to the 2017 and 2018 consolidated financial statements; all financial statement assertions related to acquisitions and divestitures, specifically verifying the existence, rights and obligations associated with assets acquired and liabilities assumed, reviewing the valuation of the purchase price allocation and reviewing the completeness and accuracy of related disclosures, which such control deficiency resulted in immaterial adjustments to the 2017 consolidated financial statements; the period-end financial reporting process, specifically verifying the review of journal entries are performed by individuals separate from the preparer and that the journal entries are complete, accurate and property supported, and the review of account reconciliations and financial statement analysis to support all financial statement assertions of the consolidated financial statements and disclosures, which such control deficiency resulted in immaterial adjustments to the 2017 and 2018 consolidated financial statements; and the accuracy and valuation of AROs, goodwill, other intangible assets and finite-lived assets, specifically the review of the model, data, assumptions and calculations used in determining the estimated asset retirement obligation and in impairment tests, and the related identification of changes in events and circumstances that indicate it is more likely than not that an impairment indicator has occurred, which such control deficiency resulted in adjustments to the accounting for AROs and impairments in goodwill, other intangible assets and finite-lived assets for the year ended 2017.

Additionally, these material weaknesses could result in a misstatement of substantially all of the financial statement accounts and disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

Additionally, we did not maintain effective controls over certain information technology (“IT”) general controls for applications used in the preparation of our consolidated financial statements. Specifically, we did not maintain user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to the financial application, programs and data to appropriate Partnership personnel. These IT deficiencies did not result in a material misstatement to the consolidated financial statements, however, the deficiencies, when aggregated, could impact our ability to maintain effective segregation of duties, as well as maintain effective IT-dependent controls (such as automated controls that address the risk of a material misstatement to one or more assertions, along with the IT controls and underlying data that support the effectiveness of system-generated data and reports), which could result in misstatements of substantially all of the financial statement accounts and disclosures, resulting in a material misstatement to the annual or interim consolidated financial statements that otherwise would not be prevented or detected.

PricewaterhouseCoopers LLP, our independent registered public accounting firm that audited the consolidated financial statements included in this 2018 Form 10-K, also audited the effectiveness of the Partnership’s internal control over financial reporting as of December 31, 2018, as stated in their report included on page F-1 of this 2018 Form 10-K.

Material Weakness Remediation

Management is actively engaged in the planning for, and implementation of, remediation efforts to address the material weaknesses identified herein. Specifically, we are taking numerous steps that we believe will address the underlying causes of the material weaknesses, primarily through hiring of additional personnel with expertise in technical accounting, financial reporting and internal controls, enhancing our training and education programs, strengthening our controls documentation and internal review procedures, setting guidelines for documentation of review controls, engaging consultants with technical expertise in accounting, updating accounting policies and procedures to improve the overall effectiveness of internal control over financial reporting, and implementing and integrating adequate information technology systems.

Since the end of 2016, under the oversight of our Audit Committee, we have been, and continue to be, actively engaged in the design and implementation of remedial measures to address the material weaknesses in our internal control over financial reporting, and management is committed to remediating the material weaknesses. While plans have been made to enhance our internal control over financial reporting relating to the material weaknesses, management is still in the process of implementing and testing these processes and procedures and additional time is required to complete implementation and to assess and ensure the sustainability of these procedures. Management believes these actions will strengthen our internal control over financial reporting and be effective in remediating the material weaknesses described above. Management is committed to continuous improvement of the Partnership’s internal control processes and will continue to devote significant time and attention to these remediation efforts. However, the material weaknesses cannot be considered remediated until the applicable remediated controls operate for a sufficient period of time and management has concluded, through testing, that these controls are operating effectively.

Changes in internal control over financial reporting

As disclosed under Material Weakness Remediation , we have continued the process of remediating our material weaknesses. There have been no changes in internal control over financial reporting that occurred during the three months ended December 31, 2018 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

The certifications of our principal executive officer and principal financial officer pursuant to Exchange Act Rules 13a-14(a) and 15d-14(a) are filed with this 2018 Form 10-K as Exhibits 31.1 and 31.2. The certifications of our principal executive officer and principal financial officer pursuant to 18 U.S.C. 1350 are furnished with this 2018 Form 10-K as Exhibits 32.1 and 32.2.

Item 9B. Other Information

None.

PART III

Item 10. Directors, Executive Officers and Corporate Governance

We do not have directors or officers, which is commonly the case with publicly traded partnerships. We are managed by the directors and executive officers of our General Partner. Our General Partner is not elected by our unitholders and will not be subject to re-election in the future. HPIP and AMID GP Holdings, a wholly owned subsidiary of Magnolia, own all of the membership interests in our General Partner. Our unitholders are not entitled to elect the directors of our General Partner or directly or indirectly participate in our management or operations. Our General Partner owes certain contractual duties to our unitholders. Our General Partner is liable, as general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made specifically nonrecourse to it. Whenever possible, we intend for any indebtedness incurred to be nonrecourse to our General Partner.

Our Partnership Agreement provides for the Board to designate a Conflicts Committee to review conflicts of interest between us and our General Partner or between us and affiliates of our General Partner. The members of the Conflicts Committee may not be executive officers or employees of our General Partner or directors, executive officers or employees of its affiliates. Messrs. Fasullo, Kendall and Tywoniuk serve as members of the Conflicts Committee, with Mr. Tywoniuk serving as chairman. In addition, the members of the Conflicts Committee must meet the independence and experience standards established by the NYSE and the Exchange Act for service on an audit committee of a board of directors. Any matters approved by the Conflicts Committee will be conclusively deemed to be fair and reasonable to us and not a breach by our General Partner of any duties it may owe us or our unitholders. In addition, the Board has an Audit Committee (the “Audit Committee”), which complies with the NYSE requirements and oversees risk management activities, as well as a Compensation Committee (the “Compensation Committee”).

Although most companies listed on the NYSE are required to have a majority of independent directors serving on the board of directors of the listed company, the NYSE does not require a listed limited partnership like us to have a majority of independent directors on the Board.

Our General Partner has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”), that applies to the directors, officers and employees of our General Partner. If our General Partner amends the Code of Ethics or grants a waiver, including an implicit waiver, of the Code of Ethics, we will, if required under SEC rules, disclose the information on our website at www.americanmidstream.com. Our General Partner has also adopted Corporate Governance Guidelines that outline the important policies and practices regarding our governance.

All of the senior officers of our General Partner devote a sufficient portion of their time to overseeing the management, operations, corporate development and future acquisition initiatives of our business; however, they may also devote a portion of their time to overseeing the management, operations, corporate development and future acquisition initiatives of our General Partner, which has separate ongoing business operations.

The non-management members of the Board meet in executive sessions without management participation at least quarterly. These directors do not constitute a committee of the Board and therefore do not take action at such sessions, although the participating directors may make recommendations for consideration by the full Board.

Interested parties may communicate directly with a director, or group of directors, in the manner prescribed by our Corporate Governance Guidelines.

We make available free of charge, within the “Investor Relations—Corporate Governance” section of our website at http://www.americanmidstream.com, and in print to any unitholder who so requests, the Code of Ethics and our Corporate Governance Guidelines. Unitholders may request a printed copy of these governance materials or any exhibit to this report by writing to the Secretary of our General Partner at: American Midstream

GP, LLC, 2103 CityWest Boulevard, Building #4, Suite 800, Houston, Texas 77042. The information contained on, or connected to, our website is not incorporated by reference into this 2018 Form 10-K and should not be considered part of this or any other report that we file with or furnish to the SEC.

The Board determined that Peter A. Fasullo, Donald R. Kendall Jr. and Gerald A. Tywoniuk all met the NYSE’s independence requirements. Messrs. Fasullo, Kendall and Tywoniuk serve as the members of the Audit Committee, with Mr. Tywoniuk serving as chairman. Each member of the Audit Committee is independent as such term is defined in Rule 10A-3(b)(1) under the Exchange Act and under the NYSE listing standards applicable to audit committees. Our General Partner is generally required to have at least three independent directors serving on the Board at all times. The Board has determined that Mr. Tywoniuk is a financial expert as defined by the NYSE and the Exchange Act. Messrs. Bourdon and Erhard serve as members of the Compensation Committee, with Mr. Erhard serving as chairman.

A copy of the Audit Committee charter is available on our website at www.americanmidstream.com/investor-relations.

Currently, Mr. Erhard presides at the executive sessions of the non-management directors and Mr. Tywoniuk presides at the executive sessions of the independent directors.

Directors are appointed for a term of one year and hold office until their successors have been elected or qualified or until the earlier of their death, resignation, removal or disqualification. Executive officers serve at the discretion of the Board and are subject to the terms of their employment agreements, if applicable. The following table shows information for the executive officers and directors of our General Partner as of March 22, 2019:

Name	Age	Position with American Midstream GP, LLC
Lynn L. Bourdon III	57	Chairman of the Board, President and Chief Executive Officer
Eric T. Kalamaras	45	Senior Vice President and Chief Financial Officer
Rene L. Casadaban	50	Senior Vice President and Chief Operating Officer
Christopher B. Dial	42	Senior Vice President, General Counsel, Chief Compliance Officer, and Corporate Secretary
Louis J. Dorey	63	Senior Vice President - Business Development
Karen S. Acree	62	Vice President and Chief Accounting Officer
Edward E. Greene	56	Vice President - Gathering, Processing, and Terminals
Ryan K. Rupe	44	Vice President - Natural Gas Services and Offshore Pipelines
Stephen W. Bergstrom	61	Director and Executive Strategy Advisor
John F. Erhard	44	Director
Donald R. Kendall Jr.	66	Director
Daniel R. Revers	57	Director
Peter A. Fasullo	66	Director
Joseph W. Sutton	71	Director
Lucius H. Taylor	44	Director
Gerald A. Tywoniuk	57	Director

Executive Officers

Lynn L. Bourdon III was appointed Chairman, President and Chief Executive Officer in December 2015. Previously, Mr. Bourdon served as President and Chief Executive Officer of Enable Midstream Partners, LP (“Enable Midstream”). Prior to Enable Midstream, he served as Group Senior Vice President of NGL & Natural Gas Marketing, Petrochemical, Refined Products & Marine at Enterprise Products Partners, LP (“Enterprise Products”). Mr. Bourdon joined Enterprise Products as Senior Vice President of NGL Supply & Marketing in 2003 and served in various senior management positions during his tenure. Prior to his employment at Enterprise Products, Mr. Bourdon served as Senior Vice President and Chief Commercial Officer for Orion Refining Corporation. He also held leadership positions at En*Vantage, PG&E Corporation and Valero and earlier served in various capacities at the Dow Chemical Company. Mr. Bourdon serves as a member of the Energy Advisory Board with the University of Houston, and as a member of the Gas Processing Association and has served on the Propane Education and Research Advisory Council (PERC). Mr. Bourdon received a Bachelor of Science degree in mechanical engineering from Texas Tech University, and a Master of Business Administration from the University of Houston and is a member of Tau Beta Pi and Pi Tau Sigma.

Eric T. Kalamaras was appointed Senior Vice President and Chief Financial Officer in July 2016. Previously, Mr. Kalamaras served as Executive Vice President and Chief Financial Officer of several energy midstream and infrastructure companies where, as the principal financial officer, he led strategic planning and mergers and acquisitions and completed over $15 billion of transactions. Mr. Kalamaras served as Chief Financial Officer at Valerus Energy Holdings, Delphi Midstream Partners and Atlas Pipeline Partners, LP (“Atlas Pipeline”). At Atlas Pipeline Mr. Kalamaras led its $2.5 billion financial restructuring. Prior to Atlas Pipeline, he spent a combined 10 years at Wells Fargo and Banc of America Securities providing investment banking and capital markets services to clients in the energy and natural resource industries. Mr. Kalamaras holds a Bachelor of Science in Business Administration from Central Michigan University and a Master of Business Administration from Wake Forest University.

Rene L. Casadaban was appointed Senior Vice President and Chief Operating Officer in March 2017. Mr. Casadaban has 27 years of midstream project management and business development experience for onshore, offshore and deepwater pipeline systems.

Mr. Casadaban is the former Chief Operating Officer for Summit Midstream Partners, LP (“Summit”). Prior to joining Summit, Mr. Casadaban worked for Enterprise Products as the Director for Deepwater Business Development of floating production platforms and offshore pipelines. Mr. Casadaban has also served as an independent consultant to ExxonMobil Corporation and GulfTerra Energy Partners, LP for Gulf of Mexico and international pipeline projects. Prior to such roles, Mr. Casabadan was employed at At Land and Marine Engineering Limited, and was responsible for managing domestic and international pipeline river crossings and beach approaches by horizontal directional drilling. Mr. Casadaban began his career as a Field Engineer for McDermott International Inc. He currently serves on the board of directors of Angel Reach and holds a Bachelor of Science in Building Construction from Auburn University.

Christopher B. Dial has served as our Senior Vice President, General Counsel and Chief Compliance Officer of our General Partner since January 2018. Prior to his appointment with our General Partner, Mr. Dial served as General Counsel of Susser Holdings II, LP. after spending over eight years in a number of roles, most recently as Associate General Counsel and Corporate Secretary, with both Susser Holdings Corporation and Sunoco, LP. Mr. Dial began his career as an Associate Attorney for Andrews Kurth, LLP, where he represented clients on a variety of corporate, capital markets and other transactional matters. Mr. Dial holds a Bachelor of Arts in Economics from Southwestern University and a Juris Doctor from the University of Houston Law Center.

Louis J. Dorey has served as Senior Vice President of Business Development since January 2014. Mr. Dorey previously served in various capacities at Continuum Energy Services from 2005 to 2014, being responsible for strategic planning, mergers and acquisitions, corporate business development and capital markets activities, and also served as interim CFO. Mr. Dorey was employed by Dynegy Inc. from 1997 to 2002, where he held various positions including Vice President of Strategy and Planning for Power Assets Group, President of Retail and Wholesale Marketing and Interim CFO. From 1991 to 1997, Mr. Dorey served as Vice President of Mergers and Acquisitions of Destec Energy Inc. and completed various acquisitions, including leading the sale of Destec Energy Inc. to Dynegy Inc. Mr. Dorey has participated in over $5 billion of transactions (including mergers, acquisitions and development transactions), managed five regional wholesale marketing offices and a national retail marketing group, and participated in the closing and integration of three public mergers. Mr. Dorey earned a Bachelor of Business Administration from the University of Oklahoma and a Juris Doctorate from the University of Texas, Austin.

Karen S. Acree was appointed as Vice President and Chief Accounting Officer in April 2018. Ms. Acree has over 35 years of extensive knowledge in accounting, financial reporting and tax through her leadership with multiple publicly traded energy companies. Ms. Acree is the former Chief Accounting Officer for Jones Energy, Inc. (“Jones”). Prior to joining Jones, Ms. Acree was the Vice President, Controller and Chief Accounting Officer of W&T Offshore, Inc. Ms. Acree holds a Bachelor of Business Administration in Accounting from Texas Tech University and is a Certified Public Accountant in the State of Texas.

Edward E. Greene was appointed as Vice President - Gathering, Processing and Terminals as of the closing of the merger with JPE on March 8, 2017. Mr. Greene joined American Midstream in March 2016 as Vice President, Onshore Gathering and Processing and NGL Liquids Marketing. Prior to joining American Midstream, he led the NGL and crude businesses of Enable Midstream. Prior to Enable Midstream, he served in a number of commercial leadership roles for Enterprise Products, including Vice President of Refined Products and Vice President of Unregulated NGL Assets. Mr. Greene joined Enterprise Products after over 20 years with the Dow Chemical Company, where he served in various capacities in commercial management, R&D and sales and marketing. He received a Bachelor of Science in Chemical Engineering from the Georgia Institute of Technology.

Ryan K. Rupe was appointed as Vice President - Natural Gas Services and Offshore Pipelines as of the closing of the merger with JPE on March 8, 2017. Previously, Mr. Rupe served as our Vice President of Natural Gas Services and Offshore Pipelines and as our Vice President of Commercial Operations. Prior to his appointment as an officer of American Midstream, he was a partner and served as Director of Commercial Operations for High Point Energy, LLC (“High Point Energy”). Mr. Rupe joined High Point Energy from CIMA Energy, where he was an owner and served as Director of Gulf Coast Trading and Gas Scheduling. Mr. Rupe is a graduate of Texas A&M University and is a member of the Texas A&M Athletic Hall of Fame and Major League Baseball Players Alumni Association.

Directors

Stephen W. Bergstrom was elected as a member of the Board in April 2013, Mr. Bergstrom was appointed as President and Chief Executive Officer of our General Partner in May 2013 and served in such positions until retiring from such positions in December 2015. Mr. Bergstrom also currently serves as a director on the board of directors of The Williams Companies (NYSE: WMB) Mr. Bergstrom remains a member of the Board. In June 2017, we employed Mr. Bergstrom, on a part time basis, as our Executive Strategy Advisor. Mr. Bergstrom was appointed to the Board in connection with his affiliation with ArcLight, which controls our General Partner, and due to his breadth of experience in the energy industry. Mr. Bergstrom acted as an exclusive consultant to ArcLight from 2002 to 2015, assisting ArcLight in connection with its energy investments. Prior to his consultancy with ArcLight, Mr. Bergstrom worked from 1986 to 2002 for Natural Gas Clearinghouse, which became Dynegy, Inc. (“Dynegy”). Mr. Bergstrom acted in various capacities at Dynegy, ultimately serving as its President and Chief Operating Officer. Prior to his time at Dynegy, Mr. Bergstrom acted as a gas supply representative for Northern Natural Gas from 1981 to 1986. Mr. Bergstrom began his career at Transco from 1980 to 1981. Mr. Bergstrom earned a Bachelor of Science from Iowa State University in 1979. We believe that Mr. Bergstrom’s breadth of experience in the energy industry provide him with the necessary skills to be a member of the Board.

John F. Erhard was elected as a member of the Board in April 2013 and was appointed to the Board in connection with his affiliation with ArcLight. Mr. Erhard, a partner at ArcLight, joined ArcLight in 2001 and has 17 years of energy finance and private equity experience. Mr. Erhard earned a Bachelor of Arts in Economics from Princeton University and a Juris Doctor from Harvard Law School. Mr. Erhard previously served on the board of directors of Patriot Coal. In addition, Mr. Erhard has experience in the MLP sector having served on the board of directors of Buckeye Partners (NYSE: BPL) and its publicly traded general partner, Buckeye GP Holdings. We believe that Mr. Erhard’s 17 years of energy finance and private equity experience provide him with the necessary skills to be a member of the Board.

Donald R. Kendall, Jr. was elected as a member of the Board in July 2013. Mr. Kendall serves as an independent director and as a member of the Audit Committee. Mr. Kendall is currently Managing Director and Chief Executive Officer of Kenmont Capital Partners, LP, an investment management firm based in Houston specializing in alternative investments and private equity. Previously, Mr. Kendall was a Portfolio Manager for Carlson Capital, L.P., President of Cogen Technologies Capital Company, L.P., Chairman and Chief Executive Officer of Palmetto Partners, Ltd. and a Managing Director in the project finance and leasing group at Credit Suisse First Boston. He serves as a director of Tangent Energy Solutions and SkyCentrics and he also served as a director and audit committee chairperson of SolarCity (and chair of the Special Committee) and Stream Energy. Mr. Kendall also currently serves as a director of the board of directors and a member of the audit committee of Talos Energy (NYSE: TALO). In addition, Mr. Kendall serves in various capacities at not-for-profit organizations, including The Jane Goodall Institute, The Houston Zoo Conservation Committee, Mar Alliance, Bat Conservation International and Earthwatch International. He also is on the Board of Overseers of the Amos Tuck School of Business Administration at Dartmouth College. Mr. Kendall received a Bachelor of Arts degree from Hamilton College and a Master of Business Administration with high honors from The Amos Tuck School of Business Administration. He was a Tuck Scholar and a recipient of the W. M. Bollenbach, Jr. Fellowship. We believe that Mr. Kendall’s investment experience and general business knowledge qualifies him to be a member of the Board. With respect to the Audit Committee, he also qualifies as an “audit committee financial expert.”

Daniel R. Revers was elected as a member of the board of directors in April 2013 and was appointed to the Board in connection with his affiliation with ArcLight. Mr. Revers is Managing Partner and co-founder of ArcLight and has 26 years of energy finance and private equity experience. Mr. Revers manages the ArcLight office and is responsible for overall investment, asset management, strategic planning and operations of ArcLight and its funds. Prior to forming ArcLight in 2000, Mr. Revers was a Managing Director in the Corporate Finance Group at John Hancock Financial Services, where he was responsible for the origination, execution and management of a $6 billion portfolio consisting of debt, equity and mezzanine investments in the energy industry. Mr. Revers serves in various capacities for a number of not-for-profit organizations, including currently serving on the Board of Overseers at the Amos Tuck School of Business Administration and the Board of Trustees of The Rivers School. Mr. Revers earned a Bachelor of Arts in Economics from Lafayette College and a Master of Business Administration from the Amos Tuck School of Business Administration at Dartmouth College. We believe that Mr. Revers’ 26 years of energy finance and private equity experience provide him with the necessary skills to be a member of the Board.

Peter A. Fasullo was elected as a member of the Board in June 2016. Mr. Fasullo serves as an independent director and as a member of the Audit Committee. Mr. Fasullo has 40 years of experience in the midstream and refining industries and currently serves as a Principal of En*Vantage, Inc. In March 1999, Mr. Fasullo co-founded En*Vantage, Inc., an energy investment and strategic management consulting firm that provides advisory services to energy and financial companies, having advised more than 300 clients in the energy and financial industries. In March 2016, En*Vantage was cited by Morgan Stanley as a leading energy consultancy. Prior to forming En*Vantage, Mr. Fasullo was with Valero Energy in various executive management positions in their midstream and refining businesses from 1983 to 1997. Shortly thereafter, Mr. Fasullo was hired to lead MAPCO Inc.’s corporate and business development department and helped merge MAPCO into the Williams Companies in 1998. From 1976 to 1980, Mr. Fasullo was a process engineer with M.W. Kellogg and from 1980 to 1983, he was a market consultant with PACE Consultants and Engineers advising midstream and refining companies. Mr. Fasullo earned a Bachelor of Arts and a Master of Chemical Engineering degree from Rice University and a Master of Business Administration from the University of Houston.

Joseph W. Sutton was elected as a member of the Board in May 2013 and was appointed to the Board in connection with his affiliation with ArcLight. Mr. Sutton also currently serves as a director of the board of directors of Ameresco (NYSE: AMRC). Mr. Sutton is a founder of High Point Energy a precursor company to the Partnership. Mr. Sutton is the founder and owner of Sutton Ventures Group, LLC, an energy investment firm. One of his early successes was as a founder of Millennium Midstream, which was later purchased by Eagle Rock. In 2007, he founded and has since led Consolidated Asset Management Services, or CAMS, which provides asset management, operations and maintenance, information technology, budgeting, contract management and development services to power plant ventures, oil and gas companies, renewable energy companies and other energy businesses. From 1992 to November 2000, Mr. Sutton worked for Enron Corporation, an energy company, where he most recently served as vice chairman and as chief executive officer of Enron International. We believe that Mr. Sutton’s over 20 years of energy and financial experience provide him with the necessary skills to be a member of the Board.

Lucius H. Taylor was elected as a member of the Board in April 2013 and was appointed to the Board in connection with his affiliation with ArcLight. Mr. Taylor joined ArcLight in 2007. He has 17 years of experience in energy finance, private equity and engineering. Prior to joining ArcLight, Mr. Taylor was a Vice President in the Energy and Natural Resource Group at FBR Capital Markets where he focused on raising public and private capital for companies in the power and energy sectors. Mr. Taylor began his career as a geologist at CH2M HILL, Inc., a global engineering, construction and operations firm. Mr. Taylor earned a Bachelor of Arts in Geology from Colorado College, a Master of Science in Hydrogeology from the University of Nevada and a Master of Business Administration from the Wharton School at the University of Pennsylvania. In addition, Mr. Taylor has experience in the MLP sector and currently serves on the board of directors of the general partner of TransMontaigne Partners, L.P. (NYSE: TLP). We believe that Mr. Taylor’s 17 years of energy finance and private equity experience provide him with the necessary skills to be a member of the Board.

Gerald A. Tywoniuk was elected as a member of the Board in May 2011. From May 2010 to the present, Mr. Tywoniuk has provided interim and project CFO services. He also currently serves as a director on the board of directors of the general partner of Westmoreland Resource Partners, LP (OTC PINK:WMLPQ) (“Westmoreland”) and serves as a director and audit committee member on the board of directors of the general partner of Landmark Infrastructure Partners LP (NASDAQ:LMRK). In February 2018, Mr. Tywoniuk was appointed Chairman of Westmoreland, and in March 2019, he was appointed Acting CEO and Acting Secretary of Westmoreland. Westmoreland, which is in the coal mining industry, filed for Chapter 11 protection in October 2018. Mr. Tywoniuk holds a Bachelor of Commerce degree from The University of Alberta, Canada, and is a Canadian Chartered Professional Accountant (Chartered Accountant). Mr. Tywoniuk has more than 36 years of experience in accounting and finance, including service as a member of the board of directors of four public companies, Chief Financial Officer of three public companies, and Vice President/Controller of another public company. Mr. Tywoniuk’s extensive accounting, financial and executive management experience, and his prior experience with publicly traded partnerships, provide him with the necessary skills to be a member of the Board and a member and the chairman of the Audit Committee. With respect to the Audit Committee, he also qualifies as an “audit committee financial expert.”

Family Relationships

There are no family relationships among any of the Partnership’s or our General Partner’s directors and executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Board members and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC, and any exchange or other system on which such securities are traded or quoted, initial reports of ownership and reports of changes in ownership of our common units and other equity securities. Officers, directors and greater than 10% unitholders are required by the SEC’s regulations to furnish to us and any exchange or other system on which such securities are traded or quoted with copies of all Section 16(a) forms they file with the SEC.

Based solely on our review of the copies of such forms received by us, or written representations from reporting persons, we believe that during the year ended December 31, 2018, all filing requirements applicable to our officers, directors and greater than 10% beneficial owners were met in a timely manner, except Messrs. Bourdon, Casadaban, Dial, Dorey, Greene, Kalamaras, McCrary and Rupe each filed one late Form 4 regarding the granting of phantom units. Additionally, Messrs. Dorey and Rupe each filed two late Form 4’s regarding the vesting and conversion of phantom units to common units.

Item 11. Executive Compensation

Our General Partner, under the direction of the Board is responsible for managing our operations and employs all of the employees that operate our business. The compensation payable to our General Partner’s officers is paid by our General Partner and such payments are reimbursed by us on a dollar-for-dollar basis. Our unitholders are not entitled to vote on executive compensation.

The following is a discussion of the compensation policies and decisions of the Compensation Committee, with respect to the following individuals, who are executive officers of our General Partner and referred to as the “named executive officers” for the fiscal year ended December 31, 2018:

Name	Position with American Midstream GP, LLC
Lynn L. Bourdon III	Chairman of the Board, President, and Chief Executive Officer
Eric T. Kalamaras	Senior Vice President and Chief Financial Officer
Rene L. Casadaban	Senior Vice President and Chief Operating Officer
Louis J. Dorey	Senior Vice President - Business Development
Christopher B. Dial	Senior Vice President, General Counsel, Chief Compliance Officer, and Corporate Secretary

Our compensation program is designed to recognize key managers who are critical to our profitability and growth. We utilize compensation to attract and retain management talent and to motivate key employees to focus consistently on growth and value creation. In addition, our compensation program aligns incentives for management and unitholders, focusing on long-term value creation rather than short-term gain.

This section should be read together with the compensation tables that follow, which disclose the compensation awarded to, earned by, or paid to, the named executive officers with respect to the three years ended December 31, 2018.

Role of the Board, the Compensation Committee and Management

The Board has appointed the Compensation Committee to assist the Board in discharging its responsibilities relating to compensation matters, including matters relating to compensation programs for directors and executive officers of the General Partner. The Compensation Committee has overall responsibility for evaluating, recommending and in certain circumstances approving our compensation plans, policies and programs, determining the compensation and benefits of executive officers, and granting awards under and administering our equity compensation plans. Our Chief Executive Officer provides periodic recommendations to the Compensation Committee regarding the performance and compensation of the other named executive officers as well as the amount allocated to the short term incentive plan and LTIP compensation pools. The Compensation

Committee is charged with, among other things, establishing compensation practices and programs that are (i) designed to attract, retain and motivate exceptional leaders, (ii) structured to align compensation with our overall performance, (iii) implemented to promote achievement of short-term and long-term business objectives consistent with our strategic plans, and (iv) applied to reward performance.

As described in further detail below under Elements of the Compensation Programs, the compensation program for our executive officers consists of base salaries, annual incentive bonuses, and long-term cash and equity awards, including awards under the American Midstream GP, LLC, Long-Term Incentive Plan, which we refer to as our LTIP, currently in the form of equity-based phantom units, as well as other customary employment benefits such as a 401(k) plan, and health and welfare benefits. We expect that total compensation of our executive officers and the components of compensation and allocation among components of their annual compensation will be reviewed on at least an annual basis by the Compensation Committee. Management, on behalf of the Compensation Committee, engaged the services of Longnecker & Associates (“Longnecker”), a compensation consultant, to conduct a study to assist us in establishing overall compensation packages for the executive officers for 2018. The Compensation Committee has considered factors relevant to Longneckers’s independence from management under SEC and NYSE rules and has determined the firm is independent from management. The Longnecker study was based on compensation for a group of peer companies with similar operations obtained from public documents as well as multiple survey sources, including the 2017 Longnecker & Associates Midstream Industry Compensation Survey, 2017 Mercer General and Executive Benchmark and others from Towers Watson, Kenexa and more.

In arriving at recommendations for 2018 executive compensation, the Compensation Committee considered a number of factors, including the 2018 Longnecker study, the subjective criteria described under the caption Compensation Objectives and Methodology below, and the recommendations of our Chief Executive Officer with respect to other executive officers and key employees. Following the Compensation Committee’s determinations and recommendations, base salary levels, 2017 bonus payouts, target bonus amounts for 2018 and 2018 LTIP awards for our executive officers were approved by our board.

Compensation Discussion and Analysis

Compensation Objectives and Methodology

The principal objective of our executive compensation program is to attract and retain individuals of demonstrated competence, experience and leadership who share our business aspirations, values, ethics and culture. A further objective is to provide incentives to and reward our executive officers and other key employees for positive contributions to our business and operations, and to align their interests with our unitholders’ interests.

In setting our compensation programs, we consider the following objectives:

•	to create unitholder value through sustainable earnings and cash available for distribution;

•	to provide a significant percentage of total compensation that is “at-risk” or variable;

•	to encourage significant equity holdings to align the interests of executive officers and other key employees with those of unitholders;

•	to provide competitive, performance-based compensation programs that allow us to attract and retain superior talent; and

•	to develop a strong linkage between business performance, safety, environmental stewardship, cooperation and executive compensation.

Taking account of the foregoing objectives, we structure total compensation for our executives to provide a guaranteed amount of cash compensation in the form of base salaries, while also providing a meaningful amount of annual cash compensation that is at risk and dependent on our performance and individual performance of the executives, in the form of discretionary annual bonuses. We also seek to provide a portion of total compensation in the form of equity-based awards under our LTIP in order to align the interests of executives and other key employees with those of our unitholders and for retention purposes.

Compensation decisions for individual executive officers are the result of the subjective analysis of a number of factors, including the individual executive officer’s experience, skills or tenure with us and changes to the individual executive officer’s position. In evaluating the contributions of executive officers and our performance, although no predetermined numerical goals were established, a variety of financial measures have been generally considered, including non-GAAP financial measures used by management to assess our financial performance, such as Adjusted EBITDA and distributable cash flow. For a definition of Adjusted EBITDA and a reconciliation to its most directly comparable financial measure calculated and presented in accordance with GAAP and a discussion of how we use Adjusted EBITDA to evaluate our operating performance, see Part II. Item 7. MD&A – How We Evaluate Our Operations of this 2018 Form 10-K. In addition, a variety of factors related to the individual performance of the executive officer are taken into consideration.

We do not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Partnership. We believe our compensation programs do not encourage excessive and unnecessary risk taking by executive officers (or other employees). Short-term annual incentives are generally paid pursuant to discretionary bonuses enabling the CEO and Compensation Committee to assess the actual behavior of our employees as it relates to risk taking in awarding a bonus. Our use of equity based long-term compensation serves our compensation program’s goal of aligning the interests of executives and unitholders, thereby reducing the incentives to unnecessary risk taking.

In making individual compensation decisions, the Compensation Committee historically has not relied on pre-determined performance goals or targets. Instead, determinations regarding compensation have resulted from the exercise of judgment based on all reasonably available information and, to that extent, were discretionary. The amount of each executive officer’s current compensation will be considered as a base against which determinations are made as to whether increases are appropriate to retain the executive officer in light of competition or in order to provide continuing performance incentives. Subject to the provisions contained in the executive officer’s employment agreement, if any, the Compensation Committee has discretion to adjust any of the components of compensation to achieve our goal of recruiting, promoting and retaining executive officers and key individuals with the skills necessary to execute our business strategy and develop, grow and manage our business.

The Compensation Committee has also utilized benchmarking compensation levels across a range of peer group companies operating in the midstream market that we compete with for talent to help inform specific award levels for named executive officers and key managers. Going forward, we expect that the Compensation Committee will make compensation decisions taking into account trends occurring within our industry, including from a peer group of companies, which we expect will include, but not be limited to, the following similar publicly traded partnerships: Archrock Partners, L.P., Crestwood Equity Partners LP, DCP Midstream Partners LP, DCP Midstream LP, Delek US Holdings, Inc., Enable Midstream Partners LP, Genesis Energy L.P., Global Partners LP, Holly Energy Partners, L.P., NGL Energy Partners LP, Noble Midstream Partners LP, SemGroup Corporation, Summit Midstream Partners LP, Tallgrass Energy Partners, LP and USA Compression Partners, LP.

Elements of the Compensation Programs

Overall, the executive officer compensation programs are designed to be consistent with the philosophy and objectives set forth above. The principal elements of our executive officer compensation programs are summarized in the table below, followed by a more detailed discussion of each compensation element.

Element	Characteristics	Purpose
Base Salaries	Fixed annual cash compensation.	Keep our annual compensation competitive with the defined market for skills and experience necessary to execute our business strategy.

Annual Incentive Bonuses	Performance-related discretionary annual cash incentives earned based on our objectives and individual performance of the executive officers.	Align performance with objectives that drive our business and reward executive officers for achieving yearly performance objectives and for their individual contributions to these objectives during the fiscal year.

Equity-Based Awards (Phantom-Units and Distribution Equivalent Rights)	Long-term, equity-based awards granted at the discretion of the Compensation Committee. Grants typically consist of phantom units that vest ratably over four years and may be settled upon vesting with either a net cash payment or an issuance of common units, at the discretion of the Board. Distribution Equivalent Rights, or DERs, and options have been granted on a limited basis.	Align interests of executive officers with unitholders and motivate and reward executive officers to increase unitholder value over the long term. Ratable vesting over a four-year period is designed to facilitate retention of executive officers.

Cash Retention Awards	Long-term cash-based awards, subject to vesting provisions typically resembling those governing time-based equity awards.	Retain key employees by providing a long-term incentive for continued employment without the volatility or dilutive impact of equity-based awards during periods of price instability.

Retirement Plan	Qualified retirement plan benefits are available for our executive officers and all other regular full-time employees through our 401(k) plan.	Provide our executive officers and other employees with the opportunity to save for their future retirement.

Health and Welfare Benefits	Health and welfare benefits (medical, dental, vision, disability insurance and life insurance) are available for our executive officers and all other regular full-time employees.	Provide benefits to meet the health and wellness needs of our executive officers, other employees and their families.

Base Salaries

Base salaries for our executive officers will be determined annually by an assessment of our overall financial and operating performance, each executive officer’s performance evaluation and changes in executive officer responsibilities. While many aspects of performance can be measured in financial terms, senior management will also be evaluated in areas of performance that are more subjective. These areas include development and execution of strategic plans, leading the development of management and other employees, innovation and improvement in our business activities and each executive officer’s involvement in industry groups and in the communities that we serve. We seek to compensate executive officers for their performance throughout the year with annual base salaries that are fair and competitive within our marketplace. We believe that executive officer base salaries should be competitive with salaries for executive officers in similar positions and with similar responsibilities in our marketplace and adjusted for financial and operating performance and each executive officer’s performance evaluation, length of service with us and previous work experience. Individual salaries have historically been established by the Board, upon the recommendation of the Compensation Committee, based on the general industry knowledge and experience of its members, in alignment with these considerations, to ensure the attraction, development and retention of superior talent. Going forward, we expect that salary decisions will continue to focus on the above considerations and will also take into account relevant market data, including the market data and peer group data.

We review base salaries annually to ensure continuing consistency with market levels and our level of financial performance during the previous year. Future adjustments to base salaries and salary ranges will reflect movement in the competitive market as well as individual performance. Annual base salary adjustments, if any, for the Chief Executive Officer will be determined by the Board upon the recommendation of the Compensation Committee. Annual base salary adjustments, if any, for the other executive officers will be determined by the Board upon the recommendation of the Compensation Committee, taking into account input from the Chief Executive Officer.

Our board approved the following base salaries for our named executive officers effective April 1, 2018:

Name	Base Salary at the end of 2018
Lynn L. Bourdon III	$600,000
Eric T. Kalamaras	345,000
Rene L Casadaban	345,000
Louis J. Dorey	290,000
Christopher B. Dial	285,000

Annual Incentive Bonuses

Executive officers are rewarded for their contribution to our financial and operational success through the award of discretionary annual cash incentive bonuses. Annual cash incentive awards, if any, for the Chief Executive Officer are determined by the Board upon the recommendation of the Compensation Committee. Annual cash incentive awards, if any, for the other executive officers are determined by the Board upon the recommendation of the Compensation Committee taking into account input from the Chief Executive Officer.

We review cash bonus awards for the named executive officers annually to determine award payments for prior fiscal year performance, as well as to establish target bonus amounts for the current fiscal year. At the beginning of each year, the Compensation Committee meets with the Chief Executive Officer to discuss Partnership and individual goals for the year and what each executive is expected to contribute in order to help the Partnership achieve those goals. However, the amounts of the annual bonuses have been and are determined at the discretion of the Board upon the recommendation of the Compensation Committee with input from the Chief Executive Officer.

While target bonuses for our executive officers have been initially set at dollar amounts that are between 75% to 100% of their base salaries, the Compensation Committee has had broad discretion to retain, reduce or increase the award amounts when making its final bonus recommendations. Bonuses (similar to other elements of the compensation provided to executive officers) historically have not been solely based on a prescribed formula, predetermined goals or specified performance targets but rather have been determined on a discretionary basis and generally have been based on a subjective evaluation of individual, company-wide and industry performances. Target bonus amounts for 2018 for all of the executive officers are set forth in the table below.

The Board and the Compensation Committee believe that this approach to assessing performance results in a more comprehensive evaluation for compensation decisions. In 2018, the Compensation Committee recognized the following factors in making discretionary annual bonus recommendations and determinations:

•

a subjective company performance evaluation based on company-wide financial performance including actual EBITDA versus budgeted EBITDA to assess company performance and adjusted as needed for new acquisitions and major capital expenditure programs in 2018;

•	a subjective individual performance evaluation for executive officers and other factors deemed relevant; and

•	the scope, level of expertise and experience required for the executive officer’s position.

These factors were selected as the most appropriate measures upon which to base the annual incentive cash bonus decisions because our Compensation Committee believes that they help align individual compensation with performance and contribution. With respect to its evaluation of company-wide financial performance, although no predetermined numerical goals were established, the Compensation Committee generally reviewed our results with respect to Adjusted EBITDA as compared to operating budget and cash available for distribution in making annual bonus determinations.

Following its performance assessment and based on our financial performance with respect to these criteria and the Compensation Committee’s qualitative assessment of individual performance, the Board upon the recommendation of the Compensation Committee, determined to award the incentive bonus amounts, which were paid in cash, set forth in the table below to our named executive officers for performance in 2018.

Name	2018 Target Bonus	2018 Bonus Earned
Lynn L. Bourdon III	$600,000	$500,000
Eric T. Kalamaras	310,500	260,000
Rene L. Casadaban	310,500	310,000
Louis J. Dorey	217,500	203,000
Christopher B. Dial	213,750	235,000

For 2018, the Compensation Committee determined base annual incentive compensation award recommendations on additional company-wide criteria as well as industry criteria, recognizing the following factors as part of its determination of annual incentive bonuses (without assigning any particular weight to any factor):

•	financial performance for the prior fiscal year, including Adjusted EBITDA and distributable cash flow;

•	distribution performance for the prior fiscal year;

•	unitholder total return for the prior fiscal year; and

•	competitive compensation data of executive officers.

These factors were selected as the most appropriate measures upon which to base the annual cash incentive bonus decisions going forward because the Compensation Committee believes that they will most directly correlate to increases in long-term value for our unitholders.

Equity-Based Awards

Design. The LTIP was adopted in November 2009 in connection with our formation and was most recently amended and restated in 2016. In adopting the LTIP, the Board recognized that it needed a source of equity to attract new members to and retain members of the management team, as well as to provide an equity incentive to other key employees and non-employee directors. We believe the LTIP promotes a long-term focus on results and aligns executive and unitholder interests.

The LTIP is designed to encourage responsible and profitable growth while taking into account non-routine factors that may be integral to our success. Long-term incentive compensation in the form of equity grants (e.g. phantom units, unit options, and PSUs (see below)) are used to provide incentives for performance that leads to enhanced unitholder value, encourage retention and closely align the executive officers’ interests with unitholders’ interests. Equity grants provide a vital link between the long-term results achieved for our unitholders and the rewards provided to executive officers and other key employees.

Phantom Units. A phantom unit is a notional unit granted under the LTIP that entitles the holder to receive an amount of cash equal to the fair market value of one common unit upon vesting of the phantom unit, unless the Board elects to pay such vested phantom unit with a common unit in lieu of cash. Unless an individual award agreement provides otherwise, the LTIP provides that unvested phantom units are forfeited at the time the holder terminates employment or Board membership, as applicable. The terms of the award agreements of our named executive officers provide that a termination due to death or long-term disability results in full acceleration of vesting. In general, phantom units awarded under our LTIP vest as to 25% of the award on each of the first four anniversaries of the date of grant.

Unit Options. A unit option is a right to purchase a common unit at the fair market value per common unit on the date of grant. The Compensation Committee has utilized unit option grants in special circumstances associated with the new hire or promotion of a named executive officer, and each award has unique vesting terms.

Performance Based Awards. In November 2017, the Board approved the grant of performance based awards (“PSUs”) to create a highly accretive, long-term retention tool to key personnel whom management expects to drive performance over the long-term. The PSUs will vest on November 20, 2022, subject to acceleration in certain circumstances.

Distribution Equivalency Rights (“DER”). In April 2018, the Board approved a one time annual LTIP grant for all executives, other than Mr. Bourdon, that would be eligible to receive DER payments on unvested units in the amount of 50% of the quarterly distributions paid to common unitholders. The DER payments on unvested units, which is a practice of some peer group MLP organizations, were approved so that the executives’ long-term incentive awards were closer in value to the existing unitholders’ units. Our 75% reduction in our distribution on our common units announced in July 2018 resulted in a commensurate reduction in DER payments to holders of DER’s, and, following the full suspension of our common unit distribution in January 2019, no DER payments will be made until, and unless, we resume our distribution on common units.

Equity-Based Award Policies. The LTIP is administered by the Compensation Committee. The Compensation Committee, at its discretion, may elect to settle each vested phantom unit with a common unit at the date of vesting in lieu of cash.

All Other Compensation

Long-Term Cash Retention Program. In August 2018, in recognition of challenges in retaining key personnel resulting from factors including the significant drop and volatility in the price of our common units and the termination of the SXE Merger Agreement and the Contribution Agreement, our Board approved a special long-term cash retention award applicable to all employees holding unvested time-based phantom units in an amount of $6 per phantom unit. This program was approved in order to help preserve the retention incentives associated with long-term equity awards that had experienced significant declines in value without the dilutive impact and volatility associated with equity-based awards. These long-term cash awards are generally subject to acceleration under the same circumstances as the phantom units to which they relate, except that these awards will automatically vest upon an involuntary termination of the award recipient (unless such termination is for cause or due to performance deficiencies) following certain changes in control, including certain going private transactions. Performance based awards, unit options, and any subsequent awards were specifically excluding from this program.

Deferred Compensation. Tax-qualified retirement plans are a common way that companies assist employees in preparing for retirement. We provide our eligible executive officers and other employees with an opportunity to save for their retirement by participating in our 401(k) plan. The 401(k) plan allows our executive officers and other employees to defer compensation (up to IRS imposed limits) for retirement and permits us to make annual discretionary matching contributions to the plan. For 2018, we matched employee contributions to 401(k) plan accounts up to a maximum employer contribution of 6% of the employee’s eligible compensation. Decisions regarding this element of compensation do not impact any other element of compensation.

Other Benefits. Each of the named executive officers is eligible to participate in our employee benefit plans which provide for medical, dental, vision, disability insurance and life insurance benefits, which are provided on the same terms as available generally to all salaried employees.

Recoupment Policy. We currently do not have a recoupment policy applicable to annual incentive bonuses or equity awards. The Compensation Committee expects to continue to evaluate the need to adopt such a policy in 2019, in light of current legislative policies as well as economic and market conditions.

Employment, Change in Control and Severance Arrangements. The Board and the Compensation Committee consider the maintenance of a sound management team to be essential to protecting and enhancing our best interests. To that end, we recognize that the uncertainty that may exist among management with respect to their “at-will” employment with our General Partner may result in the departure or distraction of management personnel is to our detriment. Accordingly, our General Partner has agreed to an arrangement for Mr. Bourdon that we believe is appropriate to encourage his continued attention and dedication. Mr. Bourdon’s severance arrangement is described more fully below under Employment Agreements with Named Executive Officers.

Summary Compensation Table for the Three Years ended December 31, 2018

The following table sets forth certain information with respect to the compensation paid to the named executive officers for the three years ended December 31, 2018.

	Year	Salary	Bonus	Stock Awards (1)	All Other Compensation	Total Compensation
Lynn L. Bourdon III (2)	2018	$575,000	$500,000	$947,223	$1,478,700	$3,500,923
Chairman of the Board, President and Chief Executive Officer	2017	500,000	500,000	1,105,049	16,154	2,121,203
	2016	500,000	750,000	598,812	15,838	1,864,650

Eric T. Kalamaras (3)	2018	335,000	260,000	373,200	29,604	997,804
Senior Vice President and Chief Financial Officer	2017	300,000	290,000	1,285,341	73,658	1,948,999
	2016	137,019	92,000	359,730	240,189	828,938

	Year	Salary	Bonus	Stock Awards (1)	All Other Compensation	Total Compensation

Rene L. Casadaban (4)	2018	$335,000	$310,000	$373,200	$30,916	$1,049,116
Senior Vice President and Chief Operating Officer	2017	227,577	275,000	1,526,890	8,681	2,038,148
	2016	—	—	—	—	—

Louis J. Dorey (5)	2018	286,250	203,000	224,329	22,323	735,902
Senior Vice President - Business Development	2017	275,000	230,000	920,267	14,644	1,439,911
	2016	275,000	200,000	22,271	13,892	511,163

Christopher B. Dial (6)	2018	268,558	235,000	449,300	48,906	1,001,764
Senior Vice President, General Counsel, Chief Compliance Officer, and Corporate Secretary	2017	—	—	—	—	—
	2016	—	—	—	—	—

(1)

These amounts reflect the aggregate grant date value of each phantom unit award, unit options award granted, and the performance unit awards in each of the three years ended December 31, 2018 calculated in accordance with FASB ASC Topic 718. In general, employees are not entitled to distributions declared on the underlying unit while the phantom unit is unvested; therefore, the grant date fair value of the phantom units is calculated by reducing the grant date price, by the present value of the distributions expected to be paid on the underlying units during the requisite service period. See the table below for these calculations. For additional information on the assumptions used to calculate the grant date fair value of equity incentive awards, refer to Part II. Item 8. Note 18 – Long-Term Incentive Plan of this 2018 Form 10-K, incorporated herein by reference.

	2018 Phantom Unit Awards
	Grant date value of phantom units before distributions (7)	Present value of distributions	Grant date value of phantom units less distributions
Lynn L. Bourdon III	$1,500,000	$552,777	$947,223
Eric T. Kalamaras	$457,500	$84,300	$373,200
Rene L. Casadaban	$457,500	$84,300	$373,200
Louis J Dorey	$275,000	$50,671	$224,329
Christopher B. Dial	$530,800	$81,500	$449,300

(2)

Other compensation includes $1,200,000 for a cash retention award payment, $18,000 of 401(k) Savings Plan and HSA employer matching contributions and $260,700 in DER associated with Mr. Bourdon’s December 2015 grant.

(3)	Other compensation includes $16,500 of 401(k) Savings Plan employer matching contributions and $13,014 in DER associated with Mr. Kalamaras’ April 2018 grant.
(4)	Other compensation includes $17,811 of 401(k) Savings Plan and HSA employer matching contributions and $13,014 in DER associated with Mr. Casadaban’s April 2018 grant.
(5)	Other compensation includes $14,446 of 401(k) Savings Plan and HSA employer matching contributions and $7,877 in DER associated with Mr. Dorey’s April 2018 grant.
(6)	Other compensation includes $16,494 of 401(k) Savings Plan and HSA employer matching contributions, $23,750 in relocation assistance and $8,662 in DER associated with Mr. Dial’s January 2018 grant.
(7)	The number of phantom units granted on April 2, 2018 was calculated based on a market value of $10.80 per common unit.

Grants of Plan-Based Awards for 2018

Name	Grant Date	Target ($)	Target (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Stock and Option Awards (1)
Lynn L. Bourdon III
Phantom Units	4/02/18	—	138,889	138,889	$947,223
Cash Retention Award	8/31/18	$1,684,014	—	—	—
Eric T. Kalamaras
Phantom Units	4/02/18	—	42,361	42,361	373,200
Cash Retention Award	8/31/18	623,712	—	—	—
Rene L. Casadaban
Phantom Units	4/02/18	—	42,361	42,361	373,200
Cash Retention Award	8/31/18	460,302	—	—	—
Louis J. Dorey
Phantom Units	4/02/18	—	25,463	25,463	224,329
Cash Retention Award	8/31/18	398,184	—	—	—
Christopher B. Dial
Phantom Units (2)	1/29/18	—	—	28,000	361,200
Phantom Units	4/02/18	—	—	10,000	88,100
Cash Retention Award	8/31/18	228,000	—	—	—

(1)

Amounts shown in this column do not reflect dollar amounts actually received by our named executive officers. Instead, these amounts reflect the aggregate grant date value. For additional information on the assumptions used to calculate the grant date fair value of equity incentive awards, refer to Part II. Item 8. Note 18 - Incentive Compensation of this 2018 Form 10-K, which is incorporated herein by reference.

(2)	The phantom units awarded to Mr. Dial in conjunction with the start of his employment were made eligible for a 50% DER payment starting during the second quarter of 2018.

Employment Agreements with Named Executive Officers (“NEO”)

Our General Partner has entered into an employment agreement with Lynn L. Bourdon III. The employment agreement with Mr. Bourdon has an initial term of three years, through January 2, 2019, after which it will be automatically extended for successive one-year terms until either party elects to terminate the agreement by providing written notice at least 60 days prior to the end of the expiration of the initial or extended term, as applicable. The base salary and target bonus amounts set forth in Mr. Bourdon’s employment agreement is discussed above and the employment agreement provides that the base salary may be increased but not decreased. Mr. Bourdon’s employment agreement also provides that he may also be eligible to receive awards under the LTIP as determined by the Compensation Committee.

Mr. Bourdon’s employment agreement contains certain confidentiality covenants prohibiting him from, among other things, disclosing confidential information relating to our General Partner or any of its affiliates, including us. The employment agreement also contains non-competition and non-solicitation restrictions, which apply during the term of Mr. Bourdon’s employment with our General Partner and, with certain exceptions, continue for a period of 6 to 12 months following termination for any reason.

Mr. Bourdon’s employment agreement also provides for, among other things, the payment of severance benefits under certain circumstances. See Potential Payment Upon Termination or Change in Control - Employment Agreements and Severance Agreements with Named Executive Officers below for a description of these benefits under the agreements.

Outstanding Equity-Based Awards at December 31, 2018

The following table provides information regarding outstanding equity-based awards held by the named executive officers as of December 31, 2018. All such equity-based awards consist of phantom units, performance units and unit options granted under the LTIP.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Lynn L. Bourdon III (4)	—	200,000	$7.50	03/15/20	280,669	$850,427
Eric T. Kalamaras (5)	—	30,000	$7.50	07/31/20	183,952	557,375
Rene L. Casadaban (6)	3,750	11,250	$14.85	04/03/27	145,467	440,765
Louis J. Dorey	—	—	—	—	66,364	201,083
Christopher B. Dial	—	—	—		38,000	115,140

(1)

Ownership in the phantom unit awards is subject to forfeiture until the vesting date. The LTIP is administered by the Compensation Committee, which at its discretion, may elect to settle such vested phantom units with common units in lieu of cash. Although our General Partner has the option to settle vested phantom units in cash, our General Partner has not historically settled these awards in cash. Under the LTIP, phantom units typically vest in increments of 25% on each grant anniversary date and do not contain any vesting requirements other than continued employment.

(2)

The following table shows the dates on which the awards in the outstanding equity awards table vest and the corresponding number of units (subject to the acceleration provisions upon certain termination of the holder’s employment as described under Potential Payments Upon Termination or Change in Control below.

Vesting Date	Lynn L. Bourdon III	Eric T. Kalamaras	Rene L. Casadaban	Louis J. Dorey	Christopher B. Dial
1/29/19	—	—	—	—	7,000
2/23/19	—	—	—	3,498	—
2/26/19	66,022	—	—	12,104	—
4/1/19	59,974	17,787	22,042	10,763	5,000
7/26/19	—	40,000	—	—	—
1/29/20	—	—	—	—	7,000
2/26/20	—	—	—	12,104	—
4/1/20	59,975	17,787	22,042	10,764	5,000
1/29/21	—	—	—	—	7,000
4/1/21	59,975	17,787	22,042	10,765	—
1/29/22	—	—	—	—	7,000
4/1/22	34,723	10,591	10,591	6,366	—
11/20/22		80,000	80,000	60,000	—

Total	280,669	183,952	156,717	126,364	38,000

(3)

The market value of phantom units that had not vested as of December 31, 2018 was calculated based on the fair market value of our common units as of December 31, 2018, which was $3.03 multiplied by the number of unvested phantom units. See Part II. Item 7. MD&A - Critical Accounting Policies and Estimates Equity-Based Awards of this 2018 Form 10-K.

(4)

In conjunction with the execution of Mr. Bourdon’s employment agreement effective December 10, 2015, the Board approved a grant of 200,000 phantom units of the Partnership. The phantom units contain DERs based on the extent to which the Partnership’s Series A Preferred Unitholders receive distributions in cash. The grant will vest on January 1, 2019, subject to acceleration in certain circumstances and will expire on March 15, 2020.

(5)

Effective August 2016, the Board approved the grant of an option to purchase 30,000 common units. The grant will vest on July 31, 2019, subject to continued employment, and will expire on July 31, 2020.

(6)

In April 2017, the Board approved the grant of an option to purchase 15,000 common units of the Partnership at an exercise price per unit equal to $14.85. The options will vest over four years at a rate of 25% per year. The options expire on April 3, 2027, or ten years from the date of grant.

Option Exercises and Stock Vested in 2018

The following table shows the phantom unit awards that vested during 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Units Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Lynn L. Bourdon III	—	—	291,273	$1,985,884
Eric T. Kalamaras	—	—	7,197	76,648
Rene L. Casadaban	3,750	—	11,452	121,964
Louis J. Dorey	—	—	23,647	277,058
Christopher B. Dial	—	—	—	—

(1)	The value realized upon vesting of phantom units is calculated based on the fair market value of our common units on the applicable vesting date.

Potential Payments Upon Termination or Change in Control

Employment Agreement with Mr. Bourdon

The employment agreement with Mr. Bourdon provides for, among other things, the payment of severance benefits following certain terminations of employment by our General Partner or the termination of employment by Mr. Bourdon for “Good Reason” (as defined below). If Mr. Bourdon’s employment is terminated by our General Partner other than for “Cause” (as defined below) or other than on Mr. Bourdon’s death or disability, or if Mr. Bourdon terminates his employment for Good Reason, Mr. Bourdon will receive a cash amount equal to his annual base salary in effect on the date of terminations plus the amount of his target annual cash bonus for the year of termination. If such termination is within two years following a change in control, he will receive a cash amount equal to two times the sum of his annual salary and target bonus for the year of termination. In these circumstances, Mr. Bourdon would also receive certain medical premium reimbursements. The severance benefits contained in his employment agreement are conditioned on Mr. Bourdon executing a release of claims in favor of our General Partner and its affiliates, including the Partnership. In the event that such a termination of his employment occurs within two years after a change in control, Mr. Bourdon may be entitled to receive two times the severance amount. The employment agreement provides for accelerated vesting of certain equity incentive awards upon Mr. Bourdon’s death or disability.

•	“Cause” means Mr. Bourdon has (i) engaged in gross negligence in the performance of the duties required of him; (ii) engaged in willful misconduct in the performance of the duties required of him resulting in a material detriment to our General Partner; (iii) unlawfully used (including being under the influence of) or possessed illegal drugs on our General Partner’s (or any of its affiliate’s) premises or while performing his duties or responsibilities; (iv) committed a material act of fraud or embezzlement against our General Partner, its affiliates, or any of their respective equity holders; (v) been convicted of (or pleaded guilty or no contest to) a felony, other than a non-injury vehicular offense, that could be reasonably expected to reflect unfavorably and materially on our General Partner; or (vi) materially breached or violated any material provision of the agreement or violated any material provision of any material written company policy that has been previously provided or made available to Executive.

•

“Good Reason” means, in connection with or based upon a nonconsensual (i) material alteration in Mr. Bourdon’s responsibilities, duties, authority or titles or the assignment to Mr. Bourdon of duties or responsibilities inconsistent with Mr. Bourdon’s status and titles as the most senior officer of our General Partner; (ii) assignment of Mr. Bourdon to a principal office located beyond a 30-mile radius of Mr. Bourdon’s then current work place; or (iii) material breach by any party to the agreement other than Executive of any material provision of the agreement.

The employment agreement provides that for a period of twelve months following a termination of employment by Mr. Bourdon for Good Reason (or nine months following a termination of employment of Mr. Bourdon by our General Partner or Mr. Bourdon due to the Company’s non-renewal of the employment agreement or a termination of employment by the Company without Cause), Mr. Bourdon will be subject to a non-competition covenant. Furthermore, if our General Partner elects to pay Mr. Bourdon a cash amount equal to half of the severance amount following a termination of Mr. Bourdon’s employment by our General Partner for Cause or by Mr. Bourdon without Good Reason, then Mr. Bourdon will be subject to a six month non-competition covenant. Mr. Bourdon is also subject to a non-solicitation covenant for a period of twelve months following the termination of his employment.

Mr. Bourdon has received an award of phantom units under the LTIP. The terms of the phantom unit award agreement provide that a termination without Cause, for Good Reason, or due to death or disability, results in full acceleration of vesting of any outstanding phantom units.

Treatment of Equity Upon Termination

The following table shows the value of the severance benefits and other benefits for the named executive officers under the employment agreements and phantom unit grant agreements at December 31, 2018:

Name	Benefit Type	Death or Disability	Before Change in Control Termination without cause or for Good Reason or Upon Expiration	After Change in Control Termination without cause or for Good Reason or Upon Expiration	Certain Changes of Control (1)
Lynn L. Bourdon III	Severance payment per employment agreement (2)(3)	None	$1,200,000	$2,400,000	None
	COBRA payment per employment agreement.	None	18,870	18,870	None
	Accelerated vesting of phantom unit awards per award agreement (4)	$850,427	850,427	850,427	$850,427
	Accelerated vesting of cash retention awards	1,684,014	None	1,684,014	None

	Total	$2,534,441	$2,069,297	$4,953,311	$850,427

Name	Benefit Type	Death or Disability	Before Change in Control Termination without cause or for Good Reason or Upon Expiration	After Change in Control Termination without cause or for Good Reason or Upon Expiration	Certain Changes of Control (1)
Eric T. Kalamaras (5)	Accelerated vesting of phantom unit awards per award agreement	$314,975	None	None	None
	Accelerated vesting of cash retention awards	623,712	None	$623,712	None
	Accelerated vesting of performance unit awards per agreement	242,400	None	None	$242,400

	Total	$1,181,087	None	$623,712	$242,400

Rene L. Casadaban (5)	Accelerated vesting of phantom unit awards per award agreement	$232,453	None	None	None
	Accelerated vesting of cash retention awards	460,302	None	$460,302	None
	Accelerated vesting of performance unit awards per agreement	242,400	None	None	$242,400

	Total	$935,155	None	$460,302	$242,400

Louis J. Dorey (5)	Accelerated vesting of phantom unit awards per award agreement	$190,484	None	None	None
	Accelerated vesting of cash retention awards	398,184	None	$398,184	None
	Accelerated vesting of performance unit awards per agreement	181,800	None	None	$181,800

	Total	$770,468	None	$398,184	$181,800

Christopher B. Dial (5)	Accelerated vesting of phantom unit awards per award agreement	$209,070	None	None	None
	Accelerated vesting of cash retention awards	228,000	None	$228,000	None

	Total	$437,070	None	$228,000	None

(1)	Pursuant to the employment agreement, accelerated vesting of all unvested long-term equity incentive awards under the LTIP would only occur under certain types of change of control transactions.
(2)

In connection with a termination of the executive’s employment upon expiration of the initial or extended term of the agreement by either party pursuant to the terms of the employment agreement, the Board may, in its discretion, release the executive from being subject to the non-competition covenant following termination of employment; however, in such case, the executive would not be entitled to receive the severance payment.

(3)	In the event that Mr. Bourdon is terminated without cause or resigns for Good Reason within two years after a change in control, Mr. Bourdon may be entitled to receive two times the severance amount.
(4)

The amounts shown in this row are calculated based on the fair market value of our common units which we have assumed were $3.03, which was the closing price of our common units on December 31, 2018, multiplied by the number of phantom units that would have vested as of December 31, 2018. The market value of the Option Grant that has not vested as of December 31, 2018 for Mr. Bourdon is $7.50, per common unit subject to the option, which is the difference between the closing price of our common units on December 31, 2018 and the exercise price.

(5)

Amounts are calculated based on the fair market value of our common units which we have assumed were $3.03, which was the closing price of our common units on December 31, 2018, multiplied by the number of units outstanding.

The completion of the Pending Merger does not represent a change of control under the employment agreements or phantom unit agreements for any named executive officer.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, the following disclosure provides the ratio of the annual total compensation of Mr. Bourdon, our President and Chief Executive Officer, to the annual total compensation of the median employee of our General Partner. All of our General Partner’s employees (including executive officers) are dedicated exclusively to the Partnership and our General Partner determines the compensation of our Chief Executive Officer and employees.

For 2018, Mr. Bourdon’s annual total compensation was $3.5 million, as reported in the Total column of the 2018 Summary Compensation Table included in this Item 11, and the annual total compensation of the median compensated employee, excluding Mr. Bourdon, was $77,000. Based on this information, the ratio of the annual total compensation of Mr. Bourdon to the median compensated employee for 2018 was to 45:1.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with the SEC rules based on our payroll and employment records and the methodology described below. For these purposes, using our employee population and payroll register as of December 31, 2018, we identified the median compensated employee by annualizing base salary earned in December 2018 for all employees. To this we added, for all employees, target cash bonus and the estimated 401(k) employer matching for the 2018 performance year.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee was comprised of Messrs. Bourdon and Erhard as of December 31, 2018. The Compensation Committee makes compensation recommendations to the full Board regarding the executive officers of our General Partner. With the exception of Mr. Bourdon, none of the members of the Compensation Committee is or has been one of our officers or employees, and none of our executive officers served during 2018 on a board of directors or compensation committee of another entity which has employed any of the members of the Board or Compensation Committee.

Compensation of Directors

Director Fees

During 2018, each director who was not an officer or employee of our General Partner received compensation for attending meetings of the Board, as well as committee meetings, as follows:

•	a $70,000 annual cash retainer;

•	a $70,000 annual unit grant; and

•	a $15,000 retainer paid to the chairman of the Audit Committee.

Additionally, members of our Conflicts Committee receive compensation for their service based on considerations including the scope expected duration and complexity of the transactions they are asked to consider. In 2018, Mr. Tywoniuk received compensation for his service on the Conflicts Committee, including serving as chairman, of $63,000. Messrs. Fassulo and Kendall each received compensation of $40,500.

Effective June 1, 2017, Mr. Bergstrom was appointed as the Executive Strategy Advisor to our General Partner. As a result of Mr. Bergstrom’s employment by the General Partner, he is not eligible to receive compensation as a board member. Instead, Mr. Bergstrom’s compensation for his role as Executive Strategy Advisor is at the same level as if he were a non-employee member of the Board. Thus, for 2018, Mr. Bergstrom will be paid an annual salary of $70,000 and will be eligible for an annual unit grant of $70,000. As a result of his employment with the General Partner, Mr. Bergstrom is eligible to participate in the General Partner’s medical plan.

Generally, directors listed in the table below are reimbursed for out-of-pocket expenses in connection with attending meetings of the Board or its committees. Each director will be fully indemnified by us for actions associated with being a director of our General Partner to the extent permitted under Delaware law.

Director Compensation Table for 2018

The following table sets forth the compensation paid to our directors, others than our CEO Mr. Bourdon, during the year ended December 31, 2018, as described above. The compensation paid in 2018 to Mr. Bourdon as an executive officer is set forth in the summary compensation tables above. Mr. Bourdon did not receive any additional compensation related to his service as a director.

	Fees Earned or Paid in Cash	Stock Awards (1)	All Other Compensation	Total Compensation
Stephen W. Bergstrom (2)	$70,000	$70,000	$21,572	$161,572
John F. Erhard	—	—	—	—
Donald R. Kendall Jr.	110,500	70,000	—	180,500
Daniel R. Revers	—	—	—	—
Peter A. Fasullo	120,500	70,000	—	190,500
Joseph W. Sutton	—	—	—	—
Lucius H. Taylor	—	—	—	—
Gerald A. Tywoniuk	158,000	70,000	—	228,000

(1)

Represents 1,620 units issued at a market price of $10.80 for the first quarter of 2018, 1,715 units at a market price of $10.80 for the second quarter, 2,786 units at a market price of $6.28 for the third quarter and 5,775 units at a market price of $3.03 for the fourth quarter.

(2)	All other compensation for Mr. Bergstrom consisted of $9,859 of tax payments and $11,713 of medical premiums paid on his behalf.

Compensation Committee Report

During 2018, the Compensation Committee of the Board was comprised of two directors (Messrs. Bourdon and Erhard).

The Compensation Committee has discussed and reviewed the above Compensation Discussion and Analysis for fiscal year 2018 with management. Based on this review and discussion, the Compensation Committee recommended to the Board that this Compensation Discussion and Analysis be included in this Annual Report on Form 10-K for the fiscal year 2018.

Lynn L. Bourdon III

John F. Erhard

Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Unitholder Matters

The following table sets forth certain information regarding the beneficial ownership of units as of March 18, 2019 and the related transactions by:

•	each person who is known to us to beneficially own 5% or more of such units to be outstanding;

•	our General Partner;

•	each of the directors and named executive officers of our General Partner; and

•	all of the directors and executive officers of our General Partner as a group.

All information with respect to beneficial ownership has been furnished by the respective directors, officers or 5% or more unitholders as the case may be.

As of December 31, 2018, our General Partner is owned 77% directly by HPIP and 23% indirectly by Magnolia Infrastructure Holding, LLC, both controlled by ArcLight.

The amounts and percentage of units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. In computing the number of common units beneficially owned by a person and the percentage ownership of that person, common units subject to phantom units, options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 18, 2019, if any, are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all units shown as beneficially owned by them, subject to community property laws where applicable.

Name of Beneficial Owner	Common Units Beneficially Owned	Percentage of Common Units Beneficially Owned	Preferred Series A Units Beneficially Owned	Preferred Series C Units Beneficially Owned	Percentage of Total Common Units Beneficially Owned on a Fully Converted Basis (6)
ArcLight Capital Partners, LLC (1)	15,385,954	28.5%	11,342,197	10,844,317	51.2%
Oppenheimer Funds, Inc. (2)	6,319,108	11.7%	—	—	8.0%
Lynn L. Bourdon III (3)	495,781	*	—	—	*
Eric T. Kalamaras (3)	5,228	*	—	—	*
Christopher B. Dial (3)	7,000	*	—	—	*
Louis J. Dorey (3)	57,306	*	—	—	*
Rene L. Casadaban (3)	8,319	*	—	—	*
Daniel R. Revers (1)(3)	15,385,954	28.5%	11,342,197	10,844,317	51.2%
John F. Erhard (3)	—	*	—	—	*
Stephen W. Bergstrom (3)	59,135	*	—	—	*
Donald R. Kendall Jr. (3)	43,206	*	—	—	*
Peter A. Fasullo (3)(4)	21,589	*	—	—	*
Joseph W. Sutton (3)	—	*	—	—	*
Lucius H. Taylor (3)	—	*	—	—	*
Gerald A. Tywoniuk (3)(5)	37,609	*	—	—	*
All directors and executive officers as a group (consisting of 17 persons)	16,198,347	29.9%	11,342,197	10,844,317	51.6%

*	An asterisk indicates that the person or entity owns less than one percent.
(1)

Includes 7,940,322 Series A-1 Convertible Preferred Units (“Series A-1 Units”) held by High Point Infrastructure Partners, LLC (“High Point”), convertible into 10,172,347 common units of the Issuer, which are indirectly owned by Magnolia Infrastructure Partners, LLC (“Magnolia”), 3,401,875 Series A-2 Convertible Preferred Units (“Series A-2 Units”) held by Magnolia, convertible into 4,358,142 common units, 9,514,330 Series C Convertible Preferred Units (“Series C Units”) held by Magnolia Infrastructure Holdings, LLC (“Magnolia Holdings”), convertible into 9,527,650 common units, 1,291,869 common units issuable upon exercise of the warrants issued to Magnolia Holdings by American Midstream Partners, LP dated April 25, 2016, 10,141,137 common units held by Magnolia Holdings, 422,805 common units held by JP Energy Development, L.P., 1,349,609 common units held by American Midstream GP, LLC, which is approximately 77% owned by High Point and approximately 23% owned by AMID GP Holdings, LLC (GP Holdings”), 618,921 common units held by Magnolia and 2,853,482 common units held by Busbar II, LLC (“Busbar”). This information is based in part on information included in Amendment 26 to the Schedule 13D filed by the beneficial owner on March 19, 2019.

ArcLight Capital Holdings, LLC (“ArcLight Holdings”) is the sole manager and member of ArcLight Capital Partners, LLC. ArcLight Holdings is the investment adviser to ArcLight Energy Partners Fund V, L.P. (“Fund V”) and ArcLight PEF GP V, LLC (“Fund GP”) is the general partner of Fund V. HPIP is controlled by Magnolia, which is in turn controlled by Fund V. Busbar is a wholly owned, direct subsidiary of Fund V. GP Holdings is a wholly owned subsidiary of Magnolia Holdings (collectively, Busbar HPIP, Magnolia, Fund V, Fund GP, ArcLight Holdings, ArcLight and GP Holdings are the “ArcLight Entities”). ArcLight is the manager of the general partner of Fund V. Mr. Daniel R. Revers is a manager of ArcLight Holdings and a managing partner of ArcLight and has certain voting and dispositive rights as a member of ArcLight’s investment committee. Fund V, through indirectly controlled subsidiaries, owns approximately 90% of the ownership interest in HPIP. As a result, the ArcLight Entities and Mr. Revers may be deemed to indirectly beneficially own the securities of the Partnership held by HPIP and our General Partner, but disclaim beneficial ownership except to the extent of their respective pecuniary interests therein. The address for this person or entity is 200 Claredon Street, 55th Floor, Boston, MA 02117. This information is based solely on information included in the Schedule 13D/A filed by the beneficial owner on February 15, 2019 and the Form 4 filed by the beneficial owner on January 14, 2019.

(2)

The Oppenheimer Funds, Inc. (“Oppenheimer”) is an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E). Oppenheimer shares voting and dispositive power over 6,319,108 common units with Oppenheimer SteelPath MLP Income Fund (“Oppenheimer SteelPath”), which is an investment company registered under Section 8 of the Investment Company Act of 1940. The address for these entities is Two World Financial Center, 225 Liberty Street, New York, NY 10281. This information is based solely on information included in the Schedule 13G/A filed by the beneficial owner on February 15, 2019.

(3)	The address for this person or entity is c/o American Midstream Partners, LP, 2103 CityWest Blvd, Bldg. 4, Suite 800, Houston, TX 77042.
(4)	Includes 21,589 common units held in Fasullo Family Revocable Trust, for which Mr. Fasullo is the trustee.
(5)	Includes 20,357 common units held in The Gerald Allen Tywoniuk Trust dated June 25, 2010, for which Mr. Tywoniuk is the trustee.
(6)	The percentage of units beneficially owned is based on a total of 54,212,212 common units and 11,342,197 Series A Units and 9,514,330 Series C Units, as applicable, outstanding at March 18, 2019.

Securities Authorized for Issuance Under Equity Compensation Plans

Our General Partner manages our operations and activities and employs the personnel who provide support to our operations. On November 2, 2009, the Board adopted a long-term incentive plan for its employees, consultants and directors who perform services for it or its affiliates. On May 25, 2010, the Board adopted an Amended and Restated Long-Term Incentive Plan. On July 11, 2012, the Board adopted a Second Amended and Restated Long-Term Incentive Plan that effectively increased available awards by 871,750 units. On November 19, 2015, the Board approved the Third Amended and Restated Long-Term Incentive Plan, which, subject to unitholder approval, would increase the number of common units authorized for issuance by 6,000,000 common units. On February 11, 2016, the unitholders approved the Third Amended and Restated Long-Term Incentive Plan to increase available awards by 6,000,000 common units on November 20, 2017.

The following table provides information as of December 31, 2018, regarding the compensation plans under which our equity awards are authorized for issuance. As of of December 31, 2018, no equity securities were authorized for issuance under equity compensation plans not approved by unitholders.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by unitholders	1,856.572	$8.40	4,110.438

Item 13. Certain Relationships and Related Transactions, and Director Independence

For a discussion of director independence, see Item 10. Directors, Executive Officers and Corporate Governance.

For more information regarding related party transactions, see Part II. Item 8. Note 21. Related-Party Transactions of this 2018 Form 10-K.

As of March 18, 2019, HPIP controlled and owned 77% of our General Partner, and Magnolia Infrastructure Holdings, LLC (“Magnolia”) owned 23% of our General Partner, which indirectly owned an approximate 1.3% General Partner interest in us and all of our incentive distribution rights. HPIP and Magnolia held 7,940,322 Series A-1 Units and 3,401,875 Series A-2 Units, respectively, and controlled our General Partner which held 1,349,609 common units. In addition, Magnolia owned 9,514,330 Series C units.

Distributions and Payments to our General Partner and its Affiliates

The following summarizes the distributions and payments to be made by us to our General Partner and its affiliates in connection with our formation, ongoing operation and any liquidation of the Partnership. These distributions and payments were determined by and among affiliated entities and, consequently, are not the result of arm’s-length negotiations.

Distributions of available cash to our General Partner and its affiliates:

HPIP, as the holder of 7,940,322 Series A-1 Units, MIP (an affiliate of HPIP), as the holder of 3,401,875 Series A-2 Units, and Magnolia (an affiliate of HPIP), as the holder of 9,514,330 Series C Units, are entitled to receive cumulative distributions consisting of cash and Series A and C PIK preferred units, respectively, prior to any other distributions made in respect of any other partnership interests (the “Series A and C Quarterly Distribution”) in accordance with our Partnership Agreement. With respect to the coupon conversion quarter (as defined in our Partnership Agreement) and all quarters thereafter, the Series A and C Quarterly Distribution shall be paid entirely in cash in accordance with our Partnership Agreement. To the extent that any portion of a Series A and C Quarterly Distribution to be paid in cash with respect to any quarter exceeds the amount of available cash for such quarter, an amount of cash equal to the available cash for such quarter will be paid to the Series A and C unitholders and the balance of such Series A and C Quarterly Distribution shall be unpaid, constitute an arrearage and accrue interest.

With respect to the quarter ended June 30, 2016 and for each quarter thereafter through and including the quarter ended December 31, 2018, in the discretion of the General Partner and upon the consent of Magnolia, the Series C Quarterly Distribution may be paid partially or entirely in a number of Series C PIK preferred units. With respect to the quarter ending March 31, 2019 and all quarters thereafter, the Series C Quarterly Distributions will be paid entirely in cash.

After making the Series A and C convertible preferred quarterly distribution and paying any arrearage and accrued interest with respect to the Series A Units, we will distribute available cash from operating surplus for any quarter 98.7% to our common unitholders, and 1.3% to our General Partner in respect of its General Partnership interest, assuming it makes any capital contributions necessary to maintain its 1.3% General Partner interest in us. In addition, if distributions exceed the minimum quarterly distribution and target distribution levels, the holders of our incentive distribution rights will be entitled to increasing percentages of the distributions, up to 48.0% of the distributions above the highest target distribution level.

Payments to our General Partner and its affiliates

Our General Partner will not receive a management fee or other compensation for its management of us. However, we will reimburse our General Partner and its affiliates for all expenses incurred on our behalf. Our Partnership Agreement provides that our General Partner will determine the amount of these reimbursed expenses. For further information about the relationship between the General Partner and the Partnership, see Part II. Item 8. Note 21. Related Party Transactions - General Partner of this 2018 Form 10-K.

Withdrawal or removal of our General Partner

If our General Partner withdraws or is removed, its General Partner interest and its incentive distribution rights will either be sold to the new General Partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests.

Liquidation Stage

Upon our liquidation, our partners, including our General Partner, will be entitled to receive liquidating distributions according to their particular capital account balances.

Ownership Interests in Our General Partner

HPIP controls and owns 77% of our General Partner and Magnolia, through its ownership in AMID GP Holdings, owns 23% of our General Partner.

In addition to the approximate 1.3% General Partner interest in us, our General Partner owns incentive distribution rights, which entitle it to receive increasing percentages, up to a maximum of 48.0%, of the cash we distribute in excess of $0.4125 per unit per quarter.

Agreements with Affiliates

We and other parties have or may enter into the various documents and agreements with certain of our affiliates, as described in more detail below. These agreements have been negotiated among affiliated parties and, consequently, are not the result of arm’s-length negotiations.

Related Party Transactions

Michael D. Rupe, the brother of Ryan Rupe (AMID’s Vice President - Natural Gas Services and Offshore Pipelines), is the Chief Financial Officer of CIMA Energy Ltd., a crude oil and natural gas marketing company (“CIMA”). The Partnership regularly engages in purchases and sales of crude oil and natural gas with CIMA. During fiscal years 2018, 2017 and 2016, we incurred expenses from CIMA of $3.7 million, $5.3 million and $4.3 million, respectively, and recognized revenue from CIMA of $2.4 million, $8.0 million and $3.6 million in connection with such transactions, respectively. As of December 31, 2018 and 2017, we had outstanding receivable balance of $0.1 million in both periods. As of December 31, 2018 and 2017, we had an outstanding accounts payable balance of $36,065 and zero, respectively.

Dan Revers, a director of our General Partner, indirectly owns in excess of 10% of Consolidated Asset Management Services, LLC, which, through various subsidiaries or affiliates (collectively, “CAMS”), provides pipeline integrity services to the Partnership and subleases an office space from the Partnership. During fiscal years 2018, 2017 and 2016, we incurred expenses from CAMS of $0.6 million, $0.4 million and $0.3 million, respectively. We received sublease income of $68,350, $11,244 and zero during the years ended December 31, 2018, 2017 and 2016, respectively. As of December 31, 2018 and 2017, we had an outstanding accounts payable balance of $17,300 and $0.1 million, respectively.

Joseph Sutton, a director of our General Partner, indirectly owns an approximately 3% economic interest in CAMS. In addition to this interest, Mr. Sutton controls an entity which manages the investments of a trust which has an approximate 10% ownership interest in CAMS. Mr. Sutton is a member of Watson Midstream LLC, which has an approximately 20% interest in an entity that is a co-investor with ArcLight in our General Partner.

Mr. Bourdon owns a Class C Membership Interest in our General Partner, which entitles him to certain economic interests in our General Partner.

On March 17, 2019, we entered into the Merger Agreement with our General Partner, Proposed Parent, Proposed Merger Sub, and HPIP providing for the Pending Merger. Proposed Parent is an affiliate of ArcLight. For more information regarding the Merger Agreement, see Item 1. Business. Recent Developments-Pending Merger.

Procedures for Review, Approval and Ratification of Related-Person Transactions

Our Code of Ethics that provides the Board or its authorized committee will periodically review all related-person transactions that are required to be disclosed under SEC rules and, when appropriate, initially authorize or ratify all such transactions. In the event that the Board or its authorized committee considers ratification of a related-person transaction and determines not to so ratify, the code of business conduct and ethics will provide that our management will make all reasonable efforts to cancel or annul the transaction.

The Code of Ethics, as updated on November 2, 2017, provides that, in determining whether to recommend the initial approval or ratification of a related-person transaction, the Board or its authorized committee should consider all of the relevant facts and circumstances available, including (if applicable) but not limited to: (i) whether there is an appropriate business justification for the transaction; (ii) the benefits that accrue to us as a result of the transaction; (iii) the terms available to unrelated third parties entering into similar transactions; (iv) the impact of the transaction on director independence (in the event the related person is a director, an immediate family member of a director or an entity in which a director or an immediate family member of a director is a partner, shareholder, member or executive officer); (v) the availability of other sources for comparable products or services;

(vi) whether it is a single transaction or a series of ongoing, related transactions; and (vii) whether entering into the transaction would be consistent with the code of business conduct and ethics.

Our Audit Committee, under the terms of its written charter, has been generally charged by our Board with reviewing, considering and, if appropriate, approving related party transactions. To the extent a related party transaction involves a conflict of interest between us and our General Partner or between us and affiliates of our General Partner, our Partnership Agreement also permits our Board to submit consideration of that transaction to our Conflicts Committee. Any matters approved by the Conflicts Committee will be conclusively deemed to be fair and reasonable to us, approved by all of our partners and not a breach by our General Partner of any duties it may owe us or our unitholders.

Item 14. Principal Accountant Fees and Services

We have engaged PricewaterhouseCoopers LLP as our principal accountant. The following table summarizes fees we were billed or expect to be billed by PricewaterhouseCoopers LLP for audit, audit-related, tax and other services for each of the last two years (in thousands):

	Years Ended December 31,
	2018	2017 (5)
Audit fees (1)	$5,894	$5,376
Audit-related fees (2)	—	—
Tax fees (3)	1,182	2,259
All other fees (4)	1	1

	$7,077	$7,636

(1)

Audit fees relate to professional services provided in connection with audits of our annual consolidated financial statements and internal control over financial reporting, reviews of our interim consolidated financial statements, audits of the annual consolidated financial statements of certain of our subsidiaries or affiliates pursuant to regulatory or contractual requirements, and, services provided in connection with the Partnership’s filings with the SEC, including the issuance of comfort letters and consents.

(2)	Audit-related fees relate to professional services provided for accounting consultations as well as assurance services relating to proposed transactions.
(3)

Tax fees relate to professional services provided in connection with tax compliance, tax advice and tax planning. This category primarily includes services relating to the preparation of K-1 statements for our unitholders.

(4)	All other fees relate to professional services provided for additional SEC documents (S-4, S-3, etc.) which do not fit into one of the preceding categories.
(5)	Audit fees for 2017 have been adjusted to reflect prior year audit fees received and paid in 2018 for 2017.

Our Audit Committee approved the use of PricewaterhouseCoopers LLP as our independent registered public accounting firm to conduct the audit of our consolidated financial statements for the year ended December 31, 2018. All services provided by our independent auditor are subject to pre-approval by the Audit Committee. The Audit Committee is informed of each engagement of the independent auditor to provide services to us.

PART IV

Item 15. Exhibits and Financial Statement Schedules

(a)(1) Financial Statements

Our consolidated financial statements are included under Part II, Item 8 of this 2018 Form 10-K. For a listing of these items and accompanying footnotes, see Index to Financial Statements: beginning on Page F-1 of this 2018 Form 10-K.

(a)(2) Financial Statement Schedules

All other schedules have been omitted because they are either not applicable, not required or the information called for therein appears in the consolidated financial statements or notes thereto or will be filed within the required time frame.

(a)(3) Exhibits

Exhibit Number	Exhibit
2.1	Purchase and Sale Agreement between Emerald Midstream, LLC and American Midstream Emerald, LLC, LLC, dated April 27, 2016 (incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K (Commission File No. 001-35257) filed on April 29, 2016).

2.2	Agreement and Plan of Merger, dated October 31, 2017 among American Midstream Partners, LP, American Midstream GP, LLC, Southcross Energy Partners, L.P. and Southcross Energy Partners GP, LLC (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K (Commission File No. 001-35257) filed on November 1, 2017).

2.3	Contribution Agreement, dated October 31, 2017 among American Midstream Partners, LP, American Midstream GP, LLC and Southcross Holdings LP (incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K (Commission File No. 001-35257) filed on November 1, 2017).

2.4*	Purchase and Sale Agreement between Emerald Midstream, LLC and American Midstream Emerald, LLC, dated October 27, 2017.

2.5	Amendment No. 1 to Merger Agreement, dated June 1, 2018, by and among American Midstream Partners, LP, American Midstream GP, LLC, Southcross Energy Partners, L.P. and Southcross Energy Partners GP, LLC (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K (Commission File No. 001-35257) filed on June 1, 2018).

2.6	Amendment No. 1 to Contribution Agreement, dated June 1, 2018, by and among American Midstream Partners, LP, American Midstream GP, LLC and Southcross Holdings LP (incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K (Commission File No. 001-35257) filed on June 1, 2018).

3.1	Certificate of Limited Partnership of American Midstream Partners, LP (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 (Commission File No. 333-173191) filed on March 31, 2011).

3.2	Fifth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP, dated April 25, 2016 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (Commission File No. 001-35257) filed on April 29, 2016).

3.3	Amendment No. 1 to Fifth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP, effective May 1, 2016 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (Commission File No. 001-35257) filed on June 22, 2016).

3.4	Amendment No. 2 to Fifth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP, dated October 31, 2016 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (Commission File No. 001-35257) filed on November 4, 2016).

Exhibit Number	Exhibit

3.5	Amendment No. 3 to Fifth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP, dated March 8, 2017 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (Commission File No. 001-35257) filed on March 8, 2017).

3.6	Composite Fifth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP, including Amendment No. 1, Amendment No. 2 and Amendment No. 3 (incorporated by reference to Exhibit 3.19 to the Annual Report on Form 10-K (Commission File No. 001-35257) filed on March 28, 2017).

3.7	Amendment No. 4 to Fifth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP, dated May 25, 2017 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (Commission File No. 001-35257) filed on May 31, 2017).

3.8	Amendment No. 5 to Fifth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP, dated June 30, 2017 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (Commission File No. 001-35257) filed on July 14, 2017).

3.9	Amendment No. 6 to Fifth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP, dated September 7, 2017 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (Commission File No. 001-35257) filed on September 11, 2017).

3.10	Amendment No. 7 to Fifth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP, dated October 26, 2017 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (Commission File No. 001-35257) filed on October 30, 2017).

3.11	Amendment No. 8 to Fifth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP, dated January 25, 2018 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (Commission File No. 001-35257) filed on January 31, 2018).

3.12	Amendment No. 9 to Fifth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP, dated as of May 3, 2018 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (Commission File No. 001-35257) filed May 4, 2018).

3.13	Certificate of Formation of American Midstream GP, LLC (incorporated by reference to Exhibit 3.4 to the Registration Statement on Form S-1 (Commission File No. 333-173191) filed on March 31, 2011).

3.13	Fourth Amended and Restated Limited Liability Company Agreement of American Midstream GP, LLC (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (Commission File No. 001-35257) filed on August 15, 2017).

4.1	Indenture, dated as of December 28, 2016, among American Midstream Partners, LP, American Midstream Finance Corporation, the Guarantors named therein and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (Commission File No. 001-35257) filed on January 4, 2017).

4.2	Supplemental Indenture, dated as of March 8, 2017, among American Midstream Partners, LP, American Midstream Finance Corporation, the Guarantors named therein and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (Commission File No. 001-35257) filed on March 14, 2017).

4.3	Second Supplemental Indenture, dated as of September 18, 2017, among American Midstream Partners, LP, American Midstream Finance Corporation, the Guarantors named therein and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (Commission File No. 001-35257) filed on September 19, 2017).

Exhibit Number	Exhibit

4.4	Third Supplemental Indenture, dated as of December 19, 2017, among American Midstream Partners, LP, American Midstream Finance Corporation, the Guarantors party thereto and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K (Commission File No. 001-35257) filed on December 19, 2017).

4.5	Fourth Supplemental Indenture, dated as of July 31, 2018 by and among American Midstream Partners, LP, American Midstream Finance Corporation, the Guarantors party thereto and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (Commission File No. 001-35257) filed August 6, 2018).

4.6	Fifth Supplemental Indenture, dated as of December 20, 2018 by and among American Midstream Partners, LP, American Midstream Finance Corporation, the Guarantors party thereto and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (Commission File No. 001-35257) filed December 21, 2018).

4.7	Officers’ Certificate of American Midstream Partners, LP and American Midstream Finance Corporation, as Issuers, dated December 19, 2017 (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K (Commission File No. 001-35257) filed on December 19, 2017).

4.8	Registration Rights Agreement, dated as of December 28, 2016, among the Partnership, the Co-Issuer, the Guarantors named therein and the Initial Purchasers named therein, relating to the Notes (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K (Commission File No. 001-35257) filed on January 4, 2017).

4.9	Registration Rights Agreement, dated as of December 19, 2017, among American Midstream Partners, LP, American Midstream Finance Corporation, the Guarantors named therein and the Initial Purchasers named therein, relating to the Notes (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (Commission File No. 001-35257) filed on December 19, 2017).

10.1	Second Amended and Restated Credit Agreement, dated as of March 8, 2017, among American Midstream, LLC, Blackwater Investments, Inc., American Midstream Partners, LP, Bank of America, N.A., Wells Fargo Bank, National Association, Bank of Montreal, Capital One National Association, Citibank, N.A., SunTrust Bank, Natixis New York Branch, ABN AMRO Capital USA LLC, Barclays Bank PLC, Royal Bank of Canada, Santander Bank, N.A., Merrill, Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and the lenders party thereto (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (Commission File No. 001-35257) filed on March 14, 2017).

10.2	Membership Interest Purchase Agreement, dated July 21, 2017, between AMID Merger LP and SHV Energy N.V. (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q (Commission File No. 001-35257) filed on November 9, 2017).

10.3	Distribution, Sale and Contribution Agreement, dated September 29, 2017, among D-Day Offshore Holdings, LLC, Toga Offshore, LLC, Pinto Offshore Holdings, LLC and American Midstream Delta House, LLC (incorporated by reference to Exhibit 10.4 to the Quarterly Report on Form 10-Q (Commission File No. 001-35257) filed on November 9, 2017).

10.4+	American Midstream Partners, LP Amended and Restated 2014 Long Term Incentive Plan (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-8 (Commission File No. 333-216585) filed on March 9, 2017).

10.5+	Third Amended and Restated American Midstream GP, LLC Long-Term Incentive Plan (incorporated by reference to Exhibit A of the Definitive Proxy Statement on Schedule 14A (Commission File No. 001-35257) filed on January 11, 2016).

Exhibit Number	Exhibit

10.6+	Form of American Midstream Partners, LP Long-Term Incentive Plan Grant of Phantom Units (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-1/A (Commission File No. 333-173191) filed June 9, 2011).

10.7+	Form of Amendment of Grant of Phantom Units Under the American Midstream Partners, LP, Long-Term Incentive Plan (incorporated by reference to Exhibit 10.28 to the Registration Statement on Form S-1/A (Commission File No. 333-173191) filed June 9, 2011).

10.8+	Employment Agreement between American Midstream GP, LLC and Lynn L. Bourdon III, dated December 10, 2015 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (Commission File No. 001-35257) filed on December 14, 2015).

10.9+	Phantom Unit Award Agreement between American Midstream GP, LLC and Lynn L. Bourdon III, dated December 10, 2015 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K (Commission File No. 001-35257) filed on December 14, 2015).

10.10+	Letter from American Midstream GP, LLC to Eric Kalamaras, dated July 6, 2016 (incorporated by reference to Exhibit 10.6 to the Quarterly Report on Form 10-Q (Commission File No. 001-35257) filed on November 8, 2016).

10.11+	Long-Term Incentive Plan Grant of Phantom Units between American Midstream GP, LLC and Eric T. Kalamaras, dated July 26, 2016 (incorporated by reference to Exhibit 10.4 to the Quarterly Report on Form 10-Q (Commission File No. 001-35257) filed on November 8, 2016).

10.12+	Form of American Midstream Partners, LP Long-Term Incentive Plan Grant of Phantom Units (incorporated by reference to Exhibit 10.24 to the Annual Report on Form 10-K for the year ended December 31, 2017 (Commission File No. 333-173191) filed April 9, 2018).

10.13+	Form of Unit Purchase Option Grant Notice under the American Midstream GP, LLC Long-Term Incentive Plan (incorporated by reference to Exhibit 10.25 to the Annual Report on Form 10-K for the year ended December 31, 2017 (Commission File No. 333-173191) filed April 9, 2018).

10.14	First Amendment to Second Amended and Restated Credit Agreement with American Midstream, LLC Blackwater Investments, Inc. the other Loan Parties, the Lenders and Bank of America, N.A. as Administrative Agent dated June 29, 2018 (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q (Commission File No. 001-35257) filed on August 14, 2018).

10.15	Equity Purchase Agreement by and among American Midstream, LLC, Blackwater Investments, Inc. and IIF Blackwater Holdings, LLC dated June 16, 2018 (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q (Commission File No. 001-35257) filed on August 14, 2018).

10.16	Form of Officer Indemnity Agreement (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q (Commission File No. 001-35257) filed on August 14, 2018).

10.17	Form of Director Indemnity Agreement (incorporated by reference to Exhibit 10.4 to the Quarterly Report on Form 10-Q (Commission File No. 001-35257) filed on August 14, 2018).

10.18	Cash Retention Award Program - Letter Template (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q (Commission File No. 001-35257) filed on November 9, 2018).

10.19	Capital Contribution Agreement, dated as of March 11, 2018, between American Midstream Partners, LP, American Midstream GP, LLC and Magnolia Infrastructure Holdings, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (Commission File No. 001-35257) filed on March 12, 2018).

10.20	Membership Interest Purchase Agreement, dated February 16, 2018, between AMID Merger LP and DKGP Energy Terminals LLC (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q (Commission File No. 001-35257) filed on May 15, 2018).

Exhibit Number	Exhibit

10.21*	Membership Interest Purchase Agreement, dated November 15, 2018, between AMID Merger LP and Sunoco, LLC.

10.22*	First Amendment to Membership Interest Purchase Agreement, dated December 20, 2018, between AMID Merger LP and Sunoco, LLC.

10.23*	Second Amendment to Second Amended and Restated Credit Agreement with American Midstream, LLC, Blackwater Investments, Inc. and other Loan Parties, the Lenders and Bank of American, N.A. as Administrative Agent dated December 27, 2018.

10.24	Agreement and Plan of Merger, dated March 17, 2019 by and among American Midstream Partners, LP, American Midstream GP, LLC, Anchor Midstream Acquisition, LLC, Anchor Midstream Merger Sub, LLC, and High Point Infrastructure Partners, LLC (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K (Commission File No. 001-35257) filed on March 18, 2019).

21.1*	American Midstream Partners, LP, List of Subsidiaries.

23.1*	Consent of Independent Registered Public Accounting Firm-PricewaterhouseCoopers LLP.

23.2*	Consent of Independent Registered Public Accounting Firm-BDO USA, LLP.

23.3*	Consent of Independent Registered Public Accounting Firm-BDO USA, LLP.

23.4*	Consent of Independent Registered Public Accounting Firm-BDO USA, LLP.

31.1*	Certification of Chief Executive Officer pursuant to Rule 13a-14(a)/15d-14(a) of the Securities Exchange Act of 1934

31.2*	Certification of Chief Financial Officer pursuant to Rule 13a-14(a)/15d-14(a) of the Securities Exchange Act of 1934

32.1**	Certification of Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2**	Certification of Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

99.1*	2018 Pinto Offshore Holdings, LLC Financial Statements

99.2*	2018 Delta House FPS, LLC Financial Statements

99.3*	2018 Delta House Oil and Gas Lateral, LLC Financial Statements

*101.INS	XBRL Instance Document

*101.SCH	XBRL Taxonomy Extension Schema Document

*101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

*101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

*101.LAB	XBRL Taxonomy Extension Label Linkbase Document

*101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

*	Filed herewith.

+	Management contract or compensatory plan arrangement.

**	Furnished herewith.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

American Midstream Partners, LP

		By:	American Midstream GP, LLC, its General Partner

Date:	April 1, 2019	By:	/s/ Eric T. Kalamaras
Eric T. Kalamaras
Senior Vice President & Chief Financial Officer

(Principal Financial Officer)

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the registrant and in the capacities indicated below on April 1, 2019.

Signature	Title

/s/ Lynn L. Bourdon III	Chairman, President and Chief Executive Officer of American Midstream GP, LLC (Principal Executive Officer)
Lynn L. Bourdon III

/s/ Eric T. Kalamaras	Senior Vice President and Chief Financial Officer of American Midstream GP, LLC (Principal Financial Officer)
Eric T. Kalamaras

/s/ Karen S. Acree	Vice President and Chief Accounting Officer of American Midstream GP, LLC (Principal Accounting Officer)
Karen S. Acree

/s/ Stephen W. Bergstrom	Director, American Midstream GP, LLC
Stephen W. Bergstrom

/s/ John F. Erhard	Director, American Midstream GP, LLC
John F. Erhard

/s/ Donald R. Kendall Jr.	Director, American Midstream GP, LLC
Donald R. Kendall Jr.

/s/ Daniel R. Revers	Director, American Midstream GP, LLC
Daniel R. Revers

/s/ Peter A. Fasullo	Director, American Midstream GP, LLC
Peter A. Fasullo

/s/ Joseph W. Sutton	Director, American Midstream GP, LLC
Joseph W. Sutton

/s/ Lucius H. Taylor	Director, American Midstream GP, LLC
Lucius H. Taylor

/s/ Gerald A. Tywoniuk	Director, American Midstream GP, LLC
Gerald A. Tywoniuk

Item 16. Form 10-K Summary

None.

AMERICAN MIDSTREAM PARTNERS, LP

Report of Independent Registered Public Accounting Firm

To the Board of Directors of American Midstream GP, LLC and the Unitholders of American Midstream Partners, LP

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of American Midstream Partners, LP and its subsidiaries (the “Partnership”) as of December 31, 2018 and 2017, and the related consolidated statements of operations, of comprehensive loss, of changes in equity, partners’ capital and noncontrolling interests and of cash flows for each of the three years in the period ended December 31, 2018, including the related notes (collectively referred to as the “consolidated financial statements”). We also have audited the Partnership’s internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Partnership as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Partnership did not maintain, in all material respects, effective internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO because the following material weaknesses existed as of that date: (i) an ineffective control environment due to the lack of sufficient oversight of internal control over financial reporting and an insufficient complement of resources with an appropriate level of accounting knowledge, expertise and training commensurate with the Partnership’s financial reporting requirements, which contributed to additional material weaknesses, as the Partnership did not (ii) design and maintain effective controls over the accounting for complex, non-routine transactions of the Partnership, (iii) design and maintain effective controls over revenue and receivables, (iv) design and maintain effective controls over acquisitions and divestitures, (v) design and maintain effective controls over the period end financial reporting process, (vi) design and maintain effective controls over asset retirement obligations, goodwill, other intangible, and finite-lived assets, and (vii) maintain effective controls over user access to ensure appropriate segregation of duties and that adequately restrict user and privileged access to significant applications, programs, and data to appropriate Partnership personnel.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses referred to above are described in Management’s Annual Report on Internal Control over Financial Reporting appearing under Item 9A. We considered these material weaknesses in determining the nature, timing, and extent of audit tests applied in our audit of the 2018 consolidated financial statements, and our opinion regarding the effectiveness of the Partnership’s internal control over financial reporting does not affect our opinion on those consolidated financial statements.

Substantial Doubt About the Partnership’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Partnership will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Partnership has a revolving credit agreement that matures in September 2019 and it is not probable that the Partnership will be able to meet its obligation which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Change in Accounting Principles

As discussed in Note 2 to the consolidated financial statements, the Partnership changed the manner in which it accounts for revenues from contracts with customers and the manner in which it accounts for certain transactions in the statement of cash flows in 2018.

Basis for Opinions

The Partnership’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in management’s report referred to above. Our responsibility is to express opinions on the Partnership’s consolidated financial statements and on the Partnership’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

April 1, 2019

We have served as the Partnership’s auditor since 2009.

American Midstream Partners, LP, and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	December 31,
	2018	2017
Assets
Current assets
Cash and cash equivalents	$9,069	$8,782
Restricted cash	30,868	20,352
Accounts receivable, net of allowance for doubtful accounts of $591 and $225 as of December 31, 2018 and 2017, respectively	76,632	98,132
Other current assets	27,422	26,386

Total current assets	143,991	153,652
Property, plant and equipment, net	997,708	1,095,585
Goodwill	51,723	128,866
Restricted cash - long term	5,083	5,045
Intangible assets, net	133,992	174,010
Investment in unconsolidated affiliates	337,796	348,434
Other assets	17,403	17,874

Total assets	$1,687,696	$1,923,466

Liabilities, Equity and Partners’ Capital
Current liabilities
Accounts payable	$36,619	$41,102
Accrued gas purchases	11,695	19,986
Accrued expenses and other current liabilities	78,612	68,854
Current portion of long-term debt	522,966	7,551

Total current liabilities	649,892	137,493
Asset retirement obligations	67,451	66,194
Other long-term liabilities	18,491	2,080
Long-term debt	500,739	1,201,456
Deferred tax liability	1,421	8,123

Total liabilities	1,237,994	1,415,346

Commitments and contingencies (see Note 20)
Convertible preferred units	324,624	317,180

Equity and partners’ capital
General Partner Interests (981 and 965 units issued and outstanding as of December 31, 2018 and 2017, respectively)	(66,591)	(96,552)
Limited Partner Interests (54,017 and 52,711 units issued and outstanding as of December 31, 2018 and 2017, respectively)	177,861	273,703
Accumulated other comprehensive income	32	28

Total partners’ capital	111,302	177,179
Noncontrolling interests	13,776	13,761

Total equity and partners’ capital	125,078	190,940

Total liabilities, equity and partners’ capital	$1,687,696	$1,923,466

The accompanying notes are an integral part of these consolidated financial statements.

American Midstream Partners, LP, and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per unit amounts)

	Years Ended December 31,
	2018	2017	2016
Revenues:
Commodity sales	$610,042	$496,902	$439,412
Services	193,276	154,652	151,231
Gains (losses) on commodity derivatives, net	2,036	(119)	(1,617)

Total revenue	805,354	651,435	589,026

Operating expenses:
Cost of sales	592,040	457,371	393,351
Direct operating expenses	87,677	82,256	71,544
Corporate expenses	89,706	112,058	89,438
Termination fee	17,000	—	—
Depreciation, amortization and accretion	87,171	103,448	90,882
(Gain) loss on sale of assets, net	(95,118)	(4,063)	688
Impairment of long-lived assets and intangible assets	1,610	116,609	697
Impairment of goodwill	—	77,961	2,654

Total operating expenses	780,086	945,640	649,254

Operating income (loss)	25,268	(294,205)	(60,228)
Other income (expense), net:
Interest expense, net of capitalized interest	(82,410)	(66,465)	(21,433)
Other income, net	560	36,254	254
Earnings in unconsolidated affiliates	81,929	63,050	40,158

Income (loss) from continuing operations before income taxes	25,347	(261,366)	(41,249)
Income tax expense	(32,995)	(1,235)	(2,580)

Loss from continuing operations	(7,648)	(262,601)	(43,829)
Income (loss) from discontinued operations, including gain on sale	—	44,095	(4,715)

Net loss	(7,648)	(218,506)	(48,544)
Net income attributable to noncontrolling interests	(116)	(4,473)	(2,766)

Net loss attributable to the Partnership	$(7,764)	$(222,979)	$(51,310)

General Partner’s interest in net loss	$(101)	$(2,981)	$(233)

Limited Partners’ interest in net loss	$(7,663)	$(219,998)	$(51,077)

Limited Partners’ net loss per common unit:
Basic and diluted:
Loss from continuing operations	$(0.75)	$(5.70)	$(1.51)
Income (loss) from discontinued operations, including gain on sale	—	0.85	(0.09)

Net loss per common unit	$(0.75)	$(4.85)	$(1.60)

Weighted average number of common units outstanding:
Basic and diluted	53,136	52,043	51,176

The accompanying notes are an integral part of these consolidated financial statements.

American Midstream Partners, LP, and Subsidiaries

Consolidated Statements of Comprehensive Loss

(In thousands)

	Years Ended December 31,
	2018	2017	2016
Net loss	$(7,648)	$(218,506)	$(48,544)
Unrealized gain (loss) relating to postretirement benefit plan	4	68	(80)

Comprehensive loss	(7,644)	(218,438)	(48,624)
Comprehensive income attributable to noncontrolling interests	(116)	(4,473)	(2,766)

Comprehensive loss attributable to Partnership	$(7,760)	$(222,911)	$(51,390)

The accompanying notes are an integral part of these consolidated financial statements.

American Midstream Partners, LP, and Subsidiaries

Consolidated Statements of Changes in Equity, Partners’ Capital and Noncontrolling Interests

(In thousands)

	General Partner Interest	Limited Partner Interests	Series B Convertible Units	Accumulated Other Comprehensive Income (loss)	Total Partners’ Capital	Non-controlling Interests	Total Equity and Partners’ Capital
Balances at December 31, 2015	$(47,091)	$753,388	$33,593	$40	$739,930	$12,111	$752,041
Net (loss) income	(233)	(51,077)	—	—	(51,310)	2,766	(48,544)
Cancellation of escrow units	—	(6,817)	—	—	(6,817)	—	(6,817)
Issuance of warrants	4,481	—	—	—	4,481	—	4,481
Issuance of common units, net of offering costs	—	2,697	—	—	2,697	—	2,697
Conversion of Series B Units	—	33,593	(33,593)	—	—	—	—
Unitholder contributions	1,998	—	—	—	1,998	—	1,998
Unitholder distributions	(7,938)	(130,761)	—	—	(138,699)	—	(138,699)
General Partner’s contribution for acquisition	990	—	—	—	990	—	990
Contributions from NCI owners	—	—	—	—	—	3,366	3,366
Distributions to NCI owners	—	—	—	—	—	(1,488)	(1,488)
LTIP vesting	(3,486)	3,486	—	—	—	—	—
Tax netting repurchases	—	(346)	—	—	(346)	—	(346)
Equity compensation expense	3,634	2,024	—	—	5,658	—	5,658
Contributions from General Partner	—	9,900	—	—	9,900	—	9,900
Postretirement benefit plan	—	—	—	(80)	(80)	—	(80)

Balances at December 31, 2016	(47,645)	616,087	—	(40)	568,402	16,755	585,157

Net (loss) income	(2,981)	(219,998)	—	—	(222,979)	4,473	(218,506)
Contributions from General Partner	—	4,000	—	—	4,000	—	4,000
Unitholder contributions	46,317	—	—	—	46,317	—	46,317
Unitholder distributions	(1,370)	(122,849)	—	—	(124,219)	—	(124,219)

	General Partner Interest	Limited Partner Interests	Series B Convertible Units	Accumulated Other Comprehensive Income (loss)	Total Partners’ Capital	Non-controlling Interests	Total Equity and Partners’ Capital
Distribution for acquisition of Delta House and Trans-Union	$(86,335)	$—	$—	$—	$(86,335)	$—	$(86,335)
Common units issued for Panther acquisition	—	12,532	—	—	12,532	—	12,532
Contribution from GP for the Destin acquisition	278	—	—	—	278	—	278
Distribution for repurchase of Series D Units	(2,555)	—	—	—	(2,555)	—	(2,555)
Acquisition of AmPan (Note 4)	(299)	(23,649)	—	—	(23,948)	(4,645)	(28,593)
Contributions from NCI owners	—	—	—	—	—	296	296
Distributions to NCI owners	—	—	—	—	—	(3,118)	(3,118)
LTIP vesting	(8,165)	8,165	—	—	—	—	—
Tax netting repurchases	—	(2,414)	—	—	(2,414)	—	(2,414)
Equity compensation expense	6,203	1,829	—	—	8,032	—	8,032
Postretirement benefit plan	—	—	—	68	68	—	68

Balances at December 31, 2017	(96,552)	273,703	—	28	177,179	13,761	190,940

Cumulative effect of accounting change (Note 3)	(139)	(10,552)	—	—	(10,691)	—	(10,691)

Balance at January 1, 2018	(96,691)	263,151	—	28	166,488	13,761	180,249

Net (loss) income	(101)	(7,663)	—	—	(7,764)	116	(7,648)
Unitholder contributions	31,786	—	—	—	31,786	—	31,786
Unitholder distributions	(1,149)	(86,605)	—	—	(87,754)	—	(87,754)
Distribution for acquisition of Trans-Union	(38)	—	—	—	(38)	—	(38)
Contributions from NCI owners	—	—	—	—	—	11	11
Distributions to NCI owners	—	—	—	—	—	(112)	(112)
LTIP vesting	(5,039)	5,039	—	—	—	—	—

	General Partner Interest	Limited Partner Interests	Series B Convertible Units	Accumulated Other Comprehensive Income (loss)	Total Partners’ Capital	Non-controlling Interests	Total Equity and Partners’ Capital
Issuance of common units, net of offering costs	$—	$4,916	$—	$—	$4,916	$—	$4,916
Tax netting repurchases	—	(977)	—	—	(977)	—	(977)
Equity compensation expense	4,641	—	—	—	4,641	—	4,641
Postretirement benefit plan	—	—	—	4	4	—	4

Balances at December 31, 2018	$(66,591)	$177,861	$—	$32	$111,302	$13,776	$125,078

The accompanying notes are an integral part of these consolidated financial statements.

American Midstream Partners, LP, and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

	Years Ended December 31,
	2018	2017	2016
Cash flows from operating activities
Net loss	$(7,648)	$(218,506)	$(48,544)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization and accretion	87,171	113,271	107,029
Amortization of deferred financing costs	7,485	5,117	3,236
Amortization of weather derivative premium	1,045	1,030	966
Unrealized loss (gain) on derivative contracts, net	1,156	(1,109)	(11,400)
Non-cash compensation expense	4,641	8,032	5,658
Impairment of long-lived assets and intangible assets	1,610	116,609	697
Gain on MPOG acquisition (Note 4)	—	(35,999)	—
(Gains) losses on sale of assets and business (Note 5 and Note 11)	(95,118)	(51,497)	2,756
Impairment of goodwill	—	77,961	15,456
Other non-cash items	325	1,848	(486)
Earnings in unconsolidated affiliates	(81,929)	(63,050)	(40,158)
Distributions from unconsolidated affiliates	79,361	60,229	40,158
Deferred tax (benefit) expense	(6,702)	(82)	2,057
Bad debt expense	654	147	1,038
Changes in operating assets and liabilities, net of effects of assets acquired and liabilities assumed:
Accounts receivable	16,482	(22,336)	(5,649)
Inventory	(330)	(887)	(1,909)
Risk management assets and liabilities	(990)	(596)	(1,030)
Other current assets	2,806	4,109	(795)
Other assets, net	(4,125)	—	682
Accounts payable	(3,398)	(5,949)	(2,242)
Accrued gas purchases	(8,237)	12,095	610
Accrued expenses and other current liabilities	20,330	8,425	15,384
Asset retirement obligations	(3,290)	(697)	(858)
Other liabilities	3,399	—	483
Transaction costs associated with disposals of assets and business	(9,523)	(2,545)	(288)
Corporate overhead support from General Partner	—	4,000	7,500

Net cash provided by operating activities	5,175	9,620	90,351

Cash flows from investing activities
Acquisitions, net of cash acquired and settlements (Note 4)	—	(76,150)	(2,388)
Contributions to unconsolidated affiliates (Note 11)	(6,140)	(81,517)	(150,179)
Additions to property, plant and equipment and other	(96,622)	(85,054)	(147,798)
Proceeds from sale of assets and business	333,210	171,462	11,788
Insurance proceeds from involuntary conversion of property, plant and equipment	—	150	—
Distributions from unconsolidated affiliates, return of capital	18,352	30,618	42,888

Net cash provided by (used in) investing activities	248,800	(40,491)	(245,689)

American Midstream Partners, LP, and Subsidiaries

Consolidated Statements of Cash Flows (Continued)

(In thousands)

	Years Ended December 31,
	2018	2017	2016
Cash flows from financing activities
Proceeds from issuance of common units, net of offering costs	—	—	2,825
Contributions	31,786	46,317	1,998
Distributions (Notes 15 and 16)	(80,310)	(116,293)	(112,136)
Issuance of convertible preferred units, net of offering costs	—	—	34,413
Redemption of Series D preferred units (Note 15)	—	(34,475)	—
Unitholder distributions for common control transactions	(38)	(86,335)	—
Contributions from noncontrolling interest owners	11	296	3,366
Distributions to noncontrolling interest owners	(112)	(1,776)	(1,488)
LTIP tax netting unit repurchases	(977)	(2,414)	(521)
Payment of deferred financing costs	(6,977)	(5,172)	(5,327)
Proceeds from 3.77% Senior Notes	—	—	60,000
Payments of 3.77% Senior Notes	(807)	(1,677)	—
Payments of 3.97% Senior Notes	(1,755)	—	—
Proceeds from 8.50% Senior Notes	—	127,969	294,000
Proceeds from other debt	4,634	5,219	—
Payments of other debt	(5,401)	(5,160)	(3,136)
Other	(88)	(329)	—
Proceeds on revolving credit agreements	392,400	583,809	425,100
Payments of revolving credit agreements	(575,500)	(774,159)	(223,950)
Contributions from the predecessor	—	—	2,400

Net cash (used in) provided by financing activities	(243,134)	(264,180)	477,544

Net increase (decrease) in cash and cash equivalents	10,841	(295,051)	322,206

Cash, cash equivalents and restricted cash, beginning of period	34,179	329,230	7,024

Cash, cash equivalents and restricted cash, end of period	$45,020	$34,179	$329,230

Cash, cash equivalents and restricted cash, beginning of period
Cash and cash equivalents	$8,782	$5,666	$1,987
Restricted cash - current	20,352	—	—
Restricted cash - non-current	5,045	323,564	5,037

Total cash, cash equivalents and restricted cash, beginning of period	$34,179	$329,230	$7,024

Cash, cash equivalents and restricted cash, end of period
Cash and cash equivalents	$9,069	$8,782	$5,666
Restricted cash - current	30,868	20,352	—
Restricted cash - non-current	5,083	5,045	323,564

Total cash, cash equivalents and restricted cash, end of period	$45,020	$34,179	$329,230

The accompanying notes are an integral part of these consolidated financial statements.

American Midstream Partners, LP, and Subsidiaries

Notes to Consolidated Financial Statements

1. Organization, Basis of Presentation and Summary of Significant Accounting Policies

Organization

General

American Midstream Partners, LP and subsidiaries (the “Partnership,” “we,” “us” or “our”) is a growth-oriented Delaware limited partnership that was formed on August 20, 2009 to own, operate, develop and acquire a diversified portfolio of midstream energy assets. The Partnership’s general partner, American Midstream GP, LLC (the “General Partner”), is 77% owned by High Point Infrastructure Partners, LLC (“HPIP”) and 23% indirectly owned by Magnolia Infrastructure Holdings, LLC (“Magnolia”), both of which are affiliates of ArcLight Capital Partners, LLC (“ArcLight”). Our capital accounts consist of notional General Partner units and units representing limited partner interests.

Nature of business

We provide critical midstream infrastructure that links producers of natural gas, crude oil, NGLs, condensate and specialty chemicals to numerous intermediate and end-use markets. During 2018, we operated through five reportable segments: (i) Gas Gathering and Processing Services, (ii) Liquid Pipelines and Services, (iii) Natural Gas Transportation Services, (iv) Offshore Pipelines and Services and (v) Terminalling Services. For further discussion of our reporting segments see Note 23. Reportable Segments.

Our primary assets are strategically located in some of the most prolific onshore and offshore producing regions and key demand markets in the United States. Our gathering and processing assets are primarily located in (i) the Permian Basin of West Texas, (ii) the Cotton Valley/Haynesville Shale of East Texas, (iii) the Eagle Ford Shale of South Texas, (iv) the Bakken Shale of North Dakota and (v) offshore in the Gulf of Mexico. Our transmission assets are in key demand markets in Oklahoma, Alabama, Arkansas, Louisiana, Mississippi and Tennessee.

Basis of presentation

As discussed in Note 4. Acquisitions, we acquired JP Energy Partners LP (“JPE”) in a unit-for-unit exchange on March 8, 2017. As both the Partnership and JPE were controlled by ArcLight affiliates, the acquisition represented a transaction among entities under common control. Although the Partnership was the legal acquirer, JPE was considered the acquirer for accounting purposes as ArcLight obtained control of JPE on April 15, 2013 before it obtained control of the Partnership. The accompanying consolidated financial statements represent the JPE historical cost basis consolidated financial statements retrospectively adjusted to reflect its acquisition of the Partnership at ArcLight’s historical cost bases effective April 15, 2013, the date on which ArcLight obtained control of the Partnership.

Transactions between entities under common control

We may enter into transactions with ArcLight affiliates whereby we receive midstream assets or other businesses in exchange for cash or Partnership equity. As the transactions are between entities under common control we account for the net assets acquired at the affiliate’s historical cost basis, whether the transactions are considered assets or business acquisitions. In certain cases, our historical consolidated financial statements will be revised to include the results attributable to the assets acquired from the later of April 15, 2013 (the date Arclight affiliates obtained control of our General Partner) or the date the ArcLight affiliates obtained control of the assets or business acquired.

Consolidation policy

The accompanying consolidated financial statements include accounts of American Midstream Partners, LP, and its controlled subsidiaries. All significant inter-company accounts and transactions have been eliminated in the preparation of the accompanying consolidated financial statements.

Going Concern Assessment and Management’s Plans

Pursuant to FASB ASC 205-40, Presentation of Financial Statements – Going Concern (Subtopic 205-40): Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern, we are required to assess our ability to continue as a going concern for a period of one year from the date of the issuance of these consolidated financial statements. Substantial doubt about an entity’s ability to continue as a going concern exists when relevant conditions and events, considered in the aggregate, indicate that it is probable that the entity will be unable to meet its obligations as they become due within one year from the financial statement issuance date. As discussed in Note 14. Debt Obligations, our Credit Agreement matures on September 5, 2019 and has not been renewed as of the date of the issuance of these consolidated financial statements.

As discussed in Note 21. Related Party Transactions, the Board received a non-binding proposal from Magnolia, an affiliate of ArcLight to acquire the common units that it does not already own. On March 17, 2019, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Anchor Midstream Acquisition, LLC, a Delaware limited liability company (“Proposed Parent”), Anchor Midstream Merger Sub, LLC, a Delaware limited liability company (“Proposed Merger Sub”), and High Point Infrastructure Partners, LLC, a Delaware limited liability company (“HPIP”), pursuant to which Proposed Merger Sub will merge with and into the Partnership, with the Partnership surviving as a direct wholly owned subsidiary of our General Partner and Proposed Parent (the “Pending Merger”). We expect the Pending Merger to close in the second quarter of 2019. As the Merger Agreement is subject to customary closing conditions and because the Pending Merger may affect how, or if, the Partnership elects to obtain a maturity extension, management has deferred finalization of a renewal of the Credit Agreement.

While we intend to renew or extend the terms of our Credit Agreement, until such time as we have executed an agreement to refinance or extend the maturity of our Credit Agreement, we cannot conclude that it is probable we will do so, and accordingly, this raises substantial doubt about our ability to continue as a going concern.

As the renewal or refinance of the Credit Agreement remains uncertain, the audited financial statements contained in this Form 10-K include a note regarding our ability to continue as a going concern. Prior to our entry into the Waiver, the existence of this going concern qualification in our audited financial statements would have constituted an event of default under the Credit Agreement. Pursuant to the Waiver, the administrative agent and certain lenders (as required by the Credit Agreement) have waived the Financial Statements Audit Requirement for the fiscal year ended December 31, 2018. Although we entered into the Waiver to address the event of default otherwise arising pursuant to the existence of a going concern note and material weakness exception in our audited financial statements contained in this Form 10-K, there is no guarantee that our lenders will agree to waive events of default or potential events of default in the future.

Summary of Significant Accounting Policies

Use of estimates

When preparing consolidated financial statements in conformity with U.S. GAAP, management must make estimates and assumptions based on information available at the time. These estimates and assumptions affect the reported amounts of assets, liabilities, revenues and expenses, as well as the disclosures of contingent assets and liabilities as of the date of the consolidated financial statements. Estimates and assumptions are based on information available at the time such estimates and assumptions are made. Adjustments made with respect to the use of these estimates and assumptions often relate to information not previously available. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of consolidated financial statements. Estimates and assumptions are used in, among other things, i) estimating unbilled revenues, product purchases and operating and general and administrative costs, ii) developing fair value assumptions, including estimates of future cash flows and discount rates, iii) analyzing long-lived assets, goodwill and intangible assets for possible impairment, iv) estimating the useful lives of assets and v) determining amounts to accrue for contingencies, guarantees and indemnifications. Actual results, therefore, could differ materially from estimated amounts.

Cash, cash equivalents and restricted cash

We consider all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. The carrying value of cash and cash equivalents approximates fair value because of the short term to maturity for these investments. From time to time we are required to maintain cash in separate accounts the use of which is restricted by the terms of our debt agreements or asset retirement obligations. Such amounts are included in Restricted cash in our Consolidated Balance Sheets.

Inventory

Inventory, which is mainly comprised of crude oil, refined products and NGLs, is stated at the lower of cost or net realizable value. Cost of refined products and NGLs inventory is determined using the first-in, first-out (FIFO) method and the cost of crude oil inventory is determined using the weighted-average method.

Allowance for doubtful accounts

We establish provisions for losses on accounts receivable when we determine that we will not collect all or part of an outstanding balance. Collectability is reviewed regularly and an allowance is established or adjusted, as necessary, using the specific identification method. We recorded allowances for doubtful accounts of $0.6 million and $0.2 million, respectively, as of December 31, 2018 and 2017. Bad debt expense for the years ended December 31, 2018, 2017 and 2016 was approximately $0.7 million, $0.1 million and $0.6 million, respectively, which is exclusive of the Propane Business.

Derivative financial instruments

Our net income (loss) and cash flows are subject to volatility stemming from changes in interest rates on our variable rate debt, commodity prices and fractionation margins (the relative difference between the price we receive from NGL sales and the corresponding cost of natural gas purchases). In an effort to manage the risks to unitholders, we may use a variety of derivative financial instruments such as swaps, collars, interest rate caps or forward contracts to create offsetting positions to specific commodity or interest rate exposures. We record all derivative financial instruments in our Consolidated Balance Sheets at fair value as current and long-term assets or liabilities on a net basis by counterparty. We record changes in the fair value of our commodity derivatives in Gains (losses) on commodity derivatives, net while changes in the fair value of our interest rate swaps are included in Interest expense, net of capitalized interest in our Consolidated Statements of Operations.

Our hedging program provides a control structure and governance for our hedging activities specific to identified risks and time periods, which are subject to the approval and monitoring by the board of directors of our General Partner (“the Board”). We employ derivative financial instruments in connection with an underlying asset, liability or anticipated transaction, and we do not use derivative financial instruments for speculative or trading purposes.

The price assumptions we use to value our derivative financial instruments can affect our net income (loss) each period. We use published market price information where available, or quotations from over-the-counter, market makers to find executable bids and offers. The valuations also reflect the potential impact of related conditions, including credit risk of our counterparties. The amounts reported in our consolidated financial statements change quarterly as these valuations are revised to reflect actual results, changes in market conditions or other factors, many of which are beyond our control.

We are also a party to a number of contracts that have elements of a derivative instrument. These contracts are primarily forward purchase and sales contracts with counterparties. Although many of these contracts have the requisite elements of a derivative instrument, these contracts qualify for the normal purchase and normal sales exception because they provide for the delivery of products or services in quantities that are expected to be used in the normal course of operating our business and the price in the contract is directly associated with the price of the product or service being purchased or sold. As a result, these contracts are not recorded in our consolidated financial statements until they are settled.

Fair value measurements

We apply the authoritative accounting provisions for measuring the fair value of our derivative financial instruments and disclosures associated with our outstanding indebtedness. We define fair value as an exit price representing the expected amount we would receive when selling an asset or pay to transfer a liability in an orderly transaction with market participants at the measurement date.

We use various assumptions and methods in estimating the fair values of our financial instruments. The carrying value of all non-derivative financial instruments included in current assets (including cash, cash equivalents, restricted cash and accounts receivable) and current liabilities (including accounts payable but excluding short-term debt) approximates the applicable fair value due to the short maturity of those instruments.

We employ a hierarchy which prioritizes the inputs we use to measure recurring fair value into three distinct categories based upon whether such inputs are observable in active markets or unobservable. We classify assets and liabilities in their entirety based on the lowest level of input that is significant to their fair value measurement. Our methodology for categorizing assets and liabilities that are measured at fair value pursuant to this hierarchy gives the highest priority to unadjusted quoted prices in active markets and the lowest level to unobservable inputs as outlined below:

•	Level 1 – Inputs represent unadjusted quoted prices in active markets for identical assets or liabilities;

•	Level 2 – Inputs include quoted prices for similar assets and liabilities in active markets that are either directly or indirectly observable; and

•	Level 3 – Inputs are unobservable and considered significant to fair value measurement.

We utilize a mid-market pricing convention, or the “market approach,” for valuation for assigning fair value to our derivative assets and liabilities. Our credit exposure for over-the-counter derivatives is directly tied to our counterparty and continues until the maturity or termination of the contracts. As appropriate, valuations are adjusted for various factors such as credit and liquidity considerations.

Property, plant and equipment

We capitalize expenditures related to property, plant and equipment that have a useful life greater than one year. We also capitalize expenditures that improve or extend the useful life of an asset. Maintenance and repair costs, including any planned major maintenance activities, are expensed as incurred.

We record property, plant and equipment at cost and recognize depreciation expense on a straight-line basis over the related estimated useful lives of the assets which range from 3 to 40 years. Our determination of the useful lives of property, plant and equipment requires us to make various assumptions, including the supply of and demand for hydrocarbons in the markets served by our assets, normal wear and tear of the facilities and the extent and frequency of maintenance programs.

We classify long-lived assets to be disposed of through sales that meet specific criteria as held for sale. We cease depreciating those assets effective on the date the asset is classified as held for sale. We record those assets at the lower of their carrying value or the estimated fair value less the cost to sell. Until the assets are disposed of, our estimate of fair value is re-determined when related events or circumstances change.

Impairment of long lived assets

We evaluate the recoverability of our property, plant and equipment and intangible assets with definite lives when events or circumstances indicate we may not recover the carrying amount of the assets. We continually monitor our operations, the market and business environment to identify indicators that could suggest an asset or asset group may not be recoverable. We evaluate the asset or asset group for recoverability by estimating the undiscounted future cash flows expected to be derived from their use and disposition. These cash flow estimates require us to make projections and assumptions for many years into the future for pricing, demand, competition, operating cost, contract renewals and other factors. An asset or asset group is considered impaired when the estimated undiscounted cash flows are less than the carrying amount. In that event, an impairment loss is recognized to the extent that the carrying amount of the asset or asset group exceeds its fair value as determined by quoted market prices in active markets or present value techniques. The determination of fair values using present value techniques requires us to make projections and assumptions regarding future cash flows and weighted average cost of capital. Any changes we make to these projections and assumptions could result in significant revisions to our evaluation of the recoverability of our property, plant and equipment and the recognition of an impairment loss in our consolidated statements of operations.

Goodwill impairment

We record goodwill for the excess of the cost of an acquisition over the fair value of the net assets of the acquired business. Goodwill is reviewed for impairment at least annually, as of October 1st of each year, or more frequently if an event or change in circumstance indicates that an impairment may have occurred. We first assess qualitative factors to evaluate whether it is more likely than not that an impairment has occurred, and it is therefore necessary to perform the one-step quantitative goodwill impairment test. If the one-step quantitative goodwill impairment test indicates that the goodwill is impaired, an impairment loss is recorded, which is the difference between the carrying value of the reporting unit to its fair value, with the impairment loss not to exceed the amount of goodwill recorded.

When performing a quantitative impairment test, we generally determine the fair value of our reporting units (“RU”) using a discounted cash flow method. In the event we enter into an agreement to sell all or substantially all of an RU, we will utilize such information. While using the discounted cash flow method, we must make estimates of projected cash flows related to assets, which include, but are not limited to, assumptions about revenue growth rates, operating margins, weighted average costs of capital and future market conditions, the use or disposition of assets, estimated remaining life of assets and future expenditures necessary to maintain current operations. We also must make certain estimates and assumptions, including, among other things, changes in general economic conditions in regions in which our markets are located, the availability and prices of energy commodities (such as natural gas, crude oil and refined products), our ability to negotiate favorable sales agreements, the risks that natural gas exploration and production activities will not occur or be successful, our dependence on certain significant customers and producers of natural gas and competition from other companies. The fair value is estimated using the income approach based on significant inputs not observable in the market and thus represent a Level 3 measurement.

Under the discounted cash flow method, we determine fair value based on estimated future cash flows and earnings before interest, income tax, depreciation and amortization (“EBITDA”) of each RU including estimates for capital expenditures, discounted to present value using the risk-adjusted industry rate, which reflects the overall level of inherent risk of an RU. Cash flow projections are derived from one-year budgeted amounts and five-year operating forecasts plus an estimate of later period cash flows, all of which are evaluated by management. Subsequent period cash flows are developed for each RU using growth rates that management believes are reasonably likely to occur. The annual budget process is typically completed near the annual goodwill impairment testing date, and management uses the most recent information for the annual impairment tests. The forecast is also subjected to a comprehensive update annually in conjunction with the annual budget process and is revised periodically to reflect new information and revised expectations.

The estimates of future cash flows and EBITDA are subjective in nature and are subject to impacts from our business risks. While we believe we have made reasonable estimates and assumptions based on available information to calculate the fair value, if future results are not consistent with our estimates, changes in fair value estimates could result in additional impairments in future periods that could be material to our results of operations.

Intangible assets

We record the estimated fair value of acquired customer contracts, relationships and dedicated acreage agreements as intangible assets. These intangible assets have definite lives and are subject to amortization on a straight-line basis over their economic lives, currently ranging between 5 and 30 years. We assess intangible assets for impairment together with related underlying long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Investment in unconsolidated affiliates

We hold membership interests in entities that own and operate natural gas pipeline systems and NGL and crude oil pipelines in and around Louisiana, Alabama, Mississippi and the Gulf of Mexico. While we have significant influence over these entities, we do not control them and therefore, they are accounted for using the equity method and are reported in Investment in unconsolidated affiliates in our Consolidated Balance Sheets. We evaluate the recoverability of these investments on a regular basis and recognize impairment write downs if we determine a loss in value represents an other-than-temporary-decline. The unconsolidated affiliates that were determined to be variable interest entities (“VIE”) due to disproportionate economic interests and decision making rights were further evaluated under the VIE method of consolidation. In each case, we lack the power to direct the activities that most significantly impact the unconsolidated affiliate’s economic performance. Therefore, as we do not hold a controlling financial interest in these affiliates, we account for our related investments using the equity method. In each case, we are not obligated to absorb losses greater than our proportional ownership percentages. We have joint venture arrangements in which we and our partners share proportional ownership and responsibilities and receive returns in accordance with our ownership percentage. See further discussion in Note 11. Investments in unconsolidated affiliates.

Deferred financing costs

Costs incurred in connection with our revolving credit facilities are deferred and charged to interest expense over the term of the related credit agreement. Such amounts are included in Other assets, net in our Consolidated Balance Sheets. Costs incurred in connection with our long-term debt such as the 8.50% Senior Notes and 3.77% Senior Notes are also deferred and charged to interest expense over the respective term of the agreements; however, these amounts are reflected as a reduction of the related obligation. Gains or losses on debt repurchases or extinguishment include any associated unamortized deferred financing costs.

Asset retirement obligations

Asset retirement obligations (“ARO”) are legal obligations associated with the retirement of tangible long-lived assets that result from the asset’s acquisition, construction, development and operation. An ARO is initially measured at its estimated fair value. Upon initial recognition, we also record an increase to the carrying amount of the related long-lived asset. We depreciate the asset using the straight-line method over the period during which it is expected to provide benefits. After initial recognition, we revise the ARO to reflect the passage of time and for changes in the estimated amount or timing of cash flows.

We have legal obligations requiring us to decommission our offshore pipeline systems at retirement. In certain rate jurisdictions, we are permitted to include annual charges for removal costs in the regulated cost of service rates we charge our customers.

Additionally, legal obligations exist for certain of our onshore right-of-way agreements due to requirements or landowner options to compel us to remove the pipe at final abandonment. Sufficient data exists with certain onshore pipeline systems to reasonably estimate the cost of abandoning or retiring a pipeline system. However, in some cases, there is insufficient information to reasonably determine the timing and/or method of settlement for purposes of estimating the fair value of the ARO. In these cases, the ARO cost is considered indeterminate because there is no data or information that can be derived from past practice, industry practice, management’s experience or the asset’s estimated economic life. The useful lives of most pipeline systems are primarily derived from available supply resources and ultimate consumption of those resources by end users. Variables can affect the remaining lives of the assets which preclude us from making a reasonable estimate of the ARO. Indeterminate ARO costs will be recognized in the period in which sufficient information exists to reasonably estimate potential settlement dates and methods.

Commitments, contingencies and environmental liabilities

We expense or capitalize, as appropriate, expenditures for ongoing compliance with environmental regulations that relate to past or current operations. We expense amounts we incur from the remediation of existing environmental contamination caused by past operations that do not benefit future periods by preventing or eliminating future contamination. We record liabilities for environmental matters when assessments indicate that remediation efforts are probable and the costs can be reasonably estimated. Estimates of environmental liabilities are based on currently available facts, existing technology and presently enacted laws and regulation taking into consideration the likely effects of inflation and other factors. These amounts also take into account our prior experience in remediating contaminated sites, other companies’ clean-up experience and data released by government organizations. Our estimates are subject to revision in future periods based on actual cost or new information. We evaluate recoveries from insurance coverage separately from the liability and, when recovery is probable, we record an asset separately from the associated liability in our consolidated financial statements.

We recognize liabilities for other commitments and contingencies when, after fully analyzing the available information, we determine it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. When a range of probable loss can be estimated, we accrue the most likely amount, or if no amount is more likely than another, we accrue the minimum of the range of probable loss. We expense legal costs associated with loss contingencies as such costs are incurred.

Noncontrolling interests

Noncontrolling interests represent the minority interest holders’ proportionate share of the equity in certain of our consolidated subsidiaries and are adjusted for the minority interest holders’ proportionate share of the subsidiaries’ earnings or losses each period.

Revenue recognition

Our revenue is derived from the provision of gathering, processing, transportation, terminalling and storage services and the sale of commodities primarily to marketers and brokers, refiners and chemical manufacturers, utilities and power generation customers, industrial users and local distribution companies. Services revenue also includes revenues generated through operating lease arrangements.

Beginning on January 1, 2018, we account for revenue from contracts with customers in accordance with Topic 606. The unit of account in Topic 606 is a performance obligation, which is a promise in a contract to transfer to a customer either a distinct good or service (or bundle of goods or services) or a series of distinct goods or services provided at a point in time or over a period of time. Topic 606 requires that a contract’s transaction price, which is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer, is to be allocated to each performance obligation in the contract based on relative standalone selling prices and recognized as revenue when (point in time) or as (over time) the performance obligation is satisfied. See Note 2. Recent Accounting Pronouncements, for further discussion regarding our January 1, 2018 implementation of the new Revenue Recognition guidance.

Cost of sales

Cost of sales represent the cost of commodities purchased for resale or obtained in connection with certain of our customer revenue arrangements. These costs do not include an allocation of depreciation expense or direct operating costs.

Corporate expenses

Corporate expenses include compensation costs for executives and administrative personnel, professional service fees, rent expense and other general and administrative expenses and are recognized as incurred.

Operational balancing agreements and natural gas imbalances

To facilitate deliveries of natural gas and provide for operational flexibility, we have operational balancing agreements in place with other interconnecting pipelines. These agreements ensure that the volume of natural gas a shipper schedules for transportation between two interconnecting pipelines equals the volume actually delivered. If natural gas moves between pipelines in volumes that are more or less than the volumes the shipper previously scheduled, a natural gas imbalance is created. The imbalances are settled through periodic cash payments or repaid in-kind through future receipt or delivery of natural gas. Natural gas imbalances are recorded in Other current assets or Accrued expenses and other current liabilities in our Consolidated Balance Sheets at cost which approximates fair value.

Equity-based compensation

We award equity-based compensation to management, non-management employees and directors under our long-term incentive plans, which provide for the issuance of options, unit appreciation rights, restricted units, phantom units, other unit-based awards, unit awards or replacement awards, as well as tandem Distribution Equivalent Rights (“DERs”). Compensation expense is measured by the fair value of the award at the date of grant as determined by management. Compensation expense is recognized in Corporate expenses and Direct operating expenses in our Consolidated Statements of Operations over the requisite service period of each award.

Income taxes

The Partnership is not a taxable entity for U.S. federal income tax purposes or for the majority of states that impose an income tax. Taxes on our net income are generally borne by our unitholders through the allocation of taxable income. Prior to the disposition of Marine Products in July 2018 (as discussed in Note 5. Dispositions), we owned American Midstream Blackwater, LLC, which owned a subsidiary that had operations which were subject to both U.S. federal and state income taxes. We accounted for income taxes of that subsidiary using the asset and liability approach. If it was more than likely that a deferred tax asset would not be realized, a valuation allowance was recognized.

Margin tax expense results from the enactment of laws by the state of Texas that apply to entities organized as partnerships and is included in Income tax expense in our Consolidated Statements of Operations. The Texas margin tax is computed on the portion of our taxable margin which is apportioned to Texas.

Net income (loss) for financial statement purposes may differ significantly from taxable income (loss) allocable to unitholders as a result of differences between the financial reporting and income tax bases of our assets and liabilities and the taxable income allocation requirement under our Partnership Agreement. The aggregate difference in the basis of our net assets for financial and tax reporting purposes cannot be readily determined because information regarding each partner’s tax attributes in us is not available.

Accumulated other comprehensive income (loss)

Accumulated other comprehensive income (loss) is comprised solely of adjustments related to the Partnership’s postretirement benefit plan.

Limited partners’ net income (loss) per unit

We compute earnings per unit using the two-class method. The two-class method requires that securities which meet the definition of a participating security should be considered in the computation of basic earnings per unit. Under the two-class method, earnings per unit is calculated as if all of the earnings for the period were distributed under the terms of the Partnership Agreement, regardless of whether the General Partner has discretion over the amount of distributions to be made in any particular period, whether those earnings would actually be distributed during a particular period from an economic or practical perspective or whether the General Partner has other legal or contractual limitations on its ability to pay distributions that would prevent it from distributing all of the earnings for a particular period.

The two-class method does not impact our overall net income or other financial results; we make distributions on the basis of available cash and not earnings. However, if a distribution exceeds the Minimum Quarterly Distribution it will have the impact of reducing net income per limited partner unit. This result occurs as a larger portion of the excess would be allocated to the incentive distribution rights of the General Partner. In periods in which our aggregate net income does not exceed our aggregate distributions for such period, the two-class method does not have any impact on our calculation of earnings per limited partner unit. As our preferred units participate in distributions to our common unitholders, in periods in which our aggregate net income exceeds our aggregate distributions for such period, the two-class method will have the impact of reducing net income per limited partner unit.

2. New Accounting Pronouncements

Standards Adopted in 2018

Revenue from Contracts with Customers (Topic 606) - In May 2014, the Financial Accounting Standards Board (the “FASB”) issued a new standard related to revenue recognition which supersedes most of the existing revenue recognition requirements in GAAP and requires entities to recognize revenue at an amount that reflects the consideration to which an entity expects to be entitled in exchange for transferring goods or services to a customer. It also requires significantly expanded disclosures regarding the qualitative and quantitative information of an entity’s nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.

The FASB has issued several amendments to the standard since its issuance, including clarification on accounting for licenses of intellectual property, identifying performance obligations, reporting gross versus net revenue and narrow-scope revisions and practical expedients.

We adopted the new standard on January 1, 2018 (the “initial application” date):

•	using the modified retrospective application, with no restatement of the comparative periods presented and a cumulative effect adjustment to retained earnings as of the date of adoption, and

•	disclosing the impact of the new standard in our consolidated financial statements included in this 2018 Form 10-K.

Our revenue is derived from the provision of gathering, processing, transportation, terminalling and storage services and the sale of commodities primarily to marketers and brokers, refiners and chemical manufacturers, utilities and power generation customers, industrial users and local distribution companies. Beginning on January 1, 2018, we account for revenue from contracts with customers in accordance with Topic 606. The unit of account in Topic 606 is a performance obligation, which is a promise in a contract to transfer to a customer either a distinct good or service (or bundle of goods or services) or a series of distinct goods or services provided at a point in time or over a period of time. Topic 606 requires that a contract’s transaction price, which is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer, is to be allocated to each performance obligation in the contract based on relative standalone selling prices and recognized as revenue when (point in time) or as (over time) the performance obligation is satisfied.

Commodity Sales - For the majority of our commodity sales contracts: (i) each unit of product is a separate performance obligation, since our promise is to sell multiple distinct units of product at a point in time, (ii) the transaction price principally consists of variable consideration, which is determinable on commodity index prices for the volume of the product sold to the customer that month and (iii) the transaction price is allocated to each performance obligation based on the product’s standalone selling price. Revenues from sales of commodities are recognized at the point in time when control of the commodity transfers to the customer, which generally occurs upon delivery of the product to the customer or its designee. Payment is generally received from the customer in the month following delivery. Contracts with customers have varying terms, including spot sales, month-to-month contracts and multi-year agreements.

In our Liquid Pipelines and Services segment, we enter into purchase and sale contracts as well as buy/sell contracts with counterparties, under which we gather and transport different types of crude oil and eventually sell the crude oil to either the same counterparty or different counterparties. For each of these arrangements, the Partnership assesses if control of the underlying commodity volumes transfers to the Partnership. Generally, the Partnership is unable to direct the use of the commodity volumes it purchases from the supplier because the Partnership is contractually required to redeliver an equivalent volume of the commodity back to the supplier or to a specified customer, therefore these arrangements are recorded on a net basis.

Occasionally, we enter into crude oil inventory exchange arrangements with the same counterparty where the purchase and sale of inventory are considered in contemplation of each other. These types of arrangements are accounted for as inventory exchanges and are recorded on a net basis.

Services - The Partnership provides gathering, processing, transportation, terminalling and storage services pursuant to a variety of contracts. Generally, for the majority of these contracts: (i) our promise is to transfer (or stand ready to transfer) a series of distinct integrated services over a period of time, which is a single performance obligation and (ii) the transaction price includes fixed or variable consideration, or both fixed and variable consideration. The amount of consideration is determinable at contract inception or at each month’s end based on our right to invoice at month end for the value of services provided to the customer in that month.

Revenue is recognized over the service period specified in the contract as the services are rendered using a time-based (passage of time) or units-based (units of service transferred) method for measuring provision of the services. Progress towards satisfying our performance obligation is based on the firm or interruptible nature of the promised service and the terms and conditions of the contract (such as contracts with or without makeup rights). Payment is generally received from the customer in the month of service or the month following the service. Contracts with customers generally are a combination of month-to-month and multi-year agreements.

Firm Services - Firm services are services that are promised to be available to the customer at all times during the term of the contract with limited exceptions. These agreements require customers to deliver, transport or throughput a minimum volume over an agreed upon period. Substantially all of such agreements are entered into with customers to economically support the return on our capital expenditure necessary to construct the related asset. Our firm service contracts are typically structured with take-or-pay or minimum volume provisions, which specify minimum service quantities a customer will pay for even if it chooses not to receive or use them in the specified service period (referred to as “deficiency quantities”).

Under firm service contracts, we record a receivable from the customer in the period that services are provided or when the transaction occurs, including amounts for deficiency quantities from customers associated with minimum volume commitments. If a customer has a make-up right associated with a deficiency, we defer the revenue attributable to the counterparty’s make-up right and subsequently recognize the revenue at the earlier of when the deficiency volume is delivered or shipped, when the make-up right expires or when it is determined that the customer’s ability to utilize the make-up right is remote.

Interruptible Services - Interruptible services are services provided to the extent that we have available capacity. Generally, we do not have an obligation to perform these services until we accept a customer’s periodic request for service. For the majority of these contracts, the customer will pay only for the actual quantities of services it chooses to receive or use and we typically recognize the transaction price as revenue as those units of service are transferred to the customer in the specified service period.

Gathering and Processing - Our Gas Gathering and Processing Services segment provides “wellhead-to-market” services to producers of natural gas and NGLs, which include transporting raw natural gas from various receipt points through gathering systems, treating the raw natural gas, processing raw natural gas to separate the NGLs from the natural gas, fractionating NGLs and selling or delivering pipeline-quality natural gas and NGLs to various markets and pipeline systems. Services can be firm if subject to a minimum volume commitment or acreage dedication or interruptible when offered on an as requested, non-guaranteed basis. Revenue for fee-based gathering and processing services is valued based on the rate in effect for the month of service and is recognized in the month of service based on the volumes of natural gas we gather, process and fractionate. Under these arrangements, we may take control of: (i) none of the commodities we sell (i.e., residue gas or NGLs), (ii) a portion of the commodities we sell or (iii) all of the commodities we sell.

In those instances where we purchase and obtain control of the entire natural gas stream in our producer arrangements, we have determined these are contracts with suppliers rather than contracts with customers and therefore, these arrangements are not included in the scope of Topic 606. These supplier arrangements are subject to updated guidance in Accounting Standards Codification (“ASC”) 705, Cost of Sales and Services, whereby any embedded fees within such contracts, which historically have been reported as services revenue, are now reported as a reduction to cost of sales upon adoption of Topic 606.

In those instances where we remit all of the cash proceeds received from third parties for selling the extracted commodities to the producer, less the fees attributable to these arrangements, we have determined that the producer has control over these commodities. Upon adoption of Topic 606, we eliminated recording both sales revenue (natural gas and products) and cost of sales amounts and now only record fees attributable to these arrangements as service revenues.

In other instances where we do not obtain control of the extracted commodities we sell, we are acting as an agent for the producer and, upon adoption of Topic 606, we have continued to recognize services revenue for the net amount of consideration we retain in exchange for our service.

The Partnership may charge additional service fees to customers for a portion of the contract term (i.e., for the first year of a contract or until reaching a volume threshold) due to the significant upfront capital investment, and these fees are initially deferred and recognized to revenue over the expected period of customer benefit, generally the lesser of the expected contract term or the life of the related properties.

Transportation - Our transportation operations generally consist of fee-based activities associated with transporting crude oil, natural gas and NGL on pipelines, gathering systems and trucks. Revenues from pipeline tariffs and fees are associated with the transportation at a published tariff, as well as revenues associated with agreements for committed capacity on various assets. We primarily recognize pipeline tariff and fee revenues over time based on the volumes delivered and invoiced. The majority of our pipeline tariff and fee revenues are based on actual volumes and rates.

As is common in the pipeline transportation industry, our tariffs incorporate a loss allowance factor. The intent of the allowance in arrangements for the transportation of natural gas is to approximate the natural shrink that occurs when transporting gas. For crude oil transportation arrangements, loss allowance provisions are immaterial to the Partnership. In the event the Partnership retains excess natural gas and crude oil and subsequently sells the commodity to a third party, the sale is recorded at that point in time as a commodity sale.

Terminalling and Storage - In our Terminalling Services segment, we generally received fee-based compensation on guaranteed firm storage contracts, throughput fees charged to our customers when their products are either received or disbursed and other operational charges associated with ancillary services provided to our customers, such as excess throughput and steam heating. Storage fees resulting from short-term and long-term contracts are typically recognized in revenue ratably over the term of the contract regardless of the actual storage capacity utilized. Substantially all of our Terminalling Services segment assets were sold in 2018, see Note 5. Dispositions for more information.

Adoption of the new revenue standard resulted in changes to the timing of revenue recognition and in the reclassification between financial statement line items. See Note 3. Revenue Recognition, for further discussion.

Statement of Cash Flows - In August 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”). ASU 2016-15 provides specific guidance on cash flow classification issues to reduce diversity in practice. In connection with the January 1, 2018 retrospective adoption of this ASU, for the year ended December 31, 2017, we reclassified $2.8 million in distributions received from unconsolidated affiliates from operating cash inflows to investing cash inflows and reclassified $2.5 million of transaction costs associated with the disposal of our Propane Business from an investing cash outflow to an operating cash outflow in our Consolidated Statement of Cash Flows. Transaction costs for the year ended December 31, 2016 were not material.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”), which requires amounts described as restricted cash and restricted cash equivalents to be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. A reconciliation between the balance sheet and the statement of cash flows must be disclosed when the balance sheet includes more than one line item for cash, cash equivalents, restricted cash and restricted cash equivalents.

We retrospectively adopted ASU 2016-18 as of January 1, 2018. For the year ended December 31, 2017, cash flows from investing activities were adjusted to remove the impact of $298.2 million in restricted cash inflows and for December 31, 2016, cash flows from investing activities were adjusted to remove the impact of $318.5 million in restricted cash outflows.

Stock Compensation - In May 2017, the FASB issued ASU No. 2017-09, Compensation - Stock Compensation (Topic 718): Scope of Modification Accounting (“ASU 2017-09”). ASU 2017-09 was issued with the intent to clarify the scope of modification accounting and when it should be applied to a change to the terms or conditions of a share-based payment award. Under the new guidance, modification accounting is required for all changes to share-based payment awards, unless all the following conditions are met: (i) there is no change to the fair value of the award, (ii) the vesting conditions have not changed and (iii) the classification of the award as an equity instrument or a debt instrument has not changed. We adopted ASU 2017-09 on its effective date of January 1, 2018, and the adoption did not have a material impact on our consolidated financial statements.

Standards Not Yet Adopted

Leases (Topic 842) - In February 2016, the FASB issued ASU No. 2016-02 (“Topic 842”) Leases, which supersedes the lease recognition requirements in ASC 840, Leases. Under the new guidance, for leases with a term longer than 12 months, a lessee should recognize a lease liability and a right-of-use (“ROU”) asset representing its right to use the underlying asset for the lease term. Topic 842 retains a classification distinction between finance leases and operating leases, with the classification affecting the pattern of expense recognition in the income statement. This ASU also requires enhanced disclosures.

In 2018, the FASB issued ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic 842 and ASU No. 2018-11, Targeted Improvements. Under these updates, optional transition practical expedients are available (1) whereby existing or expired land easements that were not previously accounted for as leases under Topic 840 are not required to be evaluated under Topic 842 and (2) lease and associated non-lease components are not required to be separated within lessor arrangements if certain criteria are met. The FASB also issued ASUs 2018-10 and 2018-20, Codification Improvements to Topic 842 and Narrow Scope Improvements for Lessors, respectively, to alleviate unintended consequences from applying Topic 842. The amendments do not make substantive changes to the core provisions or principles of Topic 842 and are not expected to significantly impact our implementation process.

We adopted the new standard on its effective date, January 1, 2019, using the modified retrospective application. We have also elected the package of practical expedients permitted under the transition guidance within Topic 842 which, among other things, allows us to carry forward the historical lease classification. As such, we did not reassess (1) whether any expired or existing contracts are or contain leases, (2) the lease classification for any expired or existing leases, and (3) any initial direct costs for any existing leases as of the effective date. We did not elect the hindsight practical expedient which permits entities to use hindsight in determining the lease term and assessing impairment of ROU assets.

Additionally, we elected certain practical expedients on an ongoing basis, including the practical expedient for short-term leases pursuant to which a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize a lease liability and ROU asset for leases (1) with a term of 12 months or less and (2) that do not include an option to purchase the underlying asset that the lessee is reasonably certain to exercise. Instead, we will recognize the lease payments for short-term leases within profit and loss on a straight-line basis over the lease term and variable lease payments in the period in which the obligation for those payments is incurred.

We selected a third-party consulting firm to assist us with the adoption of the new guidance. We are implementing specialized software and developing policies based on reviews of existing arrangements. We intend to complete any required changes to our systems, software applications and processes, including training personnel and updating our internal controls, during the first quarter 2019.

While we continue to evaluate certain aspects of Topic 842, the application will have an effect on our consolidated financial statements from a lessee perspective, with the most significant effects relating to (1) the recognition of new ROU assets and lease liabilities on our balance sheet and (2) significant new disclosures about our leasing activities. We believe substantially all leases where we are a lessee will continue to be classified as operating leases under Topic 842. We do not expect Topic 842 to have a material effect on our consolidated financial statements from a lessor perspective.

On adoption, we expect to recognize additional lease liabilities ranging from $28 million to $32 million, with corresponding ROU assets of approximately the same amount. This estimate could change as the Partnership continues to finalize the implementation. Management does not expect a material impact to the Partnership’s Consolidated Statements of Operations or Cash Flows.

Financial Instruments - In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This guidance will become effective for interim and annual periods beginning after December 15, 2019. We expect to adopt ASU 2016-13 on January 1, 2020, and we are currently evaluating the effect that adopting this guidance will have on our consolidated financial position, results of operations and cash flows.

Fair Value Measurement - In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurements (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). This guidance eliminates certain disclosure requirements for fair value measurements for all entities, requires public entities to disclose certain new information and modifies certain disclosure requirements. The FASB developed the amendments to Topic 820 as part of its broader disclosure framework project, which aims to improve the effectiveness of disclosures in the notes to consolidated financial statements by focusing on requirements that clearly communicate the most important information to users of the consolidated financial statements. This guidance will become effective for interim and annual periods beginning after December 15, 2019. We expect to adopt ASU 2018-13 on January 1, 2020, and we are currently evaluating the impact, if any, that adopting this guidance will have on our disclosures.

Cloud Computing Arrangements - In August 2018, the FASB issued ASU No. 2018-15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract (“ASU 2018-15”). The ASU aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The capitalized implementation costs of a hosting arrangement that is a service contract will be expensed over the term of the hosting arrangement. ASU 2018-15 is effective for annual and interim periods beginning after December 15, 2019. Early adoption is permitted, including adoption in any interim period. The amendments can be applied either retrospectively or prospectively to all implementation costs incurred after the adoption date. We expect to adopt ASU 2018-15 on January 1, 2020, and we are currently evaluating the impact, if any, that adopting this guidance will have on our accounting and disclosures.

3. Revenue Recognition

Effect of ASC Topic 606 Adoption – The effect of adopting Topic 606, due to the change in method to measure project progress, as discussed in Note 2. Recent Accounting Pronouncements, is as follows (in thousands):

	Year Ended December 31, 2018
	As Reported	Adjustments	Amounts Without Adoption of Topic 606
Revenue
Commodity sales	$610,042	$34,093	$644,135
Services	193,276	(31,067)	162,209
Operating expenses
Costs of sales	592,040	18,362	610,402
Direct operating expenses	87,677	(12,985)	74,692
Operating income	25,268	(2,352)	22,916
Net loss attributable to the Partnership	(7,764)	(2,352)	(10,116)
General Partner’s interest in net loss	(101)	(31)	(132)
Limited Partners’ interest in net loss	(7,663)	(2,321)	(9,984)

	As of December 31, 2018
	As Reported	Adjustments	Amounts Without Adoption of Topic 606
Assets
Accounts receivable, net	$76,632	$(61,182)	$15,450
Unbilled revenue	—	61,182	61,182
Other current assets	27,422	(252)	27,170
Other assets	17,403	(8,586)	8,817
Liabilities
Other long-term liabilities	18,491	(14,431)	4,060

The majority of the adjustments in the table above were associated with our natural gas gathering and processing, transportation pipeline and terminalling revenues. The magnitude of the future effect of implementing Topic 606 is dependent on future customer volumes, subject to the impacted contracts and commodity prices for those volumes.

Disaggregated Revenue

The following table presents our segment revenues from contracts with customers disaggregated by type of activity (in thousands):

	Year Ended December 31, 2018
	Gas Gathering and Processing Services	Liquid Pipelines and Services	Natural Gas Transportation Services	Offshore Pipelines and Services	Terminalling Services	Total
Commodity sales:
Natural gas	$10,068	$—	$25,608	$9,946	$—	$45,622
NGLs	76,631	—	—	143	—	76,774
Condensate	43,823	—	—	688	—	44,511
Crude oil	—	428,977	—	—	—	428,977
Other sales (1)	953	—	9	109	13,087	14,158

	131,475	428,977	25,617	10,886	13,087	610,042

Services:
Gathering and processing	20,178	—	—	1,263	—	21,441
Transportation	1,872	17,243	33,626	37,769	—	90,510
Terminalling and storage	—	3,360	—	—	30,907	34,267
Other services (2)	2,820	935	420	21,212	1,369	26,756

	24,870	21,538	34,046	60,244	32,276	172,974

Revenues from contracts with customers	$156,345	$450,515	$59,663	$71,130	$45,363	$783,016

(1)	Other commodity sales for our Terminalling Services segment include sales of Refined Products and Marine Products. See Note 5. Dispositions.
(2)	Other services in our Offshore Pipelines and Services segment include asset management services.

Other Items in Revenue

The following table presents the reconciliation of our revenues from contracts with customers to segment revenues and total revenues as disclosed in our Consolidated Statement of Operations (in thousands):

	Year Ended December 31, 2018
	Gas Gathering and Processing Services	Liquid Pipelines and Services	Natural Gas Transportation Services	Offshore Pipelines and Services	Terminalling Services	Total
Revenues from contracts with customers	$156,345	$450,515	$59,663	$71,130	$45,363	$783,016
Revenues generated through operating lease arrangements	19,252	—	—	1,050	—	20,302
Gains on commodity derivatives, net	311	1,725	—	—	—	2,036

Total revenues of reportable segments	$175,908	$452,240	$59,663	$72,180	$45,363	$805,354

We may utilize derivative instruments in connection with contracts with customers. We purchase and take title to a portion of the NGLs and crude oil that we sell, which may expose us to changes in the price of these products in our sales markets. We do not take title to the natural gas we transport and therefore have no direct commodity price exposure to natural gas. Derivative gains or losses are not included as a component of revenue from contracts with customers but are included in other items in revenue.

Contract Balances

Our contract assets and liabilities primarily relate to contracts where allocations of the transaction prices result in differences to the pattern and timing of revenue recognition as compared to contractual billings. Where payments are received in advance of recognition as revenue, contract liabilities are created. Where we have earned revenue and our right to invoice the customer is conditioned on something other than the passage of time, contract assets are created.

The following table presents the change in the contract assets and liability balances during the year ended December 31, 2018 (in thousands):

	Contract Assets	Contract Liabilities
Balance at December 31, 2017	$—	$2,136
Topic 606 implementation	2,555	13,257
Amounts recognized as revenue	—	(2,602)
Additions	6,283	2,823

Balances at December 31, 2018	$8,838	$15,614

Current	$252	$409
Non-current	8,586	15,205

Balances at December 31, 2018	$8,838	$15,614

As of December 31, 2018, in our Consolidated Balance Sheets, the current portion of contract assets is included as a component of Other current assets and the non-current portion is included in Other assets; the current portion of contract liabilities is included in Accrued expenses and other current liabilities and the non-current portion is included in Other long-term liabilities.

Remaining Performance Obligations

The Partnership applies the practical expedients in Topic 606 and does not disclose consideration for remaining performance obligations with an original expected duration of one year or less or for variable consideration related to unsatisfied (or partially unsatisfied) performance obligations. The following table as of December 31, 2018, represents only revenue expected to be recognized from contracts where the price and quantity of the product or service are fixed (in thousands):

	2019	2020	2021	2022	2023	Thereafter	Total
Gathering and processing based on minimum volume commitments	$12,677	$12,677	$12,654	$12,401	$12,401	$5,943	$68,753
Transportation agreements	21,379	20,436	19,933	19,915	19,946	179,204	280,813
Other	1,648	1,560	—	—	—	—	3,208

Total	$35,704	$34,673	$32,587	$32,316	$32,347	$185,147	$352,774

Due to the application of the practical expedients, the table above represents only a portion of the Partnership’s expected future consolidated revenues and it is not necessarily indicative of the expected trend in total revenues for the Partnership. Certain contracts have not been presented in the table above due to the term being one year or less and due to variability in the amount of performance obligation remaining, variability in the timing of recognition or variability in consideration. Acreage dedications do require us to perform future services but do not contain a minimum level of services and are therefore excluded from this presentation. Long-term supply and logistics arrangements contain variable timing, volumes and/or consideration and are also excluded from this presentation.

4. Acquisitions

2018 Acquisition

Southcross Energy Partners, L.P. Merger Termination Fee

On October 31, 2017, we, our General Partner, our wholly owned subsidiary, Cherokee Merger Sub LLC, Southcross Energy Partners, L.P. (“SXE”) and Southcross Energy Partners GP, LLC, entered into an Agreement and Plan of Merger (the “SXE Merger Agreement”), and we, our General Partner and Southcross Holdings LP (“Holdings LP”) entered in to a Contribution Agreement (“Contribution Agreement”) for total consideration of $818 million. Under the Merger Agreement and the Contribution Agreement, we would have acquired SXE and substantially all the current subsidiaries of Holdings LP. The SXE Merger Agreement and the Contribution Agreement originally provided for an outside closing date of June 1, 2018. On June 1, 2018 the parties to the Merger Agreement and the Contribution Agreement agreed to extend such outside closing date to June 15, 2018 (the “Outside Closing Date”).

On July 29, 2018, following the expiration of the Outside Closing Date, we received notice of termination of the SXE Merger Agreement from SXE and notice of termination of the Contribution Agreement from Holdings LP. Pursuant to the terms of the Contribution Agreement, we were required to pay Holdings LP a $17 million termination fee. The termination fee was paid in August 2018 and is presented as Termination fee in the Consolidated Statement of Operations.

2017 Acquisitions

JP Energy Partners LP

On March 8, 2017, the Partnership completed the acquisition of JPE, an entity controlled by ArcLight affiliates, in a unit-for-unit exchange. In connection with the transaction, each JPE common or subordinated unit held by investors not affiliated with ArcLight was converted into the right to receive 0.5775 of a Partnership common unit, and each JPE common or subordinated unit held by ArcLight affiliates was converted into the right to receive 0.5225 of a Partnership common unit. The Partnership issued a total of 20.2 million of its common units to complete the acquisition, including 9.8 million common units to ArcLight affiliates.

Viosca Knoll Gathering System

On June 2, 2017, we acquired 100% of VKGS from Genesis Energy, L.P. for total consideration of approximately $32.0 million in cash and have accounted for this acquisition as a business combination. VKGS serves producing fields located in the Main Pass, Mississippi Canyon and Viosca Knoll areas of the Gulf of Mexico and connects to several major delivery pipelines including the Partnership’s High Point and Destin pipelines. VKGS will provide greater East-West Gulf connectivity, through the connection of the High Point Gas Transmission system and the Destin Pipeline, both operated by us. The VKGS acquisition added to our Offshore Pipelines and Services segment and was funded with borrowings under our Original Credit Agreement (as defined in Note 14. Debt Obligations).

The following table presents our aggregated allocation of the purchase price based on fair values of assets and liabilities acquired at the date of acquisition, June 2, 2017 (in thousands):

Purchase Price Allocation
Property, plant and equipment:
Pipelines and right-of-way	$13,433
Equipment	18,853

Total property, plant and equipment	32,286
Liability	(286)

Total cash consideration	$32,000

The pro forma effect of our business acquisition of VKGS was immaterial to our Consolidated Statement of Operations for the year ended December 31, 2017 and the comparative periods and therefore has not been separately disclosed.

Panther

On August 8, 2017, the Partnership acquired 100% of the interest in Panther Offshore Gathering Systems, LLC, Panther Pipeline, LLC and Panther Operating Company. LLC from Panther for approximately $60.9 million. The consideration included $39.1 million cash, funded from borrowings under our Original Credit Agreement, and common units representing limited partner interests in the Partnership, valued at $12.5 million based on unit value as of the acquisition date and approximately $9.2 million in assumed liabilities and working capital. Panther owns and operates more than 1,000 miles of oil and gas pipelines, primarily in Texas and Louisiana offshore state and federal waters. The underlying acquired assets are highly complementary to the Partnership’s core Gulf of Mexico assets as a substantial portion of Panther’s cash flows are generated by our joint ventures.

As part of the purchase of POGS, we acquired the outstanding interests in one of our equity investments, MPOG, as well as the remaining equity interest in our consolidated subsidiary, AmPan. As such, the Partnership now owns 100% of MPOG and AmPan.

We determined that the acquisition of the remaining interest in MPOG on August 8, 2017 resulted in a change in control and MPOG has been consolidated from the acquisition date. The effect was the Partnership’s previously held equity interest in MPOG was remeasured to fair value and the excess (approximately $36.0 million) of fair value over historical carrying value was recognized as a gain in Other income, net in our Consolidated Statement of Operations for the year ended December 31, 2017.

For AmPan, which has historically been consolidated by the Partnership, the acquisition of Panther’s remaining interest resulted in the acquisition of a noncontrolling interest. Accordingly, the excess of the fair value of the acquired interest of $28.6 million over the carrying value of the noncontrolling interest (approximately $4.6 million) has been reported as a reduction to general partner and limited partner interests. PPL owns a 50% undivided ownership interest in the Matagorda and the Brazoria County Gas systems which will be proportionally consolidated from the acquisition date. POC operates pipeline assets on behalf of both third parties and affiliates of the Partnership for a fee and will be fully consolidated by the Partnership.

The following table presents the aggregated allocation of the purchase price based on estimated fair values of Panther’s assets acquired and liabilities assumed at the date of acquisition, August 8, 2017 (in thousands):

Purchase Price Allocation
Fair value of acquired noncontrolling interest	$28,597
Property, plant and equipment	19,497
Intangibles (customer relationships)	5,984
Net working capital, net of cash acquired	2,095
Goodwill	4,692

Total	$60,865

The pro forma effect of our business acquisition of Panther entities was immaterial to our Consolidated Statements of Operations for the year ended December 31, 2017 and the comparative periods and therefore has not been separately disclosed.

Delta House Investment

On September 29, 2017, we acquired an additional 15.5% equity interest in Class A units of Delta House from affiliates of ArcLight for total cash consideration of approximately $125.4 million. As our 15.5% interest in Delta House was previously owned directly by ArcLight, we have accounted for our investment at our affiliate’s carry-over basis resulting in $49.8 million recorded in Investments in unconsolidated affiliates in our Consolidated Balance Sheets and as an investing activity within the related Consolidated Statement of Cash Flows. The amount by which the total consideration exceeded the carry-over basis was $75.6 million and was recorded as a distribution to our general partner within the Consolidated Statement of Changes in Equity, Partners’ Capital and Noncontrolling Interests and a financing activity in the Consolidated Statement of Cash Flows.

As of December 31, 2018, the Partnership and ArcLight indirectly own a 35.7% and 23.3% interest, respectively, in Delta House. Such 35.7% interest includes a 35.7% interest in Delta House FPS LLC (“FPS”), which entitles us to receive 100% of the distributions from FPS until a certain payout threshold is met. Once the payout threshold is met, which is projected to occur in the second half of 2020, approximately 7% of the distributions from FPS will be paid to the Class B membership interests in FPS.

For the year ended December 31, 2017, the Partnership recorded $41.3 million in equity earnings from Delta House. The Partnership also received cash distributions of $43.7 million during the year. The excess of the cash distributions received over the earnings recorded from Delta House is classified as a return of capital within cash flows from investing activities in our Consolidated Statements of Cash Flows.

Our interest in Delta House is accounted for as an equity method investment in the consolidated financial statements.

Emerald Transactions

On October 27, 2017, American Midstream Emerald, LLC, a wholly-owned subsidiary of the Partnership, entered into a Purchase and Sale Agreement with Emerald Midstream, LLC, an ArcLight affiliate, to purchase an additional 17.0% equity interest in Destin for total consideration of $30.0 million. As our 17% interest in Destin was previously owned directly by ArcLight, we have accounted for our investment at our affiliate’s carry-over basis resulting in $30.3 million recorded in Investments in unconsolidated affiliates in our Consolidated Balance Sheets and $30.0 million as an investing activity in our Consolidated Statement of Cash Flows. The amount by which the total consideration was below the carry-over basis was $0.3 million and was recorded as a contribution from our general partner within the Consolidated Statement of Changes in Equity, Partners’ Capital and Noncontrolling Interests and a non-cash financing activity in Note 22. Supplemental Cash flow information for the year ended December 31, 2017. With the acquisition, the Partnership now owns a 66.7% interest in Destin.

As Destin continues to be a VIE, the Partnership applied the guidance in ASC 810 - Consolidation to determine if either member has a controlling financial interest and if the Partnership is the primary beneficiary. As a result of our analysis, neither party has a controlling financial interest nor is the Partnership the primary beneficiary, and so the Partnership should not consolidate Destin. As it is not appropriate for the Partnership to consolidate Destin under the VIE model, we revisited the analysis in ASC 323, Investments - Equity Method and Joint Ventures, to determine the appropriate accounting for our interests and concluded that the Partnership should continue to account for Destin using the equity method of accounting as it continues to have the ability to exert significant influence over Destin’s operations.

Acquisition of Trans-Union pipeline

On November 3, 2017, we completed the acquisition of 100% of the equity interests in Trans-Union Interstate Pipeline, LP (“Trans-Union”) from affiliates of ArcLight, for a total consideration of approximately $49.4 million. The consideration consisted of approximately $16.9 million in cash funded from borrowings under our Original Credit Agreement and the assumption of the remaining balance of $32.5 million non-recourse debt with 3.97% interest, quarterly payments and maturity date on December 31, 2032. See Note 14. Debt Obligations for more information. Trans-Union owns a 42-mile, 30-inch diameter high-pressure FERC-regulated natural gas interstate pipeline with 546,000 MMbtu/day of maximum capacity. As a result, the results of these operations are reported in our Natural Gas Transportation Services segment. See Note 23. Reportable Segments. As the transaction represents an asset acquisition among entities under common control, as defined by ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, we did not recast our historical consolidated financial statements to reflect the accounts of Trans-Union from the date ArcLight obtained control. Instead, we recorded the acquired assets at carry over basis or ArcLight’s historical cost.

5. Dispositions

In the second quarter of 2017, we began executing a capital optimization strategy to simplify our business and redeploy capital from non-core assets toward higher return and growth opportunities. In addition to the sale of our Propane Marketing Services discussed below under Discontinued Operations, we determined that our terminalling assets were not integral to our core strategies, and therefore, we began contemplating their disposition. We began actively marketing our Terminalling Services segment assets to use the proceeds to fund future acquisitions and growth projects.

On June 16, 2018, we entered into a definitive agreement for the sale of our marine liquids terminals (the “Marine Products”) to institutional investors. The divestiture of the Marine Products, including the Harvey and Westwego terminals located in the Port of New Orleans, Louisiana and the Brunswick terminal located in the Port of Brunswick, Georgia, is a continuation of the Partnership’s previously announced non-core asset divestiture program. On July 31, 2018, we completed the sale of Marine Products. Net proceeds from this disposition were $208.6 million, exclusive of $5.7 million in advisory fees and other costs and were used to pay down our Credit Agreement (as defined in Note 14. Debt Obligations). We recognized a $99.1 million gain, which is reflected in the (Gain) loss on sale of assets, net in our Consolidated Statements of Operations. The tax expense associated with the gain was approximately $29.8 million and is included in Income tax expense in the Consolidated Statement of Operations. The disposition of Marine Products did not meet the criteria for discontinued operations, as we believe the disposal does not represent a strategic shift that will have a major effect on our operations or financial results.

On February 16, 2018, we entered into a definitive agreement for the sale of our refined products terminals (the “Refined Products”) to DKGP Energy Terminals LLC (“DKGP”). On August 1, 2018, we and DKGP announced the termination of the agreement.

Subsequent to the termination of the DKGP agreement, on November 15, 2018, we entered into a definitive agreement for the sale our Refined Products to Sunoco LLC for approximately $125 million in cash, subject to working capital adjustments. On December 20, 2018, we completed the sale of Refined Products. Net proceeds from this disposition were $125 million, exclusive of $3.7 million in advisory fees and other costs. The proceeds were used to pay-down outstanding borrowings under our Credit Agreement (as defined in Note 14. Debt Obligations). We recognized a $3.5 million loss, which is reflected in the (Gain) loss on sale of assets, net in our Consolidated Statements of Operations. The disposition of Refined Products did not meet the criteria for discontinued operations, as we believe the disposal does not represent a strategic shift that will have a major effect on our operations or financial results.

Discontinued Operations

On September 1, 2017, we completed the disposition of the Propane Business pursuant to the Membership Interest Purchase Agreement dated July 21, 2017, between AMID Merger LP, a wholly owned subsidiary of the Partnership, and SHV Energy N.V. Through the transaction, we divested Pinnacle Propane’s 40 service locations; Pinnacle Propane Express’ cylinder exchange business and related logistic assets; and the Alliant Gas utility system. Prior to the sale, we moved the trucking business from the Propane Business segment to the Liquid Pipelines and Services segment. With the disposition of the Propane Business, we eliminated the Propane Marketing Services segment.

In connection with the transaction, we received approximately $170.0 million in cash, net of customary closing adjustments and exclusive of $2.5 million of transaction costs. We recorded a gain of $47.4 million which is included in (Gains) losses on sale of assets and business line item in our Consolidated Statement of Cash Flows for the year ended December 31, 2017. The results of our Propane Business have been reported as discontinued operations in our Consolidated Statements of Operations.

The following tables summarize the financial information related to the Propane Business for the corresponding years (in thousands).

Consolidated Statement of Operations

	December 31,
	2017	2016
Total revenues	$87,520	$137,896
Costs and Expenses
Costs of sales	38,961	49,672
Direct operating expenses	35,177	51,828
Corporate expenses	7,174	9,992
Impairment of goodwill	—	12,802
Depreciation, amortization and accretion	9,823	15,936
(Gain) loss on sale of assets, net	(55)	2,182

Total expenses	91,080	142,412

Operating loss	(3,560)	(4,516)
Other income (expense)
Interest expense	(36)	(36)
Other income	316	374

Loss from discontinued operations before income tax expense	(3,280)	(4,178)
Income tax (expense) benefit	(59)	2

Net loss from discontinued operations	(3,339)	(4,176)
Partnership’s gain from the sale of discontinued operations	47,434	—

Partnership’s income (loss) from discontinued operations, including gain on sale	$44,095	$(4,176)

The following table summarizes other selected financial information related to the Propane Business (in thousands):

	Year ended December 31,
	2017	2016
Depreciation	$8,074	$13,108
Amortization	1,749	2,828
Capital expenditures	3,143	6,549
Other operating non-cash items
Impairment of goodwill	—	12,802
(Gain) loss on sale of assets	(55)	2,182
Unrealized (gain) loss on derivative contracts, net	—	(1,072)

Mid-Continent

On February 1, 2016, we sold certain trucking and marketing assets in the Mid-Continent area (the “Mid-Continent Business”) to JP Development for $9.7 million in cash. We recognized a loss on the disposal of approximately $12.9 million during the year ended December 31, 2015, which primarily related to goodwill and long-lived asset impairment charges. Prior to the classification as discontinued operations, we reported the Mid-Continent Business in our Liquid Pipelines and Services segment.

Financial information for the Mid-Continent Business which is included in Income (loss) from discontinued operations, net of tax in the Consolidated Statement of Operations is summarized below (in thousands):

Year Ended December 31, 2016
Revenues
Total revenues	$11,495

Costs and Expenses
Costs of sales	11,687
Direct operating expenses	203
Depreciation, amortization and accretion	211
Gain on sale of assets, net	(114)

Total expenses	11,987

Operating loss	(492)
Other expense	(47)

Loss from discontinued operations before income tax expense	(539)
Income tax expense	—

Net loss from discontinued operations	$(539)

6. Concentration of Credit Risk

Significant customers are defined as those who represent 10% of more of our consolidated revenue during the year. In 2018, we had two significant customers, Royal Dutch Shell (“Shell”) and Occidental Petroleum Corporation (“Occidental”), which accounted for 27% and 19%, respectively, of our consolidated revenue. The revenue from Shell is reported in our Gas Gathering and Processing Services, Liquid Pipelines and Services, Offshore Pipelines and Services and Terminalling Services segments. The revenue from Occidental is reported in our Gas Gathering and Processing Services, Liquid Pipelines and Services and Terminalling Services segments.

In 2017, we had two significant customers, Occidental and Shell, which accounted for 23% and 13%, respectively, of our consolidated revenue. In 2016, we had two significant customers, Occidental and Plains All American Pipeline, L.P, which accounted for 21% and 13%, respectively, of our consolidated revenue.

We are party to various commercial netting agreements that allow us and contractual counterparties to net receivable and payable obligations. These agreements are customary, and the terms follow standard industry practice. In the opinion of management, these agreements reduce the overall counterparty risk exposure.

7. Other Current Assets

Other current assets consist of the following (in thousands):

	December 31,
	2018	2017
Prepaid expenses	$8,395	$8,944
Current portion of deferred debt issuance costs (1)	5,433	—
Insurance receivables	649	1,741
Due from related parties	16	4,362
Other receivables	6,975	5,187
Risk management assets	4,768	3,186
Inventory	1,186	2,966

Total other current assets	$27,422	$26,386

(1)	Related to our Credit Agreement. See Note 14. Debt Obligations for discussion of our debt obligations.

8. Risk Management Activities

Commodity Derivatives

To limit the effect of commodity price changes and maintain our cash flow and the economics of our development plans, we enter into commodity derivative contracts from time to time. The terms of the contracts depend on various factors, including management’s view of future commodity prices, economics on purchased assets and future financial commitments. This hedging program is designed to mitigate the effect of commodity price declines while allowing us to participate to some extent in commodity price increases. Management regularly monitors the commodity markets and our financial commitments to determine if, when, and at what level commodity hedging is appropriate in accordance with policies that are established by the Board.

To meet this objective, we use a combination of fixed price swaps, basis swaps and forward contracts. We enter into commodity contracts with multiple counterparties, and in some cases, may be required to post collateral with our counterparties in connection with our derivative positions. The counterparties are not required to post collateral with us in connection with their derivative positions. Netting agreements are in place that permit us to offset our commodity derivative asset and liability positions with our counterparties. At times, we may also terminate or unwind hedges or portions of hedges in order to meet cash flow objectives or when the expected future volumes do not support the level of hedges. Our forward contracts that qualify for the normal purchase normal sale exception are recognized when the underlying physical transaction is delivered. While these contracts are considered derivative financial instruments, they are not recorded at fair value, but on an accrual basis of accounting. If it is determined that a transaction no longer meets the exception, the fair value of the related contract is recorded in our Consolidated Balance Sheets and immediately recognized through earnings.

The following table summarizes the net notional volume buy (sell) of our outstanding commodity-related derivatives, excluding those derivatives that qualified for the normal purchase normal sale exception as of December 31, 2018 and 2017, none of which were designated as hedges for accounting purposes.

	December 31, 2018		December 31, 2017
Commodity Swaps	Notional Volume	Maturity	Notional Volume	Maturity
Crude Oil Basis (barrels)	208,000	February 2019	—	—

Interest Rate Swaps

To manage the impact of the interest rate risk associated with our Credit Agreement (defined in Note 14. Debt Obligations ), we enter into interest rate swaps from time to time, effectively converting a portion of the cash flows related to our variable rate debt into fixed rate cash flows.

As of December 31, 2018 and 2017, we had a combined notional principal amount of $550.0 million in each year, of variable to fixed interest rate swap agreements. As of December 31, 2018, the maximum length of time over which we have hedged a portion of our exposure due to interest rate risk was through December 31, 2022.

The fair value of our interest rate swaps was estimated using a valuation methodology based upon forward interest rates and volatility curves as well as other relevant economic measures, if necessary. Discount factors may be utilized to extrapolate a forecast of future cash flows associated with long dated transactions. The inputs, which represent Level 2 inputs in the valuation hierarchy, are obtained from independent pricing services and we have made no adjustments to those prices.

Weather Derivative

In the second quarters of 2018 and 2017, we entered into a yearly weather derivative arrangement to mitigate the impact of potential unfavorable weather on our operations under which we could receive payments totaling up to $20.0 million and $30.0 million, respectively, in the event that a hurricane of certain strength passes through the areas identified in the derivative arrangement. The weather derivative, which is accounted for using the intrinsic value method, was entered into with a single counterparty, and we are not required to post collateral.

We paid a premium of $1.0 million and $1.1 million in 2018 and 2017, respectively, which is amortized to Direct operating expenses on a straight-line basis over the one year term of the contract. Unamortized amounts associated with our weather derivative was approximately $0.5 million and $ 0.5 million at December 31, 2018 and December 31, 2017, respectively, and is included in Other current assets in our Consolidated Balance Sheets.

Financial Instruments Measured at Fair Value on a Recurring Basis – The following table summarizes the fair value of our derivative contracts (before netting adjustments) included in our Consolidated Balance Sheets (in thousands):

		Asset Derivatives		Liability Derivatives
		December 31,		December 31,
Type	Balance Sheet Classification	2018	2017	2018	2017
Commodity swaps	Accrued expenses and other current liabilities	$—	$—	$(2)	$—
Interest rate swaps	Other current assets	4,314	2,677	—	—
Interest rate swaps	Other assets	6,017	8,807	—	—
Weather derivative	Other current assets	454	509	—	—

	Total	$10,785	$11,993	$(2)	$—

As of December 31, 2018 and 2017, there were no offsets to the fair value of our derivative assets and liabilities on a gross basis in the Consolidated Balance Sheets subject to enforceable master netting arrangements.

For the years ended December 31, 2018, 2017 and 2016, the realized and unrealized gains (losses) associated with our commodity, interest rate and weather derivative instruments were recorded in our Consolidated Statements of Operations, as follows (in thousands):

	Realized	Unrealized
2018
Gains (losses) on commodity derivatives, net	$2,038	$(2)
Interest expense, net of capitalized interest	5,894	(1,154)
Direct operating and corporate expenses	(1,045)	—

Total	$6,887	$(1,156)

2017
Losses on commodity derivatives, net	$(119)	$—
Interest expense, net of capitalized interest	89	1,109
Direct operating and corporate expenses	(1,030)	—

Total	$(1,060)	$1,109

2016
Losses on commodity derivatives, net	$(1,569)	$(48)
Interest expense, net of capitalized interest	(144)	10,375
Direct operating and corporate expenses	(966)	—

Total	$(2,679)	$10,327

9. Property, Plant and Equipment, Net

Property, plant and equipment, net, consists of the following (in thousands, excluding useful life):

	Useful Life (in years)	December 31, 2018	December 31, 2017
Land	N/A	$14,635	$18,145
Construction in progress	N/A	55,295	55,622
Transportation equipment	5 to 15	21,012	22,697
Buildings and improvements	4 to 40	11,503	16,235
Processing and treating plants	8 to 40	125,008	123,138
Pipelines and compressors	3 to 40	1,037,889	974,301
Storage	3 to 40	44,431	146,105
Equipment	5 to 20	65,793	80,220

Total property, plant and equipment		1,375,566	1,436,463
Less accumulated depreciation		(377,858)	(340,878)

Property, plant and equipment, net		$997,708	$1,095,585

At December 31, 2018 and 2017, gross property, plant and equipment included $382.0 million and $367.6 million, respectively, related to our FERC regulated interstate and intrastate assets.

Depreciation expense totaled $72.0 million, $76.9 million and $69.7 million for the years ended December 31, 2018, 2017 and 2016, respectively, which is included in Depreciation, amortization and accretion in our Consolidated Statements of Operations. Depreciation expense amounts have been adjusted by $8.1 million and $13.2 million for the years ended December 31, 2017 and 2016, respectively, to present the impact of classifying the Propane Business and Mid-Continent’s operations as discontinued operations, with the Propane Business being divested in September 2017 and Mid-Continent’s operations being divested in February 2016. Capitalized interest was $2.8 million, $2.5 million and $2.7 million for the years ended December 31, 2018, 2017 and 2016, respectively.

Impairment

In the fourth quarter of 2018, in connection with our annual budget process, we identified certain assets where our projected future cash flows indicated we may not recover their carrying value. Based on this assessment, at December 31, 2018, we recorded an impairment charge of $1.6 million related to our property, plant and equipment. The impairment consisted of $1.5 million related to our AMID Liquids Trucking asset within our Liquid Pipelines and Services segment and $0.1 million related to our Offshore Pipelines and Services segment. Our fair value measurements related to these assets are based on projected future cash flows, which are significant inputs not observable in the market and thus represent a Level 3 measurement.

At December 31, 2017, we identified certain assets where events or circumstances indicated we may not recover their carrying value. In the fourth quarter of 2017, due to plant shutdowns and changes in our forecast volumes on certain assets as part of our annual budget process, we made decisions that impact our ability to recover the carrying value of assets. Accordingly, we have impaired our Yellow Rose, Bazor Chatom, Burns Point and Transtar assets in our Gas Gathering and Processing Services segment, COSL in our Liquid Pipeline and Services segment and Trigas in our Natural Gas Transportation services segment. The total impairment charge was $103.9 million related to our property, plant and equipment. The impairment consisted of $97.8 million related to our Gas Gathering and Processing Services segment, $3.9 million related to our Natural Gas Transportation Services segment and $2.2 million related to our Liquid Pipelines and Services segment. Our fair value measurements related to these assets are based on significant inputs not observable in the market and thus represent a Level 3 measurement.

There was an impairment charge of $0.7 million recorded in 2016.

10. Goodwill and Intangible Assets, Net

Goodwill

The following table presents activity in the Partnership’s goodwill balance as of December 31, 2018 and 2017 (in thousands):

	Liquid Pipelines and Services	Offshore Pipelines and Services	Terminalling Services	Total
Balance at January 1, 2017	$113,669	$—	$88,466	$202,135
Transfers (1)	11,041	—	(11,041)	—
Additions (2)	—	4,692	—	4,692
Impairment charges	(77,961)	—	—	(77,961)

Balance at December 31, 2017	46,749	4,692	77,425	128,866
Sale of assets (3)	—	—	(77,425)	(77,425)
Additions (2)	—	282	—	282
Impairment charges	—	—	—	—

Balance at December 31, 2018	$46,749	$4,974	$—	$51,723

Balance at December 31, 2017
Goodwill	$124,710	$4,692	$77,425	$206,827
Accumulated impairment losses	(77,961)	—	—	(77,961)

	$46,749	$4,692	$77,425	$128,866

Balance at December 31, 2018
Goodwill	$124,710	$4,974	$—	$129,684
Accumulated impairment losses	(77,961)	—	—	(77,961)

	$46,749	$4,974	$—	$51,723

(1)

During 2018, we reorganized our reporting structure resulting in a recast of our segment results to reflect the changes. See Note 23. Reportable Segments for a discussion on the restructuring of our reporting structure.

(2)

Due to our Panther acquisition discussed in Note 4. Acquisitions, our goodwill balance increased by approximately $5.0 million associated with the Panther assets acquired and reported in our Offshore Pipelines and Services segment.

(3)

In 2018, our goodwill decreased $16.3 million due to Marine Products which was sold on July 31, 2018 and $61.1 million due to Refined Products which was sold on December 20, 2018. See Note 5. Dispositions for further discussions.

2017 Impairment

In 2017, as a result of our annual quantitative analysis in the fourth quarter, we identified that the fair value of two of our seven RUs, Silver Dollar and COSL, which are both in our Liquid Pipelines and Services segment, was less than their carrying values. Accordingly, we recorded an impairment charge of $78.0 million, of which $61.4 million is related to Silver Dollar and $16.6 million is related to COSL. The impairments were primarily due to changes in assumptions during our annual impairment testing and related primarily to the timing of estimated drilling by producers compared to previous expectations. These assumptions were adversely impacted due to delays in drilling and completions by producers.

2016 Impairment

In the fourth quarter of 2016, we recognized additional goodwill impairment charges totaling $2.7 million related to our JP Liquids businesses reported in our Liquid Pipelines and Services reportable segment as a result of our quantitative impairment analysis. We also recorded a goodwill impairment charge of $12.8 million in 2016 related to our Pinnacle Propane Express business that we disposed, which is reported in Income (loss) from discontinued operations, net of taxes in our Consolidated Statement of Operations. This was due primarily to declines in future estimated margins as a result of increased competition changes in propane prices.

Intangible assets, net

Overview

Intangible assets, net, consists of customer relationships, customer contracts, dedicated acreage agreements and collaborative arrangements as acquired in connection with business combinations. These intangible assets have definite lives and are subject to amortization on a straight-line basis over their economic lives, currently ranging from approximately 5 years to 30 years.

Intangible assets, net, consist of the following (in thousands):

	December 31,
	2018	2017	2018	2017	2018	2017
	Gross carrying amount		Accumulated amortization		Net carrying amount
Customer relationships	$64,744	$110,483	$(17,033)	$(29,965)	$47,711	$80,518
Customer contracts	94,692	94,692	(53,156)	(48,173)	41,536	46,519
Dedicated acreage	42,547	42,547	(7,592)	(6,216)	34,955	36,331
Collaborative arrangements	11,884	11,884	(2,264)	(1,415)	9,620	10,469
Other	198	1,262	(28)	(1,089)	170	173

Total	$214,065	$260,868	$(80,073)	$(86,858)	$133,992	$174,010

During the fourth quarter of 2017, we identified certain assets where events or circumstances indicated we may not recover their carrying value. Accordingly, we recorded impairment charges of $10.8 million associated with the dedicated acreage related to our Yellow Rose asset in our Gas Gathering and Processing segment and $1.9 million associated with customer relationships related to our COSL asset in our Liquid Pipelines and Services segment. The charges are reported as a component of Impairment of long-lived assets and intangible assets line item in our Consolidated Statement of Operations for the year ended December 31, 2017. Our fair value measurements related to these assets are based on significant inputs not observable in the market and thus represent a Level 3 measurement.

For the years ended December 31, 2018, 2017 and 2016, amortization expense on our intangible assets was $10.3 million, $24.3 million and $19.2 million, respectively, which is included in Depreciation, amortization and accretion in the Consolidated Statements of Operations. Included in Income (loss) from discontinued operations, net of tax in our Consolidated Statements of Operations is amortization expense of $1.7 million and $2.9 million for the years ended December 31, 2017 and 2016, respectively, related to the Propane Business which was sold in 2017 and Mid-Continent Business which was sold in 2016.

Remaining estimated amortization expense is as follows (in thousands):

Estimated Amortization Expense
2019	$10,182
2020	10,182
2021	10,182
2022	9,293
2023	6,626
Thereafter	87,321

The storage tank capacity in our crude oil storage facility in Cushing, Oklahoma is dedicated to one customer pursuant to a long-term contract with an initial expiration date of August 3, 2017 and an optional two -year renewal term. We did not receive a notice of the customer’s intent to renew this contract by the required date of February 3, 2017 and therefore we accelerated the remaining amortization of the related customer relationship intangible of approximately $9.9 million over the remaining term of the contract, which expired on August 3, 2017.

11. Investment in Unconsolidated Affiliates

For additional information about acquisitions by the Partnership of investments in unconsolidated affiliates, see Note 4. Acquisitions.

On August 8, 2017, we entered into a new joint venture agreement with Targa Midstream Services, LLC (“Targa”) through our previously wholly owned subsidiary Cayenne Pipeline, LLC (“Cayenne”). We received $5.0 million in cash in exchange for the sale of 50% ownership interest in Cayenne to Targa. The sole asset of the joint venture is a natural gas pipeline which was converted into an NGL pipeline. Both parties will each have 50% economic interests and 50% voting rights, with Targa serving as the operator of the pipeline and the joint venture. The additional costs of conversion and associated construction were shared equally by us and Targa. On December 28, 2017, the pipeline became operational. The gain recognized associated with this joint venture is included in the (Gain) loss on sales of assets, net in the Consolidated Statement of Operations for the year ended December 31, 2017.

The following table presents activity in the Partnership’s investments in unconsolidated affiliates (in thousands):

	Delta House (1)		Emerald Transactions
	FPS	OGL	Destin	Tri-States	Okeanos	Wilprise	MPOG (2)	Cayenne	Total
Ownership % at December 31, 2017	35.7%	35.7%	66.7%	16.7%	66.7%	25.3%	—%	50.0%
Ownership % at December 31, 2018	35.7%	35.7%	66.7%	16.7%	66.7%	25.3%	—%	50.0%
Balance at December 31, 2015	$33,465	$23,060	$—	$—	$—	$—	$7,179	$—	$63,704
Investments	55,461	3,255	122,830	56,681	27,451	5,064	—	—	270,742
Earnings in unconsolidated affiliates	21,022	9,260	3,946	1,633	3,642	437	218	—	40,158
Contributions	—	—	—	—	—	—	429	—	429
Distributions	(45,465)	(10,125)	(15,894)	(3,292)	(4,034)	(557)	(3,679)	—	(83,046)

Balance at December 31, 2016	64,483	25,450	110,882	55,022	27,059	4,944	4,147	—	291,987

Investments	22,538	27,289	30,240	—	—	—	(2,365)	—	77,702
Earnings in unconsolidated affiliates	28,794	12,536	9,457	4,395	7,719	719	(682)	112	63,050
Contributions	—	—	—	—	—	—	—	6,542	6,542
Distributions	(25,403)	(18,343)	(26,334)	(6,360)	(12,333)	(974)	(1,100)	—	(90,847)

Balance at December 31, 2017	90,412	46,932	124,245	53,057	22,445	4,689	—	6,654	348,434

	Delta House (1)		Emerald Transactions
	FPS	OGL	Destin	Tri-States	Okeanos	Wilprise	MPOG (2)	Cayenne	Total
Earnings in unconsolidated affiliates	$23,029	$12,440	$21,807	$4,256	$12,700	$957	$—	$6,740	$81,929
Contributions	847	6	—	—	—	—	—	4,293	5,146
Distributions	(23,201)	(17,184)	(31,701)	(5,984)	(14,504)	(1,139)	—	(4,000)	(97,713)

Balance at December 31, 2018	$91,087	$42,194	$114,351	$51,329	$20,641	$4,507	$—	$13,687	$337,796

(1)	Represents direct and indirect ownership interests in Class A units.
(2)	We purchased the remaining equity interest in MPOG on August 8, 2017. See Note 4. Acquisitions.

The difference between our carrying value and the underlying equity in the net assets of our equity investments are assigned to the investment’s assets and liabilities based on an analysis of the factors giving rise to the basis difference. The amortization of the basis difference is included in Earnings from unconsolidated affiliates in our Consolidated Statements of Operations.

The following table represents the basis difference by unconsolidated affiliate (in thousands):

	Delta House		Emerald Transactions
	FPS	OGL	Destin	Tri-States	Okeanos	Wilprise	Cayenne	Total
December 31, 2017	$43,815	$(8,998)	$881	$32,092	$(60,533)	$1,486	$(3,936)	$4,807
December 31, 2018	$41,762	$(8,424)	$826	$30,587	$(57,039)	$1,374	$(3,666)	$5,420

The following tables include summarized data for the entities underlying our equity method investments (in thousands) (amounts represent 100% of investee financial information):

	December 31,
	2018	2017
Current assets	$96,116	$80,405
Non-current assets	1,239,733	1,288,862
Current liabilities	14,700	130,904
Non-current liabilities	542,047	436,584

	Delta House		Emerald Transactions
	FPS	OGL	Destin	Tri-States	Okeanos	Wilprise	MPOG (1)	Cayenne	Total
December 31, 2018
Revenue	$100,497	$39,970	$57,815	$49,030	$25,110	$5,798	$—	$15,439	$293,659
Operating expenses	1,190	389	13,741	8,872	1,442	752	—	1,381	27,767
Net income	70,355	33,285	32,792	34,565	13,807	4,224	—	12,940	201,968
Income attributable to Partnership	25,082	11,866	21,862	5,761	9,206	1,069	—	6,470	81,316
Basis difference amount recognized	(2,053)	574	(55)	(1,505)	3,494	(112)	—	270	613
Earnings in unconsolidated affiliates	23,029	12,440	21,807	4,256	12,700	957	—	6,740	81,929
Ownership percentage	35.7%	35.7%	66.7%	16.7%	66.7%	25.3%	—%	50.0%

	Delta House		Emerald Transactions
	FPS	OGL	Destin	Tri-States	Okeanos	Wilprise	MPOG (1)	Cayenne	Total
December 31, 2017
Revenue	$175,582	$63,720	$45,545	$50,505	$18,040	$5,169	$4,047	$—	$362,608
Operating expenses	1,243	370	17,841	9,583	1,906	1,085	2,199	—	34,227
Net income	138,648	57,123	18,036	35,400	6,336	3,281	(1,042)	—	257,782
Income attributable to Partnership	30,244	12,322	9,649	5,900	4,224	830	(695)	—	62,474
Basis difference amount recognized	(1,450)	214	(192)	(1,505)	3,495	(111)	13	112	576
Earnings in unconsolidated affiliates	28,794	12,536	9,457	4,395	7,719	719	(682)	112	63,050
Ownership percentage	35.7%	35.7%	66.7%	16.7%	66.7%	25.3%	—%	50.0%
December 31, 2016
Revenue	$182,059	$68,381	$32,319	$25,557	$10,453	$3,276	$8,957	$—	$331,002
Operating expenses	1,140	361	15,315	6,754	1,670	706	2,882	—	28,828
Net income	148,724	63,051	8,272	15,983	1,911	2,028	298	—	240,267
Income attributable to Partnership	21,306	9,279	4,108	2,663	1,274	513	198	—	39,341
Basis difference amount recognized	(284)	(19)	(162)	(1,030)	2,368	(76)	20	—	817
Earnings in unconsolidated affiliates	21,022	9,260	3,946	1,633	3,642	437	218	—	40,158
Ownership percentage	20.1%	20.1%	49.7%	16.7%	66.7%	25.3%	66.7%	—%

(1)

In August 2017, we acquired 100% of the interest in POGS, the outstanding interests in one of our equity investments. We have consolidated this entity from the acquisition date. See Note 4. Acquisitions for further discussion.

12. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consists of the following (in thousands):

	December 31,
	2018	2017
Capital expenditures	$10,336	$10,721
Accrued interest	3,910	3,190
Current portion of asset retirement obligation	3,846	6,416
Additional Blackwater acquisition consideration	—	5,000
Taxes payable	27,522	5,263
Due to related parties	9,566	6,609
Professional fees	3,483	1,848
Royalties, gas imbalance and leases payables	4,405	7,905
Other	15,544	21,902

Total accrued expenses and other current liabilities	$78,612	$68,854

13. Asset Retirement Obligations

We record a liability for the fair value of AROs and conditional AROs that we can reasonably estimate, on a discounted basis, in the period in which the liability is incurred. Generally, the fair value of the liability is calculated using discounted cash flow techniques and based on internal estimates and assumptions related to (i) future retirement costs, (ii) future inflation rates and (iii) credit adjusted risk-free interest rates. Significant increases or decreases in the assumptions would result in a significant change to the fair value measurement.

Certain assets related to our Offshore Pipelines and Services and Natural Gas Transportation Services segments have regulatory obligations to perform remediation, and in some instances dismantlement and removal activities, when the assets are abandoned. These AROs include varying levels of activity including disconnecting inactive assets from active assets, cleaning and purging assets, and in some cases, completely removing the assets and returning the land to its original state. These assets have been in existence for many years, and with regular maintenance will continue to be in service for many years to come. It is not possible to predict when demand for these transmission services will cease; however, we do not believe that such demand will cease for the foreseeable future. The majority of the current portion of our AROs, which is included in Accrued expenses and other current liabilities in our Consolidated Balance Sheets, is related to the retirement of the Midla pipeline. For further discussion related to the retirement of the Midla Pipeline, see the Note 14. Debt Obligations.

The following table presents activity in our AROs (in thousands):

	Years Ended December 31,
	2018	2017
Balance as of January 1,	$72,610	$50,862
Additions (1)	260	8,922
Revision in estimate (2)	(216)	11,516
Disposals	(515)	—
Expenditures	(4,440)	(697)
Accretion expense	3,598	2,007

Balance as of December 31,	71,297	72,610
Current portion	3,846	6,416

Non-current portion	$67,451	$66,194

(1)

Year ended December 31, 2017, includes $8.7 million assumed in connection with the Panther acquisition on August 8, 2017 described in Note 4. Acquisitions. This assumed ARO in 2017 was associated with PPL,

POGS and MPOG entities. Of the balance, the total ARO associated with MPOG was approximately $7.0 million. This balance represents 100% of the ARO balance associated with MPOG that we assumed as a result of purchasing the remaining 33.3% of ownership of MPOG, which was our 66.7% investment pre-August 8, 2017.
(2)

Year ended December 31, 2017, represents updated liability associated with the ARO relating to our High Point assets in the Offshore Pipelines and Services segment. This update was due to our annual review of ARO obligations which resulted in a revised estimated cost of the original ARO recorded.

We may be required to establish security against potential ARO relating to the abandonment of certain transmission assets that may be imposed on the previous owner by applicable regulatory authorities. We have deposited $5.0 million with a third party to secure our performance on these potential obligations. These deposits are included in Restricted cash – long term in our Consolidated Balance Sheets as of December 31, 2018 and 2017.

14. Debt Obligations

Our outstanding debt consists of the following as of December 31, 2018 and 2017 (in thousands):

	December 31, 2018	December 31, 2017
Credit Agreement	$514,800	$697,900
8.50% Senior unsecured notes, due 2021	425,000	425,000
3.77% Senior secured notes, due 2031 (non-recourse)	57,517	58,324
3.97% Senior secured notes, due 2032 (non-recourse)	30,270	32,025
Other debt	4,127	4,989

Total debt obligations	1,031,714	1,218,238
Unamortized debt issuance costs	(8,009)	(9,231)

Total debt	1,023,705	1,209,007
Current portion of long-term debt	(522,966)	(7,551)

Long-term debt	$500,739	$1,201,456

AMID Revolving Credit Agreement

On March 8, 2017, the Partnership along with other subsidiaries of the Partnership (collectively, the “Borrowers”) entered into the Second Amended and Restated Credit Agreement, with Bank of America N.A., as Administrative Agent, Collateral Agent and L/C Issuer, Wells Fargo Bank, National Association, as Syndication Agent, and other lenders (the “Original Credit Agreement”).

The Original Credit Agreement had an initial borrowing commitment of $900.0 million and provided for an accordion feature that would permit, subject to customary conditions, the borrowing commitment under the facility to be increased to a maximum of $1.1 billion. As a result of the Amendments, defined below, the borrowing commitment under the Credit Agreement, defined below, was $620.0 million at December 31, 2018.

During 2018, we amended the Original Credit Agreement by entering into the First Amendment to the Second Amended and Restated Credit Agreement on June 29, 2018 and by entering into the Second Amendment to the Second Amended and Restated Credit Agreement on December 27, 2018 (collectively, the “Amendments” and, the Original Credit Agreement as amended by the Amendments, the “Credit Agreement”; capitalized terms used but not defined herein shall have the meanings assigned thereto in the Credit Agreement) with a syndicate of lenders and Bank of America, N.A., as administrative agent.

The Credit Agreement matures on September 5, 2019, and therefore, is being presented as a current liability in our Consolidated Balance Sheet as of December 31, 2018.

The Amendments add a required prepayment in the amount equal to 100% of the net cash proceeds received from the Marine Products and Refined Products asset sales and any other disposition greater than $5 million.

On July 31, 2018, we completed the sale of Marine Products. Net proceeds from this disposition were $208.6 million, exclusive of $5.7 million in advisory fees and other costs, and were used to pay down the Credit Agreement.

On December 20, 2018, we completed the sale of Refined Products. Net proceeds from this disposition were approximately $125.0 million, exclusive of $3.7 million in advisory fees and other costs, and were used to pay down the Credit Agreement.

The Amendments also amend our borrowing commitment as follows:

•	upon consummation of the Marine Products sale, the aggregate commitment under the Credit Agreement was automatically reduced by $200.0 million;

•	upon consummation of the Refined Products sale, the aggregate commitment under the Credit Agreement was automatically reduced by $80.0 million; and

•	upon consummation of any disposition greater than $7.5 million, the aggregate commitment under the Credit Agreement shall be automatically reduced by 50% of the net cash proceeds of such disposition.

The Amendments add new pricing tiers of LIBOR + 3.50% when Consolidated Total Leverage Ratio equals or exceeds 5.0:1.0 and LIBOR + 4.00% when Consolidated Total Leverage Ratio equals or exceeds 5.5:1.0. The Credit Agreement includes the following financial covenants, as amended by the Amendments and defined in the Credit Agreement, which financial covenants will be tested on a quarterly basis, for the fiscal quarter then ending:

	Minimum Consolidated Interest Coverage Ratio	Maximum Consolidated Total Leverage Ratio	Maximum Consolidated Secured Leverage Ratio
December 31, 2018	1.75:1.00	6.25:1.00	3.75:1.00
March 31, 2019	1.75:1.00	6.50:1.00	3.75:1.00
June 30, 2019 and thereafter	1.50:1.00	5.75:1.00	3.50:1.00

As of December 31, 2018, we were in compliance with our Credit Agreement financial covenants, including those shown below:

Ratio	Actual
Consolidated Interest Coverage Ratio	2.12
Consolidated Total Leverage Ratio	5.79
Consolidated Secured Leverage Ratio	3.17

We also pay a commitment fee ranging from 0.375% to 0.50% per annum, depending on our total leverage ratio then in effect, on the undrawn portion of the revolving loan under the Credit Agreement.

Our ability to maintain compliance with the leverage and interest coverage ratios included in the Credit Agreement may be subject to, among other things, the timing and success of initiatives we are pursuing, which may include expansion capital projects, acquisitions or drop down transactions, as well as the associated financing for such initiatives. The terms of the Credit Agreement also include covenants that restrict our ability to make cash distributions and acquisitions in some circumstances. If required, ArcLight, which controls the General Partner of the Partnership, has confirmed its intent to provide financial support for the Partnership to maintain compliance with the covenants contained in the Credit Agreement through April 10, 2019.

All obligations under the Credit Agreement and the guarantees of those obligations are secured, subject to certain exceptions, by a first-priority lien on and security interest in (i) substantially all of the Borrowers’ assets and the assets of certain of the subsidiaries of the Partnership and (ii) the capital stock of certain of the Partnership’s subsidiaries.

The guarantees by the Guarantors are full and unconditional and joint and several among the Guarantors. The terms of the Credit Agreement include covenants that restrict our ability to make cash distributions and acquisitions in some circumstances.

As of December 31, 2018, we had $ 514.8 million of borrowings, $ 39.3 million of letters of credit outstanding and $ 65.9 million of remaining borrowing commitment under the Credit Agreement, of which $ 39.8 million was available as of December 31, 2018. The carrying value of amounts outstanding under the Credit Agreement approximates the related fair value, as interest charges vary with market rates conditions. For the years ended December 31, 2018, 2017 and 2016, the weighted average interest rate, excluding the impact of interest rate swaps, on borrowings under our Credit Agreement was approximately 6.47%, 4.96% and 4.29%, respectively.

JPE Credit Agreement

On February 12, 2014, we entered into the JPE Credit Agreement with Bank of America, N.A, which was available for refinancing and repayment of certain existing indebtedness, working capital, capital expenditures, permitted acquisitions and other general partnership purposes. The JPE Credit Agreement consisted of a $275.0 million revolving loan, which included a sub-limit of up to $100.0 million for letters of credit.

Borrowings under the JPE Credit Agreement bore interest at a rate per annum equal to, at our option, either (a) a base rate determined by reference to the highest of (1) the federal funds effective rate plus 0.5%, (2) the prime rate of Bank of America, and (3) LIBOR, subject to certain adjustments, plus 1.00% or (b) LIBOR, in each case plus an applicable rate. The applicable rate was (a) 1.25% for prime rate borrowing and 2.25% for LIBOR borrowings. The commitment fee was subject to an adjustment each quarter based in the Consolidated Net Total Leverage Ratio, as defined in the related agreement. The carrying value of amounts outstanding under the JPE Credit Agreement approximates the related fair value, as interest charges vary with market rate conditions.

The JPE Credit Agreement was scheduled to mature on February 12, 2019, but was paid off and terminated on March 8, 2017 in connection with the Partnership’s acquisition of JPE.

8.50% Senior Notes

On December 28, 2016, the Partnership and American Midstream Finance Corporation, our wholly-owned subsidiary (the “Co-Issuer” and together with the Partnership, the “Issuers”), completed the issuance and sale of $300 million aggregate principal amount of their 8.50% Senior Notes due 2021 (the “8.50% Senior Notes”). The 8.50% Senior Notes are jointly and severally guaranteed by certain of the Partnership’s subsidiaries. The 8.50% Senior Notes rank equal in right of payment with all existing and future senior indebtedness of the Issuers, and senior in right of payment to any future subordinated indebtedness of the Issuers. The 8.50% Senior Notes were issued at par and provided approximately $294.0 million in proceeds, after deducting the initial purchasers’ discount of $6.0 million. The Partnership also incurred $2.7 million of direct issuance costs resulting in net proceeds related to the 8.50% Senior Notes of $291.3 million.

On December 19, 2017, the Issuers completed the issuance and sale of an additional $125 million in aggregate principal amount of 8.50% Senior Notes (the “Additional Issuance”), net of issuance cost of approximately $3.0 million.

The Additional Issuance will mature on December 15, 2021 and interest on the Additional Issuance will accrue from December 15, 2017. Interest on the Additional Issuance is payable in cash semiannually in arrears on each June 15 and December 15, with interest payable on the Additional Issuance commencing June 15, 2018. Interest will be payable to holders of record on June 1 st and December 1 st immediately preceding the related interest payment date and will be computed on the basis of a 360-day year consisting of twelve 30-day months. Pursuant to the registration rights agreements entered into in connection with the issuances of the 8.50% Senior Notes, additional interest on the 8.50% Senior Notes accrues at 0.25% per annum for the first 90-day period following December 23, 2017 and by an additional 0.25% per annum with respect to each subsequent 90-day period, up to a maximum additional rate of 1.00% per annum over 8.50%, until we complete an exchange offer for the 8.50% Senior Notes.

At any time prior to December 15, 2018, the Issuers were able to redeem up to 35% of the aggregate principal amount of 8.50% Senior Notes, at a redemption price of 108.50% of the principal amount, plus accrued and unpaid interest to the redemption date, in an amount not greater than the net cash proceeds of one or more equity offerings by the Partnership, provided that:

•

at least 65% of the aggregate principal amount of the 8.50% Senior Notes remains outstanding immediately after such redemption (excluding 8.50% Senior Notes held by the Partnership and its subsidiaries); and

•	the redemption occurs within 180 days of the closing of each such equity offering.

On and after December 15, 2018, the Issuers may redeem all or a part of the 8.50% Senior Notes, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

Year	Percentage
2018	104.250%
2019	102.125%
2020 and thereafter	100.000%

The indenture restricts the Partnership’s ability and the ability of certain of its subsidiaries to, among other things: (i) incur, assume or guarantee additional indebtedness, issue any disqualified stock or issue preferred units, (ii) create liens to secure indebtedness, (iii) pay distributions on equity securities, redeem or repurchase equity securities or redeem or repurchase subordinated securities, (iv) make investments, (v) restrict distributions, loans or other asset transfers from restricted subsidiaries, (vi) consolidate with or merge with or into, or sell substantially all of its properties to, another person, (vii) sell or otherwise dispose of assets, including equity interests in subsidiaries, (viii) enter into transactions with affiliates, (ix) engage in certain business activities and (x) enter into sale and leaseback transactions. These covenants are subject to a number of important exceptions and qualifications. If at any time the 8.50% Senior Notes are rated investment grade by either Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services and no Default or Event of Default (as each are defined in the Indenture) has occurred and is continuing, many of such covenants will terminate and the Partnership and its subsidiaries will cease to be subject to such covenants.

3.77% Senior Notes

On September 30, 2016, Midla Financing, LLC (“Midla Financing”), American Midstream (Midla), LLC (“Midla”), and Mid Louisiana Gas Transmission LLC (“MLGT”) and together with Midla, (the “Note

Guarantors”) entered into a Note Purchase and Guaranty Agreement with certain institutional investors (the “Purchasers”) whereby Midla Financing issued $60.0 million in aggregate principal amount of 3.77% Senior Notes due June 30, 2031. Principal and interest on the 3.77% Senior Notes is payable in installments on the last business day of each quarter beginning June 30, 2017 with the remaining balance payable in full on June 30, 2031. The average quarterly principal payment is approximately $1.1 million. The 3.77% Senior Notes were issued at par and provided proceeds of approximately $57.7 million, net of debt issuance costs of $2.3 million.

Net proceeds from the 3.77% Senior Notes are restricted and will be used to fund project costs incurred in connection with the construction of the Midla-Natchez Line, the retirement of Midla’s existing 1920’s pipeline, the move of our Baton Rouge operations to the MLGT system and the reconfiguration of the DeSiard compression system and all related ancillary facilities. These proceeds can also be used to pay costs incurred in connection with the issuance of the 3.77% Senior Notes, and for the general corporate purposes of Midla Financing. In addition, revenue is required to be deposited into restricted cash accounts and disbursements must be approved by the lender. As of December 31, 2018 and December 31, 2017, Restricted cash included $23.4 million and $14.9 million related to the 3.77% Senior Notes.

The Note Purchase Agreement includes customary representations and warranties, affirmative and negative covenants (including financial covenants), and events of default that are customary for a transaction of this type. Midla Financing must maintain a debt service reserve account containing six months of principal and interest payments, and Midla Financing and the Note Guarantors (including any entities that become guarantors under the terms of the 3.77% Senior Note Purchase Agreement) are restricted from making distributions until June 30, 2017, unless the debt service coverage ratio is not less than, and is not projected to be for the following 12 calendar months less than, 1.20:1.00, and unless certain other requirements are met.

In connection with the 3.77% Senior Note Purchase Agreement, the Note Guarantors guaranteed the payment in full of all Midla Financing’s related obligations. Also, Midla Financing and the Note Guarantors granted a security interest in substantially all of their tangible and intangible personal assets, including the membership interests in each Note Guarantor held by Midla Financing, and Midla Holdings pledged the membership interests in Midla Financing to the Collateral Agent.

3.97% Trans-Union Senior Secured Notes

On May 10, 2016, Trans-Union Interstate Pipeline, LP (“Trans-Union”) entered into an agreement with certain institutional investors in the insurance business represented by Babson Capital Management LLC (the “lender”) whereby Trans-Union issued $35.0 million in aggregate principal amount of 3.97% Senior Secured Notes (“Trans-Union Senior Notes”) due December 31, 2032. Principal and interest on the Trans-Union Senior Notes were payable in installments on the last business day of each quarter beginning June 30, 2016 with the remaining balance payable in full on December 31, 2032. The average quarterly principal payment is approximately $0.5 million. The Trans-Union Senior Notes were issued at par and provided net proceeds of approximately $34.6 million after deducting related issuance cost of approximately $0.4 million. The Partnership assumed the Trans-Union Senior Notes following the Trans-Union acquisition on November 3, 2017. See Note 4. Acquisitions.

The Trans-Union Senior Notes also required pledged accounts in which revenue is required to be deposited into these accounts and disbursements must be approved by the lender. As of December 31, 2018 and 2017, we had $6.8 million and $1.7 million, respectively in Restricted cash in our Consolidated Balance Sheets.

The following table presents the carrying value and estimated fair value of our debt as of December 31, 2018 and December 31, 2017. Short-term and long-term debt are recorded at amortized cost in the Consolidated Balance Sheets.

	December 31, 2018		December 31, 2017
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Debt
8.5% Senior Unsecured Notes	$419,451	$399,789	$418,421	$437,062
3.77% Senior Secured Notes	55,370	51,567	56,005	53,845
3.97% Trans-Union Secured Senior Notes	29,956	27,822	31,692	30,221

Total	$504,777	$479,178	$506,118	$521,128

The fair value of debt instruments are valued using a market approach based on quoted prices for similar instruments traded in active markets and are classified as Level 2 within the fair value hierarchy. All financial instruments in the table above are classified as Level 2. The carrying value of amounts outstanding under the Credit Agreement approximates the related fair value, as interest charges vary with market rate conditions.

Going Concern Assessment and Management’s Plans

Pursuant to FASB ASC 205-40, Presentation of Financial Statements – Going Concern (Subtopic 205-40): Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern, we are required to assess our ability to continue as a going concern for a period of one year from the date of the issuance of these consolidated financial statements. Substantial doubt about an entity’s ability to continue as a going concern exists when relevant conditions and events, considered in the aggregate, indicate that it is probable that the entity will be unable to meet its obligations as they become due within one year from the financial statement issuance date. As discussed above in AMID Revolving Credit Agreement, our Credit Agreement matures on September 5, 2019 and has not been renewed as of the date of the issuance of these consolidated financial statements.

As discussed in Note 21. Related Party Transactions, on September 27, 2018, the Board received a non-binding proposal from Magnolia, an affiliate of ArcLight to acquire the common units that it does not already own. On March 17, 2019, we entered into the Merger Agreement and expect the Pending Merger to close in the second quarter of 2019. As the Merger Agreement is subject to customary closing conditions and because the Pending Merger may affect how, or if, the Partnership elects to obtain a maturity extension, management has deferred finalization of a renewal of the Credit Agreement.

While we intend to renew or extend the terms of our Credit Agreement, until such time as we have executed an agreement to refinance or extend the maturity of our Credit Agreement, we cannot conclude that it is probable we will do so, and accordingly, this raises substantial doubt about our ability to continue as a going concern.

15. Convertible Preferred Units

Our convertible preferred units consist of the following (in thousands):

	Series A		Series C		Series D		Total
	Units	$	Units	$	Units	$	$
December 31, 2016	10,107	$181,386	8,792	$118,229	2,333	$34,475	$334,090
Issuance of units	—	—	—	—	(2,333)	(34,475)	(34,475)
Paid in kind unit distributions	612	10,412	173	7,153	—	—	17,565

December 31, 2017	10,719	$191,798	8,965	$125,382	—	$—	$317,180
Paid in kind unit distributions	291	3,983	277	3,461	—	—	7,444

December 31, 2018	11,010	$195,781	9,242	$128,843	—	$—	$324,624

Affiliates of our General Partner hold and participate in quarterly distributions on our convertible preferred units, with such distributions being made in cash, paid-in-kind units or a combination thereof at the election of the Board. The convertible preferred unitholders have the right to receive cumulative distributions in the same priority and prior to any other distributions made in respect of any other partnership interests.

To the extent that any portion of a quarterly distribution on our convertible preferred units to be paid in cash exceeds the amount of cash available for such distribution, the amount of cash available will be paid to our convertible preferred unitholders on a pro rata basis while the difference between the distribution and the available cash will accrue interest until paid.

Series A-1 Convertible Preferred Units

On April 15, 2013, the Partnership, our General Partner and AIM Midstream Holdings entered into agreements with HPIP, pursuant to which HPIP acquired 90% of our General Partner and all of our subordinated units from AIM Midstream Holdings and contributed the High Point System and $15.0 million in cash to us in exchange for 5,142,857 of our Series A-1 Units.

Except as provided in the Partnership Agreement, the Series A-1 Units have voting rights that are identical to the voting rights of the common units and will vote with the common units as a single class, with each Series A-1 Unit entitled to one vote for each common unit into which such Series A-1 Unit is convertible. The Series A-1 Units receive distributions prior to distributions to our common unitholders. The distributions on the Series A-1 Units are equal to the greater of $0.4125 per unit or the declared distribution to common unitholders. The Series A-1 Units may be converted into common units on a one -to-one basis, subject to customary anti-dilutive adjustments, at the option of the unitholders on or any time after January 1, 2014. As of December 31, 2018, the conversion price was $13.66 and the conversion ratio was 1.281. The sale of the Series A-1 Units was exempt from registration pursuant to Rule 4(a)(2) under The Securities Act of 1933 (the “Act”).

Upon any liquidation and winding up of the Partnership or the sale of substantially all of its assets, the holders of Series A-1 Units will generally be entitled to receive, in preference to the holders of any of the Partnership’s other equity securities, but in parity with all convertible preferred units, an amount equal to the sum of $17.50 multiplied by the number of Series A-1 Units owned by such holders, plus all accrued but unpaid distributions on such Series A Units.

Prior to the consummation of any recapitalization, reorganization, consolidation, merger, spin-off or other business combination in which the holders of common units are to receive securities, cash or other assets (a “Partnership Event”), we are obligated to make an irrevocable written offer, subject to consummation of the Partnership Event, to each holder of Series A Units to redeem all (but not less than all) of such holder’s Series A-1 Units for a per unit price payable in cash as described in the Partnership Agreement.

Upon receipt of such a redemption offer from us, each holder of Series A-1 Units may elect to receive such cash amount or a preferred security issued by the person surviving or resulting from such Partnership Event and containing provisions substantially equivalent to the provisions set forth in the Partnership Agreement with respect to the Series A-1 Units without material abridgement.

As conversion is at the option of the holder and redemption is contingent upon a future event which is outside the control of the Partnership, the Series A-1 Units have been classified as mezzanine equity in our Consolidated Balance Sheets.

Under the Partnership Agreement, distributions on Series A-1 Units can be made with paid-in-kind Series A-1 Units, cash or a combination thereof, at the discretion of the Board. At December 31, 2018, we accrued $2.8 million of contractual paid-in-kind distributions on the Series A-1 Units.

Beginning with the quarter ending March 31, 2019 and all quarters thereafter, distributions on Series C Units must be made in cash. Under our Partnership Agreement, if we fail to pay distribution on the Series C in cash when due, we are prohibited from paying distributions on the Series A-1 Units in cash or in-kind. We do not expect to be able to pay a cash distribution on the Series C Units with respect to the quarter ending March 31, 2019. As a result, the Series A-1 Units will accrue arrearages with respect to unpaid distributions starting with the quarter ending March 31, 2019.

Series A-2 Convertible Preferred Units

On March 30, 2015 and June 30, 2015, we entered into two Series A-2 Convertible Preferred Unit Purchase Agreements with Magnolia, an affiliate of HPIP, pursuant to which the Partnership issued, in separate private placements, newly-designated Series A-2 Units (the “Series A-2 Units”) representing limited partnership interests in the Partnership. As a result, the Partnership issued a total of 2,571,430 Series A-2 Units for approximately $ 45 million in aggregate proceeds during the year ended December 31, 2015. The Series A-2 Units will participate in distributions of the Partnership along with common units in a manner identical to the existing Series A-1 Units (together with the Series A-2 Units, the “Series A Units”), with such distributions being made in cash or with paid-in-kind Series A Units at the election of the Board.

On July 27, 2015, we amended our Partnership Agreement to grant us the right (the “Call Right”) to require the holders of the Series A-2 Units to sell, assign and transfer all or a portion of the then outstanding Series A-2 Units to us for a purchase price of $17.50 per Series A-2 Unit (subject to appropriate adjustment for any equity distribution, subdivision or combination of equity interests in the Partnership). We may exercise the Call Right at any time, in connection with our or our affiliate’s acquisition of assets or equity from ArcLight Energy Partners Fund V, L.P., or one of its affiliates, for a purchase price in excess of $100 million. We may not exercise the Call Right with respect to any Series A-2 Units that a holder has elected to convert into common units on or prior to the date we have provided notice of our intent to exercise the Call Right, and we may also not exercise the Call Right if doing so would result in a default under any of our or our affiliates’ financing agreements or obligations. As of December 31, 2018, the conversion price was $13.66 and the conversion ratio was 1.281. The sale of the Series A-2 Units was exempt from registration pursuant to Rule 4(a)(2) under the Securities Act.

Upon any liquidation and winding up of the Partnership or the sale of substantially all of its assets, the holders of Series A-2 Units will generally be entitled to receive, in preference to the holders of any of the Partnership’s other equity securities, but in parity with all convertible preferred units, an amount equal to the sum of $17.50 multiplied by the number of Series A-2 Units owned by such holders, plus all accrued but unpaid distributions on such Series A Units.

As conversion is at the option of the holder and redemption is contingent upon a future event which is outside the control of the Partnership, the Series A-2 Units have been classified as mezzanine equity in our Consolidated Balance Sheets.

Under the Partnership Agreement, distributions on Series A-2 Units can be made with paid-in-kind Series A-2 Units, cash or a combination thereof, at the discretion of the Board. At December 31, 2018, we accrued $1.2 million of contractual paid-in-kind distributions on the Series A-2 Units.

Beginning with the quarter ending March 31, 2019 and all quarters thereafter, distributions on Series C Units must be made in cash. Under our Partnership Agreement, if we fail to pay distribution on the Series C in cash when due, we are prohibited from paying distributions on the Series A-2 Units in cash or in-kind. We do not expect to be able to pay a cash distribution on the Series C Units with respect to the quarter ending March 31, 2019. As a result, the Series A-2 Units will accrue arrearages with respect to unpaid distributions starting with the quarter ending March 31, 2019.

Series C Convertible Preferred Units

On April 25, 2016, the Partnership issued 8,571,429 of its Series C Units to an ArcLight affiliate in connection with the Emerald Transactions described in Note 4. Acquisitions.

The Series C Units have voting rights that are identical to the voting rights of the common units and will vote with the common units as a single class on an as converted basis, with each Series C Unit initially entitled to one vote for each common unit into which such Series C Unit is convertible. The Series C Units also have separate class voting rights on any matter, including a merger, consolidation or business combination, that adversely affects, amends or modifies any of the rights, preferences, privileges or terms of the Series C Units. The Series C Units are convertible in whole or in part into common units at any time. The number of common units into which a Series C Unit is convertible will be an amount equal to the sum of $14.00 plus all accrued and accumulated but unpaid distributions, divided by the conversion price. The sale of the Series C Units was exempt from registration pursuant to Rule 4(a)(2) under the Securities Act.

In the event that the Partnership issues, sells or grants any common units or convertible securities at an indicative per common unit price that is less than $14.00 per common unit (subject to customary anti-dilution adjustments), then the conversion price will be adjusted according to a formula to provide for an increase in the number of common units into which Series C Units are convertible. As of December 31, 2018, the conversion price was $13.98 and the conversion ratio was 1.001.

Prior to consummating any recapitalization, reorganization, consolidation, merger, spin-off or other business combination in which the holders of common units are to receive securities, cash or other assets, we are obligated to make an irrevocable written offer, subject to consummating the Partnership Event, to the holders of Series C Units to redeem all (but not less than all) of the Series C Units for a price per Series C Unit payable in cash as described in the Partnership Agreement.

Upon receipt of a redemption offer, each holder of Series C Preferred Units may elect to receive the cash amount or a preferred security issued by the person surviving or resulting from the Partnership Event and containing provisions substantially equivalent to the provisions set forth in the Partnership Agreement with respect to the Series C Preferred Units without material abridgement.

Upon any liquidation and winding up of the Partnership or the sale of substantially all of the assets of the Partnership, the holders of Series C Units generally will be entitled to receive, in preference to the holders of any of the Partnership’s other equity securities but in parity with all convertible preferred units, an amount equal to the sum of the $14.00 multiplied by the number of Series C Units owned by such holders, plus all accrued but unpaid distributions.

Distributions on Series C Units can be made with paid-in-kind Series C Units, cash or a combination thereof, at the discretion of the Board and upon the consent of the holders of the Series C Units for the quarters through and including the quarter ended December 31, 2018. At December 31, 2018, we accrued $3.5 million of contractual paid-in-kind distributions on the Series C Units.

With respect to quarter ending March 31, 2019 and all quarters thereafter, distributions on Series C Units must be made in cash. As a result of the Second Amendment, the Series C Units will accrue arrearages with respect to unpaid distributions starting with the quarter ending March 31, 2019. We do not expect to be able to pay a cash distribution on the Series C Units with respect to the quarter ending March 31, 2019.

In connection with the issuance of the Series C Units, the Partnership issued to the holders (the “Series C Warrant”). The Series C Warrant is subject to standard anti-dilution adjustments and is exercisable for a period of seven years.

On April 25, 2017, the number of common units that may be purchased pursuant to the exercise of the Series C Warrant was adjusted by an amount, rounded to the nearest whole common unit, equal to the product obtained by the following calculation: (i) 400,000 multiplied by (ii) (A) the Series C Issue Price (as defined in the Series C Warrant) multiplied by the number of Series C Units then outstanding less $45.0 million divided by (B) the Series C Issue Price multiplied by the number of Series C Units issued, less $45.0 million. As a result of such adjustment, the number of common units that can be purchased upon the exercise of the Series C Warrant increased by 416,485 common units.

Any Series C Units issued in-kind as a distribution to holders of Series C Units (“Series C PIK Units”) will increase the number of common units that can be purchased upon exercise of the Series C Warrant by an amount, rounded to the nearest whole common unit, equal to the product obtained by the following calculation: (i) the total number of common units into which each Series C Warrant may be exercised immediately prior to the most recent issuance of the Series C PIK Units multiplied by (ii) (A) the total number of outstanding Series C Units immediately after the most recent issuance of Series C PIK Units divided by (B) the total number of outstanding Series C Units immediately prior to the most recent issuance of Series C PIK Units. As of December 31, 2018, the number of common units that can be purchased upon the exercise of the Series C Warrant increased to 1,291,869 common units.

The fair value of the Series C Warrant was determined using a market approach that utilized significant inputs which are not observable in the market and thus represent a Level 3 measurement as defined by ASC No. 820 – Fair Value Measurement. The estimated fair value of $4.41 per warrant unit was determined using a Black-Scholes model and the following significant assumptions: i) a dividend yield of 18%, ii) common unit volatility of 42% and iii) the seven -year term of the warrant to arrive at an aggregate fair value of $4.5 million.

As conversion is at the option of the holder and redemption is contingent upon a future event which is outside the control of the Partnership, the Series C Units have been classified as mezzanine equity in our Consolidated Balance Sheets.

Series D Convertible Preferred Units

On October 31, 2016, Partnership issued 2,333,333 shares of its newly-designated Series D Units to an ArcLight affiliate at a price of $15.00 per unit, less a 1.5% closing fee, in connection with the Delta House transaction described in Note 4. Acquisitions. The fair value of the conditional Series D Warrant at the time of issuance was immaterial.

On October 2, 2017, pursuant to the terms of our Partnership Agreement, we exercised our call right to repurchase all of the 2,333,333 outstanding Series D Units from Magnolia for approximately $37.0 million in cash, which was funded through our Credit Agreement. Of this amount, approximately $2.5 million was associated with the dividend distribution associated with Series D Units, as reported in line item Distributions in our Consolidated Statement of Cash Flows. After the closing date of such redemption, which occurred on October 2, 2017, there were no more outstanding Series D Units.

16. Partners’ Capital

American Midstream Outstanding Units

The following table presents unit activity (in thousands):

	General Partner Interest	Limited Partner Interest	Series B Convertible Units
Balances at December 31, 2015	536	50,504	1,350
Conversion of Series B Units	—	1,350	(1,350)
LTIP vesting	—	283	—
Issuance of GP units	144	—	—
Return of escrow units	—	(1,034)	—
Issuance of common units	—	248	—

Balances at December 31, 2016	680	51,351	—
LTIP vesting	—	431	—
Issuance of GP units	285	—	—
Issuance of common units	—	929	—

Balances at December 31, 2017	965	52,711	—
LTIP vesting	—	495	—
Issuance of GP units	16	—	—
Issuance of common units (1)	—	811	—

Balances at December 31, 2018	981	54,017	—

(1)

Represents common units issued to an affiliate of ArcLight to satisfy the earn-out obligation related to Blackwater Midstream Holdings, LLC. See Note 21. Related Party Transactions for more information.

Our capital accounts are comprised of approximately 1.3% notional General Partner interest and 98.7% limited partner interests as of December 31, 2018. Our limited partners have limited rights of ownership as provided for under our Partnership Agreement and the right to participate in our distributions. Our General Partner manages our operations and participates in our distributions, including certain incentive distributions pursuant to the incentive distribution rights that are non-voting limited partner interests held by our General Partner. Pursuant to our Partnership Agreement, our General Partner participates in losses and distributions based on its interest. The General Partner’s participation in the allocation of losses and distributions is not limited and therefore, such participation can result in a deficit to its respective capital account. As such, allocation of losses and distributions for previous transactions between entities under common control have resulted in a deficit to the General Partner’s capital account included in our Consolidated Balance Sheets.

Series B Convertible Preferred Units

Effective January 31, 2014, the Partnership issued 1,168,225 Series B Units to its General Partner in exchange for approximately $30.0 million to fund a portion of the Lavaca acquisition. The Series B Units participated in distributions of the Board along with common units, with such distributions being made in cash distributions or with paid-in-kind Series B Units at the election of the Partnership. The Series B Units were issued in a private placement in reliance upon an exemption from registration pursuant to Section 4(a)(2) of the Securities Act and the safe harbor provided by Rule 506 of Regulation D promulgated thereunder. On February 1, 2016, all outstanding Series B Units were converted on a one -for-one basis into common units.

Equity Offerings

In October 2015, the Partnership and certain of its affiliates entered into an agreement with a group of investment banks under which it may issue up to $100.0 million of its common units in at the market (“ATM”) offerings.

During 2016, the Partnership issued 248,561 common units under this program resulting in net proceeds of $2.9 million after deducting related offering costs of $0.3 million. The net proceeds were used to repay amounts outstanding under the Credit Agreement. At December 31, 2016, $96.8 million remained available under the ATM program. There were no offerings under the ATM program in 2018 or 2017.

General Partner Units

In order to maintain its ownership percentage, we received proceeds of $0.1 million from our General Partner as consideration for the issuance of additional notional 16,326 general partner units for the year ended December 31, 2018, proceeds of $4.0 million from our General Partner as consideration for the issuance of additional notional 284,886 general partner units for the year ended December 31, 2017, and proceeds of $2.0 million from our General Partner as consideration for the issuance of 143,900 additional notional general partner units for the year ended December 31, 2016.

Distributions

Preferred Units

Under the Partnership’s agreement of limited partnership, the Partnership is obligated to pay cumulative distributions each quarter on the Series A preferred units (which consists of the Series A-1 and A-2) and Series C preferred units in an amount equal to the greater of $0.4125, or the distribution declared on the common units. As such, the distributions are accrued at each quarter-end (the “reporting quarter”) based on the subsequent Board approval of the distribution method (in the “subsequent quarter”), which may be settled in cash or paid-in-kind (“PIK”) units. To the extent the distribution is to be settled in cash, the distributions are accrued in the reporting quarter and the cash is paid in the subsequent quarter. To the extent the distribution is to be settled in PIK units, the distribution is recognized directly to equity in the reporting quarter.

Limited Partner Units (Common Units)

The following table reflects distributions declared and paid through December 31, 2018 (in thousands, except per unit data):

Date Declared	Distribution Payment Date	Period for which Distribution Relates	General Partner	Limited Partner	Total Cash Distributions	Cash Distributions Per Common Unit
October 25, 2018	November 14, 2018	Third Quarter of 2018	$74	$5,464	$5,538	$0.1031
July 27, 2018	August 14, 2018	Second Quarter of 2018	$72	$5,463	$5,535	$0.1031
April 26, 2018	May 15, 2018	First Quarter of 2018	$287	$21,853	$22,140	$0.4125
January 26, 2018	February 14, 2018	Fourth Quarter of 2017	$290	$21,745	$22,035	$0.4125

As a result of the Second Amendment, we are not permitted to declare or make any cash distributions to our unitholders until our consolidated total leverage ratio is reduced to less than 5.00:1.00, as shown in the compliance certificate required to be delivered together with audited consolidated financial statements for the most recently completed fiscal year and unaudited consolidated financial statements for the most recently completed quarter. Therefore, the Credit Agreement prohibited us from making any cash distributions on our common units with respect to the fourth quarter of 2018.

The minimum quarterly distribution, as defined in our partnership agreement, is $0.4125 per common unit per quarter, or $1.65 on an annualized basis. If, in any quarter, we distribute less than the minimum quarterly distribution on each common unit, then our common unitholders accumulate arrearages based on the number of initial public offering (“IPO”) common units. We have 3.8 million IPO common units outstanding. The accumulated arrearages are equal to (a) the sum of the deficit between the quarterly distribution paid and the minimum quarterly distribution on all common units issued in our IPO (b) divided by the number of common units outstanding as of the end of such quarter. As we have more common units outstanding than were issued in the initial public offering, the arrearages associated with each common unit will be less than the deficit between the quarterly distribution paid on such common unit and the minimum quarterly distribution. Accumulated arrearages must be paid before any distribution will be made on our incentive distribution rights. As such, they give common unitholders a priority right to distributions, but, unlike arrearages on a debt instrument, do not create a liquidated payment obligation. At December 31, 2018, we had accumulated arrearages totaling $2.3 million.

During the years ended December 31, 2018, 2017 and 2016, we made the following distributions (in thousands):

	Years Ended December 31,
	2018	2017	2016
Series A Units
Cash paid	$13,625	$8,354	$4,935
Accrued (1)	3,983	3,767	5,260
Paid-in-kind	3,767	9,378	13,321

Series C Units
Cash paid	11,437	12,186	3,089
Accrued (1)	3,461	4,309	3,627
Paid-in-kind	4,309	2,844	2,772

Series D Units
Cash paid	—	2,887	—
Accrued (1)	—	—	963

Limited Partner’s Units (2)
Cash paid	54,525	89,378	101,561

General Partner’s Units (3)
Cash paid	723	3,488	2,551
Additional Blackwater acquisition consideration	—	—	5,000

Summary
Cash paid	80,310	116,293	112,136
Accrued (1)	7,444	8,076	9,850
Paid-in-kind	8,076	12,222	16,093
Additional Blackwater acquisition consideration	—	—	5,000

(1)	Can be paid in either Cash, PIK, or a combination of both. PIK payments on the Series C Units require consent of the holder.
(2)

Limited Partner distributions do not include $21.7 million and $12.9 million of distributions declared in the fourth quarter of 2017 and 2016, respectively, which were distributed in the subsequent quarter.

(3)

General Partner distributions do not include $0.3 million and $0.2 million of distributions declared in the fourth quarter of 2017 and 2016, respectively, which were distributed in the subsequent quarter.

Fair Value Determination of PIK of Preferred Units

The fair value of the paid-in-kind distributions was determined using the market and income approaches, requiring significant inputs which are not observable in the market and thus represent Level 3 measurements as defined by ASC 820. Under the income approach, the fair value estimates for all years presented were based on i) present value of estimated future contracted distributions, ii) option values ranging from $0.02 per unit to $3.86 per unit using a Black-Scholes model, iii) assumed discount rates ranging from 5.57% to 10.0% and iv) assumed growth rates of 1.0%.

17. Net Loss per Limited Partner Unit

As discussed in Note 4. Acquisitions, the JPE Merger on March 8, 2017 was a combination between entities under common control. As a result, prior periods were retrospectively adjusted to furnish comparative information. Accordingly, the prior period earnings combining both entities were allocated among our General Partner and common unitholders assuming JPE units were converted into our common units in the comparative historical periods.

Net income (loss) is allocated to the General Partner and the limited partners in accordance with their respective ownership percentages, after giving effect to distributions on our convertible preferred units and General Partner units, including any accrued arrearages. Unvested unit-based compensation awards that contain non-forfeitable rights to distributions (whether paid or unpaid) are classified as participating securities and are included in our computation of basic and diluted net limited partners’ net income (loss) per common unit. Basic and diluted limited partners’ net income (loss) per common unit is calculated by dividing limited partners’ interest in net income (loss) by the weighted average number of outstanding limited partner units during the period.

The calculation of basic and diluted limited partners’ net loss per common unit is summarized below (in thousands, except per unit amounts):

	Years Ended December 31,
	2018	2017	2016
Loss from continuing operations	$(7,648)	$(262,601)	$(43,829)
Net income attributable to noncontrolling interests	(116)	(4,473)	(2,766)

Loss attributable to the Partnership	(7,764)	(267,074)	(46,595)
Distributions on Series A Units	(17,608)	(16,237)	(19,138)
Distributions on Series C Units	(14,898)	(15,712)	(9,487)
Distributions on Series D Units	—	(1,925)	(963)
General partner’s distributions	(434)	(1,053)	(2,550)
General partner’s share in undistributed loss	963	5,108	1,691

Loss attributable to Limited Partners	(39,741)	(296,893)	(77,042)
Income (loss) from discontinued operations, including gain on sale	—	44,095	(4,715)

Net loss attributable to Limited Partners	$(39,741)	$(252,798)	$(81,757)

Weighted average number of common units outstanding - Basic and diluted	53,136	52,043	51,176

Limited Partners’ net loss per common unit - Basic and diluted
Loss from continuing operations	$(0.75)	$(5.70)	$(1.51)
Income (loss) from discontinued operations, including gain on sale	—	0.85	(0.09)

Net loss per common unit	$(0.75)	$(4.85)	$(1.60)

(1)

Potential common unit equivalents are antidilutive for all periods. As a result, 24.1 million, 23.3 million and 23.8 million potential common unit equivalents for the years ended December 31, 2018, 2017 and 2016, respectively, have been excluded from the determination of diluted limited partners’ net income per common unit.

18. Incentive Compensation

Overview

Our General Partner manages our operations and activities and employs the personnel who provide support to our operation. Unit-based awards, which are available on a limited basis, or other types of incentive compensation such as our Defined Contribution Plan, which is available to all employees, are designed to retain, motivate and reward talented employees and key management personnel.

Unit-Based Compensation Plans

All equity-based awards issued under the Long-Term Incentive Plan consist of phantom units, distribution equivalent rights (“DER”), option grants or performance-based awards. DERs, options and performance-based awards have been granted on a limited basis. Future awards may be granted at the discretion of the Compensation Committee of our Board (the “Compensation Committee”) and subject to approval by the Board.

On November 19, 2015, the Board approved the Third Amended and Restated Long-Term Incentive Plan to, among other things, increase the number of common units authorized for issuance by 6,000,000 common units. On February 11, 2016, the unitholders approved the Third Amended and Restated Long-Term Incentive Plan (as amended and in effect as of the date hereof, the “LTIP”).

After March 8, 2017, pursuant to the JPE Merger, we assumed the JP Energy Partnership 2014 Long-Term Incentive Plan, which was renamed the American Midstream Partners, LP Amended and Restated 2014 Long Term Incentive Plan (the “Assumed LTIP”). As of December 31, 2018 and 2017, there were 151,845 common units available for awards under the Assumed LTIP, as adjusted to reflect the JPE Merger. We settle the existing awards made under the Assumed LTIP with the common units reserved under the Assumed LTIP. See JPE Unit-Based Compensation below for detailed information.

At December 31, 2018, 2017 and 2016, there were 3,958,593, 4,134,412 and 5,017,528 common units, respectively, available for future grants under the LTIP.

Phantom Unit Awards. Ownership in the phantom unit awards is subject to forfeiture until the vesting date. The LTIP is administered by the Compensation Committee, which at its discretion, may elect to settle such vested phantom units with a number of common units equivalent to the fair market value at the date of vesting in lieu of cash. Although our General Partner has the option to settle vested phantom units in cash, our General Partner has not historically settled these awards in cash. Under the LTIP, phantom units typically vest in increments of 25% on each grant anniversary date and do not contain any vesting requirements other than continued employment.

The following table summarizes activity in our phantom unit-based awards for the years ended December 31, 2018, 2017 and 2016 (in thousands, except per unit data):

	Units	Weighted-Average Grant Date Fair Value Per Unit	Aggregate Intrinsic Value (1)
Outstanding units at December 2015	569,759	$13.15	$4,609
Granted	1,374,226	2.14
Forfeited	(411,794)	2.60
Vested	(286,348)	12.18

Outstanding units at December 2016	1,245,843	$4.72	$22,674
LTIP associated with the acquired JPE phantom units (2)	312,992	15.73

Outstanding units at January 1, 2017	1,558,835	$6.98
Granted	586,173	10.66
Forfeited	(136,053)	10.52
Vested	(600,977)	11.38

Outstanding units at December 2017	1,407,978	$6.29	$18,797
Granted	825,973	8.54
Forfeited	(461,338)	7.24

	Units	Weighted-Average Grant Date Fair Value Per Unit	Aggregate Intrinsic Value (1)
Vested	(557,291)	6.30

Outstanding units at December 2018 (2)	1,215,322	$7.46	$3,682

(1)	The intrinsic value of phantom units was calculated by multiplying the closing market price of our underlying units on December 31, 2018, 2017, 2016 and 2015 by the number of phantom units.
(2)	Including 808 of phantom units which remain outstanding from the Assumed LTIP.

The fair value of our phantom units, which are subject to equity classification, is derived from the fair value of our common units at the grant date. Fair value of phantom units is calculated based on either a) the market price of underlying units on the date of grant, less the estimated life time (vesting period)‘s dividend distribution, if the phantom units have a restricted feature associated with the distribution or b) the market price of underlying units on the date of grant.

Compensation expense related to these phantom unit based awards for the years ended December 31, 2018, 2017 and 2016 was $3.4 million, $7.9 million and $3.6 million, respectively, and is included in Corporate expenses and Direct operating expenses in our Consolidated Statements of Operations and the Equity compensation expense in our Consolidated Statements of Changes in Equity, Partners’ Capital and Noncontrolling Interests.

The total fair value of units at the time of vesting was $3.5 million, $9.8 million and $2.4 million for the years ended December 31, 2018, 2017 and 2016, respectively.

Equity compensation expense related to unvested phantom awards not yet recognized at December 31, 2018 was $6.9 million and the weighted average period over which this expense is expected to be recognized as of December 31, 2018 is approximately 3.3 years.

Performance and Service Condition Awards. In November 2015, the Board modified awards that introduced certain performance and service conditions that were probable of being achieved, amounting to $2.0 million payable to certain employees. During the third quarter of 2016, we settled $1.0 million of the obligation in cash while in the fourth quarter of 2016, forfeitures reduced the total payable amount from $2.0 million to $1.5 million. Compensation expense related to these awards for the years ended December 31, 2018, 2017 and 2016 was under $0.1 million, $0.2 million and $0.9 million, respectively, and is included in Direct operating expenses in our Consolidated Statements of Operations.

Option to Purchase Common Units. In December 2015, the Board approved the grant of an option to purchase 200,000 common units at an exercise price per unit equal to $7.50. The grant vested on January 1, 2019, subject to acceleration in certain circumstances, and will expire on March 15th of the calendar year following the calendar year in which it completely vests or March 15, 2020.

In August 2016, the Board approved the grant of an option to purchase 30,000 common units at an exercise price per unit equal to $12.00. The grant will vest on July 31, 2019, subject to continued employment, and will expire on July 31st of the calendar year following the calendar year in which it vests.

In September 2016, the Board approved the grant of options to an executive to purchase 45,000 common units of the Partnership at an exercise price per unit equal to $13.88. The options were to vest at a rate of 25% per year and to expire on September 30th of the calendar year following the calendar year in which they completely vest. Such options were forfeited during 2017.

In April 2017, the Board approved the grant of options to purchase 15,000 common units of the Partnership at an exercise price per unit equal to $14.85. The options will vest over four years at a rate of 25% per year. The options will expire on April 30th of the calendar year following the calendar year in which they completely vest.

The Black-Scholes pricing model was used to determine the fair value of our option grants using the following assumptions:

	Years Ended December 31,
	2017	2016
Weighted average common unit price volatility	65.0%	61.1%
Expected distribution yield	11.1%	12.6%
Weighted average expected term (in years)	3.79	4.1
Weighted average risk-free rate	1.63%	1.1%

The weighted average unit price volatility was based upon the historical volatility of our common units. The expected distribution yield was based on an annualized distribution divided by the closing unit price on the date of grant. The risk-free rate was based on the U.S. Treasury yield curve in effect on the date of grant with a term equivalent to the vesting period.

Compensation expense related to these option awards was not material for the years ended December 31, 2018, 2017 and 2016, and unamortized costs related to unvested option awards was not material at December 31, 2018 and 2017.

The following table summarizes our option activity for the years ended December 31, 2018 and 2017:

	Units	Weighted-Average Exercise Price	Weighted-Average Grant Date Fair Value per Unit	Aggregate Intrinsic Value (1) (In Thousands)	Weighted Average Remaining Contractual Life (Years)
Outstanding at December 31, 2016	275,000	$9.03	$0.96	$2,522	5.0
Granted	15,000	14.85	3.69
Vested	—	—	—
Forfeited	(45,000)	13.88	2.74

Outstanding at December 31, 2017	245,000	$8.50	$0.80	$1,211	3.1
Granted	—	—	—
Vested	(3,750)	14.85	3.69
Forfeited	—	—	—

Outstanding at December 31, 2018	241,250	$8.40	$0.76	$—	0.2

(1)

The intrinsic value of the stock option is the amount by which the current market value of the underlying stock exceeds the exercise price (strike price) of the option. At December 31, 2018, the intrinsic value was zero.

Performance Based Awards. In November 2017, the Board approved the grant of 524,000 performance based awards (“PSUs”) to create a highly accretive, long-term retention tool to key personnel whom management expects to drive performance over the long-term. The awards will vest on November 20, 2022, subject to acceleration in certain circumstances.

A Monte-Carlo pricing model was used to determine the fair value of our grants using the following assumptions:

December 31, 2017
Weighted average common unit price volatility (historical)	60.0%
Expected distribution yield	13.15%
Weighted average expected term (in years)	1 year to 5 years
Weighted average risk-free rate	1.6% to 2.1%

The following table summarizes our performance-based awards activity for the years ended December 31, 2018 and 2017:

Units
Outstanding units at December 2016	—
Granted	524,000

Outstanding units at December 2017	524,000
Forfeited	(124,000)

Outstanding units at December 2018	400,000

The compensation expense related to these PSU awards for the years ended December 31, 2018 and 2017 was $0.9 million and $0.1 million, respectively. Compensation expense related to the unvested PSU awards not yet recognized was $3.8 million and $6.2 million as of December 31, 2018 and 2017, respectively.

JPE Unit-Based Compensation

Long-Term Incentive Plan and Phantom Units. The Assumed LTIP authorized grants of up to 3,642,700 common units. Phantom units issued under the Assumed LTIP were primarily composed of two types of grants: (1) service condition grants with vesting over three years in equal annual installments; and (2) service condition grants with cliff vesting on April 1, 2018. Distributions related to these unvested phantom units are paid concurrent with our distribution for common units. The fair value of phantom units issued under the Assumed LTIP was determined by utilizing the market value of our common units on the respective grant date.

As disclosed in Phantom Unit Awards above, the 312,992 phantom units outstanding as of December 31, 2016, under the Assumed LTIP were converted to phantom units under the LTIP.

As a result of the JPE Merger, certain JPE unit-based awards have been modified for JPE employees who stayed for the transition period. Such awards with a vest date of April 1, 2018 have been modified over the requisite service period to their respective target completion dates of April 8, 2017, May 31, 2017, July 14, 2017 or September 8, 2017. The incremental fair value of the modified awards which was recorded prospectively within 2017 was based on the conversion ratio (of JPE phantom units to the Partnership’s units) multiplied by the Partnership’s unit price on the date immediately preceding the acquisition date of March 8, 2017 of $16.45. The total fair value of JPE modified awards was approximately $1.5 million and was expensed in the year ended December 31, 2017.

Total unit-based compensation expense related to the Assumed LTIP was $1.7 million for the year ended December 31, 2016, which was recorded in Corporate expenses in our Consolidated Statements of Operations. The unit-based compensation expense related to the Assumed LTIP for the year ended December 31, 2017 was included in the total phantom unit-based compensation for the year ended December 31, 2017, as discussed in Phantom Unit Awards above.

Defined Contribution Plan

We have an employee savings plan (the “401(k) Plan”) under Section 401(k) of the Internal Revenue Code of 1986, as amended, whereby employees of our General Partner may contribute a portion of their base compensation to the employee savings plan, subject to limits. We provide a matching contribution each payroll period equal to 100% of the employee’s contribution up to the lesser of 6% of the employee’s eligible compensation or $16,200 annually for the period. The matching contribution vests immediately upon eligibility, which is defined as first day of employment. As a result of the JPE Merger, the 401(k) Plan of JPE is included in our consolidated financial statements for the periods presented.

The following table summarizes information regarding contributions and the expense recognized for the matching contributions, which is included in operating and maintenance expense and general and administrative expense in our statements of operations (in thousands):

	For the year ended December 31,
	2018	2017	2016
Matching contributions expensed for the 401(k) Plan	$2,377	$2,047	$1,964

Cash Retention Plan

On September 2, 2018, the Partnership implemented a long-term cash retention award for all employees holding RSU’s under the Partnership’s LTIP. At each future vesting date of time-based unvested phantom units outstanding on July 28, a cash award in the amount of $6.00 per phantom unit will also be earned. Outstanding PSU’s are not subject to the cash retention award. The expense associated with this award will be recognized over the service period. For the year ended December 31, 2018, approximately $3.6 million related to this plan was included in Corporate expenses in the Consolidated Statements of Operations. At December 31, 2018, remaining unamortized expense was $5.1 million.

19. Income Taxes

With the exception of our Marine Products, which was sold in the third quarter of 2018, the Partnership is not subject to U.S. federal or state income taxes as such income taxes are generally borne by our unitholders through the allocation of our taxable income (loss) to them. The state of Texas does impose a franchise tax that is assessed on the portion of our taxable margin, which is apportioned to Texas.

Income tax expense (benefit) for the years ended December 31, 2018, 2017 and 2016 is as follows (in thousands):

	Years Ended December 31,
	2018	2017	2016
Current income tax expense	$39,697	$1,317	$523
Deferred income tax expense (benefit)	(6,702)	(82)	2,057

Total income tax expense	$32,995	$1,235	$2,580

Effective income tax rate	130.2%	(0.5)%	(6.3)%

A reconciliation of our expected income tax expense calculated at the U.S. federal statutory rate of 21% for the year ended December 31, 2018, and 34% for the years ended December 31, 2017 and 2016 to our actual tax expense is as follows (in thousands, except percentages):

	Years Ended December 31,
	2018	2017	2016
Gain (loss) from continuing operations before income taxes	$25,347	$(261,366)	$(41,249)
US Federal statutory tax rate	21%	34%	34%

Federal income tax expense (benefit) at statutory rate	5,323	(88,864)	(14,025)
Reconciling items:
Partnership loss not subject to income tax benefit	15,038	89,711	15,800
State and local tax expense	9,299	2,664	800
Goodwill	3,415	—	—
Rate change	—	(2,369)	—
Other	(80)	93	5

Income tax expense	$32,995	$1,235	$2,580

The Partnership’s deferred tax assets and liabilities as of December 31, 2018 and 2017 are summarized below (in thousands):

	December 31,
	2018	2017
Deferred tax assets:
Net operating loss carryforwards	$—	$6,646
Other	—	86

Total deferred tax assets	—	6,732

Deferred tax liabilities:
Property, plant and equipment	1,421	14,855

Total deferred tax liabilities	$1,421	$14,855

Deferred income tax liability, net	$(1,421)	$(8,123)

On December 22, 2017, the United States enacted the Tax Act. Among a number of significant changes to the current U.S. federal income tax rules, the Tax Act reduces the marginal U.S. corporate income tax rate from 34 percent to 21 percent, limits the current deduction for net interest expense, limits the use of net operating losses to offset future taxable income and provides for full expense deduction for certain business capital expenditures for 2018 and subsequent years. The tax rates used in calculating deferred income taxes reflect the enacted tax law.

We recognize the tax benefits from uncertain tax positions if it is more likely than not that the position will be sustained on examination by the taxing authorities. As of December 31, 2018, we have not recognized tax benefits relating to uncertain tax positions.

The preparation of our income tax returns requires the use of management’s estimates and interpretations which may be subjected to review by the respective taxing authorities and may result in an assessment of additional taxes, penalties and interest. Tax years subsequent to 2012 remain subject to examination by federal and state taxing authorities.

20. Commitments and Contingencies

Contingencies

Legal proceedings

While we are not currently party to any pending litigation or governmental proceedings that we believe are likely to materially affect our financial condition or results of operations, we are party to certain routine litigation and other proceedings incidental to the conduct of our business that could impact items required to be presented in our consolidated financial statements in a manner that may nonetheless be deemed quantitatively material for GAAP reporting purposes. Moreover, the outcomes of these litigation matters may vary from management’s estimates or amounts that have previously been accrued or reserved.

American Midstream Permian, LLC (“AMP”) and Ajax Resources, LLC (“Ajax”) were parties to a Gas Processing and Gathering Agreement, dated October 1, 2013, pursuant to which AMP’s Yellow Rose System gathered and processed Ajax’s production from its dedicated acreage in the Permian Basin (the “Ajax Agreement”). On June 13, 2016, the Partnership filed a Petition, Application for Temporary Restraining Order and Temporary Injunction in District Court for Harris County, Texas (the “Petition”) seeking to enjoin Ajax from terminating the Ajax Agreement. On December 13, 2017, Ajax sent the Partnership a notice stating that following an audit conducted pursuant to the Ajax Agreement, it concluded that the Partnership underpaid Ajax during the period between January 2015 and May 2017, and Ajax requested that the Partnership pay for the alleged damages. On September 25, 2018, Ajax filed an answer and counterclaim to the Petition asserting that the Partnership breached the Ajax Agreement with Ajax and is seeking damages in the amount of $4.7 million plus attorneys’ fees. On October 23, 2018, AMP and Ajax agreed to settle this matter, and the Partnership made a $2.0 million payment to Ajax in exchange for Ajax’s release of all claims against the Partnership. On October 29, 2018, the court issued an order granting amended Joint Motion for Dismissal with Prejudice.

We are also currently a defendant and counter-claimant in litigation styled Rainbow Energy Marketing, Inc. v. American Midstream (Alabama Intrastate), LLC filed on April 12, 2017 in the District Court, 157 th Judicial District, in Harris County, Texas relating to a gas transportation agreement (the “Rainbow Agreement”) between Rainbow Energy Marketing, Inc. (“Rainbow”) and American Midstream (Alabama Intrastate), LLC (“AMID AL”), one of our wholly-owned subsidiaries. Rainbow filed a complaint alleging AMID AL breached the Rainbow Agreement and claiming damages of approximately $6.6 million, together with attorney’s fees. AMID AL filed a counterclaim, seeking to recover approximately $1.3 million in unpaid receivables under this agreement. We believe the facts in this matter support our defense against Rainbow’s claim and our right to recover our unpaid receivables, and we intend to both vigorously defend and prosecute our rights in this matter. At December 31, 2018, we have not reserved for any portion of our unpaid receivables.

Environmental matters

We are subject to federal and state laws and regulations relating to the protection of the environment. Environmental risk is inherent in our operations and we could, at times, be subject to environmental cleanup and enforcement actions. We attempt to manage this environmental risk through appropriate environmental policies and practices to minimize any impact our operations may have on the environment.

Exit and disposal costs

On March 9, 2016, management committed to a corporate headquarters relocation plan and communicated that plan to the impacted employees. The plan included relocation assistance or one-time termination benefits for employees who rendered service until their respective termination dates. Charges associated with these termination benefits, which totaled $9.1 million were recognized ratably over the requisite service period and are presented in Corporate expenses in our Consolidated Statements of Operations.

As part of the JPE Merger on March 8, 2017, management of JPE communicated to its employees a severance plan. The plan includes termination benefits in the form of severance and accelerated vesting of phantom units for employees who rendered service through their respective termination date. As of December 31, 2018, no liability remains related to this plan.

Commitments

The Partnership had the following non-cancelable contractual commitments as of December 31, 2018 (in thousands):

	Total	2019	2020	2021	2022	2023	Thereafter
3.77% Senior Notes	$57,516	$2,233	$2,299	$4,430	$4,579	$4,733	$39,242
8.50% Senior Notes (1)	425,000	—	—	425,000	—	—	—
3.97% Secured Senior Notes	30,270	1,805	1,852	1,900	1,952	2,005	20,756
Revolving Credit Agreement	514,800	514,800	—	—	—	—	—
Interest payments on debt (2)	144,003	43,746	43,600	41,703	2,718	2,465	9,771
Operating lease obligations (3)	34,938	8,161	5,067	3,429	2,536	1,545	14,200
Asset retirement obligation (4)	71,297	3,846	—	—	—	—	67,451
Other (5)	125,495	2,795	2,828	2,686	2,404	2,441	112,341

Total	$1,403,319	$577,386	$55,646	$479,148	$14,189	$13,189	$263,761

(1)

Upon closing of the JPE Merger, the proceeds from the 8.50% Senior Notes were used to repay the JPE Credit Agreement. On December 28, 2017, the Partnership issued an additional $125 million 8.50% Senior Notes, as discussed in Note 14. Debt Obligations.

(2)	Excludes interest on our revolving credit agreement which had an outstanding balance of $514.8 million as of December 31, 2018 with a weighted average interest rate of 6.47%.
(3)	Not including sublease income of $4.6 million.
(4)

In certain cases, there is insufficient information to reasonably determine the timing and/or method of settlement for purposes of estimating the fair value of the ARO. In such cases, the ARO cost is considered indeterminate because there is no data or information that can be derived from past practice, industry practice, management’s experience or the asset’s estimated economic life.

(5)	Represents our commitment to certain long-term services contracts.

For the years ended December 31, 2018, 2017 and 2016, total rental expenses were $11.8 million, $12.6 million and $15.9 million, respectively. The reduction in rental expense observed in 2017 was primarily associated with our divested Propane Business.

21. Related-Party Transactions

To the extent applicable, our discussion below includes the nature of our relationship and activities that we had with our Related Parties, as defined and required by ASC No. 850 – Related Party Disclosures, in the year ended December 31, 2018 and comparative periods, if applicable. Balances associated with our investments in unconsolidated affiliates are disclosed in Note 11. Investments in unconsolidated affiliates.

Blackwater Midstream Holdings, LLC

In December 2013, we acquired Blackwater Midstream Holdings, LLC (“Blackwater”) from an affiliate of ArcLight. The acquisition agreement included a provision whereby an ArcLight affiliate would be entitled to an additional $5.0 million of merger consideration based on Blackwater meeting certain operating targets. During the fourth quarter of 2018, we determined that the operating targets had been met and on December 10, 2018, we issued 810,517 common units to an affiliate of ArcLight, in addition to approximately $ 0.1 million in cash, as complete satisfaction of the earn-out obligation.

Republic Midstream, LLC

We charged Republic Midstream, LLC (“Republic”), an entity owned by ArcLight, a monthly fee of approximately $0.1 million through September 2017, the termination date of the services agreement with Republic. The monthly fee reduced the Corporate expenses in our Consolidated Statements of Operations by $1.0 million for the year ended December 31, 2017. As of December 31, 2018 and 2017, we had a receivable balance due from Republic of zero and $0.8 million, respectively.

We also performed certain management services for Republic in exchange for a monthly fee of approximately $75,000. In September 2016, this monthly fee decreased to approximately $40,000 before ceasing in November 2016. For the year ended December 31, 2016, we charged a yearly fee of $0.7 million to Republic for these services. During 2016, we performed crude transportation and marketing services for Republic. We charged $3.2 million for the year ended December 31, 2016, for these crude transportation and marketing services.

Truman Arnold Companies (“TAC”)

As a result of our acquisition of the North Little Rock, Arkansas refined product terminal in November 2012, TAC owned common and subordinated units in the Partnership. In addition, Mr. Greg Arnold, President and CEO of TAC, was also a director of our General Partner and owned a 5% equity interest in our General Partner through October 2016. Our refined products terminals and storage segment sold refined products to TAC during 2016. For the year ended December 31, 2016, our revenue from TAC was $0.2 million.

The Partnership’s Propane Marketing Services segment, which was sold in third quarter of 2017, also purchased refined products from TAC. For the years ended December 31, 2016, the Partnership paid $1.0 million for refined product purchases from TAC.

Magnolia Infrastructure Holdings, LLC

On September 27, 2018, the Board received a non-binding proposal from Magnolia, pursuant to which Magnolia, or one of its affiliates, would acquire all common units of the Partnership that Magnolia and its affiliates do not already own in exchange for $6.10 per common unit.

On January 2, 2019, the Board received a revised non-binding proposal from Magnolia, pursuant to which Magnolia, or one of its affiliates, would acquire all common units of the Partnership that Magnolia and its affiliates do not already own for $4.50 per common unit. The decrease from $6.10 per common unit in the original offer is due to the decline in the U.S. financial, merger and acquisition, and commodity markets. For further discussion of the Pending Merger and Merger Agreement, see Note 25. Subsequent Events.

General Partner

During the years ended December 31, 2018 and 2017, our General Partner paid $31.8 million and $46.3 million, respectively, related to Corporate overhead support which was presented as part of the contribution line item in Cash flows from financing activities in our Consolidated Statements of Cash Flows. As of December 31, 2018 and 2017, we had $10.1 million and $6.5 million, respectively, of accounts payable due to our General Partner, which has been recorded in Accrued expenses and other current liabilities in our Consolidated Balance Sheets and relates primarily to compensation. This payable/receivable is generally settled on a quarterly basis.

Included in the $31.8 million of Corporate overhead support for the year ended December 31, 2018, discussed above, is $21.9 million related to the March 11, 2018, Capital Contribution Agreement (the “Capital Contribution Agreement”) between the Partnership and Magnolia to provide additional capital and overhead support to us during the first three quarters of 2018 in connection with temporary curtailment of production flows at Delta House. Pursuant to the Capital Contribution Agreement, Magnolia agreed to provide quarterly capital contributions, in an amount to be agreed, up to the difference between the actual cash distribution received by us on account of our interest in Delta House and the quarterly cash distribution expected to be received had the production flows to Delta House not been curtailed.

Additionally, ArcLight, which controls the General Partner of the Partnership, has confirmed its intent to provide financial support for the Partnership to maintain compliance with the covenants contained in the Credit Agreement through April 10, 2019. See further discussion in Note 14. Debt Obligations.

In connection with our acquisition of JPE on March 8, 2017, our General Partner agreed to provide quarterly financial support up to a maximum of $25.0 million. The financial support was to continue for eight (8) consecutive quarters following the closing of the acquisition, or earlier, until $25.0 million in support has been provided. As of December 31, 2017, we had utilized the full $25.0 million of the financial support and received $15.2 million. The remaining $9.8 million was received in the first quarter of 2018.

Separate from the financial support described above, an ArcLight affiliate agreed to reimburse us for some expenses associated with the JPE transaction. The total amounts reimbursed to us under this arrangement was $9.6 million for the year ended December 31, 2017, and was treated as a deemed contribution from ArcLight.

In addition, our General Partner also agreed to absorb $17.6 million corporate overhead expenses, which were incurred by and reimbursed to us in 2017. This amount plus the $15.2 million and $9.6 million received in relation to JPE related financial support and the $3.9 million received related to the General Partner’s ownership percentage for 2017, totaled approximately $46.3 million which was presented as part of the contribution line in Cash flows from financing activities in our Consolidated Statements of Cash Flows.

During the year ended December 31, 2016, our General Partner agreed to absorb $9.0 million of corporate overhead expenses incurred by us and not pass such expense through to us. We received reimbursements for these expenses from our General Partner in the quarters subsequent to when they were incurred, which was $7.5 million for the year ended December 31, 2016. In addition, ArcLight reimbursed the Partnership for expenses we incurred for the year ended December 31, 2016. The total amounts paid on our behalf or reimbursed to us were $2.4 million for the year ended December 31, 2016, and were treated as deemed contributions from ArcLight.

JP Development

JP Development provided crude oil pipeline transportation services to our Mid-Continent Business. As a result of utilizing JP Development’s pipeline transportation services during the year ended December 31, 2016, we incurred pipeline tariff fees of $0.4 million. On February 1, 2016, we sold certain trucking and marketing assets in the Mid-Continent area to JP Development. The sales price was $9.7 million; which included certain adjustments related to inventory and other working capital items. During the year ended December 31, 2016, our General Partner agreed to absorb $9.0 million of corporate overhead expenses incurred by us and not pass such expense through to us.

Transactions with our unconsolidated affiliates

Destin and Okeanos

On November 1, 2016, we became operator of the Destin and Okeanos pipelines and entered into operating and administrative management agreements under which the affiliates pay a monthly fee for general and administrative services provided by us. In addition, the affiliates reimburse us for certain transition related expenses. For the years ended December 31, 2018 and 2017, we recognized $2.6 million and $2.5 million, respectively, of management fee income. As of December 31, 2018 and 2017, we had an outstanding accounts receivable balance of less than $0.1 million and $0.9 million, respectively.

Delta House OGL

For the years ended December 31, 2018 and 2017, we recognized $0.8 million and $0.4 million, respectively, from Delta House OGL primarily from revenues generated under operating lease arrangements. We did not recognize any revenue during the year ended December 31, 2016. We had no outstanding accounts receivable balance from Delta House OGL related to these revenues as of December 31, 2018. As of December 31, 2017, we had outstanding accounts receivable of $0.3 million.

AmPan

Prior to August 8, 2017, AmPan was a 60% -owned subsidiary of ours which is consolidated for financial reporting purposes. Panther was the 40% non-controlling interest owner of AmPan. Pursuant to a related party agreement which began in the second quarter of 2016, POGS provided management services to AmPan in exchange for related fees, which in 2016 totaled $0.8 million of Direct operating expenses and $0.4 million of Corporate expenses in our Consolidated Statements of Operations. During January 1, 2017 to August 7, 2017, such management services totaled approximately $0.9 million of Direct operating expenses in our Consolidated Statements of Operations. Effective August 8, 2017, AmPan and POGS became our wholly-owned consolidated subsidiaries. See Note 4. Acquisitions.

Consolidated Asset Management Services, LLC (“CAMS”)

Dan Revers, a director of our General Partner, indirectly owns in excess of 10% of CAMS, which, through various subsidiaries or affiliates, provides us pipeline integrity services and subleases an office space from us. During fiscal years 2018, 2017 and 2016, we incurred expenses from CAMS of $0.6 million, $0.4 million and $0.3 million, respectively. We received sublease income of less than $0.1 million for each of the years ended December 31, 2018, 2017 and 2016. As of December 31, 2018 and 2017, we had an outstanding accounts payable balance of less than $0.1 million for both periods.

Other Related Party Transactions

Michael D. Rupe, the brother of Ryan Rupe (the Partnership’s Vice President - Natural Gas Services and Offshore Pipelines), is the Chief Financial Officer of CIMA Energy Ltd., a crude oil and natural gas marketing company (“CIMA”). We regularly engage in purchases and sales of crude oil and natural gas with CIMA. During fiscal years 2018, 2017 and 2016, we incurred expenses from CIMA of $3.7 million, $5.3 million and $4.3 million, respectively, and recognized revenue from CIMA of $2.4 million, $8.0 million and $3.6 million in connection with such transactions, respectively. As of December 31, 2018 and 2017, we had outstanding receivable balance of $0.1 million in both periods. As of December 31, 2018 and 2017, we had an outstanding accounts payable balance of $36,065 and zero, respectively.

During September and October 2017, we made payments on behalf of AMID Merger GP II, LLC related to the Propane Business sale totaling $2.5 million. As of December 31, 2018 and 2017, we had an outstanding accounts receivable balance of zero and $2.5 million, respectively.

22. Supplemental Cash Flow Information

Supplemental cash flows and non-cash transactions consists of the following (in thousands):

	Years Ended December 31,
	2018	2017	2016
Supplemental cash flow information
Cash paid for interest, net of capitalized interest	$79,767	$65,038	$22,303
Cash paid for income taxes	14,475	1,041	530

Supplemental non-cash information
Investing
Increase (decrease) in accrued property, plant and equipment purchases	$(385)	$(3,553)	$8,533
Assets acquired under capital lease	—	—	139
Accrued contributions to unconsolidated affiliates	(89)	—	—
Excess of carrying value of interest in Destin above consideration paid	—	278	—
Financing
Contributions from an affiliate holding limited partner interests	$—	$4,000	$7,500
Acquisitions partially funded by the issuance of common units	—	12,532	—
Issuance of common units in connection with Blackwater Transactions	4,916	—	—
Issuance of Series C Units and Warrant in connection with the Emerald Transactions	—	—	120,000
Debt assumed in connection with the Trans-Union acquisition	—	32,453	—
Accrued cash distributions on convertible preferred units	—	—	7,103
Paid-in-kind distributions on convertible preferred units	7,444	17,565	14,446
Cancellation of escrow units	—	—	6,817
Accrued distributions to NCI holders	—	(1,342)	—
Accrued distribution from an unconsolidated affiliate	—	—	5,000

23. Reportable Segments

During 2018, we operated our business through five reportable segments.

Gas Gathering and Processing Services. Our Gas Gathering and Processing Services segment provides “wellhead-to-market” services to producers of natural gas and NGLs, which include transporting raw natural gas from various receipt points through gathering systems, treating the raw natural gas, processing raw natural gas to separate the NGLs from the natural gas, fractionating NGLs and selling or delivering pipeline quality natural gas and NGLs to various markets and pipeline systems.

Liquid Pipelines and Services. Our Liquid Pipelines and Services segment provides transportation, purchase and sales of crude oil from various receipt points including lease automatic custody transfer (“LACT”) facilities and deliveries to various markets.

Natural Gas Transportation Services. Our Natural Gas Transportation Services segment transports and delivers natural gas from producing wells, receipt points or pipeline interconnects for shippers and other customers, which include local distribution companies (“LDCs”), utilities, industrial, commercial and power generation customers.

Offshore Pipelines and Services. Our Offshore Pipelines and Services segment gathers and transports natural gas and crude oil from various receipt points to other pipeline interconnects, onshore facilities and other delivery points.

Terminalling Services. Our Terminalling Services segment provided above-ground leasable storage services at our marine terminals that supported various commercial customers, including commodity brokers, refiners and chemical manufacturers to store a range of products, including petroleum products, distillates, chemicals and agricultural products.

During 2018, in order to improve operational alignment, we reorganized our reporting structure such that the operations of the following assets have been transferred between segments as follows:

•

our Cushing, Oklahoma assets have been moved from our Terminalling Services segment to our Liquid Pipelines and Services segment as a result of the dispositions of our Refined Products and Marine Products;

•	our AMID NGL Trucking (formerly part of AMID Liquids Trucking) asset has been moved from our Liquid Pipelines and Services segment to our Gas Gathering and Processing Services segment;

•	our Cayenne asset has been moved from our Offshore Pipelines and Services segment to our Liquid Pipelines and Services segment; and

•	our Chalmette System assets have been moved from our Natural Gas Transportation Services segment to our Offshore Pipelines and Services segment.

These reporting changes do not impact our previously reported consolidated financial results, but our prior period segment results have been recast to reflect the changes.

Subsequent to the dispositions of Refined Products and Marine Products, we eliminated the Terminalling Services segment and, we currently operate through the remaining four reportable segments. See further discussion of our dispositions in Note 5. Dispositions.

Segment Gross Margin

Our Chief Executive Officer serves as our Chief Operating Decision Maker and evaluates the performance of our reportable segments primarily on the basis of segment gross margin, which is our segment measure of profitability. We define segment gross margin for each segment as summarized below:

Gas Gathering and Processing Services – total revenue plus unconsolidated affiliate earnings less unrealized gains (losses) on commodity derivatives, construction and operating management agreement income and less the cost of sales.

Liquid Pipelines and Services – total revenue plus unconsolidated affiliate earnings less unrealized gains (losses) on commodity derivatives and construction and operating management agreement income less the cost of sales. Substantially all of our gross margin in this segment is fee-based or fixed-margin, with little to no direct commodity price risk.

Natural Gas Transportation Services – total revenue plus unconsolidated affiliate earnings and construction and operating management agreement income less the cost of sales. Substantially all of our gross margin in this segment is fee-based or fixed-margin, with little to no direct commodity price risk.

Offshore Pipelines and Services – total revenue plus unconsolidated affiliate earnings less the cost of sales. Substantially all of our gross margin in this segment is fee-based or fixed-margin, with little to no direct commodity price risk.

Terminalling Services – total revenue less cost of sales and direct operating expense which includes direct labor, general materials and supplies and direct overhead.

The following tables set forth our segment financial information for the periods indicated (in thousands):

	December 31, 2018
	Gas Gathering and Processing Services	Liquid Pipelines and Services	Natural Gas Transportation Services	Offshore Pipelines and Services	Terminalling Services	Total
Revenue	$175,597	$450,515	$59,663	$72,180	$45,363	$803,318
Gains on commodity derivatives, net	311	1,725	—	—	—	2,036

Total revenue	175,908	452,240	59,663	72,180	45,363	805,354

Operating expenses:
Cost of sales	124,379	423,519	23,207	8,050	12,885	592,040
Direct operating expenses					9,664	87,677
Corporate expenses						89,706
Termination fee						17,000
Depreciation, amortization and accretion expense						87,171
Gain on sale of assets, net						(95,118)
Impairment of long-lived assets and intangible assets						1,610

Total operating expenses						780,086

Operating income						25,268
Other income (expense), net:
Interest expense, net of capitalized interest						(82,410)
Other income (expense), net						560
Earnings in unconsolidated affiliates	—	11,954	—	69,975	—	81,929

Income from continuing operations before income taxes						25,347
Income tax expense						(32,995)

Loss from continuing operations						(7,648)
Net income attributable to non-controlling interests						(116)

Net loss attributable to the Partnership						$(7,764)

Segment gross margin	$51,888	$40,542	$36,130	$134,106	$22,814

	December 31, 2017
	Gas Gathering and Processing Services	Liquid Pipelines and Services	Natural Gas Transportation Services	Offshore Pipelines and Services	Terminalling Services	Total
Revenue	$150,252	$343,724	$47,899	$55,138	$54,541	$651,554
(Losses) gains on commodity derivatives, net	(340)	221	—	—	—	(119)

Total revenue	149,912	343,945	47,899	55,138	54,541	651,435

Operating expenses:
Cost of sales	101,981	309,166	24,516	8,993	12,715	457,371
Direct operating expenses					11,871	82,256
Corporate expenses						112,058
Depreciation, amortization and accretion expense						103,448
Loss on sale of assets, net						(4,063)
Impairment of long-lived assets and intangible assets						116,609
Impairment of goodwill						77,961

Total operating expenses						945,640

Operating loss						(294,205)
Other income (expenses), net:
Interest expense, net of capitalized interest						(66,465)
Other income, net						36,254
Earnings in unconsolidated affiliates	—	5,226	—	57,824	—	63,050

Loss from continuing operations before income taxes						(261,366)
Income tax expense						(1,235)

Loss from continuing operations						(262,601)
Income from discontinued operations including gain on disposition						44,095

Net loss						(218,506)
Net income attributable to non-controlling interests						(4,473)

Net loss attributable to the Partnership						$(222,979)

Segment gross margin	$48,053	$39,870	$23,005	$103,970	$29,956

	December 31, 2016
	Gas Gathering and Processing Services	Liquid Pipelines and Services	Natural Gas Transportation Services	Offshore Pipelines and Services	Terminalling Services	Total
Revenue	$120,920	$331,287	$40,108	$47,314	$51,014	$590,643
Losses on commodity derivatives, net	(833)	(341)	—	(7)	(436)	(1,617)

Total revenue	120,087	330,946	40,108	47,307	50,578	589,026

Operating expenses:
Cost of sales	68,955	288,735	21,288	3,049	11,324	393,351
Direct operating expenses					8,205	71,544
Corporate expenses						89,438
Depreciation, amortization and accretion expense						90,882
Loss on sale of assets, net						688
Impairment of long-lived assets and intangible assets						697
Impairment of goodwill						2,654

Total operating expenses						649,254

Operating loss						(60,228)
Operating income (expense), net:
Interest expense, net of capitalized interest						(21,433)
Other income						254
Earnings in unconsolidated affiliates	—	2,070	—	38,088	—	40,158

Loss from continuing operations before income taxes						(41,249)
Income tax expense						(2,580)

Loss from continuing operations						(43,829)
Loss from discontinued operations, net of tax						(4,715)

Net loss						(48,544)
Net income attributable to non-controlling interests						(2,766)

Net loss attributable to the Partnership						$(51,310)

Segment gross margin	$50,040	$44,161	$18,616	$82,346	$31,050

Summarized in the table below is additional information per segment (in thousands):

	December 31,
	2018	2017
Segment assets:
Gas Gathering and Processing Services	$400,052	$407,814
Liquid Pipelines and Services	426,831	421,735
Natural Gas Transportation Services	271,890	268,122
Offshore Pipelines and Services	531,400	547,283
Terminalling Services	—	235,081
Other (1)	57,523	43,431

Total assets	$1,687,696	$1,923,466

Investment in unconsolidated affiliates:
Liquid Pipelines and Services	$69,523	$38,957
Offshore Pipelines and Services	268,273	309,477

Total investment in unconsolidated affiliates	$337,796	$348,434

(1)	Other assets not allocable to segments consist of restricted cash, corporate leasehold improvements and other miscellaneous assets.

The following table sets forth capital expenditures for the years ended December 31, 2018 and 2017, by segment (in thousands):

	Year Ended December 31,
	2018	2017
Capital expenditures
Gas Gathering and Processing Services	$35,131	$15,689
Liquid Pipelines and Services	18,750	9,313
Natural Gas Transportation Services	4,726	35,498
Offshore Pipelines and Services	24,939	38,300
Terminalling Services	6,819	8,443
Corporate	6,257	6,746

Total capital expenditures (1)	$96,622	$113,989

(1)	Capital expenditures exclude expenditures made for the Propane Business of $ 3.1 million for the year 2017, as the business was sold in 2017.

24. Quarterly Financial Data (Unaudited)

Summarized unaudited quarterly financial data for 2018 and 2017 are as follows (in thousands, except per unit amounts):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter (1)(2)(3)
Year Ended December 31, 2018 (4)
Total revenues	$205,829	$220,217	$202,346	$176,962
Operating (loss) income	(12,377)	(7,641)	67,164	(21,878)
Net (loss) income from continuing operations, net of tax	(13,838)	(17,274)	38,183	(14,719)
Net income attributable to noncontrolling interest	45	13	25	33
Net (loss) income attributable to the Partnership	(13,883)	(17,287)	38,158	(14,752)
General Partner’s Interest in net (loss) income	(181)	(225)	504	(199)
Limited Partners’ Interest in net (loss) income	$(13,702)	$(17,062)	$37,654	$(14,553)

Limited Partners’ (loss) income per unit:
(Loss) income from continuing operations	$(0.42)	$(0.48)	$0.56	$(0.41)

Net (loss) income	$(0.42)	$(0.48)	$0.56	$(0.41)

Year Ended December 31, 2017
Total revenues	$164,078	$162,030	$162,290	$163,037
Operating loss	(24,457)	(25,574)	(20,616)	(223,558)
Net (loss) income from continuing operations, net of tax	(28,171)	(25,901)	11,806	(220,335)
(Loss) income from discontinued operations, net of tax	(710)	(1,801)	44,696	1,910
Net income attributable to noncontrolling interest	1,303	1,462	621	1,087
Net (loss) income attributable to the Partnership	(30,184)	(29,164)	55,881	(219,512)
General Partner’s Interest in net (loss) income	(420)	(375)	697	(2,883)
Limited Partners’ Interest in net (loss) income	$(29,764)	$(28,789)	$55,184	$(216,629)

Limited Partners’ (loss) income per unit:
(Loss) income from continuing operations	$(0.74)	$(0.69)	$0.05	$(4.32)
(Loss) income from discontinued operations	(0.01)	(0.03)	0.86	0.03

Net (loss) income	$(0.75)	$(0.72)	$0.91	$(4.29)

(1)

We recognized no goodwill impairment charges in 2018. We recognized goodwill impairment charges of $78.0 million in the fourth quarter of 2017. See Note 10. Goodwill and Intangible Assets, Net for more information.

(2)

We recognized asset impairment charges of $1.6 million and $116.6 million in the fourth quarters of 2018 and 2017, respectively. The $1.6 million impairment charges in 2018 are related to our property, plant and equipment, as discussed in Note 9. Property, Plant and Equipment. Of the $116.6 million impairment charges in 2017, $103.9 million are related to our property, plant and equipment and $12.7 million are related to intangible assets, as discussed in Note 9. Property, Plant and Equipment and Note 10. Goodwill and Intangible Assets, Net.

(3)

Total revenues and cost of sales for the fourth quarter of 2017 have been reduced by approximately $13.7 million primarily due to an out-of-period adjustment recorded during the quarter related to an error in gross versus net revenue recognition. This adjustment did not have a material impact to revenue for any prior quarters and had no impact to operating loss, net income (loss) or segment margin for any period.

(4)

Total revenues and cost of sales for the first quarter of 2018 are overstated by approximately $10.0 million due to an error in gross versus net revenue recognition. Total revenues for the fourth quarter of 2018 have been reduced by approximately $10.0 million to correct this error out-of-period. This adjustment did not have an impact to operating (loss) income, net income (loss) or segment gross margin for any period.

In addition, net (loss) from continuing operations, net of tax for the fourth quarter of 2018 has been reduced by approximately $7.8 million primarily due to an out-of-period adjustment recorded during the quarter related to an error in recording earnings in unconsolidated affiliates. This adjustment did not have a material impact to net income (loss) or segment gross margin for any period and had no impact to revenue or operating (loss) income.

25. Subsequent Events

Merger Agreement

On March 17, 2019, we entered into the Merger Agreement with our General Partner, Proposed Parent, Proposed Merger Sub, and HPIP providing for the Proposed Merger. Upon the terms and subject to the conditions set forth in the Merger Agreement, the separate existence of Proposed Merger Sub will cease and the Partnership will survive and continue to exist as a Delaware limited partnership and direct subsidiary of our General Partner and Proposed Parent. If the Pending Merger is completed, each common unit outstanding immediately prior to the effective time of the Pending Merger, other than those held by Proposed Parent and its affiliates, will be converted into the right to receive $5.25 in cash, to be paid without interest and reduced by any applicable tax withholding. Upon completion of the transactions contemplated by the Merger Agreement, we will continue to exist as a limited partnership, but will no longer have publicly listed or traded units.

Under the Partnership Agreement, the Pending Merger is required to be approved by a majority of the outstanding common units and preferred units, voting as a class, and each class of preferred units. Affiliates of ArcLight own approximately 51% of such voting power and prior to the execution of the Merger Agreement, affiliates of ArcLight delivered to the Partnership a written consent approving the Pending Merger. As such, the Pending Merger has been approved by the limited partners of the Partnership, and the Partnership will not hold a meeting of its unitholders to approve the merger.

Credit Agreement Waiver

We entered into a Letter Agreement (the “Waiver”), effective as of March 26, 2019, with a syndicate of lenders and Bank of America, N.A., as administrative agent, to waive certain covenants contained in the Credit Agreement that (i) require us to provide audited financial statements that are not subject to any “going concern” or like qualification or exception, or any qualification or exception as to the scope of such audit and (ii) limit our ability to report the existence of a material weakness in the Partnership’s internal control over financial reporting (the “Financial Statements Audit Requirement”). Additionally, the Waiver extends the deadline under the Credit Agreement by which we are required to deliver to the administrative agent certain financial statements (the “Financial Statements Delivery Deadline”). Under the terms and conditions set forth in the Waiver, certain lenders (as required in our Credit Agreement) agreed to extend the Financial Statements Delivery Deadline to April 30, 2019.

As the renewal or refinance of the Credit Agreement remains uncertain, the audited financial statements contained in this Form 10-K include a note regarding our ability to continue as a going concern. Prior to our entry into the Waiver, the existence of this going concern qualification in our audited financial statements would have constituted an event of default under the Credit Agreement. Pursuant to the Waiver, the administrative agent and certain lenders (as required by the Credit Agreement) have waived the Financial Statements Audit Requirement for the fiscal year ended December 31, 2018. Although we entered into the Waiver to address the event of default otherwise arising pursuant to the existence of a going concern note and material weakness exception in our audited financial statements contained in this Form 10-K, there is no guarantee that our lenders will agree to waive events of default or potential events of default in the future.